Form 10-K, Exhibit 13
period 1993-12-31
ROUSE COMPANY
filed 1994-03-31
CIK 85388

Exhibit 13.  Annual report to security holders


The annual report to shareholders has not been completed as of this filing and will be filed with the Securities and Exchange Commission in its entirety on or before April 5, 1994.

The financial section of the annual report, which is incorporated by reference, is final and is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 1993.

                 REPORT OF INDEPENDENT REAL ESTATE CONSULTANTS


- --------------------------------------------------------------------------------

Landauer Associates, Inc.
335 Madison Avenue
New York, New York 10017
212-687-2323
Telex: 710-581-2012

[LOGO OF LANDAUER APPEARS HERE]


KPMG Peat Marwick and
The Board of Directors and Shareholders
The Rouse Company:

   We have reviewed estimates of the market value of equity and other interests in certain real property owned and/or managed by The Rouse Company (the Company) and its subsidiaries as of December 31, 1993 and 1992. The properties reviewed at December 31, 1993 include all the projects identified as "In Operation" on the "Projects of The Rouse Company" table on pages 56 through 60 of the Annual Report for 1993, properties held for development and sale, and certain parcels of land in development. The properties reviewed at December 31, 1992 were the same, except for the properties which were opened or disposed of during 1993.

   The total values of its equity and other interests estimated by the Company were $2,227,151,000 and $1,884,179,000 at December 31, 1993 and 1992,
respectively.

   Based upon our review, we concur with the Company's estimates of the total value of the property interests appraised. In our opinion, the aggregate value estimated by the Company varies less than 10% from the aggregate value we would estimate in a full and complete appraisal of the same interests. A variation of less than 10% between appraisers implies substantial agreement as to the most probable market value of such property interests.

   The data used in our review were supplied to us in summary form by the Company. We have relied upon the Company's interpretation and summaries of leases, operating agreements, mortgages and partnership, joint venture and management agreements. We have had complete and unrestricted access to all underlying documents and have confirmed certain information by reference to such documents. We have found no discrepancies in the data and, to the best of our knowledge, believe all such data to be accurate and complete. The basic assumptions used by the Company and the individual value estimates prepared by the Company were, in our opinion, fair and reasonable. No assumption has been made with respect to a bulk sale of the entire holdings or groups of property interests. We have also physically inspected, within the past three years, substantially all of the properties which were reviewed.

   We certify that neither Landauer Associates, Inc. nor the undersigned have any present or prospective interest in the Company's properties, and we have no personal interest or bias with respect to the parties involved. To the best of our knowledge and belief, the facts upon which the analysis and conclusions were based are materially true and correct. No one, other than the undersigned assisted by members of our staff, performed the analyses and reached the conclusions resulting in the opinion expressed in this letter. Our fee for this assignment was not contingent on any action or event resulting from the analysis, opinions, or conclusions in, or the use of, this review. Our review has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.


Sincerely,
Landauer Associates, Inc.

/s/ James C. Kafes                   /s/ Deborah A. Jackson

James C. Kafes, MAI, CRE             Deborah A. Jackson
Managing Director                    Senior Vice President
                                     Director of Retail Valuation

February 23, 1994

                       The Rouse Company and Subsidiaries
                        CONSOLIDATED COST BASIS AND
                     CURRENT VALUE BASIS BALANCE SHEETS

                  December 31, 1993 and 1992 (in thousands)
- --------------------------------------------------------------------------------



                                                        1993                            1992
                                             ----------------------------      --------------------------
                                             Current Value        Cost         Current Value      Cost
                                             Basis (note 1)       Basis        Basis (note 1)     Basis
                                             --------------     ---------      --------------    --------

Assets
Property (notes 4, 5, 6,
 10 and 16):
 Operating properties:
  Property and deferred
   costs of projects..............           $4,070,962         $2,821,303       $3,677,287     $2,607,794
  Less accumulated depreciation
   and amortization...............                                 429,070                         375,903
                                             ----------         ----------       ----------     ----------
                                              4,070,962          2,392,233        3,677,287      2,231,891


 Properties in development........               59,836             57,065           87,371         83,631

 Properties held for development
  and sale........................              154,911            131,827          168,830        135,954
                                             ----------         ----------       ----------     ----------
  Total property..................            4,285,709          2,581,125        3,933,488      2,451,476
                                             ----------         ----------       ----------     ----------


Prepaid expenses, deferred charges
  and other assets................              117,042            107,972          110,163        100,637


Accounts and notes receivable
  (note 7)........................               77,926             77,926           76,174         76,174


Investments in marketable
  securities......................               34,403             34,403           18,209         18,209


Cash and cash equivalents.........               73,556             73,556           79,785         79,785
                                             ----------         ----------       ----------     ----------


 Total............................           $4,588,636         $2,874,982       $4,217,819     $2,726,281
                                             ==========         ==========       ==========     ==========

The accompanying notes are an integral part of these statements.

- -------------------------------------------------------------------------------

                                                        1993                            1992
                                             ----------------------------      --------------------------
                                             Current Value        Cost         Current Value      Cost
                                             Basis (note 1)       Basis        Basis (note 1)     Basis
                                             --------------     ---------      --------------    --------

Liabilities
Debt (note 10):
 Property debt not carrying a
   Parent Company guarantee of
   repayment......................           $1,886,257         $1,886,257       $1,792,457     $1,792,457
                                             ----------         ----------       ----------     ----------

 Parent Company debt and debt
   carrying a Parent Company
   guarantee of repayment:
  Property debt...................              273,540            273,540          353,579        353,579
  Convertible subordinated
    debentures....................              122,850            130,000          230,000        230,000
  Other debt......................              131,668            120,700           57,706         57,706
                                             ----------         ----------       ----------     ----------
                                                528,058            524,240          641,285        641,285
                                             ----------         ----------       ----------     ----------
  Total debt......................            2,414,315          2,410,497        2,433,742      2,433,742
                                             ----------         ----------       ----------     ----------

Obligations under capital leases
  (note 16).......................               63,099             63,099           65,241         65,241

Accounts payable, accrued expenses
and other liabilities.............              209,256            209,256          182,499        182,499

Commitments and contingencies
 (notes 16 and 17)

Deferred income taxes (note 12)...              376,360             78,979          347,441         79,647

Shareholders' equity
 (notes 14, 15 and 18)
Series A Convertible Preferred
 stock of 1c par value per share;
 50,000,000 shares authorized;
 issued 4,025,000 shares in 1993
 with a  liquidation preference
 of $201,250......................                   40                 40               --             --
Common stock of 1c par value per
 share; 250,000,000 shares
 authorized; issued 47,562,226
 shares in 1993 and 47,292,433
 shares in 1992...................                  476                476              473            473
Additional paid-in capital........              281,533            281,533           83,450         83,450
Accumulated deficit...............             (168,898)          (168,898)        (118,771)      (118,771)
Revaluation equity................            1,412,455                --         1,223,744            --
                                             ----------         ----------       ----------     ----------
 Total shareholders' equity
  (deficit).......................            1,525,606            113,151        1,188,896        (34,848)
                                             ----------         ----------       ----------     ----------


  Total...........................           $4,588,636         $2,874,982       $4,217,819     $2,726,281
                                             ==========         ==========       ==========     ==========

                      The Rouse Company and Subsidiaries
               CONSOLIDATED COST BASIS STATEMENTS OF OPERATIONS

                Years ended December 31, 1993, 1992 and 1991
                    (in thousands, except per share data)

- --------------------------------------------------------------------------------

                                                  1993       1992       1991
                                                --------   --------   --------

Revenues..................................      $646,805   $597,105   $573,498

Operating expenses, exclusive of
 provision for bad debts,depreciation
 and amortization.........................       352,217    331,365    320,610
Interest expense (note 10)................       210,806    206,809    198,295
Provision for bad debts...................         4,741      6,297      7,345
Depreciation and amortization (note 4)....        70,200     68,163     65,735
Gain (loss) on dispositions of assets and
 other provisions, net (note 13)..........        (5,769)    (5,254)    23,732
                                                --------   --------   --------

 Earnings (loss) before income taxes,
  extraordinary loss and cumulative
  effect of change in accounting
  principle...............................         3,072    (20,783)     5,245
                                                --------   --------   --------

Income tax benefit (provision) (note 12):
 Current--state...........................          (760)      (352)      (428)
 Deferred--primarily Federal..............        (3,603)     5,286     (2,393)
                                                --------   --------   --------
                                                  (4,363)     4,934     (2,821)
                                                --------   --------   --------

 Earnings (loss) before extraordinary
  loss and cumulative effect of change
  in accounting principle.................        (1,291)   (15,849)     2,424
                                                --------   --------   --------

Extraordinary loss from extinguishment of
 debt,net of related income tax
 benefit (note 10)........................        (8,051)      (348)       (90)

Cumulative effect at January 1, 1991 of
 change in accounting for income taxes
 (note 12)................................            --         --     13,463
                                                --------   --------   --------

 Net earnings (loss)......................      $ (9,342)  $(16,197)  $ 15,797
                                                ========   ========   ========

Earnings (loss) per share of common stock
 after provision for dividends on Preferred
 stock (notes 14 and 18):
 Earnings (loss) before extraordinary
  loss and cumulative effect of change in
  accounting principle....................      $   (.27)  $   (.33)  $    .05
 Extraordinary loss.......................          (.17)      (.01)        --
 Cumulative effect of change in
  accounting principle....................            --         --        .28
                                                --------   --------   --------
  Total...................................      $   (.44)  $   (.34)  $    .33
                                                ========   ========   ========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries
                     CONSOLIDATED COST BASIS STATEMENTS OF
                             SHAREHOLDERS' EQUITY

          Years ended December 31, 1993, 1992 and 1991 (in thousands)

- --------------------------------------------------------------------------------


                                                   Series A
                                                 Convertible                   Additional
                                                  Preferred       Common         paid-in      Accumulated
                                                     stock         stock         capital        deficit
                                                 ------------     -------      -----------    -----------
Balance at December 31, 1990..................       $--           $481         $ 85,521      $ (60,663)

Net earnings..................................        --             --               --         15,797
Dividends on common stock -- $.60 per share...        --             --               --        (28,893)
Proceeds from exercise of stock options, net..        --              1              395             --
Amortization of restricted common stock.......        --             --            3,203             --
Cumulative effect at January 1, 1991 of
 change in accounting for income taxes
 (note 12)....................................        --             --            1,486             --
                                                     ---           ----         --------      ---------

Balance at December 31, 1991..................        --            482           90,605        (73,759)

Net loss......................................        --             --               --        (16,197)
Dividends on common stock -- $.60 per share...        --             --               --        (28,815)
Proceeds from exercise of stock options, net..        --              1              578             --
Amortization of restricted common stock.......        --             --            2,782             --
Repurchase of common stock (note 15)..........        --            (10)         (11,990)            --
Issuance of warrants to purchase common stock
  (note 15)...................................        --             --            1,475             --
                                                     ---           ----         --------      ---------

Balance at December 31, 1992..................        --            473           83,450       (118,771)

Net loss......................................        --             --               --         (9,342)
Dividends on common stock -- $.62 per share...        --             --               --        (29,404)
Proceeds from exercise of stock options, net..        --              3              446             --
Amortization of restricted common stock.......        --             --            2,068             --
Proceeds from issuance of Preferred
   stock (note 14)............................        40             --          195,569             --
Dividends on Preferred stock -- $2.83 per
 share........................................        --             --               --        (11,381)
                                                     ---           ----         --------      ---------

Balance at December 31, 1993..................       $40           $476         $281,533      $(168,898)
                                                     ===           ====         ========      =========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries
               CONSOLIDATED COST BASIS STATEMENTS OF CASH FLOWS

          Years ended December 31, 1993, 1992 and 1991 (in thousands)

- --------------------------------------------------------------------------------


                                                  1993       1992       1991
                                                ---------  ---------  ---------

Cash flows from operating activities
Rents and other revenues received............. $ 600,594  $ 556,510  $ 541,968
Proceeds from land sales......................    33,830     29,670     30,398
Interest received.............................     9,712     10,220      9,313
Land development expenditures.................   (20,407)   (19,988)   (18,730)
Operating expenditures:
  Operating properties........................  (309,130)  (298,672)  (283,461)
  Land sales, development and corporate.......    (9,034)    (9,776)   (16,057)
Interest paid:
  Operating properties........................  (184,278)  (179,140)  (178,501)
  Land sales, development and corporate.......   (20,138)   (22,194)   (17,704)
                                               ---------  ---------  ---------

  Net cash provided by operating activities...   101,149     66,630     67,226
                                               ---------  ---------  ---------

Cash flows from investing activities
Expenditures for properties in development
 and improvements to existing properties
 funded by debt...............................   (87,243)   (83,377)   (92,888)
Expenditures for property acquisitions........   (34,967)   (38,806)    (1,187)
Expenditures for improvements to existing
 properties funded by cash provided by
 operating activities:
   Tenant leasing and remerchandising.........    (7,374)   (10,468)   (10,776)
   Building and equipment.....................    (5,967)   (13,508)    (9,497)
Proceeds from sales of operating properties...        --         --     11,661
Purchases of marketable securities............   (88,594)   (21,421)   (14,410)
Proceeds from redemptions or sales of
 marketable securities........................    72,400     28,217     28,663
Other.........................................    (2,701)    (5,473)    (7,776)
                                               ---------  ---------  ---------

   Net cash used in investing activities......  (154,446)  (144,836)   (96,210)
                                               ---------  ---------  ---------


Cash flows from financing activities
Proceeds from issuance of property debt.......   358,995    206,298    135,060
Repayments of property debt:
   Scheduled principal payments...............   (20,735)   (17,907)   (20,101)
   Other payments.............................  (405,772)   (73,494)   (62,343)
Proceeds from issuance of other debt..........   120,329     16,033     10,000
Repayments of other debt......................  (160,657)    (3,912)   (16,626)
Proceeds from issuance of Preferred stock.....   195,609         --         --
Proceeds from exercise of stock options.......       449        579        396
Dividends paid................................   (41,150)   (28,683)   (29,115)
                                               ---------  ---------  ---------

   Net cash provided by financing activities..    47,068     98,914     17,271
                                               ---------  ---------  ---------

Net increase (decrease) in cash and cash
 equivalents.................................. $  (6,229) $  20,708  $ (11,713)
                                               =========  =========  =========

The accompanying notes are an integral part of these statements.

- --------------------------------------------------------------------------------


                                                   1993       1992       1991
                                                 ---------  ---------  --------

Reconciliation of Net Earnings (Loss) to Net
 Cash Provided by Operating Activities

Net earnings (loss)............................  $ (9,342)  $(16,197) $ 15,797
Adjustments to reconcile net earnings (loss)
 to net cash provided by operating activities:
 Depreciation and amortization.................    70,200     68,163    65,735
 (Gain) loss of dispositions of assets and
  other provisions, net........................     5,769      5,254   (23,732)
 Extraordinary loss from extinguishment of debt     8,051        348        90
 Cumulative effect of change in accounting
  principle....................................        --         --   (13,463)
 Additions to pre-construction reserve.........     2,900      3,050     3,983
 Provision for bad debts.......................     4,741      6,297     7,345
 Decrease (increase) in:
  Other assets.................................      (770)    (6,414)    4,346
  Accounts and notes receivable................    (3,010)    (7,273)    1,339
 Increase in accounts payable, accrued
  expenses and other liabilities...............    21,437     14,105     5,233
 Deferred income taxes (benefit)...............     3,603     (5,286)    2,393
 Other.........................................    (2,430)     4,583    (1,840)
                                                 --------   --------  --------

Net cash provided by operating activities......  $101,149   $ 66,630  $ 67,226
                                                 ========   ========  ========

- --------------------------------------------------------------------------------

                                                   1993       1992      1991
                                                 --------   --------  --------

Schedule of Non-Cash Investing and Financing
 Activities
Mortgage and other debt assumed in connection
 with acquisitions of interests in properties..  $ 71,995   $     --  $ 14,527
Termination of capital lease obligation on
 disposition of an interest in a property......        --     17,000        --
Debt issued in connection with purchase of
 common stock of the Company...................        --     12,000        --
Reduction in a capital lease obligation due to
 a modification of terms.......................        --      4,139        --
Value of non-cash consideration given in
 connection with acquisitions of interests in
 properties....................................    13,416         --    16,100
Mortgage debt assumed by others in connection
 with the sale of an interest in a property....        --         --     1,362
Capital lease obligations incurred.............     1,541      2,509     2,731
                                                 ========   ========  ========

                      The Rouse Company and Subsidiaries

                CONSOLIDATED CURRENT VALUE BASIS STATEMENTS
                      OF CHANGES IN REVALUATION EQUITY

          Years ended December 31, 1993, 1992 and 1991 (in thousands)
- --------------------------------------------------------------------------------

                                           1993          1992          1991
                                        ----------    ----------    ----------

Revaluation equity at beginning of
 year................................   $1,223,744    $1,256,742    $1,444,749
Revaluation equity attributable to
 interests in operating
 properties sold or disposed.........           --        (4,929)      (24,353)
                                        ----------    ----------    ----------
                                         1,223,744     1,251,813     1,420,396
                                        ----------    ----------    ----------

Change in value of interests in
 operating properties in operation
 during entire year..................      226,258       (57,990)     (177,070)
Value of interests in operating
 properties opened or acquired.......        7,075        20,494            --
Change in value of land in
 development and properties
 held for development and sale,
 including effects of sales and
 transfers to operating properties...      (10,761)       (2,330)       (8,579)
                                        ----------    ----------    ----------

  Change in value of interests in
   operating properties,
   land in development and properties
   held for
   development and sale...............     222,572       (39,826)     (185,649)

Change in value of other property....         (456)         (348)         (633)
Change in value attributable to debt,
 exclusive of operating property debt       (3,818)           --            --
Change in present value of potential
 income taxes, net of cost
 basis deferred income taxes.........      (29,587)       12,105        22,628
                                        ----------    ----------    ----------
                                           188,711       (28,069)     (163,654)
                                        ----------    ----------    ----------

Revaluation equity at end of year....   $1,412,455    $1,223,744    $1,256,742
                                        ==========    ==========    ==========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1993, 1992 and 1991

- --------------------------------------------------------------------------------

(1) Current value basis
    financial statements


(a) Current value reporting

The Company's interests in operating properties, properties held for development and sale and certain other assets have appreciated in value and, accordingly, their current values exceed their cost basis net book values determined in conformity with generally accepted accounting principles. These values are reported in the current value basis financial statements. Management believes that the current value basis financial statements more realistically reflect the underlying financial strength of the Company.

   The current values of the interests in operating properties, including interests in unconsolidated real estate ventures, represent management's estimates of the value of these assets primarily as investments. These values will generally be realized through future cash flows generated by the operation of these properties over their economic lives. The current values of properties held for development and sale represent management's estimates of the value of these assets under long-term development and sales programs.

   The current value basis financial statements are not intended to present the current liquidation values of individual assets or groups of assets or the liquidation value of the Company or its net assets taken as a whole.

   Shareholders' equity on a current value basis was $1,525,606,000 or $26.75 per share of common stock at December 31, 1993 and $1,188,896,000 or $25.50 per share of common stock at December 31, 1992. The per share calculation at December 31, 1993 assumes the conversion of the Preferred stock. The per share calculation at December 31, 1992 assumes the conversion of the convertible subordinated debentures. At December 31, 1993, the debentures were not assumed to be converted because the market value of the debentures was included in the current value basis financial statements. This change did not have a material effect on the per share calculation at December 31, 1993.

(b) Bases of valuation

Interests in operating properties--The current value of the Company's interests in operating properties is the Company's share (based on its underlying ownership interest) of each property's equity value (i.e., the present value of its forecasted net cash flow and residual value, if applicable, after deducting payments on the debt specifically related to the property) plus the outstanding balance of related debt. The current value of the Company's interests in unconsolidated real estate ventures is the present value of the Company's share of forecasted net cash flow, including incentive management fees, and residual value of the respective real estate ventures.

   The forecasts of net cash flow are based on an evaluation of the history and future of each property and are supported by market studies, analyses of tenant lease terms and projected sales performance and estimates of revenues and oper-ating expenses over projection periods of generally eleven years.

   The present values of forecasted net cash flows are determined using internal rates of return which vary by project and between years as investor yield requirements change. The resulting values recognize the considerable differences between properties in terms of quality, age, outlook and risk as well as the prevailing yield requirements of investors for income-producing properties.

Properties in development--Properties in development are carried at the same amounts as in the cost basis financial statements except that certain parcels of land are carried at their estimated current values. Management believes that properties in development have values in excess of stated costs, but has taken the conservative position of not recognizing any value increment until these properties are completed and operating.

- -------------------------------------------------------------------------------

   Properties held for development and sale--The current value of properties held for development and sale is based on the present value of forecasted net cash flows under development and sales programs. These programs set forth the proposed timing and cost of all improvements necessary to bring the properties to saleable condition, the pace and price of sales and the costs to administer the programs and sell the properties.

   Debt--Debt and obligations under capital leases specifically relating to interests in operating properties are carried at the same amount as in the cost basis balance sheets since the value of the Company's equity interest in each property is based on net cash flow after payments on the debt or leases. The current values of publicly-traded debt not specifically related to interests in properties are determined using quoted market prices. The current values of other debt and obligations under capital leases are carried at the same amount as in the cost basis balance sheets since the difference between the stated and estimated market interest rates for such obligations is not material. At December 31, 1992, the current values of publicly-traded debt not specifically related to interests in properties were carried at the same amount as in the cost basis balance sheet since the market value of such debt was not materially different from the recorded amount.

   Deferred income taxes--Because the current value basis financial statements presume that values will be realized over the long-term through operating cash flows and not through liquidation, the deferred income tax obligation on a current value basis represents an estimate of the present value of income tax payments which may be made based on projections of taxable income through 2047. The projections of taxable income reflect all allowable deductions permitted under the Internal Revenue Code. The discount rates used to compute the present value of income tax payments are based on the internal rates of return used to compute the current values of assets, adjusted to reflect the Company's assessment of the greater uncertainty with respect to the ultimate timing and amounts of income tax payments.

   Other assets and liabilities--Substantially all other assets and liabilities are carried in the current value basis balance sheets at the lower of cost or net realizable value--the same stated value as in the cost basis balance sheets.

   The application of the foregoing methods for estimating current value, including the potential income tax payments, represents the best judgment of management based upon its evaluation of the current and future economy and investor rates of return at the time such estimates were made. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors, and management's evaluation of them, change.

   The current value basis financial statements have been and will continue to be an integral part of the Company's annual report to shareholders but, consistent with previous practice, current value information will not be presented as part of the Company's quarterly reports to shareholders. The extensive market research, financial analysis and testing of results required to produce reliable current value information make it impractical to report this information on an interim basis.

(c) Revaluation equity

The aggregate difference between the current value basis and cost basis of the Company's assets and liabilities is reported as revaluation equity in the shareholders' equity section of the consolidated current value basis balance sheets. The components of revaluation equity at December 31, 1993 and 1992 are as follows (in thousands):

- -------------------------------------------------------------------------------

                                                1993               1992
                                            ------------        -----------

Value of interests in operating properties:
  Retail centers.........................   $ 1,908,831         $ 1,608,792
  Office, mixed-use and other............       175,556             148,859
Value of properties held for development
 and sale................................       132,387             111,762
Value of land in development.............        10,377              14,766
                                            ------------        -----------
  Total equity value.....................     2,227,151           1,884,179
Debt related to equity interests.........     2,111,279           2,073,964
                                            ------------        -----------
  Total asset value......................     4,338,430           3,958,143
Depreciated cost of interests in
 operating properties and costs
 of properties held  for development
 and sale, land in development and
 certain other assets....................    (2,633,846)         (2,476,131)
Present value of potential income taxes
 related to revaluation equity, net of
 cost basis deferred income taxes........      (297,381)           (267,794)
Other, net...............................         5,252               9,526
                                            ------------        -----------
  Total revaluation equity...............   $ 1,412,455         $ 1,223,744
                                            ============        ===========


(2) Summary of significant accounting policies

(a) Description of business

The Company is engaged in the acquisition, development and management of a diversified portfolio of income-producing properties located across the United States and in land development and sales, primarily in Columbia, Maryland. The income-producing properties consist of retail centers, office buildings and mixed-use and other properties. The retail centers are primarily regional and urban shopping centers. Office properties are primarily suburban buildings or components of mixed-use properties which also include retail and other uses.

(b) Principles of consolidation

The consolidated financial statements include the accounts of The Rouse Company, all subsidiaries and partnerships in which it has a majority interest and control and the Company's proportionate share of the assets, liabilities, revenues and expenses of unincorporated real estate ventures in which it has joint interest and control with other venturers. Investments in ventures which represent less than a 20% interest are accounted for using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.

(c) Property

The Company capitalizes construction and development costs of projects and costs of developing land and other property for sale. Certain other costs associated with the financing, leasing and opening of projects are capitalized as deferred costs of projects and are amortized over the periods benefited by the expenditures.

   The pre-construction stage of project development includes efforts and related costs to secure land control and zoning and complete other initial tasks which are essential to the development of a project. These costs are transferred to construction and development in progress when the pre-construction tasks are completed. The Company provides for the costs of potentially unsuccessful pre-construction efforts by charges to operations.

   Depreciation is computed by the straight-line method. The annual rate of depreciation for most of the Company's retail centers is based on a 55 year composite life and a salvage value of approximately 10%, producing an effective annual rate of depreciation for new properties of 1.8% of depreciable cost. The other retail centers, all office buildings and other properties are generally depreciated using composite lives ranging primarily from 40 years to 50 years, producing effective annual rates of depreciation for such properties ranging from 2.5% to 2.0%.

   Maintenance and repair costs are expensed against operations as incurred, while significant improvements, replacements and major renovations are capitalized.

- --------------------------------------------------------------------------------

(d) Sales of property

Gains from sales of operating properties and revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and any subsequent involvement by the Company with the properties sold are met. Gains or revenues relating to transactions which do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. For land sale transactions under terms of which the Company is required to perform additional services and incur significant costs after title has passed, revenues and costs of sales are recognized proportionately on a percentage of completion basis.

   Cost of land sales is generally determined as a specified percentage of land sales recognized for each land development project. The cost percentages used are based on estimates of development costs and sales revenues to completion of each project and are revised periodically for changes in estimates or in development plans. The specific identification method is used to determine cost of sales of certain parcels of land.

(e) Accounting for leases

Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments thereunder, less the estimated residual values of the leased properties, are accounted for as receivables. Leases which transfer substantially all the risks and benefits of ownership to the Company are considered capital leases and the present values of the minimum lease payments are accounted for as property and debt. Direct costs of negotiating and consummating the leasing of tenant spaces are deferred and expensed over the terms of the related leases.

   In general, minimum rent revenues are recognized when due from tenants; however, the straight-line basis, which averages annual minimum rents over the terms of leases, is used to recognize estimated collectible minimum rent revenues under leases which provide for varying rents over their terms.

(f) Income taxes

Effective January 1, 1991, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires, among other things, a change from the deferred method to the asset and liability method of accounting for deferred income taxes. The cumulative effect of this change as of January 1, 1991 is reported in the 1991 consolidated cost basis statements of operations and shareholders' equity.

   Under the asset and liability method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

(g) Investments in marketable securities and cash and cash equivalents

Investments with maturities at dates of purchase in excess of three months are classified as marketable securities. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. At December 31, 1993 and 1992, investments in marketable securities, carried at cost which approximates market value, consist primarily of U.S. government and agency obligations and include $4,422,000 and $12,378,000, respectively, which are restricted for use in the development of certain properties.

- --------------------------------------------------------------------------------

(3) Real estate ventures

The Company has joint interest and control with other venturers in various operating properties which are accounted for using the proportionate share method. These projects are managed by the Company. The consolidated financial statements include the Company's proportionate share of its historical cost of these projects and depreciation based on the Company's depreciation policies which differ, in certain cases, from those of the joint ventures.

   The condensed, combined balance sheets of these ventures and the Company's proportionate share of their assets, liabilities and equity at December 31, 1993 and 1992 and the condensed, combined statements of earnings of these ventures and the Company's proportionate share of their revenues and expenses for 1993, 1992 and 1991 are summarized as follows (in thousands):

                                                              Combined                  Proportionate Share
                                                       ------------------------       -------------------------
                                                         1993            1992          1993             1992
                                                       --------        --------       --------         --------
Total assets, primarily  property..................    $426,826        $552,114       $194,253         $274,486
                                                       ========        ========       ========         ========
Liabilities, primarily  long-term debt.............    $368,198        $484,406       $171,142         $242,355
Venturers' equity..................................      58,628          67,708         23,111           32,131
                                                       --------        --------       --------         --------
Total liabilities and  venturers' equity...........    $426,826        $552,114       $194,253         $274,486
                                                       ========        ========       ========         ========


                                                      Combined                                Proportionate Share
                                     -----------------------------------------        --------------------------------------
                                       1993             1992            1991            1993         1992             1991
                                     --------         --------        --------        --------      --------        --------
Revenues...................          $144,564         $163,414        $162,633        $66,432       $76,233         $78,891
Operating and interest
 expenses..................            87,290          112,858         108,627         40,689        53,098          53,117
Depreciation and
 amortization..............            12,396           13,983          13,241          3,833         4,925           3,821
                                     --------         --------        --------        --------      --------        --------
Net earnings...............           $44,878          $36,573         $40,765        $21,910       $18,210         $21,953
                                     ========         ========        ========        ========      ========        ========

   The Company holds minority interests in certain real estate ventures which are accounted for using the equity or cost methods, as appropriate. These projects are managed by the Company and the agreements relating to them generally provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels. The condensed, combined balance sheets of these ventures at December 31, 1993 and 1992 and their condensed combined statements of earnings for 1993, 1992 and 1991 are summarized as follows (in thousands):


                                                       1993          1992
                                                    ----------    ----------
Total assets, primarily property.................   $1,307,611    $1,303,730
                                                    ==========    ==========
Liabilities, primarily long-term debt............   $  468,352    $  440,615
Venturers' equity................................      839,259       863,115
                                                    ----------    ----------
Total liabilities and venturers' equity..........   $1,307,611    $1,303,730
                                                    ==========    ==========


                                            1993        1992          1991
                                          --------    --------      --------
Revenues................................  $197,333    $193,111      $193,756
Operating and interest expenses.........   142,740     141,184       139,358
Depreciation and amortization...........    36,768      34,897        34,688
                                          --------    --------      --------
Net earnings............................  $ 17,825    $ 17,030      $ 19,710
                                          ========    ========      ========

- -------------------------------------------------------------------------------

(4) Operating Properties

Property and deferred costs of projects at December 31, 1993 and 1992 are summarized as follows (in thousands):

                                                         1993           1992
                                                      ----------     ----------
Buildings and improvements........................... $2,346,074     $2,164,504
Land . . . ..........................................    155,580        133,566
Deferred costs.......................................    122,762        123,084
Investments in unconsolidated real estate ventures...     80,512         76,257
Furniture and equipment..............................     34,335         36,404
Receivables under finance leases.....................     82,040         73,979
                                                      ----------     ----------
    Total............................................ $2,821,303     $2,607,794
                                                      ==========     ==========

   Depreciation expense for 1993, 1992 and 1991 was $55,508,000, $51,834,000 and
$49,520,000, respectively. Amortization expense for 1993, 1992 and 1991 was $14,692,000, $16,329,000 and $16,215,000, respectively.

(5) Properties in development

Properties in development include construction and development in progress and pre-construction costs, net. The construction and development in progress accounts include land and land improvements of $12,521,000 at December 31, 1993 and $22,501,000 at December 31, 1992.

   Changes in pre-construction costs, net, for 1993 and 1992 are summarized as follows (in thousands):

                                                          1993           1992
                                                         -------        -------
Balance at beginning of year, before
  pre-construction reserve..........................     $17,741        $22,578
Costs incurred......................................      12,024          7,293
Costs transferred to construction and development
  in progress.......................................      (6,603)       (12,013)
Costs transferred to operating properties...........      (3,484)            --
Costs of unsuccessful projects written off..........      (1,205)          (117)
                                                         -------        -------
                                                          18,473         17,741
Less pre-construction reserve.......................      12,822         11,127
                                                         -------        -------
Balance at end of year, net.........................     $ 5,651        $ 6,614
                                                         =======        =======


(6) Properties held for development and sale

Properties held for development and sale include land and, in 1992, an industrial building acquired in connection with a land purchase. The building was transferred to operating properties during 1993.

   Properties held for development and sale at December 31, 1993 and 1992 are summarized as follows (in thousands):

                                                          1993           1992
                                                        --------       --------
Finished land.....................................      $ 11,410       $ 15,283
Land under development............................        70,027         92,394
Other land........................................        50,390         18,223
Building..........................................            --         10,054
                                                        --------       --------
    Total.........................................      $131,827       $135,954
                                                        ========       ========


- -------------------------------------------------------------------------------

(7) Accounts and notes receivable

Accounts and notes receivable at December 31, 1993 and 1992 are summarized as follows (in thousands):


                                                            1993        1992
                                                          --------    --------
Accounts receivable, primarily accrued rents and income
  under tenant leases.................................... $ 80,126    $ 79,583
Notes receivable, including secured notes of $11,285 in
  1993 and $9,111 in 1992................................   21,836      19,720
                                                          --------    --------
                                                           101,962      99,303
Less allowance for doubtful receivables..................   24,036      23,129
                                                          --------    --------
  Total.................................................. $ 77,926    $ 76,174
                                                          ========    ========

   Accounts and notes receivable due after one year were $59,226,000 and $51,438,000 at December 31, 1993 and 1992, respectively.

(8) Pension plans

The Company has a defined benefit pension plan (the "funded plan") covering substantially all employees. The Company's policy is to fund current service costs and amortization of unfunded accrued liabilities subject to the limits of the Internal Revenue Code. In addition, the Company has a non-qualified unfunded retirement plan (the "unfunded plan") covering employees whose defined benefits exceed the limits of the funded plan. Benefits under both pension plans are based on the participants' years of service and compensation over the terms of their employment.

   The net pension cost for the Company's pension plans includes the following components (in thousands):

                                                 1993        1992        1991
                                               --------    --------    --------
Service cost.................................  $  2,191    $  2,058    $  2,389
Interest cost on projected benefit
 obligations.................................     2,991       2,977       2,739
Actual return on funded plan assets..........    (1,790)     (1,551)     (4,427)
Other, net...................................       897        (123)      3,394
                                               --------    --------    --------
  Net pension cost...........................  $  4,289    $  3,361    $  4,095
                                               ========    ========    ========


   The funded status of the Company's pension plans at December 31, 1993 and 1992 is summarized as follows (in thousands):

                                                             1993        1992
                                                           --------    --------
Accumulated benefit obligations:
  Vested.................................................  $ 33,905    $ 31,631
  Nonvested..............................................     4,073       3,560
                                                           --------    --------
  Total..................................................  $ 37,978    $ 35,191
                                                           ========    ========

Projected benefit obligations............................  $ 41,980    $ 38,395
Funded plan assets at fair value.........................   (24,310)    (22,212)
                                                           --------    --------
Excess of projected benefit obligations over
 funded plan assets......................................    17,670      16,183
Unamortized prior service cost...........................    (5,821)     (6,545)
Unrecognized net loss....................................    (6,643)     (3,731)
Unrecognized net obligation at January 1, 1987,
 net of amortization.....................................    (1,877)     (2,079)
Additional minimum liability.............................    10,339       9,151
                                                           --------    --------
Accrued pension cost included in
 accrued expenses........................................  $ 13,668    $ 12,979
                                                           ========    ========

- -------------------------------------------------------------------------------

   The projected benefit obligations for both plans were determined using discount rates of 7.5%, 8.25% and 8.375% in 1993, 1992 and 1991, respectively. The rates of compensation increases assumed were 4.5% for 1993 and 1992 and 5% for 1991. The expected long-term rate of return on plan assets of the funded plan was 11% in 1993, 1992 and 1991. The assets of the funded plan consist primarily of marketable securities and pooled separate accounts managed by an insurance company.

(9) Other Postretirement and Postemployment Benefits

The Company has a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements. The Company pays the full cost of participants' life insurance coverage and makes contributions based on years of service to the cost of participants' medical insurance coverage, subject to a maximum annual contribution (except for employees who retired before 1991).

   Prior to 1993, the Company accounted for postretirement benefit costs on the cash basis, and the cost of these benefits was not material in 1992 and 1991. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires that postretirement benefit costs be recognized on the accrual basis as employees render the services required to be eligible for benefits. This change in accounting did not have a material effect on the financial position or results of operations of the Company, after considering recoveries of employee benefit costs under tenant leases.

   The postretirement benefit cost for 1993 includes the following components (in thousands):

Service cost.......................................................... $  603
Interest cost on accumulated postretirement benefit obligation........    785
Amortization of transition obligation at January 1, 1993..............    484
                                                                       ------
   Net postretirement benefit cost.................................... $1,872
                                                                       ======

   The status of the Company's postretirement benefit plan at December 31, 1993, is summarized as follows (in thousands):

Accumulated postretirement benefit obligation:
   Retirees........................................................  $  3,130
   Other fully eligible participants...............................     2,016
   Other active participants.......................................     6,428
                                                                     --------
                                                                       11,574
Unrecognized net loss..............................................    (1,142)
Unrecognized transition obligation.................................    (9,204)
                                                                     --------
Accrued postretirement benefit cost included in accrued expenses...  $  1,228
                                                                     ========

   The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 7.5% at December 31, 1993. The transition obligation at January 1, 1993 is being amortized to postretirement benefit cost over 20 years.

   Effective January 1, 1993, the Company also adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." This change in accounting did not have a material effect on the financial position or results of operations of the Company, after considering recoveries of employee benefit costs under tenant leases.

(10) Debt

In recognition of the various characteristics of real estate financing, debt is classified as follows:

(a) "Property debt not carrying a Parent Company guarantee of repayment" which is subsidiary company debt having no express written obligation which would require the Company to repay the principal amount of such debt during the full term of the loan (nonrecourse loans); and

- -------------------------------------------------------------------------------

(b) "Parent Company debt and debt carrying a Parent Company guarantee of repayment" which is debt of the Company and subsidiary company debt with an express written obligation of the Company to repay the principal amount of such debt during the full term of the loan (Company and recourse loans).


   With respect to property debt not carrying a Parent Company guarantee of repayment, the Company has in the past and may in the future, under some circumstances, support those subsidiary companies whose annual obligations, including debt service, exceed operating revenues. At December 31, 1993 and 1992, property debt not carrying a Parent Company guarantee of repayment includes $643,191,000 and $695,482,000, respectively, of mortgages and bonds relating to operating properties of subsidiary companies which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the properties are met.

   Debt at December 31, 1993 and 1992 is summarized as follows (in thousands):


                                                           1993         1992
                                                        ----------   ----------
Mortgages and bonds..................................   $1,923,791   $1,869,196
Convertible subordinated debentures..................      130,000      230,000
Other loans..........................................      356,706      334,546
                                                        ----------   ----------
   Total.............................................   $2,410,497   $2,433,742
                                                        ==========   ==========

   Mortgages and bonds are secured by deeds of trust or mortgages on real estate projects and general assignments of rents. This debt matures in installments through 2034 and, at December 31, 1993, bears interest at effective rates, including lender participations, ranging from 4.38% to 13.00%. At December 31, 1993, approximately $766,429,000 of this debt is subject to payment of additional interest based on the operating results of the related properties in excess of stated levels. In addition, certain of such debt provides for payments to lenders of shares of the related properties' residual values, if any, upon sale or refinancing.

   The convertible subordinated debentures outstanding at December 31, 1993, are unsecured, bear interest at 5.75% and mature in 2002. The debentures are convertible into one share of common stock for each $28.63 of par value. A $100,000,000 issue of unsecured debentures, which carried interest of 5.875% and was convertible into one share of common stock for each $26.25 of par value, was redeemed in 1993.

   Other loans include $120,000,000 of 8.5% unsecured notes, issued in 1993 and due in 2003, various property acquisition and land loans, credit line advances and certain other borrowings. These loans include aggregate unsecured borrowings of $268,178,000 and $231,737,000 at December 31, 1993 and 1992,
respectively, and at December 31, 1993, bear interest at rates ranging from 4.5% to 12.75%.

   The annual maturities of debt as of December 31, 1993 are summarized as follows (in thousands):

                                        Company and    Nonrecourse
                                      Recourse Loans      Loans        Total
                                     ---------------- ------------- -----------
1994..................................   $ 27,649      $   28,839   $   56,488
1995..................................     35,338          94,625      129,963
1996..................................     42,174          39,448       81,622
1997..................................     18,519         113,983      132,502
1998..................................     14,913          63,214       78,127
Subsequent to 1998....................    385,647       1,546,148    1,931,795
                                         --------      ----------   ----------
   Total..............................   $524,240      $1,886,257   $2,410,497
                                         ========      ==========   ==========

- --------------------------------------------------------------------------------

   The Company uses interest rate exchange agreements, including interest rate caps and swaps, to manage interest rate risk associated with variable rate debt. These agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Parties to these agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. Notional principal amounts are used to express the volume of these transactions, but the amounts potentially subject to credit risk and the cash requirements are substantially less.

   At December 31, 1993, the Company had entered into interest rate cap agreements which expire in December 1995 and April 1997. These agreements limit the average interest rate on $56,250,000 of mortgages to 7.7% through April 1995 and to 9.14% from May 1995 through April 1997 and limit the interest rate on advances of up to $51,000,000 under a line of credit to 10% through December 1995.

   Total interest costs were $219,705,000 in 1993, $221,907,000 in 1992 and
$219,538,000 in 1991 of which $8,899,000, $15,098,000 and $21,243,000 were capitalized, respectively.

   During 1993, 1992, and 1991, the Company extinguished approximately $228,867,000, $41,958,000 and $4,200,000, respectively, of its debt prior to scheduled maturity, which resulted in extraordinary losses of $8,051,000, $348,000 and $90,000, respectively, net of related deferred income tax benefits of $4,271,000, $182,000 and $47,000, respectively. Proceeds from the Company's refinancings of the related properties, and in 1993, from the issuances of the 8.5% unsecured notes and Preferred stock were used to retire the debt extinguished and to fund the prepayment penalties.

   At December 31, 1993, the Company had available unused lines of credit totalling $135,000,000. The agreements relating to certain of the lines of credit, the 8.5% unsecured notes and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations.

   In accordance with the Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the estimated fair value of debt is determined based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments, cash flows under interest rate exchange agreements, where applicable, and lenders' participations in operating results and residual values of the related properties, where applicable. The carrying amount and estimated fair value of the Company's debt at December 31, 1993 and December 31, 1992 are summarized as follows (in thousands):


                                    1993                       1992
                            -----------------------  -------------------------
                             Carrying    Estimated     Carrying    Estimated
                              Amount     Fair Value     Amount     Fair Value
                            ----------  -----------   ----------  ------------
Fixed rate debt..........   $2,089,384  $ 2,142,022   $1,996,339  $  2,040,512
Variable rate debt.......      321,113      321,113      437,403       437,403
                            ----------  -----------   ----------  ------------
                            $2,410,497  $ 2,463,135   $2,433,742  $  2,477,915
                            ==========  ===========   ==========  ============

   Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Company's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at December 31, 1993, does not take into consideration expenses that would be incurred to settle the debt obligations at fair value or the related potential income tax benefits.

- -------------------------------------------------------------------------------

(11) Operating results and assets by line of business

Operating results before gain (loss) on dispositions of assets and other provisions, net, income taxes, extraordinary loss and cumulative effect of change in accounting principle are summarized by line of business as follows (in thousands):



                                                   1993      1992      1991
                                                 --------  --------  --------
Operating properties:
  Revenues...................................... $607,630  $565,117  $547,209
  Operating expenses, exclusive of provision
   for bad debts, depreciation and amortization.  322,793   304,687   295,618
  Interest expense..............................  189,805   184,943   181,317
  Provision for bad debts.......................    4,741     6,297     7,241
  Depreciation and amortization.................   70,200    68,163    65,735
                                                 --------  --------  --------
                                                   20,091     1,027    (2,702)
                                                 --------  --------  --------
Land sales:
  Revenues......................................   35,313    29,137    24,111
  Operating costs and expenses..................   19,387    16,330    12,744
  Interest expense..............................    4,093     2,959     2,728
  Provision for bad debts.......................       --        --       104
                                                 --------  --------  --------
                                                   11,833     9,848     8,535
                                                 --------  --------  --------
Development:
  Revenues......................................       --        --       375
  Operating costs and expenses..................    3,853     4,421     5,681
  Interest expense..............................      495       495       495
                                                 --------  --------  --------
                                                   (4,348)   (4,916)   (5,801)
                                                 --------  --------  --------
Corporate:
  Interest income...............................    3,862     2,851     1,803
  Interest expense..............................   16,413    18,412    13,755
  Other expenses................................    6,184     5,927     6,567
                                                 --------  --------  --------
                                                  (18,735)  (21,488)  (18,519)
                                                 --------  --------  --------

Operating income (loss)......................... $  8,841  $(15,529) $(18,487)
                                                 ========  ========  ========

   The assets by line of business at December 31, 1993, 1992 and 1991 are as follows (in thousands):


                                    1993              1992              1991
                                 ----------        ----------        ----------
Operating properties............ $2,556,237        $2,396,900        $2,311,035
Land sales......................    140,673           140,227           162,490
Development.....................     63,656            96,570            70,087
Corporate.......................    114,416            92,584            93,840
                                 ----------        ----------        ----------

   Total........................ $2,874,982        $2,726,281        $2,637,452
                                 ==========        ==========        ==========

(12) Income taxes

As discussed in note 2, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1991. The cumulative effect at January 1, 1991 of this change in accounting for income taxes was to reduce the net deferred tax obligation by $14,949,000, increase net income for 1991 by $13,463,000, or $.28 per share, and increase additional paid-in capital by $1,486,000 for income tax benefits relating to certain employees' stock compensation plans. The effect of this change on earnings before extraordinary loss and net earnings for 1991, excluding the cumulative effect of adoption, was not material.

- -------------------------------------------------------------------------------

   Income tax expense (benefit) is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):


                                                                 1993         1992           1991
                                                                ------       -------        ------
Tax (benefit) at statutory rate on earnings (loss) before
  income taxes, extraordinary loss and cumulative
  effect of change in accounting principle....................  $1,075       $(7,066)       $1,783
State income taxes, net of Federal income tax benefit.........   1,398         1,374         1,038
Effect of increase in Federal tax rate........................   1,890            --            --
Costs incurred in connection with a private placement
  of common stock of the Company..............................      --           758            --
                                                                ------       -------         -----
Income tax expense (benefit)..................................  $4,363       $(4,934)       $2,821
                                                                ======       =======         =====
Effective rate................................................   142.0%         23.7%         53.8%
                                                                ======       =======         =====



   The net deferred tax obligations at December 31, 1993 and 1992 consist of total deferred tax assets of approximately $191,071,000 and $168,478,000, respectively, and total deferred tax liabilities of approximately $270,050,000 and $248,125,000, respectively. The tax effects of temporary differences between the financial reporting and income tax bases of assets and liabilities that are included in the net deferred tax obligations at December 31, 1993 and 1992 relate to the following (in thousands):


                                                              1993        1992
                                                           ---------  ----------
Property, primarily differences in depreciation and
 amortization and treatment of interest and certain other
 costs.................................................... $ 245,642  $ 225,016
Accounts and notes receivable, primarily differences in
 timing of recognition of rent revenues and doubtful
 receivables..............................................     4,243      3,546
Accrued expenses, primarily differences in timing of
 recognition of interest, compensation and pension
 expenses.................................................      (460)      (918)
Effect of operating loss and tax credit carryforwards.....  (170,446)  (147,997)
                                                           ---------  ---------
 Total.................................................... $  78,979  $  79,647
                                                           =========  =========

   The net operating losses carried forward from December 31, 1993 for Federal income tax purposes aggregate approximately $474,000,000. The loss carryforward will begin to expire in 1998.

   As indicated above, the deferred tax liabilities relate primarily to differences in depreciation and amortization of property and treatment of interest and certain other property related costs for financial reporting and income tax purposes and the deferred tax assets relate primarily to the tax effects of operating loss carryforwards. The ultimate realization of these assets is dependent upon the generation of sufficient future taxable income to use the operating loss carryforwards before they expire. Based on the scheduled reversal of the deferred tax liabilities and projections of future taxable income over the operating loss carryforward period, management believes it is more likely than not that the Company will realize the benefits of the operating loss carryforwards at December 31, 1993.

- -------------------------------------------------------------------------------

(13) Gain (loss) on dispositions of assets and other provisions, net

Gain (loss) on dispositions of assets and other provisions, net, is summarized as follows (in thousands):


                                                        1993      1992     1991
                                                       ------    ------   ------
Provision for loss on investment in an operating
  property........................................... $(5,432) $    --   $    --
Sale of interest in an operating property............      --       --    23,078
Costs incurred in connection with a private placement
  of common stock of the Company.....................      --   (2,231)       --
Provision for loss on certain investments............      --   (4,156)       --
Other, net...........................................    (337)   1,133       654
                                                      -------  -------   -------
  Total.............................................. $(5,769) $(5,254)  $23,732
                                                      =======  =======   =======


   The provision for loss on investment in an operating property in 1993 was recognized based on management's determination that the Company would not continue to support the project (which is financed by nonrecourse loans) under the existing arrangements with lenders, public authorities and others involved and that it was unlikely that the Company would recover all of its investment in the project based on forecasts of future cash flows.

   The costs incurred in connection with a private placement of common stock of the Company in 1992 relate to the purchase by the Company and seven institutional investors of 9,500,000 shares of common stock previously owned by Trizec Investments Corporation as discussed in note 15.

   The provision for loss on certain investments in 1992 was recognized based on management's determination that declines in the market or fair values of an investment in an equity security and certain other investments were other than temporary.

(14) Series A Convertible Preferred stock

The shares of Series A Convertible Preferred stock have a liquidation preference of $50 per share and earn dividends at an annual rate of 6.5% of the liquidation preference. At the option of the holders, each share of Preferred stock is convertible into shares of the Company's common stock at a conversion rate of approximately 2.35 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, beginning March 1, 1996, the shares of Preferred stock are redeemable for shares of common stock at the option of the Company, subject to certain conditions.

(15) Common stock

At December 31, 1993, shares of authorized and unissued common stock are reserved as follows: (a) 2,153,482 shares for issuance under the Company's stock option and stock bonus plans; (b) 4,540,692 shares for conversion of the convertible subordinated debentures; and (c) 9,470,588 shares for the conversion of the Preferred stock; and (d) 500,000 shares for exercise of the warrants issued to Trizec Investments Corporation discussed below.

   The Company's stock option plans provide for the grant of options and stock appreciation rights to officers and employees. A summary of changes in the outstanding stock options under the stock option plans is as follows:

                                       1993            1992             1991
                                    ---------        ---------        ---------
Balance at beginning of year.....   1,438,542        1,288,152        1,414,948
Options granted..................     350,000          285,000               --
Options exercised:
  $    5.33 per share............          --          (91,410)         (58,746)
  $   11.17 per share............     (41,340)          (7,800)            (900)
  $   11.83 per share............      (2,400)            (600)            (600)
  $   15.33 per share............      (9,500)          (6,000)         (14,750)
Options cancelled................     (26,000)         (28,800)         (51,800)
                                    ---------        ---------        ---------
Balance at end of year...........   1,709,302        1,438,542        1,288,152
                                    =========        =========        =========

- -------------------------------------------------------------------------------

   The options outstanding at December 31, 1993 are exercisable as follows:
115,500 shares at $27.00; 653,000 shares at $23.75; 22,500 shares at $21.33;
350,000 shares at $19.75; 177,602 shares at $15.33; 285,000 shares at $14.75;
100,000 shares at $13.50; and 5,700 shares at $11.83.

   Under the Company's stock bonus plans, shares of common stock may be awarded to certain officers and employees. Shares awarded under the plans may be subject to forfeiture restrictions which lapse at defined annual rates. In connection with the stock bonus plan awards, the Company may make loans to the recipients for the payment of related income taxes, which loans may be forgiven subject to the recipients' continued employment. The Company recognizes any forgiven loan installments, amortization of the fair value of the stock awarded and certain related costs as compensation costs over the terms of the awards. Such costs amounted to $2,415,000 in 1993, $2,078,000 in 1992 and $3,580,000 in 1991.

   In September 1992, seven investors acquired 8,500,000 shares of the Company's common stock in a private placement from Trizec Investments Corporation (Trizec). In addition, the Company acquired 1,000,000 shares of its common stock from Trizec for a note payable of $12,000,000, which was due and paid in 1993. Stock warrants allowing Trizec to purchase 500,000 shares of common stock at a price of $18 per share until September 1997 were issued by the Company to facilitate the transaction. The Company's share of the costs incurred in this transaction, including the value of the warrants issued, is included in gain
(loss) on dispositions of assets and other provisions, net.

(16) Leases

The Company, as lessee, has entered into operating leases expiring at various dates through 2082. Rents under such leases aggregated $17,483,000 in 1993, $16,397,000 in 1992 and $16,967,000 in 1991, including contingent rents, based on the performance of the related properties, of $10,006,000, $8,106,000 and $8,458,000, respectively. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. The minimum rent payments due under operating leases in effect at December 31, 1993 are summarized as follows (in thousands):

1994................................................................  $  7,389
1995................................................................     7,070
1996................................................................     7,041
1997................................................................     7,031
1998................................................................     7,023
Subsequent to 1998..................................................   268,503
                                                                      --------
   Total............................................................  $304,057
                                                                      ========

   Obligations under capital leases relate to the Company's headquarters building and certain operating properties and equipment. The property and other asset accounts include costs of $73,054,000 and $73,709,000 and accumulated depreciation of $20,010,000 and $18,265,000 at December 31, 1993 and 1992,
respectively, related to these leases. Minimum rent payments under the capital leases are $10,985,000 in 1994, $10,248,000 in 1995, $8,728,000 in 1996,
$8,325,000 in 1997, $7,540,000 in 1998 and $208,951,000 for subsequent years through 2039. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. The minimum rent payments due aggregate $254,777,000 at December 31, 1993; the amount outstanding is the present value of these aggregate payments discounted at rates ranging from 5.6% to 13%.

   Space in the Company's operating properties is leased to approximately 6,600 tenants. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse

- --------------------------------------------------------------------------------

the Company for certain of its operating expenses. Rents from tenants are summarized as follows (in thousands):


                                                   1993       1992       1991
                                                 --------   --------   --------
Minimum rents................................... $289,422   $267,381   $258,581
Percentage rents................................   19,133     19,830     21,608
Other rents.....................................  219,168    203,223    191,082
                                                 --------   --------   --------
Total........................................... $527,723   $490,434   $471,271
                                                 ========   ========   ========

   The minimum rents to be received from tenants under operating leases in effect at December 31, 1993 are summarized as follows (in thousands):

1994................................................................    278,515
1995................................................................    261,255
1996................................................................    238,021
1997................................................................    211,567
1998................................................................    179,283
Subsequent to 1998..................................................    807,134
                                                                     ----------
   Total............................................................ $1,975,775
                                                                     ==========

   Certain of the Company's tenant leases are accounted for as finance leases since the terms of the leases transfer substantially all of the risks and benefits of ownership to the tenants. Rents under such leases aggregated $6,601,000 in 1993, $7,912,000 in 1992 and $7,885,000 in 1991. The minimum rent payments to be received from tenants under finance leases in each of the next five years are approximately $7,900,000.

   The net investment in finance leases at December 31, 1993 and 1992 is summarized as follows (in thousands):

                                                               1993      1992
                                                            --------- ---------
Total minimum rent payments to be received over lease terms.$ 184,120 $ 218,586
Estimated residual values of leased properties..............    3,123       123
Unearned income............................................. (105,203) (144,730)
                                                            --------- ---------
  Net investment............................................$  82,040 $  73,979
                                                            ========= =========

(17) Other commitments and contingencies

Commitments for the construction and development of properties in the ordinary course of business and other commitments not set forth elsewhere amount to approximately $15,000,000 at December 31, 1993.

   At December 31, 1993, subsidiaries of the Company have contingent liabilities of approximately $42,332,000 with respect to future minimum rents under long-term lease obligations of certain joint ventures and approximately $4,300,000 with respect to bank letters of credit issued to secure their obligations under certain agreements. In addition, the Company had contingent liabilities with respect to debt of certain joint ventures aggregating approximately $36,369,000.

   On November 6, 1990, Robert P. Guastella Equities, Inc. ("Plaintiff"), a former tenant at the Riverwalk Shopping Center in New Orleans, Louisiana ("Riverwalk"), which is owned and operated by New Orleans Riverwalk Associates, an affiliate of the Company ("NORA"), filed suit in the Civil District Court of Orleans Parish, Louisiana against NORA, the Company, two Company affiliates, and a partner of NORA (collectively, "Defendants"). Plaintiff alleges that Defendants breached Plaintiff's lease agreement with NORA for the operation of a restaurant at Riverwalk and that as a result of these breaches it suffered losses and could not pay the rentals due under the lease agreement, as a result of which the lease and its tenancy were terminated by NORA. Plaintiff sought damages of approximately $600,000 for these alleged breaches. In addition, on September 3, 1992, Plaintiff claimed $33,000,000 for alleged lost future profits which it claimed it would have earned had its lease not been terminated. The Defendants filed answers denying the claims of Plaintiff and asserting other defenses. NORA

- --------------------------------------------------------------------------------

also asserted a counterclaim against Plaintiff and its individual guarantors for past due rentals and other charges in the approximate amount of $300,000 plus interest and attorneys' fees as provided for in the lease agreement. The case was tried before a jury and, on October 28, 1993, the jury returned a verdict against Defendants upon which judgment was entered by the trial court on January 7, 1994, in the total net amount of approximately $9,128,000 (including a net award for lost future profits of approximately $8,640,000) plus interest and attorneys' fees. Defendants believe that the verdict and judgment as entered to date are contrary to the facts and applicable law. Following entry of judgment, Defendants filed with the trial court motions seeking in the alternative, (i) the dismissal of all claims of Plaintiff against Defendants, (ii) a significant reduction of the award to Plaintiff, including elimination of the entire award for lost future profits or (iii) a new trial. To the extent that these post-trial motions are not successful, Defendants intend to vigorously pursue their rights of appeal.

   The Company and certain of its subsidiaries are defendants in various other litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In the opinion of management, adequate provision has been made for losses with respect to all litigation matters, where appropriate, and the ultimate resolution of all such litigation matters is not likely to have a material effect on the consolidated financial position of the Company. Due to the Company's modest and fluctuating net earnings (loss) it is not possible to predict whether the resolution of these matters is likely to have a material effect on the Company's consolidated net earnings (loss) and it is, therefore, possible that the resolution of these matters could have such a material effect in any future quarter or annual fiscal period.

(18) Earnings (loss) per share of common stock

Earnings (loss) per share of common stock is computed by dividing net earnings
(loss), after deducting dividends on Preferred stock, by the weighted average number of shares of common stock outstanding during the year. The numbers of shares used in the computations were 47,411,000 for 1993, 47,994,000 for 1992 and 48,157,000 for 1991. Common stock equivalents have not been used in computing earnings (loss) per common share because their effects are not material or are anti-dilutive.

                     The Rouse Company and Subsidiaries

                  MANAGEMENTS'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


- --------------------------------------------------------------------------------

General

The Company's primary business is the acquisition, development and management of income-producing real estate projects. The Company operates a diversified portfolio of real estate properties located across the United States. In addition, the Company develops and sells land, primarily in Columbia, Maryland.

   Management believes that the Company's financial position is sound and that its liquidity and capital resources are adequate. As shown in the supplemental current value basis financial statements, current value shareholders' equity, which is an important indication of the Company's financial strength, was $1.53 billion at December 31, 1993, up from $1.19 billion at December 31, 1992. In addition, as discussed in greater detail below, the Company completed public offerings of debt and Preferred stock early in 1993 and paid off, refinanced or extended the due dates of approximately $550 million of property and other debt that was scheduled to mature during the 1993-1997 period. These transactions were completed on favorable terms and significantly strengthened the Company's short and intermediate term liquidity position.

   The economic recession and generally difficult conditions in the real estate and retail industries have affected the Company's operating results during the last four years. The effects of the recession began to moderate somewhat in the second half of 1992, and the gradual, general improvement in the overall economy (which resulted in improvements in consumer confidence, tenant sales and leasing conditions) and continued low interest rates during 1993 were significant factors in the improvement in the Company's operating results for the year. If the gradual improvements in the overall economy and consumer confidence continue during 1994, the Company's operating results should continue to improve. In the difficult economic and market conditions of the last several years, the Company has limited its development efforts to expansions of existing retail centers, projects in Columbia and special situations that did not involve significant capital risk. Conditions for development of new regional shopping centers became more favorable in 1993, particularly with respect to department store interest and availability of financing. The Company is pursuing a variety of opportunities and hopes to commence new regional shopping center development during 1994.

Operating Results

This discussion and analysis of operating results covers each of the Company's four business segments as management believes that a segment analysis provides the most effective means of understanding the Company's business. Note 11 to the consolidated financial statements and the elements of revenues and expenses set forth in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 52 should be referred to when reading this discussion.

Operating Properties: The Company reports the results of its operating properties in two categories: retail centers ("retail" properties) and office, mixed-use and other properties ("office/mixed-use" properties).

   The Company's tenant leases provide the foundation for the performance of its retail and office/mixed-use properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse the Company for most of its operating expenses. Substantially all of the Company's retail leases also provide for additional rent based on tenant sales (percentage rent) in excess of stated levels. As leases expire, space is released, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

   Most of the Company's operating properties are financed with long term, fixed rate, nonrecourse debt and, therefore, are not directly affected by changes in interest rates. Although the interest rates on this debt do not fluctuate, certain loans provide for additional payments to the Company's lenders based on operating results and, in some instances, a share of a property's residual value upon sale or refinancing. Certain lenders' rights to participation in residual value expire upon maturity of the related loans.

- --------------------------------------------------------------------------------

  Revenues from retail properties increased $35,118,000 in 1993 and $12,279,000 in 1992. A substantial portion of the increase in 1993 was attributable to changes in the composition of the Company's portfolio of retail properties during the year, including acquisitions of interests in retail centers in the first and second quarters and the openings of expansions in the first and third quarters, and to a full year of operations for properties opened or acquired during 1992. The increase in revenues also reflects higher average occupancy levels, increased rents from temporary and seasonal tenants, re-leasing of space at higher effective rents and improved recoveries of operating expenses from tenants at certain properties. The increase in revenues in 1992 was due primarily to increases in rents from temporary and seasonal tenants and improved recoveries of operating expenses from tenants at certain retail properties. Changes in the Company's portfolio of retail properties during 1992 and 1991 partially offset these increases. These changes included acquisitions of interests in retail centers in the fourth quarter of 1991 and the second quarter of 1992, the opening of the Company's seventh village center in Columbia in the second quarter of 1992 and dispositions of interests in retail centers in the fourth quarter of 1991 and the first quarter of 1992. Average occupancy for retail properties increased slightly in 1993 and 1992, and tenant sales increased 2.1% and 2.9%, respectively, when compared to the preceding years.

  Total operating and interest expenses for retail properties increased by $19,959,000 in 1993 and $8,157,000 in 1992, including increased depreciation and amortization of $1,508,000 and $2,591,000, respectively. The increase in 1993 was attributable primarily to the changes in the Company's portfolio of retail properties described above, partially offset by reductions in interest expense due to debt reductions, lower interest rates on floating rate debt and refinancings at certain properties. The increase in 1992 was due primarily to higher common area and other expenses at certain retail centers and depreciation and amortization of costs of recently opened or acquired properties and costs of capital improvement programs (primarily renovations and remerchandisings of existing properties). These increases were partially offset by a slight net decrease in expenses due to the changes in the Company's portfolio of retail properties described above and a modification in the terms of a master lease relating to a retail center.

  Revenues from office/mixed-use properties increased $7,395,000 in 1993 and $5,629,000 in 1992. Total operating and interest expenses for office/mixed-use properties increased $3,490,000 in 1993, including increased depreciation and amortization of $529,000, and $6,022,000 in 1992, net of reduced depreciation and amortization of $163,000. The increases in both years were due principally to the operations of recently opened properties, including two industrial buildings in Columbia in 1993 and an office building in Columbia in 1992, and increased occupancies at existing properties. The increase in expenses in 1993 was mitigated by a reduction in interest expense due to debt reductions, lower interest rates on floating rate debt and the expiration of certain interest rate exchange agreements. The increase in expenses in 1992 was partially offset by a decrease in bad debts of $981,000 and a modification in the terms of a mortgage on an office property.

Land Sales: The Company's land sales operations relate primarily to the city of Columbia. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of saleable land for particular uses and management's decisions to sell, develop or retain land.

  Land sales revenues were $35,313,000 in 1993, $29,137,000 in 1992 and
$24,111,000 in 1991. The increases in revenues in 1993 and 1992 were attributable primarily to sales of land for multi-family residential uses, and to a lesser extent, commercial land for retail and other uses.

  Land sales costs and expenses were $23,480,000 in 1993, $19,289,000 in 1992 and $15,576,000 in 1991. The increases in costs and expenses in 1993 and 1992 were attributable primarily to the costs associated with higher land sales and, in 1993, higher interest expense due to lower levels of land development activity on projects other than Columbia.

- --------------------------------------------------------------------------------

Development: Net development expenses were $4,348,000 in 1993, $4,916,000 in 1992 and $5,801,000 in 1991. These costs consist primarily of additions to the pre-construction reserve and new business costs, net of development fees earned from managing construction projects for third parties.

  The pre-construction reserve is maintained to provide for costs of possible projects, including retail center renovation and expansion opportunities, which may not go forward to completion. Additions to the pre-construction reserve were $2,900,000 in 1993, $3,050,000 in 1992 and $3,983,000 in 1991. New
business costs relate primarily to the initial evaluation of acquisition and development opportunities. New business costs were $953,000 in 1993, $1,371,000 in 1992 and $1,698,000 in 1991. The decreases in additions to the pre-construction reserve and new business costs in 1993 and 1992 were consistent with the Company's strategy during these years to evaluate and undertake new projects on a limited risk basis. These costs are expected to increase in 1994 and subsequent years as the Company pursues new development and acquisition opportunities more aggressively.

Corporate: Corporate results consist of interest income earned on temporary investments (including investments of unused proceeds from refinancings of certain properties), corporate interest expense (primarily on the convertible subordinated debentures, unused proceeds from refinancings of certain properties and, in 1993, a portion of the unsecured 8.5% notes), net of capitalized interest on corporate funds temporarily invested in projects under development, and general and administrative costs.

  Corporate interest income was $3,862,000 in 1993, $2,851,000 in 1992 and $1,803,000 in 1991. The increases in 1993 and 1992 were attributable to higher average investment balances as a result of proceeds from the offerings of the 8.5% unsecured notes and Preferred stock in 1993 and refinancings of certain retail properties in 1992. The effect of the higher investment balances was partially offset by lower interest rates on short term, high quality investments (primarily U.S. government and agency obligations in both years).

  Corporate interest costs were $18,571,000 in 1993, $20,396,000 in 1992 and $17,009,000 in 1991. Of such amounts, $2,158,000, $1,984,000 and $3,254,000 were capitalized in 1993, 1992 and 1991, respectively, on funds invested in development projects. The decrease in interest costs in 1993 was due to a decrease in the average corporate debt outstanding during the year. A portion of the proceeds of the Preferred stock offering was used to redeem a $100,000,000 issue of convertible subordinated debentures in May 1993. This decrease was partially offset by issuance of the 8.5% unsecured notes; however, a portion of the proceeds of the unsecured notes and the proceeds from refinancings of certain retail properties completed prior to 1993 were used to refinance certain land and operating property debt and to finance improvements to a number of operating properties during 1993. The interest costs on loan proceeds used for other segments are included in the operating results of those segments. The increase in interest costs in 1992 was attributable to unused proceeds of refinancings of certain projects. The lower levels of interest capitalized in 1993 and 1992, when compared to 1991, reflect lower levels of corporate funds invested in development projects consistent with the Company's strategy in these years to undertake new projects on a limited risk basis.

Gain (Loss) on Dispositions of Assets and Other Provisions, Net: The loss on dispositions of assets and other provisions, net, for 1993 consists primarily of a provision for loss on investment in an operating property recorded in the fourth quarter. This loss was recognized based on management's determination that the Company would not continue to support the project (which is financed by nonrecourse loans) under the existing arrangements with lenders, public authorities and others involved and that it was unlikely that the Company would recover all of its investment in the project based on forecasts of future cash flows.

  The loss on dispositions of assets and other provisions, net, for 1992 consists primarily of costs incurred in connection with a private placement with the Company and seven institutional investors of 9.5 million shares of common stock of the Company previously owned by Trizec Investments Corporation ($2,231,000) and provisions for losses on an investment in a

- --------------------------------------------------------------------------------

marketable equity security and certain other investments based on management's determination that declines in their market or fair values were other than temporary ($4,156,000).

  The gain on dispositions of assets and other provisions, net, for 1991 consists primarily of a gain of $23,078,000 on sale of a partial interest in an operating property during the fourth quarter.

Net Earnings (Loss): The Company had net losses of $9,342,000 in 1993 and $16,197,000 in 1992 and net earnings of $15,797,000 in 1991. The Company's operating income (after depreciation and amortization) was $8,841,000 in 1993 and its operating losses were $15,529,000 in 1992 and $18,487,000 in 1991. The improvements in operating income in 1993 and 1992 were due primarily to the factors described above. Net earnings (loss) for each year was affected by unusual and/or nonrecurring items. The most significant of these are the items included in gain (loss) on dispositions of assets and other provisions, net, described above, extraordinary losses from extinguishment of debt, including a net loss of $8,051,000 in 1993, and the cumulative effect of a change in accounting for income taxes of $13,463,000 in 1991.

Earnings Before Depreciation and Deferred Taxes: The Company uses a supplemental performance measure along with net earnings (loss) to report its operating results. This measure, referred to as Earnings Before Depreciation and Deferred Taxes (EBDT), is not an operating measure defined by generally accepted accounting principles. However, the Company believes that EBDT provides relevant information about its operations and is necessary, along with net earnings (loss), for an understanding of its operating results. Depreciation and amortization are excluded from EBDT because, based on the Company's current value basis reporting, its operating properties are worth substantially more than their undepreciated historical cost. Deferred income taxes are excluded from EBDT because the payment of Federal income taxes, on a current basis, has not had, and is not anticipated in the near term to have, a substantive impact on the operating results of the Company. Current Federal income taxes will reduce EBDT if and when Federal income tax payments are required. The Company has paid and will continue to pay state income taxes which reduce EBDT. Gain (loss) on dispositions of assets and other provisions, net, extraordinary losses, net of related income tax benefits, and the cumulative effect of a change in accounting for income taxes represent unusual and/or nonrecurring items and are therefore excluded from EBDT. EBDT is reconciled to net earnings (loss) in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 53.

  EBDT was $78,281,000 in 1993, $52,282,000 in 1992 and $46,820,000 in 1991.
The significant changes in various revenue and expense elements comprising EBDT by segment are described above. The increase in EBDT in 1993 was due to improved results from each of the Company's business segments, particularly retail properties. The increase in EBDT in 1992 was due primarily to increases in EBDT from retail properties and land sales, partially offset by an increase in corporate expenses.

  EBDT from retail properties was $87,248,000 in 1993, $70,966,000 in 1992 and $64,097,000 in 1991. EBDT from retail properties increased at rates of 22.9% and 10.7%, in 1993 and 1992, respectively. The growth rate for 1993 reflects the gradual improvement in the economy since the second half of 1992, higher average occupancy levels, re-leasing of space at higher effective rents, improved recoveries of operating expenses and debt reductions and refinancings at certain properties. The growth rate for 1992 was somewhat lower than the historical growth rate for retail properties, reflecting the lingering effects of the economic recession.

  Office/mixed-use properties had EBDT of $2,283,000 in 1993 and incurred losses before depreciation and deferred taxes of $2,127,000 in 1992 and $1,591,000 in 1991. The growth in EBDT in 1993 was attributable primarily to improved occupancy at several Columbia office properties and urban mixed-use projects and lower interest expense due to debt reductions, lower interest rates on floating rate debt and the expiration of certain interest

- --------------------------------------------------------------------------------

rate exchange agreements. The increase in the loss incurred in 1992 was attributable primarily to increased losses at certain urban mixed-use properties and higher vacancies in Columbia office properties due to tenant failures and the downsizing of certain major tenants, partially offset by a modification in the terms of a mortgage on an office building.

Financial Condition, Liquidity and Capital Resources

Management believes that the current values of the Company's assets and liabilities are the most realistic indicators of the Company's financial strength and future profitability. Current values of the Company's interests in operating properties, including interests in unconsolidated real estate ventures and properties held for development and sale, represent the present values of forecasted net operating cash flows from these properties--the Company's most significant assets. Since 1976, revaluation equity, the aggregate increment of current value over cost basis net book value of the Company's assets and liabilities, has increased at a compound annual rate of 15.5%. The majority of the Company's revaluation equity relates to prime regional shopping centers. After declines in each of the past three years, revaluation equity increased $189 million or 15.4% to $1.41 billion at December 31, 1993. The increase is primarily due to higher levels of rents and occupancy used in the forecasts of cash flows from retail properties. These increases are consistent with the Company's operating results for 1993 and reflect the effects of the gradual improvements in consumer confidence and in the economy during the past year. In addition, refinancings and other changes in financial arrangements at certain projects increased forecasted cash flows from operating properties. Prime regional retail centers continue to be a favored real estate investment and required investor yields in 1993 remained relatively unchanged from 1992.

  Cost basis shareholders' equity increased to $113,151,000 at December 31, 1993 from a deficit of $34,848,000 at December 31, 1992. The increase was due primarily to issuance of the Preferred stock, partially offset by the payment of regular quarterly dividends on the common and Preferred stocks and the net loss for the year. The existence of an accumulated deficit ($168,898,000 at December 31, 1993) has not had an effect, legally or otherwise, on the Company's ability to pay dividends, to obtain additional financing or to conduct its business in the ordinary course.

  The Company had cash and cash equivalents and investments in marketable securities totalling $107,959,000 and $97,994,000 at December 31, 1993 and 1992, respectively, including $4,422,000 and $12,378,000, respectively, restricted for use in the development of certain properties.

  Net cash provided by operating activities was $101,149,000, $66,630,000 and $67,226,000 in 1993, 1992 and 1991, respectively. The changes in cash provided by operating activities were due primarily to the factors described in the discussion and analysis of operating results. In addition, the level of net cash provided by operating activities is affected by the timing of receipt of revenues (including land sales proceeds) and the payment of operating and interest expenses and land development costs.

  In 1993 and 1992, over 75% of the Company's debt was represented by mortgages and bonds collateralized by operating properties. Scheduled principal payments on property debt were $20,735,000, $17,907,000 and $20,101,000 in 1993, 1992 and
1991, respectively, including $20,109,000, $17,596,000 and $17,046,000 related to operating properties debt. The annual maturities of debt for the next five years include balloon payments of $9,600,000 in 1994, $81,396,000 in 1995, $34,601,000 in 1996, $86,042,000 in 1997 and $38,274,000 in 1998. The Company is
confident that it will be able to make these payments or arrange to refinance or extend these maturities prior to their scheduled repayment dates. During 1993, the Company completed numerous financing and refinancing transactions. These included public offerings of unsecured debt and Preferred stock of $120,000,000 and $201,250,000, respectively, repayment of a line of credit of $60,000,000 used to finance various property improvements, redemption of an issue of convertible subordinated debentures of $100,000,000 and refinancing of debt related to various retail and office/mixed-use properties. In addition, the Company obtained commitments to refinance or extend the maturity dates of other project related debt. As a result of these transactions

- --------------------------------------------------------------------------------

and the scheduled principal payments, the Company reduced the total amount of debt maturing during the 1993-1997 period by approximately $549,846,000, including $301,440,000 scheduled to mature in 1993 and $93,460,000 scheduled to mature in 1994. The Company is continually evaluating sources of capital, and management believes there are reasonable and satisfactory sources available for all requirements without necessitating property sales.

  Cash expenditures for properties in development and improvements to existing properties funded by debt were $87,243,000, $83,377,000 and $92,888,000 in 1993,
1992 and 1991, respectively. A substantial portion of the costs of properties in development is financed with construction or similar loans. Typically, long term fixed rate debt financing is arranged concurrently with the construction financing prior to the commencement of construction. Management anticipates that acceptable methods of financing development projects with fixed rate, nonrecourse debt will continue to be available. Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties, credit line borrowings and a portion of the proceeds of the 8.5% unsecured notes issued in January 1993. The interest costs on these financings are included in the operating results of the operating properties segment.

  Cash expenditures for acquisitions of interests in properties were $34,967,000 in 1993, $38,806,000 in 1992 and $1,187,000 in 1991. A substantial portion of these costs has been financed using nonrecourse debt. The acquisitions in 1993 and 1992 consist primarily of purchases of partners' interests in retail properties.

  Cash expenditures for improvements to existing properties funded by cash provided by operating activities were $13,341,000, $23,976,000 and $20,273,000 in 1993, 1992 and 1991, respectively. These expenditures are generally discretionary in nature and increase the appeal of the operating properties, thereby enhancing the merchants' sales prospects.

  The Company has available sources of capital in addition to those discussed above. The Company's equity interests in its operating properties and properties held for development and sale (principally Columbia land) and land in development represent a source of funds either through sales or refinancings. The aggregate equity value of these interests as of December 31, 1993 was approximately $2,227,000,000. The Company also has lines of credit available totalling $135,000,000 which can be used to fund property acquisition costs, finance other corporate needs, repay existing indebtedness or provide corporate liquidity, subject to approval by the lenders. The agreements relating to certain of the lines of credit, the 8.5% unsecured notes and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations.

Impact of Inflation

The major portion of the Company's operating properties, its retail centers, is substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. Generally, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue to the Company. A substantial portion of the tenant leases (office and retail) also provide for other rents which reimburse the Company for certain of its operating expenses; consequently, increases in these costs do not have a significant impact on the Company's operations. The Company has a significant amount of debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

- ---------------------------------------------------------------------------------------------------------------------------------

Five Year Comparison of Selected Financial Data
- ---------------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (in thousands, except per share data)
                                                             1993            1992           1991           1990           1989
                                                          ----------      ----------     ----------      ---------     ----------
Operating results:
 Revenues from continuing operations..................... $  646,805      $  597,105     $  573,498      $ 529,570     $  498,100
 Earnings (loss) from continuing operations..............     (1,291)        (15,849)         2,424         (1,165)        10,361
 Earnings (loss) from continuing operations per share
   of common stock.......................................       (.27)           (.33)           .05           (.07)           .16
Earnings before depreciation and deferred taxes from
   operations............................................     78,281          52,282         46,820         50,290         57,084
Total assets-cost basis..................................  2,874,982       2,726,281      2,637,452      2,614,877      2,299,615
Total assets-current value basis.........................  4,588,636       4,217,819      4,174,093      4,362,153      4,129,645
Debt, capital leases and Redeemable Preferred stock......  2,473,596       2,498,983      2,374,527      2,344,095      1,995,769
Shareholders' equity (deficit):
 Historical cost basis...................................    113,151         (34,848)        17,328         25,339         52,951
 Current value basis.....................................  1,525,606       1,188,896      1,274,070      1,470,088      1,730,075
Shareholders' equity (deficit) per share of
 common stock:
 Historical cost basis...................................      (1.50)           (.74)           .36            .53           1.10
 Current value basis.....................................      26.75           25.50          26.60          30.10          34.80
Dividends per share of common stock......................        .62             .60            .60            .60            .56
Dividends per share of convertible Preferred Stock.......       2.83              --             --             --             --
Weighted average common shares outstanding...............     47,411          47,994         48,157         48,019         47,910
Market price per share of common stock at year end.......      17.75           18.00          18.25          14.50          26.00
Market price per share of convertible Preferred stock at
   year end..............................................      53.75              --             --             --             --

- ---------------------------------------------------------------------------------------------------------------------------------
Intermin Financial Information (Unaudited)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                      Quarter ended
                                 ----------------------------------------------------------------------------------------
                                 December   September     June      March     December   September     June      March
                                 31, 1993    30, 1993   30, 1993   31, 1993   31, 1992    30, 1992   30, 1992   31, 1992
                                ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
Revenues....................... $ 173,842   $ 165,880  $ 154,341  $ 152,742  $ 164,992   $ 150,981  $ 140,688  $ 140,444
Operating income (loss)........     7,053       2,118        975     (1,305)     1,583      (3,512)    (8,666)    (4,934)
Earnings (loss) before
 extraordinary loss............       740        (924)       436     (1,543)    (1,044)     (6,214)    (6,061)    (2,530)
Net earnings (loss)............      (515)     (4,414)    (1,912)    (2,501)    (1,255)     (6,284)    (6,128)    (2,530)
                                =========   =========  =========  =========  =========   =========  =========  =========
Earnings (loss) per
 common share:
Earnings (loss) before
 extraordinary loss............ $    (.05)  $    (.09) $    (.06) $    (.07) $    (.02)  $    (.13) $    (.13) $    (.05)
Extraordinary loss.............      (.03)       (.07)      (.05)      (.02)      (.01)         --         --         --
                                ---------   ---------  ---------  ---------  ---------   ---------  ---------  ---------
 Total......................... $    (.08)  $    (.16) $    (.11) $    (.09) $    (.03)  $    (.13) $    (.13) $    (.05)
                                =========   =========  =========  =========  =========   =========  =========  =========

Note - Net loss for the quarter ended December 31, 1993 includes a provision for loss on investment in an operating property of $3,531,000 ($.07 per share).

- ------------------------------------------------------------------------------------------------------------------------------------
Price of Common Stock and Dividends
The Company's common stock is traded over the counter. The bid prices and dividends per share were as follows:
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Quarter ended
                                                 --------------------------------------------------------------------------------
                                                 December  September    June     March    December  September    June     March
                                                 31, 1993   30, 1993  30, 1993  31, 1993  31, 1992   30, 1992  30, 1992  31, 1992
                                                 --------  ---------  --------  --------  --------  ---------  --------  --------
High bid price.................................     21         20 1/2    18 3/4    19        18         15 1/4    15 1/4    18 1/2
Low bid price..................................     17 3/4     15        16        15 3/4    13 1/4     11 1/4    12 3/4    14 1/4
Dividends......................................    .17        .15       .15       .15       .15        .15       .15       .15
- ------------------------------------------------------------------------------------------------------------------------------------

Number of Holders of Common Stock
The number of holders of record of the Company's common stock as of March 1, 1994 was 2,755.

                       The Rouse Company and Subsidiaries

             FIVE YEAR SUMMARY OF EARNINGS BEFORE DEPRECIATION AND DEFERRED TAXES FROM OPERATIONS AND NET EARNINGS (LOSS)

- --------------------------------------------------------------------------------

                                            Year ended December 31,
                                ------------------------------------------------
                                  1993      1992      1991      1990      1989
                                --------  --------  --------  --------  --------
                                                 (in thousands)
Revenues:
Operating properties:
 Retail centers:
  Minimum and percentage rents  $227,140  $210,909  $208,560  $196,612  $184,651
  Other rents and other
   revenues...................   236,458   217,571   207,641   189,491   176,249
 Office, mixed-use and other:
  Minimum and percentage rents    81,415    76,302    71,629    56,176    42,943
  Other rents and other
   revenues...................    62,617    60,335    59,379    60,406    50,510
                                --------  --------  --------  --------  --------
                                 607,630   565,117   547,209   502,685   454,353
Land sales....................    35,313    29,137    24,111    22,991    35,359
Development fees..............        --        --       375        --       644
Corporate interest income.....     3,862     2,851     1,803     3,894     7,744
                                --------  --------  --------  --------  --------
                                 646,805   597,105   573,498   529,570   498,100
                                --------  --------  --------  --------  --------

Operating expenses, exclusive
 of depreciation and
 amortization:
Operating properties:
 Retail centers...............   251,386   241,395   233,730   218,168   205,451
 Office, mixed-use and other..    76,148    69,589    69,129    60,944    48,980
                                --------  --------  --------  --------  --------
                                 327,534   310,984   302,859   279,112   254,431
Land sales....................    19,387    16,330    12,848    13,629    18,503
Development...................     3,853     4,421     5,681     6,775     4,445
Corporate.....................     6,184     5,927     6,567     6,667     8,164
                                --------  --------  --------  --------  --------
                                 356,958   337,662   327,955   306,183   285,543
                                --------  --------  --------  --------  --------

Interest expense:
Operating properties:
 Retail centers...............   124,204   115,744   117,843   105,441    99,041
 Office, mixed-use and other..    65,601    69,199    63,474    51,581    40,241
                                --------  --------  --------  --------  --------
                                 189,805   184,943   181,317   157,022   139,282
Land sales....................     4,093     2,959     2,728     2,917     4,674
Development...................       495       495       495       495        --
Corporate.....................    16,413    18,412    13,755    10,088     8,501
                                --------  --------  --------  --------  --------
                                 210,806   206,809   198,295   170,522   152,457
                                --------  --------  --------  --------  --------

Preferred stock dividends
 (Note).......................        --        --        --     2,273     2,593
State income taxes--current...       760       352       428       302       423
                                --------  --------  --------  --------  --------

                                 568,524   544,823   526,678   479,280   441,016
                                --------  --------  --------  --------  --------

Earnings before depreciation
 and deferred taxes from
 operations...................  $ 78,281  $ 52,282  $ 46,820  $ 50,290  $ 57,084
                                ========  ========  ========  ========  ========


                                                                     Year ended December 31,
                                                         ------------------------------------------------
                                                           1993      1992      1991      1990      1989
                                                         --------  --------  --------  --------  --------
                                                                          (in thousands)
Earnings before depreciation and deferred
  taxes from operations by segment:
Operating properties:
  Retail centers......................................  $ 87,248  $ 70,966   $ 64,097  $ 61,999  $ 56,006
  Office, mixed-use and other.........................     2,283    (2,127)    (1,591)    4,051     4,199
                                                        --------  --------   --------  --------  --------
                                                          89,531    68,839     62,506    66,050    60,205
Land sales............................................    11,833     9,847      8,634     6,644    12,194
Development...........................................    (4,348)   (4,916)    (5,801)   (7,270)   (3,801)
Corporate  (Note).....................................   (18,735)  (21,488)   (18,519)  (15,134)  (11,514)
                                                        --------  --------   --------  --------  --------
  Earnings before depreciation and
    deferred taxes from operations.................... $  78,281  $ 52,282   $ 46,820  $ 50,290  $ 57,084
                                                        ========  ========   ========  ========  ========

Reconciliation to net earnings (loss):
Earnings before depreciation and deferred
  taxes from operations............................... $  78,281  $ 52,282   $ 46,820  $ 50,290  $ 57,084
Depreciation and amortization.........................   (70,200)  (68,163)   (65,735)  (55,360)  (47,646)
Deferred income taxes applicable to operations........    (3,603)    5,286     (2,393)   (1,120)   (7,047)
Preferred stock dividends (Note)......................        --        --         --     2,273     2,593
Gain (loss) on dispositions of assets and other
  provisions, net.....................................    (5,769)   (5,254)    23,732     2,752     5,377
Extraordinary loss, net of related income tax
  benefit.............................................    (8,051)     (348)       (90)     (651)     (628)
Cumulative effect of change in accounting
 principle............................................        --        --     13,463        --        --
                                                        --------  --------   --------  --------  --------
Net earnings (loss)................................... $  (9,342) $(16,197)  $ 15,797  $ (1,816) $  9,733
                                                        ========  ========   ========  ========  ========

Note--Preferred stock dividends paid in 1989 and 1990 are included as additional corporate expenses because the stock was subject to mandatory redemption requirements for cash. The Redeemable Preferred stock was repurchased in 1990. The convertible Preferred stock issued in 1993 is redeemable only for shares of common stock and, accordingly, related dividends are not deducted from EBDT.

                               [OMITTED PAGE 34]

                         PROJECTS OF THE ROUSE COMPANY

- ------------------------------------------------------------------------------------------------------------------------------------

                                               Date of Opening                                                 Retail Square Footage
Retail Centers in Operation                     or Acquisition       Department Stores                    Total Center     Mall Only

- ------------------------------------------------------------------------------------------------------------------------------------
Almeda Mall, Houston, TX(a)                              10/68       Foley's; JCPenney                      794,000          294,000

- ------------------------------------------------------------------------------------------------------------------------------------
The Shops at Arizona Center, Phoenix, AZ(a)             11/90       --                                      151,000          151,000

- ------------------------------------------------------------------------------------------------------------------------------------
Augusta Mall, Augusta, GA(b)                              8/78       Rich's; R. H. Macy; JCPenney; Sears    902,000          313,000

- ------------------------------------------------------------------------------------------------------------------------------------
Bayside Marketplace, Miami, FL(b)                         4/87       --                                     223,000          223,000

- ------------------------------------------------------------------------------------------------------------------------------------
Beachwood Place, Cleveland, OH(b)                         8/78       Saks Fifth Avenue; Dillard's           453,000          228,000

- ------------------------------------------------------------------------------------------------------------------------------------
Burlington Center, Burlington, NJ(d)                      8/82       Strawbridge & Clothier; Sears          567,000          246,000

- ------------------------------------------------------------------------------------------------------------------------------------
Carillon, Houston, TX(b)                                  8/80       --                                     182,000          182,000

- ------------------------------------------------------------------------------------------------------------------------------------
Chapel Square, New Haven, CT(a)                           4/83       --                                     151,000          151,000

- ------------------------------------------------------------------------------------------------------------------------------------
Cherry Hill, Cherry Hill, NJ(a)                          10/61       Strawbridge & Clothier, R.H.           1,285,000        544,000
                                                                     Macy; JCPenney
- ------------------------------------------------------------------------------------------------------------------------------------
The Citadel, Colorado Springs, CO(d)                      8/80       Mervyn's; JCPenny; May D&F               935,000        460,000

- ------------------------------------------------------------------------------------------------------------------------------------
College Square, Cedar Falls, IA(d)                        8/80       Petersen; Younkers; Wal-Mart             560,000        313,000

- ------------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia, Columbia, MD(a)                     8/71       Woodward & Lothrop; Hecht's; Sears       876,000        421,000

- ------------------------------------------------------------------------------------------------------------------------------------
Columbus Square, Columbus, GA(d)                          9/88       Sears, JCPenney; Kirvens                 631,000        254,000

- ------------------------------------------------------------------------------------------------------------------------------------
Eastfield Mall, Springfield, MA(a)                        4/68       Sears; Steiger's; JCPenney               656,000        217,000

- ------------------------------------------------------------------------------------------------------------------------------------
Echelon Mall, Voorhees, NJ(a)                             9/70       Strawbridge & Clothier; JCPenney;      1,053,000        485,000
                                                                     Boscov's
- ------------------------------------------------------------------------------------------------------------------------------------
Exton Square, Exton, PA(a)                                3/73       Strawbridge & Clothier                   434,000        253,000

- ------------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace, Boston, MA(a)                   8/76       --                                       215,000        215,000

- ------------------------------------------------------------------------------------------------------------------------------------
Fashion Island, Newport Beach, CA(c)                      8/90       The Broadway; I. Magnin;               1,209,000        588,000
                                                                     Robinson's--May; Neiman Marcus
- ------------------------------------------------------------------------------------------------------------------------------------
Franklin Park, Toledo, OH(b)                             7/71        Hudson's; JCPenney; Jacobson's; Lion   1,082,000        313,000

- ------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace, Baltimore, MD(a)             9/87        --                                       139,000        139,000

- ------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Market East, Philadelphia, PA(a)(b)       8/77        Strawbridge & Clothier; JCPenney       1,316,000        359,000

- ------------------------------------------------------------------------------------------------------------------------------------
Governor's Square, Tallahassee, FL(b)                    8/79        Burdine's; Sears; JCPenney; Dillard's  1,031,000        340,000

- ------------------------------------------------------------------------------------------------------------------------------------
The Grand Avenue, Milwaukee, WI(a)                       8/82        Marshall Field; The Boston Store         842,000        242,000

- ------------------------------------------------------------------------------------------------------------------------------------
Greengate Mall, Greensburg, PA(a)                        8/65        Joseph Horne; JCPenney; Montgomery Ward  612,000        233,000

- ------------------------------------------------------------------------------------------------------------------------------------
Harborplace, Baltimore, MD(a)                            7/80        --                                       136,000        136,000

- ------------------------------------------------------------------------------------------------------------------------------------
Harundale Mall, Glen Burnie, MD(b)                      10/58        Value City                               325,000        248,000

- ------------------------------------------------------------------------------------------------------------------------------------
Highland Mall, Austin, TX(b)                             8/71        Dillard's; JCPenney; Foley's           1,082,000        364,000

- ------------------------------------------------------------------------------------------------------------------------------------
Hulen Mall, Ft. Worth, TX(a)                             8/77        Foley's; Montgomery Ward                 566,000        200,000

- ------------------------------------------------------------------------------------------------------------------------------------
The Jacksonville Landing, Jacksonville, FL(a)            6/87        --                                       128,000        128,000

- ------------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews, St. Matthews, KY(a)                   3/62        JCPenney; Bacon's                        675,000        255,000

- ------------------------------------------------------------------------------------------------------------------------------------
Marshall Town Center, Marshalltown, IA(d)                8/80        JCPenney; Younkers; Menard's             340,000        153,000

- ------------------------------------------------------------------------------------------------------------------------------------
Midtown Square, Charlotte, NC(a)                        10/59        Burlington Coat Factory                  235,000        190,000

- ------------------------------------------------------------------------------------------------------------------------------------
Military Circle, Norfolk, VA(d)                          1/86        JCPenney; Leggetts; Thalhimers           940,000        426,000

- ------------------------------------------------------------------------------------------------------------------------------------
Mondawmin(a)/Metro Plaza(b), Baltimore, MD        1/78; 12/82        --                                       496,000        496,000

- ------------------------------------------------------------------------------------------------------------------------------------
Muscatine Mall, Muscatine, IA(d)                         8/80        JCPenney; Petersen; Wal-Mart             347,000        186,000

- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------

                                               Date of Opening                                                 Retail Square Footage
Retail Centers in Operation                     or Acquisition       Department Stores                    Total Center     Mall Only

- ------------------------------------------------------------------------------------------------------------------------------------
The Shops at National Place, Washington, D.C (a)         5/84        --                                       125,000        125,000

- ------------------------------------------------------------------------------------------------------------------------------------
North Grand, Ames, IA(d)                                 8/80        JCPenney; Sears; Younkers                350,000        157,000

- ------------------------------------------------------------------------------------------------------------------------------------
North Star, San Antonio, TX(b)                           9/60        Dillard's; Foley's; Saks Fifth         1,288,000        487,000
                                                                     Avenue; Marshall Field; Mervyn's
- ------------------------------------------------------------------------------------------------------------------------------------
Northwest Arkansas Mall, Fayetteville, AR(d)             8/80        JCPenney; Sears; Dillard's               569,000        257,000

- ------------------------------------------------------------------------------------------------------------------------------------
Northwest Mall, Houston, TX(a)                          10/68        Foley's; JCPenney                        800,000        292,000

- ------------------------------------------------------------------------------------------------------------------------------------
Oakwood Center, Gretna, LA(a)                           10/82        Sears; Dillard's; Mervyn's               721,000        282,000

- ------------------------------------------------------------------------------------------------------------------------------------
Outlet Square, Atlanta, GA(a)                            7/83        Burlington Coat Factory; Marshalls       326,000        183,000

- ------------------------------------------------------------------------------------------------------------------------------------
Owings Mills, Baltimore County, MD(a)                    7/86        R.H. Macy; Hecht's; Saks Fifth           809,000        325,000
                                                                     Avenue
- ------------------------------------------------------------------------------------------------------------------------------------
Paramus Park, Paramus, NJ(b)                             3/74        Abraham & Straus; Sears                  737,000        277,000

- ------------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall, Atlanta, GA(b)                           8/71        Rich's; JCPenney; R.H. Macy            1,222,000        442,000

- ------------------------------------------------------------------------------------------------------------------------------------
Pioneer Place, Portland, OR(a)                           3/90        Saks Fifth Avenue                        220,000        160,000

- ------------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting, Montgomery County, PA(a)               2/66        Strawbridge & Clothier; Hess             784,000        442,000

- ------------------------------------------------------------------------------------------------------------------------------------
Randhurst, Mt. Prospect, IL(d)                           7/81        Carson, Pirie, Scott; JCPenney;        1,263,000        530,000
                                                                     Montgomery Ward; Kohls
- ------------------------------------------------------------------------------------------------------------------------------------
Ridgedale Center, Minnetonka, MN(d)                      1/89        Carson, Pirie, Scott; Dayton's;        1,039,000        334,000
                                                                     JCPenney; Sears
- ------------------------------------------------------------------------------------------------------------------------------------
Riverwalk, New Orleans, LA(a)                            8/86        --                                       179,000        179,000

- ------------------------------------------------------------------------------------------------------------------------------------
St. Louis Union Station, St. Louis, MO(a)                8/85        --                                       170,000        170,000

- ------------------------------------------------------------------------------------------------------------------------------------
Salem Centre, Salem, OR(d)                               6/90        Meier & Frank; JCPenney;                 657,000        219,000
                                                                     Mervyn's; Nordstrom
- ------------------------------------------------------------------------------------------------------------------------------------
Salem Mall, Dayton, OH(a)                               10/66        Lazarus; Sears; JCPenney                 817,000        312,000

- ------------------------------------------------------------------------------------------------------------------------------------
Santa Monica Place, Santa Monica, CA(b)                 10/80        The Broadway; Robinson's--May            564,000        281,000

- ------------------------------------------------------------------------------------------------------------------------------------
Sherway Gardens, Toronto, ONT(c)                        12/78        Eaton's; Brettons; The Bay               968,000        520,000

- ------------------------------------------------------------------------------------------------------------------------------------
South DeKalb, Decatur, GA(a)                             7/78        Rich's; JCPenney                         691,000        329,000

- ------------------------------------------------------------------------------------------------------------------------------------
Southland, Taylor, MI(d)                                 1/89        Hudson's; Mervyn's; JCPenney             903,000        320,000

- ------------------------------------------------------------------------------------------------------------------------------------
South Street Seaport, New York, NY(a)                    7/83        --                                       252,000        252,000

- ------------------------------------------------------------------------------------------------------------------------------------
Staten Island Mall, Staten Island, NY(d)                11/80        Sears; R.H. Macy; JCPenney             1,224,000        615,000

- ------------------------------------------------------------------------------------------------------------------------------------
Mall St. Vincent, Shreveport, LA(c)                      8/80        Sears; Dillard's                         556,000        200,000

- ------------------------------------------------------------------------------------------------------------------------------------
Talbotttown, Easton, MD(a)                               3/57        JCPenney                                  90,000         71,000

- ------------------------------------------------------------------------------------------------------------------------------------
Tampa Bay Center, Tampa, FL(b)                           8/76        Burdine's; Sears; Montgomery Ward        883,000        325,000

- ------------------------------------------------------------------------------------------------------------------------------------
Town and Country Center, Miami, FL(c)                    2/88        Sears; Marshalls; Mervyn's               645,000        543,000

- ------------------------------------------------------------------------------------------------------------------------------------
Underground Atlanta, Atlanta, GA(c)                      6/89        --                                       219,000        219,000

- ------------------------------------------------------------------------------------------------------------------------------------
Village of Cross Keys, Baltimore, MD(a)                  9/65        --                                        68,000         68,000

- ------------------------------------------------------------------------------------------------------------------------------------
Westlake Center, Seattle, WA(b)                         10/88        Nordstrom; Bon Marche                    723,000        118,000

- ------------------------------------------------------------------------------------------------------------------------------------
Westland Mall, West Burlington, IA(d)                    8/80        JCPenney; Younkers                       344,000        175,000

- ------------------------------------------------------------------------------------------------------------------------------------
White Marsh, Baltimore County, MD(a)                     8/81        R.H. Macy; JCPenney; Hecht's;          1,181,000        362,000
                                                                     Sears; Woodward & Lothrop
- ------------------------------------------------------------------------------------------------------------------------------------
Willowbrook, Wayne NJ(b)                                 9/69        R.H. Macy; Steinbach's; Stern's; Sears 1,491,000        485,000

- ------------------------------------------------------------------------------------------------------------------------------------
Woodbridge Center, Woodbridge, NJ(a)                     3/71        Abraham & Strauss; JCPenney;           1,530,000        560,000
                                                                     Stern's; Steinbach's; Fortunoff
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                     Total Retail Centers in Operation     45,977,000     20,562,000
- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
Retail Centers Under Construction                                                                         Retail Square Footage
or in Development                                    Department Stores                                 Total Center        Mall Only

- ------------------------------------------------------------------------------------------------------------------------------------
Oakwood Center Expansion, Gretna, LA                 Maison Blanche                                        223,000            63,000

- ------------------------------------------------------------------------------------------------------------------------------------
Hulen Mall Expansion, Ft. Worth, TX                  Dillard's                                             360,000           130,000

- ------------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews Expansion, St. Matthews, KY        Dillard's                                             320,000            90,000

- ------------------------------------------------------------------------------------------------------------------------------------
                                                     Total Retail Centers Under Construction or
                                                     in Development                                        903,000           283,000

- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
Office Projects in Operation                         Location                                                            Square Feet

- ------------------------------------------------------------------------------------------------------------------------------------
300 East Lombard(c)                                  Baltimore, MD                                                           233,000

- ------------------------------------------------------------------------------------------------------------------------------------
Quadrangle at Cross Keys(a)                          Baltimore, MD                                                           106,000

- ------------------------------------------------------------------------------------------------------------------------------------
Village Square at Cross Keys(a)                      Baltimore, MD                                                            79,000

- ------------------------------------------------------------------------------------------------------------------------------------
Legg Mason Tower(a)                                  Baltimore, MD                                                           265,000

- ------------------------------------------------------------------------------------------------------------------------------------
Schilling Center(a)                                  Hunt Valley, MD                                                          55,000

- ------------------------------------------------------------------------------------------------------------------------------------
Alexander & Alexander Building(b)                    Owings Mills, MD                                                        143,000

- ------------------------------------------------------------------------------------------------------------------------------------
Alexander & Alexander Building II(b)                 Owings Mills, MD                                                        198,000

- ------------------------------------------------------------------------------------------------------------------------------------
Blue Cross & Blue Shield Buiding I(b)                Owings Mills, MD                                                        270,000

- ------------------------------------------------------------------------------------------------------------------------------------
Blue Cross & Blue Shield Building II(b)              Owings Mills, MD                                                        117,000

- ------------------------------------------------------------------------------------------------------------------------------------
One Arizona Center(a)                                Phoenix, AZ                                                             322,000

- ------------------------------------------------------------------------------------------------------------------------------------
Two Arizona Center(a)                                Phoenix, AZ                                                             444,000

- ------------------------------------------------------------------------------------------------------------------------------------
Chapel Square(a)                                     New Haven, CT                                                           136,000

- ------------------------------------------------------------------------------------------------------------------------------------
First National Bank Plaza(a)                         Mt. Prospect, IL                                                         66,000

- ------------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace(a)                          Boston, MA                                                              147,000

- ------------------------------------------------------------------------------------------------------------------------------------
Pioneer Place(a)                                     Portland, OR                                                            284,000

- ------------------------------------------------------------------------------------------------------------------------------------
Military Circle(d)                                   Norfolk, VA                                                             135,000

- ------------------------------------------------------------------------------------------------------------------------------------
Westlake Center(b)                                   Seattle, WA                                                             342,000

- ------------------------------------------------------------------------------------------------------------------------------------
                                                     Total Office Projects in Operation                                    3,342,000

- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
Hotel Projects in Operation                          Location                                                                  Rooms

- ------------------------------------------------------------------------------------------------------------------------------------
Cross Keys Inn(a)                                    Baltimore, MD                                                               148

- ------------------------------------------------------------------------------------------------------------------------------------
Military Circle(d)                                   Norfolk, VA                                                                 208

- ------------------------------------------------------------------------------------------------------------------------------------
Stouffer Harborplace Hotel                           Baltimore, MD                                                               622

- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
Columbia Properties in Operation                     Type of Project                                                     Square Feet

- ------------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia*(a)                             Retail                                                                  873,000

- ------------------------------------------------------------------------------------------------------------------------------------
Gateway Plaza(a)                                     Retail                                                                   24,000

- ------------------------------------------------------------------------------------------------------------------------------------
Dobbin Center(b)                                     Community Retail                                                        219,000

- ------------------------------------------------------------------------------------------------------------------------------------
Dorsey's Search Village Center(a)                    Community Retail                                                         86,000

- ------------------------------------------------------------------------------------------------------------------------------------
Harper's Choice Village Center(a)                    Community Retail                                                         81,000

- ------------------------------------------------------------------------------------------------------------------------------------
Hickory Ridge Village Center(a)                      Community Retail                                                         97,000

- ------------------------------------------------------------------------------------------------------------------------------------
King's Contrivance Village Center(a)                 Community Retail                                                        107,000

- ------------------------------------------------------------------------------------------------------------------------------------
Long Reach Village Center(a)                         Community Retail                                                         77,000

- ------------------------------------------------------------------------------------------------------------------------------------
Oakland Mills Village Center(a)                      Community Retail                                                         62,000

- ------------------------------------------------------------------------------------------------------------------------------------
Wilde Lake Village Center(a)                         Community Retail                                                         95,000

- ------------------------------------------------------------------------------------------------------------------------------------
10 Corporate Center(a)                               Office                                                                   89,000

- ------------------------------------------------------------------------------------------------------------------------------------
20 Corporate Center(a)                               Office                                                                  105,000

- ------------------------------------------------------------------------------------------------------------------------------------
American City Building(a)                            Office                                                                  111,000

- ------------------------------------------------------------------------------------------------------------------------------------
Dorsey's Search Office Building(a)                   Office                                                                   20,000

- ------------------------------------------------------------------------------------------------------------------------------------
Exhibit Building(a)                                  Office                                                                   20,000

- ------------------------------------------------------------------------------------------------------------------------------------
PaineWebber Building(a)                              Office                                                                  134,000

- ------------------------------------------------------------------------------------------------------------------------------------
Parkside(a)                                          Office                                                                  112,000

- ------------------------------------------------------------------------------------------------------------------------------------
Park View(a)                                         Office                                                                  137,000

- ------------------------------------------------------------------------------------------------------------------------------------
Ridgely Building(a)                                  Office                                                                   39,000

- ------------------------------------------------------------------------------------------------------------------------------------
The Ryland Group Headquarters(a)                     Office                                                                  167,000

- ------------------------------------------------------------------------------------------------------------------------------------
Sterrett Building(a)                                 Office                                                                   38,000

- ------------------------------------------------------------------------------------------------------------------------------------
Columbia Center Building(a)                          Office                                                                   44,000

- ------------------------------------------------------------------------------------------------------------------------------------
Oakland Building(a)                                  R&D/Industrial                                                          145,000

- ------------------------------------------------------------------------------------------------------------------------------------
Gateway Commerce Center 1, 2 & 20                    Industrial                                                            1,895,000

- ------------------------------------------------------------------------------------------------------------------------------------
Columbia Inn(a)                                      Hotel                                                                 289 rooms

- ------------------------------------------------------------------------------------------------------------------------------------
                                                     Total Columbia Properties in Operation                                4,777,000

- ------------------------------------------------------------------------------------------------------------------------------------
*Also listed in previous table of Retail Centers in Operation
- ------------------------------------------------------------------------------------------------------------------------------------

(a)  Projects are wholly-owned subsidiaries of the Company.
(b) Projects are owned by joint ventures or partnerships and, except for Carillon, are managed by subsidiaries of the Company for a fee. The Company's ownership interest, through its subsidiaries, is at least 50% (except Carillon in which the Company has a 20% interest and North Star and Willowbrook in which the Company has 37 1/2% interests).
(c) Projects are managed by subsidiaries of the Company for a fee plus a share of cash flow.
(d) Projects are owned by partnerships or wholly-owned (Staten Island Mall, Randhurst Center, Military Circle and Burlington Center) by subsidiaries of the Company and are managed by subsidiaries of the Company for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. The Company's ownership interest in the partnerships is determined based upon the results of operations.

- ------------------------------------------------------------------------------------------------------------------------------------
Office Projects Owned by Rouse-Teachers Properties,  Inc.          Location                                              Square Feet

- ------------------------------------------------------------------------------------------------------------------------------------
Baltimore Freeport Centre                                          Baltimore, MD                                              58,000

- ------------------------------------------------------------------------------------------------------------------------------------
Triangle Business Center                                           Baltimore, MD                                              75,000

- ------------------------------------------------------------------------------------------------------------------------------------
Owen Brown I & II                                                  Columbia, MD                                              122,000

- ------------------------------------------------------------------------------------------------------------------------------------
RiversPark I & II                                                  Columbia, MD                                              306,000

- ------------------------------------------------------------------------------------------------------------------------------------
Center Pointe                                                      Hunt Valley, MD                                           130,000

- ------------------------------------------------------------------------------------------------------------------------------------
201 International Circle                                           Hunt Valley, MD                                            79,000

- ------------------------------------------------------------------------------------------------------------------------------------
Loveton Center 9                                                   Hunt Valley, MD                                            53,000

- ------------------------------------------------------------------------------------------------------------------------------------
11011 McCormick Road                                               Hunt Valley, MD                                            57,000

- ------------------------------------------------------------------------------------------------------------------------------------
Schilling Plaza North                                              Hunt Valley, MD                                            96,000

- ------------------------------------------------------------------------------------------------------------------------------------
Schilling Plaza South                                              Hunt Valley, MD                                           108,000

- ------------------------------------------------------------------------------------------------------------------------------------
Westinghouse Building                                              Hunt Valley, MD                                           225,000

- ------------------------------------------------------------------------------------------------------------------------------------
Inglewood Office Centres 1, 2                                      Prince George's County, MD                                222,000

- ------------------------------------------------------------------------------------------------------------------------------------
Inglewood Tech Centers I, II, III, IV & V                          Prince George's County, MD                                316,000

- ------------------------------------------------------------------------------------------------------------------------------------
Silver Spring Metro Plaza                                          Silver Spring, MD                                         692,000

- ------------------------------------------------------------------------------------------------------------------------------------
Ambassador Center                                                  Woodlawn, MD                                               83,000

- ------------------------------------------------------------------------------------------------------------------------------------
15-17 Governor's Court                                             Woodlawn, MD                                               29,000

- ------------------------------------------------------------------------------------------------------------------------------------
21 Governor's Court                                                Woodlawn, MD                                               56,000

- ------------------------------------------------------------------------------------------------------------------------------------
Parkview Center                                                    Woodlawn, MD                                               58,000

- ------------------------------------------------------------------------------------------------------------------------------------
Harbourside                                                        Tampa, FL                                                 147,000

- ------------------------------------------------------------------------------------------------------------------------------------
One & Two Prestige Place                                           Tampa, FL                                                 144,000

- ------------------------------------------------------------------------------------------------------------------------------------
McCormick Centre I, II & III                                       Tampa, FL                                                 202,000

- ------------------------------------------------------------------------------------------------------------------------------------
Gateway Centers I & II                                             Raleigh, NC                                               116,000

- ------------------------------------------------------------------------------------------------------------------------------------
One Springfield Center                                             Raleigh, NC                                                37,000

- ------------------------------------------------------------------------------------------------------------------------------------
Senate Plaza                                                       Camp Hill, PA                                             231,000

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                   Total Office Projects Owned by                          3,642,000
                                                                   Rouse-Teachers Properties, Inc.
- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
Industrial Projects Owned by Rouse-Teachers Properties, Inc.       Location                                              Square Feet

- ------------------------------------------------------------------------------------------------------------------------------------
Pulaski Industrial Park                                            Essex, MD                                                 215,000

- ------------------------------------------------------------------------------------------------------------------------------------
Hunt Valley Business Community                                     Hunt Valley, MD                                         1,298,000

- ------------------------------------------------------------------------------------------------------------------------------------
Rutherford Business Center                                         Woodlawn, MD                                              572,000

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                   Total Industrial Projects Owned                         2,085,000
                                                                   by Rouse-Teachers Properties, Inc.
- ------------------------------------------------------------------------------------------------------------------------------------