Form 10-K, Exhibit 13
ROUSE COMPANY
filed 1995-03-31
CIK 85388

                                                                      Exhibit 13

Exhibit 13.  Annual report to security holders


The financial section of the annual report to security holders, which is incorporated by reference, is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 1994.

                                                                      Exhibit 13

                 REPORT OF INDEPENDENT REAL ESTATE CONSULTANTS


--------------------------------------------------------------------------------

Landauer Associates, Inc.
666 Fifth Avenue
New York, New York 10103
212-621-9500

KPMG Peat Marwick LLP and
The Board of Directors and Shareholders
The Rouse Company:

We have reviewed estimates of the market value of equity and other interests in certain real property owned and/or managed by The Rouse Company (the Company) and its subsidiaries as of December 31, 1994 and 1993. The properties reviewed at December 31, 1994 include all the projects identified as "In Operation" on the "Projects of The Rouse Company" table on pages 54 through 58 of the Annual Report for 1994, properties held for development and sale, and certain parcels of land in development. The properties reviewed at December 31, 1993 were the same, except for the properties which were disposed of during 1994.
  The total values of its equity and other interests estimated by the Company were $2,338,624,000 and $2,227,151,000 as of December 31, 1994 and 1993,
respectively.
  Based upon our review, we concur with the Company's estimates of the total value of the property interests appraised. In our opinion, the aggregate value estimated by the Company varies less than 10% from the aggregate value we would estimate in a full and complete appraisal of the same interests. A variation of less than 10% between appraisers implies substantial agreement as to the most probable market value of such property interests.
  The data used in our review were supplied to us in summary form by the Company. We have relied upon the Company's interpretation and summaries of leases, operating agreements, mortgages and partnership, joint venture and management agreements. We have had complete and unrestricted access to all underlying documents and have confirmed certain information by reference to such documents. We have found no discrepancies in the data and, to the best of our knowledge, believe all such data to be accurate and complete. The basic assumptions used by the Company and the individual value estimates prepared by the Company were, in our opinion, fair and reasonable. No assumption has been made with respect to a bulk sale of the entire holdings or groups of property interests. We have also physically inspected, within the past three years, substantially all of the properties which were reviewed.
  We certify that neither Landauer Associates, Inc. nor the undersigned have any present or prospective interest in the Company's properties, and we have no personal interest or bias with respect to the parties involved. To the best of our knowledge and belief, the facts upon which the analysis and conclusions were based are materially true and correct. No one, other than the undersigned assisted by members of our staff, performed the analyses and reached the conclusions resulting in the opinion expressed in this letter. Our fee for this assignment was not contingent on any action or event resulting from the analysis, opinions, or conclusions in, or the use of, this review. Our review has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

Sincerely,
Landauer Associates, Inc.



/s/  James C. Kafes             /s/  Deborah A. Jackson
James C. Kafes, MAI, CRE        Deborah A. Jackson
Managing Director               Senior Vice President
                                Director of Retail Valuation

February 21, 1995

                      The Rouse Company and Subsidiaries

                         CONSOLIDATED COST BASIS AND
                      CURRENT VALUE BASIS BALANCE SHEETS

                   December 31, 1994 and 1993 (in thousands)

--------------------------------------------------------------------------------------------------------------------------

                                                                     1994                                1993
                                                       -------------------------------     -------------------------------
                                                       Current Value         Cost          Current Value         Cost
                                                       Basis (note 1)        Basis         Basis (note 1)        Basis
                                                       --------------     ------------     --------------     ------------
Assets
Property (notes 4, 5, 6, 10 and 16):

  Operating properties:

    Property and deferred costs
      of projects....................................  $4,232,913         $2,937,565        $4,070,962        $2,821,303

   Less accumulated depreciation
     and amortization................................                        490,158                             429,070
                                                       ----------         ----------        ----------        ----------
                                                        4,232,913          2,447,407         4,070,962         2,392,233


  Properties in development..........................      70,866             65,348            59,836            57,065

  Properties held for development
    and sale.........................................     162,446            141,102           154,911           131,827
                                                       ----------         ----------        ----------        ----------

    Total property...................................   4,466,225          2,653,857         4,285,709         2,581,125
                                                       ----------         ----------        ----------        ----------

Prepaid expenses, deferred charges and
  other assets.......................................     112,987            104,254           117,042           107,972

Accounts and notes receivable (note 7)...............      78,202             78,202            77,926            77,926

Investments in marketable securities.................      30,149             30,149            34,403            34,403

Cash and cash equivalents............................      49,398             49,398            73,556            73,556
                                                       ----------         ----------        ----------        ----------

  Total..............................................  $4,736,961         $2,915,860        $4,588,636        $2,874,982
                                                       ==========         ==========        ==========        ==========

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------------------------------------------------

                                                                     1994                                1993
                                                       -------------------------------     -------------------------------
                                                       Current Value         Cost          Current Value         Cost
                                                       Basis (note 1)        Basis         Basis (note 1)        Basis
                                                       --------------     ------------     --------------     ------------
Liabilities
Debt (note 10):
  Property debt not carrying a Parent Company
    guarantee of repayment...........................   $1,998,445        $1,998,445        $1,886,257        $1,886,257
                                                        ----------        ----------        ----------        ----------

  Parent Company debt and debt carrying a
    Parent Company guarantee of repayment:
    Property debt....................................      223,731           223,731           273,540           273,540
    Convertible subordinated debentures..............      105,950           130,000           122,850           130,000
    Other debt.......................................      116,500           120,700           131,668           120,700
                                                        ----------        ----------        ----------        ----------
                                                           446,181           474,431           528,058           524,240
                                                        ----------        ----------        ----------        ----------

    Total debt.......................................    2,444,626         2,472,876         2,414,315         2,410,497
                                                        ----------        ----------        ----------        ----------

Obligations under capital leases (note 16)...........       60,044            60,044            63,099            63,099

Accounts payable, accrued expenses
  and other liabilities..............................      205,317           205,317           209,256           209,256

Deferred income taxes (note 12)......................      412,729            82,597           376,360            78,979

Shareholders' equity (notes 14, 15 and 18)
Series A Convertible Preferred stock with
  a liquidation preference of $225,252 in 1994
  and $201,250 in 1993...............................           45                45                40                40
Common stock of 1c par value per share;
  250,000,000 shares authorized; issued
  47,571,046 shares in 1994 and
  47,562,226 shares in 1993..........................          476               476               476               476
Additional paid-in capital...........................      306,674           306,674           281,533           281,533
Accumulated deficit..................................     (212,169)         (212,169)         (168,898)         (168,898)
Revaluation equity...................................    1,519,219                --         1,412,455                --
                                                        ----------        ----------        ----------        ----------

  Total shareholders' equity.........................    1,614,245            95,026         1,525,606           113,151
                                                        ----------        ----------        ----------        ----------

Commitments and contingencies (notes 16 and 17)

  Total..............................................   $4,736,961        $2,915,860        $4,588,636        $2,874,982
                                                        ==========        ==========        ==========        ==========

                      The Rouse Company and Subsidiaries

               CONSOLIDATED COST BASIS STATEMENTS OF OPERATIONS

                 Years ended December 31, 1994, 1993 and 1992
                     (in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                1994                1993                1992
                                                                            ------------        ------------        ------------
Revenues...................................................................   $671,171            $646,805            $597,105
Operating expenses, exclusive of provision for bad debts,
  depreciation and amortization............................................    356,958             352,217             331,365
Interest expense (note 10).................................................    213,583             210,806             206,809
Provision for bad debts....................................................      5,185               4,741               6,297
Depreciation and amortization (note 4).....................................     74,186              70,200              68,163
Gain (loss) on dispositions of assets and other provisions, net (note 13)..     (7,923)             (5,769)             (5,254)
                                                                              --------            --------            --------

  Earnings (loss) before income taxes and extraordinary losses.............     13,336               3,072             (20,783)
                                                                              --------            --------            --------

Income tax benefit (provision) (note 12):
  Current--primarily state.................................................       (735)               (760)               (352)
  Deferred--primarily Federal..............................................     (5,995)             (3,603)              5,286
                                                                              --------            --------            --------
                                                                                (6,730)             (4,363)              4,934
                                                                              --------            --------            --------

  Earnings (loss) before extraordinary losses..............................      6,606              (1,291)            (15,849)
                                                                              --------            --------            --------

Extraordinary losses, net of related income tax benefits (note 10).........     (4,447)             (8,051)               (348)
                                                                              --------            --------            --------

  Net earnings (loss)......................................................   $  2,159            $ (9,342)           $(16,197)
                                                                              ========            ========            ========

  Net loss applicable to common shareholders...............................   $(10,922)           $(20,723)           $(16,197)
                                                                              ========            ========            ========

Loss per share of common stock after provision for
  dividends on Preferred stock (notes 14 and 18):
  Loss before extraordinary losses.........................................   $   (.14)           $   (.27)           $   (.33)
  Extraordinary losses.....................................................       (.09)               (.17)               (.01)
                                                                              --------            --------            --------
  Total....................................................................   $   (.23)           $   (.44)           $   (.34)
                                                                              ========            ========            ========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

          CONSOLIDATED COST BASIS STATEMENTS OF SHAREHOLDERS' EQUITY

          Years ended December 31, 1994, 1993 and 1992 (in thousands)

--------------------------------------------------------------------------------

                                                                Series A
                                                               Convertible                  Additional
                                                                Preferred      Common        paid-in       Accumulated
                                                                  stock        stock         capital         deficit
                                                               -----------     ------       ----------     -----------
Balance at December 31, 1991..................................     $ --         $482        $ 90,605        $ (73,759)

Net loss......................................................       --           --              --          (16,197)
Dividends on common stock -- $.60 per share...................       --           --              --          (28,815)
Proceeds from exercise of stock options, net..................       --            1             578               --
Amortization of restricted common stock.......................       --           --           2,782               --
Repurchase of common stock (note 15)..........................       --          (10)        (11,990)              --
Issuance of warrants to purchase common stock (note 15).......       --           --           1,475               --
                                                                   ----         ----        --------         --------

Balance at December 31, 1992..................................       --          473          83,450         (118,771)

Net loss......................................................       --           --              --           (9,342)
Dividends on common stock -- $.62 per share...................       --           --              --          (29,404)
Proceeds from exercise of stock options, net..................       --            3             446               --
Amortization of restricted common stock.......................       --           --           2,068               --
Issuance of Preferred stock (note 14).........................       40           --         195,569               --
Dividends on Preferred stock -- $2.83 per share...............       --           --              --          (11,381)
                                                                   ----         ----        --------        ---------

Balance at December 31, 1993..................................       40          476         281,533         (168,898)

Net earnings..................................................       --           --              --            2,159
Dividends on common stock -- $.68 per share...................       --           --              --          (32,349)
Proceeds from exercise of stock options, net..................       --           --             108               --
Amortization of restricted common stock.......................       --           --           2,225               --
Issuance of Preferred stock (note 14).........................        5           --          22,808               --
Dividends on Preferred stock -- $3.25 per share...............       --           --              --          (13,081)
                                                                   ----         ----        --------        ---------

Balance at December 31, 1994..................................     $ 45         $476        $306,674        $(212,169)
                                                                   ====         ====        ========        =========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

               CONSOLIDATED COST BASIS STATEMENTS OF CASH FLOWS

          Years ended December 31, 1994, 1993 and 1992 (in thousands)

--------------------------------------------------------------------------------

                                                                          1994            1993             1992
                                                                      ------------    ------------     ------------
Cash flows from operating activities
Rents and other revenues received.................................     $ 622,033        $ 600,594        $ 556,510
Proceeds from land sales..........................................        37,482           33,830           29,670
Interest received.................................................        10,297            9,712           10,220
Land development expenditures.....................................       (16,760)         (20,407)         (19,988)
Operating expenditures:
  Operating properties............................................      (315,607)        (309,130)        (298,672)
  Land sales, development and corporate...........................       (11,880)          (9,034)          (9,776)
Interest paid:
  Operating properties............................................      (195,751)        (184,278)        (179,140)
  Land sales, development and corporate...........................       (16,039)         (20,138)         (22,194)
                                                                       ---------        ---------        ---------

  Net cash provided by operating activities.......................       113,775          101,149           66,630
                                                                       ---------        ---------        ---------

Cash flows from investing activities
Expenditures for properties in development and improvements to
  existing properties funded by debt..............................       (78,628)         (87,243)         (83,377)
Expenditures for property acquisitions............................       (94,113)         (34,967)         (38,806)
Expenditures for improvements to existing properties funded
  by cash provided by operating activities:
    Tenant leasing and remerchandising............................        (8,121)          (7,374)         (10,468)
    Building and equipment........................................        (5,155)          (5,967)         (13,508)
Purchases of marketable securities................................       (70,189)         (88,594)         (21,421)
Proceeds from redemptions or sales of marketable securities.......        74,443           72,400           28,217
Other.............................................................         3,212           (2,701)          (5,473)
                                                                       ---------        ---------        ---------

  Net cash used in investing activities...........................      (178,551)        (154,446)        (144,836)
                                                                       ---------        ---------        ---------

Cash flows from financing activities
Proceeds from issuance of property debt...........................       446,628          358,995          206,298
Repayments of property debt:
  Scheduled principal payments....................................       (46,750)         (20,735)         (17,907)
  Other payments..................................................      (304,977)        (405,772)         (73,494)
Proceeds from issuance of other debt..............................            --          120,329           16,033
Repayments of other debt..........................................        (8,968)        (160,657)          (3,912)
Proceeds from issuance of Preferred stock.........................            --          195,609               --
Proceeds from exercise of stock options...........................           108              449              579
Dividends paid....................................................       (45,423)         (41,150)         (28,683)
                                                                       ---------        ---------        ---------

  Net cash provided by financing activities.......................        40,618           47,068           98,914
                                                                       ---------        ---------        ---------

Net increase (decrease) in cash and cash equivalents..............       (24,158)          (6,229)          20,708

Cash and cash equivalents at beginning of year....................        73,556           79,785           59,077
                                                                       ---------        ---------        ---------

Cash and cash equivalents at end of year..........................     $  49,398        $  73,556        $  79,785
                                                                       =========        =========        =========

The accompanying notes are an integral part of these statements.

-------------------------------------------------------------------------------

                                                                                1994             1993             1992
                                                                            ------------     ------------     ------------
Reconciliation of Net Earnings (Loss) to Net Cash
  Provided by Operating Activities

Net earnings (loss)........................................................   $  2,159        $ (9,342)        $(16,197)
Adjustments to reconcile net earnings (loss) to net cash
  provided by operating activities:
  Depreciation and amortization............................................     74,186          70,200           68,163
  (Gain) loss of dispositions of assets and other provisions, net..........      7,923           5,769            5,254
  Extraordinary losses, net of related income tax benefits.................      4,447           8,051              348
  Additions to pre-construction reserve....................................      3,400           2,900            3,050
  Provision for bad debts..................................................      5,185           4,741            6,297
  Decrease (increase) in:
  Accounts and notes receivable............................................     (5,209)         (3,010)          (7,273)
  Other assets.............................................................      7,382            (770)          (6,414)
  Increase in accounts payable, accrued expenses and
    other liabilities......................................................      5,754          21,437           14,105
  Deferred income taxes (benefit)..........................................      5,995           3,603           (5,286)
  Other....................................................................      2,553          (2,430)           4,583
                                                                              --------        --------         --------

Net cash provided by operating activities..................................   $113,775        $101,149         $ 66,630
                                                                              ========        ========         ========

--------------------------------------------------------------------------------------------------------------------------

                                                                                1994             1993             1992
                                                                            ------------     ------------     ------------
Schedule of Non-Cash Investing and Financing Activities
Series A Convertible Preferred stock issued in
  satisfaction of mortgage debt............................................   $ 23,000        $     --         $     --
Mortgage debt extinguished on disposition
  of an interest in a property.............................................     15,681              --               --
Capital lease obligations incurred.........................................        613           1,541            2,509
Value of non-cash consideration given in connection with
  acquisitions of interests in properties..................................      1,129          13,416               --
Mortgage and other debt assumed in connection with
  acquisitions of interests in properties..................................         --          71,995               --
Capital lease obligation terminated on disposition
  of an interest in a property.............................................         --              --           17,000
Debt issued in connection with purchase of common stock
  of the Company...........................................................         --              --           12,000
Reduction in a capital lease obligation due to a
  modification of terms....................................................         --              --            4,139
                                                                              ========        ========         ========

                      The Rouse Company and Subsidiaries

 CONSOLIDATED CURRENT VALUE BASIS STATEMENTS OF CHANGES IN REVALUATION EQUITY

          Years ended December 31, 1994, 1993 and 1992 (in thousands)

--------------------------------------------------------------------------------

                                                                                1994             1993             1992
                                                                            ------------     ------------     ------------
Revaluation equity at beginning of year..................................    $1,412,455       $1,223,744       $1,256,742
Revaluation equity attributable to interests in operating
  properties sold or disposed............................................         5,609               --           (4,929)
                                                                             ----------       ----------       ----------
                                                                              1,418,064        1,223,744        1,251,813
                                                                             ----------       ----------       ----------
Change in value of interests in operating properties
  in operation during entire year........................................       101,168          226,258          (57,990)
Value of interests in operating properties opened or acquired............            --            7,075           20,494
Change in value of land in development and properties
  held for development and sale, including effects of sales and
  transfers to operating properties......................................         1,007          (10,761)          (2,330)
                                                                             ----------       ----------       ----------
    Change in value of interests in operating properties,
      land in development and properties held for
      development and sale...............................................       102,175          222,572          (39,826)
Change in value of other property........................................          (337)            (456)            (348)
Change in value attributable to debt, exclusive of operating
  property debt..........................................................        32,068           (3,818)              --
Change in present value of potential income taxes, net of cost
  basis deferred income taxes............................................       (32,751)         (29,587)          12,105
                                                                             ----------       ----------       ----------
                                                                                101,155          188,711          (28,069)
                                                                             ----------       ----------       ----------

Revaluation equity at end of year........................................    $1,519,219       $1,412,455       $1,223,744
                                                                             ==========       ==========       ==========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 1994, 1993 and 1992
--------------------------------------------------------------------------------
(1) Current value basis financial statements

(a) Current value reporting

The Company's interests in operating properties, properties held for development and sale and certain other assets have appreciated in value and, accordingly, their aggregate current value substantially exceeds their aggregate cost basis net book value determined in conformity with generally accepted accounting principles. The current value basis financial statements present information about the current values to the Company of its assets and liabilities and the changes in such values. The current value basis financial statements are not intended to present the current liquidation values of assets or liabilities of the Company or its net assets taken as a whole.

  Management believes that the current value basis financial statements more realistically reflect the underlying financial strength of the Company. The current values of the Company's interests in operating properties, including interests in unconsolidated real estate ventures, represent management's estimates of the value of these assets primarily as investments. These values will generally be realized through future cash flows generated by the operation of these properties over their economic lives. The current values of properties held for development and sale represent management's estimates of the value of these assets under long-term development and sales programs.

  Shareholders' equity on a current value basis was $1,614,245,000 or $27.75 per share of common stock at December 31, 1994 and $1,525,606,000 or $26.75 per share of common stock at December 31, 1993. The per share calculations at December 31, 1994 and 1993 assume the conversion of the Preferred stock.

  The process for estimating the current values of the Company's assets and liabilities requires significant estimates and judgments by management. These estimates and judgments are made based on information and assumptions considered by management to be adequate and appropriate in the circumstances; however, they are not subject to precise quantification or verification and may change from time to time as economic and market factors, and management's evaluation of them, change.

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

(b) Bases of valuation

Interests in operating properties--The current value of the Company's interests in operating properties is the Company's share, based on its underlying ownership interest, of each property's equity value (i.e., the present value of its forecasted net cash flow and residual value, if applicable, after deducting payments on the debt specifically related to the property) plus the outstanding balance of related debt. The current value of the Company's interests in unconsolidated real estate ventures is the present value of the Company's share of forecasted net cash flow, including incentive management fees, and residual value of the respective real estate ventures.

  The forecasts of net cash flow generally cover periods of eleven years, are based on an evaluation of the history and future of each property and are supported by market studies, analyses of tenant lease terms and projected sales performance and detailed estimates of revenues and operating expenses.

  The present values of forecasted net cash flows are determined using internal rates of return which vary by project and between years as investor yield requirements change. The resulting values recognize the considerable differences between properties in terms of quality, age, outlook and risk as well as the prevailing yield requirements of investors for income-producing properties.

Properties in development--Properties in development are carried at the same amounts as in the cost basis financial statements except that certain parcels of land are carried at their estimated current values. Management believes that properties in development have values in excess of stated costs, but has followed a practice of not recognizing any value increment until these properties are completed and operating.

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

Debt--Debt and obligations under capital leases specifically related to interests in operating properties are carried at the same amount as in the cost basis balance sheets since the value of the Company's equity interest in each property is based on net cash flow after payments on the debt or leases. The current values of publicly-traded debt not specifically related to interests in properties are determined using quoted market prices. The current values of other debt and obligations under capital leases are carried at the same amount as in the cost basis balance sheets since the difference between the stated and estimated market interest rates for such obligations is not material.

Deferred income taxes--Because the current value basis financial statements presume that values will generally be realized over the long-term through operating cash flows and not through liquidation, the deferred income tax obligation on a current value basis represents an estimate of the present value of income tax payments which may be made based on projections of taxable income through 2047. The projections of taxable income reflect all allowable deductions permitted under the Internal Revenue Code. The discount rates used to compute the present value of income tax payments are based on the internal rates of return used to compute the current values of assets, adjusted to reflect the Company's assessment of the greater uncertainty with respect to the ultimate timing and amounts of income tax payments.

Other assets and liabilities--Substantially all other assets and liabilities are carried in the current value basis balance sheets at the lower of cost or net realizable value--the same stated value as in the cost basis balance sheets.

(c) Revaluation equity

The aggregate difference between the current value basis and cost basis of the Company's assets and liabilities is reported as revaluation equity in the shareholders' equity section of the consolidated current value basis balance sheets. The components of revaluation equity at December 31, 1994 and 1993 are as follows (in thousands):

                                                     1994                1993
                                                 ----------          ----------
Value of interests in operating properties:
Retail centers.................................  $1,981,731          $1,908,831
Office, mixed-use and other....................     202,450             175,556
Value of properties held for development
  and sale.....................................     143,919             132,387
Value of land in development...................      10,524              10,377
                                                 ----------          ----------
Total equity value.............................   2,338,624           2,227,151
Debt related to equity interests...............   2,142,510           2,088,787
                                                 ----------          ----------
Total asset value..............................   4,481,134           4,315,938
Depreciated cost of interests in operating
  properties and costs of properties
  held for development and sale, land in
  development and certain other assets.........  (2,668,766)         (2,611,354)
Present value of potential income taxes
  related to revaluation equity, net of cost
  basis deferred income taxes..................    (330,132)           (297,381)
Other, net.....................................      36,983               5,252
                                                 ----------          ----------
Total revaluation equity.......................  $1,519,219          $1,412,455
                                                 ==========          ==========

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

(b) Basis of presentation

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

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.

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

  Maintenance and repair costs are expensed against operations as incurred, while costs of significant improvements, replacements and major renovations are capitalized.

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

(e) Accounting for leases

Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables. Leases which transfer substantially all the risks and benefits of ownership to the Company are considered capital leases and the present values of the minimum lease payments are accounted for as property and debt. Direct costs of negotiating and consummating tenant leases are deferred and amortized over the terms of the related leases.

  In general, minimum rent revenues are recognized when due from tenants; however, the straight-line basis, which averages annual minimum rents over the terms of leases, is used to recognize estimated collectible minimum rent revenues under leases which provide for varying rents over their terms.

(f) Income taxes

Deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

(g) Investments in marketable securities and cash and cash equivalents

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This change in accounting did not have a material effect on the financial position or results of operations of the Company. Investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is the Company's intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. At December 31, 1994 and 1993, investments in marketable securities consist primarily of U.S. government and agency obligations with maturities of less than one year and include $2,001,000 and $4,422,000, respectively, which are held for restricted uses.

(h) Interest rate exchange agreements

The Company makes limited use of interest rate exchange agreements, including interest rate caps and swaps, primarily to manage interest rate risk associated with variable rate debt. Under interest rate cap agreements, the Company makes initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates on the related variable rate debt exceed specified levels during the agreement period.
Premiums paid are amortized to interest expense over the terms of the agreements using the interest method and payments receivable from the counterparties are accrued as reductions of interest expense. Under interest rate swap agreements, the Company and the counterparties agree to exchange the difference between fixed rate and variable rate interest amounts calculated by reference to specified notional principal amounts during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less. Amounts receivable or payable under swap agreements are accounted for as adjustments to interest expense on the related debt.

  Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. The Company deals only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and does not expect that any counterparties will fail to meet their obligations.

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

  The condensed, combined balance sheets of these ventures and the Company's proportionate share of their assets, liabilities and equity at December 31, 1994 and 1993 and the condensed, combined statements of earnings of these ventures and the Company's proportionate share of their revenues and expenses for 1994, 1993 and 1992 are summarized as follows (in thousands):

                                               Combined        Proportionate Share
                                          -------------------  ---------------------
                                            1994       1993       1994        1993
                                          --------   --------   --------    --------
Total assets, primarily property......... $389,987   $426,826   $179,868    $194,253
                                          ========   ========   ========    ========
Liabilities, primarily long-term debt.... $325,309   $368,198   $153,238    $171,142
Venturers' equity........................   64,678     58,628     26,630      23,111
                                          --------   --------   --------    --------
Total liabilities and venturers' equity.. $389,987   $426,826   $179,868    $194,253
                                          ========   ========   ========    ========

                                              Combined              Proportionate Share
                                    ----------------------------  -------------------------
                                      1994      1993      1992     1994     1993     1992
                                    --------  --------  --------  -------  -------  -------
Revenues........................... $143,573  $144,564  $163,414  $65,650  $66,432  $76,233
Operating and interest expenses....   83,492    87,290   112,858   38,592   40,689   53,098
Depreciation and amortization......   13,281    12,396    13,983    3,680    3,833    4,925
                                    --------  --------  --------  -------  -------  -------
Net earnings....................... $ 46,800  $ 44,878  $ 36,573  $23,378  $21,910  $18,210
                                    ========  ========  ========  =======  =======  =======

  The Company holds minority interests in certain real estate ventures which are accounted for using the equity or cost methods, as appropriate. These projects are managed by the Company and the agreements relating to them generally provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels. The condensed, combined balance sheets of these ventures at December 31, 1994 and 1993 and their condensed combined statements of earnings for 1994, 1993 and 1992 are summarized as follows (in thousands):

                                                     1994              1993
                                                  ----------        ----------
Total assets, primarily property...............   $1,200,252        $1,307,611
                                                  ==========        ==========
Liabilities, primarily long-term debt..........   $  373,303        $  468,352
Venturers' equity..............................      826,949           839,259
                                                  ----------        ----------
Total liabilities and venturers' equity........   $1,200,252        $1,307,611
                                                  ==========        ==========

                                        1994            1993            1992
                                      --------        --------        --------
Revenues............................  $200,728        $197,333        $193,111
Operating and interest expenses.....   133,470         142,740         141,184
Depreciation and amortization.......    37,701          36,768          34,897
Loss on disposition.................    25,722              --              --
                                      --------        --------        --------
Net earnings........................  $  3,835        $ 17,825        $ 17,030
                                      ========        ========        ========

  The Company's share of net earnings of these ventures was $1,856,000 in 1994, $723,000 in 1993 and $456,000 in 1992.

(4) Opertaing properties

Property and deferred costs of projects at December 31, 1994 and 1993 are summarized as follows (in thousands):

                                                       1994              1993
                                                   ----------        ----------
Buildings and improvements.......................  $2,457,926        $2,346,074
Land.............................................     181,169           155,580
Deferred costs...................................     124,643           122,762
Receivables under finance leases.................      81,408            82,040
Investments in unconsolidated real estate
  ventures.......................................      68,195            80,512
Furniture and equipment..........................      24,224            34,335
                                                   ----------        ----------
  Total..........................................  $2,937,565        $2,821,303
                                                   ==========        ==========

  Depreciation expense for 1994, 1993 and 1992 was $59,914,000, $55,508,000 and
$51,834,000, respectively. Amortization expense for 1994, 1993 and 1992 was $14,272,000, $14,692,000 and $16,329,000, respectively.

(5) Properties in development

Properties in development include construction and development in progress and pre-construction costs, net. The construction and development in progress accounts include land and land improvements of $11,216,000 at December 31, 1994 and $12,521,000 at December 31, 1993.

  Changes in pre-construction costs, net, for 1994 and 1993 are summarized as follows (in thousands):

                                                         1994           1993
                                                       -------        -------
Balance at beginning of year, before
  pre-construction reserve............................ $18,473        $17,741
Costs incurred........................................  10,337         12,024
Costs transferred to construction and development
  in progress.........................................  (3,663)        (6,603)
Costs transferred to operating properties.............  (2,401)        (3,484)
Costs of unsuccessful projects written off............  (2,113)        (1,205)
                                                       -------        -------
                                                        20,633         18,473
Less pre-construction reserve.........................  14,109         12,822
                                                       -------        -------
Balance at end of year, net........................... $ 6,524        $ 5,651
                                                       =======        =======

(6) Properties held for development and sale

Properties held for development and sale at December 31, 1994 and 1993 are summarized as follows (in thousands):

                                                        1994            1993
                                                      --------        --------
Land under development..............................  $ 84,872        $ 70,027
Other land..........................................    42,794          50,390
Finished land.......................................     4,627          11,410
Industrial building subject to a contract for sale..     8,809              --
                                                      --------        --------
  Total.............................................  $141,102        $131,827
                                                      ========        ========

(7) Accounts and notes receivable

Accounts and notes receivable at December 31, 1994 and 1993 are summarized as follows (in thousands):

                                                          1994          1993
                                                        --------      --------
Accounts receivable, primarily accrued rents and
income under tenant leases............................. $ 82,318      $ 80,126
Notes receivable, including secured notes of
$9,488 in 1994 and $11,285 in 1993.....................   21,008        21,836
                                                        --------      --------
                                                         103,326       101,962
Less allowance for doubtful receivables................   25,124        24,036
                                                        --------      --------
Total.................................................. $ 78,202      $ 77,926
                                                        ========      ========

  Accounts and notes receivable due after one year were $62,437,000 and $59,226,000 at December 31, 1994 and 1993, respectively.

(8) Pension plans

The Company has a defined benefit pension plan (the "funded plan") covering substantially all employees. The Company's policy is to fund, at a minimum, current service costs and amortization of unfunded accrued liabilities subject to the limits of the Internal Revenue Code. In addition, the Company has separate, non-qualified unfunded retirement plans (the "unfunded plans") covering directors and employees whose defined benefits exceed the limits of the funded plan. Benefits under the pension plans are based on the participants' years of service and compensation.

  The net pension cost for the Company's pension plans includes the following components (in thousands):

                                                  1994        1993        1992
                                                -------     -------     -------
Service cost................................... $ 2,904     $ 2,191     $ 2,058
Interest cost on projected benefit obligations.   3,425       2,991       2,977
Actual return on funded plan assets............  (1,930)     (1,790)     (1,551)
Other, net.....................................     927         897        (123)
                                                -------     -------     -------
Net pension cost............................... $ 5,326     $ 4,289     $ 3,361
                                                =======     =======     =======


  The funded status of the Company's pension plans at December 31, 1994 and 1993 is summarized as follows (in thousands):

                                                      1994                          1993
                                            -----------------------        -----------------------
                                             Funded        Unfunded         Funded        Unfunded
                                              Plan           Plans           Plan           Plans
                                            --------       --------        --------       --------
Accumulated benefit obligations:
  Vested..................................  $ 24,059        $ 9,380        $ 26,667        $ 7,238
  Nonvested...............................     3,040            338           3,783            290
                                            --------       --------        --------       --------
  Total...................................  $ 27,099        $ 9,718        $ 30,450        $ 7,528
                                            ========       ========        ========       ========
Projected benefit obligations.............  $ 30,173        $10,746        $ 34,295        $ 7,685
Plan assets at fair value.................   (27,465)            --         (24,310)            --
                                            --------       --------        --------       --------
Excess of projected benefit
  obligations over plan assets............     2,708         10,746           9,985          7,685
Unamortized prior service cost............    (2,359)        (3,559)         (3,241)        (2,580)
Unrecognized net gain (loss)..............    (3,836)           391          (7,612)           969
Unrecognized net obligation at
  January 1, 1987, net of amortization....      (730)          (945)           (797)        (1,080)
Additional minimum liability..............        --          3,085           7,805          2,534
                                            --------       --------        --------       --------
Accrued (prepaid) pension cost included
  in accrued expenses.....................  $ (4,217)       $ 9,718        $  6,140        $ 7,528
                                            ========       ========        ========       ========

The projected benefit obligations for the plans were determined using discount rates of 8.875%, 7.5% and 8.25% in 1994, 1993 and 1992, respectively. The rate of compensation increases assumed was 4.5% for 1994, 1993 and 1992. The expected long-term rate of return on plan assets of the funded plan was 11% in 1994, 1993 and 1992. The assets of the funded plan consist primarily of pooled separate accounts with an insurance company and marketable securities.

(9) Other Postretirement and Postemployment Benefits

The Company has a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements. The Company pays the full cost of participants' life insurance coverage and makes contributions based on years of service to the cost of participants' medical insurance coverage, subject to a maximum annual contribution.

  Prior to 1993, the Company accounted for postretirement benefit costs on the cash basis, and the cost of these benefits was not material in 1992. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires that postretirement benefit costs be recognized on the accrual basis as employees render the services required to be eligible for benefits. This change in accounting did not have a material effect on the financial position or results of operations of the Company, after considering recoveries of employee benefit costs under tenant leases.

  The postretirement benefit cost includes the following components (in thousands):

                                                  1994         1993
                                                 ------       ------
Service cost.................................... $  741       $  603
Interest cost on accumulated postretirement
  benefit obligation............................    823          785
Amortization of transition obligation at
  January 1, 1993...............................    485          484
                                                 ------       ------
  Net postretirement benefit cost............... $2,049       $1,872
                                                 ======       ======

  The status of the Company's postretirement benefit plan at December 31, 1994 and 1993 is summarized as follows (in thousands):

                                                   1994           1993
                                                 -------        -------
Accumulated postretirement benefit obligation:
  Retirees...................................... $ 2,964        $ 3,130
  Other fully eligible participants.............   1,637          2,016
  Other active participants.....................   5,748          6,428
                                                 -------        -------
                                                  10,349         11,574
Unrecognized net gain (loss)....................   1,028         (1,142)
Unrecognized transition obligation..............  (8,719)        (9,204)
                                                 -------        -------
Accrued postretirement benefit cost included in
  accrued expenses.............................. $ 2,658        $ 1,228
                                                 =======        =======


  The weighted average discount rates used to determine the accumulated postretirement benefit obligation were 8.875% and 7.5% at December 31, 1994 and 1993, respectively. The transition obligation at January 1, 1993 is being amortized to postretirement benefit cost over 20 years. Because the Company's contributions are fixed, health care cost trend rates do not affect the accumulated postretirement benefit obligation.

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

  With respect to property debt not carrying a Parent Company guarantee of repayment, the Company has in the past and may in the future, under some circumstances, support those subsidiary companies whose annual obligations, including debt service, exceed operating revenues. At December 31, 1994 and 1993, property debt not carrying a Parent Company guarantee of repayment includes $660,614,000 and $643,191,000, respectively, of mortgages and bonds relating to operating properties of subsidiary companies which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the properties are met.

  Debt at December 31, 1994 and 1993 is summarized as follows (in thousands):

                                           1994             1993
                                       ----------        ----------
Mortgages and bonds................... $2,063,978        $1,923,791
Convertible subordinated debentures...    130,000           130,000
Other loans...........................    278,898           356,706
                                       ----------        ----------
  Total............................... $2,472,876        $2,410,497
                                       ==========        ==========

  Mortgages and bonds are secured by deeds of trust or mortgages on real estate projects and general assignments of rents. This debt matures in installments through 2025 and, at December 31, 1994, bears interest at a weighted average effective interest rate of 8.74%, including lender participations. At December 31, 1994, approximately $691,682,000 of this debt is subject to payment of additional interest based on the operating results of the related properties in excess of stated levels. In addition, certain of such debt provides for payments to lenders of shares of the related properties' residual values, if any, upon sale or refinancing.

  The convertible subordinated debentures bear interest at 5.75% and mature in 2002. The debentures are convertible into one share of common stock for each $28.63 of par value.

  Other loans include $120,000,000 of 8.5% unsecured notes, issued in 1993 and due in 2003, various property acquisition and land loans, credit line advances and certain other borrowings. These loans include aggregate unsecured borrowings of $259,751,000 and $268,178,000 at December 31, 1994 and 1993, respectively, and at December 31, 1994, bear interest at a weighted average effective interest rate of 8.62%.

  The annual maturities of debt as of December 31, 1994 are summarized as follows (in thousands):



                        Company and      Nonrecourse
                       Recourse Loans        Loans            Total
                       --------------    ------------       ----------
1995..................... $ 28,851        $   99,404        $  128,255
1996.....................   39,941            45,398            85,339
1997.....................   19,764           118,888           138,652
1998.....................   16,414            63,385            79,799
1999.....................   26,046           115,460           141,506
Subsequent to 1999.......  343,415         1,555,910         1,899,325
                          --------        ----------        ----------
  Total.................. $474,431        $1,998,445        $2,472,876
                          ========        ==========        ==========

  Approximately $56,337,000 of the debt maturing in 1995 relates to a retail center mortgage due in December. The Company expects to refinance this mortgage on a long-term basis at or prior to its scheduled maturity.

  At December 31, 1994, the Company had entered into interest rate cap agreements which expire in December 1996 and April 1997. These agreements limit the average interest rate on $58,250,000 of mortgages to 8.19% through April 1995 and to 9.86% from May 1995 through April 1997 and limit the interest rate on advances up to $55,000,000 under a line of credit to 11.55% through December 1996. The interest rate swap agreements outstanding at December 31, 1994 were not material. Interest rate exchange agreements did not have a material effect on the weighted average effective interest rates on debt at December 31, 1994 and 1993 or interest expense for the years ended December 31, 1994, 1993 and 1992.

  Total interest costs were $220,971,000 in 1994, $219,705,000 in 1993 and
$221,907,000 in 1992 of which $7,388,000, $8,899,000 and $15,098,000 were capitalized, respectively.

  During 1994, 1993, and 1992, the Company incurred extraordinary losses, related to extinguishments of debt prior to scheduled maturity or required partial early redemptions of debt, of $4,447,000, $8,051,000 and $348,000, respectively, net of related deferred income tax benefits of $2,377,000, $4,271,000 and $182,000, respectively. Proceeds from the Company's refinancings of the related properties, and in 1993, from the issuances of the 8.5% unsecured notes and Preferred stock were used to retire the debt extinguished and to fund the prepayment penalties, where applicable.

  In January 1995, the Company extinguished approximately $96,800,000 of property debt prior to its scheduled maturity. In connection with this transaction, the Company incurred an extraordinary loss of approximately $7,100,000, net of related deferred income tax benefits of $3,800,000. Proceeds from a loan of $96,800,000 obtained in January 1995 and available cash were used to retire the debt and fund the prepayment penalty. The loan is secured by the property, due in February 1996, and bears interest at a variable rate. The Company expects to refinance this loan on a long-term basis at or prior to its scheduled maturity.

  At December 31, 1994, the Company had available unused lines of credit totalling $159,720,000. In February 1995, the Company registered $150,000,000 of unsecured notes for issuance to the public from time to time through February 1997. The notes can be issued, subject to market conditions, for varying terms (nine months to 30 years) at fixed or floating rates based upon market indices at the time of issuance. The agreements relating to certain of the lines of credit, the 8.5% unsecured notes, the unsecured notes registered in February 1995, and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

  In accordance with the Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the estimated fair value of debt is determined based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments, cash flows under interest rate exchange agreements, where applicable, and lenders' participations in operating results and residual values of the related properties, where applicable. The carrying amount and estimated fair value of the Company's debt at December 31, 1994 and 1993 are summarized as follows (in thousands):

                                  1994                          1993
                        -------------------------     -------------------------
                         Carrying      Estimated       Carrying      Estimated
                          Amount       Fair Value       Amount       Fair Value
                        ----------     ----------     ----------     ----------
Fixed rate debt........ $2,152,270     $2,105,794     $2,110,163     $2,162,801
Variable rate debt.....    320,606        320,606        300,334        300,334
                        ----------     ----------     ----------     ----------
                        $2,472,876     $2,426,400     $2,410,497     $2,463,135
                        ==========     ==========     ==========     ==========

  Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Company's debt obligations at fair value may not be possible and may not be a prudent management decision.

(11) Operating results and assets by line of business

Operating results before gain (loss) on dispositions of assets and other provisions, net, income taxes and extraordinary losses are summarized by line of business as follows (in thousands):

                                             1994          1993          1992
                                           --------      --------      --------
Operating properties:
  Revenues...............................  $633,047      $607,630      $565,117
  Operating expenses, exclusive of
     provision for bad debts,
     depreciation and amortization.......   322,278       322,793       304,687
  Interest expense.......................   196,690       189,805       184,943
  Provision for bad debts................     5,185         4,741         6,297
  Depreciation and amortization..........    74,186        70,200        68,163
                                           --------      --------      --------
                                             34,708        20,091         1,027
                                           --------      --------      --------
Land sales:
  Revenues...............................    35,232        35,313        29,137
  Operating costs and expenses...........    19,877        19,387        16,330
  Interest expense.......................     5,028         4,093         2,959
                                           --------      --------      --------
                                             10,327        11,833         9,848
                                           --------      --------      --------

Development:
  Operating costs and expenses...........     6,494         3,853         4,421
  Interest expense.......................       495           495           495
                                           --------      --------      --------
                                             (6,989)       (4,348)       (4,916)
                                           --------      --------      --------
Corporate:
  Interest income........................     2,892         3,862         2,851
  Interest expense.......................    11,370        16,413        18,412
  Other expenses.........................     8,309         6,184         5,927
                                           --------      --------      --------
                                            (16,787)      (18,735)      (21,488)
                                           --------      --------      --------
Operating income (loss)..................  $ 21,259      $  8,841      $(15,529)
                                           ========      ========      ========

The assets by line of business at December 31, 1994, 1993 and 1992 are as follows (in thousands):

                                           1994           1993           1992
                                        ----------     ----------     ----------
Operating properties..................  $2,617,045     $2,556,237     $2,396,900
Land sales............................     136,986        140,673        140,227
Development...........................      68,863         63,656         96,570
Corporate.............................      92,966        114,416         92,584
                                        ----------     ----------     ----------
  Total...............................  $2,915,860     $2,874,982     $2,726,281
                                        ==========     ==========     ==========

(12) Income taxes

Income tax expense (benefit) is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

                                                   1994       1993       1992
                                                  ------     ------     -------
Tax (benefit) at statutory rate on earnings
  (loss) before income taxes and extraordinary
  losses........................................  $4,668     $1,075     $(7,066)
State income taxes, net of Federal
  income tax benefit............................   2,062      1,398       1,374
Effect of increase in Federal tax rate..........      --      1,890          --
Costs incurred in connection with a private
  placement of common stock of the
  Company.......................................      --         --         758
                                                  ------     ------     -------
Income tax expense (benefit)....................  $6,730     $4,363     $(4,934)
                                                  ======     ======     =======
Effective rate..................................    50.5%     142.0%       23.7%
                                                  ======     ======     =======

  The net deferred tax obligations at December 31, 1994 and 1993 consist of total deferred tax assets of approximately $203,116,000 and $191,071,000, respectively, and total deferred tax liabilities of approximately $285,713,000 and $270,050,000, respectively. The tax effects of temporary differences between the financial reporting and income tax bases of assets and liabilities that are included in the net deferred tax obligations at December 31, 1994 and 1993 relate to the following (in thousands):

                                                         1994           1993
                                                       ---------      ---------
Property, primarily differences in depreciation
  and amortization and treatment of interest
  and certain other costs............................. $ 260,457      $ 245,642
Accounts and notes receivable, primarily
  differences in timing of recognition of rent
  revenues and doubtful receivables...................     5,070          4,243
Accrued expenses, primarily differences in timing of
  recognition of interest, compensation and pension
  expenses............................................       (58)          (460)
Effect of operating loss and tax credit carryforwards.  (182,872)      (170,446)
                                                       ---------      ---------
  Total............................................... $  82,597      $  78,979
                                                       =========      =========


  The net operating losses carried forward from December 31, 1994 for Federal income tax purposes aggregate approximately $510,000,000. The loss carryforward will begin to expire in 1998.

  As indicated above, the deferred tax liabilities relate primarily to differences in depreciation and amortization of property and treatment of interest and certain other property-related costs for financial reporting and income tax purposes and the deferred tax assets relate primarily to the tax effects of operating loss carryforwards. The ultimate realization of these assets is dependent upon the generation of sufficient future taxable income to use the operating loss carryforwards before they expire. Based on the scheduled reversal of the deferred tax liabilities and projections of future taxable income over the operating loss carryforward period, management believes it is more likely than not that the Company will realize the benefits of the operating loss and tax credit carryforwards at December 31, 1994.

(13) Gain (loss) on dispositions of assets and other provisions, net

Gain (loss) on dispositions of assets and other provisions, net, is summarized as follows (in thousands):

                                                    1994      1993      1992
                                                   -------   -------   -------
Dispositions of interests in properties........... $(5,284)  $    --   $    --
Provisions for loss on investments in properties..  (2,212)   (5,432)       --
Costs incurred in connection with a private
  placement of common stock of the Company........      --        --    (2,231)
Provision for loss on certain investments.........      --        --    (4,156)
Other, net........................................    (427)     (337)    1,133
                                                   -------   -------   -------
  Total........................................... $(7,923)  $(5,769)  $(5,254)
                                                   =======   =======   =======

  During 1994, the Company disposed of its interests in two retail centers, a hotel and an office building and incurred losses of $8,045,000. These losses were partially offset by a gain of $2,761,000 related to the disposition of an interest in a retail center the Company continues to manage.

  The provision for loss on investment in a property in 1994 relates to an industrial building which is subject to a contract for sale. The provision for loss on investment in a property in 1993 relates to a retail center property and was recognized based on management's determination that the Company would not continue to support the property (which is financed by nonrecourse loans) under the existing arrangements with lenders, public authorities and others involved and that it was unlikely that the Company would recover all of its investment in the property based on forecasts of future cash flows.

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

(14) Series A Convertible Preferred stock

The Company has authorized issuance of 50,000,000 shares of Preferred stock of 1c par value per share of which 4,505,168 shares have been classified as Series A Convertible Preferred. At December 31, 1994 and 1993, 4,505,041 and 4,025,000 shares, respectively were issued. The Company issued 480,168 shares of the Series A Convertible Preferred stock valued at $23,000,000 in December 1994 in connection with a modification of terms of a debt agreement related to a retail center. The shares of Series A Convertible Preferred stock have a liquidation preference of $50 per share and earn dividends at an annual rate of 6.5% of the liquidation preference. At the option of the holders, each share of Preferred stock is convertible into shares of the Company's common stock at a conversion rate of approximately 2.35 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, beginning March 1, 1996, the shares of Preferred stock are redeemable for shares of common stock at the option of the Company, subject to certain conditions.

(15) Common stock

At December 31, 1994, shares of authorized and unissued common stock are reserved as follows: (a) 2,672,282 shares for issuance under the Company's stock option and stock bonus plans; (b) 4,540,692 shares for conversion of the convertible subordinated debentures; and (c) 10,600,096 shares for the conversion of the Preferred stock; and (d) 500,000 shares for exercise of the warrants issued to Trizec Investments Corporation discussed below.

The Company's stock option plans provide for the grant of options and stock appreciation rights to directors, officers and employees. A summary of changes in the outstanding stock options under the stock option plans is as follows:

                                       1994            1993            1992
                                    ---------       ---------       ---------
Balance at beginning of year.....   1,709,302       1,438,542       1,288,152
Options granted..................     566,000         350,000         285,000
Options exercised:
  $ 5.33 per share...............          --              --         (91,410)
  $11.17 per share...............          --         (41,340)         (7,800)
  $11.83 per share...............      (5,700)         (2,400)           (600)
  $15.33 per share...............      (3,000)         (9,500)         (6,000)
Options cancelled................     (38,500)        (26,000)        (28,800)
                                    ---------       ---------       ---------
Balance at end of year...........   2,228,102       1,709,302       1,438,542
                                    =========       =========       =========

  The options outstanding at December 31, 1994 are exercisable, subject to, in some instances, certain vesting requirements, as follows: 111,000 shares at $27.00; 619,000 shares at $23.75; 22,500 shares at $21.33; 350,000 shares at
$19.75; 327,500 shares at $19.00; 8,000 shares at $18.87; 230,500 shares at
$18.00; 174,602 shares at $15.33; 285,000 shares at $14.75; and 100,000 shares at $13.50.

  Under the Company's stock bonus plans, shares of common stock may be awarded to certain officers and employees. Shares awarded under the plans may be subject to forfeiture restrictions which lapse at defined annual rates. In connection with the stock bonus plan awards, the Company may make loans to the recipients for the payment of related income taxes, which loans may be forgiven subject to the recipients' continued employment. The total loans outstanding at December 31, 1994 and 1993 were $2,620,000 and $2,256,000, respectively. The Company recognizes any forgiven loan installments, amortization of the fair value of the stock awarded and certain related costs as compensation costs over the terms of the awards. Such costs amounted to $1,663,000 in 1994, $2,415,000 in 1993 and $2,078,000 in 1992.

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

(16) Leases

The Company, as lessee, has entered into operating leases expiring at various dates through 2082. Rents under such leases aggregated $11,927,000 in 1994, $17,483,000 in 1993 and $16,397,000 in 1992, including contingent rents, based on the operating performance of the related properties, of $6,232,000, $10,006,000 and $8,106,000, respectively. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. The minimum rent payments due under operating leases in effect at December 31, 1994 are summarized as follows (in thousands):

1995................................................................. $  5,675
1996.................................................................    5,640
1997.................................................................    5,583
1998.................................................................    5,583
1999.................................................................    5,583
Subsequent to 1999...................................................  246,445
                                                                      --------
  Total.............................................................. $274,509
                                                                      ========

Obligations under capital leases relate to leases of the Company's headquarters building and certain operating properties and equipment expiring at various dates through 2039. The property and other asset accounts include costs of $70,651,000 and $73,054,000 and accumulated depreciation of $21,249,000 and $20,010,000 at December 31, 1994 and 1993, respectively, related to these leases.The minimum rent payments due under capital leases and their present value at December 31, 1994 are summarized as follows (in thousands):

1995............................................................ $  10,383
1996............................................................     8,875
1997............................................................     8,489
1998............................................................     7,688
1999............................................................     7,330
Subsequent to 1999..............................................   201,771
                                                                 ---------
                                                                   244,536
Imputed interest at rates ranging from 5.59% to 13.00%..........  (184,492)
                                                                 ---------
Obligations under capital leases, net........................... $  60,044
                                                                 =========

  Space in the Company's operating properties is leased to approximately 6,400 tenants. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse the Company for certain of its operating expenses. Rents from tenants are summarized as follows (in thousands):

                                       1994            1993            1992
                                     --------        --------        --------
Minimum rents....................... $303,425        $289,422        $267,381
Percentage rents....................   17,144          19,133          19,830
Other rents.........................  220,532         219,168         203,223
                                     --------        --------        --------
  Total............................. $541,101        $527,723        $490,434
                                     ========        ========        ========

  The minimum rents to be received from tenants under operating leases in effect at December 31, 1994 are summarized as follows (in thousands):

1995..............................................................  $  282,022
1996..............................................................     260,096
1997..............................................................     234,565
1998..............................................................     202,844
1999..............................................................     170,221
Subsequent to 1999................................................     581,777
                                                                    ----------
  Total...........................................................  $1,731,525
                                                                    ==========

  Certain of the Company's tenant leases are accounted for as finance leases since the terms of the leases transfer substantially all of the risks and benefits of ownership to the tenants. Rents under such leases aggregated $8,511,000 in 1994, $6,601,000 in 1993 and $7,912,000 in 1992. The minimum rent payments to be received from tenants under finance leases in each of the next five years are approximately $8,900,000. The net investment in finance leases at December 31, 1994 and 1993 is summarized as follows (in thousands):

                                                       1994            1993
                                                     --------        ---------
Total minimum rent payments to be received
  over lease terms.................................. $175,609        $ 184,120
Estimated residual values of leased properties......    3,123            3,123
Unearned income.....................................  (97,324)        (105,203)
                                                     --------        ---------
  Net investment in finance leases.................. $ 81,408        $  82,040
                                                     ========        =========

(17) Other commitments and contingencies

Commitments for the construction and development of properties in the ordinary course of business and other commitments not set forth elsewhere amount to approximately $13,000,000 at December 31, 1994.

  At December 31, 1994, subsidiaries of the Company have contingent liabilities of approximately $26,917,000 with respect to future minimum rents under long-term lease obligations of certain joint ventures and approximately $4,300,000 with respect to bank letters of credit issued to secure their obligations under certain agreements. In addition, the Company had contingent liabilities with respect to debt of certain joint ventures aggregating approximately $37,682,000.

  On November 6, 1990, Robert P. Guastella Equities, Inc. ("Plaintiff"), a former tenant at the Riverwalk Shopping Center in New Orleans, Louisiana ("Riverwalk"), which is owned and operated by New Orleans Riverwalk Associates, an affiliate of the Company ("NORA"), filed suit in the Civil District Court of Orleans Parish, Louisiana against NORA, the Company, two Company affiliates, and a partner of NORA (collectively, "Defendants"). Plaintiff alleges that Defendants breached Plaintiff's lease agreement with NORA for the operation of a restaurant at Riverwalk and that as a result of these breaches it suffered losses and could not pay the rentals due under the lease agreement, as a result of which the lease and its tenancy were terminated by NORA. Plaintiff sought damages of approximately $600,000 for these alleged breaches and $33,000,000 for alleged lost future profits which it claimed it would have earned had its lease not been terminated. The Defendants filed answers denying the claims of Plaintiff, asserting other defenses and raising a counterclaim. The case was tried before a jury and, on October 28, 1993, the jury returned a verdict against Defendants upon which judgment was entered by the trial court on January 7, 1994, in the total net amount of approximately $9,128,000 (which included a net award for lost future profits of approximately $8,640,000) plus interest from the date the suit was filed and attorneys' fees in an amount to be determined. On May 6, 1994, the trial court denied all post-trial motions of both Plaintiffs and Defendants and entered an amended judgment in which it awarded Plaintiff $450,000 in attorneys' fees and awarded Defendants $25,000 in attorneys' fees. Defendants believe that the verdict and judgment as entered to date are contrary to the facts and applicable law. On May 23, 1994, Defendants appealed this judgment to the Louisiana Court of Appeal, Fourth District. Defendants intend to vigorously pursue their rights of appeal. Oral argument is scheduled for March 8, 1995. A decision is expected in the second or third quarter of 1995. An estimate of the ultimate possible loss in the case cannot be made at this time, although a reasonably possible range of loss could be as high as the full amount of the damages awarded in the case, together with interest accrued and attorneys' fees awarded.

  The Company and certain of its subsidiaries are defendants in various other litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In the opinion of management, adequate provisions (less than $1,500,000 in the aggregate) have been made for losses with respect to all litigation matters (including with respect to the above-described suit), where appropriate, and the ultimate resolution of all such litigation matters is not likely to have a material effect on the consolidated financial position of the Company. Due to the Company's modest and fluctuating net earnings (loss), it is not possible to predict whether the resolution of these matters is likely to have a material effect on the Company's consolidated net earnings (loss) and it is, therefore, possible that the resolution of these matters could have such a material effect in any future quarter or annual fiscal period.

(18) Earnings (loss) per share of common stock

Earnings (loss) per share of common stock is computed by dividing net earnings (loss), after deducting dividends on Preferred stock, by the weighted average number of shares of common stock outstanding during the year. The numbers of shares used in the computations were 47,565,000 for 1994, 47,411,000 for 1993 and 47,994,000 for 1992. Common stock equivalents have not been used in computing earnings (loss) per common share because their effects are not material or are anti-dilutive.

--------------------------------------------------------------------------------
Five Year Comparison of Selected Financial Data
Year ended December 31 (in thousands, except per share data)
--------------------------------------------------------------------------------

                                                          1994            1993              1992            1991           1990
                                                       ----------      ----------        ----------      ----------     ----------
Operating results:
  Revenues from continuing operations................. $  671,171      $  646,805        $  597,105      $  573,498     $  529,570
  Earnings (loss) from continuing operations..........      6,606          (1,291)         (15,849)           2,424         (1,165)
  Earnings (loss) from continuing operations per
    share of common stock.............................       (.14)           (.27)            (.33)             .05           (.07)
Earnings before depreciation and
  deferred taxes from operations......................     94,710          78,281           52,282           46,820         50,290
Cash flows from:
  Operating activities................................    113,775         101,149            66,630          67,226         35,057
  Investing activities................................   (178,551)       (154,446)         (144,836)        (96,210)      (248,532)
  Financing activities................................     40,618          47,068            98,914          17,271        246,968
Total assets-cost basis...............................  2,915,860       2,874,982         2,726,281       2,637,452      2,614,877
Total assets-current value basis......................  4,736,961       4,588,636         4,217,819       4,174,093      4,362,153
Debt, capital leases and Redeemable Preferred stock...  2,532,920       2,473,596         2,498,983       2,374,527      2,344,095
Shareholders' equity (deficit):
  Historical cost basis...............................     95,026         113,151           (34,848)         17,328         25,339
  Current value basis.................................  1,614,245       1,525,606         1,188,896       1,274,070      1,470,088
Shareholders' equity (deficit)
  per share of common stock:
  Historical cost basis...............................       1.63            1.98              (.74)            .36            .53
  Current value basis.................................      27.75           26.75             25.50           26.60          30.10
Dividends per share of common stock...................        .68             .62               .60             .60            .60
Dividends per share of convertible Preferred stock....       3.25            2.83                --              --             --
Weighted average common shares outstanding............     47,565          47,411            47,994          48,157         48,019
Market price per share of common stock at year end....      19.25           17.75             18.00           18.25          14.50
Market price per share of convertible
  Preferred stock at year end.........................      48.50           53.75                --              --             --

Note--Historical cost basis shareholders' equity per share of common stock and current value basis shareholders' equity per share of common stock assume the conversion of the Series A Convertible Preferred stock.

--------------------------------------------------------------------------------
Interim Financial Information (Unaudited)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):
--------------------------------------------------------------------------------

                                                                      Quarter ended
                                    ------------------------------------------------------------------------------------
                                    December   September    June     March     December   September    June      March
                                    31, 1994   30, 1994   30, 1994  31, 1994   31, 1993   30, 1993   30, 1993   31, 1993
                                    --------   ---------  --------  --------   --------   ---------  --------   --------
Revenues........................... $172,325   $172,650   $163,662  $162,534   $173,842   $165,880   $154,341   $152,742
Operating income (loss)............    9,922      7,314      1,853     2,170      7,053      2,118        975     (1,305)
Earnings (loss) before
extraordinary losses...............    4,161      4,146        549    (2,250)       740       (924)       436     (1,543)
Net earnings (loss)................    2,767      4,146     (2,030)   (2,724)      (515)    (4,414)    (1,912)    (2,501)
                                    ========   ========   ========  ========   ========   ========   ========   ========
Earnings (loss) per common share:
Earnings (loss) before
extraordinary losses............... $    .02   $    .02   $   (.06) $   (.12)  $   (.05)  $   (.09)  $   (.06)  $   (.07)
Extraordinary losses...............     (.03)        --       (.05)     (.01)      (.03)      (.07)      (.05)      (.02)
                                    --------   --------   --------  --------   --------   --------   --------   --------
Total.............................. $   (.01)  $    .02   $   (.11) $   (.13)  $   (.08)  $   (.16)  $   (.11)  $   (.09)
                                    ========   ========   ========  ========   ========   ========   ========   ========

Note--The net losses for the quarters ended December 31, 1994 and March 31, 1994 include provisions for losses on investments in operating properties of $1,644,000 ($.03 per share) and $5,023,000 ($.11 per share), respectively.
      The loss for the quarter ended March 31, 1994 was partially offset by a gain related to the disposition of an interest in a retail center the Company continues to manage of $1,908,000 ($.04 per share). The net loss for the quarter ended December 31, 1993 includes a provision for loss on investment in a retail center of $3,531,000 ($.07 per share).

--------------------------------------------------------------------------------
Price of Common Stock and Dividends
The Company's common stock is traded over the counter. The bid prices and dividends per share were as follows:
--------------------------------------------------------------------------------

                                                                      Quarter ended
                                    ------------------------------------------------------------------------------------
                                    December   September    June     March     December   September    June      March
                                    31, 1994   30, 1994   30, 1994  31, 1994   31, 1993   30, 1993   30, 1993   31, 1993
                                    --------   ---------  --------  --------   --------   ---------  --------   --------
High bid price.....................   19 1/2     20          20       19         21         20 1/2     18 3/4     19
Low bid price......................   17 1/4     18 3/4      18       16 1/4     17 3/4     15         16         15 3/4
Dividends..........................  .17        .17         .17      .17        .17        .15        .15        .15

--------------------------------------------------------------------------------
Number of Holders of Common Stock
The number of holders of record of the Company's common stock as of March 1, 1995 was 2,462.

                      The Rouse Company and Subsidiaries

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
General

The Company's primary business is the acquisition, development and management of income-producing real estate projects. The Company operates a diversified portfolio of real estate properties located across the United States. In addition, the Company develops and sells land, primarily in Columbia, Maryland.

  Management believes that the Company's financial position is sound and that its liquidity and capital resources are adequate. As shown in the supplemental current value basis financial statements, current value shareholders' equity, which is an important indication of the Company's financial strength, was $1.61 billion at December 31, 1994, up from $1.53 billion at December 31, 1993.

  The Company has continued to achieve strong financial results in recent periods, despite the generally difficult market conditions in the real estate and retailing industries. Current value shareholders' equity per share increased 4% in 1994 and 5% 1993 after decreasing in each of the three preceding years. Earnings before depreciation and deferred taxes (EBDT), which is defined and discussed in more detail below, increased 21% in 1994 and 50% in 1993. These results have been made possible by several factors, including the continued strong performance of the Company's larger, major market retail centers and Columbia land sales operations, refinancing of a significant amount of project-related debt at lower interest rates, particularly in 1993 and the first half of 1994, and, to a lesser extent, dispositions or modifications of the terms of agreements relating to properties which were performing below expectations.

  Management believes that the Company's operating results should continue to improve in 1995, although the rate of growth in EBDT is likely to slow. For the longer term, management believes that the outlook for new development is better than it has been in many years, and the Company is aggressively pursuing a number of new regional shopping center development opportunities. The Company also intends to continue to focus development efforts on expansion opportunities at existing retail centers, projects in Columbia and special situations that do not involve significant risk. Finally, management is actively reviewing and evaluating the Company's portfolio of retail center properties to identify those that may not have characteristics and opportunities consistent with the Company's long-term objectives. While this process is still in progress and no decisions have been reached, it is possible that the Company will decide to sell selected properties, particularly smaller properties in smaller markets.

Operating Results

This discussion and analysis of operating results covers each of the Company's four business segments as management believes that a segment analysis provides the most effective means of understanding the Company's business. Note 11 to the consolidated financial statements and the elements of revenues and expenses set forth in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 50 should be referred to when reading this discussion.

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

  Revenues from retail properties increased $22,877,000 in 1994 and $35,118,000 in 1993. The increase in 1994 was attributable to expansions opened in 1994, a full year of operations of expansions opened and properties acquired in 1993 and increases in effective rents due to re-leasing efforts. The increase was also due to higher occupancy levels at the Company's larger, major market retail centers and increased lease cancellation payments received as a result of tenant restructurings or downsizings. These increases were partially offset by the disposition of a retail center in the first quarter of 1994.

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

  Total operating and interest expenses for retail properties increased by $8,965,000 in 1994 and $19,959,000 in 1993, including increased depreciation and amortization of $2,662,000 and $1,508,000, respectively. The increase in 1994 was attributable to costs relating to expansions opened in 1994 and a full year of operations of expansions opened and properties acquired in 1993, higher occupancy levels at many of the Company's larger, major market retail centers and higher interest costs related to floating rate debt. These increases were partially mitigated by the effects of the disposition of a retail center in the first quarter of 1994 and to lower effective interest expense on fixed rate property debt due to debt repayments and refinancings at certain properties. The increase in 1993 was attributable primarily to the changes in the Company's portfolio of retail properties described above, partially offset by reductions in interest expense due to debt reductions, lower interest rates on floating rate debt and refinancings at certain properties.

  Revenues from office/mixed-use properties increased $2,540,000 in 1994 and $7,395,000 in 1993. Total operating and interest expenses for office/mixed-use properties increased $1,835,000 in 1994 and $3,490,000 in 1993, including increased depreciation and amortization of $1,324,000 and $529,000, respectively. The increase in revenues in 1994 was attributable primarily to higher occupancy levels at office and hotel properties and a full year of operations of properties opened in 1993, partially offset by lower recoveries of operating expenses at two office properties where the tenants began paying certain operating expenses directly in 1994. The increase in expenses in 1994 was due principally to a full year of operations of properties opened in 1993 and higher occupancy levels at office and hotel properties, partially offset by lower operating expenses at the two office properties referred to above. Also, lower interest expense at certain properties due to debt reductions, refinancings and the exercise, in the second quarter of 1994, of an option in a loan agreement to reduce the effective interest rate on that loan, partially mitigated the overall increase in interest and operating expenses in 1994.

  The increases in revenues and expenses in 1993 were due principally to operations of two industrial buildings in Columbia which opened in 1993 and an office building in Columbia opened in 1992. The increase in expenses in 1993 was partially offset by a reduction in interest expense due to debt reductions, lower interest rates on floating rate debt and the expiration of certain interest rate exchange agreements.

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

  Land sales revenues were $35,232,000 in 1994, $35,313,000 in 1993 and
$29,137,000 in 1992. The increase in revenues in 1993 was attributable primarily to higher sales of land for residential uses, and to a lesser extent, commercial land for retail and other uses.

  Land sales costs and expenses were $24,905,000 in 1994, $23,480,000 in 1993 and $19,289,000 in 1992. The increases in costs and expenses in 1994 and 1993 were attributable primarily to higher operating and interest expenses due to lower levels of land development activity on projects other than Columbia. The increase in 1993 was also due to increased cost of sales due to higher sales revenues.

Development: Development expenses were $6,989,000 in 1994, $4,348,000 in 1993 and $4,916,000 in 1992. These costs consist primarily of additions to the pre-construction reserve and new business costs.

  The pre-construction reserve is maintained to provide for costs of projects in the pre-construction phase of development, including retail center renovation and expansion opportunities, which may not go forward to completion. Additions to the pre-construction reserve were $3,400,000 in 1994, $2,900,000 in 1993 and $3,050,000 in 1992. New business costs relate primarily to the initial evaluation of acquisition and development opportunities. New business costs were $3,094,000 in 1994, $953,000 in 1993 and $1,371,000 in 1992. The increases in these costs in 1994 are due to the Company's more aggressive pursuit of new development and acquisition opportunities.

Corporate: Corporate revenues consist of interest income earned on temporary investments, including investments of unused proceeds from refinancings of certain properties. Corporate interest expense relates primarily to interest on the convertible subordinated debentures, unused proceeds from refinancings of certain properties and a portion of the unsecured 8.5% notes, net of capitalized interest on corporate funds temporarily invested in projects under development. Corporate expenses also include general and administrative costs.

  Corporate interest income was $2,892,000 in 1994, $3,862,000 in 1993 and $2,851,000 in 1992. The decrease in 1994 was attributable primarily to lower average investment balances. The increase in 1993 was attributable to higher average investment balances as a result of proceeds from the offerings of the 8.5% unsecured notes and Preferred stock and refinancings of certain retail properties in 1992. The Company earned higher interest rates in 1994 and lower interest rates in 1993 on its investment balances which consisted primarily of short-term U. S. government and agency obligations in both years.

  Corporate interest costs were $13,934,000 in 1994, $18,571,000 in 1993 and $20,396,000 in 1992. Of such amounts, $2,564,000, $2,158,000 and $1,984,000 were capitalized in 1994, 1993 and 1992, respectively, on funds invested in development projects. The decreases in corporate interest costs in 1994 and 1993 are attributable primarily to the redemption of a $100,000,000 issue of convertible subordinated debentures in May 1993. The decrease in 1993 was partially offset by the issuance of the 8.5% unsecured notes. A portion of the proceeds of the 8.5% unsecured notes and proceeds from refinancings of certain retail properties completed in 1992 were used to refinance certain land and operating property debt and to finance improvements to a number of operating properties during 1994 and 1993. The interest costs on loan proceeds used for other segments are included in the operating results of those segments, reducing corporate interest costs. The higher level of interest capitalized in 1994, when compared to 1993 and 1992, reflects higher levels of corporate funds invested in development projects consistent with the Company's more aggressive pursuit of development opportunities in 1994.

Gain (Loss) on Dispositions of Assets and Other Provisions, Net: The loss on dispositions of assets and other provisions, net, for 1994 consists primarily of losses totaling $8,045,000 incurred on dispositions of the Company's interests in two retail centers, a hotel and an office building and a provision for loss of $2,212,000 (recorded in the fourth quarter) on an investment in an industrial building which is subject to a contract for sale. These losses were partially offset by a gain of $2,761,000 related to the disposition of an interest in a retail center the Company continues to manage.

  The loss on dispositions of assets and other provisions, net, for 1993 consists primarily of a provision for loss on investment in a retail center recorded in the fourth quarter. This loss was recognized based on management's determination that the Company would not continue to support the property (which is financed by nonrecourse loans) under the existing arrangements with lenders, public authorities and others involved and that it was unlikely that the Company would recover all of its investment in the property based on forecasts of future cash flows.

  The loss on dispositions of assets and other provisions, net, for 1992 consists primarily of costs incurred in connection with a private placement with the Company and seven institutional investors of 9.5 million shares of common stock of the Company previously owned by Trizec Investments Corporation ($2,231,000) and provisions for losses on a marketable equity security and certain other investments based on management's determination that the declines in their fair values were other than temporary ($4,156,000).

Extraordinary Losses, Net of Related Income Tax Benefits: The extraordinary losses in 1994, 1993 and 1992 result from early extinguishments or required partial early redemptions of debt aggregating $6,824,000, $12,322,000 and $530,000, respectively, net of deferred income tax benefits of $2,377,000, $4,271,000 and $182,000, respectively.

Net Earnings (Loss): The Company had net earnings of $2,159,000 in 1994 and net losses of $9,342,000 in 1993 and $16,197,000 in 1992. The Company's
operating income (after depreciation and amortization) was $21,259,000 in 1994 and $8,841,000 in 1993 and its operating loss was $15,529,000 in 1992.
The improvements in operating income in 1994 and 1993 were due primarily to the factors described above. Net earnings (loss) for each year was affected by unusual and/or nonrecurring items. The most significant of these are the items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits.

Earnings Before Depreciation and Deferred Taxes: The Company uses a supplemental performance measure along with net earnings (loss) to report its operating results. This measure, referred to as Earnings Before Depreciation and Deferred Taxes (EBDT), is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, the Company believes that EBDT provides relevant information about its operations and is necessary, along with net earnings (loss), for an understanding of its operating results.

  Depreciation and amortization are excluded from EBDT because, based on the Company's current value basis reporting, its operating properties are worth substantially more than their undepreciated historical cost. Deferred income taxes are excluded from EBDT because payments of income taxes have not been and are not anticipated in the near term to be, significant to the Company. Current Federal and state income taxes are included as reductions of EBDT. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from EBDT. EBDT is reconciled to net earnings (loss) in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 51.

  EBDT was $94,710,000 in 1994, $78,281,000 in 1993 and $52,282,000 in 1992. The
significant changes in various revenue and expense elements comprising EBDT by segment are described above. The increases in EBDT in 1994 and 1993 were due primarily to improved results from the operating properties business segment, particularly retail properties.

  EBDT from retail properties was $103,978,000 in 1994, $87,248,000 in 1993 and $70,966,000 in 1992 and increased at rates of 19.2% and 22.9%, in 1994 and 1993, respectively. The increases in EBDT for 1994 and 1993 reflect the effects of re-leasing of space at higher effective rents, the operating results of recently expanded properties and debt reductions and refinancings at certain properties. The increase for 1993 also reflects slightly higher average occupancy levels and tenant sales. Average occupancy and tenant sales for the Company's portfolio of retail properties decreased slightly in 1994 when compared to 1993; however, occupancy and sales actually improved at many of the Company's larger, major market retail centers, most of which are wholly-owned or at least 50% owned, and sales of high-performing merchants (i.e. those paying percentage rents) increased by 3.4%. These factors had a disproportionate effect on EBDT and more than offset the effects of the overall decrease in occupancy and tenant sales.

  Office/mixed-use properties had EBDT of $4,273,000 in 1994 and $2,283,000 in 1993 and incurred a loss before depreciation and deferred taxes of $2,127,000 in 1992. The growth in EBDT in 1994 was attributable primarily to improved average occupancy levels at certain office and hotel properties, the operations of two industrial buildings in Columbia opened in 1993 and lower interest expense due to debt reductions, refinancings and the exercise, in the second quarter of 1994, of an option in a loan agreement to reduce the effective interest rate on that loan. The growth in EBDT in 1993 was attributable primarily to improved occupancy at several Columbia office properties and urban mixed-use projects and lower interest expense due to debt reductions, lower interest rates on floating rate debt and the expiration of certain interest rate exchange agreements.

Financial Condition, Liquidity and Capital Resources

Management believes that the current values of the Company's assets and liabilities are the most realistic indicators of the Company's financial strength and future profitability. Current values of the Company's interests in operating properties, including interests in unconsolidated real estate ventures and properties held for development and sale, represent the present values of forecasted net operating cash flows from these properties--the Company's most significant assets. Since 1976, revaluation equity, the aggregate increment of current value over cost basis net book value of the Company's assets and liabilities, has increased at a compound annual rate of 15%. The majority of the Company's revaluation equity relates to prime regional shopping centers. Larger, major market retail centers continue to be a favored real estate investment and required investor yields in 1994 remained relatively unchanged from 1993. Revaluation equity increased $107 million or 7.6% to $1.52 billion at December 31, 1994. The increase was due primarily to higher levels of rents used in the forecasts of cash flows from retail properties and is consistent with the Company's leasing activities and operating results for 1994. Refinancings and other changes in financial arrangements at certain projects also increased forecasted cash flows from operating properties. In addition, the current value of publicly-traded debt not specifically related to interests in properties decreased.

  Cost basis shareholders' equity decreased to $95,026,000 at December 31, 1994 from $113,151,000 at December 31, 1993. The decrease was due primarily to the payment of regular quarterly dividends on the common and Preferred stocks, partially offset by the issuance of additional shares of Preferred stock.

  The Company had cash and cash equivalents and investments in marketable securities totalling $79,547,000 and $107,959,000 at December 31, 1994 and 1993, respectively, including $2,001,000 and $4,422,000, respectively, held for restricted uses.

  Net cash provided by operating activities was $113,775,000, $101,149,000 and $66,630,000 in 1994, 1993 and 1992, respectively. The changes in cash provided by operating activities were due primarily to the factors described in the discussion and analysis of operating results. In addition, the level of net cash provided by operating activities is affected by the timing of receipt of revenues (including land sales proceeds) and the payment of operating and interest expenses and land development costs.

  In 1994 and 1993, over 80% of the Company's debt was represented by mortgages and bonds collateralized by operating properties. Scheduled principal payments on property debt were $46,750,000, $20,735,000 and $17,907,000 in 1994, 1993 and
1992, respectively. The increase in 1994 was due primarily to the effects of refinancing certain office/mixed-use properties. The annual maturities of debt for the next five years include balloon payments of $83,748,000 in 1995, $33,585,000 in 1996, $87,507,000 in 1997, $38,682,000 in 1998 and $106,074,000
in 1999. The balloon payments for 1995 include $56,337,000 related to a retail center mortgage which is due in December. The Company expects to refinance the mortgage on a long term basis at or prior to its scheduled maturity. The Company is confident that it will be able to make the other balloon payments or arrange to refinance or extend their maturities at or prior to the scheduled repayment dates. In January 1995, the Company extinguished approximately $96,800,000 of fixed rate property debt prior to its scheduled maturity and incurred an extraordinary loss of approximately $7,100,000, net of related deferred income tax benefits. Proceeds from a variable rate loan of $96,800,000 obtained in January 1995 and due in February 1996 and available cash were used to retire the debt and fund the prepayment penalty. The Company is confident it will be able to refinance this loan on a long term basis at or prior to its scheduled maturity. The Company is continually evaluating sources of capital, and management believes there are reasonable and satisfactory sources available for all requirements without necessitating property sales.

  Cash expenditures for properties in development and improvements to existing properties funded by debt were $78,628,000, $87,243,000 and $83,377,000 in 1994,
1993 and 1992, respectively. A substantial portion of the costs of properties in development is financed with construction or similar loans. Typically, long term fixed rate debt financing is arranged concurrently with the construction financing prior to the commencement of construction. Management anticipates that acceptable methods of financing development projects with fixed rate, nonrecourse debt will continue to be available. Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties, credit line borrowings and a portion of the proceeds of the 8.5% unsecured notes issued in January 1993. The interest costs on these financings are included in the operating results of the operating properties segment.

  Cash expenditures for acquisitions of interests in properties were $94,113,000 in 1994, $34,967,000 in 1993 and $38,806,000 in 1992. A substantial portion of these costs has been financed using nonrecourse debt. The acquisitions in 1994 consist primarily of the purchase of land underlying a retail center and the related equity interest of the former lessor. The acquisitions in 1993 and 1992 consist primarily of purchases of partners' interests in retail properties.

  The Company has available sources of capital in addition to those discussed above. The Company's equity interests in its operating properties and properties held for development and sale (principally Columbia land) and land in development represent a source of funds either through sales or refinancings. The aggregate equity value of these interests as of December 31, 1994 was approximately $2,339,000,000. The Company also has lines of credit available totalling $159,720,000 which can be used to fund property acquisition costs, finance other corporate needs, repay existing indebtedness or provide corporate liquidity, subject to approval by the lenders. In addition, in February 1995, the Company registered $150,000,000 of unsecured notes for issuance to the public from time to time through February 1997. The Company intends to use the proceeds from these notes to repay existing recourse indebtedness.

  The agreements relating to certain of the lines of credit, the 8.5% unsecured notes, the unsecured notes registered in February 1995 and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

New Accounting Standard

Statement of Financial Accounting Standards No. 116, "Accounting for Contributions Received and Contributions Made" (SFAS No. 116), was issued by the Financial Accounting Standards Board in June 1993. SFAS No. 116 requires, among other things, that contributions made, including unconditional promises to give, be recognized as expenses at their fair value in the period made. The Company will adopt SFAS No. 116 effective January 1, 1995. Based on an analysis performed by the Company, the adoption of SFAS No. 116 will not have a material effect on the financial position or results of operations of the Company.

Impact of Inflation

The major portion of the Company's operating properties, its retail centers, is substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. Generally, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue to the Company. A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse the Company for certain of its operating expenses; consequently, increases in these costs do not have a significant impact on the Company's operations. The Company has a significant amount of debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

                      The Rouse Company and Subsidiaries
             FIVE YEAR SUMMARY OF EARNINGS BEFORE DEPRECIATION AND
            DEFERRED TAXES FROM OPERATIONS AND NET EARNINGS (LOSS)
--------------------------------------------------------------------------------

                                                                        Year ended December 31,
                                                -----------------------------------------------------------------------
                                                  1994            1993           1992            1991            1990
                                                --------        --------       --------        --------        --------
                                                                             (in thousands)
Revenues:
Operating properties:
  Retail centers:
    Minimum and percentage rents..............  $238,222        $227,140       $210,909        $208,560        $196,612
    Other rents and other revenues............   248,253         236,458        217,571         207,641         189,491
  Office, mixed-use and other:
    Minimum and percentage rents..............    82,347          81,415         76,302          71,629          56,176
    Other rents and other revenues............    64,225          62,617         60,335          59,379          60,406
                                                --------        --------       --------        --------        --------
                                                 633,047         607,630        565,117         547,209         502,685
Land sales....................................    35,232          35,313         29,137          24,111          22,991
Development fees..............................        --              --             --             375              --
Corporate interest income.....................     2,892           3,862          2,851           1,803           3,894
                                                --------        --------       --------        --------        --------
                                                 671,171         646,805        597,105         573,498         529,570
                                                --------        --------       --------        --------        --------
Operating expenses, exclusive of depreciation
  and amortization:
Operating properties:
  Retail centers..............................   253,095         251,386        241,395         233,730         218,168
  Office, mixed-use and other.................    74,368          76,148         69,589          69,129          60,944
                                                --------        --------       --------        --------        --------
                                                 327,463         327,534        310,984         302,859         279,112
Land sales....................................    19,877          19,387         16,330          12,848          13,629
Development...................................     6,494           3,853          4,421           5,681           6,775
Corporate.....................................     8,309           6,184          5,927           6,567           6,667
                                                --------        --------       --------        --------        --------
                                                 362,143         356,958        337,662         327,955         306,183
                                                --------        --------       --------        --------        --------

Interest expense:
Operating properties:
  Retail centers..............................   128,798         124,204        115,744         117,843         105,441
  Office, mixed-use and other.................    67,892          65,601         69,199          63,474          51,581
                                                --------        --------       --------        --------        --------
                                                 196,690         189,805        184,943         181,317         157,022
Land sales....................................     5,028           4,093          2,959           2,728           2,917
Development...................................       495             495            495             495             495
Corporate.....................................    11,370          16,413         18,412          13,755          10,088
                                                --------        --------       --------        --------        --------
                                                 213,583         210,806        206,809         198,295         170,522
                                                --------        --------       --------        --------        --------

Preferred stock dividends (Note)..............        --              --             --              --           2,273
Current income taxes..........................       735             760            352             428             302
                                                --------        --------       --------        --------        --------
                                                 576,461         568,524        544,823         526,678         479,280
                                                --------        --------       --------        --------        --------
Earnings before depreciation and deferred
  taxes from operations.......................  $ 94,710        $ 78,281       $ 52,282        $ 46,820        $ 50,290
                                                ========        ========       ========        ========        ========

--------------------------------------------------------------------------------

                                                                        Year ended December 31,
                                                -----------------------------------------------------------------------
                                                  1994            1993           1992            1991            1990
                                                --------        --------       --------        --------        --------
                                                                             (in thousands)
Earnings before depreciation and deferred
  taxes from operations by segment:
Operating properties:
  Retail centers..............................  $103,978        $ 87,248       $ 70,966        $ 64,097        $ 61,999
  Office, mixed-use and other.................     4,273           2,283         (2,127)         (1,591)          4,051
                                                --------        --------       --------        --------        --------
                                                 108,251          89,531         68,839          62,506          66,050
Land sales....................................    10,330          11,833          9,847           8,634           6,644
Development...................................    (6,989)         (4,348)        (4,916)         (5,801)         (7,270)
Corporate (Note)..............................   (16,882)        (18,735)       (21,488)        (18,519)        (15,134)
                                                --------        --------       --------        --------        --------
  Earnings before depreciation and
    deferred taxes from operations............  $ 94,710        $ 78,281       $ 52,282        $ 46,820        $ 50,290
                                                ========        ========       ========        ========        ========

Reconciliation to net earnings (loss):
Earnings before depreciation and deferred
  taxes from operations.......................  $ 94,710        $ 78,281       $ 52,282        $ 46,820        $ 50,290
Depreciation and amortization.................   (74,186)        (70,200)       (68,163)        (65,735)        (55,360)
Deferred income taxes applicable to operations    (5,995)         (3,603)         5,286          (2,393)         (1,120)
Preferred stock dividends (Note)..............        --              --             --              --           2,273
Gain (loss) on dispositions of assets and
  other provisions, net.......................    (7,923)         (5,769)        (5,254)         23,732           2,752
Extraordinary losses, net of related income
  tax benefits................................    (4,447)         (8,051)          (348)            (90)           (651)
Cumulative effect of change in accounting
  principle...................................        --              --             --          13,463              --
                                                --------        --------       --------        --------        --------
Net earnings (loss)...........................  $  2,159        $ (9,342)      $(16,197)       $ 15,797        $ (1,816)
                                                ========        ========       ========        ========        ========

Note--Preferred stock dividends paid in 1990 are included as additional corporate expenses because the stock was subject to mandatory redemption requirements for cash. The Redeemable Preferred stock was repurchased in 1990. The convertible Preferred stock is redeemable only for shares of common stock and, accordingly, related dividends are not deducted from EBDT.

                         PROJECTS OF THE ROUSE COMPANY

----------------------------------------------------------------------------------------------------------------------------------
                                             Date of Opening                                               Retail Square Footage
Retail Centers in Operation                   or Acquisition   Department Stores                           Total Center  Mall Only
----------------------------------------------------------------------------------------------------------------------------------
Almeda Mall, Houston, TX (a)                           10/68   Foley's; JCPenney                               802,000     294,000
----------------------------------------------------------------------------------------------------------------------------------
The Shops at Arizona Center, Phoenix, AZ(a)            11/90   --                                              151,000     151,000
----------------------------------------------------------------------------------------------------------------------------------
Augusta Mall, Augusta, GA (b)                           8/78   Rich's; R. H. Macy; JCPenney; Sears             902,000     313,000
----------------------------------------------------------------------------------------------------------------------------------
Bayside Marketplace, Miami, FL (b)                      4/87   --                                              223,000     223,000
----------------------------------------------------------------------------------------------------------------------------------
Beachwood Place, Cleveland, OH (b)                      8/78   Saks Fifth Avenue; Dillard's                    453,000     228,000
----------------------------------------------------------------------------------------------------------------------------------
Burlington Center, Burlington, NJ (d)                   8/82   Strawbridge & Clothier; Sears                   567,000     246,000
----------------------------------------------------------------------------------------------------------------------------------
Chapel Square, New Haven, CT (a)                        4/83   --                                              151,000     151,000
----------------------------------------------------------------------------------------------------------------------------------
Cherry Hill, Cherry Hill, NJ (a)                       10/61   Strawbridge & Clothier; R. H. Macy; JCPenney  1,285,000     544,000
----------------------------------------------------------------------------------------------------------------------------------
The Citadel, Colorado Springs, CO (d)                   8/80   Mervyn's; JCPenney; Foley's                     917,000     460,000
----------------------------------------------------------------------------------------------------------------------------------
College Square, Cedar Falls, IA (d)                     8/80   Von Maur; Younkers; Wal-Mart                    560,000     313,000
----------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia, Columbia, MD (a)                  8/71   Woodward & Lothrop; Hecht's; Sears              876,000     421,000
----------------------------------------------------------------------------------------------------------------------------------
Eastfield Mall, Springfield, MA (a)                     4/68   Sears; Filene's; JCPenney                       674,000     217,000
----------------------------------------------------------------------------------------------------------------------------------
Echelon Mall, Voorhees, NJ (a)                          9/70   Strawbridge & Clothier; JCPenney; Boscov's    1,065,000     481,000
----------------------------------------------------------------------------------------------------------------------------------
Exton Square, Exton, PA (a)                             3/73   Strawbridge & Clothier                          443,000     253,000
----------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace, Boston, MA (a)                8/76   --                                              215,000     215,000
----------------------------------------------------------------------------------------------------------------------------------
Fashion Island, Newport Beach, CA(c)                    8/90   The Broadway; I. Magnin; Robinson's--May;     1,215,000     593,000
                                                               Neiman Marcus
----------------------------------------------------------------------------------------------------------------------------------
Franklin Park, Toledo, OH (b)                           7/71   Hudson's; JCPenney; Jacobson's; Lion          1,082,000     313,000
----------------------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace, Baltimore, MD (a)           9/87   --                                              139,000     139,000
----------------------------------------------------------------------------------------------------------------------------------
The Gallery at Market East, Philadelphia, PA (a)(c)     8/77   Strawbridge & Clothier; JCPenney              1,320,000     360,000
----------------------------------------------------------------------------------------------------------------------------------
Governor's Square, Tallahassee, FL (b)                  8/79   Burdine's; Sears; JCPenney; Dillard's         1,031,000     340,000
----------------------------------------------------------------------------------------------------------------------------------
The Grand Avenue, Milwaukee, WI (a)                     8/82   Marshall Field; The Boston Store                842,000     242,000
----------------------------------------------------------------------------------------------------------------------------------
Greengate Mall, Greensburg, PA (a)                      8/65   Lazarus; Montgomery Ward                        612,000     233,000
----------------------------------------------------------------------------------------------------------------------------------
Harborplace, Baltimore, MD (a)                          7/80   --                                              136,000     136,000
----------------------------------------------------------------------------------------------------------------------------------
Harundale Mall, Glen Burnie, MD (b)                    10/58   Value City                                      309,000     232,000
----------------------------------------------------------------------------------------------------------------------------------
Highland Mall, Austin, TX (b)                           8/71   Dillard's; JCPenney; Foley's                  1,099,000     367,000
----------------------------------------------------------------------------------------------------------------------------------
Hulen Mall, Ft. Worth, TX (a)                           8/77   Foley's; Montgomery Ward; Dillard's             924,000     327,000
----------------------------------------------------------------------------------------------------------------------------------
The Jacksonville Landing, Jacksonville, FL (a)          6/87   --                                              128,000     128,000
----------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews, St. Matthews, KY (a)                 3/62   JCPenney; Bacon's                               645,000     255,000
----------------------------------------------------------------------------------------------------------------------------------
Marshall Town Center, Marshalltown, IA (d)              8/80   JCPenney; Younkers; Menard's                    340,000     153,000
----------------------------------------------------------------------------------------------------------------------------------
Midtown Square, Charlotte, NC (a)                      10/59   Burlington Coat Factory                         235,000     190,000
----------------------------------------------------------------------------------------------------------------------------------
Mondawmin (a)/Metro Plaza (b), Baltimore, MD     1/78; 12/82   --                                              496,000     496,000
----------------------------------------------------------------------------------------------------------------------------------
Muscatine Mall, Muscatine, IA (d)                       8/80   JCPenney; Von Maur; Wal-Mart                    347,000     186,000
----------------------------------------------------------------------------------------------------------------------------------
The Shops at National Place, Washington, D.C. (a)       5/84   --                                              125,000     125,000
----------------------------------------------------------------------------------------------------------------------------------
North Grand, Ames, IA (d)                               8/80   JCPenney; Sears; Younkers                       350,000     157,000
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                             Date of Opening                                               Retail Square Footage
Retail Centers in Operation                   or Acquisition  Department Stores                            Total Center  Mall Only
----------------------------------------------------------------------------------------------------------------------------------
North Star, San Antonio, TX (b)                         9/60  Dillard's; Foley's; Saks Fifth                  1,288,000    487,000
                                                              Avenue; Marshall Field; Mervyn's
----------------------------------------------------------------------------------------------------------------------------------
Northwest Arkansas Mall, Fayetteville, AR (d)           8/80  JCPenney; Sears; Dillard's                        554,000    242,000
----------------------------------------------------------------------------------------------------------------------------------
Northwest Mall, Houston, TX (a)                        10/68  Foley's; JCPenney                                 800,000    292,000
----------------------------------------------------------------------------------------------------------------------------------
Oakwood Center, Gretna, LA (a)                         10/82  Sears; Dillard's; Mervyn's; Maison Blanche        960,000    362,000
----------------------------------------------------------------------------------------------------------------------------------
Outlet Square, Atlanta, GA (a)                          7/83  Burlington Coat Factory; Marshalls                326,000    183,000
----------------------------------------------------------------------------------------------------------------------------------
Owings Mills, Baltimore County, MD (a)                  7/86  R. H. Macy; Hecht's; Saks Fifth Avenue            809,000    325,000
----------------------------------------------------------------------------------------------------------------------------------
Paramus Park, Paramus, NJ (b)                           3/74  Abraham & Straus; Sears                           755,000    279,000
----------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall, Atlanta, GA (b)                         8/71  Rich's; JCPenney; R. H. Macy                    1,224,000    444,000
----------------------------------------------------------------------------------------------------------------------------------
Pioneer Place, Portland, OR (a)                         3/90  Saks Fifth Avenue                                 220,000    160,000
----------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting, Montgomery County, PA (a)             2/66  Strawbridge & Clothier; Hess                      784,000    442,000
----------------------------------------------------------------------------------------------------------------------------------
Randhurst, Mt. Prospect, IL (d)                         7/81  Carson, Pirie, Scott; JCPenney;                 1,324,000    591,000
                                                              Montgomery Ward; Kohls
----------------------------------------------------------------------------------------------------------------------------------
Ridgedale Center, Minnetonka, MN (d)                    1/89  Carson, Pirie, Scott; Dayton's; JCPenney; Sears 1,039,000    334,000
----------------------------------------------------------------------------------------------------------------------------------
Riverwalk, New Orleans, LA (a)                          8/86  --                                                179,000    179,000
----------------------------------------------------------------------------------------------------------------------------------
St. Louis Union Station, St. Louis, MO (a)              8/85  --                                                172,000    172,000
----------------------------------------------------------------------------------------------------------------------------------
Salem Centre, Salem, OR (d)                             6/90  Meier & Frank; JCPenney; Mervyn's; Nordstrom      649,000    211,000
----------------------------------------------------------------------------------------------------------------------------------
Salem Mall, Dayton, OH (a)                             10/66  Lazarus; Sears; JCPenney                          817,000    312,000
----------------------------------------------------------------------------------------------------------------------------------
Santa Monica Place, Santa Monica, CA (b)               10/80  The Broadway; Robinson's--May                     570,000    287,000
----------------------------------------------------------------------------------------------------------------------------------
Sherway Gardens, Toronto, ONT (c)                      12/78  Eaton's; The Bay                                  968,000    474,000
----------------------------------------------------------------------------------------------------------------------------------
South DeKalb, Decatur, GA (a)                           7/78  Rich's; JCPenney                                  691,000    329,000
----------------------------------------------------------------------------------------------------------------------------------
Southland, Taylor, MI (d)                               1/89  Hudson's; Mervyn's; JCPenney                      903,000    320,000
----------------------------------------------------------------------------------------------------------------------------------
South Street Seaport, New York, NY (a)                  7/83  --                                                257,000    257,000
----------------------------------------------------------------------------------------------------------------------------------
Staten Island Mall, Staten Island, NY (d)              11/80  Sears; R. H. Macy; JCPenney                     1,224,000    618,000
----------------------------------------------------------------------------------------------------------------------------------
Mall St. Vincent, Shreveport, LA (c)                    8/80  Sears; Dillard's                                  557,000    200,000
----------------------------------------------------------------------------------------------------------------------------------
Talbottown, Easton, MD (a)                              3/57  JCPenney                                           90,000     71,000
----------------------------------------------------------------------------------------------------------------------------------
Tampa Bay Center, Tampa, FL (b)                         8/76  Burdine's; Sears; Montgomery Ward                 883,000    325,000
----------------------------------------------------------------------------------------------------------------------------------
Town and Country Center, Miami, FL (c)                  2/88  Sears; Marshalls; Mervyn's                        645,000    467,000
----------------------------------------------------------------------------------------------------------------------------------
Underground Atlanta, Atlanta, GA (c)                    6/89  --                                                219,000    219,000
----------------------------------------------------------------------------------------------------------------------------------
Village of Cross Keys, Baltimore, MD (a)                9/65  --                                                 68,000     68,000
----------------------------------------------------------------------------------------------------------------------------------
Westlake Center, Seattle, WA (b)                       10/88  Nordstrom; Bon Marche                             723,000    118,000
----------------------------------------------------------------------------------------------------------------------------------
Westland Mall, West Burlington, IA (d)                  8/80  JCPenney; Younkers                                344,000    175,000
----------------------------------------------------------------------------------------------------------------------------------
White Marsh, Baltimore County, MD (a)                   8/81  R. H. Macy; JCPenney; Hecht's;                  1,178,000    359,000
                                                              Sears; Woodward & Lothrop
----------------------------------------------------------------------------------------------------------------------------------
Willowbrook, Wayne, NJ (b)                              9/69  R. H. Macy; Steinbach's; Stern's; Sears         1,499,000    485,000
----------------------------------------------------------------------------------------------------------------------------------
Woodbridge Center, Woodbridge, NJ (a)                   3/71  Abraham & Straus; JCPenney;                     1,544,000    560,000
                                                              Stern's; Steinbach's; Fortunoff
----------------------------------------------------------------------------------------------------------------------------------
                                                              Total Retail Centers in Operation              44,922,000 19,829,000
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Retail Square Footage
Retail Centers Under Construction or in Development           Department Stores                            Total Center  Mall Only
----------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews Expansion, St. Matthews, KY                 Dillard's                                         320,000     90,000
----------------------------------------------------------------------------------------------------------------------------------
Beachwood Place Expansion, Cleveland, OH                      Nordstrom                                         250,000     50,000
----------------------------------------------------------------------------------------------------------------------------------
Northwest Arkansas Mall Expansion, Fayetteville, AR           JCPenney; Dillard's                               310,000     70,000
----------------------------------------------------------------------------------------------------------------------------------
The Citadel Expansion, Colorado Springs, CO                   Dillard's                                         180,000         --
----------------------------------------------------------------------------------------------------------------------------------
Oakwood Center Expansion, Gretna, LA                          JCPenney                                          125,000         --
----------------------------------------------------------------------------------------------------------------------------------
Burlington Center Expansion, Burlington, NJ                   JCPenney                                          102,000         --
----------------------------------------------------------------------------------------------------------------------------------
                                                              Total Retail Centers Under Construction or      1,287,000    210,000
                                                              in Development
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Office Projects in Operation                                  Location                                                 Square Feet
----------------------------------------------------------------------------------------------------------------------------------
300 East Lombard (c)                                          Baltimore, MD                                                233,000
----------------------------------------------------------------------------------------------------------------------------------
Quadrangle at Cross Keys (a)                                  Baltimore, MD                                                106,000
----------------------------------------------------------------------------------------------------------------------------------
Village Square at Cross Keys (a)                              Baltimore, MD                                                 79,000
----------------------------------------------------------------------------------------------------------------------------------
Legg Mason Tower (a)                                          Baltimore, MD                                                265,000
----------------------------------------------------------------------------------------------------------------------------------
Schilling Center (a)                                          Hunt Valley, MD                                               55,000
----------------------------------------------------------------------------------------------------------------------------------
Alexander & Alexander Building (b)                            Owings Mills, MD                                             143,000
----------------------------------------------------------------------------------------------------------------------------------
Alexander & Alexander Building II (b)                         Owings Mills, MD                                             198,000
----------------------------------------------------------------------------------------------------------------------------------
Blue Cross & Blue Shield Building I (b)                       Owings Mills, MD                                             270,000
----------------------------------------------------------------------------------------------------------------------------------
Blue Cross & Blue Shield Building II (b)                      Owings Mills, MD                                             117,000
----------------------------------------------------------------------------------------------------------------------------------
One Arizona Center (a)                                        Phoenix, AZ                                                  322,000
----------------------------------------------------------------------------------------------------------------------------------
Two Arizona Center (a)                                        Phoenix, AZ                                                  444,000
----------------------------------------------------------------------------------------------------------------------------------
Chapel Square (a)                                             New Haven, CT                                                136,000
----------------------------------------------------------------------------------------------------------------------------------
First National Bank Plaza (a)                                 Mt. Prospect, IL                                              66,000
----------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace (a)                                  Boston, MA                                                   147,000
----------------------------------------------------------------------------------------------------------------------------------
Pioneer Place (a)                                             Portland, OR                                                 284,000
----------------------------------------------------------------------------------------------------------------------------------
Westlake Center (b)                                           Seattle, WA                                                  342,000
----------------------------------------------------------------------------------------------------------------------------------
                                                              Total Office Projects in Operation                         3,207,000
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Hotel Projects in Operation                                   Location                                                       Rooms
----------------------------------------------------------------------------------------------------------------------------------
Cross Keys Inn (a)                                            Baltimore, MD                                                    148
----------------------------------------------------------------------------------------------------------------------------------
Stouffer Harborplace Hotel                                    Baltimore, MD                                                    622
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Columbia Properties in Operation                              Type of Project                                          Square Feet
----------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia* (a)                                     Retail                                                       873,000
----------------------------------------------------------------------------------------------------------------------------------
Gateway Plaza (a)                                             Retail                                                        24,000
----------------------------------------------------------------------------------------------------------------------------------
Dobbin Center (b)                                             Community Retail                                             219,000
----------------------------------------------------------------------------------------------------------------------------------
Dorsey's Search Village Center (a)                            Community Retail                                              86,000
----------------------------------------------------------------------------------------------------------------------------------
Harper's Choice Village Center (a)                            Community Retail                                              81,000
----------------------------------------------------------------------------------------------------------------------------------
Hickory Ridge Village Center (a)                              Community Retail                                              97,000
----------------------------------------------------------------------------------------------------------------------------------
King's Contrivance Village Center (a)                         Community Retail                                             107,000
----------------------------------------------------------------------------------------------------------------------------------
Long Reach Village Center (a)                                 Community Retail                                              77,000
----------------------------------------------------------------------------------------------------------------------------------
Oakland Mills Village Center (a)                              Community Retail                                              62,000
----------------------------------------------------------------------------------------------------------------------------------
Wilde Lake Village Center (a)                                 Community Retail                                              95,000
----------------------------------------------------------------------------------------------------------------------------------
10 Corporate Center (a)                                       Office                                                        89,000
----------------------------------------------------------------------------------------------------------------------------------
Amdahl Building (a)                                           Office                                                       105,000
----------------------------------------------------------------------------------------------------------------------------------
American City Building (a)                                    Office                                                       111,000
----------------------------------------------------------------------------------------------------------------------------------
Columbia Center Building (a)                                  Office                                                        44,000
----------------------------------------------------------------------------------------------------------------------------------
Dorsey's Search Office Building (a)                           Office                                                        20,000
----------------------------------------------------------------------------------------------------------------------------------
Exhibit Building (a)                                          Office                                                        20,000
----------------------------------------------------------------------------------------------------------------------------------
PaineWebber Building (a)                                      Office                                                       134,000
----------------------------------------------------------------------------------------------------------------------------------
Parkside (a)                                                  Office                                                       112,000
----------------------------------------------------------------------------------------------------------------------------------
RWD Building (a)                                              Office                                                       137,000
----------------------------------------------------------------------------------------------------------------------------------
Re/Max Building (a)                                           Office                                                        39,000
----------------------------------------------------------------------------------------------------------------------------------
Reliance Building (a)                                         Office                                                        38,000
----------------------------------------------------------------------------------------------------------------------------------
The Ryland Group Headquarters (a)                             Office                                                       167,000
----------------------------------------------------------------------------------------------------------------------------------
Oakland Building (a)                                          R&D/Industrial                                               145,000
----------------------------------------------------------------------------------------------------------------------------------
Gateway Commerce Center 1, 2 & 20 (a)                         Industrial                                                 1,895,000
----------------------------------------------------------------------------------------------------------------------------------
Columbia Inn (a)                                              Hotel                                                      289 rooms
----------------------------------------------------------------------------------------------------------------------------------
                                                              Total Columbia Properties in Operation                     4,777,000
----------------------------------------------------------------------------------------------------------------------------------
*Also listed in previous table of Retail Centers in Operation
----------------------------------------------------------------------------------------------------------------------------------

(a) Projects are wholly-owned by subsidiaries of the Company.
(b) Projects are owned by joint ventures or partnerships and are managed by subsidiaries of the Company for a fee. The Company's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook in which the Company has 37 1/2% interests).
(c) Projects are managed by subsidiaries of the Company for a fee plus a share of cash flow.
(d) Projects are owned by partnerships or wholly-owned (Staten Island Mall, Randhurst and Burlington Center) by subsidiaries of the Company and are managed by subsidiaries of the Company for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. The Company's ownership interest in the partnerships is determined based upon the results of operations.

------------------------------------------------------------------------------------------------------------------------------------
Office Projects Owned by Rouse-Teachers Properties, Inc.         Location                                               Square Feet
-----------------------------------------------------------------------------------------------------------------------------------
Baltimore Freeport Centre                                        Baltimore, MD                                               58,000
-----------------------------------------------------------------------------------------------------------------------------------
Triangle Business Center                                         Baltimore, MD                                               75,000
-----------------------------------------------------------------------------------------------------------------------------------
Owen Brown I                                                     Columbia, MD                                                46,000
-----------------------------------------------------------------------------------------------------------------------------------
Sieling Tech Center                                              Columbia, MD                                                76,000
-----------------------------------------------------------------------------------------------------------------------------------
RiversPark I & II                                                Columbia, MD                                               306,000
-----------------------------------------------------------------------------------------------------------------------------------
Center Pointe                                                    Hunt Valley, MD                                            130,000
-----------------------------------------------------------------------------------------------------------------------------------
201 International Circle                                         Hunt Valley, MD                                             79,000
-----------------------------------------------------------------------------------------------------------------------------------
Loveton Center 9                                                 Hunt Valley, MD                                             53,000
-----------------------------------------------------------------------------------------------------------------------------------
11011 McCormick Road                                             Hunt Valley, MD                                             57,000
-----------------------------------------------------------------------------------------------------------------------------------
Schilling Plaza North                                            Hunt Valley, MD                                             96,000
-----------------------------------------------------------------------------------------------------------------------------------
Schilling Plaza South                                            Hunt Valley, MD                                            108,000
-----------------------------------------------------------------------------------------------------------------------------------
One Hunt Valley                                                  Hunt Valley, MD                                            225,000
-----------------------------------------------------------------------------------------------------------------------------------
Inglewood Office Centres 1, 2                                    Prince George's County, MD                                 222,000
-----------------------------------------------------------------------------------------------------------------------------------
Inglewood Tech Centers I, II, III, IV & V                        Prince George's County, MD                                 316,000
-----------------------------------------------------------------------------------------------------------------------------------
Silver Spring Metro Plaza                                        Silver Spring, MD                                          692,000
-----------------------------------------------------------------------------------------------------------------------------------
Ambassador Center                                                Woodlawn, MD                                                83,000
-----------------------------------------------------------------------------------------------------------------------------------
15 - 17 Governor's Court                                         Woodlawn, MD                                                29,000
-----------------------------------------------------------------------------------------------------------------------------------
21 Governor's Court                                              Woodlawn, MD                                                56,000
-----------------------------------------------------------------------------------------------------------------------------------
Parkview Center                                                  Woodlawn, MD                                                58,000
-----------------------------------------------------------------------------------------------------------------------------------
Harbourside                                                      Tampa, FL                                                  147,000
-----------------------------------------------------------------------------------------------------------------------------------
One & Two Prestige Place                                         Tampa, FL                                                  144,000
-----------------------------------------------------------------------------------------------------------------------------------
McCormick Centre I, II & III                                     Tampa, FL                                                  202,000
-----------------------------------------------------------------------------------------------------------------------------------
Gateway Centers I & II                                           Raleigh, NC                                                116,000
-----------------------------------------------------------------------------------------------------------------------------------
Senate Plaza                                                     Camp Hill, PA                                              231,000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Total Office Projects Owned by                           3,605,000
                                                                 Rouse-Teachers Properties, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Industrial Projects Owned by Rouse-Teachers Properties, Inc.     Location                                               Square Feet
-----------------------------------------------------------------------------------------------------------------------------------
Pulaski Industrial Park                                          Essex, MD                                                  157,000
-----------------------------------------------------------------------------------------------------------------------------------
Hunt Valley Business Community                                   Hunt Valley, MD                                            950,000
-----------------------------------------------------------------------------------------------------------------------------------
Rutherford Business Center                                       Woodlawn, MD                                               572,000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Total Industrial Projects Owned                          1,679,000
                                                                 by Rouse-Teachers Properties, Inc.
-----------------------------------------------------------------------------------------------------------------------------------