Form 10-K, Exhibit 13
period 1995-12-31
ROUSE COMPANY
filed 1996-03-05
CIK 85388

                                                                      EXHIBIT 13

Exhibit 13.  Annual report to security holders



The annual report to shareholders has not been completed as of this filing and will be filed with the Securities and Exchange Commission in its entirety on or before April 7, 1996.

The financial section of the annual report, which is incorporated by reference, is final and is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 1995.

                 REPORT OF INDEPENDENT REAL ESTATE CONSULTANTS

Landauer Associates, Inc.
666 Fifth Avenue
New York, New York 10103

KPMG Peat Marwick LLP and
The Board of Directors and Shareholders
The Rouse Company:


   We have reviewed estimates of the market value of equity and other interests in certain real property owned and/or managed by The Rouse Company (the Company) and its subsidiaries as of December 31, 1995 and 1994. The properties reviewed at December 31, 1995 include all the projects identified as "In Operation" on the "Projects of The Rouse Company" table on pages 58 through 62 of the Annual Report for 1995, land held for development and sale, certain parcels of land in development and certain other properties held for sale. The properties reviewed at December 31, 1994 were the same, except for the properties which were aquired or disposed of during 1995.

   The total values of its equity and other interests estimated by the Company were $2,444,218,000 and $2,338,624,000 at December 31, 1995 and 1994,
respectively.

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

Sincerely,
Landauer Associates, Inc.



James C. Kafes, MAI, CRE        Deborah A. Jackson
Managing Director               Senior Vice President
                                Director of Retail Valuation

February 22, 1996

                      The Rouse Company and Subsidiaries
                         CONSOLIDATED COST BASIS AND
                      CURRENT VALUE BASIS BALANCE SHEETS
                   December 31, 1995 and 1994 (in thousands)


                                                         1995                                 1994
                                              ----------------------------         --------------------------
                                              Current Value         Cost           Current Value        Cost
                                              Basis (note 1)        Basis          Basis (note 1)       Basis
                                              --------------        -----          --------------       -----
Assets
Property (notes 4, 5, 6, 7, 11 and 18):
Operating properties:
Property and deferred
 costs of projects.........                   $4,323,010         $3,006,356         $4,232,913         $2,937,565

Less accumulated depreciation and
  amortization..............                                        519,319                               490,158
                                              ----------         ----------          ---------         ----------
                                               4,323,010          2,487,037          4,232,913          2,447,407
Properties in development..                       62,030             56,151             70,866             65,348
Properties held for sale...                       22,602             22,602              8,809              8,809
Land held for development
 and sale..................                      149,324            134,168            153,637            132,293
                                              ----------         ----------          ---------         ----------
Total property.............                    4,556,966          2,699,958          4,466,225          2,653,857
                                              ----------         ----------          ---------         ----------
Prepaid expenses, deferred
 charges and other assets...                     160,854            151,068            159,956            151,223
Accounts and notes
 receivable (note 8).......                       36,751             36,751             31,233             31,233
Investments in marketable
 securities................                        2,910              2,910             30,149             30,149
Cash and cash equivalents..                       94,922             94,922             49,398             49,398
                                              ----------         ----------         ----------         ----------
Total......................                   $4,852,403         $2,985,609         $4,736,961         $2,915,860
                                              ==========         ==========         ==========         ==========


The accompanying notes are an integral part of these statements.


                                                         1995                                 1994
                                              ----------------------------         --------------------------
                                              Current Value         Cost           Current Value        Cost
                                              Basis (note 1)        Basis          Basis (note 1)       Basis
                                              --------------        -----          --------------       -----
Liabilities
Debt (note 11):
Property debt not carrying
 a Parent Company guarantee
 of repayment..............                   $1,990,041         $1,990,041         $1,998,445         $1,998,445
                                              ----------         ----------         ----------         ----------
Parent Company debt and
 debt carrying a Parent
 Company guarantee of
 repayment:
Property debt..............                      138,488            138,488            223,731            223,731
Convertible subordinated
 debentures................                      126,750            130,000            105,950            130,000
Other debt.................                      231,884            221,000            116,500            120,700
                                              ----------         ----------         ----------         ----------
                                                 497,122            489,488            446,181            474,431
                                              ----------         ----------         ----------         ----------
Total debt.................                    2,487,163          2,479,529          2,444,626          2,472,876
                                              ----------         ----------         ----------         ----------
Obligations under capital
 leases (note 18)..........                       58,786             58,786             60,044             60,044

Accounts payable, accrued
 expenses and other
 liabilities...............                      185,561            185,561            205,317            205,317

Deferred income taxes
 (note 14).................                      445,613             81,649            412,729             82,597

Company-obligated
 mandatorily redeemable
 preferred securities of a
 trust holding solely
  Parent Company
  subordinated debt
  securities
 (note 12).................                      136,125            137,500                --                  --

Shareholders' equity
 (notes 16 and 17)
Series A Convertible
 Preferred stock with a
 liquidation preference
 of $225,250 in 1995 and
  $225,252 in 1994.........                           45                 45                45                  45

Common stock of 1 cent par
 value per share;
 250,000,000 shares authorized;
 issued 47,922,749 shares
 in 1995 and 47,571,046 shares
 in 1994...................                          479                479               476                 476

Additional paid-in capital.                      309,943            309,943           306,674             306,674
Accumulated deficit........                     (267,883)          (267,883)         (212,169)           (212,169)
Revaluation equity.........                    1,496,571                 --         1,519,219                 --
                                              ----------         ----------         ---------          ----------
Total shareholders' equity.                    1,539,155             42,584         1,614,245              95,026
                                              ----------         ----------         ---------          ----------

Commitments and contingencies
(notes 18, 19 and 20)

Total......................                   $4,852,403         $2,985,609        $4,736,961          $2,915,860
                                              ==========         ==========        ==========          ==========

                      The Rouse Company and Subsidiaries
               CONSOLIDATED COST BASIS STATEMENTS OF OPERATIONS
                 Years ended December 31, 1995, 1994 and 1993
                     (in thousands, except per share data)
[CAPTION]

                                   1995          1994         1993
                                   ----          ----         ----
Revenues...................   $  672,821   $  671,171   $  646,805

Operating expenses,
 exclusive of provision
 for bad debts,
 depreciation and
  amortization.............      347,560      356,958      352,217

Interest expense (note 11).      212,963      213,583      210,806
Provision for bad debts....        3,318        5,185        4,741
Depreciation and
 amortization (note 4).....       73,062       74,186       70,200
Gain (loss) on
 dispositions of assets
 and other provisions, net
 (note 15).................      (25,749)      (7,923)      (5,769)
                              ----------   ----------   ----------


Earnings before income
 taxes and extraordinary
 losses....................       10,169       13,336        3,072
                              ----------   ----------   ----------

Income taxes (note 14):
Current--primarily state...          620          735          760
Deferred--primarily Federal        3,699        5,995        3,603
                              ----------   ----------   ----------
                                   4,319        6,730        4,363
                              ----------   ----------   ----------

Earnings (loss) before
 extraordinary losses......        5,850        6,606       (1,291)

Extraordinary losses, net
 of related income tax
 benefits (note 11)........        8,631        4,447        8,051
                              ----------   ----------   ----------
Net earnings (loss)........   $   (2,781)  $    2,159   $   (9,342)
                              ==========   ==========   ==========

Net loss applicable to
 common shareholders.......   $  (17,422)  $  (10,922)  $  (20,723)
                              ==========   ==========   ==========
Loss per share of common
 stock after provision
 for dividends on
 Preferred stock (note 16):
Loss before extraordinary
 losses....................        $(.18)       $(.14)       $(.27)
Extraordinary losses.......         (.18)        (.09)        (.17)
                              ----------   ----------   ----------
Total......................        $(.36)       $(.23)       $(.44)
                              ==========   ==========   ==========


The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries
          CONSOLIDATED COST BASIS STATEMENTS OF SHAREHOLDERS' EQUITY Years ended December 31, 1995, 1994 and 1993 (in thousands)



                               Series A
                              Convertible                 Additional
                               Preferred      Common       paid-in    Accumulated
                                 stock         stock       capital      deficit
                              -----------     ------      ----------  -----------
Balance at December 31,
 1992......................   $       --   $      473   $   83,450   $ (118,771)

Net loss...................           --           --           --       (9,342)
Dividends declared:
Common stock -- $ .62 per
 share.....................           --           --           --      (29,404)
Preferred stock -- $2.83
 per share.................           --           --           --      (11,381)
Proceeds from exercise of
 stock options, net........           --            3          446           --
Amortization of restricted
 common stock..............           --           --        2,068           --
Issuance of Preferred
 stock (note 16)...........           40           --      195,569           --
                              ----------   ----------   ----------   ----------

Balance at December 31,
 1993......................           40          476      281,533     (168,898)

Net earnings...............           --           --           --        2,159
Dividends declared:
Common stock -- $ .68 per
 share.....................           --           --           --      (32,349)
Preferred stock -- $3.25
 per share.................           --           --           --      (13,081)
Proceeds from exercise of
 stock options, net........           --           --          108           --
Amortization of restricted
 common stock..............           --           --        2,225           --
Issuance of Preferred
 stock (note 16)...........            5           --       22,808           --
                              ----------   ----------   ----------   ----------

Balance at December 31,
 1994......................           45          476      306,674     (212,169)

Net loss...................           --           --           --       (2,781)
Dividends declared:
Common stock -- $ .80 per
 share.....................           --           --           --      (38,292)
Preferred stock -- $3.25
 per share.................           --           --           --      (14,641)
Proceeds from exercise of
 stock options, net........           --            3        2,139           --
Amortization of restricted
 common stock..............           --           --        1,130           --
                              ----------   ----------   ----------   ----------
Balance at December 31,
 1995......................   $       45   $      479   $  309,943   $ (267,883)
                              ==========   ==========   ==========   ==========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries
               CONSOLIDATED COST BASIS STATEMENTS OF CASH FLOWS
          Years ended December 31, 1995, 1994 and 1993 (in thousands)

                                                  1995                   1994                   1993
                                                  ----                   ----                   ----
Cash flows from operating
 activities
Rents and other revenues
 received..................                   $  625,373             $  622,033              $  600,594
Proceeds from land sales...                       33,233                 37,482                  33,830
Interest received..........                       10,323                 10,297                   9,712
Land development
 expenditures..............                      (16,874)               (16,760)                (20,407)
Operating expenditures:
Operating properties.......                     (308,425)              (315,607)               (309,130)
Land sales, development
 and corporate.............                      (18,738)               (11,880)                 (9,034)
Interest paid:
Operating properties.......                     (202,120)              (195,751)               (184,278)
Land sales, development
 and corporate.............                      (15,771)               (16,039)                (20,138)
                                              ----------             ----------              ----------
Net cash provided by
 operating activities......                      107,001                113,775                 101,149
                                              ----------             ----------              ----------
Cash flows from investing
 activities
Expenditures for
 properties in development
 and improvements to
 existing properties
  funded by debt...........                      (61,591)               (78,628)                (87,243)
Expenditures for property
 acquisitions..............                      (28,206)               (94,113)                (34,967)
Expenditures for
 improvements to existing
 properties funded by cash
 provided by operating
  activities:
Tenant leasing and
 remerchandising...........                       (8,344)                (8,121)                 (7,374)
Building and equipment.....                       (4,688)                (5,155)                 (5,967)
Purchases of marketable
 securities................                       (5,411)               (70,189)                (88,594)
Proceeds from redemptions
 or sales of marketable
 securities................                       32,650                 74,443                  72,400
Other......................                       10,595                  3,212                  (2,701)
                                              ----------             ----------              ----------
Net cash used in investing
 activities................                      (64,995)              (178,551)               (154,446)
                                              ----------             ----------              ----------
Cash flows from financing
 activities
Proceeds from issuance of
 property debt.............                      288,851                446,628                 358,995
Repayments of property
 debt:
Scheduled principal
 payments..................                      (36,446)               (46,750)                (20,735)
Other payments.............                     (413,438)              (304,977)               (405,772)
Proceeds from issuance of
 other debt................                      124,831                     --                 120,329
Repayments of other debt...                      (42,440)                (8,968)               (160,657)
Proceeds from the issuance
 of Company-obligated
 mandatorily redeemable
  preferred securities.....                      132,951                     --                      --
Proceeds from issuance of
 Preferred stock...........                           --                     --                 195,609
Proceeds from exercise of
 stock options.............                        2,142                    108                     449
Dividends paid.............                      (52,933)               (45,423)                (41,150)
                                              ----------             ----------              ----------
Net cash provided by
 financing activities......                        3,518                 40,618                  47,068
                                              ----------             ----------              ----------
Net increase (decrease) in
 cash and cash equivalents.                       45,524                (24,158)                 (6,229)
Cash and cash equivalents
 at beginning of year......                       49,398                 73,556                  79,785
                                              ----------             ----------              ----------
Cash and cash equivalents
 at end of year............                   $   94,922             $   49,398              $   73,556
                                              ==========             ==========              ==========

The accompanying notes are an integral part of these statements.

Reconciliation of Net Earnings (Loss) to Net Cash
  Provided by Operating Activities

                                                  1995                   1994                   1993
                                                  ----                   ----                   ----
Net earnings (loss)........                   $   (2,781)            $    2,159              $   (9,342)
Adjustments to reconcile
 net earnings (loss) to
 net cash provided
 by operating activities:
Depreciation and
 amortization..............                       73,062                 74,186                  70,200
(Gain) loss on
 dispositions of assets
 and other provisions, net.                       25,749                  7,923                   5,769
Extraordinary losses, net
 of related income tax
 benefits..................                        8,631                  4,447                   8,051
Additions to
 pre-construction reserve..                        3,800                  3,400                   2,900
Provision for bad debts....                        3,318                  5,185                   4,741
Decrease (increase) in:
Accounts and notes
 receivable................                       (3,836)                (3,150)                   (407)
Other assets...............                        1,357                  5,323                  (3,373)
Increase (decrease) in
 accounts payable, accrued
 expenses and other
 liabilities...............                      (10,690)                 5,754                  21,437
Deferred income taxes......                        3,699                  5,995                   3,603
Other, net.................                        4,692                  2,553                  (2,430)
                                              ----------             ----------              ----------

Net cash provided by
 operating activities......                   $  107,001             $  113,775              $  101,149
                                              ==========             ==========              ==========



Schedule of Non-Cash Investing and Financing Activities

                                                  1995                   1994                   1993
                                                  ----                   ----                   ----
Value of non-cash
 consideration given in
 acquisitions of interests
 in properties.............                   $   79,811             $    1,129              $   13,416
Mortgage and other debt
 assumed in acquisitions
 of interests in
 properties................                        6,175                     --                  71,995
Mortgage debt extinguished
 on dispositions of
 interests in
 properties................                       20,779                 15,681                      --
Capital lease obligations
 incurred..................                        1,837                    613                   1,541
Series A Convertible
 Preferred stock issued
 in satisfaction of
 mortgage debt.............                           --                 23,000                      --
                                              ==========             ==========              ==========

                      The Rouse Company and Subsidiaries
 CONSOLIDATED CURRENT VALUE BASIS STATEMENTS OF CHANGES IN REVALUATION EQUITY
          Years ended December 31, 1995, 1994 and 1993 (in thousands)

                                                  1995                   1994                   1993
                                                  ----                   ----                   ----
Revaluation equity at
 beginning of year.........                   $1,519,219             $1,412,455              $1,223,744
Revaluation equity
 attributable to interests
 in operating properties sold
 or disposed..............                         3,082                  5,609                      --
                                              ----------             ----------              ----------
                                               1,522,301              1,418,064               1,223,744
                                              ----------             ----------              ----------
Value of interests in
 operating properties
 opened or acquired........                        8,152                     --                   7,075

Change in value of
 interests in other
 operating properties,
 including properties
 held for sale.............                       39,233                101,168                 226,258

Change in value of land in
 development and land held
 for development and sale,
 including effects of sales
 and transfers to operating
 properties................                       (5,827)                 1,007                 (10,761)
                                              ----------             ----------              ----------
Change in value of
 interests in operating
 properties,land in
 development and land held
 for development and sale.                        41,558                102,175                 222,572


Change in value of other
 property..................                        1,053                   (337)                   (456)

Change in value
 attributable to debt,
 exclusive of
 operating property debt...                      (34,509)                32,068                  (3,818)
Change in present value of
 potential income taxes,
 net of cost basis deferred income
  taxes....................                      (33,832)               (32,751)                (29,587)
                                              ----------             ----------              ----------
                                                 (25,730)               101,155                 188,711
                                              ----------             ----------              ----------
Revaluation equity at end
 of year...................                   $1,496,571             $1,519,219              $1,412,455
                                              ==========             ==========              ==========


The accompanying notes are an integral part of these statements.


                      The Rouse Company and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1995, 1994 and 1993

(1)  Current value basis
     financial statements

(a) Current value reporting

The Company's interests in operating properties, land held for development and sale and certain other assets have appreciated in value and, accordingly, their aggregate current value substantially exceeds their aggregate cost basis net book value determined in conformity with generally accepted accounting principles. The current value basis financial statements present information about the current values to the Company of its assets and liabilities and the changes in such values. The current value basis financial statements are not intended to present the current liquidation values of assets or liabilities of the Company or its net assets taken as a whole.

  Management believes that the current value basis financial statements more realistically reflect the underlying financial strength of the Company. The current values of the Company's interests in operating properties, including interests in unconsolidated real estate ventures, represent management's estimates of the value of these assets primarily as investments. These values will generally be realized through future cash flows generated by the operation of these properties over their economic lives. The current values of land held for development and sale represent management's estimates of the value of these assets under long-term development and sales programs.

  Shareholders' equity on a current value basis was $1,539,155,000 or $26.30 per share of common stock at December 31, 1995 and $1,614,245,000 or $27.75 per share of common stock at December 31, 1994. The per share calculations assume the conversion of the Preferred stock.

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

  The current value basis financial statements are an integral part of the Company's annual report to shareholders but they are not presented as part of the Company's quarterly reports to shareholders. The extensive market research, financial analysis and testing of results required to produce reliable current value information make it impractical to report this information on an interim basis.

(b) Bases of valuation

Interests in operating properties--The current value of the Company's interests in operating properties is the Company's share (based on its underlying ownership interest) of each property's equity value (i.e., the present value of its forecasted net cash flow and residual value, if applicable, after deducting payments on debt specifically related to the property) plus the outstanding balance of related debt. The current value of the Company's interests in unconsolidated real estate ventures is the present value of the Company's share of forecasted net cash flow, including incentive management fees, and residual value of the respective real estate ventures.

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

  Properties in development--Properties in development are carried at the same amounts as in the cost basis financial statements except that certain parcels of land are carried at their estimated current values. Management believes that properties in development have values in excess of their historical cost, but has followed a practice of not recognizing any value increment until these properties are completed and operating.

Properties held for sale--Properties held for sale are carried at their estimated fair value less costs to sell. Fair values are based on contract prices, negotiations with prospective purchasers or management's estimates of future cash flows from operations and sale of the properties, where appropriate.

Land held for development and sale--The current value of land held for development and sale is based on the present value of forecasted net cash flows under development and sales programs. These programs set forth the proposed timing and cost of all improvements necessary to bring the properties to saleable condition, the pace and price of sales and the costs to administer the programs and sell the properties.

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

Deferred income taxes--Because the current value basis financial statements are prepared on the assumption that values will generally be realized over the long-term through operating cash flows and not through liquidation, the deferred income tax obligation on a current value basis is the estimated present value of income tax payments which may be made based on projections of taxable income through 2047. The projections of taxable income reflect all allowable deductions permitted under the Internal Revenue Code. The discount rates used to compute the present value of income tax payments are based on the internal rates of return used to compute the current values of assets, adjusted to reflect the Company's assessment of the greater uncertainty with respect to the ultimate timing and amounts of income tax payments.

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

The components of revaluation equity at December 31, 1995 and 1994 are as follows (in thousands):

                                                                                           1995                            1994
                                                                                           ----                            ----
Value of interests in operating properties:
Retail centers.................................................                        $2,038,316                       $1,981,731
Office, mixed-use and other....................................                           256,080                          208,187
Value of land held for development and sale....................                           134,097                          138,182
Value of land in development...................................                            15,725                           10,524
                                                                                       ----------                       ----------
Total equity value.............................................                         2,444,218                        2,338,624
Debt related to equity interests...............................                         2,141,610                        2,142,510
                                                                                       ----------                       ----------
Total asset value..............................................                         4,585,828                        4,481,134


Depreciated cost of interests in operating properties and costs of land held for development and sale, land in development and
certain other assets...........................................                        (2,728,820)                      (2,668,766)
Present value of potential income taxes related to revaluation
 equity, net of cost basis deferred income taxes...............                          (363,964)                        (330,132)
Other, net.....................................................                             3,527                           36,983
                                                                                       ----------                       ----------
Total revaluation equity.......................................                        $1,496,571                       $1,519,219
                                                                                       ==========                       ==========

(2) Summary of significant accounting policies

(a) Description of business

The Company acquires, develops and/or manages income-producing properties located throughout the United States and develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland. The income-producing properties consist of retail centers, office buildings and mixed-use and other properties. The retail centers produce over 70% of the Company's revenues and are primarily regional shopping centers in suburban market areas. Retail centers also include specialty marketplaces in certain downtown areas and several village centers in Columbia. The office, mixed-use and other properties produce over 20% of the Company's revenues. The office properties are primarily suburban buildings in the Columbia and Baltimore market areas or components of large-scale mixed-use properties located in urban markets which also include retail, parking and other uses. Land development and sales operations produce about 5% of the Company's annual revenues and are predominantly related to large-scale, long-term community developments.

(b) Basis of presentation

The consolidated financial statements include the accounts of The Rouse Company, all subsidiaries and partnerships in which it has a majority interest and control and the Company's proportionate share of assets, liabilities, revenues and expenses of unincorporated real estate ventures in which it has joint interest and control with other venturers. Investments in other ventures are accounted for using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.

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

  Certain amounts for prior years have been reclassified to conform with the presentation for 1995.

(c) Property

Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate, based on estimated undiscounted future cash flows. Properties held for sale are carried at cost reduced for applicable valuation allowances. Acquisition, development and construction costs of operating properties, properties in development and land development projects are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and pre-construction costs. The pre-construction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. These costs are transferred to construction and development in progress when the pre-construction tasks are completed. Provision is made for potentially unsuccessful pre-construction efforts by charges to operations. Costs of significant improvements, replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred. Certain costs associated with financing and leasing of operating properties are capitalized as deferred costs and amortized over the periods benefited by the expenditures.

  Depreciation of operating properties is computed using the straight-line method. The annual rate of depreciation for most of the Company's retail centers is based on a 55 year composite life and a salvage value of approximately 10%, producing an effective annual rate of depreciation for new properties of 1.8% of depreciable cost. The other retail centers, all office buildings and other properties are generally depreciated using composite lives ranging primarily from 40 years to 50 years, producing effective annual rates of depreciation for such properties ranging from 2.5% to 2.0%.

  Properties held for sale are carried at the lower of cost less accumulated depreciation or estimated net realizable value. Operating properties are classified as properties held for sale when marketing of the properties for sale is authorized by management.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement No. 121 establishes new standards for measurement and recognition of impairment of long-lived assets. The Statement will be effective with respect to the Company in 1996 and initial adoption is not expected to have a material effect on the financial position or results of operations reported by the Company.

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

(e) Leases

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

  In general, minimum rent revenues are recognized when due from tenants; however, estimated collectible minimum rent revenues under leases which provide for varying rents over their terms are averaged over the terms of the leases.

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

(g) Investments in marketable securities and cash and cash equivalents

Investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is the Company's intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. At December 31, 1995 and 1994, investments in marketable securities consist primarily of U.S. government and agency obligations with maturities of less than one year and include $2,910,000 and $2,001,000, respectively, which are held for restricted uses.

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

(i) Other information about financial instruments

Fair values of financial instruments approximate their carrying value in the financial statements except for debt and related interest rate exchange agreements for which fair value information is provided in note 11.

(j) Earnings (loss) per share of common stock

Earnings (loss) per share of common stock is computed by dividing net earnings
(loss), after deducting dividends on Preferred stock, by the weighted average number of shares of common stock outstanding during the year. The numbers of shares used in the computations were 47,814,000 for 1995, 47,565,000 for 1994 and 47,411,000 for 1993. Common stock equivalents have not been used in computing earnings (loss) per common share because their effects are not material or are anti-dilutive.

(k) Stock-Based Compensation

The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 permits companies to adopt a new fair value based method to account for stock-based employee compensation plans or to continue using the intrinsic value method. If the intrinsic value method is used, information concerning the pro forma effects on net earnings (loss) and earnings (loss) per share of common stock of adopting the fair value based method is required to be presented in the footnotes to the financial statements. The Statement also requires additional footnote disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them. The Company intends to continue using the intrinsic value method to account for its stock-based employee compensation plans and will provide the pro forma and additional disclosures about the plans in its 1996 financial statements, as required by Statement No. 123.

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

The condensed, combined balance sheets of these ventures and the Company's proportionate share of their assets, liabilities and equity at December 31, 1995 and 1994 and the condensed, combined statements of earnings of these ventures and the Company's proportionate share of their revenues and expenses for 1995, 1994 and 1993 are summarized as follows (in thousands):

                                                                    Combined      Proportionate Share
                                                                    --------      -------------------
                                                                  1995      1994      1995      1994
                                                                  ----      ----      ----      ----
Total assets, primarily property.........                       $339,121  $389,987  $151,195  $179,868
                                                                ========  ========  ========  ========
Liabilities, primarily long-term debt....                       $313,282  $325,309  $145,113  $153,238
Venturers' equity........................                         25,839    64,678     6,082    26,630
                                                                --------  --------  --------  --------
 Total liabilities and venturers' equity.                       $339,121  $389,987  $151,195  $179,868
                                                                ========  ========  ========  ========

                                                     Combined                 Proportionate Share
                                                     --------              -------------------------
                                             1995      1994       1993      1995      1994      1993
                                             ----      ----       ----      ----      ----      ----
Revenues.................................  $128,979  $143,573   $144,564  $ 58,085  $ 65,650  $ 66,432
Operating and interest expenses..........    77,223    83,492     87,290    35,336    38,592    40,689
Depreciation and amortization............    13,071    13,281     12,396     3,472     3,680     3,833
                                           --------  --------   --------  --------  --------  --------
 Net earnings............................  $ 38,685  $ 46,800   $ 44,878  $ 19,277  $ 23,378  $ 21,910
                                           ========  ========   ========  ========  ========  ========

The Company holds minority interests in certain real estate ventures which are accounted for using the equity or cost methods, as appropriate. Most of these projects are managed by the Company and the agreements relating to them generally provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels. The condensed, combined balance sheets of these ventures at December 31, 1995 and 1994 and their condensed combined statements of earnings for 1995, 1994 and 1993 are summarized as follows (in thousands):

                                                                                        1995                 1994
                                                                                        ----                 ----
Total assets, primarily property..................................                    1,507,438          $1,200,252
                                                                                      =========          ==========
Liabilities, primarily long-term debt.............................                      481,528          $  373,303
Venturers' equity.................................................                    1,025,910             826,949
                                                                                      ---------          ----------
 Total liabilities and venturers' equity..........................                    1,507,438          $1,200,252
                                                                                      =========          ==========
                                                                        1995             1994                1993
                                                                        ----             ----                ----
Revenues..........................................................    $209,100         $200,728          $  197,333
Operating and interest expenses...................................     141,509          133,470             142,740
Depreciation and amortization.....................................      39,701           37,701              36,768
Loss on disposition...............................................          --           25,722                  --
                                                                      --------         --------           ---------
 Net earnings.....................................................    $ 27,890         $  3,835          $   17,825
                                                                      ========         ========          ==========

The Company's share of net earnings of these ventures was $3,712,000 in 1995, $1,856,000 in 1994 and $723,000 in 1993.

(4)  Operating properties

Property and deferred costs of projects at December 31, 1995 and 1994 are summarized as follows (in thousands):

                                                                                    1995       1994
                                                                                    ----       ----
Buildings and improvements........................................              $2,516,625  $2,457,926
Land..............................................................                 185,265     181,169
Deferred costs....................................................                 118,930     124,643
Investments in unconsolidated real estate ventures................                  84,772      68,195
Receivables under finance leases..................................                  81,632      81,408
Furniture and equipment...........................................                  19,132      24,224
                                                                                ----------- ----------
 Total............................................................              $3,006,356  $2,937,565
                                                                                ==========  ==========

Depreciation expense for 1995, 1994 and 1993 was $59,247,000, $59,914,000 and
$55,508,000, respectively. Amortization expense for 1995, 1994 and 1993 was $13,815,000, $14,272,000 and $14,692,000, respectively.

(5)  Properties in development
Properties in development include construction and development in progress and pre-construction costs, net. The construction and development in progress accounts include land and land improvements of $16,056,000 at December 31, 1995 and $11,216,000 at December 31, 1994.

Changes in pre-construction costs, net, for 1995 and 1994 are summarized as follows (in thousands):

                                                          1995      1994
                                                        -------   -------
Balance at beginning of year, before
 pre-construction reserve.............................  $20,633   $18,473
Costs incurred........................................   12,451    10,337
Costs transferred to construction and development in
 progress.............................................   (7,405)   (3,663)
Costs transferred to operating properties.............   (1,686)   (2,401)
Costs of unsuccessful projects written off............   (2,530)   (2,113)
                                                        -------   -------
                                                         21,463    20,633
Less pre-construction reserve.........................   15,379    14,109
                                                        -------   -------
 Balance at end of year, net..........................  $ 6,084   $ 6,524
                                                        =======   =======

(6)  Properties held for sale
At December 31, 1995, operating properties held for sale include four retail centers with an aggregate net carrying value of $15,493,000 and an industrial building with a net carrying value of $7,109,000. Revenues and operating losses relating to these properties for 1995 were $8,355,000 and $1,174,000, respectively. All of the properties are expected to be sold in 1996.

(7)  Land held for development and sale
Land held for development and sale at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                                          1995       1994
                                                          ----       ----
Land under development................................  $ 87,196  $ 84,872
Undeveloped land......................................    42,921    42,794
Finished land.........................................     4,051     4,627
                                                        --------  --------
 Total................................................  $134,168  $132,293
                                                        ========  ========

(8)  Accounts and notes receivable
Accounts and notes receivable at December 31, 1995 and 1994 are summarized as follows (in thousands):

                                                          1995       1994
                                                          ----       ----
Accounts receivable, primarily accrued rents and
income under tenant leases............................  $ 58,916  $ 53,674
Notes receivable from sales of properties.............     2,303     2,683
                                                        --------  --------
                                                          61,219    56,357
Less allowance for doubtful receivables...............    24,468    25,124
                                                        --------  --------
 Total................................................  $ 36,751  $ 31,233
                                                        ========  ========

Accounts and notes receivable due after one year were $13,967,000 and $15,469,000 at December 31, 1995 and 1994, respectively.

      Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of the Company's operating properties. The Company performs in-depth credit evaluations of prospective new tenants and requires security deposits in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable relate primarily to sales of land and operating properties and are generally secured by first liens on the related properties.

(9)  Pension plans
The Company has a defined benefit pension plan (the "funded plan") covering substantially all employees. The Company's policy is to fund, at a minimum, current service costs and amortization of unfunded accrued liabilities subject to the limits of the Internal Revenue Code. In addition, the Company has separate, non-qualified unfunded retirement plans (the "unfunded plans") covering employees whose defined benefits exceed the limits of the funded plan and directors. Benefits under the pension plans are based on the participants' years of service and compensation.

  The net pension cost includes the following components (in thousands):

                                                                                1995       1994      1993
                                                                                ----       ----      ----
Service cost.....................................................             $ 2,382   $  2,904   $ 2,191
Interest cost on projected benefit obligations...................               3,309      3,425     2,991
Actual return on funded plan assets..............................              (5,422)    (1,930)   (1,790)
Other, net.......................................................               3,262        927       897
                                                                              -------   --------   -------
  Net pension cost...............................................             $ 3,531   $  5,326   $ 4,289
                                                                              =======   ========   =======

The funded status of the pension plans at December 31, 1995 and
 1994 is summarized as follows (in thousands):
                                                                           1995                1994
                                                                   ------------------  --------------------
                                                                    Funded   Unfunded   Funded     Unfunded
                                                                     Plan     Plans      Plan       Plans
                                                                   --------   ------   -------     -------
Accumulated benefit obligations:
  Vested.........................................................  $ 31,045   $ 4,658   $ 24,059   $ 9,380
  Nonvested......................................................     2,983       393      3,040       338
                                                                   --------   -------   --------   -------
    Total........................................................  $ 34,028   $ 5,051   $ 27,099   $ 9,718
                                                                   ========   =======   ========   =======

Projected benefit obligations....................................  $ 38,808   $ 6,801   $ 30,173   $10,746
Plan assets at fair value........................................   (34,084)       --    (27,465)       --
                                                                   --------   -------   --------   -------
Excess of projected benefit
  obligations over plan assets...................................     4,724     6,801      2,708    10,746
Unamortized prior service cost...................................    (2,124)   (3,067)    (2,359)   (3,559)
Unrecognized net gain (loss).....................................   (10,783)   (1,077)    (3,836)      391
Unrecognized net obligation at
  January 1, 1987, net of amortization...........................      (664)     (810)      (730)     (945)
Additional minimum liability.....................................        --     3,204         --     3,085
                                                                   --------   -------   --------   -------
Accrued (prepaid) pension cost...................................  $ (8,847)  $ 5,051   $ (4,217)  $ 9,718
                                                                   ========   =======   ========   =======

  The projected benefit obligations for the plans were determined using discount rates of 7.25%, 8.875% and 7.5% in 1995, 1994 and 1993, respectively. The rate of compensation increases assumed was 4.5% in 1995, 1994 and 1993. The expected long-term rate of return on plan assets of the funded plan was 11% in 1995, 1994 and 1993. The assets of the funded plan consist primarily of pooled separate accounts with an insurance company and marketable equity securities.

(10) Other Postretirement Benefits
The Company has a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements. The Company pays the full cost of participants' life insurance coverage and makes contributions based on years of service to the cost of participants' medical insurance coverage, subject to a maximum annual contribution.

The postretirement benefit cost includes the following components (in thousands):


                                                                        1995      1994
                                                                        ----      ----
Service cost........................................................  $   607   $   741
Interest cost on accumulated benefit obligation.....................      853       823
Amortization of transition obligation at January 1, 1993............      484       485
Amortization of net gain............................................      (26)       --
                                                                      -------   -------
Net postretirement benefit cost.....................................  $ 1,918   $ 2,049
                                                                      =======   =======

The status of the postretirement benefit plan at December 31, 1995 and 1994 is summarized as follows (in thousands):

                                                                        1995      1994
                                                                        ----      ----
Accumulated postretirement benefit obligation:
Retirees............................................................  $ 3,195   $ 2,964
Other fully eligible participants...................................    1,720     1,637
Other active participants...........................................    8,186     5,748
                                                                      -------   -------
                                                                       13,101    10,349
Unrecognized net gain (loss)........................................     (502)    1,028
Unrecognized transition obligation..................................   (8,235)   (8,719)
                                                                      -------   -------

Accrued postretirement benefit cost.................................  $ 4,364   $ 2,658
                                                                      =======   =======

The weighted average discount rates used to determine the accumulated postretirement benefit obligation were 7.25%, 8.875% and 7.5% in 1995, 1994 and 1993, respectively. The transition obligation at January 1, 1993 is being amortized to postretirement benefit cost over 20 years. Because the Company's contributions are fixed, health care cost trend rates do not affect the accumulated postretirement benefit obligation.

(11)  Debt
In recognition of the various characteristics of real estate financing, debt is classified as follows:
(a) "Property debt not carrying a Parent Company guarantee of repayment" which is subsidiary company debt having no express written obligation which would require the Company to repay the principal amount of such debt during the full term of the loan (nonrecourse loans); and
(b) "Parent Company debt and debt carrying a Parent Company guarantee of repayment" which is debt of the Company and subsidiary company debt with an express written obligation of the Company to repay the principal amount of such debt during the full term of the loan (Company and recourse loans).

With respect to property debt not carrying a Parent Company guarantee of repayment, the Company has in the past and may in the future, under some circumstances, support those subsidiary companies whose annual obligations, including debt service, exceed operating revenues. At December 31, 1995 and 1994, property debt not carrying a Parent Company guarantee of repayment includes $443,440,000 and $675,825,000, respectively, of mortgages and bonds relating to operating properties of subsidiary companies which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the properties are met.

Debt at December 31, 1995 and 1994 is summarized as follows (in thousands):


                                          1995        1994
                                       ---------   ---------
Mortgages and bonds..................  $1,997,998  $2,063,978
Convertible subordinated debentures..     130,000     130,000
Medium-term notes....................     100,300          --
Other loans..........................     251,231     278,898
                                       ---------   ----------
 Total...............................  $2,479,529  $2,472,876
                                       ==========  ==========

Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents. This debt matures in installments through 2025 and, at December 31, 1995, bears interest at a weighted average effective rate of 8.70%, including lender participations. At December 31, 1995, approximately $589,641,000 of this debt is subject to payment of additional interest based on the operating results of the related properties in excess of stated levels. In addition, certain of such debt provides for payments to lenders of shares of the related properties' residual values, if any, upon sale or refinancing or at maturity.

The convertible subordinated debentures bear interest at 5.75% and mature in 2002. The debentures are convertible into one share of common stock for each $28.63 of par value.

The Company has registered $150,000,000 of unsecured, medium-term notes which may be issued to the public from time to time through February 1997. The notes may be issued, subject to market conditions, for varying terms (nine months to 30 years) and at fixed or variable interest rates based on market indices at the time of issuance. The notes outstanding at December 31, 1995, mature at various dates from 1996 to 2015, bear interest at a weighted average effective rate of 7.68% (including an average rate of 6.61% on $38,800,000 of variable rate notes) and have a weighted average maturity of 6.5 years.

Other loans include $120,000,000 of 8.5% unsecured notes due in 2003, various property acquisition and land loans and certain other borrowings. These loans include aggregate unsecured borrowings of $229,372,000 and $259,751,000 at December 31, 1995 and 1994, respectively, and at December 31, 1995, bear interest at a weighted average effective rate of 8.61%.

The annual maturities of debt as of December 31, 1995 are summarized as follows (in thousands):

                            Company and   Nonrecourse     Recourse
                          Recourse Loans     Loans         Total
                          --------------  -----------    ---------
1996....................     $ 11,507     $   98,922    $  110,429
1997....................        8,044        110,492       118,536
1998....................       22,017         60,157        82,174
1999....................       32,051        136,829       168,880
2000....................       60,316        161,492       221,808
Subsequent to 2000......      355,553      1,422,149     1,777,702
                             --------     ----------    ----------
 Total..................     $489,488     $1,990,041    $2,479,529
                             ========     ==========    ==========

Approximately $65,000,000 of nonrecourse debt maturing in 1996 relates to a retail center mortgage due in August. The Company expects to refinance this mortgage on a long-term basis at or prior to its scheduled maturity.

At December 31, 1995, the Company had entered into interest rate cap agreements which expire in December 1996 and April 1997. These agreements limit the average interest rate on $58,250,000 of mortgages to 9.86% through April 1997 and limit the interest rate on advances up to $55,000,000 under a line of credit to 11.55% through December 1996.

The interest rate swap agreements outstanding at December 31, 1995 were not material. Interest rate exchange agreements did not have a material effect on the weighted average effective interest rates on debt at December 31, 1995 and 1994 or interest expense for the years ended December 31, 1995, 1994 and 1993.

Total interest costs were $219,838,000 in 1995, $220,971,000 in 1994 and
$219,705,000 in 1993 of which $6,875,000, $7,388,000 and $8,899,000 were capitalized, respectively.

During 1995, 1994 and 1993, the Company incurred extraordinary losses, related to extinguishments of debt prior to scheduled maturity or required partial early redemptions of debt, of $13,278,000, $6,824,000 and $12,322,000, respectively, less related deferred income tax benefits of $4,647,000, $2,377,000 and $4,271,000, respectively. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, included refinancings of properties in each of the three years, issuance of the medium-term notes and the Company-obligated mandatorily redeemable preferred securities in 1995 and issuance of the 8.5% unsecured notes and Preferred stock in 1993.

At December 31, 1995, the Company had available unused lines of credit totaling $158,920,000. The agreements relating to certain of the lines of credit, the 8.5% unsecured notes, the medium-term notes and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

In accordance with the Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the estimated fair value of debt is determined based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments, cash flows under interest rate exchange agreements, where applicable, and lenders' participations in operating results and residual values of the related properties, where applicable. The carrying amount and estimated fair value of the Company's debt at December 31, 1995 and December 31, 1994 are summarized as follows (in thousands):


                              1995                     1994
                      ----------------------   ---------------------
                       Carrying   Estimated    Carrying   Estimated
                        Amount    Fair Value    Amount    Fair Value
                      ---------   ----------   ---------  ----------
Fixed rate debt.....  $2,195,137  $2,249,968  $2,152,270  $2,105,794
Variable rate debt..     284,392     284,392     320,606     320,606
                      ----------  ----------  ----------  ----------
                      $2,479,529  $2,534,360  $2,472,876  $2,426,400
                      ==========  ==========  ==========  ==========

Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Company's debt obligations at fair value may not be possible and may not be a prudent management decision.

(12) Company-obligated mandatorily redeemable preferred securities

The redeemable preferred securities consist of 5,500,000 Cumulative Quarterly Income Preferred Securities (preferred securities), with a liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust that is wholly-owned by the Company. The trust used the proceeds of the preferred securities and other assets to purchase at par $141,753,000 of junior subordinated debentures (debentures) of the Company due in November 2025, which debentures are the sole assets of the trust.

Payments to be made by the trust on the preferred securities are dependent on payments that the Company has undertaken to make, particularly the payments to be made by the Company on the debentures. Compliance by the Company with these undertakings, taken together, would have the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities.

Distributions on the preferred securities are payable from interest payments received on the debentures and are due quarterly at a rate of 9.25% of the liquidation amount, subject to deferral for up to five years under certain conditions. Distributions payable are included in operating expenses. Redemptions of the preferred securities are payable at the liquidation amount from redemption payments received on the debentures. The Company may redeem the debentures at par at any time after November 27, 2000, but redemptions at or prior to maturity are payable only from the proceeds of issuance of capital stock of the Company or of securities substantially comparable in economic effect to the preferred securities.

(13) Operating results and assets by line of business

Operating results before gain (loss) on dispositions of assets and other provisions, net, income taxes and extraordinary losses are summarized by line of business as follows (in thousands):

                                                                         1995         1994         1993
                                                                         ----         ----         ----
Operating properties:
Revenues............................................................  $  636,646   $  633,047   $  607,630
Operating expenses, exclusive of provision
 for bad debts, depreciation and
 amortization.......................................................     313,525      322,278      322,793
 Interest expense...................................................     197,249      196,690      189,805
 Provision for bad debts............................................       3,318        5,185        4,741
 Depreciation and amortization......................................      73,062       74,186       70,200
                                                                      ----------   ----------   ----------
                                                                          49,492       34,708       20,091
                                                                      ----------   ----------   ----------

Land sales:
Revenues............................................................      33,403       35,232       35,313
Operating costs and expenses........................................      17,827       19,877       19,387
Interest expense....................................................       5,071        5,028        4,093
                                                                      ----------   ----------   ----------
                                                                          10,505       10,327       11,833
                                                                      ----------   ----------   ----------

Development:
Operating costs and expenses........................................       7,288        6,494        3,853
Interest expense....................................................         358          495          495
                                                                      ----------   ----------   ----------
                                                                          (7,646)      (6,989)      (4,348)
                                                                      ----------   ----------   ----------

Corporate:
Interest income.....................................................       2,772        2,892        3,862
Interest expense....................................................      10,285       11,370       16,413
Other expenses......................................................       8,920        8,309        6,184
                                                                      ----------   ----------   ----------
                                                                         (16,433)     (16,787)     (18,735)
                                                                      ----------   ----------   ----------
Operating income....................................................  $   35,918   $   21,259   $    8,841
                                                                      ==========   ==========   ==========
The assets by line of business at December 31, 1995, 1994 and 1993 are as follows (in thousands):

                                                                         1995         1994         1993
                                                                         ----         ----         ----
Operating properties................................................  $2,656,527   $2,617,045   $2,556,237
Land sales..........................................................     141,275      136,986      140,673
Development.........................................................      63,732       68,863       63,656
Corporate...........................................................     124,075       92,966      114,416
                                                                      ----------   ----------   ----------
 Total..............................................................  $2,985,609   $2,915,860   $2,874,982
                                                                      ==========   ==========   ==========

(14)  Income taxes
Income tax expense is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

                                                                    1995       1994       1993
                                                                    ----       ----       ----
Tax at statutory rate on earnings
  before income taxes and extraordinary losses..................  $  3,560   $  4,668   $  1,075
State income taxes, net of Federal income
  tax benefit...................................................       759      2,062      1,398
Effect of increase in Federal tax rate..........................        --         --      1,890
                                                                  --------   --------   --------
Income tax expense..............................................  $  4,319   $  6,730   $  4,363
                                                                  ========   ========   ========
Effective rate..................................................      42.5%      50.5%     142.0%
                                                                  ========   ========   ========
  The net deferred tax obligations at December 31, 1995 and 1994 consist of the following (in thousands):

                                                                     1995       1994
                                                                     ----       -----
Total deferred tax liabilities..................................  $ 299,717   $ 285,713
Total deferred tax assets.......................................    218,068     203,116
                                                                  ---------   ---------
  Net deferred tax obligations..................................  $  81,649   $  82,597
                                                                  =========   =========

  The tax effects of temporary differences and carryforwards that are included in the net deferred tax obligations at December 31, 1995 and 1994 relate to the following (in thousands):

                                                              1995       1994
                                                              ----       ----
Property, primarily differences in depreciation
  and amortization and treatment of interest
  and certain other costs.............................     $ 273,585   $ 260,457
Accounts and notes receivable, primarily
  differences in timing of recognition of rent
  revenues and doubtful receivables...................         5,684       5,070
Accrued expenses, primarily differences in timing of
  recognition of interest, compensation and pension
  expenses............................................        (4,925)        (58)
Operating loss and tax credit carryforwards...........      (192,695)   (182,872)
                                                           ---------   ---------
  Total...............................................     $  81,649   $  82,597
                                                           =========   =========

  The net operating losses carried forward from December 31, 1995 for Federal income tax purposes aggregate approximately $538,000,000.

  As indicated above, the deferred tax assets relate primarily to operating loss carryforwards for Federal income tax purposes. These loss carryforwards will begin to expire in 1998, and the ultimate realization of these assets is dependent upon the generation of sufficient future taxable income to use the loss carryforwards before they expire. Based on the scheduled reversal of the deferred tax liabilities (particularly those relating to depreciation of property) and projections of future taxable income over the loss carryforward period, management believes that it is more likely than not that the Company will realize the benefits of the operating loss carryforwards at December 31, 1995. The amount of the deferred tax asset considered realizable could be reduced, however, if estimates of future taxable income are reduced.

(15) Gain (loss) on dispositions of assets and other provisions, net

Gain (loss) on dispositions of assets and other provisions, net, is summarized as follows (in thousands):

                                          1995       1994       1993
                                          ----       ----       ----
Provision for a litigation judgment..  $(12,321)  $     --   $     --
Net loss on operating properties.....   (13,210)    (7,496)     (5,432)
Other, net...........................      (218)      (427)       (337)
                                       --------   --------   ---------
  Total..............................  $(25,749)  $ (7,923)  $  (5,769)
                                       ========   ========   =========

  The provision for a litigation judgment in 1995 relates to the matter involving a former tenant at the Riverwalk Shopping Center discussed in note 19.

  The net loss on operating properties in 1995 relates primarily to provisions for losses recognized on retail centers the Company decided to sell ($15,589,000). These provisions were partially offset by a gain on disposition of a retail center ($2,379,000).

  The net loss on operating properties in 1994 relates primarily to losses incurred on dispositions of interests in two retail centers, a hotel and an office building ($8,045,000) and a provision for loss on an industrial building ($2,212,000). These losses were partially offset by a gain on disposition of an interest in a retail center the Company continues to manage ($2,761,000).

  The net loss on operating properties in 1993 relates to a provision for loss recognized on a retail center. This loss was recognized based on management's determination that the Company would not continue to support the property under the arrangements with the lenders, public authorities and others involved and that it was unlikely that the Company would fully recover its investment in the property based on forecasts of future cash flows.

(16) Series A Convertible Preferred stock

The Company has authorized issuance of 50,000,000 shares of Preferred stock of 1c par value per share of which 4,505,168 shares have been classified as Series A Convertible Preferred. At December 31, 1995 and 1994, 4,505,009 and 4,505,041 shares, respectively were issued. The Company sold 4,025,000 shares of the Series A Convertible Preferred stock in a public offering in 1993 and issued 480,168 shares valued at $23,000,000 in 1994 in connection with a modification of terms of a debt agreement related to a retail center. The shares of Series A Convertible Preferred stock have a liquidation preference of $50 per share and earn dividends at an annual rate of 6.5% of the liquidation preference. At the option of the holders, each share of Preferred stock is convertible into shares of the Company's common stock at a conversion rate of approximately 2.35 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, beginning March 1, 1996, the shares of Preferred stock are redeemable for shares of common stock at the option of the Company, subject to certain conditions.

(17)  Common stock

At December 31, 1995, shares of authorized and unissued common stock are reserved as follows: (a) 2,471,580 shares for issuance under the Company's stock option and stock bonus plans; (b) 4,540,692 shares for conversion of the convertible subordinated debentures; (c) 10,600,020 shares for the conversion of the Preferred stock; and (d) 500,000 shares for exercise of the warrants issued to Trizec Investments Corporation discussed below.

  Under the Company's stock option plans, options to purchase shares of common stock and stock appreciation rights may be awarded to officers and employees. Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and typically vest over a three- to five-year period, subject to certain conditions. The Company has not granted any stock appreciation rights. A summary of changes in the outstanding stock options under the stock option plans is as follows:

                                   1995        1994        1993
                                   ----        ----        ----
Balance at beginning of year..  2,228,102   1,709,302   1,438,542
Options granted...............    200,500     566,000     350,000
Options exercised:
 $11.17 per share.............         --          --     (41,340)
 $11.83 per share.............         --      (5,700)     (2,400)
 $14.75 per share.............     (2,600)         --          --
 $15.33 per share.............   (174,602)     (3,000)     (9,500)
 $18.00 per share.............     (2,250)         --          --
Options cancelled.............    (21,750)    (38,500)    (26,000)
                                ---------   ---------   ---------
 Balance at end of year.......  2,227,400   2,228,102   1,709,302
                                =========   =========   =========

Options to purchase 1,229,000 shares are exercisable at December 31, 1995 at prices ranging from $13.50 to $27.00 per share.

Under the Company's stock bonus plans, shares of common stock may be awarded to officers and employees. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. In connection with the stock bonus plan awards, the Company typically makes loans to the recipients for the payment of related income taxes, which loans are forgiven in installments subject to the recipients' continued employment. The total loans outstanding at December 31, 1995 and 1994 were $3,829,000 and $2,620,000, respectively. The Company recognizes any forgiven loan installments, amortization of the fair value of the stock awarded and certain related costs as compensation costs over the terms of the awards. Such costs amounted to $2,763,000 in 1995, $1,663,000 in 1994 and $2,415,000 in 1993.

In 1992, seven investors acquired 8,500,000 shares of the Company's common stock in a private placement from Trizec Investments Corporation (Trizec). Stock warrants allowing Trizec to purchase 500,000 shares of common stock at a price of $18 per share until September 1997 were issued by the Company to facilitate the transaction.

(18)  Leases

The Company, as lessee, has entered into operating leases expiring at various dates through 2076. Rents under such leases aggregated $9,421,000 in 1995, $11,927,000 in 1994 and $17,483,000 in 1993, including contingent rents, based on the performance of the related properties, of $3,644,000, $6,232,000 and $10,006,000, respectively. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. The minimum rent payments due under operating leases in effect at December 31, 1995 are summarized as follows (in thousands):

1996...................................................  $  5,775
1997...................................................     5,717
1998...................................................     5,653
1999...................................................     5,621
2000...................................................     5,621
Subsequent to 2000.....................................   242,039
                                                         --------
 Total.................................................  $270,426
                                                         ========

Obligations under capital leases relate to the Company's headquarters building and certain operating properties and equipment. The property and other asset accounts include costs of $66,207,000 and $70,651,000 and accumulated depreciation of $19,130,000 and $21,249,000 at December 31, 1995 and 1994,
respectively, related to these leases. The minimum rent payments due under capital leases and their present value at December 31, 1995 are summarized as follows (in thousands):

1996....................................................  $   9,289
1997....................................................      8,904
1998....................................................      8,255
1999....................................................      7,806
2000....................................................      7,554
Subsequent to 2000......................................    194,825
                                                          ---------
                                                            236,633
Imputed interest at rates ranging from 5.59% to 13.00%..   (177,847)
                                                          ---------
 Obligations under capital leases, net..................  $  58,786
                                                          =========

Space in the Company's operating properties is leased to approximately 6,300 tenants. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse the Company for certain of its operating expenses. Rents from tenants are summarized as follows (in thousands):

                      1995      1994      1993
                    -------   -------   -------
Minimum rents.....  $310,149  $303,425  $289,422
Percentage rents..    15,362    17,144    19,133
Other rents.......   217,037   220,532   219,168
                    --------  --------  --------
 Total............  $542,548  $541,101  $527,723
                    ========  ========  ========

The minimum rents to be received from tenants under operating leases in effect at December 31, 1995 are summarized as follows (in thousands):

1996............................................  $  288,219
1997............................................     262,700
1998............................................     232,995
1999............................................     200,765
2000............................................     173,551
Subsequent to 2000..............................     532,880
                                                  ----------
 Total..........................................  $1,691,110
                                                  ==========

Certain of the Company's tenant leases are accounted for as finance leases since the terms of the leases transfer substantially all of the risks and benefits of ownership to the tenants. Rents under such leases aggregated $8,780,000 in 1995, $8,511,000 in 1994 and $6,601,000 in 1993. The minimum rent payments to be received from tenants under finance leases are approximately $8,900,000 in each of the next five years. The net investment in finance leases at December 31, 1995 and 1994 is summarized as follows (in thousands):


                                                    1995       1994
                                                  --------   --------
Total minimum rent payments to be received
 over lease terms...............................  $167,050   $175,609
Estimated residual values of leased properties..     3,123      3,123
Unearned income.................................   (88,541)   (97,324)
                                                  --------   --------
 Net investment in finance leases...............  $ 81,632   $ 81,408
                                                  ========   ========


(19) Other commitments and contingencies

Commitments for the construction and development of properties in the ordinary course of business and other commitments not set forth elsewhere amount to approximately $10,000,000 at December 31, 1995.

At December 31, 1995, subsidiaries of the Company had contingent liabilities of approximately $25,138,000 with respect to future minimum rents under long-term lease obligations of certain joint ventures and approximately $18,000,000 with respect to bank letters of credit issued to secure their obligations under certain agreements. In addition, the Company had contingent liabilities with respect to debt of certain joint ventures aggregating approximately $37,454,000.

On November 6, 1990, Robert P. Guastella Equities, Inc. ("Plaintiff"), a former tenant at the Riverwalk Shopping Center in New Orleans, Louisiana ("Riverwalk"), which is owned and operated by New Orleans Riverwalk Associates, an affiliate of the Company ("NORA"), filed suit in the Civil District Court of Orleans Parish, Louisiana against NORA, the Company, two Company affiliates, and a partner of NORA (collectively, "Defendants"). Plaintiff alleges that Defendants breached Plaintiff's lease agreement with NORA for the operation of a restaurant at Riverwalk and that as a result of these breaches it suffered losses and could not pay the rentals due under the lease agreement, as a result of which the lease and its tenancy were terminated by NORA. Plaintiff sought damages of approximately $600,000 for these alleged breaches. In addition, on September 3, 1992, Plaintiff claimed $33,000,000 for alleged lost future profits which it claimed it would have earned had its lease not been terminated. The Defendants filed answers denying the claims of Plaintiff and asserting other defenses. NORA also asserted a counterclaim against Plaintiff and its individual guarantors for past due rentals and other charges in the approximate amount of $300,000 plus interest and attorneys' fees as provided for in the lease agreement. The case was tried before a jury and, on October 28, 1993, the jury returned a verdict against Defendants upon which judgment was entered by the trial court on January 7, 1994, in the total net amount of approximately $9,128,000 (including a net award for lost future profits of approximately $8,640,000) plus interest and attorneys' fees. On May 6, 1994, the trial court denied all post-trial motions of both Plaintiff and Defendants. The trial court also entered an amended judgment in which it awarded the Plaintiff $450,000 in attorneys' fees and awarded Defendants $25,000 in attorneys' fees.

On May 23, 1994, Defendants appealed this judgment to the Louisiana Court of Appeal, Fourth Circuit. On November 16, 1995, the Louisiana Court of Appeal reduced the judgment by $240,000, but otherwise affirmed the damage award to Plaintiff. Defendants subsequently filed a motion for reconsideration with the Louisiana Court of Appeal, which was denied on December 19, 1995. On January 18, 1996, Defendants filed a petition requesting the Louisiana Supreme Court to consider a further appeal of this judgment.

The Company recorded in the fourth quarter of 1995 a pre-tax provision in the amount of $12,321,000, representing the full amount of the modified award (including attorneys' fees) plus interest, less pre-tax provisions previously recorded totaling $1,150,000.

The Company and certain of its subsidiaries are defendants in various other litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In the opinion of management, adequate provision has been made for losses with respect to all litigation matters, where appropriate, and the ultimate resolution of all such litigation matters is not likely to have a material effect on the consolidated financial position of the Company. Due to the Company's modest and fluctuating net earnings (loss) it is not possible to predict whether the resolution of these matters is likely to have a material effect on the Company's consolidated net earnings (loss) and it is, therefore, possible that the resolution of these matters could have such a material effect in any future quarter or fiscal year.

(20) Possible acquisition of The Hughes Corporation and related matters

On February 22, 1996, the Company's Board of Directors approved the terms of agreements to acquire all of the issued and outstanding shares of common stock of The Hughes Corporation and the ownership interests of stockholders of The Hughes Corporation in an affiliated partnership (together "Hughes"). The assets of Hughes consist primarily of a regional shopping center and a large-scale, master-planned community in Las Vegas, Nevada, four large-scale, master-planned business parks and various other properties in Nevada and Southern California. The total purchase cost is approximately $520,000,000 consisting primarily of debt to be assumed or incurred in connection with the acquisition (including $10,000,000 payable to the owners of Hughes) and shares of common stock of the Company valued at $176,400,000. Additional shares of common stock of the Company may be issued to the owners of Hughes subsequent to closing based on the values of certain specified assets at various termination dates from 2001 to 2010 and the cash flows generated from development and/or sale of those assets prior to the termination dates. The acquisition will be accounted for using the purchase method and is expected to close in the second quarter of 1996. However, the transactions are conditional upon approval by the requisite vote of the holders of the common stock of The Hughes Corporation and certain other closing conditions and, accordingly, there can be no assurance that the transactions will be consummated.

================================================================================
Five Year Comparison of Selected Financial Data
Year ended December 31 (in thousands, except per share data)
--------------------------------------------------------------------------------

                                      1995          1994          1993        1992        1991
                                      ----          ----          ----        ----        ----
Operating results data:
Revenues from continuing
 operations......................  $  672,821   $  671,171   $  646,805   $  597,105   $  573,498
Earnings (loss) from continuing
 operations......................       5,850        6,606       (1,291)     (15,849)       2,424
Earnings (loss) from continuing
 operations applicable to
 common shareholders per share of
 common stock....................        (.18)        (.14)        (.27)        (.33)         .05
Balance sheet data:
Total assets-cost basis..........   2,985,609    2,915,860    2,874,982    2,726,281    2,637,452
Total assets-current value basis.   4,852,403    4,736,961    4,588,636    4,217,819    4,174,093
Debt and capital leases..........   2,538,315    2,532,920    2,473,596    2,498,983    2,374,527
Shareholders' equity (deficit):
  Historical cost basis..........      42,584       95,026      113,151      (34,848)      17,328
  Current value basis............   1,539,155    1,614,245    1,525,606    1,188,896    1,274,070
Shareholders' equity (deficit)
 per share of common stock (note 1):
    Historical cost basis........         .73         1.63         1.98         (.74)         .36

    Current value basis..........       26.30        27.75        26.75        25.50        26.60


Other selected data:
Earnings before depreciation and
 deferred taxes from operations
 (EBDT) (note 2).................     108,360       94,710       78,281       52,282       46,820
Net cash provided by (used in):
  Operating activities...........     107,001      113,775      101,149       66,630       67,226
  Investing activities...........     (64,995)    (178,551)    (154,446)    (144,836)     (96,210)
  Financing activities...........       3,518       40,618       47,068       98,914       17,271
Dividends per share of common
 stock...........................         .80          .68          .62          .60          .60
Dividends per share of
 convertible Preferred stock.....        3.25         3.25         2.83           --           --
Market price per share of common
 stock at year-end...............       20.13        19.25        17.75        18.00        18.25
Market price per share of
 convertible Preferred stock at
 year-end........................       51.63        48.50        53.75           --           --
Weighted average common shares
 outstanding.....................      47,814       47,565       47,411       47,994       48,157

Note 1--Historical cost basis shareholders' equity (deficit) per share of common stock and current value basis shareholders' equity per share of common stock assume the conversion of the Series A Convertible Preferred stock.

Note 2--Earnings before depreciation and deferred taxes (EBDT) is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Earnings Before Depreciation and Deferred Taxes" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 50 for a full discussion of EBDT.

================================================================================
Interim Financial Information (Unaudited)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):
--------------------------------------------------------------------------------

                                                                                      Quarter ended
                                               ------------------------------------------------------------------------------------
                                               December   September     June      March     December   September   June     March
                                               31, 1995   30, 1995    30, 1995   31, 1995   31, 1994   30, 1994  30, 1994  31, 1994
                                               --------   --------    --------   --------   --------   --------  --------  --------
Revenues....................................   $177,505   $169,165   $163,636   $162,515   $172,325   $172,650  $163,662   $162,534
Operating income............................     13,385     11,380      6,499      4,654      9,922      7,314     1,853      2,170
Earnings (loss) before extraordinary losses.      1,911      3,169      1,403       (633)     4,451      4,146       576     (2,567)
Net earnings (loss).........................        634      3,032      1,403     (7,850)     2,767      4,146    (2,030)    (2,724)
                                               ========   ========   ========   ========   ========   ========  ========   ========


Earnings (loss) per common share:
Earnings (loss) before extraordinary losses.   $   (.03)  $   (.01)  $   (.05)  $   (.09)  $    .02   $    .02  $   (.06)  $   (.12)
Extraordinary losses........................       (.03)        --         --       (.15)      (.03)        --      (.05)      (.01)
                                               --------   --------   --------   --------   --------   --------  --------   --------
 Total......................................   $   (.06)  $   (.01)  $   (.05)  $   (.24)  $   (.01)  $    .02  $   (.11)  $   (.13)
                                               ========   ========   ========   ========   ========   ========  ========   ========

Note--Net earnings for the quarter ended December 31, 1995 includes a provision for a litigation judgment of $8,009,000 ($.17 per share). Net earnings
      (loss) for the first, second and third quarters of 1995 includes provisions for losses on disposition of operating properties of $3,156,000 ($.07 per share), $3,617,000 ($.08 per share) and $3,665,000 ($.08 per share), respectively. The provision for loss in the second quarter was partially offset by a gain on disposition of a retail center property of $1,261,000 ($.03 per share). Net earnings (loss) for the quarters ended December 31, 1994 and March 31, 1994 includes provisions for losses on dispositions of operating properties of $1,644,000 ($.03 per share) and $5,023,000 ($.11 per share), respectively. The provision for loss in the quarter ended March 31, 1994 was partially offset by a gain on disposition of an interest in a retail center the Company continues to manage of $1,908,000 ($.04 per share.)

================================================================================
Price of Common Stock and Dividends
--------------------------------------------------------------------------------

The Company's common stock began trading on the New York Stock Exchange in November 1995. Prior to that time it was traded over the counter. The prices and dividends per share were as follows:

                                                                                      Quarter ended
                                               ------------------------------------------------------------------------------------
                                               December   September     June      March     December   September   June     March
                                               31, 1995   30, 1995    30, 1995   31, 1995   31, 1994   30, 1994  30, 1994  31, 1994
                                               --------   --------    --------   --------   --------   --------  --------  --------
High bid or sales price.                        22        22 5/8     20 11/16    19 7/8    19 1/2      20        20         19
Low bid or sales price...                       18 5/8    19 1/2     17          18        17 1/4      18 3/4    18         16 1/4
Dividends................                       .20       .20        .20         .20       .17         .17       .17        .17

Number of Holders of Common Stock
The number of holders of record of the Company's common stock as of February 20, 1996 was 2,269.

                      The Rouse Company and Subsidiaries
              Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

General
The Company's primary business is the acquisition, development and management of income-producing real estate projects. The Company operates a diversified portfolio of retail centers, office buildings and mixed-use and other properties located throughout the United States. In addition, the Company develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland.

Management believes that the Company's financial position is sound and that its liquidity and capital resources are adequate. As shown in the supplemental current value basis financial statements, current value shareholders' equity, which is an important indication of the Company's financial strength, was $1.54 billion at December 31, 1995, slightly down from $1.61 billion at December 31, 1994.

The Company has continued to achieve strong financial results in recent periods, despite the generally difficult environment for retail businesses. Earnings before depreciation and deferred taxes (EBDT), which is defined and discussed in detail below, increased 14% in 1995 and 21% in 1994, including increases of 12% and 19%, respectively, in EBDT from retail centers. These results have been made possible by several factors, including strong performances from the Company's larger, major market retail centers, expansions of certain retail centers and retail centers in which the Company has acquired ownership interests, consistently good earnings from land sales and operating properties in Columbia, refinancing of a significant amount of project-related debt at lower interest rates and, to a lesser extent, dispositions or modifications of the terms of agreements relating to properties which were incurring losses before depreciation and deferred taxes.

Management believes that the outlook is for continued satisfactory growth in EBDT from existing properties. Prospects for growth in EBDT from land sales and office/mixed-use properties in 1996 are good given the solid or improving conditions in the major markets in which the Company operates. EBDT from retail centers is also expected to grow in 1996, although the rate of growth is expected to slow given the continued difficult retailing environment. The planned acquisition of The Hughes Corporation (Hughes) will allow the Company to capitalize on its existing strengths in retail and office/mixed-use projects and large-scale land development projects and to establish a significant presence in the fast-growing Las Vegas market. The acquisition is scheduled to close in the second quarter of 1996 and is expected to contribute significantly to the growth in EBDT in 1996. For the longer term, the Company intends to focus its development efforts on Columbia, the assets acquired in the purchase of Hughes, opportunities to expand and/or revitalize existing retail centers and new projects in growing markets which have not had excessive retail development. The Company will also continue to selectively dispose of retail centers that do not appear to have future prospects consistent with the Company's objectives, particularly smaller centers in smaller markets. The objective is to refine and continually upgrade the portfolio so that it is comprised of top tier properties that will produce consistently strong increases in earnings and current values.

Operating Results

This discussion and analysis of operating results covers each of the Company's four business segments as management believes that a segment analysis provides the most effective means of understanding the Company's business. Note 13 to the consolidated financial statements and the information relating to revenues and expenses in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 54 should be referred to when reading this discussion.

Operating Properties: The Company reports the results of its operating properties in two categories: retail centers ("retail" properties) and office, mixed-use and other properties ("office/mixed-use" properties).

The Company's tenant leases provide the foundation for the performance of its retail and office/mixed-use properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse the Company for most of its operating expenses. Substantially all of the Company's retail leases also provide for additional rent based on tenant sales (percentage rent) in excess of stated levels. As leases expire, space is re-leased, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

Most of the Company's operating properties are financed with long-term, fixed rate, nonrecourse debt and, therefore, are not directly affected by changes in interest rates. Although the interest rates on this debt do not fluctuate, certain loans provide for additional payments to the Company's lenders based on operating results and, in some instances, a share of a property's residual value upon sale or refinancing or at maturity.

Revenues from retail properties increased $5,205,000 in 1995 and $22,877,000 in 1994. The increase in 1995 was attributable to the operations of expansions opened in August 1994 and March 1995, higher effective rents on re-leased space and purchases of ownership interests in two retail centers. These increases were partially offset by the effects of lower average occupancy (90.9% in 1995 compared to 92.3% in 1994), lower recoveries of operating expenses due to expense reduction efforts and dispositions of interests in properties in the first quarter of 1994 and second quarter of 1995. The increase in 1994 was attributable to the operations of expansions opened in 1994, a full year of operations of expansions opened and properties acquired in 1993 and higher effective rents on re-leased space. The increase was also due to higher occupancy levels at the Company's larger, major market retail centers and increased lease cancellation payments received as a result of tenant restructurings or downsizings. These increases were partially offset by the disposition of a retail center in the first quarter of 1994.

Total operating and interest expenses for retail properties decreased $7,661,000 in 1995 and increased $8,965,000 in 1994. The decrease in 1995 was attributable primarily to the effects of lower average occupancy levels, lower operating expenses due to expense reduction efforts, lower bad debt expenses due to recoveries of amounts previously reserved, the dispositions referred to above and reductions in interest expense due to debt repayments and refinancings completed in 1994 and early 1995 at certain properties. These decreases were partially offset by increases in expenses associated with the operations and financing of the properties opened or acquired referred to above. The increase in 1994 was attributable to costs relating to expansions opened in 1994 and a full year of operations of expansions opened and properties acquired in 1993, higher occupancy levels at many of the Company's larger, major market retail centers and higher interest costs related to floating rate debt. These increases were partially mitigated by the effects of the disposition of a retail center in the first quarter of 1994 and to lower interest expense on fixed rate property debt due to debt repayments and refinancings at certain properties.

Revenues from office/mixed-use properties decreased $1,606,000 in 1995 and increased $2,540,000 in 1994. The decrease in 1995 was attributable primarily to dispositions of properties in the third quarter of 1994 and second quarter of 1995 and lower recoveries of operating expenses due to lower occupancy levels and reduced operating expenses at certain projects. These decreases were partially offset by increased revenues at certain hotel and office properties in Columbia due to higher occupancy levels and increases in tenant lease cancellation payments due to tenant restructurings and downsizings. The increase in revenues in 1994 was attributable primarily to higher occupancy levels at office and hotel properties and a full year of operations of properties opened in 1993, partially offset by lower recoveries of operating expenses at two office properties where the tenants began paying certain operating expenses directly in 1994.

Total operating and interest expenses for office/mixed-use properties decreased $3,324,000 in 1995 and increased $1,835,000 in 1994. The decrease in 1995 was attributable primarily to the dispositions of properties referred to above, lower bad debt expense due to recoveries of amounts previously reserved and lower operating expenses at certain projects. These decreases were partially offset by expenses related to the openings of two industrial buildings in Columbia in the second quarter of 1994 and higher interest expense on a mixed-use project. Interest on this project's loan was lower in 1994 because the Company exercised an option in the loan agreement to make a specified payment and reduce the effective interest rate on the loan retroactive to the beginning of its term. The payment was less than the interest previously accrued, and the difference was recorded as a reduction to interest expense in 1994. The increase in 1994 was due primarily to a full year of operations of properties opened in 1993 and higher occupancy levels at office and hotel properties, partially offset by lower operating expenses at the two office properties referred to above. Also, lower interest expense at certain properties due to debt reductions and refinancings and the exercise of the interest rate reduction option referred to above mitigated the overall increase in interest and operating expenses in 1994.

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

Land sales revenues were $33,403,000 in 1995, $35,232,000 in 1994 and
$35,313,000 in 1993. The decrease in revenues in 1995 was due primarily to lower sales of land for commercial/other uses in Columbia.

Land sales costs and expenses were $22,898,000 in 1995, $24,905,000 in 1994 and $23,480,000 in 1993. The decrease in 1995 was attributable to lower cost of sales due to the lower land sales revenues referred to above. The increase in 1994 was attributable primarily to higher operating and interest expenses due to a lower level of land development activity on projects other than Columbia.

Development: Development expenses were $7,646,000 in 1995, $6,989,000 in 1994 and $4,348,000 in 1993. These costs consist primarily of additions to the pre-construction reserve and new business costs.

The pre-construction reserve is maintained to provide for costs of projects in the pre-construction phase of development, including retail center renovation and expansion opportunities, which may not go forward to completion. Additions to the pre-construction reserve were $3,800,000 in 1995, $3,400,000 in 1994 and $2,900,000 in 1993. New business costs relate primarily to the initial evaluation of potential acquisition and development opportunities. These costs were $3,488,000 in 1995, $3,094,000 in 1994 and $953,000 in 1993. The increases in pre-construction reserve additions and new business costs in 1995 and 1994 were attributable to the Company's more active pursuit of potential development and acquisition opportunities.

Corporate: Corporate revenues consist of interest income earned on temporary investments, including investments of unused proceeds from refinancings of certain properties. Corporate interest income was $2,772,000 in 1995, $2,892,000 in 1994 and $3,862,000 in 1993. The decreases in 1995 and 1994 were attributable primarily to lower average investment balances.

Corporate expenses consist of certain interest and operating expenses, as discussed below, reduced by costs capitalized or allocated to other segments. Interest is capitalized on corporate funds invested in projects under development, and interest on the proceeds of corporate borrowings and distributions on the proceeds of the Company-obligated mandatorily redeemable preferred securities which are used for other segments are allocated to those segments. Accordingly, corporate interest expense consists primarily of interest on the convertible subordinated debentures, the unsecured 8.5% notes and unused proceeds from refinancings of certain properties, net of interest capitalized on development projects or allocated to other segments, and corporate operating expenses consist primarily of general and administrative costs and distributions on the redeemable preferred securities, net of distributions allocated to other segments.

Corporate interest costs were $14,032,000 in 1995, $13,934,000 in 1994 and $18,571,000 in 1993. Of such amounts, $3,747,000, $2,564,000, and $2,158,000, were capitalized in 1995, 1994 and 1993, respectively, on funds invested in development projects. The decrease in corporate interest costs in 1994 was attributable primarily to redemption of a $100,000,000 issue of convertible subordinated debentures in May 1993. The higher level of interest capitalized in 1995 reflects the higher level of corporate funds invested in development projects, consistent with the Company's more active pursuit of development opportunities.

Gain (Loss) on Dispositions of Assets and Other Provisions, Net: The loss on dispositions of assets and other provisions, net, for 1995 consisted primarily of a provision for loss of $12,321,000 (recorded in the fourth quarter) on a litigation judgment involving a former tenant as discussed in note 19 to the consolidated financial statements and provisions for losses totaling $15,589,000 recognized on retail centers the Company decided to sell. These losses were partially offset by a gain of $2,379,000 related to the disposition of a retail center.

The loss on dispositions of assets and other provisions, net, for 1994 consisted primarily of losses totalling $8,045,000 incurred on dispositions of interests in two retail centers, a hotel and an office building and a provision for loss of $2,212,000 on an industrial building. These losses were partially offset by a gain of $2,761,000 on disposition of an interest in a retail center the Company continues to manage.

The loss on dispositions of assets and other provisions, net, for 1993, consisted primarily of a provision for loss on investment in a retail center recorded in the fourth quarter. This loss was recognized based on management's determination that the Company would not continue to support the property under the existing arrangements with lenders, public authorities and others involved and that it was unlikely that the Company would recover all of its investment in the property based on forecasts of future cash flows.

Extraordinary Losses, Net of Related Income Tax Benefits: The extraordinary losses in 1995, 1994 and 1993 resulted from early extinguishments or required partial early redemptions of debt and aggregated $13,278,000, $6,824,000 and $12,322,000, respectively, less deferred income tax benefits of $4,647,000, $2,377,000 and $4,271,000, respectively.

Net Earnings (Loss): The Company had a net loss of $2,781,000 in 1995, net earnings of $2,159,000 in 1994 and a net loss of $9,342,000 in 1993. The Company's operating income (after depreciation and amortization) was $35,918,000 in 1995, $21,259,000 in 1994 and $8,841,000 in 1993. The improvements in operating income in 1995 and 1994 were due primarily to the factors described above. Net earnings (loss) for each year was affected by unusual and/or nonrecurring items. The most significant of these are the items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits.

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

Depreciation and amortization are excluded from EBDT because, as shown in the current value basis balance sheets, the Company's portfolio of operating properties is worth substantially more than its undepreciated historical cost. Deferred income taxes are excluded from EBDT because payments of income taxes have not been significant and are not anticipated to become significant in the near term. Current Federal and state income taxes are included as reductions of EBDT. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from EBDT. EBDT is reconciled to net earnings (loss) in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 55.

EBDT was $108,360,000 in 1995, $94,710,000 in 1994 and $78,281,000 in 1993.  The
increases in EBDT in 1995 and 1994 were due primarily to improved results from the operating properties business segment, particularly retail properties. The significant changes in revenues and expenses comprising EBDT by segment are described above.

Financial Condition, Liquidity and Capital Resources

Management believes that the current values of the Company's assets and liabilities are the most realistic indicators of the Company's financial strength and future profitability. Current values of the Company's interests in operating properties (including interests in unconsolidated real estate ventures) and land held for development and sale represent the present values of forecasted net operating cash flows from these properties--the Company's most significant assets. Since 1976, revaluation equity, the aggregate increment of current value over cost basis net book value of the Company's assets and liabilities, has increased at a compound annual rate of 14%. The majority of revaluation equity relates to larger, major market retail centers which continue to be a favored real estate investment. However, revaluation equity decreased $23 million or 1.5% to $1.50 billion at December 31, 1995. The decrease was due primarily to increases in the current value of deferred income taxes (e.g., the present value of estimated future tax payments) and the current value of publicly-traded debt not specifically related to interests in properties. Also, the rate of increase in the current values of properties moderated significantly in 1995 compared to 1994 and 1993. While investors' yield requirements for top tier retail centers did not change significantly during the year, the yield requirements for certain other properties increased. As a result, the modest increases in values of the Company's larger, major market retail centers in 1995 were largely offset by decreases in the values of certain other properties. In addition, the projected growth in cash flows was reduced for many retail centers in 1995 as compared to 1994, primarily because of slower assumed growth in tenant sales as a result of the continued difficult retail environment.

Cost basis shareholders' equity decreased to $42,584,000 at December 31, 1995 from $95,026,000 at December 31, 1994. The decrease was due primarily to the payment of regular quarterly dividends on the common and Preferred stocks.

The Company had cash and cash equivalents and investments in marketable securities totalling $97,832,000 and $79,547,000 at December 31, 1995 and 1994, respectively, including $2,910,000 and $2,001,000, respectively, held for restricted uses.

Net cash provided by operating activities was $107,001,000, $113,775,000 and $101,149,000, in 1995, 1994 and 1993, respectively. The changes in cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results. In addition, the level of net cash provided by operating activities is affected by the timing of receipt of revenues (including land sales proceeds) and the payment of operating and interest expenses and land development costs. In particular, net cash provided by operating activities for 1995 was reduced due to payment of certain pension obligations and other liabilities.

In 1995 and 1994, over 80% of the Company's debt consisted of mortgages and bonds collateralized by operating properties. Scheduled principal payments on property debt were $36,446,000, $46,750,000 and $20,735,000 in 1995, 1994 and
1993, respectively. The decrease in 1995 was due primarily to early repayments of property debt, and the increase in 1994 was due primarily to the effects of refinancing certain office/mixed-use properties. The annual maturities of debt for the next five years include balloon payments of $75,742,000 in 1996, $80,430,000 in 1997, $42,524,000 in 1998, $132,200,000 in 1999 and $184,330,000
in 2000. The balloon payments for 1996 include $65,000,000 related to a retail center mortgage due in August. The Company expects to refinance the mortgage on a long-term basis at or prior to its scheduled maturity. The Company is confident that it will be able to make the other balloon payments or arrange to refinance or extend their maturities at or prior to their scheduled repayment dates.

The Company has historically relied primarily on fixed rate, nonrecourse loans from private institutional lenders to finance its operating properties and expects that it will continue to do so in the future. In recent years, however, the Company has made greater use of the public capital markets to meet its capital resource needs. Since 1993, the Company has completed public debt and equity offerings aggregating over $600,000,000 (including the unused portion of the medium-term notes), the proceeds of which have been used primarily to repay or refinance corporate and property debt and to provide liquidity and funds for other corporate purposes. These transactions were completed on terms which allowed the Company to reduce its overall cost of capital while restructuring its debt maturities and increasing its financial flexibility. The Company is continually evaluating sources of capital, and management believes there are reasonable and satisfactory sources available for all requirements without necessitating property sales.

Cash expenditures for properties in development and improvements to existing properties funded by debt were $61,591,000, $78,628,000 and $87,243,000 in 1995,
1994 and 1993, respectively. A substantial portion of the costs of properties in development is financed with construction or similar loans. Typically, long-term fixed rate debt financing is arranged concurrently with the construction financing prior to the commencement of construction. Management anticipates that acceptable methods of financing development projects with fixed rate, nonrecourse debt will continue to be available. Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties, credit line borrowings and a portion of the proceeds of the 8.5% unsecured notes.

Cash expenditures for acquisitions of interests in properties were $28,206,000 in 1995, $94,113,000 in 1994 and $34,967,000 in 1993. These costs were financed primarily by nonrecourse debt. The acquisitions in 1995 consisted of the purchases of partnership interests in three retail centers, two of which were financed in whole or in part by the sellers. The acquisitions in 1994 consisted primarily of the purchase of land underlying a retail center and the related equity interest of the former ground lessor. The acquisitions in 1993 consisted primarily of purchases of partners' interests in retail properties.

The Company has available sources of capital in addition to those discussed above. The Company's equity interests in its operating properties, land held for development and sale and land in development represent a source of funds either through sales or refinancings. The aggregate equity value of these interests as of December 31, 1995 was approximately $2,444,000,000. The Company also has lines of credit available totalling $158,920,000 which can be used to fund property acquisition costs, finance other corporate needs, repay existing indebtedness or provide corporate liquidity, subject to approval by the lenders. In addition, the Company may issue additional medium-term notes of up to $49,700,000 through February 1997.

The agreements relating to certain of the lines of credit, the 8.5% unsecured notes, the medium-term notes and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities and are not expected to do so in the foreseeable future.

Possible Acquisition of The Hughes Corporation

On February 22, 1996, the Company's Board of Directors approved the terms of agreements to acquire all of the issued and outstanding shares of common stock of The Hughes Corporation and the ownership interests of stockholders of The Hughes Corporation in an affiliated partnership. Consummation of the transactions is subject to certain closing conditions. For additional information about this transaction, refer to note 20 to the consolidated financial statements and Exhibit 99.2 of this Form 10-K.

New Accounting Standards

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement No. 121 establishes new standards for measurement and recognition of impairment of long-lived assets. The Statement will be effective with respect to the Company in 1996 and initial adoption is not expected to have a material effect on the financial position or results of operations reported by the Company.
In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 permits companies to adopt a new fair value based method to account for stock-based employee compensation plans or to continue using the intrinsic value method. If the intrinsic value method is used, information concerning the pro forma effects on net earnings (loss) and earnings (loss) per share of common stock of adopting the fair value based method is required to be presented in the footnotes to the financial statements. The Statement also requires additional footnote disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them. The Company intends to continue using the intrinsic value method to account for its stock-based employee compensations plans and will provide the pro forma and additional disclosures about the plans in its 1996 financial statements, as required by Statement No. 123.

Impact of Inflation

The major portion of the Company's operating properties, its retail centers, is substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. Generally, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue to the Company. A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse the Company for certain of its operating expenses; consequently, increases in these costs do not have a significant impact on the Company's operating results. The Company has a significant amount of debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

Information Relating to Forward-looking Statements

This Form 10-K of the Company includes forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following factors could cause actual results to differ materially from historical results or those anticipated: (1) real estate investment risks;
(2) development risks; (3) illiquidity of real estate investments;
(4) dependence on rental income from real property; (5) effect of uninsured loss; (6) lack of geographical diversification; (7) possible environmental liabilities; (8) difficulties of compliance with the Americans with Disabilities Act; (9) competition; (10) changes in the economic climate; and
(11) factors relating to the proposed Hughes acquisition. For a more detailed discussion of these factors, see Exhibit 99.2 of the Company's Form 10-K for the fiscal year ended December 31, 1995.

                      The Rouse Company and Subsidiaries
             FIVE YEAR SUMMARY OF EARNINGS BEFORE DEPRECIATION AND
            DEFERRED TAXES FROM OPERATIONS AND NET EARNINGS (LOSS)


                                                                    Year ended December 31,
                                           -----------------------------------------------------------------------------
                                           1995                1994                1993              1992           1991
                                           ----                ----                ----              ----           ----
                                                                         (in thousands)
Revenues:
Operating properties:
Retail centers:
Minimum and percentage
 rents.....................              $245,192            $238,222           $227,140           $210,909       $208,560
Other rents and other
 revenues..................               246,488             248,253            236,458            217,571        207,641
Office, mixed-use and
 other:
Minimum and percentage
 rents.....................                80,319              82,347             81,415             76,302         71,629
Other rents and other
 revenues..................                64,647              64,225             62,617             60,335         59,379
                                         --------            --------           --------           --------       --------
                                          636,646             633,047            607,630            565,117        547,209
Land sales.................                33,403              35,232             35,313             29,137         24,111
Development fees...........                    --                  --                 --                 --            375
Corporate interest income..                 2,772               2,892              3,862              2,851          1,803
                                         --------            --------           --------           --------       --------
                                          672,821             671,171            646,805            597,105        573,498
                                         --------            --------           --------           --------       --------
Operating expenses, exclusive of
depreciation and amortization:
Operating properties:
Retail centers.............               246,747             253,095            251,386            241,395        233,730
Office, mixed-use and other                70,096              74,368             76,148             69,589         69,129
                                         --------            --------           --------           --------       --------
                                          316,843             327,463            327,534            310,984        302,859
Land sales.................                17,827              19,877             19,387             16,330         12,848
Development................                 7,288               6,494              3,853              4,421          5,681
Corporate..................                 8,920               8,309              6,184              5,927          6,567
                                         --------            --------           --------           --------       --------
                                          350,878             362,143            356,958            337,662        327,955
                                         --------            --------           --------           --------       --------
Interest expense:
Operating properties:
Retail centers.............               128,215             128,798            124,204            115,744        117,843
Office, mixed-use and other                69,034              67,892             65,601             69,199         63,474
                                         --------            --------           --------           --------       --------
                                          197,249             196,690            189,805            184,943        181,317
Land sales.................                 5,071               5,028              4,093              2,959          2,728
Development................                   358                 495                495                495            495
Corporate..................                10,285              11,370             16,413             18,412         13,755
                                         --------            --------           --------           --------       --------
                                          212,963             213,583            210,806            206,809        198,295
                                         --------            --------           --------           --------       --------
Current income
 taxes--primarily state....                   620                 735                760                352            428
                                         --------            --------           --------           --------       --------
                                          564,461             576,461            568,524            544,823        526,678
                                         --------            --------           --------           --------       --------
Earnings before
 depreciation and deferred
 taxes from operations.....              $108,360            $ 94,710           $ 78,281           $ 52,282       $ 46,820
                                         ========            ========           ========           ========       ========

                                                                          Year ended December 31,
                                              ------------------------------------------------------------------------------
                                              1995                1994                1993             1992             1991
                                              ----                ----                ----             ----             ----
                                                                              (in thousands)
Earnings before depreciation and deferred
  taxes from operations by
  segment:
Operating properties:
Retail centers.............                  $116,135            $103,978           $ 87,248        $ 70,966         $ 64,097
Office, mixed-use and other                     5,839               4,273              2,283          (2,127)          (1,591)
                                             --------            --------           --------        --------         -------
                                              121,974             108,251             89,531          68,839           62,506
Land sales.................                    10,502              10,330             11,833           9,847            8,634
Development................                    (7,646)             (6,989)            (4,348)         (4,916)          (5,801)
Corporate..................                   (16,470)            (16,882)           (18,735)        (21,488)         (18,519)
                                             --------            --------           --------        --------         --------
Earnings before
 depreciation and deferred
 taxes from operations.....                  $108,360            $ 94,710           $ 78,281        $ 52,282         $ 46,820
                                             ========            ========           ========        ========         ========
Reconciliation to net
 earnings (loss):
Earnings before
 depreciation and deferred
 taxes from operations.....                  $108,360            $ 94,710           $ 78,281        $ 52,282         $ 46,820
Depreciation and
 amortization..............                   (73,062)            (74,186)           (70,200)        (68,163)         (65,735)
Deferred income taxes
 applicable to operations..                    (3,699)             (5,995)            (3,603)          5,286           (2,393)
Gain (loss) on
 dispositions of assets
 and other provisions, net.                   (25,749)             (7,923)            (5,769)         (5,254)          23,732
Extraordinary losses, net
 of related income tax
 benefits..................                    (8,631)             (4,447)            (8,051)           (348)             (90)
Cumulative effect of
 change in accounting
 principle.................                        --                  --                 --              --           13,463
                                             --------            --------           --------        --------         --------
Net earnings (loss)........                  $ (2,781)           $  2,159           $ (9,342)       $(16,197)        $ 15,797
                                             ========            ========           ========        ========         ========


Note: Earnings before depreciation and deferred taxes (EBDT) is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Earnings Before Depreciation and Deferred Taxes" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 50 for a full discussion of EBDT.

                               PROJECTS OF THE ROUSE
                                      COMPANY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Retail Square Footage
                                              Date of Opening                                                      Total       Mall
Retail Centers in Operation                    or Acquisition    Department Stores                                 Center      Only
-----------------------------------------------------------------------------------------------------------------------------------
Almeda Mall, Houston, TX (a)                            10/68    Foley's; JCPenney                                802,000    294,000
The Shops at Arizona Center, Phoenix, AZ (a)            11/90    --                                               151,000    151,000
Augusta Mall, Augusta, GA (b)                            8/78    Rich's; R.H. Macy; JCPenney; Sears               902,000    313,000
Bayside Marketplace, Miami, FL (b)                       4/87    --                                               223,000    223,000
Beachwood Place, Beachwood, OH (b)                       8/78    Saks Fifth Avenue; Dillard's                     453,000    228,000
Burlington Center, Burlington, NJ (d)                    8/82    Strawbridge & Clothier; Sears..                  567,000    246,000
Cherry Hill Mall, Cherry Hill, NJ (a)                   10/61    Strawbridge & Clothier, R.H. Macy; JCPenney    1,285,000    544,000
The Citadel, Colorado Springs, CO (d)                    8/80    Mervyn's; JCPenney; Foley's; Dillard's         1,128,000    460,000
College Square, Cedar  Falls, IA (d)                     8/80    Von Maur; Younkers; Wal-Mart                     560,000    313,000
Collin Creek, Plano, TX (b)                              9/95    Dillard's; Foley's; Sears; JCPenney; Mervyn's  1,123,000    333,000
The Mall in Columbia, Columbia, MD (a)                   8/71    JCPenney; Hecht's; Sears                         876,000    421,000
Eastfield Mall, Springfield, MA (a)                      4/68    Sears; Filene's; JCPenney                        674,000    217,000
Echelon Mall, Voorhees, NJ (a)                           9/70    Strawbridge & Clothier; JCPenney; Boscov's     1,065,000    481,000
Entertainment Center at Irvine Spectrum, Irvine, CA (c) 11/95    Edwards Theatre                                  218,000    108,000
Exton Square, Exton, PA (a)                              3/73    Strawbridge & Clothier                           443,000    253,000
Faneuil Hall Marketplace, Boston, MA (a)                 8/76    --                                               215,000    215,000
Fashion Island, Newport Beach, CA (c)                    8/90    The Broadway; Bullock's; Robinson's--May;      1,205,000    593,000
                                                                 Neiman Marcus
Franklin Park, Toledo, OH (b)                            7/71    Hudson's; JCPenney; Jacobson's; Lion           1,082,000    313,000
The Gallery at  Harborplace, Baltimore, MD (a)           9/87    --                                               139,000    139,000
The Gallery at Market East, Philadelphia, PA(a)(c)       8/77    Strawbridge & Clothier; Clover                 1,320,000    360,000
Governor's Square, Tallahassee, FL (b)                   8/79    Burdine's; Sears; JCPenney; Dillard's          1,031,000    340,000
The Grand Avenue, Milwaukee, WI (a)                      8/82    Marshall Field; The Boston Store                 842,000    242,000
Greengate Mall, Greensburg, PA (a)                       8/65    Lazarus; Montgomery Ward                         612,000    233,000
Harborplace, Baltimore, MD (a)                           7/80    --                                               136,000    136,000
Harundale Mall, Glen Burnie, MD (b)                     10/58    Value City                                       309,000    232,000
Highland Mall, Austin, TX (b)                            8/71    Dillard's; JCPenney; Foley's                   1,099,000    367,000
Hulen Mall, Ft. Worth, TX (a)                            8/77    Foley's; Montgomery Ward; Dillard's              924,000    327,000
The Jacksonville Landing, Jacksonville, FL (a)           6/87    --                                               128,000    128,000
Mall St. Matthews, Louisville, KY (a)                    3/62    JCPenney; Bacon's; Dillard's                   1,092,000    353,000
Marshall Town Center, Marshalltown, IA (d)               8/80    JCPenney; Younkers; Menard's; Stage              340,000    141,000
Midtown Square, Charlotte, NC (a)                       10/59    Burlington Coat Factory                          235,000    190,000
Mondawmin (a)/Metro Plaza(b), Baltimore, MD        1/78;12/82    --                                               496,000    496,000
Muscatine Mall, Muscatine, IA (d)                        8/80    JCPenney; Wal-Mart                               347,000    178,000
The Shops at National Place, Washington, D.C. (a)(c)     5/84    --                                               125,000    125,000
North Grand, Ames, IA (d)                                8/80    JCPenney; Sears; Younkers                        350,000    157,000

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Retail Square Footage
                                              Date of Opening                                                      Total       Mall
Retail Centers in Operation                    or Acquisition    Department Stores                                 Center      Only
-----------------------------------------------------------------------------------------------------------------------------------
North Star, San Antonio, TX (b)                           9/60   Dillard's; Foley's; Saks Fifth Avenue;         1,288,000    487,000
                                                                 Marshall Field; Mervyn's
Northwest Arkansas Mall, Fayetteville, AR (d)             8/80   JCPenney; Sears; Dillard's                       554,000    242,000
Northwest Mall, Houston, TX (a)                          10/68   Foley's; JCPenney                                800,000    292,000
Oakwood Center, Gretna, LA (a)                           10/82   Sears; Dillard's; Mervyn's; Maison Blanche       960,000    362,000
Owings Mills, Baltimore, MD (a)                           7/86   R.H. Macy; Hecht's                               809,000    325,000
Paramus Park, Paramus, NJ (a)                             3/74   R.H. Macy; Sears                                 755,000    279,000
Perimeter Mall, Atlanta, GA (b)                           8/71   Rich's; JCPenney; R.H. Macy                    1,224,000    444,000
Pioneer Place, Portland, OR (a)                           3/90   Saks Fifth Avenue                                220,000    160,000
Plymouth Meeting, Plymouth Meeting, PA (a)                2/66   Strawbridge & Clothier                           784,000    415,000
Randhurst, Mt. Prospect, IL (d)                           7/81   Carson, Pirie, Scott; JCPenney;                1,324,000    591,000
                                                                 Montgomery Ward; Kohls
Ridgedale Center, Minnetonka, MN (d)                      1/89   Dayton's; JCPenney; Sears                      1,039,000    334,000
Riverwalk, New Orleans, LA (a)                            8/86   --                                               179,000    179,000
St. Louis Union Station, St. Louis, MO (a)                8/85   --                                               172,000    172,000
Salem Centre, Salem, OR (d)                               6/90   Meier & Frank; JCPenney; Mervyn's; Nordstrom     649,000    211,000
Salem Mall, Dayton, OH (a)                               10/66   Lazarus; Sears; JCPenney                         817,000    312,000
Santa Monica Place, Santa Monica, CA (a)                 10/80   The Broadway; Robinson's-May                     570,000    287,000
Sherway Gardens, Toronto, ONT (c)                        12/78   Eaton's; The Bay                                 968,000    524,000
South DeKalb, Decatur, GA (a)                             7/78   Rich's; JCPenney                                 691,000    329,000
Southland, Taylor, MI (d)                                 1/89   Hudson's; Mervyn's; JCPenney                     903,000    320,000
South Street Seaport, New York, NY (a)                    7/83   --                                               257,000    257,000
Staten Island Mall, Staten Island, NY (d)                11/80   Sears; R.H. Macy; JCPenney                     1,224,000    618,000
Mall St. Vincent, Shreveport, LA (c)                      8/80   Sears; Dillard's                                 557,000    200,000
Tampa Bay Center, Tampa, FL (b)                           8/76   Burdine's; Sears; Montgomery Ward                883,000    325,000
Town and Country Center, Miami, FL (c)                    2/88   Sears; Marshalls; Mervyn's                       645,000    467,000
Underground Atlanta, Atlanta, GA (c)                      6/89   --                                               219,000    219,000
Village of Cross Keys, Baltimore, MD (a)                  9/65   --                                                68,000     68,000
Westlake Center, Seattle, WA (b)                         10/88   Nordstrom; Bon Marche                            723,000    118,000
Westland Mall, West Burlington, IA (d)                    8/80   JCPenney; Younkers                               344,000    175,000
White Marsh, Baltimore, MD (a)                            8/81   R.H. Macy; JCPenney; Hecht's; Sears            1,178,000    359,000
Willowbrook, Wayne, NJ (b)                                9/69   R.H. Macy; Steinbach's; Stern's; Sears         1,499,000    485,000
Woodbridge Center, Woodbridge, NJ (a)                     3/71   JCPenney; Stern's; Steinbach's; Fortunoff;
                                                                 Sears                                          1,544,000    560,000

                                                                 Total Retail Centers in Operation             46,344,000 19,966,000


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Retail Square Footage
Retail Centers Under Construction                                                                                  Total       Mall
or in Development                                                Department Stores                                 Center      Only
-----------------------------------------------------------------------------------------------------------------------------------
The Marketplace at Oviedo Crossing, Orlando, FL          Dillard's; Gayfer's                                   700,000       400,000
Beachwood Place Expansion, Beachwood, OH                 Nordstrom                                             462,000       120,000
Northwest Arkansas Mall Expansion, Fayetteville, AR      JCPenney; Dillard's                                   302,000        42,000
Oakwood Center Expansion, Gretna, LA                     JCPenney                                              125,000            --
Perimeter Mall Expansion, Atlanta, GA                    Nordstrom                                             225,000            --
Burlington Center Expansion, Burlington, NJ.             JCPenney                                              102,000            --

                                                         Total Retail Centers Under Construction or
                                                         in Development                                      1,916,000       562,000

-----------------------------------------------------------------------------------------------------------------------------------
Office Projects in Operation                             Location                                                       Square Feet
-----------------------------------------------------------------------------------------------------------------------------------
300 East Lombard (c)                                     Baltimore, MD                                                      233,000
Quadrangle at Cross Keys (a)                             Baltimore, MD                                                      110,000
Village Square at Cross Keys (a)                         Baltimore, MD                                                       79,000
Legg Mason Tower (a)                                     Baltimore, MD                                                      265,000
Schilling Center (a)                                     Hunt Valley, MD                                                     55,000
Alexander & Alexander Building I (b)                     Baltimore, MD                                                      143,000
Alexander & Alexander Building II (b)                    Baltimore, MD                                                      198,000
Blue Cross & Blue Shield Building I (b)                  Baltimore, MD                                                      270,000
Blue Cross & Blue Shield Building II (b)                 Baltimore, MD                                                      117,000
One Arizona Center (a)                                   Phoenix, AZ                                                        330,000
Two Arizona Center (a)                                   Phoenix, AZ                                                        449,000
First National Bank Plaza (a)                            Mt. Prospect, IL                                                    66,000
Faneuil Hall Marketplace (a)                             Boston, MA                                                         147,000
Pioneer Place (a)                                        Portland, OR                                                       283,000
Westlake Center (b)                                      Seattle, WA                                                        342,000

                                                         Total Office Projects in Operation                               3,087,000


------------------------------------------------------------------------------------------------------------------------------------
Hotel Projects in Operation                              Location                                                             Rooms
------------------------------------------------------------------------------------------------------------------------------------
Cross Keys Inn (a)                                       Baltimore, MD                                                          146
Stouffer Harborplace Hotel                               Baltimore, MD                                                          622

------------------------------------------------------------------------------------------------------------------------------------
Columbia Properties in Operation                         Type of Project                                                 Square Feet
------------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia* (a)                                Retail                                                              876,000
Gateway Plaza (a)                                        Retail                                                               24,000
Dobbin Center (b)                                        Community Retail                                                    219,000
Dorsey's Search Village Center (a)                       Community Retail                                                     86,000
Harper's Choice Village Center (a)                       Community Retail                                                     81,000
Hickory Ridge Village Center (a)                         Community Retail                                                     97,000
King's Contrivance Village Center (a)                    Community Retail                                                    107,000
Long Reach Village Center (a)                            Community Retail                                                     77,000
Oakland Mills Village Center (a)                         Community Retail                                                     62,000
Wilde Lake Village Center (a)                            Community Retail                                                     95,000
10 Corporate Center (a)                                  Office                                                               89,000
30 Corporate Center (a)                                  Office                                                              134,000
Amdahl Building (a)                                      Office                                                              105,000
American City Building (a)                               Office                                                              111,000
Columbia Center Building (a)                             Office                                                               44,000
Dorsey's Search Office Building (a)                      Office                                                               20,000
Exhibit Building (a)                                     Office                                                               20,000
Parkside (a)                                             Office                                                              113,000
RWD Building (a)                                         Office                                                              137,000
Re/Max Building (a)                                      Office                                                               39,000
Reliance Building (a)                                    Office                                                               38,000
The Ryland Group Headquarters (a)                        Office                                                              167,000
Oakland Building (a)                                     R&D/Industrial                                                      145,000
Gateway Commerce Center 1, 2 & 20 (a)                    Industrial                                                        1,895,000
Columbia Inn (a)                                         Hotel                                                             289 rooms

                                                         Total Columbia Properties in Operation                            4,781,000

* Also listed in previous table of Retail Centers in Operation


(a) Projects are wholly-owned subsidiaries of the Company.

(b) Projects are owned by joint ventures or partnerships and are managed by subsidiaries of the Company for a fee (except for Collin Creek which the Company will begin managing in 1997). The Company's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook in which the Company has 37 1/2% interests and Collin Creek in which the Company has a 30% interest).

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

------------------------------------------------------------------------------------------------------------------------------------
Office Projects Owned by Rouse-Teachers Properties, Inc.        Location                                                 Square Feet
------------------------------------------------------------------------------------------------------------------------------------
Triangle Business Center                                        Baltimore, MD                                                 75,000
Owen Brown I                                                    Columbia, MD                                                  46,000
Sieling Tech Center                                             Columbia, MD                                                  76,000
RiversPark I & II                                               Columbia, MD                                                 306,000
Center Pointe                                                   Hunt Valley, MD                                              130,000
201 International Circle                                        Hunt Valley, MD                                               79,000
Loveton Center 9                                                Hunt Valley, MD                                               53,000
11011 McCormick Road                                            Hunt Valley, MD                                               57,000
Schilling Plaza North                                           Hunt Valley, MD                                               99,000
Schilling Plaza South                                           Hunt Valley, MD                                              108,000
One Hunt Valley                                                 Hunt Valley, MD                                              215,000
Inglewood Office Centres 1, 2                                   Prince George's County, MD                                   222,000
Inglewood Tech Centers I, II, III, IV & V                       Prince George's County, MD                                   316,000
Silver Spring Metro Plaza                                       Silver Spring, MD                                            690,000
Ambassador Center                                               Woodlawn, MD                                                  83,000
15-17 Governor's Court                                          Woodlawn, MD                                                  29,000
21 Governor's Court                                             Woodlawn, MD                                                  56,000
Parkview Center                                                 Woodlawn, MD                                                  58,000
Harbourside                                                     Tampa, FL                                                    147,000
One & Two Prestige Place                                        Tampa, FL                                                    144,000
McCormick Centre I, II & III                                    Tampa, FL                                                    202,000
Senate Plaza                                                    Camp Hill, PA                                                231,000
                                                                Total Office Projects Owned by
                                                                Rouse-Teachers Properties, Inc                             3,422,000
------------------------------------------------------------------------------------------------------------------------------------
Industrial Projects Owned by Rouse-Teachers Properties, Inc     Location                                                 Square Feet
------------------------------------------------------------------------------------------------------------------------------------
Pulaski Industrial Park                                         Essex, MD                                                    157,000
Hunt Valley Business Community                                  Hunt Valley, MD                                              950,000
Rutherford Business Center                                      Woodlawn, MD                                                 572,000
                                                                Total Industrial Projects Owned
                                                                by Rouse-Teachers Properties, Inc.                         1,679,000
