Form 10-K, Exhibit 13
period 1996-12-31
ROUSE COMPANY
filed 1997-04-04
CIK 85388

Exhibit 13.  Annual report to security holders



The annual report to shareholders has not been completed as of this filing and will be filed with the Securities and Exchange Commission in its entirety on or before April 4, 1997.

The financial section of the annual report, which is incorporated by reference, is final and is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 1996.

                 REPORT OF INDEPENDENT REAL ESTATE CONSULTANTS


Landauer Associates, Inc.
666 Fifth Avenue
New York, New York 10103


KPMG PEAT MARWICK LLP AND
THE BOARD OF DIRECTORS AND SHAREHOLDERS
THE ROUSE COMPANY:

We have reviewed estimates of the market value of equity and other interests in certain real property owned and/or managed by The Rouse Company (the Company) and its subsidiaries as of December 31, 1996 and 1995. The properties reviewed at December 31, 1996 include all the projects identified as "In Operation" on the "Projects of The Rouse Company" table on pages 64 through 66 of the Annual Report for 1996, investment land and land held for development and sale, and certain parcels of land in development and certain other properties held for sale. The properties reviewed at December 31, 1995 were the same, except for the properties which were acquired or disposed during 1996.

  The total values of its equity and other interests estimated by the Company were $2,839,570,000 and $2,444,218,000 at December 31, 1996 and 1995,
respectively.

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

  We certify that neither Landauer Associates, Inc. nor the undersigned have any present or prospective interest in the Company's properties, and we have no personal interest or bias with respect to the parties involved. To the best of our knowledge and belief, the facts upon which the analysis and conclusions were based are materially true and correct. No one, other than the undersigned assisted by members of our staff, performed the analyses and reached the conclusions resulting in the opinion expressed in this letter. Our fee for this assignment was not contingent on any action or event resulting from the analyses, opinions, or conclusions in, or the use of, this review. Our review has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

Sincerely,
Landauer Associates, Inc.


/s/ James C. Kafes            /s/ Deborah A. Jackson

James C. Kafes, MAI, CRE      Deborah A. Jackson
Managing Director             Senior Vice President
                              Director of Retail Valuation

February 25, 1997

                       The Rouse Company and Subsidiaries


                          CONSOLIDATED COST BASIS AND
                       CURRENT VALUE BASIS BALANCE SHEETS
                   December 31, 1996 and 1995 (in thousands)


                                                     1996                        1995
                                          -------------------------   --------------------------
                                          Current Value      Cost     Current Value      Cost
                                          Basis (note 1)    Basis     Basis (note 1)     Basis
                                           ------------   ---------   -------------   ----------
Assets
Property (notes 5, 9, 16 and 17):
 Operating properties:
  Property and deferred costs
   of projects                               $4,662,590   $3,374,976     $4,323,010    $3,006,356

  Less accumulated depreciation
   and amortization                                          552,201                      519,319
                                           ------------   ----------     ----------    ----------
                                              4,662,590    2,822,775      4,323,010     2,487,037
 Properties in development                      181,368      176,060         62,030        56,151
 Properties held for sale                        73,080       73,080         22,687        22,687
 Investment land and land held for
  development and sale                          322,136      244,117        149,239       134,083
                                           ------------   ----------     ----------    ----------
  Total property                              5,239,174    3,316,032      4,556,966     2,699,958
                                           ------------   ----------     ----------    ----------
Prepaid expenses, deferred charges and
 other assets                                   196,952      187,689        160,854       151,068
Accounts and notes receivable (note 6)           92,369       92,369         36,751        36,751
Investments in marketable securities              3,596        3,596          2,910         2,910
Cash and cash equivalents                        43,766       43,766         94,922        94,922
                                           ------------   ----------     ----------    ----------
 Total                                       $5,575,857   $3,643,452     $4,852,403    $2,985,609
                                           ============   ==========     ==========    ==========


The accompanying notes are an integral part of these statements.



                                                              1996                        1995
                                                   --------------------------   ---------------------------
                                                   Current Value      Cost      Current Value       Cost
                                                   Basis (note 1)     Basis     Basis (note 1)     Basis
                                                    ------------   ----------   -------------   -----------
Liabilities
Debt (note 9):
 Property debt not carrying a Parent
  Company guarantee of repayment                      $2,290,406   $2,290,406      $1,990,041    $1,990,041
                                                    ------------   ----------    ------------   -----------
 Parent Company debt and debt carrying a
 Parent Company guarantee of repayment:
   Property debt                                         179,540      179,540         138,488       138,488
   Convertible subordinated debentures                   133,419      130,000         126,750       130,000
   Other debt                                            244,491      235,300         231,884       221,000
                                                    ------------   ----------    ------------   -----------
                                                         557,450      544,840         497,122       489,488
                                                    ------------   ---------     ------------   ----------
   Total debt                                          2,847,856    2,835,246       2,487,163     2,479,529
                                                    ------------   ----------    ------------   -----------
Obligations under capital leases (note 16)                60,201       60,201          58,786        58,786
Accounts payable, accrued expenses and
 other liabilities                                       298,562      298,562         185,561       185,561

Deferred income taxes (note 12)                          410,928      134,794         445,613        81,649

Company-obligated mandatorily redeemable
 preferred securities of a trust holding
 solely Parent Company subordinated
 debt securities (note 10)                               139,563      137,500         136,125       137,500

Commitments and contingencies (notes 16 and 17)

Shareholders' equity (notes 14, 15 and 18)
Series A Convertible Preferred stock with
 a liquidation preference of $225,250 in 1995                 --           --              45            45
Common stock of 1c par value per share;
 250,000,000 shares authorized; issued
 66,742,871 shares in 1996 and
 47,922,749 shares in 1995                                   667          667             479           479
Additional paid-in capital                               488,849      488,849         309,943       309,943
Accumulated deficit                                     (312,367)    (312,367)       (267,883)     (267,883)
Revaluation equity                                     1,641,598           --       1,496,571            --
                                                    ------------   ----------    ------------   -----------
 Total shareholders' equity                            1,818,747      177,149       1,539,155        42,584
                                                    ------------   ----------    ------------   -----------

 Total...........................................     $5,575,857   $3,643,452      $4,852,403    $2,985,609
                                                    ============   ==========    ============    ==========


                       The Rouse Company and Subsidiaries


                CONSOLIDATED COST BASIS STATEMENTS OF OPERATIONS
                 Years ended December 31, 1996, 1995 and 1994
                     (in thousands, except per share data)


                                                                               1996       1995       1994
                                                                             --------   --------   --------

Revenues                                                                     $831,917   $672,821   $671,171

Operating expenses, exclusive of provision for bad debts,
 depreciation and amortization                                                468,366    347,560    356,958
Interest expense (note 9)                                                     220,381    212,963    213,583
Provision for bad debts                                                         3,688      3,318      5,185
Depreciation and amortization (note 5)                                         79,990     73,062     74,186
Gain (loss) on dispositions of assets and other provisions, net (note 13)     (15,887)   (25,749)    (7,923)
                                                                             --------   --------   --------

 Earnings before income taxes and extraordinary losses                         43,605     10,169     13,336
                                                                             --------   --------   --------

Income taxes (note 12):
 Current--primarily state                                                         123        620        735
 Deferred--primarily Federal                                                   25,596      3,699      5,995
                                                                             --------   --------   --------
                                                                               25,719      4,319      6,730
                                                                             --------   --------   --------

 Earnings before extraordinary losses                                          17,886      5,850      6,606

Extraordinary losses, net of related income tax benefits (note 9)               1,453      8,631      4,447
                                                                             --------   --------   --------
 Net earnings (loss)                                                         $ 16,433   $ (2,781)  $  2,159
                                                                             ========   ========   ========

 Net earnings (loss) applicable to common shareholders                       $  5,900   $(17,422)  $(10,922)
                                                                             ========   ========   ========
Earnings (loss) per share of common stock after
 dividends on Preferred stock (note 14):
 Earnings (loss) before extraordinary losses                                 $    .14   $   (.18)  $   (.14)
 Extraordinary losses                                                            (.03)      (.18)      (.09)
                                                                             --------   --------   --------
 Total                                                                       $    .11   $   (.36)  $   (.23)
                                                                             ========   ========   ========

The accompanying notes are an integral part of these statements.

                       The Rouse Company and Subsidiaries


           CONSOLIDATED COST BASIS STATEMENTS OF SHAREHOLDERS' EQUITY Years ended December 31, 1996, 1995 and 1994 (in thousands)


                                                  Series A
                                                Convertible           Additional
                                                 Preferred   Common     paid-in    Accumulated
                                                   stock      stock     capital      deficit
                                                -----------  ------   ----------   -----------

Balance at December 31, 1993                         $40       $476     $281,533     $(168,898)

Net earnings                                          --         --           --         2,159
Dividends declared:
 Common stock -- $ .68 per share                      --         --           --       (32,349)
 Preferred stock -- $3.25 per share                   --         --           --       (13,081)
Proceeds from exercise of stock options, net          --         --          108            --
Amortization of restricted common stock               --         --        2,225            --
Issuance of Preferred stock (note 14)                  5         --       22,808            --
                                                     ---       ----     --------     ---------

Balance at December 31, 1994                          45        476      306,674      (212,169)

Net loss                                              --         --           --        (2,781)
Dividends declared:
 Common stock -- $ .80 per share                      --         --           --       (38,292)
 Preferred stock -- $3.25 per share                   --         --           --       (14,641)
Proceeds from exercise of stock options, net          --          3        2,139            --
Amortization of restricted common stock               --         --        1,130            --
                                                     ---       ----     --------     ---------

Balance at December 31, 1995                          45        479      309,943      (267,883)

Net earnings                                          --         --           --        16,433
Dividends declared:
 Common stock -- $ .88 per share                      --         --           --       (50,384)
 Preferred stock -- $2.44 per share                   --         --           --       (10,533)
Proceeds from exercise of stock options, net          --          4        1,038            --
Amortization of restricted common stock               --         --        1,903            --
Conversion of Preferred stock (note 14)              (45)       106          (61)           --
Purchases of common stock                             --         (2)      (7,005)           --
Common stock issued in acquisition of
 The Hughes Corporation (note 3)                      --         78      178,008            --
Common stock issued pursuant to
 Contingent Stock Agreement (note 15)                 --          2        5,023            --
                                                     ---       ----     --------     ---------

Balance at December 31, 1996                         $--       $667     $488,849     $(312,367)
                                                     ===       ====     ========     =========


The accompanying notes are an integral part of these statements.

                       The Rouse Company and Subsidiaries



                CONSOLIDATED COST BASIS STATEMENTS OF CASH FLOWS
          Years ended December 31, 1996, 1995 and 1994 (in thousands)


                                                                     1996        1995        1994
                                                                  ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Rents and other revenues received                                 $ 685,990   $ 625,373   $ 622,033
Proceeds from land sales                                            122,245      33,233      37,482
Interest received                                                    11,939      10,323      10,297
Land development expenditures                                       (50,099)    (16,874)    (16,760)
Operating expenditures:
 Operating properties                                              (349,947)   (308,425)   (315,607)
 Land sales, development and corporate                              (35,358)    (18,738)    (11,880)
Interest paid:
 Operating properties                                              (206,870)   (202,120)   (195,751)
 Land sales, development and corporate                               (9,774)    (15,771)    (16,039)
                                                                  ---------   ---------   ---------
 Net cash provided by operating activities                          168,126     107,001     113,775
                                                                  ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for properties in development and improvements to
 existing properties funded by debt                                (123,985)    (61,591)    (78,628)
Expenditures for acquisition of The Hughes Corporation,
 net of acquired cash                                               (36,331)         --          --
Expenditures for property acquisitions                              (18,152)    (28,206)    (94,113)
Expenditures for improvements to existing properties funded
 by cash provided by operating activities:
  Tenant leasing and remerchandising                                 (8,095)     (8,344)     (8,121)
  Building and equipment                                            (12,691)     (4,688)     (5,155)
Proceeds from sales of operating properties                          26,345          --          --
Purchases of marketable securities                                   (8,903)     (5,411)    (70,189)
Proceeds from redemptions or sales of marketable securities           8,217      32,650      74,443
Other                                                                (9,400)     10,595       3,212
                                                                  ---------   ---------   ---------
 Net cash used in investing activities                             (182,995)    (64,995)   (178,551)
                                                                  ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of property debt                             291,373     288,851     446,628
Repayments of property debt:
 Scheduled principal payments                                       (39,048)    (36,446)    (46,750)
 Other payments                                                    (251,807)   (413,438)   (304,977)
Proceeds from issuance of other debt                                141,337     124,831          --
Repayments of other debt                                           (109,685)    (42,440)     (8,968)
Proceeds from issuance of Company-obligated mandatorily
 redeemable preferred securities                                         --     132,951          --
Purchases of common stock                                            (7,007)         --          --
Proceeds from exercise of stock options                               1,042       2,142         108
Dividends paid                                                      (60,917)    (52,933)    (45,423)
Other                                                                (1,575)         --          --
                                                                  ---------   ---------   ---------
 Net cash provided by (used in) financing activities                (36,287)      3,518      40,618
                                                                  ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents                (51,156)     45,524     (24,158)
Cash and cash equivalents at beginning of year                       94,922      49,398      73,556
                                                                  ---------   ---------   ---------
Cash and cash equivalents at end of year                          $  43,766   $  94,922   $  49,398
                                                                  =========   =========   =========

The accompanying notes are an integral part of these statements.



RECONCILIATION OF NET EARNINGS (LOSS) TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
                                                                      1996              1995          1994
                                                                    --------          --------      -------
Net earnings (loss)                                                 $ 16,433          $ (2,781)     $  2,159
Adjustments to reconcile net earnings (loss) to net cash
 provided by operating activities:
 Depreciation and amortization                                        79,990            73,062        74,186
 (Gain) loss on dispositions of assets and other provisions, net      15,887            25,749         7,923
 Extraordinary losses, net of related income tax benefits              1,453             8,631         4,447
 Additions to preconstruction reserve                                  2,700             3,800         3,400
 Provision for bad debts                                               3,688             3,318         5,185
 Decrease (increase) in:
  Accounts and notes receivable                                      (26,862)           (3,836)       (3,150)
  Other assets                                                        (5,694)            1,357         5,323
 Increase (decrease) in accounts payable, accrued expenses
  and other liabilities                                               54,729           (10,690)        5,754
 Deferred income taxes                                                25,596             3,699         5,995
 Other, net                                                              206             4,692         2,553
                                                                    --------          --------      --------

Net cash provided by operating activities                           $168,126          $107,001      $113,775
                                                                    ========          ========      ========
------------------------------------------------------------------------------------------------------------

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
                                                                      1996              1995          1994
                                                                    --------          --------      -------

Debt and other liabilities assumed in acquisition of The Hughes
 Corporation, net (note 3)                                          $334,155          $     --      $    --
Common stock issued in acquisition of The Hughes
 Corporation (note 3)                                                178,086                --           --
Common stock issued pursuant to Contingent Stock
 Agreement (note 15)                                                   5,025                --           --
Debt assumed by purchasers of land                                   (16,991)               --           --
Notes received from sales of operating properties                      8,440                --           --
Value of noncash consideration given in acquisitions of
 interests in properties                                              13,520            79,811        1,129
Mortgage and other debt assumed in acquisitions of
 interests in properties                                              21,090             6,175           --
Mortgage debt extinguished on dispositions
 of interests in properties                                               --            20,779       15,681
Capital lease obligations incurred                                     3,789             1,837          613
Series A Convertible Preferred stock issued in
 satisfaction of mortgage debt                                            --                --       23,000
                                                                    ========          ========     ========


                       The Rouse Company and Subsidiaries


                 CONSOLIDATED CURRENT VALUE BASIS STATEMENTS OF
                         CHANGES IN REVALUATION EQUITY
          Years ended December 31, 1996, 1995 and 1994 (in thousands)

                                                                          1996         1995         1994
                                                                       ----------   ----------   ----------
Revaluation equity at beginning of year                                $1,496,571   $1,519,219   $1,412,455
Revaluation equity attributable to interests in operating
 properties sold or disposed                                               (5,493)       3,082        5,609
                                                                       ----------   ----------   ----------
                                                                        1,491,078    1,522,301    1,418,064
                                                                       ----------   ----------   ----------
Value of acquired interests in properties                                 114,887        8,152           --
Change in value of interests in other operating properties,
 including properties held for sale                                       (41,680)      39,233      101,168
Change in value of land in development and investment land and land held for development and sale, including effects of sales and
 transfers to operating properties                                         (1,580)      (5,827)       1,007
                                                                       ----------   ----------   ----------
        Change in value of interests in operating properties,
         land in development and investment land and land held for
         development and sale                                              71,627       41,558      102,175

Change in value of other property                                            (523)       1,053         (337)
Change in value attributable to debt, exclusive of operating
 debt, and redeemable preferred securities                                 (8,414)     (34,509)      32,068
Change in present value of potential income taxes, net of cost
 basis deferred income taxes                                               87,830      (33,832)     (32,751)
                                                                       ----------   ----------   ----------
                                                                          150,520      (25,730)     101,155
                                                                       ----------   ----------   ----------

Revaluation equity at end of year                                      $1,641,598   $1,496,571   $1,519,219
                                                                       ==========   ==========   ==========

The accompanying notes are an integral part of these statements.

                       The Rouse Company and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994

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

  Shareholders' equity on a current value basis was $1,818,747,000 or $27.25 per share of common stock at December 31, 1996 and $1,539,155,000 or $26.30 per share of common stock at December 31, 1995. The per share calculation at December 31, 1995 assumes conversion of the Preferred stock.

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

  The current value basis financial statements are not presented as part of the Company's quarterly reports to shareholders. The extensive market research, financial analyses and testing of results required to produce reliable current value information make it impractical to report this information on an interim basis.

(b) BASES OF VALUATION

INTERESTS IN OPERATING PROPERTIES--The current value of the Company's interests in operating properties is the Company's share of each property's equity value plus the outstanding balance of debt specifically related to the properties. Equity values are determined based on the present values of forecasted net cash flows and residual values, if applicable, or on the application of a capitalization rate to stabilized net operating income (primarily for office properties in 1996). The current value of the Company's interests in unconsolidated real estate ventures is the present value of the Company's share of forecasted net cash flow, including incentive management fees, and residual value of the respective real estate ventures.

  The forecasts of net cash flow generally cover periods of eleven years, are based on an evaluation of the history and future of each property and are supported by market studies, analyses of tenant lease terms and projected sales performance and detailed estimates of revenues and operating expenses. The internal rates of return used in determining present values and capitalization rates vary by project and between years as investor yield requirements change. The resulting values recognize the considerable differences between properties in terms of quality, age, outlook and risk as well as the prevailing yield requirements of investors for income-producing properties.

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

INVESTMENT LAND AND PROPERTIES HELD FOR SALE--Investment land and properties held for sale are carried at their estimated fair values less costs to sell. Fair values are based on contract prices, negotiations with prospective purchasers or management's estimates of future cash flows from operations and/or sale of the properties, where appropriate.

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

DEFERRED INCOME TAXES--Because the current value basis financial statements are prepared on the assumption that values will generally be realized over the long-term through operating cash flows and not through liquidation, the deferred income tax obligation on a current value basis is the estimated present value of income tax payments which may be made based primarily on long-term projections of taxable income. The projections of taxable income reflect all allowable deductions and the Company's state income tax planning strategies. The discount rates used to compute the present value of income tax payments are based on the Company's assessment of the uncertainty with respect to the ultimate timing and amounts of income tax payments.

OTHER ASSETS AND LIABILITIES--Substantially all other assets and liabilities are carried in the current value basis balance sheets at the lower of cost or net realizable value or, where applicable, fair value less costs to sell--the same stated value as in the cost basis balance sheets.

(c) REVALUATION EQUITY

The aggregate difference between the current value basis and cost basis of the Company's assets and liabilities is reported as revaluation equity in the shareholders' equity section of the consolidated current value basis balance sheets.

  The components of revaluation equity at December 31, 1996 and 1995 are as follows (in thousands):

                                                             1996          1995
                                                         -----------   -----------
Value of interests in operating properties:
 Retail centers                                          $ 2,042,670   $ 2,038,316
 Office, mixed-use and other                                 440,868       256,165
Value of investment land and land held for
 development and sale                                        309,693       134,012
Value of land in development                                  46,339        15,725
                                                         -----------   -----------
 Total equity value                                        2,839,570     2,444,218
Debt related to equity interests                           2,328,203     2,141,610
                                                         -----------   -----------
 Total asset value                                         5,167,773     4,585,828
Depreciated cost of interests in operating properties
 and costs of investment land and land held for
 development and sale, land in development
 and certain other assets                                 (3,244,632)   (2,728,820)
Present value of potential income taxes related
 to revaluation equity, net of cost basis
 deferred income taxes                                      (276,134)     (363,964)
Other, net                                                    (5,409)        3,527
                                                         -----------   -----------
 Total revaluation equity                                $ 1,641,598   $ 1,496,571
                                                         ===========   ===========

(2)   SUMMARY OF SIGNIFICANT
      ACCOUNTING POLICIES

(a) DESCRIPTION OF BUSINESS

The Company acquires, develops and/or manages income-producing properties located throughout the United States and develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland and Las Vegas, Nevada. The income-producing properties consist of retail centers, office buildings, mixed-use and other properties. The retail centers are primarily regional shopping centers in suburban market areas, but also include specialty marketplaces in certain downtown areas and several village centers primarily in Columbia. The office properties are primarily suburban buildings in the Columbia, Baltimore and Las Vegas market areas or components of large-scale mixed-use properties located in urban markets which also include retail, parking and other uses. Land development and sales operations are predominantly related to large-scale, long-term community developments.

 The proportionate revenues of the Company's lines of business are summarized as follows:

                                          1996   1995   1994
                                          ----   ----   ----
Retail centers                              61%    73%    73%
Office, mixed-use and other properties      22     22     22
Land sales                                  17      5      5
                                          ----   ----   ----
 Total                                     100%   100%   100%
                                          ====   ====   ====

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

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of the Company's historical cost basis financial statements in a number of areas, including evaluation of impairment of long-lived assets (including operating properties to be held and used, investment land and land held for development and sale), determination of useful lives of assets subject to depreciation or amortization, evaluation of collectibility of accounts and notes receivable, measurement of pension and postretirement obligations and evaluation of whether deferred tax assets will be realized. Actual results could differ from those estimates.

  Certain amounts for prior years have been reclassified to conform with the presentation for 1996.

(c) PROPERTY

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement No. 121 establishes new standards for measurement and recognition of impairment of long-lived assets. Initial adoption of the Statement by the Company in 1996 did not have a material effect on the financial position or results of operations reported by the Company.

  Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate. Properties held for sale are carried at cost reduced for valuation allowances, where appropriate. Acquisition, development and construction costs of operating properties, properties in development and land development projects are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and preconstruction costs. The preconstruction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. These costs are transferred to construction and development in progress when the precon-struction tasks are completed. Provision is made for potentially unsuccessful preconstruction efforts by charges to operations. Costs of significant improvements, replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred. Certain costs associated with financing and leasing of operating properties are capitalized as deferred costs and amortized over the periods benefited by the expenditures.

  Depreciation of operating properties is computed using the straight-line method. The annual rate of depreciation for most of the Company's retail centers is based on a 55-year composite life and a salvage value of approximately 10%, producing an effective annual rate of depreciation for new properties of 1.6%. The other retail centers, all office buildings and other properties are generally depreciated using composite lives of 40 years producing an effective annual rate of depreciation for such properties of 2.5%.

  If events or circumstances indicate that the carrying value of an operating property to be held and used or a land development project may be impaired, a recoverability analysis is performed based on estimated nondiscounted future cash flows to be generated from the property or project. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property or project is written down to estimated fair value and an impairment loss is recognized.

  Properties held for sale are carried at the lower of their carrying value (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair value less costs to sell. The net carrying values of operating properties are classified as properties held for sale when marketing of the properties for sale is authorized by management. Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the time of sale.

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

(g) INVESTMENTS IN MARKETABLE SECURITIES AND CASH AND CASH EQUIVALENTS

The Company's investment policy defines authorized investments and establishes various limitations on the maturities, credit quality and amounts of investments held. Authorized investments include U.S. government and agency obligations, certificates of deposit, bankers acceptances, repurchase agreements, commercial paper, money market mutual funds and corporate debt and equity securities.

  Investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is the Company's intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. At December 31, 1996 and 1995, investments in marketable securities consist primarily of U.S. government and agency obligations with maturities of less than one year which are held for restricted uses.

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

  Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. The Company does not require any collateral under these arrangements but deals only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and does not expect that any counterparties will fail to meet their obligations.

(i) OTHER INFORMATION ABOUT FINANCIAL INSTRUMENTS

Fair values of financial instruments approximate their carrying value in the financial statements except for debt and related interest rate exchange agreements for which fair value information is provided in note 9.

(j) EARNINGS (LOSS) PER SHARE OF COMMON STOCK

Earnings (loss) per share of common stock is computed by dividing net earnings
(loss), after deducting dividends on Preferred stock, by the weighted average number of shares of common stock outstanding during the year. The numbers of shares used in the computations were 55,572,000 for 1996, 47,814,000 for 1995, and 47,565,000 for 1994. Common stock equivalents have not been used in computing earnings (loss) per common share because their effects are not material or are anti-dilutive.

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

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 permits companies to adopt a new fair value-based method to account for stock-based employee compensation plans or to continue using the intrinsic value method. Information concerning the pro forma effects on net earnings (loss) and earnings (loss) per share of common stock of using a fair value-based method to account for stock-based compensation plans, as permitted by Statement No. 123, is provided in note 15.


(3) ACQUISITION OF
    THE HUGHES CORPORATION
    AND RELATED MATTERS


On June 12, 1996, the Company acquired all of the outstanding equity interests in The Hughes Corporation and its affiliated partnership, Howard Hughes Properties, Limited Partnership (together, "Hughes"). In connection with the acquisition, the Company issued 7,742,884 shares of common stock valued at $178,086,000 and incurred or assumed debt and other liabilities of $370,486,000 (net of certain receivables and other current assets acquired). As discussed in note 15, additional shares of common stock (or, in certain circumstances, Increasing Rate Cumulative Preferred Stock) may be issued to the former Hughes owners or their successors pursuant to terms of a Contingent Stock Agreement. The acquisition was accounted for using the purchase method. The total purchase cost approximated the aggregate fair value of the assets acquired which consist primarily of a regional shopping center and a large-scale, master-planned community in Las Vegas, Nevada, and four large-scale, master-planned business parks and various other properties in Nevada and Southern California.

  The consolidated cost basis statement of operations for the year ended December 31, 1996 includes revenues and costs and expenses from the date of acquisition. The Company's unaudited pro forma consolidated results of operations for the years ended December 31,1996 and 1995, assuming the acquisition of Hughes occurred on January 1, 1995, are summarized as follows (in thousands, except per share data):

                                              1996      1995
                                            --------  --------
Revenues                                    $883,686  $956,094
Earnings before extraordinary losses          20,990    29,504
Net earnings                                  19,537    20,873
Earnings per share of common stock after
 dividends on Preferred stock:
 Earnings before extraordinary losses            .17       .26
 Net earnings                                    .15       .11
                                            ========  ========

  The unaudited pro forma revenues and earnings summarized above are not necessarily indicative of the results that would have occurred if the acquisition had been consummated on January 1, 1995 or of future results of operations of the combined companies.


(4) REAL ESTATE VENTURES


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

  The condensed, combined balance sheets of these ventures and the Company's proportionate share of their assets, liabilities and equity at December 31, 1996 and 1995 and the condensed, combined statements of earnings of these ventures and the Company's proportionate share of their revenues and expenses for 1996, 1995 and 1994 are summarized as follows (in thousands):

                                                                    Combined       Proportionate Share
                                                               ------------------  -------------------
                                                                 1996      1995      1996       1995
                                                               --------  --------  --------   --------
Total assets, primarily property                               $296,232  $339,121   $119,702  $151,195
                                                               ========  ========   ========  ========
Liabilities, primarily long-term debt                          $223,480  $313,282   $ 98,436  $145,113
Venturers' equity                                                72,752    25,839     21,266     6,082
                                                               --------  --------  --------   --------
Total liabilities and venturers' equity                        $296,232  $339,121   $119,702  $151,195
                                                               ========  ========   ========  ========

                                                     Combined               Proportionate Share
                                           ----------------------------  -----------------------------
                                             1996      1995      1994      1996       1995      1994
                                           --------  --------  --------  --------   --------  --------
Revenues                                   $118,360  $128,979  $143,573  $ 56,105   $ 58,085  $ 65,650
Operating and interest expenses              65,862    77,223    83,492    29,535     35,336    38,592
Depreciation and amortization                11,257    13,071    13,281     2,588      3,472     3,680
                                           --------  --------  --------  --------   --------  --------
Net earnings                               $ 41,241  $ 38,685  $ 46,800  $ 23,982   $ 19,277  $ 23,378
                                           ========  ========  ========  ========   ========  ========

  The Company holds minority interests in certain real estate ventures which are accounted for using the equity or cost methods, as appropriate. Most of these projects are managed by the Company and the agreements relating to them generally provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels. The condensed, combined balance sheets of these ventures at December 31, 1996 and 1995 and their condensed combined statements of earnings for 1996, 1995 and 1994 are summarized as follows (in thousands):

                                                       1996        1995
                                                    ----------  ----------
Total assets, primarily property                    $1,340,699  $1,507,438
                                                    =========== ==========
Liabilities, primarily long-term debt               $  540,418  $  481,528
Venturers' equity                                      800,281   1,025,910
                                                    ----------- ----------
 Total liabilities and venturers' equity            $1,340,699  $1,507,438
                                                    ==========  ==========

                                                        1996        1995       1994
                                                     ----------  ----------  ---------
Revenues                                              $202,879    $209,100    $200,728
Operating and interest expenses                        138,460     141,509     133,470
Depreciation and amortization                           35,634      39,701      37,701
Loss on disposition                                         --          --      25,722
                                                      --------    --------    --------
 Net earnings                                         $ 28,785    $ 27,890    $  3,835
                                                      ========    ========    ========

  The Company's share of net earnings of these ventures was $4,348,000, $5,691,000 and $2,926,000 in 1996, 1995 and 1994, respectively.

(5) PROPERTY

Operating properties and deferred costs of projects at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                                         1996        1995
                                                      ----------  ----------
Buildings and improvements                            $2,822,164  $2,516,625
Land                                                     244,243     185,265
Deferred costs                                           113,904     118,930
Receivables under finance leases                          94,876      81,632
Investments in unconsolidated real estate ventures        81,757      84,772
Furniture and equipment                                   18,032      19,132
                                                      ----------  ----------
 Total                                                $3,374,976  $3,006,356
                                                      ==========  ==========

  Depreciation expense for 1996, 1995 and 1994 was $66,689,000, $59,247,000, and
$59,914,000, respectively. Amortization expense for 1996, 1995 and 1994 was $13,301,000, $13,815,000, and $14,272,000, respectively.

  Properties in development include construction and development in progress and preconstruction costs, net. The construction and development in progress accounts include land and land improvements of $41,032,000 at December 31, 1996 and $16,056,000 at December 31, 1995.

  Changes in preconstruction costs, net, for 1996 and 1995 are summarized as follows (in thousands):

                                                                                1996        1995
                                                                              --------    --------
Balance at beginning of year, before
 preconstruction reserve                                                      $ 21,463     $20,633
Costs incurred                                                                  20,189      12,451
Costs transferred to construction and development
 in progress                                                                   (16,742)     (7,405)
Costs transferred to operating properties                                         (990)     (1,686)
Costs of unsuccessful projects written off                                      (1,762)     (2,530)
                                                                              --------    --------
                                                                                22,158      21,463
Less preconstruction reserve                                                    16,317      15,379
                                                                              --------    --------
 Balance at end of year, net                                                  $  5,841     $ 6,084
                                                                              ========    ========

 Properties held for sale at December 31, 1996 and 1995 is summarized as follows (in thousands):

                                                                                1996         1995
                                                                              --------    --------
Retail centers (six properties in 1996 and
 four properties in 1995)                                                     $ 70,775    $ 15,493
Office and other properties                                                      2,305       7,194
                                                                              --------    --------
 Total                                                                        $ 73,080    $ 22,687
                                                                              ========    ========

  Revenues relating to properties held for sale were $29,600,000 in 1996 and $8,355,000 in 1995, and operating losses relating to these properties were $810,500 in 1996 and $1,174,000 in 1995. All of the properties held for sale at December 31, 1996 are expected to be sold in 1997.

  Investment land and land held for development and sale at December 31, 1996 and 1995 is summarized as follows (in thousands):

                                                        1996      1995
                                                      --------  --------
Land under development                                $ 87,301  $ 49,106
Finished land                                           59,913    45,388
Raw land                                                96,903    39,589
                                                      --------  --------
 Total                                                $244,117  $134,083
                                                      ========  ========

(6)   ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                                                                1996       1995
                                                                              --------   --------
Accounts receivable, primarily accrued rents and
 income under tenant leases                                                   $ 67,527   $ 58,916
Notes receivable from sales of properties                                       16,929      1,900
Notes receivable from sales of land                                             36,066        403
                                                                              --------   --------
                                                                               120,522     61,219
Less allowance for doubtful receivables                                         28,153     24,468
                                                                              --------   --------
  Total                                                                       $ 92,369   $ 36,751
                                                                              ========   ========

  Accounts and notes receivable due after one year were $41,654,000 and $13,967,000 at December 31, 1996 and 1995, respectively.

  Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of the Company's operating properties. The Company performs credit evaluations of prospective new tenants and requires security deposits in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable from sales of land are primarily due from builders operating at the Company's Summerlin project in Las Vegas. The Company performs credit evaluations of the builders and requires substantial down payments (20% or more) on all land sales that it finances. These notes and notes from sales of operating properties are generally secured by first liens on the related properties.

(7)   PENSION PLANS

The Company has a defined benefit pension plan (the "funded plan") covering substantially all employees. The Company's policy is to fund, at a minimum, current service costs and amortization of unfunded accrued liabilities subject to the limits of the Internal Revenue Code. In addition, the Company has separate, nonqualified unfunded retirement plans (the "unfunded plans") covering directors and employees whose defined benefits exceed the limits of the funded plan. Benefits under the pension plans are based on the participants' years of service and compensation.

 The net pension cost includes the following components (in thousands):

                                                                                           1996      1995      1994
                                                                                         --------  --------  --------
Service cost                                                                              $ 2,989   $ 2,382   $ 2,904
Interest cost on projected benefit obligations                                              3,107     3,309     3,425
Actual return on funded plan assets                                                        (4,997)   (5,422)   (1,930)
Other, net                                                                                  4,022     3,262       927
                                                                                         --------  --------  --------
 Net pension cost                                                                         $ 5,121   $ 3,531   $ 5,326
                                                                                         ========  ========  ========

The funded status of the pension plans at December 31, 1996 and 1995 is summarized as follows (in thousands):


                                                      1996                 1995
                                                ------------------    ------------------
                                                 Funded   Unfunded     Funded   Unfunded
                                                  Plan     Plans        Plan     Plans
                                                --------  --------    --------  --------
Accumulated benefit obligations:
 Vested                                         $ 30,589  $  2,610    $ 31,045  $  4,658
 Nonvested                                         3,386       193       2,983       393
                                                --------  --------    --------  --------
  Total                                         $ 33,975  $  2,803    $ 34,028  $  5,051
                                                ========  ========    ========  ========
Projected benefit obligations                   $ 38,567  $  4,322    $ 38,808  $  6,801
Plan assets at fair value                        (38,990)       --     (34,084)       --
                                                --------  --------    --------  --------
Excess of projected benefit
 obligations over plan assets                       (423)    4,322       4,724     6,801
Unamortized prior service cost                    (1,888)   (2,081)     (2,124)   (3,067)
Unrecognized net loss                             (8,513)     (330)    (10,783)   (1,077)
Unrecognized net obligation at
 January 1, 1987, net of
  amortization                                      (598)     (676)       (664)     (810)
Additional minimum liability                          --     1,568          --     3,204
                                                --------  --------    --------  --------
  Accrued (prepaid) pension cost                $(11,422) $  2,803    $ (8,847) $  5,051
                                                ========  ========    ========  ========

  The projected benefit obligations for the plans were determined using discount rates of 7.75% and 7.25% in 1996 and 1995, respectively. The rate of compensation increases assumed was 4.5% in 1996 and 1995. The expected long-term rate of return on plan assets of the funded plan was 8% in 1996 and 11% in 1995. The assets of the funded plan consist primarily of pooled separate accounts with an insurance company and marketable equity securities.

  The Company also has a deferred compensation program which permits directors and certain management employees to defer portions of their compensation on a pretax basis. The participants designate the investment of the deferred funds, based on various alternatives, and under certain of the plans, the Company matches a percentage of the participants' contributions in common stock. Total deferred compensation liabilities at December 31, 1996 and 1995 were $6,584,000 and $4,416,000, respectively.

(8) OTHER POSTRETIREMENT BENEFITS

The Company has a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements. The Company pays a portion of the cost of participants' life insurance coverage and makes contributions based on years of service to the cost of participants' medical insurance coverage, subject to a maximum annual contribution.


 The postretirement benefit cost includes the following components (in thousands):


                                                                                                           1996      1995      1994
                                                                                                          ------   -------   ------
Service cost                                                                                              $  640   $  607    $  741
Interest cost on accumulated benefit obligation                                                              932      853       823
Amortization of transition obligation at January 1, 1993                                                     333      484       485
Amortization of net gain                                                                                      --      (26)       --
                                                                                                          ------   ------    ------
 Net postretirement benefit cost                                                                          $1,905   $1,918    $2,049
                                                                                                          ======   ======    ======

 The status of the postretirement benefit plan at December 31, 1996 and 1995 is summarized as follows (in thousands):

                                                                                                            1996      1995
                                                                                                           -------   -------
Accumulated postretirement benefit obligation:
 Retirees                                                                                                  $ 8,475   $ 3,195
 Other fully eligible participants                                                                           1,514     1,720
 Other active participants                                                                                   6,138     8,186
                                                                                                           -------   -------
                                                                                                            16,127    13,101
Unrecognized net gain (loss)                                                                                   987      (502)
Unrecognized transition obligation                                                                          (5,331)   (8,235)
                                                                                                           -------   -------
 Accrued postretirement benefit cost                                                                       $11,783   $ 4,364
                                                                                                           =======   =======

  The net increase in the accrued postretirement benefit cost in 1996 includes the effects of the admission of former employees of Hughes to the plan (with credit for prior service) and an amendment to the plan to reduce the Company's share of life insurance premium costs effective January 1, 1996.

  The weighted average discount rates used to determine the accumulated postretirement benefit obligation were 7.75% and 7.25% in 1996 and 1995, respectively. The transition obligation at January 1, 1993 is being amortized to postretirement benefit cost over 20 years. Because the Company's contributions are fixed, health care cost trend rates do not affect the accumulated postretirement benefit obligation.

(9) DEBT

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

  With respect to nonrecourse loans, the Company has in the past and may in the future, under some circumstances, support those subsidiary companies whose annual obligations, including debt service, exceed operating revenues. At December 31, 1996 and 1995, nonrecourse loans include $475,754,000 and $443,440,000, respectively, of mortgages and bonds relating to operating properties of subsidiary companies which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the properties are met.

 Debt at December 31, 1996 and 1995 is summarized as follows (in thousands):

                                          1996        1995
                                       ----------  ----------
Mortgages and bonds                    $2,279,971  $1,997,998
Convertible subordinated debentures       130,000     130,000
Medium-term notes                         115,300     100,300
Credit line borrowings                     64,000          --
Other loans                               245,975     251,231
                                       ----------  ----------
 Total                                 $2,835,246  $2,479,529
                                       ==========  ==========

  Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents. This debt matures at various dates through 2025 and, at December 31, 1996, bears interest at a weighted average effective rate of 8.68%, including lender participations. At December 31, 1996, approximately $594,482,000 of this debt is subject to payment of additional interest based on the operating results of the related properties in excess of stated levels. In addition, certain of this debt provides for payments to lenders of shares of the related properties' residual values, if any, upon sale or refinancing or at maturity. At December 31, 1996, approximately $1,035,000,000 of the mortgages and bonds were payable to one lender.

  The convertible subordinated debentures bear interest at 5.75% and mature in 2002. The debentures are convertible at the option of holders into one share of common stock for each $28.63 of par value and are redeemable at the option of the Company at any time at a price equal to par value plus accrued interest.

  The Company has registered $150,000,000 of unsecured, medium-term notes which may be issued to the public from time to time. The notes may be issued, subject to market conditions, for varying terms (nine months to 30 years) and at fixed or variable interest rates based on market indices at the time of issuance. The notes outstanding at December 31, 1996, mature at various dates from 1997 to 2015, bear interest at a weighted average effective rate of 7.52% (including an average rate of 6.36% on $43,800,000 of variable rate notes) and have a weighted average maturity of 5.6 years.

  The Company and certain of its subsidiaries have credit lines from banks and other lenders aggregating $248,120,000, including outstanding borrowings at December 31, 1996. These credit lines are unsecured, bear interest at variable rates based on specified market indices and may be used for various purposes, including land and project development costs, property acquisitions and other corporate needs, subject to specific use limitations and/or lender approvals in certain cases. The credit line borrowings outstanding at December 31, 1996, are due at various dates in 1999 and 2000 and bear interest at a weighted average effective rate of 6.96%.

  Other loans include $120,000,000 of 8.5% unsecured notes due in 2003, various property acquisition and land loans and certain other borrowings. These loans include aggregate unsecured borrowings of $209,705,000 and $229,372,000 at December 31, 1996 and 1995, respectively, and at December 31, 1996, bear interest at a weighted average effective rate of 8.76%.

  The agreements relating to the medium-term notes, certain of the lines of credit, the 8.5% unsecured notes, and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

 The annual maturities of debt at December 31, 1996 are summarized as follows (in thousands):

                       Nonrecourse   Company and
                          Loans     Recourse Loans    Total
                       -----------  --------------  ----------
1997                    $  113,218        $ 11,307  $  124,525
1998                        70,726          22,624      93,350
1999                       174,884          32,824     207,708
2000                       171,099          58,285     229,384
2001                       130,733          40,838     171,571
Subsequent to 2001       1,629,746         378,962   2,008,708
                        ----------       ---------  ----------
 Total                  $2,290,406        $544,840  $2,835,246
                        ==========       =========  ==========

  The nonrecourse loans maturing in 1997 include two retail center mortgages aggregating $58,250,000 due in the second quarter. The Company is in the process of obtaining securitized mortgage loans to refinance these loans and has received a commitment from a lender for an interim loan for up to six months pending completion of the securitized loans. The Company expects to repay the mortgages at their scheduled maturity date.

  At December 31, 1996, the Company had interest rate cap agreements which effectively limit the average interest rate on $66,050,000 of mortgages to 9.72% through April 1997. The Company also had an interest rate cap agreement related to a line of credit. The agreement effectively limits the interest rate on advances up to $55,000,000 to 10% through April 1998 and to 9.08% on advances up to $60,000,000 thereafter until April 1999.

  The interest rate swap agreements outstanding at December 31, 1996 were not material. Interest rate exchange agreements did not have a material effect on the weighted average effective interest rates on debt at December 31, 1996 and 1995 or interest expense for the years ended December 31, 1996, 1995 and 1994.

  Total interest costs were $230,960,000 in 1996, $219,838,000 in 1995, and
$220,971,000 in 1994 of which $10,579,000, $6,875,000, and $7,388,000 were capitalized, respectively.

  During 1996, 1995 and 1994, the Company incurred extraordinary losses, related to extinguishments of debt prior to scheduled maturity or required partial early redemptions of debt of $2,236,000, $13,278,000, and $6,824,000, respectively, less related deferred income tax benefits of $783,000, $4,647,000, and $2,377,000, respectively. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, were provided by refinancings of properties, the medium-term notes and the Company-obligated mandatorily redeemable preferred securities issued in 1995 and the 8.5% unsecured notes and Preferred stock issued in 1993.

  The estimated fair value of debt is determined based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments, cash flows under interest rate exchange agreements, where applicable, and lenders' participations in operating results and residual values of the related properties, where applicable. The carrying amount and estimated fair value of the Company's debt at December 31, 1996 and December 31, 1995 are summarized as follows (in thousands):

                                 1996                     1995
                         ----------------------  ----------------------
                          Carrying   Estimated    Carrying   Estimated
                           Amount    Fair Value    Amount    Fair Value
                         ---------   ----------  ---------   ----------
Fixed rate debt          $2,405,382  $2,466,854  $2,195,137  $2,249,968
Variable rate debt          429,864     429,864     284,392     284,392
                         ----------  ----------  ----------  ----------
                         $2,835,246  $2,896,718  $2,479,529  $2,534,360
                         ==========  ==========  ==========  ==========

  Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Company's debt obligations at fair value may not be possible and may not be a prudent management decision.

(10)  COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES


The redeemable preferred securities consist of 5,500,000 Cumulative Quarterly Income Preferred Securities (preferred securities), with a liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust that is wholly-owned by the Company. The trust used the proceeds of the preferred securities and other assets to purchase at par $141,753,000 of junior subordinated debentures (debentures) of the Company due in November 2025, which are the sole assets of the trust.

  Payments to be made by the trust on the preferred securities are dependent on payments that the Company has undertaken to make, particularly the payments to be made by the Company on the debentures. Compliance by the Company with its undertakings, taken together, would have the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities.

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

(11)  OPERATING RESULTS AND ASSETS BY LINE OF BUSINESS

Operating results before gain (loss) on dispositions of assets and other provisions, net, income taxes and extraordinary losses are summarized by line of business as follows (in thousands):

                                                 1996       1995       1994
                                               --------   --------   --------
Operating properties:
 Revenues                                      $690,569   $636,646   $633,047
 Operating expenses, exclusive of provision
  for bad debts, depreciation and
  amortization                                  345,863    313,525    322,278
 Interest expense                               205,750    197,249    196,690
 Provision for bad debts                          3,688      3,318      5,185
 Depreciation and amortization                   79,990     73,062     74,186
                                               --------   --------   --------
                                                 55,278     49,492     34,708
                                               --------   --------   --------

Land sales:
 Revenues                                       137,853     33,403     35,232
 Operating costs and expenses                   107,787     17,827     19,877
 Interest expense                                 1,658      5,071      5,028
                                               --------   --------   --------
                                                 28,408     10,505     10,327
                                               --------   --------   --------

Development:
 Operating costs and expenses                     4,964      7,288      6,494
 Interest expense                                   361        358        495
                                               --------   --------   --------
                                                 (5,325)    (7,646)    (6,989)
                                               --------   --------   --------

Corporate:
 Interest income                                  3,495      2,772      2,892
 Interest expense                                12,612     10,285     11,370
 Other expenses                                   9,752      8,920      8,309
                                               --------   --------   --------
                                                (18,869)   (16,433)   (16,787)
                                               --------   --------   --------
 Operating income                              $ 59,492   $ 35,918   $ 21,259
                                               ========   ========   ========

 The assets by line of business at December 31, 1996, 1995 and 1994 are as follows (in thousands):

                           1996        1995        1994
                        ----------  ----------  ----------
Operating properties    $3,084,445  $2,656,527  $2,617,045
Land sales                 308,014     141,275     136,986
Development                178,076      63,732      68,863
Corporate                   72,917     124,075      92,966
                        ----------  ----------  ----------
 Total                  $3,643,452  $2,985,609  $2,915,860
                        ==========  ==========  ==========

(12)   INCOME TAXES

Income tax expense is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

                                                                     1996      1995       1994
                                                                   -------   --------   --------
Tax at statutory rate on earnings
 before income taxes and extraordinary losses                      $15,262   $  3,560   $  4,668
State income taxes, net of Federal income
 tax benefit                                                         1,023        759      2,062
Nondeductible portion of distributions
 under Contingent Stock Agreement                                    9,434         --         --
                                                                   -------   --------   --------
Income tax expense                                                 $25,719   $  4,319   $  6,730
                                                                   =======   ========   ========
Effective rate                                                        58.9%      42.5%      50.5%
                                                                   =======   ========   ========

 The net deferred tax liability at December 31, 1996 and 1995 consists of the following (in thousands):

                                                     1996       1995
                                                   --------   --------
Total deferred tax liabilities                     $355,182   $299,717
Total deferred tax assets                           220,388    218,068
                                                   --------   --------
 Net deferred tax liability                        $134,794   $ 81,649
                                                   ========   ========

 The tax effects of temporary differences and carryforwards that are included in the net deferred tax liability at December 31, 1996 and 1995 relate to the following (in thousands):

                                                                1996       1995
                                                             ---------  ---------
Property, primarily differences in depreciation and
 amortization, the tax basis of acquired assets and
 treatment of interest and certain other costs               $ 329,413  $ 273,585
Accounts and notes receivable, primarily
 differences in timing of recognition of rent
 revenues and doubtful receivables                               4,368      5,684
Accrued expenses, primarily differences in timing of
 recognition of interest, compensation and pension
 expenses                                                        4,296     (4,925)
Operating loss and tax credit carryforwards                   (203,283)  (192,695)
                                                             ---------   --------

 Total                                                       $ 134,794   $ 81,649
                                                             =========   =========

  The net operating losses carried forward from December 31, 1996 for Federal income tax purposes aggregate approximately $568,000,000.

  As indicated above, the deferred tax assets relate primarily to operating loss carryforwards for Federal income tax purposes. These loss carryforwards will begin to expire in 1998, and the ultimate realization of these assets is dependent upon the generation of sufficient future taxable income to use the loss carryforwards before they expire. Based on projections of future taxable income over the loss carryfoward period (which projections reflect, among other things, the effects of numerous significant transactions completed in the last several years, including debt refinancings and restructurings for various properties, acquisitions/expansions of new and existing properties and dispositions of several properties that were generating operating losses) and the scheduled reversal of deferred tax liabilities (particularly those relating to depreciation of property), management believes that it is more likely than not that the Company will realize the benefits of the operating loss carryforwards at December 31, 1996. The amount of the deferred tax asset considered realizable could be reduced, however, if estimates of future taxable income are reduced.

(13)  GAIN (LOSS) ON DISPOSITIONS OF ASSETS AND OTHER PROVISIONS, NET


Gain (loss) on dispositions of assets and other provisions, net, is summarized as follows (in thousands):

                                      1996       1995       1994
                                    --------   --------   -------
Litigation judgment                 $  8,716   $(12,321)  $    --
Net loss on operating properties     (25,903)   (13,210)   (7,496)
Other, net                             1,300       (218)     (427)
                                    --------   --------   -------
 Total                              $(15,887)  $(25,749)  $(7,923)
                                    ========   ========   =======

  The litigation judgment relates to the matter involving a former tenant at the Riverwalk Shopping Center discussed in note 17. In 1996, a portion of the provision recorded in 1995 was reversed following settlement of the matter.

  The net loss on operating properties in 1996 relates primarily to provisions for losses recognized on five retail centers the Company decided to sell.

  The net loss on operating properties in 1995 relates primarily to provisions for losses recognized on four retail centers the Company decided to sell ($15,589,000). These provisions were partially offset by a gain on disposition of a retail center ($2,379,000).

  The net loss on operating properties in 1994 relates primarily to losses incurred on dispositions of interests in two retail centers, a hotel and an office building ($8,045,000) and a provision for loss on an industrial building ($2,212,000). These losses were partially offset by a gain on disposition of an interest in a retail center ($2,761,000).

(14)   PREFERRED STOCK


The Company has authorized 50,000,000 shares of Preferred stock of 1c par value per share of which (a) 4,505,168 shares have been classified as Series A Convertible Preferred; (b) 10,000,000 shares have been classified as Increasing Rate Cumulative Preferred; and (c) 37,362 shares have been classified as 10.25% Junior Preferred, Series 1996. In February 1997, 4,600,000 shares were classified as Series B Convertible Preferred and 4,000,000 of these shares were issued (see note 18).

  The Company sold 4,025,000 shares of the Series A Convertible Preferred stock in a public offering in 1993 and issued 480,168 shares valued at $23,000,000 in 1994 in connection with a modification of terms of a debt agreement related to a retail center. The shares of Series A Convertible Preferred stock had a liquidation preference of $50 per share and earned dividends at an annual rate of 6.5% of the liquidation preference. Each share was convertible into shares of the Company's common stock at a conversion rate of approximately 2.35 shares of common stock for each share of Preferred stock, subject to certain conditions. On September 30, 1996, the Company redeemed all of the then outstanding shares of Series A Convertible Preferred stock. In 1996 and 1995, the Company issued 10,598,721 and 75 shares respectively, of common stock in exchange for 4,504,579 and 32 shares, respectively, of Series A Convertible Preferred stock. If all of the shares of Series A Convertible Preferred stock had been converted to shares of common stock on January 1, 1994, the pro forma earnings (loss) per share of common stock would have been $0.26 in 1996, $(0.05) in 1995 and $0.04 in 1994.

  Shares of the Increasing Rate Cumulative Preferred stock are issuable only to former Hughes owners or their successors pursuant to the Contingent Stock Agreement described in note 15. These shares are issuable only in limited circumstances, and at December 31, 1996, no shares of Increasing Rate Cumulative Preferred stock were outstanding. There were also no shares of 10.25% Junior Preferred stock, Series 1996, outstanding at December 31, 1996.

(15)   COMMON STOCK

At December 31, 1996, shares of authorized and unissued common stock are reserved as follows: (a) 19,801,763 shares for issuance under the Contingent Stock Agreement discussed below; (b) 3,151,084 shares for issuance under the Company's stock option and stock bonus plans; (c) 4,540,692 shares for conversion of the convertible subordinated debentures; and (d) 500,000 shares for exercise of the warrants discussed below.

  In connection with the acquisition of Hughes, the Company entered into a Contingent Stock Agreement for the benefit of the former Hughes owners or their successors (the beneficiaries). Under terms of the agreement, additional shares of common stock (or in certain circumstances, Increasing Rate Cumulative Preferred Stock) are issuable to the beneficiaries based on the appraised values of four defined groups of assets acquired in the purchase of Hughes at specified "termination dates" from 2000 to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates (the "earnout periods"). The distributions of additional shares, based on cash flows, are payable semiannually as of June 30 and December 31 and, at December 31, 1996, a distribution of approximately 591,000 shares ($16,697,000) was payable to the beneficiaries. The Contingent Stock Agreement is, in substance, an arrangement under which the Company and the beneficiaries will share in cash flows from development and/or sale of the defined assets during their respective earnout periods and the Company will issue additional shares of common stock to the beneficiaries based on the value, if any, of the defined asset groups at the termination dates. The Company accounts for the beneficiaries' share of earnings from the assets subject to the Contingent Stock Agreement as an operating expense and will account for any distributions to the beneficiaries as of the termination dates as an additional cost to acquire the related assets (i.e., contingent consideration). At the time of acquisition of Hughes, the Company reserved 20,000,000 shares of common stock for possible issuance under the Contingent Stock Agreement. The number of shares reserved was determined based on conservative estimates in accordance with the provisions of the Agreement. The actual number of shares issuable will be determinable only from events occurring over the term of the Agreement and could differ significantly from the number of shares reserved.

  Under the Company's stock option plans, options to purchase shares of common stock and stock appreciation rights may be awarded to directors, officers and employees. Stock options are generally granted with an exercise price equal to the market price of the common stock on the date of grant, typically vest over a three- to five-year period, subject to certain conditions, and have a maximum term of ten years. The Company has not granted any stock appreciation rights. A summary of changes in options outstanding under the plans is as follows:

                                                                 1996                      1995                    1994
                                                         ---------------------   -----------------------    ---------------------
                                                                     Weighted-                 Weighted-                Weighted-
                                                                      average                   average                  average
                                                                     Exercise                  Exercise                 Exercise
                                                          Shares       Price       Shares        Price       Shares       Price
                                                         ---------   ---------   ----------    ---------    ---------   ---------
Balance at beginning of year                             2,227,400      $19.89    2,228,102      $19.68     1,709,302      $20.10
Options granted                                            654,000       21.09      200,500       18.63       566,000       18.59
Options exercised                                          (87,371)      18.61     (179,452)       5.36        (8,700)      13.04
Options canceled                                           (28,250)      22.82      (21,750)      24.41       (38,500)      24.13
                                                         ---------   ---------   ----------     --------    ---------    --------
 Balance at end of year                                  2,765,779      $20.18    2,227,400      $19.89     2,228,102      $19.68
                                                         =========   =========   ==========     ========    =========    ========

 A summary of information about stock options outstanding at December 31, 1996 is as follows:


                                                                      Options Outstanding                   Options Exercisable
                                                          ------------------------------------------  ------------------------------
                                                                        Weighted-
    Range of                                                             average         Weighted-                     Weighted-
    Exercise                                                            Remaining         average                      average
     Prices                                                Shares      Life (Years)   Exercise Price     Shares     Exercise Price
-----------------                                         ---------    ------------   --------------  -----------  ----------------
$13.50 to $19.875                                         1,931,279             7.4           $18.38      755,344            $17.75
$23.75 to $27.00                                            834,500             4.4            24.34      694,500             24.21
                                                          ---------         -------       ----------  -----------        ----------
                                                          2,765,779             6.5           $20.18    1,449,844            $20.84
                                                          =========         =======       ==========  ===========        ==========

  At December 31, 1995 and 1994, options to purchase 1,229,000 and 1,063,000 shares, respectively, were exercisable at weighted average prices of $21.50 and $20.96, respectively.

  The per share weighted-average estimated fair value of options granted during 1996 and 1995 was $5.44 and $5.24, respectively. These fair values were estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rates of 6.0% in 1996 and 7.2% in 1995; dividend yield of 4% in both years; expected lives of 7 years in both years; and volatility of 28% in both years.

  The option prices were equal to the market prices at the date of grant for all of the options granted in 1996 and 1995 and, accordingly, no compensation cost has been recognized for stock options in the financial statements. If the Company had applied a fair value-based method to account for options granted, net earnings for 1996 would have been $15,369,000 ($.09 per share of common stock) and the net loss for 1995 would have been $3,036,000 ($.37 per share of common stock). The pro forma amounts reflect only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under a fair value-based method is not reflected in the pro forma amounts because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to January 1, 1995 is not required to be considered.

  Under the Company's stock bonus plans, shares of common stock may be awarded to officers and employees. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. Awards granted in 1996 and 1995 aggregated 415,000 and 200,000 shares, respectively, with a weighted average market value per share of $20.99 and $18.63, respectively. In connection with the stock bonus plan awards, the Company typically makes loans to the recipients for the payment of related income taxes, which loans are forgiven in installments subject to the recipients' continued employment. The total loans outstanding at December 31, 1996 and 1995 were $6,565,000 and $3,829,000, respectively.

  The Company recognizes any forgiven loan installments, amortization of the fair value of the stock awarded and certain related costs as compensation costs over the terms of the awards. Such costs amounted to $4,923,000 in 1996, $2,763,000 in 1995 and $1,663,000 in 1994.

  In 1992, seven investors acquired 8,500,000 shares of the Company's common stock in a private placement from a stockholder. Stock warrants allowing the seller to purchase 500,000 shares of common stock at a price of $18 per share until September 1997 were issued by the Company to facilitate the transaction.

(16) LEASES

The Company, as lessee, has entered into operating leases expiring at various dates through 2076. Rents under such leases aggregated $9,648,000 in 1996, $9,421,000 in 1995, and $11,927,000 in 1994, including contingent rents, based on the operating performance of the related properties, of $3,844,000, $3,644,000, and $6,232,000, respectively. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. The minimum rent payments due under operating leases in effect at December 31, 1996 are summarized as follows (in thousands):

1997                  $  5,744
1998                     5,687
1999                     5,663
2000                     5,672
2001                     5,680
Subsequent to 2001     237,851
                      --------
 Total                $266,297
                      ========

  Obligations under capital leases relate to the Company's headquarters building and certain operating properties and equipment. The property and other asset accounts include costs of $67,718,000 and $66,790,000 and accumulated depreciation of $19,632,000 and $19,531,000 at December 31, 1996 and 1995,
respectively, related to these leases. The mini-mum rent payments due under capital leases and their present value at December 31, 1996 are summarized as follows (in thousands):

1997                                                     $   9,898
1998                                                         9,250
1999                                                         8,620
2000                                                         8,239
2001                                                         7,906
Subsequent to 2001                                         187,901
                                                         ---------
                                                           231,814
Imputed interest at rates ranging from 8.49% to 13.0%     (171,613)
                                                         ---------
 Obligations under capital leases                        $  60,201
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

                      1996       1995       1994
                    --------   --------   --------
Minimum rents       $348,296   $310,149   $303,425
Percentage rents      14,830     15,362     17,144
Other rents          223,949    217,037    220,532
                    --------   --------   --------
 Total              $587,075   $542,548   $541,101
                    ========   ========   ========

  The minimum rents to be received from tenants under operating leases in effect at December 31, 1996 are summarized as follows (in thousands):

1997                  $  352,048
1998                     305,798
1999                     271,053
2000                     238,937
2001                     199,534
Subsequent to 2001       566,794
                      ----------
 Total                $1,934,164
                      ==========

  Certain of the Company's tenant leases are accounted for as finance leases since the terms of the leases transfer substantially all of the risks and benefits of ownership to the tenants. Rents under such leases aggregated $9,645,000 in 1996, $8,780,000 in 1995, and $8,511,000 in 1994. The net
investment in finance leases at December 31, 1996 is summarized as follows (in thousands):

                                                    1996       1995
                                                  --------   --------
Total minimum rent payments to be received
 over lease terms                                 $178,275   $167,050
Estimated residual values of leased properties       7,567      3,123
Unearned income                                    (90,966)   (88,541)
                                                  --------   --------
  Net investment in finance leases                $ 94,876   $ 81,632
                                                  ========   ========

  The minimum rent payments to be received from tenants under finance leases in effect at December 31, 1996 are $10,551,000, $10,626,000, $10,643,000,
$10,729,000 and $11,480,000 for 1997, 1998, 1999, 2000 and 2001, respectively.

(17) OTHER COMMITMENTS AND CONTINGENCIES

Commitments for the construction and development of land and properties in the ordinary course of business and other commitments not set forth elsewhere amount to approximately $47,000,000 at December 31, 1996.

  At December 31, 1996, subsidiaries of the Company have contingent liabilities of approximately $21,320,000 with respect to future minimum rents under long-term lease obligations of certain joint ventures and approximately $4,069,000 with respect to bank letters of credit issued to secure their obligations under certain agreements. In addition, the Company had contingent liabilities with respect to debt of certain joint ventures aggregating approximately $19,824,000.

  On November 6, 1990, Robert P. Guastella Equities, Inc. ("Plaintiff"), a former tenant at the Riverwalk Shopping Center in New Orleans, Louisiana ("Riverwalk"), which is owned and operated by New Orleans Riverwalk Associates, an affiliate of the Company ("NORA"), filed suit in the Civil District Court of Orleans Parish, Louisiana against NORA, the Company, two Company affiliates, and a partner of NORA (collectively, "Defendants"). Plaintiff alleged that Defendants breached Plaintiff's lease agreement with NORA for the operation of a restaurant at Riverwalk and that as a result of these breaches it suffered losses and could not pay the rentals due under the lease agreement, as a result of which the lease and its tenancy were terminated by NORA. Plaintiff sought damages of approximately $600,000 for these alleged breaches.

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

  On May 23, 1994, Defendants appealed this judgment to the Louisiana Court of Appeal, Fourth Circuit. On November 16, 1995, the Louisiana Court of Appeal reduced the judgment by $240,000, but otherwise affirmed the damage award to Plaintiff. Defendants subsequently filed a motion for reconsideration with the Louisiana Court of Appeal, which was denied on December 19, 1995. On January 18, 1996, Defendants filed a petition requesting the Louisiana Supreme Court to consider a further appeal of this judgment. On April 8, 1996, the Louisiana Supreme Court granted Defendants' petition. Subsequently, the parties entered into settlement discussions which culminated in a July 25, 1996 Settlement Agreement which dismissed all claims and counterclaims with prejudice. The Company recorded a pre-tax provision in the amount of $12,321,000 in 1995, representing the full amount of the modified award (including attorneys' fees) plus interest, less pre-tax provisions previously recorded totaling $1,150,000. Additional provisions for interest totaling $295,000 were recorded in the six months ended June 30, 1996. The Company satisfied its financial and other obligations under the Settlement Agreement in July 1996 and reversed $8,716,000 of the previously recorded provision for loss on this matter in the third quarter of 1996.

  The Company and certain of its subsidiaries are defendants in various other litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In the opinion of management, adequate provision has been made for losses with respect to all litigation matters, where appropriate, and the ultimate resolution of all such litigation matters is not likely to have a material effect on the consolidated financial position of the Company. Due to the Company's modest and fluctuating net earnings (loss) it is not possible to predict whether the resolution of these matters is likely to have a material effect on the Company's consolidated net earnings (loss) and it is, therefore, possible that the resolution of these matters could have such a material effect in any future quarter or year.

  On December 14, 1996, Riverwalk Shopping Center was struck by a grain freighter, causing significant damage to the property and requiring the Company to close the entire retail center for a period of several weeks. Work to repair the property damage is in process, and substantially all of the repair costs will be covered by related insurance. There is also insurance covering loss of tenant rental revenues as result of this incident. Due to uncertainties as to when certain tenants will be able to reopen for business and how certain portions of the loss will be measured, it is not possible to estimate the amount of this claim at this time; however, the ultimate resolution of this matter is not expected to have a material effect on the consolidated financial position or results of operations of the Company.

  In connection with the acquisition of Hughes, the Company obtained minority, limited partner interests in two partnerships which own a property known as Playa Vista in Los Angeles, California. The partnerships are in the preliminary stages of developing a master-planned community on the property (which includes approximately 1,100 acres of land) and have experienced significant financial losses. As a result, the partners have been involved in extensive negotiations with lenders and others to restructure and recapitalize the partnerships. Under the partnership agreements, the Company is not required to make additional capital contributions to the partnerships and has no obligations, fixed or contingent, with respect to their business, properties or other assets. Under the Contingent Stock Agreement, the Company is obligated to make payments of $10,000,000 with respect to Playa Vista. These payments may be in the form of contributions to the partnerships (subject to certain conditions) or, if aggregate contributions are less than $10,000,000 at the date the obligation terminates, the balance is distributable in stock to the beneficiaries pursuant to the Agreement. The Company recorded the obligation under the Agreement in accounting for the purchase of Hughes and, at December 31, 1996, the unpaid balance was approximately $8,963,000. While the outcome of the partnerships' negotiations with lenders and others is not predictable, the Company's obligations with respect to Playa Vista are limited as described above and the ultimate resolution of this matter will not have an adverse effect on the consolidated financial position or results of operations of the Company.

(18) SUBSEQUENT EVENT

In February 1997, the Company registered to sell up to an aggregate of $500,000,000 (based on the public offering price) of common stock, Preferred stock and debt securities. The stock and debt may be issued from time to time at prices, in amounts and on terms to be determined at the time of offering. In February 1997, pursuant to this registration, the Company issued 4,000,000 shares of the Series B Convertible Preferred stock in a public offering. The shares of Preferred stock have a liquidation value of $50 per share (an aggregate of $200,000,000 for the issued shares) and earn dividends at an annual rate of 6% of the liquidation preference. At the option of the holders, each share of the Preferred stock is convertible into shares of the Company's common stock at a conversion rate of approximately 1.311 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, beginning April 1, 2000, the shares of Preferred stock are redeemable for shares of common stock at the option of the Company, subject to certain conditions. The net proceeds of the offering of approximately $194,600,000 are to be used primarily for new development projects, retail center expansions and/or acquisitions and to repay property debt. Any remaining net proceeds will be used for general corporate purposes and, until required for development or acquisition opportunities, a portion of the net proceeds will be used, on an interim basis, to reduce or retire credit line borrowings and property debt.

Five Year Comparison of Selected Financial Data

Year ended December 31 (in thousands, except per share data)

                                                                          1996         1995         1994         1993        1992
                                                                        ----------  ----------  ----------  ----------  ----------
Operating results data:
 Revenues from continuing operations                                    $  831,917  $  672,821  $  671,171  $  646,805  $  597,105
 Earnings (loss) from continuing operations                                 17,886       5,850       6,606      (1,291)    (15,849)
 Earnings (loss) from continuing operations applicable to
  common shareholders per share of common stock                                .14        (.18)       (.14)       (.27)       (.33)
Balance sheet data:
 Total assets-cost basis                                                 3,643,452   2,985,609   2,915,860   2,874,982   2,726,281
 Total assets-current value basis                                        5,575,857   4,852,403   4,736,961   4,588,636   4,217,819
 Debt and capital leases                                                 2,895,447   2,538,315   2,532,920   2,473,596   2,498,983
 Shareholders' equity (deficit):
  Historical cost basis                                                    177,149      42,584      95,026     113,151     (34,848)
  Current value basis                                                    1,818,747   1,539,155   1,614,245   1,525,606   1,188,896
 Shareholders' equity (deficit) per share of common stock (note 1):
  Historical cost basis                                                       2.65         .73        1.63        1.98        (.74)
  Current value basis                                                        27.25       26.30       27.75       26.75       25.50
Other selected data:
 Earnings before depreciation and deferred taxes
  from operations (note 2)                                                 139,359     108,360      94,710      78,281      52,282
 Net cash provided by (used in):
  Operating activities                                                     168,126     107,001     113,775     101,149      66,630
  Investing activities                                                    (182,995)    (64,995)   (178,551)   (154,446)   (144,836)
  Financing activities                                                     (36,287)      3,518      40,618      47,068      98,914
 Dividends per share of common stock                                           .88         .80         .68         .62         .60
 Dividends per share of convertible Preferred stock                           2.44        3.25        3.25        2.83          --
 Market price per share of common stock at year end                          31.75       20.13       19.25       17.75       18.00
 Market price per share of convertible Preferred stock
  at year end                                                                   --       51.63       48.50       53.75          --
 Weighted average common shares outstanding                                 55,572      47,814      47,565      47,411      47,994


Note 1--For the years ended December 31, 1995, 1994 and 1993, historical cost basis shareholders' equity (deficit) per share of common stock and current value basis shareholders' equity per share of common stock assume the conversion of the Series A Convertible Preferred stock. The Series A Convertible Preferred Stock was issued in 1993 and redeemed for common stock on September 30, 1996.

Note 2--Earnings before depreciation and deferred taxes (EBDT) is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Earnings Before Depreciation and Deferred Taxes" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 56 for a full discussion of EBDT.

Interim Financial Information (Unaudited)

Interim consolidated results of operations are summarized as follows (in thousands, except per share data):

                                                                          Quarter ended
                                        ------------------------------------------------------------------------------------------
                                        December   September     June       March     December   September    June         March
                                         31, 1996   30, 1996    30, 1996   31, 1996   31, 1995    30, 1995   30, 1995     31, 1995
                                        ---------- ----------  ---------- ----------  ---------  ----------  ----------  ----------
Revenues                                $ 252,044  $ 227,675   $ 179,050   $ 173,148  $ 177,505   $ 169,165   $ 163,636   $162,515
Operating income                           25,796     11,477      11,061      11,158     13,385      11,380       6,499      4,654
Earnings (loss) before extraordinary
 losses                                     7,291     (2,456)      6,308       6,743      1,911       3,169       1,403       (633)
Net earnings (loss)                         7,199     (2,502)      6,308       5,428        634       3,032       1,403     (7,850)
                                        ========== ==========  ========== ==========  =========  ==========  ==========  ==========
Earnings (loss) per common share:
Earnings (loss) before extraordinary
 losses                                 $     .11  $    (.10)  $     .05   $     .07  $    (.03)  $    (.01)  $    (.05)  $   (.09)
Extraordinary losses                           --         --          --        (.03)      (.03)         --          --       (.15)
                                        ---------- ----------  ---------- ----------  ---------  ----------  ----------  ----------
  Total                                 $     .11  $    (.10)  $     .05   $     .04  $    (.06)  $    (.01)  $    (.05)  $   (.24)
                                        ========== ==========  ========== ==========  =========  ==========  ==========  ==========


Note--Net earnings for the third and fourth quarters of 1996 include provisions for losses on dispositions of retail centers of $3,939,000 ($.07 per share) and $6,196,000 ($.09 per share), respectively. The provision for loss in the third quarter was partially offset by the reversal of a provision for a litigation matter of $5,665,000 ($.10 per share). Net earnings for the quarter ended December 31, 1995 includes a provision for the litigation matter of $8,009,000 ($.17 per share). Net earnings (loss) for the first, second and third quarters of 1995 include provisions for losses on disposition of operating properties of $3,156,000 ($.07 per share), $3,617,000 ($.08 per share) and $3,665,000 ($.08 per share), respectively. The provision for loss in the second quarter was partially offset by a gain on disposition of a retail center property of $1,261,000 ($.03 per share).

Price of Common Stock and Dividends

The Company's common stock began trading on the New York Stock Exchange in November 1995. Prior to that time it was traded over the counter. The prices and dividends per share were as follows:

                                                             Quarter ended
                              -------------------------------------------------------------------------------------
                              December   September   June      March    December  September      June       March
                              31, 1996   30, 1996  30, 1996   31, 1996  31, 1995   30, 1995    30, 1995    31, 1995
                              --------   -------   --------   --------  --------  ----------   --------   ---------
High bid or sales price       $  32.25   $  26.00  $  26.13   $  22.13  $  22.00  $    22.63   $  20.69   $   19.88
Low bid or sales price           30.88      24.88     25.75      21.88     18.63       19.50      17.00       18.00
Dividends                          .22        .22       .22        .22       .20         .20        .20         .20

Number of Holders of Common Stock

The number of holders of record of the Company's common stock as of February 21, 1997 was 2,294.

                       The Rouse Company and Subsidiaries


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


GENERAL




The Company's primary business is the acquisition, development and management of income-producing real estate projects. The Company operates a diversified portfolio of retail centers, office buildings and mixed-use and other properties located throughout the United States. In addition, the Company develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland, and Summerlin, Nevada.

  On June 12, 1996, the Company purchased all of the outstanding equity interests in The Hughes Corporation and its affiliated partnership, Howard Hughes Properties, Limited Partnership (together, Hughes). The acquired assets consist primarily of a regional shopping center and a large-scale, master-planned community (Summerlin) in Las Vegas, Nevada, and four large-scale, master-planned business parks and various other properties in Nevada and Southern California. The acquisition of Hughes enabled the Company to diversify its portfolio of properties while establishing a significant presence in the fast-growing Las Vegas market. For additional information about the acquisition of Hughes, see note 3 to the consolidated financial statements.

  Management believes that the Company's financial position is sound and that its liquidity and capital resources are adequate. As shown in the supplemental current value basis financial statements, current value shareholders' equity, which is an important indication of the Company's financial strength, was $1.82 billion at December 31, 1996, up from $1.54 billion at December 31, 1995.

  The Company has continued to achieve strong financial results in recent periods, despite the generally difficult environment for retail businesses. Earnings before depreciation and deferred taxes (EBDT), which is defined and discussed in detail below, increased 28% in 1996 and 14% in 1995, including increases of 10% and 12%, respectively, in EBDT from operating properties and an increase of 170% in 1996 in EBDT from land sales. These results have been made possible by several factors, including the acquisition of Hughes, expansions of and/or acquisitions of ownership interests in certain retail centers, consistent earnings from land sales and operating properties in Columbia, refinancing of a significant amount of project-related debt at lower interest rates and, to a lesser extent, dispositions or modifications of the terms of agreements relating to properties which were incurring losses before depreciation and deferred taxes.

  Management believes that the outlook is for continued solid growth in EBDT in 1997. Prospects for growth in EBDT from land sales and office/mixed-use properties are excellent as the Company will have the benefit of a full year of operations of the Hughes portfolio and conditions in the major markets in which the Company operates are stable or improving. EBDT from retail centers is also expected to grow in 1997. The rate of growth may continue at the modest rate realized in 1996 given the continued difficult retailing environment, but the Company intends to focus considerable effort and resources on leasing and remerchandising its existing retail centers. The Company will also focus on developing its land assets in Las Vegas and Columbia, opportunities to expand existing retail centers and development of new projects in growing markets.

  Management is continually reviewing and evaluating the portfolio of properties to identify expansion, renovation and/or remerchandising opportunities and properties that may not have future prospects consistent with the Company's long-term objectives. The Company will continue to dispose of properties that are not meeting and/or are not considered to have the potential to meet its investment criteria, particularly smaller properties in smaller market areas. While disposition decisions may cause the Company to recognize gains or losses that could have material effects on reported net earnings (loss) in future quarters or fiscal years, they are not anticipated to have a material effect on the overall consolidated financial position or operating income of the Company. The objective is to refine and continually upgrade the portfolio so that it is comprised of top tier properties that will produce consistently strong increases in earnings and increases in current values.


OPERATING RESULTS



This discussion and analysis of operating results covers each of the Company's four business segments as management believes that a segment analysis provides the most effective means of understanding the Company's business. Note 11 to the consolidated financial statements and the information relating to revenues and expenses in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 60 should be referred to when reading this discussion.

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

 Operating results of retail properties are summarized as follows (in millions):

                                     1996    1995    1994
                                    ------  ------  ------
Revenues                            $508.4  $491.7  $486.5
Operating expenses, exclusive of
 depreciation and amortization       260.0   246.7   253.1
Interest expense                     129.1   128.2   128.8
                                    ------  ------  ------
                                     119.3   116.8   104.6
Depreciation and amortization         50.1    45.9    46.8
                                    ------  ------  ------
Operating income                    $ 69.2  $ 70.9  $ 57.8
                                    ======= ======  ======

  Revenues from retail properties increased $16.7 million in 1996 and $5.2 million in 1995. The increase in 1996 was attributable primarily to acquisitions of interests in four properties (two in the third quarter of 1995, one in connection with the acquisition of Hughes in the second quarter of 1996 and one in the third quarter of 1996), increased lease termination payments due to tenant restructurings and downsizings and higher rents on re-leased space. These increases were partially offset by the effects of lower average occupancy (88.8% in 1996 compared to 90.9% in 1995) and dispositions of interests in properties in the second quarter of 1995 and first quarter of 1996. The increase in 1995 was attributable to the operations of expansions opened in third quarter of 1994 and first quarter of 1995, purchases of ownership interests in two properties and higher rents on re-leased space. These increases were partially offset by the effects of lower average occupancy (90.9% in 1995 compared to 92.3% in 1994), lower recoveries of operating expenses due to expense reduction efforts and dispositions of interests in properties in the first quarter of 1994 and second quarter of 1995.

  Total operating and interest expenses (exclusive of depreciation and amortization) for retail properties increased $14.2 million in 1996 and decreased $7 million in 1995. The increase in 1996 was attributable primarily to the operations and financing of the acquired properties referred to above. These increases were partially offset by the property dispositions referred to above and reductions in interest expense due to debt repayments and refinancings completed in 1995 and early 1996. The decrease in 1995 was attributable primarily to the effects of lower average occupancy levels, lower operating expenses due to expense reduction efforts, the dispositions referred to above and reductions in interest expense due to debt repayments and refinancings completed in 1994 and early 1995 at certain properties. These decreases were partially offset by increases in expenses associated with the operations and financing of the properties opened or acquired referred to above. Depreciation and amortization expense for retail properties increased $4.2 million in 1996 and decreased $.9 million in 1995. These changes were due primarily to the net effect of changes in the Company's portfolio of retail properties referred to above.

 Operating results of office/mixed-use properties are summarized as follows (in millions):

                                     1996     1995     1994
                                    ------   ------   ------
Revenues                            $182.2   $145.0   $146.6
Operating expenses, exclusive of
 depreciation and amortization        89.5     70.1     74.4
Interest expense                      76.7     69.1     67.9
                                    ------   ------   ------
                                      16.0      5.8      4.3
Depreciation and amortization         29.9     27.2     27.4
                                    ------   ------   ------
Operating loss                      $(13.9)  $(21.4)  $(23.1)
                                    ======   ======   ======

  Revenues from office/mixed-use properties increased $37.2 million in 1996 and decreased $1.6 million in 1995. The increase in 1996 was attributable primarily to operations of the properties acquired in the Hughes transaction and higher occupancy levels at hotel and other office properties. These increases were partially offset by decreases in tenant lease termination payments and the disposition of a property in the second quarter of 1995. The decrease in 1995 was attributable primarily to dispositions of properties in the third quarter of 1994 and second quarter of 1995 and lower recoveries of operating expenses due to lower occupancy levels and reduced operating expenses at certain projects. These decreases were partially offset by increased revenues at certain hotel and office properties in Columbia due to higher occupancy levels and increases in tenant lease cancellation payments.

  Total operating and interest expenses (exclusive of depreciation and amortization) for office/mixed-use properties increased $27 million in 1996 and decreased $3.1 million in 1995. The increase in 1996 was attributable primarily to operations of the properties acquired in the Hughes transaction and expenses associated with higher occupancy levels. These increases were partially offset by the dispositions of a vacant industrial property in the second quarter of 1996 and an office property in the second quarter of 1995. The decrease in 1995 was attributable primarily to the dispositions of properties referred to above and lower operating expenses at certain projects. These decreases were partially offset by expenses related to two industrial buildings in Columbia which began operations in the second quarter of 1994 and higher interest expense on a mixed-use project. Interest on this project's loan was lower in 1994 because the Company exercised an option in the loan agreement to make a specified payment and reduce the effective interest rate on the loan retroactive to the beginning of its term. The payment was less than the interest previously accrued, and the difference was recorded as a reduction to interest expense in 1994. Depreciation and amortization for office/mixed-use properties increased $2.7 million in 1996. The increase was attributable primarily to the acquired properties referred to above.

LAND SALES: The Company's land sales operations relate primarily to the communities of Columbia, Maryland, and Summerlin, Nevada. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of saleable land for particular uses and management's decisions to sell, develop or retain land.

 Operating results for land sales are summarized as follows (in millions):

                                         1996
                             -----------------------------
                                        Columbia
                              Hughes       and
                             Division    Other      Total     1995     1994
                             --------   --------   -------   ------   ------

Revenues                        $98.4      $39.5    $137.9    $33.4    $35.2
Operating costs and
 expenses                        83.4       24.4     107.8     17.8     19.9
Interest expense                   .7        1.0       1.7      5.1      5.0
                              -------    -------   -------   ------   ------
Operating income                $14.3      $14.1    $ 28.4    $10.5    $10.3
                              =======    =======   =======   ======   ======

  Revenues and operating income from Hughes Division land sales for 1996 include $90.4 million and $14 million, respectively, relating to Summerlin and $8 million and $.3 million, respectively, relating to other land holdings. The cost of sales for land acquired in the purchase of Hughes is relatively high as a percentage of revenues as the land sold consists primarily of inventory on which development was completed or in progress at the date of acquisition. Cost of sales for land acquired in the purchase of Hughes is expected to be lower as a percentage of revenues in future periods as the inventory of land on which development was completed or in progress at the date of acquisition is depleted.

  Revenues from land sales in Columbia increased $6.1 million in 1996 and decreased $1.8 million in 1995. The increase in 1996 was due primarily to higher sales of land for commercial/other uses, partially offset by lower sales of residential land. The decrease in 1995 was due primarily to lower sales of land for commercial/other uses.

  Columbia and other land sales costs and expenses increased $6.6 million in 1996 and decreased $2.1 million in 1995. These changes were attributable primarily to the changes in land sales revenues referred to above.

DEVELOPMENT: Development expenses were $5.3 million in 1996, $7.6 million in 1995 and $7 million in 1994. These costs consist primarily of additions to the preconstruction reserve and new business costs.

  The preconstruction reserve is determined on a project-by-project basis and is maintained to provide for costs of projects in the preconstruction phase of development, including retail center renovation and expansion opportunities, which may not go forward to completion. Additions to the preconstruction reserve were $2.7 million in 1996, $3.8 million in 1995 and $3.4 million in 1994. New business costs relate primarily to the initial evaluation of potential acquisition and development opportunities. These costs were $1.8 million in 1996, $3.5 million in 1995 and $3.1 million in 1994. The decrease in preconstruction reserve additions in 1996 was due to the progress of several significant projects. The decrease in new business costs in 1996 was attributable to the Company's focus on the Hughes acquisition which deferred evaluation of other opportunities, particularly during the first half of 1996. The increases in preconstruction reserve additions and new business costs in 1995 were attributable to the Company's more active pursuit of potential development and acquisition opportunities.

CORPORATE: Corporate revenues consist primarily of interest income earned on temporary investments, including investments of unallocated proceeds from refinancings of certain properties. Corporate interest income was $3.5 million in 1996, $2.8 million in 1995 and $2.9 million in 1994. The changes in income in 1996 and 1995 were attributable primarily to changes in the average investment balances.

  Corporate expenses consist of certain interest and operating expenses, as discussed below, reduced by costs capitalized or allocated to other business segments. Interest is capitalized on corporate funds invested in projects under development, and interest on corporate borrowings and distributions on the Company-obligated mandatorily redeemable preferred securities which are used for other segments are allocated to those segments. Accordingly, corporate interest expense consists primarily of interest on the convertible subordinated debentures, the unsecured 8.5% notes and unallocated proceeds from refinancings of certain prop-erties, net of interest capitalized on development projects or allocated to other segments, and corporate operating expenses consist primarily of general and administrative costs and distributions on the redeemable preferred securities, net of distributions allocated to other segments.

  Corporate interest costs were $18 million in 1996, $14 million in 1995 and $13.9 million in 1994. Of such amounts, $5.4 million, $3.7 million and $2.6 million were capitalized in 1996, 1995 and 1994, respectively, on funds invested in development projects. The increase in corporate interest costs in 1996 was attributable primarily to a higher level of credit line borrowings for development projects and for other corporate purposes. The higher level of interest capitalized in 1996 and 1995 reflects the higher level of corporate funds invested in projects under development.

GAIN (LOSS) ON DISPOSITIONS OF ASSETS AND OTHER PROVISIONS, NET: The loss on dispositions of assets and other provisions, net, for 1996 consisted primarily of provisions for losses totaling $25.9 million recognized on five retail centers the Company decided to sell. These losses were partially offset by the reversal of a portion of the provision recorded in 1995 for the litigation matter discussed in note 17 to the consolidated financial statements.

  The loss on dispositions of assets and other provisions, net, for 1995 consisted primarily of a provision for loss of $12.3 million on a litigation judgment involving a former tenant as discussed in note 17 to the consolidated financial statements and provisions for losses totaling $15.6 million recognized on retail centers the Company decided to sell. These losses were partially offset by a gain of $2.4 million on disposition of a retail center.

  The loss on dispositions of assets and other provisions, net, for 1994 consisted primarily of losses totaling $8 million incurred on dispositions of interests in two retail centers, a hotel and an office building and a provision for loss of $2.2 million on an industrial building. These losses were partially offset by a gain of $2.8 million on disposition of an interest in a retail center.

EXTRAORDINARY LOSSES, NET OF RELATED INCOME TAX BENEFITS: The extraordinary losses in 1996, 1995 and 1994 resulted from early extinguishments or required partial early redemptions of debt and aggregated $2.2 million, $13.3 million and $6.8 million, respectively, less deferred income tax benefits of $.8 million, $4.6 million and $2.4 million, respectively.

NET EARNINGS (LOSS): The Company had net earnings of $16.4 million in 1996, a net loss of $2.8 million in 1995 and net earnings of $2.2 million in 1994. The Company's operating income (after depreciation and amortization) was $59.5 million in 1996, $35.9 million in 1995 and $21.3 million in 1994. The improvements in operating income in 1996 and 1995 were due primarily to the factors described above. Net earnings (loss) for each year was affected by unusual and/or nonrecurring items. The most significant of these are the items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits. Net earnings
(loss) was also affected by income taxes. The Company's effective tax rate was 58.9% in 1996, 42.5% in 1995 and 50.5% in 1994. The effective rate is higher in 1996, primarily because a portion of the distributions payable to the former Hughes owners (or their successors) under the Contingent Stock Agreement is not deductible for income tax purposes.

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

  Depreciation and amortization are excluded from EBDT because, as shown in the current value basis balance sheets, the Company's portfolio of operating properties is worth substantially more than its undepreciated historical cost. Deferred income taxes are excluded from EBDT because payments of income taxes have not been significant and are not anticipated to become significant in the near term. Current Federal and state income taxes are included as reductions of EBDT. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from EBDT. EBDT is reconciled to net earnings (loss) in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 61.

  EBDT was $139.4 million in 1996, $108.4 million in 1995 and $94.7 million in 1994. The increase in EBDT in 1996 was due primarily to the acquisition of Hughes. The increase in EBDT in 1995 was due primarily to improved results from the operating properties business segment, particularly retail properties. The significant changes in revenues and expenses comprising EBDT by segment are described above.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Management believes that the current values of the Company's assets and liabilities are the most realistic indicators of the Company's financial strength and future profitability. Current values of the Company's interests in operating properties (including interests in unconsolidated real estate ventures) and land held for development and sale represent the present values of forecasted net operating cash flows from these properties--the Company's most significant assets. Since 1976, revaluation equity, the aggregate increment of current value over cost basis net book value of the Company's assets and liabilities, has increased at a compound annual rate of 14%. The majority of revaluation equity relates to larger, major market retail centers which continue to be a favored real estate investment. Revaluation equity increased $145 million or 10% to $1.64 billion at December 31, 1996. This increase was due primarily to the current values of properties, particularly land, obtained in the Hughes acquisition and a decrease in current value deferred income taxes. The decrease in current value deferred income taxes is principally due to the effects of implementing certain state income tax planning strategies which are expected to significantly reduce future state income tax payments. The increase in revaluation equity for 1996 was partially offset by decreases in current values of certain retail and other properties due to the effects of competitive factors in certain markets and continued consolidation in the retail industry. During 1996, investor yield requirements for all property types remained substantially unchanged from 1995.

  Cost basis shareholders' equity increased to $177.1 million at December 31, 1996 from $42.6 million at December 31, 1995. The increase was due primarily to the issuance of common stock in the Hughes acquisition and the Company's net earnings. These increases were partially offset by the payment of regular quarterly dividends on the common and Preferred stocks. In 1996, substantially all of the outstanding shares of Series A Preferred stock were converted into approximately 10.6 million shares of common stock. The conversion had no effect on shareholders' equity.

  The Company had cash and cash equivalents and investments in marketable securities totaling $47.4 million and $97.8 million at December 31, 1996 and 1995, respectively.

  Net cash provided by operating activities was $168.1 million, $107 million and $113.8 million in 1996, 1995 and 1994, respectively. The changes in cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results. The level of net cash provided by operating activities is also affected by the timing of receipt of revenues (including land sales proceeds) and the payment of operating and interest expenses and land development costs. In particular, net cash provided by operating activities for 1995 was reduced due to payment of certain pension obligations and other liabilities.

  In 1996 and 1995, over 80% of the Company's debt consisted of mortgages and bonds collateralized by operating properties. Scheduled principal payments on property debt were $39 million, $36.4 million and $46.8 million in 1996, 1995 and 1994, respectively. The decreases in 1996 and 1995 from the 1994 level were due primarily to early repayments of property debt.

 The annual maturities of debt for the next five years are as follows (in millions):

                                   Scheduled    Balloon
                                   Payments   Payments    Total
                                  ---------   --------   -------
               1997                  $ 49.6     $ 74.9    $124.5
               1998                    47.4       45.9      93.3
               1999                    46.5      161.2     207.7
               2000                    45.2      184.2     229.4
               2001                    51.5      120.1     171.6
                                  ---------   --------   -------
                                     $240.2     $586.3    $826.5
                                  =========   ========   =======

  The balloon payments for 1997 include $58.3 million related to two retail center mortgages due in the second quarter. The Company is in the process of obtaining securitized mortgage loans to refinance these loans and has received a commitment from a lender for an interim loan for up to six months pending completion of the securitized loans. The Company expects to repay the mortgages at their scheduled maturity date.

  The Company has historically relied primarily on fixed rate, nonrecourse loans from private institutional lenders to finance its operating properties and expects that it will continue to do so in the future. In recent years, however, the Company has made greater use of the public capital markets to meet its capital resource needs. Since 1993, the Company has completed public debt and equity offerings aggregating over $800 million (including the unused portion of the medium-term notes and the proceeds of the Series B Convertible Preferred stock issued in February 1997 described in note 18 to the consolidated financial statements), the proceeds of which have been or will be used primarily to repay or refinance corporate and property debt and to provide funds for other corporate purposes. These transactions were completed on terms which allowed the Company to reduce its overall cost of capital while restructuring its debt maturities and increasing its financial flexibility. The Company is continually evaluating sources of capital, and management believes there are satisfactory sources available for all requirements without necessitating property sales.

  Cash expenditures for properties in development and improvements to existing properties funded by debt were $124 million, $61.6 million and $78.6 million in 1996, 1995 and 1994, respectively. The increase in these expenditures in 1996 was due to increased project development activity, including approximately $38.5 million relating to the development of office and industrial properties acquired in the Hughes purchase. A substantial portion of the costs of properties in development is financed with construction or similar loans and/or borrowings on revolving lines of credit. Typically, long-term fixed rate debt financing is arranged concurrently with the construction financing or before completion of construction. Management also intends to finance certain future development costs with proceeds from the Series B Convertible Preferred stock issued in February 1997.

  Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties, credit line borrowings and a portion of the proceeds of the 8.5% unsecured notes.

  Cash expenditures for the acquisition of Hughes were $36.3 million in 1996 and were financed primarily by credit line borrowings. Cash expenditures for acquisitions of interests in properties were $18.1 million in 1996, $28.2 million in 1995 and $94.1 million in 1994. These costs were financed primarily by nonrecourse debt. The acquisitions in 1996 consisted of purchases of partners' interests in two retail centers, one of which was financed in part by the seller. The acquisitions in 1995 consisted of purchases of partners' interests in two retail centers, which were financed in whole or in part by the sellers, and purchase of a minority interest in a third retail center. The acquisitions in 1994 consisted primarily of the purchase of land underlying a retail center and the related equity interest of the former ground lessor.

  The Company has available sources of capital in addition to those discussed above. The Company's equity interests in its operating properties, investment land and land held for development and sale and land in development represent a source of funds either through sales or refinancings. The aggregate equity value of these interests at December 31, 1996, was approximately $2.84 billion. The Company also has lines of credit aggregating $248.1 million of which $184.1 million was available at December 31, 1996. These lines of credit can be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs, subject to specific use limitations and/or lender approvals in certain cases. In addition, the Company may issue additional medium-term notes of up to $29.7 million and additional common stock, Preferred stock and/or debt securities of up to $300 million.

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

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

This Annual Report to Shareholders of the Company includes forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following are among the factors that could cause actual results to differ materially from historical results or those anticipated: (1) real estate investment risks; (2) development risks; (3) liquidity of real estate investments; (4) dependence on rental income from real property; (5) effect of uninsured loss: (6) lack of geographical diversification; (7) possible environmental liabilities; (8) difficulties of compliance with Americans with Disabilities Act; (9) competition; and (10) changes in the economic climate.
For a more detailed discussion of these and other factors, see Exhibit 99.2 of the Company's Form 10-K for the fiscal year ended December 31, 1996.

                       The Rouse Company and Subsidiaries

             FIVE YEAR SUMMARY OF EARNINGS BEFORE DEPRECIATION AND DEFERRED TAXES FROM OPERATIONS AND NET EARNINGS (LOSS)


                                                                Year ended December 31,
                                                  ----------------------------------------------------
                                                    1996        1995       1994       1993       1992
                                                  --------    --------   --------   --------   --------
                                                                    (in thousands)
Revenues:
Operating properties:
 Retail centers:
   Minimum and percentage rents                   $256,880    $245,192   $238,222   $227,140   $210,909
   Other rents and other revenues                  251,535     246,488    248,253    236,458    217,571
 Office, mixed-use and other:
   Minimum and percentage rents                    106,246      80,319     82,347     81,415     76,302
   Other rents and other revenues                   75,908      64,647     64,225     62,617     60,335
                                                  --------    --------   --------   --------   --------
                                                   690,569     636,646    633,047    607,630    565,117
Land sales                                         137,853      33,403     35,232     35,313     29,137
Corporate interest income                            3,495       2,772      2,892      3,862      2,851
                                                  --------    --------   --------   --------   --------
                                                   831,917     672,821    671,171    646,805    597,105
                                                  --------    --------   --------   --------   --------
Operating expenses, exclusive of depreciation
  and amortization:
Operating properties:
 Retail centers                                    260,027     246,747    253,095    251,386    241,395
 Office, mixed-use and other                        89,524      70,096     74,368     76,148     69,589
                                                  --------    --------   --------   --------   --------
                                                   349,551     316,843    327,463    327,534    310,984
Land sales                                         107,787      17,827     19,877     19,387     16,330
Development                                          4,964       7,288      6,494      3,853      4,421
Corporate                                            9,752       8,920      8,309      6,184      5,927
                                                  --------    --------   --------   --------   --------
                                                   472,054     350,878    362,143    356,958    337,662
                                                  --------    --------   --------   --------   --------
Interest expense:
Operating properties:
 Retail centers                                    129,091     128,215    128,798    124,204    115,744
 Office, mixed-use and other                        76,659      69,034     67,892     65,601     69,199
                                                  --------    --------   --------   --------   --------
                                                   205,750     197,249    196,690    189,805    184,943
Land sales                                           1,658       5,071      5,028      4,093      2,959
Development                                            361         358        495        495        495
Corporate                                           12,612      10,285     11,370     16,413     18,412
                                                  --------    --------   --------   --------   --------
                                                   220,381     212,963    213,583    210,806    206,809
                                                  --------    --------   --------   --------   --------
Current income taxes-primarily state                   123         620        735        760        352
                                                  --------    --------   --------   --------   --------
                                                   692,558     564,461    576,461    568,524    544,823
                                                  --------    --------   --------   --------   --------
Earnings before depreciation and deferred
  taxes from operations                           $139,359    $108,360   $ 94,710   $ 78,281   $ 52,282
                                                  ========    ========   ========   ========   ========



                                                                   Year ended December 31,
                                                   -------------------------------------------------------
                                                     1996        1995        1994        1993       1992
                                                   --------    --------    --------    --------   --------
                                                                         (in thousands)
Earnings before depreciation and deferred taxes
from operations by segment:
Operating properties:
 Retail centers                                    $119,297    $116,135    $103,978    $ 87,248   $ 70,966
 Office, mixed-use other                             15,852       5,839       4,273       2,283     (2,127)
                                                   --------    --------    --------    --------   --------
                                                    135,149     121,974     108,251      89,531     68,839
Land sales                                           28,404      10,502      10,330      11,833      9,847
Development                                          (5,325)     (7,646)     (6,989)     (4,348)    (4,916)
Corporate                                           (18,869)    (16,470)    (16,882)    (18,735)   (21,488)
                                                   --------    --------    --------    --------   --------
Earnings before depreciation and
  deferred taxes from operations                   $139,359    $108,360    $ 94,710    $ 78,281   $ 52,282
                                                   ========    ========    ========    ========   ========
Reconciliation to net earnings (loss):
Earnings before depreciation and deferred
  taxes from operations                            $139,359    $108,360    $ 94,710    $ 78,281   $ 52,282
Depreciation and amortization                       (79,990)    (73,062)    (74,186)    (70,200)   (68,163)
Deferred income taxes applicable to operations      (25,596)     (3,699)     (5,995)     (3,603)     5,286
Gain(loss) on dispositions of assets and
  other provisions, net                             (15,887)    (25,749)     (7,923)     (5,769)    (5,254)
Extraordinary losses, net of related income
  tax benefits                                       (1,453)     (8,631)     (4,447)     (8,051)      (348)
                                                   --------    --------    --------    --------   --------
Net earnings (loss)                                $ 16,433    $( 2,781)   $  2,159    $ (9,342)  $(16,197)
                                                   ========    ========    ========    ========   ========

Note: Earnings before depreciation and deferred taxes (EBDT) is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Earnings Before Depreciation and Deferred Taxes" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 56 for a full discussion of EBDT.

                         PROJECTS OF THE ROUSE COMPANY




RETAIL CENTERS IN OPERATION
                                               DATE OF OPENING                                               RETAIL SQUARE FOOTAGE
CONSOLIDATED CENTERS                            OR ACQUISITION    DEPARTMENT STORES                        TOTAL CENTER    MALL ONLY
-----------------------------------------------------------------------------------------------------------------------------------
Almeda Mall, Houston, TX (a)                              10/68   Foley's; JCPenney                             802,000      294,000
------------------------------------------------------------------------------------------------------------------------------------
Augusta Mall, Augusta, GA (a)                              8/78   Rich's; R.H. Macy; JCPenney; Sears            902,000      313,000
------------------------------------------------------------------------------------------------------------------------------------
Bayside Marketplace, Miami, FL (b)                         4/87   --                                            223,000      223,000
------------------------------------------------------------------------------------------------------------------------------------
Beachwood Place, Cleveland, OH (a)                         8/78   Saks Fifth Avenue; Dillard's                  453,000      228,000
------------------------------------------------------------------------------------------------------------------------------------
Cherry Hill Mall, Cherry Hill, NJ (a)                     10/61   Strawbridge & Clothier, R.H. Macy; JCPenney 1,285,000      544,000
------------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia, Columbia, MD (a)                     8/71   Hecht's; Sears; JCPenney                      876,000      421,000
------------------------------------------------------------------------------------------------------------------------------------
Eastfield Mall, Springfield, MA (a)                        4/68   Sears; Filene's; JCPenney                     674,000      217,000
------------------------------------------------------------------------------------------------------------------------------------
Echelon Mall, Voorhees, NJ (a)                             9/70   Strawbridge & Clothier; JCPenney; Boscov's  1,065,000      481,000
------------------------------------------------------------------------------------------------------------------------------------
Exton Square, Exton, PA (a)                                3/73   Strawbridge & Clothier                        443,000      253,000
------------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace, Boston, MA (a)                   8/76   --                                            215,000      215,000
------------------------------------------------------------------------------------------------------------------------------------
Fashion Show Mall, Las Vegas, NV (b)                       6/96   R.H. Macy; Dillard's; Saks Fifth Avenue;      840,000      308,000
                                                                  Neiman Marcus; Robinson's-May
------------------------------------------------------------------------------------------------------------------------------------
Franklin Park, Toledo, OH (b)                              7/71   Hudson's; JCPenney; Jacobson's; Lion        1,082,000      313,000
------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Market East, Philadelphia, PA(a)(c)         8/77   Strawbridge & Clothier; Clover              1,320,000      360,000
------------------------------------------------------------------------------------------------------------------------------------
Governor's Square, Tallahassee, FL (b)                     8/79   Burdine's; Sears; JCPenney; Dillard's       1,031,000      340,000
------------------------------------------------------------------------------------------------------------------------------------
The Grand Avenue, Milwaukee, WI (a)                        8/82   Marshall Field; The Boston Store              842,000      242,000
------------------------------------------------------------------------------------------------------------------------------------
Greengate Mall, Greensburg, PA (a)                         8/65   Lazarus; Montgomery Ward                      612,000      233,000
------------------------------------------------------------------------------------------------------------------------------------
Harborplace, Baltimore, MD (a)                             7/80   --                                            136,000      136,000
------------------------------------------------------------------------------------------------------------------------------------
Harundale Mall, Glen Burnie, MD (b)                       10/58   Value City                                    309,000      232,000
------------------------------------------------------------------------------------------------------------------------------------
Highland Mall, Austin, TX (b)                              8/71   Dillard's; JCPenney; Foley's                1,099,000      367,000
------------------------------------------------------------------------------------------------------------------------------------
Hulen Mall, Ft. Worth, TX (a)                              8/77   Foley's; Montgomery Ward; Dillard's           924,000      327,000
------------------------------------------------------------------------------------------------------------------------------------
The Jacksonville Landing, Jacksonville, FL (a)             6/87   --                                            128,000      128,000
------------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews, St. Matthews, KY (a)                    3/62   JCPenney; Bacon's; Dillard's                1,092,000      353,000
------------------------------------------------------------------------------------------------------------------------------------
Midtown Square, Charlotte, NC (a)                         10/59   Burlington Coat Factory                       235,000      190,000
------------------------------------------------------------------------------------------------------------------------------------
Mondawmin (a)/Metro Plaza(b), Baltimore, MD          1/78;12/82   --                                            496,000      496,000
------------------------------------------------------------------------------------------------------------------------------------
The Shops at National Place, Washington, D.C. (a)(c)       5/84   --                                            125,000      125,000
------------------------------------------------------------------------------------------------------------------------------------
North Star, San Antonio, TX (b)                            9/60   Dillard's; Foley's; Saks Fifth Avenue;      1,288,000      487,000
                                                                  Marshall Field; Mervyn's
------------------------------------------------------------------------------------------------------------------------------------
Northwest Mall, Houston, TX (a)                           10/68   Foley's; JCPenney                             800,000      292,000
------------------------------------------------------------------------------------------------------------------------------------
Oakwood Center, Gretna, LA (a)                            10/82   Sears; Dillard's; Mervyn's; Maison Blanche    960,000      362,000
------------------------------------------------------------------------------------------------------------------------------------
Owings Mills, Baltimore County, MD (a)                     7/86   R.H. Macy; Hecht's                            809,000      325,000
------------------------------------------------------------------------------------------------------------------------------------
Paramus Park, Paramus, NJ (a)                              3/74   R.H. Macy; Sears                              755,000      279,000
------------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall, Atlanta, GA (b)                            8/71   Rich's; JCPenney; R.H. Macy                 1,224,000      444,000
------------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting, Plymouth Meeting, PA (a)                 2/66   Strawbridge & Clothier; Boscov's              784,000      415,000
------------------------------------------------------------------------------------------------------------------------------------
Riverwalk, New Orleans, LA (a)                             8/86   --                                            179,000      179,000
------------------------------------------------------------------------------------------------------------------------------------
St. Louis Union Station, St. Louis, MO (a)                 8/85   --                                            172,000      172,000
------------------------------------------------------------------------------------------------------------------------------------
Salem Mall, Dayton, OH (a)                                10/66   Lazarus; Sears; JCPenney                      817,000      312,000
------------------------------------------------------------------------------------------------------------------------------------


RETAIL CENTERS IN OPERATION

------------------------------------------------------------------------------------------------------------------------------------
                                            DATE OF OPENING                                                    RETAIL SQUARE FOOTAGE
CONSOLIDATED CENTERS                         OR ACQUISITION       DEPARTMENT STORES                         TOTAL CENTER   MALL ONLY
------------------------------------------------------------------------------------------------------------------------------------
Santa Monica Place, Santa Monica, CA (a)              10/80       The Broadway; Robinson's-May                   570,000     287,000
------------------------------------------------------------------------------------------------------------------------------------
South Street Seaport, New York, NY (a)                 7/83       --                                             257,000     257,000
------------------------------------------------------------------------------------------------------------------------------------
Tampa Bay Center, Tampa, FL (b)                        8/76       Burdine's; Sears; Montgomery Ward              883,000     325,000
------------------------------------------------------------------------------------------------------------------------------------
White Marsh, Baltimore County, MD (a)                  8/81       R.H. Macy; JCPenney; Hecht's; Sears          1,178,000     359,000
------------------------------------------------------------------------------------------------------------------------------------
Willowbrook, Wayne, NJ (b)                             9/69       R.H. Macy; Stern's; Sears                    1,499,000     485,000
------------------------------------------------------------------------------------------------------------------------------------
Woodbridge Center, Woodbridge, NJ (a)                  3/71       JCPenney; Stern's; Fortunoff; Sears; Lord    1,544,000     560,000
                                                                  and Taylor
------------------------------------------------------------------------------------------------------------------------------------
Community Centers in Columbia, MD (9) and
Summerlin, NV (1) (a) (b)                           Various       --                                             904,000     904,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Total Consolidated Centers*                 31,832,000  13,783,000
------------------------------------------------------------------------------------------------------------------------------------
NONCONSOLIDATED/MANAGED CENTERS
------------------------------------------------------------------------------------------------------------------------------------
Burlington Center, Burlington, NJ (d)                  8/82       Strawbridge & Clothier; Sears; JC Penney       669,000     246,000
------------------------------------------------------------------------------------------------------------------------------------
The Citadel, Colorado Springs, CO (d)                  8/80       Mervyn's; JCPenny; Foley's; Dillard's        1,128,000     460,000
------------------------------------------------------------------------------------------------------------------------------------
College Square, Cedar Falls, IA (d)                    8/80       Von Maur; Younkers; Wal-Mart                   560,000     313,000
------------------------------------------------------------------------------------------------------------------------------------
Collin Creek Mall, Plano, TX (d)                       9/95        Dillard's; Foley's; Sears; JCPenney;
                                                                   Mervyn's                                    1,123,000     333,000
------------------------------------------------------------------------------------------------------------------------------------
Marshall Town Center, Marshalltown, IA (d)             8/80        JCPenney; Younkers; Menard's; Stage           340,000     141,000
------------------------------------------------------------------------------------------------------------------------------------
Muscatine Mall, Muscatine, IA (d)                      8/80        JCPenney; Wal-Mart                            347,000     178,000
------------------------------------------------------------------------------------------------------------------------------------
North Grand, Ames, IA (d)                              8/80        JCPenney; Sears; Younkers                     350,000     157,000
------------------------------------------------------------------------------------------------------------------------------------
Northwest Arkansas Mall, Fayetteville, AR (d)          8/80        JCPenney; Sears; Dillard's                    814,000     242,000
------------------------------------------------------------------------------------------------------------------------------------
Randhurst, Mt. Prospect, IL (d)                        7/81        Carson, Pirie, Scott; JCPenney; Montgomery  1,324,000     591,000
                                                                   Ward; Kohls
------------------------------------------------------------------------------------------------------------------------------------
Ridgedale Center, Minnetonka, MN (d)                   1/89        Dayton's; JCPenney; Sears                   1,039,000     334,000
------------------------------------------------------------------------------------------------------------------------------------
Salem Centre, Salem, OR (d)                            6/90        Meier & Frank; JCPenney; Mervyn's; Nordstrom  649,000     211,000
------------------------------------------------------------------------------------------------------------------------------------
Sherway Gardens, Toronto, ONT (c)                     12/78        Eaton's; The Bay                              968,000     524,000
------------------------------------------------------------------------------------------------------------------------------------
Southland, Taylor, MI (d)                              1/89        Hudson's; Mervyn's; JCPenney                  903,000     320,000
------------------------------------------------------------------------------------------------------------------------------------
Staten Island Mall, Staten Island, NY (d)             11/80        Sears; R.H. Macy; JCPenney                  1,224,000     618,000
------------------------------------------------------------------------------------------------------------------------------------
Town and Country Center, Miami, FL (c)                 2/88        Sears; Marshalls; Mervyn's                    645,000     467,000
------------------------------------------------------------------------------------------------------------------------------------
Westland Mall, West Burlington, IA (d)                 8/80        JCPenney; Younkers                            344,000     175,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Total Nonconsolidated/Managed Centers      12,427,000   5,310,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Total Retail Centers in Operation*         44,259,000  19,093,000
------------------------------------------------------------------------------------------------------------------------------------

* Not including 1,301,000 square feet and 636,000 square feet, respectively, of Total Center and Mall Only space in five mixed-use properties listed on the following page.

OFFICE, MIXED-USE AND OTHER PROPERTIES IN OPERATION
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED MIXED-USE PROPERTIES                                       LOCATION                                         SQUARE FEET
------------------------------------------------------------------------------------------------------------------------------------
Arizona Center (a)                                                      Phoenix, AZ
 The Shops at Arizona Center                                                                                                 151,000
 One Arizona Center Office Tower                                                                                             330,000
 Two Arizona Center Office Tower                                                                                             449,000
------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace (a)                                          Baltimore, MD
 The Gallery at Harborplace                                                                                                  139,000
 Office Tower                                                                                                                265,000
 Renaissance Hotel                                                                                                         622 rooms
------------------------------------------------------------------------------------------------------------------------------------
Pioneer Place (a)                                                       Portland, OR
 Saks Fifth Avenue                                                                                                            60,000
 Retail Pavillion                                                                                                            160,000
 Office Tower                                                                                                                283,000
------------------------------------------------------------------------------------------------------------------------------------
Village of Cross Keys (a)                                               Baltimore, MD
 Village Shops                                                                                                                68,000
 Village Square Offices                                                                                                       79,000
 Quadrangle Offices                                                                                                          110,000
 Cross Keys Inn                                                                                                            148 rooms
------------------------------------------------------------------------------------------------------------------------------------
Westlake Center (a)                                                     Seattle, WA
 Nordstrom and Bon Marche                                                                                                    605,000
 Retail Pavillion                                                                                                            118,000
 Office Tower                                                                                                                342,000
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OFFICE AND OTHER PROPERTIES
------------------------------------------------------------------------------------------------------------------------------------
Columbia Office and Industrial (14 buildings) (a)                       Columbia, MD                                       2,432,000
------------------------------------------------------------------------------------------------------------------------------------
Columbia Inn (a)                                                        Columbia, MD                                       289 rooms
------------------------------------------------------------------------------------------------------------------------------------
Hughes Center (10 buildings) (a)                                        Las Vegas, NV                                        774,000
------------------------------------------------------------------------------------------------------------------------------------
Hughes Airport Center (27 buildings) (a)                                Las Vegas, NV                                      1,453,000
------------------------------------------------------------------------------------------------------------------------------------
Hughes Cheyenne Center (2 buildings) (a)                                Las Vegas, NV                                        267,000
------------------------------------------------------------------------------------------------------------------------------------
Summerlin Commercial (9 buildings) (a)                                  Summerlin, NV                                        432,000
------------------------------------------------------------------------------------------------------------------------------------
Howard Hughes Center (2 buildings) (a)                                  Los Angeles, CA                                      141,000
------------------------------------------------------------------------------------------------------------------------------------
Lucky's Center (3 buildings) (a)                                        Los Angeles, CA                                      142,000
------------------------------------------------------------------------------------------------------------------------------------
Owings Mills Town Center (4 buildings) (b)                              Baltimore County, MD                                 728,000
------------------------------------------------------------------------------------------------------------------------------------
Other Office Projects (4 buildings) (a)                                 Various                                              284,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Total Consolidated Office, Mixed-Use and
                                                                        Other Properties**                                 9,812,000
------------------------------------------------------------------------------------------------------------------------------------
NONCONSOLIDATED/MANAGED OFFICE, MIXED-USE AND
OTHER PROPERTIES
------------------------------------------------------------------------------------------------------------------------------------
Properties owned by Rouse-Teachers Properties, Inc. (d)                 Baltimore-Washington Corridor                      4,608,000
(29 buildings)
------------------------------------------------------------------------------------------------------------------------------------
300 East Lombard (d)                                                    Baltimore, MD                                        233,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Total Nonconsolidated/Managed Office, Mixed-Use
                                                                        and Other Properties                               4,841,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Total Office, Mixed-Use and Other
                                                                        Properties in Operation**                         14,653,000
------------------------------------------------------------------------------------------------------------------------------------
** Including 1,301,000 square feet of department store and retail space in the mixed-use properties.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
RETAIL CENTERS UNDER CONSTRUCTION                                                                      RETAIL SQUARE FOOTAGE
OR IN DEVELOPMENT                                      DEPARTMENT STORES                             TOTAL CENTER    MALL ONLY
------------------------------------------------------------------------------------------------------------------------------
The Marketplace at Oviedo Crossing, Orlando, FL        Dillard's, Gayfer's                                700,000      300,000
------------------------------------------------------------------------------------------------------------------------------
Beachwood Place Expansion, Cleveland, OH               Nordstrom                                          462,000      120,000
------------------------------------------------------------------------------------------------------------------------------
Northwest Arkansas Mall Expansion, Fayetteville, AR    --                                                  35,000       35,000
------------------------------------------------------------------------------------------------------------------------------
Oakwood Center Expansion, Gretna, LA                   JCPenney                                           125,000           --
------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting Expansion, Plymouth Meeting, PA       --                                                  48,000       48,000
------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall Expansion, Atlanta, GA                  Nordstrom                                          240,000       15,000
------------------------------------------------------------------------------------------------------------------------------
The Mall In Columbia Expansion, Columbia, MD           Nordstrom                                          220,000       50,000
------------------------------------------------------------------------------------------------------------------------------
Augusta Mall Expansion, August, GA                     J.B. White                                         160,000           --
------------------------------------------------------------------------------------------------------------------------------
Echelon Mall Expansion, Vorhees, NJ                    Sears                                              140,000           --
------------------------------------------------------------------------------------------------------------------------------
Exton Square Expansion, Exton, PA                      Boscov's, JCPenny, Sears                           555,000      110,000
------------------------------------------------------------------------------------------------------------------------------
Owings Mills Expansion, Baltimore County, MD           Sears                                              120,000           --
------------------------------------------------------------------------------------------------------------------------------
River Hill Village Center, Columbia, MD                --                                                  94,000       94,000
------------------------------------------------------------------------------------------------------------------------------
The Village Center at The Trails, Summerlin, NV        --                                                 175,000      175,000
------------------------------------------------------------------------------------------------------------------------------
Fairwood Village Center, Fairwood, MD                  --                                                  80,000       80,000
------------------------------------------------------------------------------------------------------------------------------
                                                       Total Retail Centers Under Construction or
                                                       in Development                                   3,154,000    1,027,000
------------------------------------------------------------------------------------------------------------------------------
OFFICE, MIXED-USE AND OTHER PROPERTIES UNDER
CONSTRUCTION OR IN DEVELOPMENT                         TYPE OF SPACE                                               SQUARE FEET
------------------------------------------------------------------------------------------------------------------------------
Pioneer Place Expansion, Portland, OR                  Retail                                                          150,000
------------------------------------------------------------------------------------------------------------------------------
Hughes Center (2 buildings), Las Vegas, NV             Office                                                           99,000
------------------------------------------------------------------------------------------------------------------------------
Hughes Airport Center (3 buildings), Las Vegas, NV     Industrial                                                      149,000
------------------------------------------------------------------------------------------------------------------------------
Hughes Cheyenne Center (1 building), Las Vegas, NV     Industrial                                                      110,000
------------------------------------------------------------------------------------------------------------------------------
Summerlin Commercial (2 buildings), Summerlin, NV      Office                                                          179,000
------------------------------------------------------------------------------------------------------------------------------
                                                       Total Office, Mixed-Use and Other Properties
                                                       Under Construction or in Development                            687,000
------------------------------------------------------------------------------------------------------------------------------

Notes:
(a) Projects are wholly-owned by subsidiaries of the Company.

(b) Projects are owned by joint ventures or partnerships and are managed by subsidiaries of the Company for a fee. The Company's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook in which the Company has 37 1/2% interests).

(c) Projects are managed by subsidiaries of the Company for a fee plus a share of cash flow.

(d) Projects are owned by partnerships or wholly-owned (Burlington Center, Randhurst and Staten Island) by subsidiaries of the Company and are managed by subsidiaries of the Company for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. The Company's ownership interest in the partnerships is less than 20%, except for Collin Creek Mall in which the Company has a 30% interest.