Form 10-K, Exhibit 13
period 1997-12-31
ROUSE COMPANY
filed 1998-03-27
CIK 85388

Exhibit 13.  Annual report to security holders

The annual report to shareholders has not been completed as of this filing and will be filed with the Securities and Exchange Commission in its entirety on or before April 3, 1998.

The financial section of the annual report, which is incorporated by reference, is final and is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 1997.

                          INDEPENDENT AUDITORS' REPORT


--------------------------------------------------------------------------------
KPMG Peat Marwick LLP
Certified Public Accountants
111 South Calvert Street
Baltimore, Maryland 21202



The Board of Directors and Shareholders
The Rouse Company:

We have audited the accompanying consolidated balance sheets of The Rouse Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of The Rouse Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                   /s/ KPMG Peat Marwick LLP


February 24, 1998

                       The Rouse Company and Subsidiaries
                          CONSOLIDATED BALANCE SHEETS
                   December 31, 1997 and 1996 (in thousands)

--------------------------------------------------------------------------------

                                                             1997        1996
                                                          ---------   ---------
Assets
Property (notes 3, 4, 8, 16 and 17):
 Operating properties:
  Property and deferred costs of projects...............  $3,079,962  $3,198,343

  Less accumulated depreciation and amortization........     515,229     552,201
                                                          ----------  ----------
                                                           2,564,733   2,646,142

 Properties in development..............................     232,349     176,060
 Properties held for sale...............................      20,052      73,080
 Investment land and land held for development and sale.         ---     244,117
                                                          ----------  ----------

  Total property........................................   2,817,134   3,139,399
                                                          ----------  ----------

Investments in and advances to unconsolidated real
 estate ventures (note 3)...............................     338,692     100,181
Prepaid expenses, receivables under finance leases and
 other assets (note 16).................................     228,956     264,141
Accounts and notes receivable (note 5)..................     114,300      92,369
Investments in marketable securities....................       3,586       3,596
Cash and cash equivalents...............................      87,100      43,766
                                                          ----------  ----------

 Total..................................................  $3,589,768  $3,643,452
                                                          ==========  ==========

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

                                                          1997         1996
                                                       ----------   ----------
Liabilities
Debt (note 8):
 Property debt not carrying a Parent Company
  guarantee of repayment............................   $2,085,456   $2,290,406
 Parent Company debt and debt carrying a Parent
  Company guarantee of repayment:
  Property debt.....................................      158,093      179,540
  Convertible subordinated debentures...............      130,000      130,000
  Other debt........................................      256,000      235,300
                                                       ----------   ----------
                                                          544,093      544,840
                                                       ----------   ----------
  Total debt........................................    2,629,549    2,835,246
                                                       ----------   ----------
Obligations under capital leases (note 16)..........       54,591       60,201
Accounts payable, accrued expenses and other
 liabilities........................................      300,113      298,562
Deferred income taxes (note 11).....................        2,500      134,794

Company-obligated mandatorily redeemable preferred
 securities of a trust holding solely Parent Company
 subordinated debt securities (note 9)..............      137,500      137,500

Commitments and contingencies (notes 16 and 17)

Shareholders' equity (notes 13, 14 and 15)

Series B Convertible Preferred stock with a
 liquidation preference of $202,500.................           41          ---

Common stock of 1c par value per share;
 250,000,000 shares authorized; issued 66,910,901
 shares in 1997 and 66,742,871 shares in 1996.......          669          667

Additional paid-in capital..........................      686,976      488,849

Accumulated deficit.................................     (222,171)    (312,367)
                                                       ----------   ----------
 Total shareholders' equity                               465,515      177,149
                                                       ----------   ----------

 Total..............................................   $3,589,768   $3,643,452
                                                       ==========   ==========

                       The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 1997, 1996 and 1995 (in thousands, except per share data)

--------------------------------------------------------------------------------


                                                                                      1997           1996             1995
                                                                                    --------       --------         --------
Revenues.........................................................................   $930,094       $831,917         $672,821
Operating expenses, exclusive of provision for bad debts,
  depreciation and amortization..................................................    532,240        468,366          347,560
Interest expense (note 8)........................................................    207,490        220,381          212,963
Provision for bad debts..........................................................      5,766          3,688            3,318
Depreciation and amortization (note 4)...........................................     86,009         79,990           73,062
Gain (loss) on dispositions of assets and other provisions, net (note 12)........    (24,763)       (15,887)         (25,749)
                                                                                    --------       --------         --------

  Earnings before income taxes, extraordinary losses and
    cumulative effect of change in accounting principle..........................     73,826         43,605           10,169
                                                                                    --------       --------         --------

Income taxes (note 11):
  Current........................................................................      8,137            123              620
  Deferred--primarily Federal....................................................   (124,203)        25,596            3,699
                                                                                    --------       --------         --------
                                                                                    (116,066)        25,719            4,319
                                                                                    --------       --------         --------

  Earnings before extraordinary losses and cumulative effect
    of change in accounting principle............................................    189,892         17,886            5,850

Extraordinary losses, net (note 8)...............................................     21,342          1,453            8,631
Cumulative effect at October 1, 1997 of change in accounting
  for business process reengineering costs, net (note 1).........................      1,214             --               --
                                                                                    --------       --------         --------
  Net earnings (loss)............................................................   $167,336       $ 16,433         $ (2,781)
                                                                                    ========       ========         ========

  Net earnings (loss) applicable to common shareholders..........................   $157,023       $  5,900         $(17,422)
                                                                                    ========       ========         ========
  Earnings (loss) per share of common stock (note 15):
    Basic:
      Earnings (loss) before extraordinary losses................................   $   2.70       $    .13         $   (.19)
      Extraordinary losses.......................................................       (.32)          (.03)            (.18)
      Cumulative effect of change in accounting principle........................       (.02)            --               --
                                                                                    --------       --------         --------
        Total....................................................................   $   2.36       $    .10         $   (.37)
                                                                                    ========       ========         ========
    Diluted:
      Earnings (loss) before extraordinary losses................................   $   2.59       $    .12         $   (.19)
      Extraordinary losses.......................................................       (.28)          (.03)            (.18)
      Cumulative effect of change in accounting principle........................       (.02)            --               --
                                                                                    --------       --------         --------
        Total....................................................................   $   2.29       $    .09         $   (.37)
                                                                                    ========       ========         ========



The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY Years ended December 31, 1997, 1996 and 1995 (in thousands)

--------------------------------------------------------------------------------


                                                     Series A   Series B            Additional
                                                    Preferred   Preferred  Common     paid-in    Accumulated
                                                      stock       stock     stock     capital      deficit
                                                    ---------   ---------  ------   ----------   -----------
Balance at December 31, 1994......................    $ 45        $--      $476      $306,674     $(212,169)

Net loss..........................................      --         --        --            --        (2,781)
Dividends declared:
   Common stock -- $ .80 per share................      --         --        --            --       (38,292)
   Preferred stock -- $3.25 per share.............      --         --        --            --       (14,641)
Proceeds from exercise of stock options, net......      --         --         3         2,139            --
Amortization of restricted common stock awards....      --         --        --         1,130            --
                                                      ----        ---      ----      --------     ---------

Balance at December 31, 1995......................      45         --       479       309,943      (267,883)

Net earnings......................................      --         --        --            --        16,433
Dividends declared:
   Common stock -- $ .88 per share................      --         --        --            --       (50,384)
   Preferred stock -- $2.44 per share.............      --         --        --            --       (10,533)
Conversion of Series A Preferred stock (note 13)..     (45)        --       106           (61)           --
Purchases of common stock.........................      --         --        (2)       (7,005)           --
Common stock issued in acquisition of
   The Hughes Corporation (note 2)................      --         --        78       178,008            --
Common stock issued pursuant to Contingent
   Stock Agreement (note 14)......................      --         --         2         5,023            --
Proceeds from exercise of stock options, net......      --         --         4         1,038            --
Amortization of restricted common stock awards....      --         --        --         1,903            --
                                                      ----        ---      ----      --------     ---------

Balance at December 31, 1996......................      --         --       667       488,849      (312,367)

Net earnings......................................      --         --        --            --       167,336
Dividends declared:
   Common stock -- $1.00 per share................      --         --        --            --       (66,827)
   Preferred stock -- $2.65 per share.............      --         --        --            --       (10,313)
Issuance of Series B Preferred stock (note 13)....      --         41        --       196,787            --
Purchases of common stock.........................      --         --        (8)      (26,357)           --
Common stock issued pursuant to Contingent
   Stock Agreement (note 14)......................      --         --         8        23,305            --
Proceeds from exercise of stock options, net......      --         --         2         2,077            --
Amortization of restricted common stock awards....      --         --        --         2,315            --
                                                      ----        ---      ----      --------     ---------

Balance at December 31, 1997......................    $ --        $41      $669      $686,976     $(222,171)
                                                      ====        ===      ====      ========     =========



The accompanying notes are an integral part of these statements.

                       The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          Years ended December 31, 1997, 1996 and 1995 (in thousands)

--------------------------------------------------------------------------------

                                                                               1997          1996          1995
                                                                            ---------     ---------     ---------
Cash flows from operating activities
Rents and other revenues received.......................................    $ 714,784     $ 685,990     $ 625,373
Proceeds from land sales................................................      159,932       122,245        33,233
Interest received.......................................................       11,877        11,939        10,323
Land development expenditures...........................................      (97,868)      (54,343)      (16,874)
Operating expenditures..................................................     (395,528)     (381,061)     (327,163)
Interest paid...........................................................     (207,681)     (216,644)     (217,891)
                                                                            ---------     ---------     ---------
   Net cash provided by operating activities............................      185,516       168,126       107,001
                                                                            ---------     ---------     ---------
Cash flows from investing activities
Expenditures for properties in development and
   improvements to existing properties funded by debt...................     (283,401)     (123,985)      (61,591)
Expenditures for acquisition of The Hughes
   Corporation, net of acquired cash....................................           --       (36,331)           --
Expenditures for property acquisitions..................................      (79,420)      (18,152)      (28,206)
Expenditures for improvements to existing properties
   funded by cash provided by operating activities:
      Tenant leasing and remerchandising................................       (5,964)       (8,095)       (8,344)
      Building and equipment............................................      (15,933)      (12,691)       (4,688)
Proceeds from sales of operating properties.............................       81,281        26,345            --
Purchases of marketable securities......................................      (15,378)       (8,903)       (5,411)
Proceeds from redemptions or sales of marketable securities.............       15,388         8,217        32,650
Other...................................................................      (19,052)       (9,400)       10,595
                                                                            ---------     ---------     ---------
   Net cash used by investing activities................................     (322,479)     (182,995)      (64,995)
                                                                            ---------     ---------     ---------
Cash flows from financing activities
Proceeds from issuance of property debt.................................      693,525       291,373       288,851
Repayments of property debt:
   Scheduled principal payments.........................................      (46,282)      (39,048)      (36,446)
   Other payments.......................................................     (572,139)     (251,807)     (413,438)
Proceeds from issuance of other debt....................................      121,868       141,337       124,831
Repayments of other debt................................................     (111,520)     (109,685)      (42,440)
Proceeds from issuance of Company-obligated
   mandatorily redeemable preferred securities..........................           --            --       132,951
Proceeds from issuance of Series B Preferred stock......................      196,828            --            --
Purchases of common stock...............................................      (26,365)       (7,007)           --
Dividends paid..........................................................      (77,140)      (60,917)      (52,933)
Other...................................................................        1,522          (533)        2,142
                                                                            ---------     ---------     ---------

      Net cash provided (used) by financing activities..................      180,297       (36,287)        3,518
                                                                            ---------     ---------     ---------

Net increase (decrease) in cash and cash equivalents....................       43,334       (51,156)       45,524
Cash and cash equivalents at beginning of year..........................       43,766        94,922        49,398
                                                                            ---------     ---------     ---------

Cash and cash equivalents at end of year................................    $  87,100     $  43,766     $  94,922
                                                                            =========     =========     =========

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

Reconciliation of Net Earnings (Loss) to Net Cash
  Provided by Operating Activities

                                                                                             1997          1996         1995
                                                                                           --------      --------     ---------

Net earnings (loss)..................................................................      $167,336      $ 16,433     $ (2,781)
Adjustments to reconcile net earnings (loss) to net cash
  provided by operating activities:
  Depreciation and amortization......................................................        86,009        79,990       73,062
  (Gain) loss on dispositions of assets and other provisions, net....................        24,763        15,887       25,749
  Extraordinary losses, net..........................................................        21,342         1,453        8,631
  Cumulative effect of change in accounting principle, net...........................         1,214            --           --
  Additions to preconstruction reserve...............................................         2,800         2,700        3,800
  Provision for bad debts............................................................         5,766         3,688        3,318
  Decrease (increase) in:
    Accounts and notes receivable....................................................       (70,045)      (26,862)      (3,836)
    Other assets.....................................................................        (2,312)       (5,694)       1,357
  Increase (decrease) in accounts payable, accrued expenses
    and other liabilities............................................................        84,615        54,729      (10,690)
  Deferred income taxes..............................................................      (124,203)       25,596        3,699
  Other, net.........................................................................       (11,769)          206        4,692
                                                                                           --------      --------      --------

Net cash provided by operating activities............................................      $185,516      $168,126      $107,001
                                                                                           ========      ========      ========

--------------------------------------------------------------------------------

Schedule of Noncash Investing and Financing Activities

                                                                                             1997          1996         1995
                                                                                           --------      --------     ---------

Mortgage and other debt of subsidiaries in
  which a majority voting interest was sold
  to an affiliate (note 3)...........................................................      $280,595      $     --      $     --
Property of subsidiaries in which a majority voting
  interest was sold to an affiliate (note 3).........................................       549,171            --            --
Debt and other liabilities assumed in acquisition of
  The Hughes Corporation, net (note 2)...............................................            --       334,155            --
Common stock issued in acquisition of The Hughes
  Corporation (note 2)...............................................................            --       178,086            --
Common stock issued pursuant to Contingent Stock
  Agreement (note 14)................................................................        23,313         5,025            --
Debt assumed by purchasers of land...................................................        21,928        16,991            --
Notes received from sales of operating properties....................................            --         8,440            --
Value of noncash consideration given in
  acquisitions of interests in properties............................................         5,323        13,520        79,811
Mortgage and other debt assumed in acquisitions of
  interests in properties............................................................            --        21,090         6,175
Mortgage debt extinguished on dispositions
  of interests in properties.........................................................            --            --        20,779
Capital lease obligations incurred...................................................         1,101         3,789         1,837
                                                                                           ========      ========      ========

                       The Rouse Company and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------

(1) Summary of significant accounting policies

(a) Description of business

Through its subsidiaries and affiliates, the Company acquires, develops and/or manages income-producing properties located throughout the United States and develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland and Summerlin, Nevada. The income-producing properties consist of retail centers, office and industrial buildings and mixed-use and other properties. The retail centers are primarily regional shopping centers in suburban market areas, but also include specialty marketplaces in certain downtown areas and several village centers, primarily in Columbia. The office and industrial properties are located primarily in the Columbia, Baltimore and Las Vegas market areas or are components of large-scale mixed-use properties (which include retail, parking and other uses) located in other urban markets. Land development and sales operations are predominantly related to large-scale, long-term community development projects.

     The proportionate revenues of the Company's lines of business are summarized as follows:

                                                         1997    1996    1995
                                                         ----    ----    ----
Retail centers.........................................   54%     61%     73%
Office, mixed-use and other properties.................   24      22      22
Land sales.............................................   22      17       5
                                                         ---     ---     ---
     Total                                               100%    100%    100%
                                                         ===     ===     ===

(b) Basis of presentation

The consolidated financial statements include the accounts of The Rouse Company, all subsidiaries and partnerships in which it has a majority voting interest and control and the Company's proportionate share of the assets, liabilities, revenues and expenses of unincorporated real estate ventures in which it has joint interest and control with other venturers. Investments in other ventures are accounted for using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of the Company's financial statements in a number of areas, including evaluation of impairment of long-lived assets (including operating properties, investment land and land held for development and sale), determination of useful lives of assets subject to depreciation or amortization, evaluation of collectibility of accounts and notes receivable and measurement of pension and postretirement obligations. Actual results could differ from those estimates.

     Certain amounts for prior years have been reclassified to conform to the presentation for 1997.

(c) Property

Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate. Properties held for sale are carried at cost reduced for valuation allowances, where appropriate. Acquisition, development and construction costs of operating properties, properties in development and land development projects are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and preconstruction costs. The preconstruction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. These costs are transferred to construction and development in progress when the preconstruction tasks are completed. Provision is made for potentially unsuccessful preconstruction efforts by charges to operations. Costs of significant improvements, replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred. Direct costs associated with financing and leasing of operating properties are capitalized as deferred costs and amortized over the periods benefited by the expenditures.

     Depreciation of operating properties is computed using the straight-line method. The annual rate of depreciation for most of the Company's retail centers is based on a 55-year com-

--------------------------------------------------------------------------------

posite life and a salvage value of approximately 10%, producing an effective annual rate of depreciation for new properties of 1.6%. The other retail centers, all office buildings and other properties are generally depreciated using composite lives of 40 years producing an effective annual rate of depreciation for such properties of 2.5%.

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

     Properties held for sale are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. The net carrying values of operating properties are classified as properties held for sale when marketing of the properties for sale is authorized by management. Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the date of sale.

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

     Cost of land sales is generally determined as a specified percentage of land sales revenues recognized for each land development project. The cost percentages used are based on estimates of development costs and sales revenues to completion of each project and are revised periodically for changes in estimates or development plans. The specific identification method is used to determine cost of sales of certain parcels of land.

(e) Leases

Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables. Leases which transfer substantially all the risks and benefits of ownership to the Company are considered capital leases and the present values of the minimum lease payments are accounted for as property and obligations.

     In general, minimum rent revenues are recognized when due from tenants; however, estimated collectible minimum rent revenues under leases which provide for varying rents over their terms are averaged over the terms of the leases.

(f) Income taxes

In December 1997, the Company determined that it would elect to be taxed as a real estate investment trust (REIT) pursuant to the Internal Revenue Code, as amended, effective January 1, 1998. In general, a corporation that distributes at least 95% of its REIT taxable income to shareholders in any taxable year and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation to the extent of the income which it distributes. Management believes that the Company met the qualifications for REIT status as of December 31, 1997 and intends for it to continue to meet the qualifications in the future and to distribute at least 100% of its REIT taxable income (determined after taking into account any net operating loss deduction) to shareholders in 1998 and subsequent years. As discussed more fully in note 11, management also does not expect that the Company will pay taxes on "built-in gains" on its assets. Based on these considerations, management does not believe that the Company will be liable for income taxes at the Federal level or in most of the states in which it operates in future years. Accordingly, the Company eliminated substantially all of its existing deferred tax

--------------------------------------------------------------------------------

assets and liabilities at December 31, 1997 and does not expect to provide for deferred income taxes in future periods except in certain states.

     Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

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

     Investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is the Company's intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. At December 31, 1997 and 1996, investments in marketable securities consist primarily of U.S. government and agency obligations with maturities of less than one year which are held for restricted uses.

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

     Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. The Company does not require any collateral under these agreements but deals only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and does not expect that any counterparties will fail to meet their obligations.

(i) Other information about financial instruments

Fair values of financial instruments approximate their carrying values in the financial statements except for debt and related interest rate exchange agreements for which fair value information is provided in note 8.

(j) Earnings (loss) per share of common stock

The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" in 1997 and, as required by the Statement, earnings per share (EPS) data presented for prior periods have been restated to conform to the new standard.

     In accordance with the provisions of the Statement, basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all dilutive potential common shares outstanding dur-

--------------------------------------------------------------------------------

ing the period. The dilutive effects of convertible securities are computed using the "if-converted" method and the dilutive effects of options, warrants and their equivalents (including fixed awards and nonvested stock issued under stock-based compensation plans) are computed using the "treasury stock" method.

(k) Stock-based compensation

The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Information concerning the pro forma effects on net earnings (loss) and earnings
(loss) per share of common stock of using an optional fair value-based method, rather than the intrinsic value method, to account for stock-based compensation plans is provided in note 14.

(l) Business process reengineering costs

Effective October 1, 1997, the Company adopted a policy of charging costs of business process reengineering activities to expense as incurred as required by a consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board. Prior to that date, such costs were deferred and amortized over the period benefited by the expenditures. The cumulative effect at October 1, 1997 of this accounting change was to reduce net earnings for 1997 by $1,214,000 ($.02 per share), net of related income tax benefits of $654,000. The effect of this change on earnings before extraordinary losses and net earnings for 1997, excluding the cumulative effect of the change, was not material and application of the new policy in 1996 and 1995 would not have had a material effect on earnings before extraordinary losses, net earnings (loss) or related per share amounts reported for those periods.

(2) Acquisition of The Hughes Corporation and related matters

On June 12, 1996, the Company acquired all of the outstanding equity interests in The Hughes Corporation and its affiliated partnership, Howard Hughes Properties, Limited Partnership (together, "Hughes"). In connection with the acquisition, the Company issued 7,742,884 shares of common stock valued at $178,086,000 and incurred or assumed debt and other liabilities of $370,486,000 (net of certain receivables and other current assets acquired). As discussed in note 14, additional shares of common stock (or, in certain circumstances, Increasing Rate Cumulative Preferred stock) may be issued to the former Hughes owners or their successors pursuant to terms of a Contingent Stock Agreement. The acquisition was accounted for using the purchase method. The total purchase cost approximated the aggregate fair value of the assets acquired which consist primarily of a regional shopping center and a large-scale, master-planned community in Las Vegas, Nevada, and four large-scale, master-planned business parks and various other properties in Nevada and Southern California.

     The consolidated statement of operations for the year ended December 31, 1996 includes revenues and costs and expenses from the date of acquisition. The Company's unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1995, assuming the acquisition of Hughes occurred on January 1, 1995, are summarized as follows (in thousands, except per share data):

                                                               1996       1995
                                                             --------   --------
Revenues..................................................   $883,686   $956,094
Earnings before extraordinary losses......................     20,990     29,504
Net earnings..............................................     19,537     20,873
Earnings per share of common stock:
   Basic:
      Earnings before extraordinary losses................        .16        .26
      Net earnings........................................        .14        .10
   Diluted:
      Earnings before extraordinary losses................        .16        .26
      Net earnings........................................        .14        .10
                                                             ========   ========

     The unaudited pro forma revenues and earnings summarized above are not necessarily indicative of the results that would have occurred if the acquisition had been consummated on January 1, 1995.

--------------------------------------------------------------------------------

(3) Unconsolidated real estate ventures

Investments in and advances to unconsolidated real estate ventures at December 31, 1997 and 1996 are summarized, based on the level of the Company's financial interest, as follows (in thousands):

                                                               1997      1996
                                                             --------  --------
Majority interest ventures.................................  $259,320  $     --
Joint interest and control ventures........................     3,412     6,235
Minority interest ventures.................................    75,960    93,946
                                                             --------  --------
     Total.................................................  $338,692  $100,181
                                                             ========  ========

     The ventures in which the Company has majority financial interests were initiated on December 31, 1997 when certain wholly owned subsidiaries issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust, an entity which is neither owned nor controlled by the Company, for an aggregate consideration of $1,400,000. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock and, in certain cases, mortgage loans receivable from the ventures which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interest in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Due to the Company's continuing financial interest in the ventures, it recognized no gain on the sales of stock for financial reporting purposes and the ventures did not adjust the cost basis of their assets and liabilities. The assets of the ventures consist primarily of land to be developed and sold as part of community development projects in Columbia and Las Vegas, other investment land, primarily in Nevada, certain office and retail properties in Columbia and contracts to manage various operating properties.

     The condensed, combined balance sheets of these ventures at December 31, 1997, are summarized as follows (in thousands):

Assets:
   Operating properties, net.........................................  $211,385
   Properties in development.........................................    23,144
   Properties held for sale..........................................    46,289
   Land held for development and sale................................   233,406
   Investment land...................................................    34,947
   Other.............................................................    80,355
                                                                       --------
     Total...........................................................  $629,526
                                                                       ========
Liabilities and shareholders' deficit:
   Loans and advances from The Rouse Company.........................  $298,705
   Mortgages payable and other long-term debt........................   280,595
   Other liabilities.................................................    89,710
   Shareholders' deficit.............................................   (39,484)
                                                                       --------
     Total...........................................................  $629,526
                                                                       ========

     The ventures in which the Company has joint interest and control are accounted for using the proportionate share method. These ventures are partnerships that own various retail centers which are managed by affiliates of the Company. The consolidated financial statements include the Company's proportionate share of its historical cost of these properties and depreciation based on the Company's depreciation policies which differ, in certain cases, from those of the ventures.

--------------------------------------------------------------------------------

  The condensed, combined balance sheets of these ventures and the Company's proportionate share of their assets, liabilities and equity at December 31, 1997 and 1996 and the condensed, combined statements of earnings of these ventures and the Company's proportionate share of their revenues and expenses for 1997, 1996 and 1995 are summarized as follows (in thousands):

                                                                     Combined       Proportionate Share
                                                                ------------------  -------------------
                                                                  1997      1996       1997      1996
                                                                --------  --------   --------  --------
Total assets, primarily property..............................  $353,132  $296,232   $153,399  $119,702
                                                                ========  ========   ========  ========
Liabilities, primarily long-term debt.........................  $247,949  $223,480   $109,852  $ 98,436
Venturers' equity.............................................   105,183    72,752     43,547    21,266
                                                                --------  --------   --------  --------
 Total liabilities and venturers' equity......................  $353,132  $296,232   $153,399  $119,702
                                                                ========  ========   ========  ========
                                                      Combined                Proportionate Share
                                            ----------------------------  -----------------------------
                                              1997      1996      1995      1997       1996      1995
                                            --------  --------  --------  --------   --------  --------
Revenues..................................  $123,802  $118,360  $128,979  $ 55,477   $ 56,105  $ 58,085
Operating and interest expenses...........    69,825    65,862    77,223    31,528     29,535    35,336
Depreciation and amortization.............    12,013    11,257    13,071     3,657      2,588     3,472
                                            --------  --------  --------  --------   --------  --------
 Net earnings.............................  $ 41,964  $ 41,241  $ 38,685  $ 20,292   $ 23,982  $ 19,277
                                            ========  ========  ========  ========   ========  ========

  The ventures in which the Company holds minority interests are accounted for using the equity or cost methods, as appropriate. These ventures include partnerships and corporations which own retail centers, office buildings and various other properties. Most of these properties are managed by affiliates of the Company and the agreements relating to them generally provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels.

  The condensed, combined balance sheets of these ventures at December 31, 1997 and 1996 and their condensed, combined statements of earnings for 1997, 1996 and 1995 are summarized as follows (in thousands):

                                                         1997       1996
                                                     ----------  ----------

Total assets, primarily property...................  $1,168,574  $1,340,699
                                                     ==========  ==========

Liabilities, primarily long-term debt..............  $  530,482  $  540,418
Venturers' equity..................................     638,092     800,281
                                                     ----------  ----------
 Total liabilities and venturers' equity...........  $1,168,574  $1,340,699
                                                     ==========  ==========

[CAPTION]
                                              1997       1996        1995
                                            --------   --------    --------

Revenues..................................  $216,782   $201,769    $209,100
Operating and interest expenses...........   152,545    138,460     141,509
Depreciation and amortization.............    38,757     35,634      39,701
Gain (loss) on dispositions of assets.....   (11,097)     1,110          --
                                            --------   --------    --------
 Net earnings.............................  $ 14,383   $ 28,785    $ 27,890
                                            ========   ========    ========

  The Company's share of net earnings of these ventures was $6,936,000, $9,127,000, and $7,559,000 in 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------

(4) Property

Operating properties and deferred costs of projects at December 31, 1997 and 1996 are summarized as follows (in thousands):

                                                          1997        1996
                                                       ----------  ----------
Buildings and improvements...........................  $2,729,908  $2,822,164
Land.................................................     231,935     244,243
Deferred costs.......................................     111,455     113,904
Furniture and equipment..............................       6,664      18,032
                                                       ----------  ----------
 Total...............................................  $3,079,962  $3,198,343
                                                       ==========  ==========

  Depreciation expense for 1997, 1996 and 1995 was $73,816,000, $66,689,000, and
$59,247,000, respectively. Amortization expense for 1997, 1996 and 1995 was $12,193,000, $13,301,000, and $13,815,000, respectively.

  Properties in development include construction and development in progress and preconstruction costs, net. Construction and development in progress includes land and land improvements of $41,951,000 and $41,032,000 at December 31, 1997 and 1996, respectively.

  Properties held for sale are generally those that, for various reasons, management has determined do not meet the Company's investment criteria. Properties held for sale at December 31, 1997 and 1996 are summarized as follows (in thousands):


                                                             1997         1996
                                                          --------       -------
Retail centers (three properties in 1997 and
 six properties in 1996)............................      $ 10,499      $ 70,775
Office and other properties.........................         9,553         2,305
                                                          --------      --------
 Total..............................................      $ 20,052      $ 73,080
                                                          ========      ========

  Revenues relating to properties held for sale were $17,642,000 in 1997, $29,600,000 in 1996 and $8,355,000 in 1995, and operating losses relating to these properties were $3,558,000 in 1997, $811,000 in 1996 and $1,174,000 in
1995. All of the properties held for sale at December 31, 1997 are expected to be sold in 1998.

  Investment land and land held for development and sale at December 31, 1996 is summarized as follows (in thousands):

Land under development................................................  $ 87,301
Finished land.........................................................    59,913
Raw land..............................................................    96,903
                                                                        --------
 Total................................................................  $244,117
                                                                        ========

(5) Accounts and notes receivable

Accounts and notes receivable at December 31, 1997 and 1996 are summarized as follows (in thousands):
                                                                1997      1996
                                                              --------  --------
Accounts receivable, primarily accrued rents and
 income under tenant leases................................   $ 49,424  $ 67,527
Notes receivable from sales of properties..................     10,154    16,929
Notes receivable from sales of land........................     76,033    36,066
                                                              --------  --------
                                                               135,611   120,522
Less allowance for doubtful receivables....................     21,311    28,153
                                                              --------  --------
 Total.....................................................   $114,300  $ 92,369
                                                              ========  ========

  Accounts and notes receivable due after one year were $54,180,000 and $41,654,000 at December 31, 1997 and 1996, respectively.

  Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of the Company's operating properties. The Company performs credit evaluations of prospective new tenants and requires security deposits in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable from sales of land are primarily due from builders at the community development project in Las Vegas. The Company does not anticipate financing any future land sales. The Company performed credit evaluations of the builders and generally required substantial down payments (at least 20%) on all land sales that it financed. These notes and notes from sales of operating properties are generally secured by first liens on the related properties.

--------------------------------------------------------------------------------

(6) Pension and deferred compensation plans

The Company has a defined benefit pension plan (the "funded plan") covering substantially all employees and employees of certain affiliates. The Company's policy is to fund, at a minimum, current service costs and amortization of unfunded accrued liabilities subject to the limits of the Internal Revenue Code. In addition, the Company has separate, nonqualified unfunded retirement plans (the "unfunded plans") covering directors and participants whose defined benefits exceed the limits of the funded plan. Benefits under the pension plans are based on the participants' years of service and compensation.

 The net pension cost includes the following components (in thousands):

                                                     1997      1996      1995
                                                   -------   --------   -------
Service cost....................................   $ 3,373   $  2,989   $ 2,382
Interest cost on projected benefit
 obligations....................................     3,702      3,107     3,309
Actual return on funded plan assets.............    (7,870)    (4,997)   (5,422)
Other, net......................................     6,678      4,022     3,262
                                                   -------   --------   -------
 Net pension cost...............................   $ 5,883   $  5,121   $ 3,531
                                                   =======   ========   =======

 The funded status of the pension plans at December 31, 1997 and 1996 is summarized as follows (in thousands):

                                                   1997                 1996
                                            ------------------  -------------------
                                             Funded   Unfunded    Funded   Unfunded
                                              Plan      Plans      Plan      Plans
                                            --------  --------   --------  --------
Accumulated benefit obligations:
 Vested................................     $ 38,959   $ 8,112   $ 30,589   $ 2,610
 Nonvested.............................        4,445       706      3,386       193
                                            -------    ------    -------    ------
  Total................................     $ 43,404   $ 8,818   $ 33,975   $ 2,803
                                            ========   =======   ========   =======

Projected benefit obligations..........     $ 47,454   $ 9,986   $ 38,567   $ 4,322
Plan assets at fair value..............      (47,083)       --    (38,990)       --
                                            --------   -------   --------   -------
Projected benefit obligations
 over (under) plan assets..............          371     9,986       (423)    4,322
Unamortized prior service cost.........       (4,259)   (4,804)    (1,888)   (2,081)
Unrecognized net loss..................      (10,959)   (1,333)    (8,513)     (330)
Unrecognized net obligation at
 January 1, 1987, net of amortization..         (531)     (540)      (598)     (676)
Additional minimum liability...........           --     5,508         --     1,568
                                            --------   -------   --------   -------
 Accrued (prepaid) pension cost........     $(15,378)  $ 8,817   $(11,422)  $ 2,803
                                            ========   =======   ========   =======

  The aggregate accumulated benefit obligations for the plans for 1997 increased approximately $6,400,000 as a result of a plan amendment which changed the benefit formula effective January 1, 1997. The projected benefit obligations for the plans were determined using discount rates of 7.25% and 7.75% in 1997 and 1996, respectively. The rates of compensation increases assumed were 4.5% in 1997 and 1996. The expected long-term rates of return on plan assets of the funded plan were 8% in 1997 and 1996. The assets of the funded plan consist primarily of pooled separate accounts with an insurance company and marketable equity securities.

  The Company also has a deferred compensation program which permits directors and certain management employees of the Company and certain affiliates to defer portions of their compensation on a pretax basis. The participants designate the investment of the deferred funds, based on various alternatives, and, under certain of the plans, the Company matches a percentage of the participants' contributions in common stock. Total deferred compensation liabilities were $11,183,000 and $6,584,000 at December 31, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

(7) Other postretirement benefits

The Company has a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees of the Company and certain affiliates who meet minimum age and service requirements. The Company pays a portion of the cost of participants' life insurance coverage and makes contributions based on years of service to the cost of participants' medical insurance coverage, subject to a maximum annual contribution.

 The net postretirement benefit cost includes the following components (in thousands):

                                                       1997     1996      1995
                                                      ------   ------    ------
Service cost........................................  $  578   $  640    $  607
Interest cost on accumulated benefit obligation.....     990      932       853
Amortization of transition obligation at January 1,
 1993...............................................     333      333       484
Amortization of net gain............................      --       --       (26)
                                                      ------   ------    ------
 Net postretirement benefit cost....................  $1,901   $1,905    $1,918
                                                      ======   ======    ======
 The status of the postretirement benefit plan at December 31, 1997 and 1996 is summarized as follows (in thousands):
                                                                1997      1996
                                                              -------   -------
Accumulated postretirement benefit obligation:
 Retirees.................................................    $ 6,954   $ 7,303
 Other fully eligible participants........................      1,420     1,170
 Other active participants................................      6,294     4,729
                                                              -------   -------
                                                               14,668    13,202
Unrecognized net gain.....................................        199       739
Unrecognized transition obligation........................     (4,998)   (5,331)
                                                              -------   -------

 Accrued postretirement benefit cost......................    $ 9,869   $ 8,610
                                                              =======   =======

  The weighted average discount rates used to determine the accumulated postretirement benefit obligation were 7.25% and 7.75% in 1997 and 1996, respectively. The transition obligation at January 1, 1993 is being amortized to postretirement benefit cost over 20 years. Because the Company's contributions are fixed, health care cost trend rates do not affect the accumulated postretirement benefit obligation.

(8) Debt

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

  With respect to nonrecourse loans, the Company has in the past and may in the future, under some circumstances, support those subsidiary companies whose annual obligations, including debt service, exceed their operating revenues. At December 31, 1997 and 1996, nonrecourse loans include $416,335,000 and $475,754,000, respectively, of subsidiary companies' mortgages and bonds which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the related properties are met.

 Debt at December 31, 1997 and 1996 is summarized as follows (in thousands):

                                                           1997        1996
                                                        ----------  ----------

Mortgages and bonds.................................    $2,159,418  $2,279,971
Convertible subordinated debentures.................       130,000     130,000
Medium-term notes...................................       110,300     115,300
Credit line borrowings..............................            --      64,000
Other loans.........................................       229,831     245,975
                                                        ----------  ----------
 Total..............................................    $2,629,549  $2,835,246
                                                        ==========  ==========

--------------------------------------------------------------------------------

  Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents. This debt matures at various dates through 2025 and, at December 31, 1997, bears interest at a weighted average effective rate of 8.25%, including lender participations. At December 31, 1997, approximately $481,997,000 of this debt provides for payments of additional interest based on operating results of the related properties in excess of stated levels and approximately $170,424,000 of this debt provides for payments to lenders of shares of the appreciation in value of the related properties, if any, upon sale or refinancing or at maturity. At December 31, 1997, approximately $940,394,000 of the mortgages and bonds were payable to one lender.

  The convertible subordinated debentures bear interest at 5.75% and mature in 2002. The debentures are convertible at the option of holders into one share of common stock for each $28.63 of par value and are redeemable at the option of the Company at any time at a price equal to par value plus accrued interest.

  The Company has registered $150,000,000 of unsecured, medium-term notes which may be issued to the public from time to time. The notes may be issued, subject to market conditions, for varying terms (nine months to 30 years) and at fixed or variable interest rates based on market indices at the time of issuance. The notes outstanding at December 31, 1997, mature at various dates from 1998 to 2015, bear interest at a weighted average effective rate of 7.61% (including an average rate of 6.74% on $38,800,000 of variable rate notes) and have a weighted average maturity of 4.9 years.

  The Company has a line of credit from a group of commercial banks and other lenders that provides for aggregate unsecured borrowings of up to $250,000,000. The line of credit agreement expires in December 2000, subject to a one-year renewal option.

  Other loans include $120,000,000 of 8.5% unsecured notes due in 2003, various property acquisition loans and certain other borrowings. These loans include aggregate unsecured borrowings of $208,019,000 and $209,705,000 at December 31, 1997 and 1996, respectively, and at December 31, 1997, bear interest at a weighted average effective rate of 8.34%.

  The agreements relating to the medium-term notes, the line of credit, the 8.5% unsecured notes and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur additional debt if it does not meet certain financial covenants relating to levels of debt, debt service coverage, net worth and various other matters. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

  The annual maturities of debt at December 31, 1997 are summarized as follows (in thousands):

                                       Nonrecourse   Company and
                                          Loans     Recourse Loans    Total
                                       -----------  --------------  ----------

1998.................................   $   46,842        $ 23,296  $   70,138
1999.................................      113,341          78,162     191,503
2000.................................      142,120          45,138     187,258
2001.................................      162,660          40,190     202,850
2002.................................      144,496         154,811     299,307
Subsequent to 2002...................    1,475,997         202,496   1,678,493
                                        ----------        --------  ----------
 Total                                  $2,085,456        $544,093  $2,629,549
                                        ==========        ========  ==========

  At December 31, 1997, the Company had interest rate cap agreements which effectively limit the average interest rate on $71,138,000 of mortgages to 8.9% through May 2002. The interest rate swap agreements outstanding at December 31, 1997 were not material. Interest rate exchange agreements did not have a material effect on the weighted average effective interest rates on debt at December 31, 1997 and 1996 or interest expense for 1997, 1996 and 1995.

  Total interest costs were $231,098,000 in 1997, $230,960,000 in 1996, and
$219,838,000 in 1995 of which $23,608,000, $10,579,000 and $6,875,000 were capitalized, respectively.

  During 1997, 1996 and 1995, the Company incurred extraordinary losses, related to extinguishments of debt prior to scheduled maturity, of $32,834,000, $2,236,000 and $13,278,000, respectively, less related deferred income tax benefits of $11,492,000, $783,000 and $4,647,000, respectively. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, were refinancings of properties, the Series B Preferred stock

--------------------------------------------------------------------------------

issued in 1997, the medium-term notes and the Company-obligated mandatorily redeemable preferred securities issued in 1995 and the 8.5% unsecured notes issued in 1993.

  In May 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-1 "Accounting by Participating Mortgage Loan Borrowers." This Statement prescribes borrowers' accounting for participating mortgage loans and requires, among other things, that borrowers recognize liabilities for the estimated fair value of lenders' participations in the appreciation in value (if any) of mortgaged real estate projects and record such participations as interest over the term of the related loans. The Statement is effective with respect to the Company in 1998. The Company has not previously recognized lenders' participations in the appreciation in value of mortgaged properties and, accordingly, it will recognize the cumulative effect of initially adopting the Statement in its statement of operations for the first quarter of 1998. The cumulative effect of initial adoption of the Statement will be to increase liabilities and reduce net earnings by approximately $4,500,000. Ongoing application of the Statement will result in changes in interest expense and liabilities to lenders reported in the financial statements; however, because of the unpredictability of the timing and magnitude of changes in property values, it is not possible to estimate the timing, amount or direction of these changes.

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

  The carrying amount and estimated fair value of the Company's debt at December 31, 1997 and 1996 are summarized as follows (in thousands):

                                  1997                    1996
                         ---------------------   ----------------------
                          Carrying   Estimated    Carrying   Estimated
                           Amount    Fair Value    Amount    Fair Value
                         ---------   ----------  ---------   ----------

Fixed rate debt........  $2,390,590  $2,528,215  $2,405,382  $2,466,854
Variable rate debt.....     238,959     238,959     429,864     429,864
                         ----------  ----------  ----------  ----------
                         $2,629,549  $2,767,174  $2,835,246  $2,896,718
                         ==========  ==========  ==========  ==========


  Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Company's debt obligations at fair value may not be possible and may not be a prudent management decision.

(9) Company-obligated mandatorily redeemable preferred securities

The redeemable preferred securities consist of 5,500,000 Cumulative Quarterly Income Preferred Securities (preferred securities), with a liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust. The trust used the proceeds of the preferred securities and other assets to purchase at par $141,753,000 of junior subordinated debentures (debentures) of the Company due in November 2025, which are the sole assets of the trust.

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

--------------------------------------------------------------------------------

(10) Operating results and assets by line of business

Operating results before gain (loss) on dispositions of assets and other provisions, net, income taxes, extraordinary losses and cumulative effect of change in accounting principle are summarized by line of business as follows (in thousands):
                                             1997         1996         1995
                                           ----------   ----------   ----------

Operating properties:
 Revenues................................ $  722,390   $  690,569   $  636,646
 Operating expenses, exclusive of
  provision for bad debts, depreciation
  and amortization.......................    362,309      345,863      313,525
 Interest expense........................    204,230      205,750      197,249
 Provision for bad debts.................      5,766        3,688        3,318
 Depreciation and amortization...........     86,009       79,990       73,062
                                          ----------   ----------   ----------
                                              64,076       55,278       49,492
                                          ----------   ----------   ----------

Land sales:
 Revenues................................    203,219      137,853       33,403
 Operating costs and expenses............    151,800      107,787       17,827
 Interest expense........................      4,287        1,658        5,071
                                          ----------   ----------   ----------
                                              47,132       28,408       10,505
                                          ----------   ----------   ----------

Development:
 Operating costs and expenses............      4,747        4,964        7,288
 Interest expense........................         --          361          358
                                          ----------   ----------   ----------
                                              (4,747)      (5,325)      (7,646)
                                          ----------   ----------   ----------

Corporate:
 Interest income.........................      4,485        3,495        2,772
 Interest expense (credit)...............     (1,027)      12,612       10,285
 Other expenses..........................     13,384        9,752        8,920
                                          ----------   ----------   ----------
                                              (7,872)     (18,869)     (16,433)
                                          ----------   ----------   ----------
 Operating income........................ $   98,589   $   59,492   $   35,918
                                          ==========   ==========   ==========

 The assets by line of business at December 31, 1997, 1996 and 1995 are as follows (in thousands):
                                             1997         1996         1995
                                          ----------   ----------   ----------
Operating properties....................  $2,895,417   $3,084,445   $2,656,527
Land sales..............................     335,400      308,014      141,275
Development.............................     232,358      178,076       63,732
Corporate...............................     126,593       72,917      124,075
                                          ----------   ----------   ----------
 Total..................................  $3,589,768   $3,643,452   $2,985,609
                                          ==========   ==========   ==========

--------------------------------------------------------------------------------

(11) Income taxes

Income tax expense (benefit) is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

                                                 1997        1996      1995
                                              ---------   ---------  --------

Tax at statutory rate on earnings
 before income taxes, extraordinary losses
 and cumulative effect of change in
 accounting principle........................ $  25,839   $  15,262  $  3,560
State income taxes, net of Federal income
 tax benefit.................................     3,147       1,023       759
Nondeductible portion of distributions
 under Contingent Stock Agreement............    13,381       9,434        --
Reduction of net deferred tax liabilities....  (158,433)         --        --
                                              ---------   ---------  --------
Income tax expense (benefit)................. $(116,066)  $  25,719  $  4,319
                                              =========   =========  ========

  As discussed in note 1, the Company will elect to be taxed as a REIT beginning in 1998. Management believes that the Company met the qualifications for REIT status as of December 31, 1997, intends for it to continue to meet the qualifications in the future and does not expect the Company will be liable for income taxes or taxes on "built-in gains" on its assets at the Federal level or in most states in future years. Accordingly, the Company eliminated substantially all of its existing deferred tax assets and liabilities at December 31, 1997 and does not expect to provide for Federal or most state deferred income taxes in future years.

  The net deferred tax liability at December 31, 1996 is summarized as follows (in thousands):

Total deferred tax liabilities.................................   $355,182
Total deferred tax assets......................................    220,388
                                                                  --------
  Net deferred tax liability...................................   $134,794
                                                                  ========

  The tax effects of temporary differences and carryforwards included in the net deferred tax liability at December 31, 1996 relate to the following (in thousands):

Property, primarily differences in depreciation and
  amortization, the tax basis of acquired assets and
  treatment of interest and certain other costs................   $329,413
Accounts and notes receivable, primarily
  differences in timing of recognition of rent
  revenues and doubtful receivables............................      4,368
Accrued expenses, primarily differences in timing of
  recognition of interest, compensation and pension
  expenses.....................................................      4,296
Operating loss and tax credit carryforwards....................   (203,283)
                                                                  --------
  Total........................................................   $134,794
                                                                  ========

  At December 31, 1997, the income tax bases of the Company's assets and liabilities were approximately $3,036,000 and $2,969,000, respectively. The net operating losses carried forward from December 31, 1997 for Federal income tax purposes aggregate approximately $281,000,000.

  In connection with its election to be taxed as a REIT, the Company will also elect to be subject to the "built-in gain" rules. Under these rules, taxes may be payable at the time and to the extent that the net unrealized gains on the Company's assets at the date of conversion to REIT status are recognized in taxable dispositions of such assets in the ten-year period following conversion. Such net unrealized gains were approximately $2,100,000,000 at January 1, 1998. Management believes that the Company will not be required to make payments of taxes on built-in gains during the ten-year period due to the availability of its net operating loss carryforward to offset built-in gains which might be recognized, the potential for the Company to make nontaxable dispositions, if necessary (e.g., like-kind exchanges of properties) and the

--------------------------------------------------------------------------------

intent and ability of the Company to defer asset dispositions to periods when related gains will not be subject to the built-in gains taxes. At December 31, 1997, the net operating loss carryforward is sufficient to offset built-in gains on assets the Company has identified for disposition and no net deferred tax liability for built-in gains taxes has been recognized. It may be necessary to recognize a liability for such taxes in the future, however, if management's plans and intentions with respect to asset dispositions, or the related tax laws, change.

(12) Gain (loss) on dispositions of assets and other provisions, net

Gain (loss) on dispositions of assets and other provisions, net, is summarized as follows (in thousands):

                                        1997       1996       1995
                                      --------   --------   --------
Net loss on operating properties..... $(23,705)  $(25,903)  $(13,210)
Litigation judgment..................       --      8,716    (12,321)
Other, net...........................   (1,058)     1,300       (218)
                                      --------   --------   --------
 Total                                $(24,763)  $(15,887)  $(25,749)
                                      ========   ========   ========

  The net loss on operating properties in 1997 relates primarily to provisions for losses recognized on several retail centers, an industrial property and a hotel the Company decided to sell, including additional provisions of $3,653,000 related to retail centers held for disposition prior to 1997. These provisions were partially offset by gains on dispositions of five office buildings ($4,704,000).

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

  The litigation judgment relates to a matter involving a former tenant at the Riverwalk Shopping Center. In the fourth quarter of 1995, an appellate court substantially affirmed a trial court judgment against the Company and certain of its affiliates in an action in which the former tenant alleged various breaches of its lease agreement and claimed damages for lost future profits. The Company recorded a provision for the full amount of the appellate award at that time. In 1996, a portion of the provision recorded in 1995 was reversed following settlement of the matter.

(13) Preferred stock

The Company has authorized 50,000,000 shares of Preferred stock of 1c par value per share of which (a) 4,505,168 shares have been classified as Series A Convertible Preferred; (b) 4,600,000 shares have been classified as Series B Convertible Preferred, (c) 10,000,000 shares have been classified as Increasing Rate Cumulative Preferred; and (d) 37,362 shares have been classified as 10.25% Junior Preferred, Series 1996.

  The Company sold 4,050,000 shares of the Series B Convertible Preferred stock in a public offering in the first quarter of 1997. The shares have a liquidation preference of $50 per share and earn dividends at an annual rate of 6% of the liquidation preference. At the option of the holders, each share of the Series B Convertible Preferred stock is convertible into shares of the Company's common stock at a conversion rate of approximately 1.311 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, beginning April 1, 2000, the shares of Preferred stock are redeemable for shares of common stock at the option of the Company, subject to certain conditions.

  The Company sold 4,025,000 shares of the Series A Convertible Preferred stock in a public offering in 1993 and issued 480,168 shares in 1994 in connection with a modification of terms of a debt agreement related to a retail center. The shares of Series A Convertible Preferred stock had a liquidation preference of $50 per share and earned dividends at an annual rate of 6.5% of the liquidation preference. Each share was convertible into shares of the Company's common stock at a conversion rate of approximately 2.35 shares of common stock for each share of Preferred stock, subject to certain conditions. On September 30, 1996, the Company redeemed all of the then outstanding shares of Series A Convertible Preferred stock. In 1996 and 1995, the Company issued 10,598,721 and 75 shares, respectively, of common stock in exchange for 4,504,579 and 32 shares, respectively, of Series A Convertible Preferred stock.

--------------------------------------------------------------------------------

  Shares of the Increasing Rate Cumulative Preferred stock are issuable only to former Hughes owners or their successors pursuant to the Contingent Stock Agreement described in note 14. These shares are issuable only in limited circumstances and no shares have been issued. There were also no shares of 10.25% Junior Preferred stock, Series 1996, outstanding at December 31, 1997 and 1996.

(14) Common stock

At December 31, 1997, shares of authorized and unissued common stock are reserved as follows: (a) 18,978,858 shares for issuance under the Contingent Stock Agreement discussed below; (b) 7,940,643 shares for issuance under the Company's stock option and stock bonus plans; (c) 4,541,485 shares for conversion of the convertible subordinated debentures; and (d) 5,309,955 shares for conversion of the Series B Convertible Preferred stock.

  In connection with the acquisition of Hughes, the Company entered into a Contingent Stock Agreement for the benefit of the former Hughes owners or their successors (the beneficiaries). Under terms of the agreement, additional shares of common stock (or in certain circumstances, Increasing Rate Cumulative Preferred stock) are issuable to the beneficiaries based on the appraised values of four defined groups of assets acquired in the purchase of Hughes at specified "termination dates" from 2000 to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates (the "earnout periods"). The distributions of additional shares, based on cash flows, are payable semiannually as of June 30 and December 31 and, at December 31, 1997, a distribution of approximately 495,000 shares ($15,736,000) was payable to the beneficiaries. The Contingent Stock Agreement is, in substance, an arrangement under which the Company and the beneficiaries will share in cash flows from development and/or sale of the defined assets during their respective earnout periods and the Company will issue additional shares of common stock to the beneficiaries based on the value, if any, of the defined asset groups at the termination dates. The Company accounts for the beneficiaries' share of earnings from the assets subject to the Contingent Stock Agreement as an operating expense and will account for any distributions to the beneficiaries as of the termination dates as an additional cost to acquire the related assets (i.e., contingent consideration). At the time of acquisition of Hughes, the Company reserved 20,000,000 shares of common stock for possible issuance under the Contingent Stock Agreement. The number of shares reserved was determined based on conservative estimates in accordance with the provisions of the Agreement. The actual number of shares issuable will be determinable only from events occurring over the term of the Agreement and could differ significantly from the number of shares reserved.

  Under the Company's stock option plans, options to purchase shares of common stock and stock appreciation rights may be awarded to directors, officers and employees. Stock options are generally granted with an exercise price equal to the market price of the common stock on the date of grant, typically vest over a three- to five-year period, subject to certain conditions, and have a maximum term of ten years. The Company has not granted any stock appreciation rights. Changes in options outstanding under the plans are summarized as follows:

                                    1997                1996                 1995
                             ------------------  ------------------  ---------------------
                                     Weighted-           Weighted-              Weighted-
                                      average             average                average
                                     Exercise            Exercise               Exercise
                             Shares    Price     Shares    Price     Shares      Price
                           ------------------  ------------------  ---------------------
Balance at beginning of
 year...................   2,765,779   $20.18  2,227,400   $19.89  2,228,102      $19.68
Options granted.........   2,155,901    30.45    654,000    21.09    200,500       18.63
Options exercised.......    (239,942)   20.16    (87,371)   18.61   (179,452)       5.36
Options canceled........     (11,600)   28.76    (28,250)   22.82    (21,750)      24.41
                           ---------   ------  ---------   ------  ---------      ------
 Balance at end of year    4,670,138   $24.90  2,765,779   $20.18  2,227,400      $19.89
                           =========   ======  =========   ======  =========      ======

  Information about stock options outstanding at December 31, 1997 is summarized as follows:

                        Options Outstanding                         Options Exercisable
-------------------------------------------------------------    --------------------------
                                  Weighted-
     Range of                      average        Weighted-                   Weighted-
     Exercise                     Remaining       average                      average
      Prices           Shares    Life (Years)  Exercise Price     Shares     Exercise Price
-----------------    ---------   ------------  --------------    ---------   --------------
$13.50 to $19.875    1,814,837         6.5           $18.52        908,444        $17.96
$23.75 to $32.75     2,855,301         7.9            28.96        686,261         25.18
                     ---------         ---           ------      ---------        ------
                     4,670,138         7.4           $24.90      1,594,705        $21.07
                     =========         ===           ======      =========        ======

  At December 31, 1996 and 1995, options to purchase 1,449,844 and 1,229,000 shares, respectively, were exercisable at per share weighted-average prices of $20.84 and $21.50, respectively.

  The per share weighted-average estimated fair values of options granted during 1997, 1996 and 1995 were $8.34, $5.44 and $5.24, respectively. These fair values were estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions:

                                                   1997        1996       1995
                                                 --------    --------   --------
Risk-free interest rate.......................      6.0%        6.0%       7.2%
Dividend yield................................      3.5         4.0        4.0
Volatility factor.............................     28.0        28.0       28.0
Expected life (years).........................      6.9         7.0        7.0
                                                   ====        ====       ====

  The option prices were equal to the market prices at the date of grant for all of the options granted in 1997, 1996 and 1995 and, accordingly, no compensation cost has been recognized for stock options in the financial statements. If the Company had applied a fair value-based method to recognize compensation cost for stock options, net earnings (loss) and earnings (loss) per share of common stock would have been adjusted as indicated below (in thousands):

                                                   1997        1996       1995
                                                 --------    --------   --------
Net earnings (loss):
 As reported..................................   $167,336    $16,433    $(2,781)
 Pro forma....................................    164,445     15,397     (3,036)
Earnings (loss) per share of common stock:
 Basic:
  As reported.................................       2.36        .10       (.37)
  Pro forma...................................       2.32        .08       (.38)
 Diluted:
  As reported.................................       2.29        .09       (.37)
  Pro forma...................................       2.25        .08       (.38)
                                                 ========    =======    =======

  The pro forma amounts reflect only options granted after 1994. Therefore, the full impact of calculating compensation cost for stock options under a fair value-based method is not reflected in the pro forma amounts because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to January 1, 1995 is not required to be considered.

  Under the Company's stock bonus plans, shares of common stock may be awarded to officers and employees. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. Awards granted in 1997, 1996 and 1995 aggregated 49,000, 415,000 and 200,000 shares, respectively, with a weighted average market value per share of $31.25, $20.99 and $18.63, respectively. In connection with the stock bonus plan awards, the Company typically makes loans to the recipients for the payment of related income taxes, which loans are forgiven in installments subject to the recipients' continued employment. The total loans outstanding at December 31, 1997, 1996 and 1995 were $5,710,000, $6,565,000 and $3,829,000, respectively.
The Company recognizes amortization of the fair value of the stock awarded, any forgiven loan installments and certain related costs as compensation costs on a straight-line basis over the terms of the awards. Such costs amounted to $6,807,000 in 1997, $4,923,000 in 1996 and $2,763,000 in 1995.

(15) Earnings per share

Information relating to the calculations of earnings (loss) per share of common stock for 1997, 1996 and 1995 is summarized as follows (in thousands):


                                                            1997                    1996                    1995
                                                   -------------------     -------------------     -------------------
                                                     Basic     Diluted       Basic     Diluted       Basic     Diluted
                                                   --------   --------     --------   --------     --------   --------
      Earnings before extraordinary losses
         and cumulative effect of change
         in accounting principle...............    $189,892   $189,892     $ 17,886   $ 17,886     $  5,850   $  5,850
      Dividends on Preferred stock.............     (10,313)        --      (10,533)   (10,533)     (14,641)   (14,641)
      Dividends on unvested common stock
         awards................................        (632)      (552)        (659)      (659)        (369)      (369)
      Interest on convertible
         subordinated debentures...............          --      7,475           --         --           --         --
                                                   --------   --------     --------   --------     --------   --------
         Adjusted earnings (loss) before
           extraordinary losses and
           cumulative effect of change
           in accounting principle used
           in EPS computation..................    $178,947   $196,815     $  6,694   $  6,694     $ (9,160)  $ (9,160)
                                                   ========   ========     ========   ========     ========   ========
      Weighted-average shares outstanding......      66,201     66,201       54,913     54,913       47,375     47,375
      Dilutive securities:
         Convertible subordinated debentures...          --      4,542           --         --           --         --
         Convertible Preferred stock...........          --      4,509           --         --           --         --
         Options, warrants and unvested
           common stock awards.................          --        753           --        398           --         --
                                                   --------   --------     --------   --------     --------   --------
         Adjusted weighted-average shares
           used in EPS computation.............      66,201     76,005       54,913     55,311       47,375     47,375
                                                   ========   ========     ========   ========     ========   ========

Effects of potentially dilutive securities are presented only in periods in which they are dilutive.

(16) Leases

The Company, as lessee, has entered into operating leases expiring at various dates through 2076. Rents under such leases aggregated $9,147,000 in 1997, $9,648,000 in 1996, and $9,421,000 in 1995, including contingent rents, based on the operating performance of the related properties, of $3,158,000, $3,844,000, and $3,644,000, respectively. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. Minimum rent payments due under operating leases in effect at December 31, 1997 are summarized as follows (in thousands):


1998................................................................   $  5,381
1999................................................................      5,357
2000................................................................      5,365
2001................................................................      5,374
2002................................................................      5,383
Subsequent to 2002..................................................    227,963
                                                                       --------
 Total..............................................................   $254,823
                                                                       ========

PAGE>

  Obligations under capital leases relate to the Company's headquarters building and certain operating properties and equipment. The property and other asset accounts include costs of $58,550,000 and $67,866,000 and accumulated depreciation of $17,123,000 and $19,780,000 at December 31, 1997 and 1996,
respectively, related to these leases. Minimum rent payments due under capital leases and their present value at December 31, 1997 are summarized as follows (in thousands):

1998...............................................................   $   7,828
1999...............................................................       7,649
2000...............................................................       7,621
2001...............................................................       7,350
2002...............................................................       7,237
Subsequent to 2002.................................................     180,948
                                                                      ---------
                                                                        218,633
Imputed interest at rates ranging from 8.29% to 13.0%..............    (164,042)
                                                                      ---------

  Obligations under capital leases.................................   $  54,591
                                                                      =========

  Space in the Company's operating properties is leased to approximately 5,800 tenants. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse the Company for certain of its operating expenses. Rents from tenants are summarized as follows (in thousands):

                                                 1997        1996         1995
                                               --------    --------     --------
Minimum rents..............................    $387,488    $355,656     $317,377
Percentage rents...........................      14,999      14,830       15,362
Other rents................................     213,005     216,589      209,809
                                               --------    --------     --------

  Total....................................    $615,492    $587,075     $542,548
                                               ========    ========     ========

  Minimum rents to be received from tenants under operating leases in effect at December 31, 1997 are summarized as follows (in thousands):

1998...............................................................   $  313,655
1999...............................................................      281,697
2000...............................................................      255,649
2001...............................................................      216,647
2002...............................................................      182,797
Subsequent to 2002.................................................      567,089
                                                                      ----------

  Total............................................................   $1,817,534
                                                                      ==========

  Rents under finance leases aggregated $9,316,000 in 1997, $9,645,000 in 1996, and $8,780,000 in 1995. The net investment in finance leases at December 31, 1997 and 1996 is summarized as follows (in thousands):

                                                             1997        1996
                                                           --------    --------
Total minimum rent payments to be received
 over lease terms.......................................   $166,706    $178,275
Estimated residual values of leased properties..........      5,695       7,567
Unearned income.........................................    (83,237)    (90,966)
                                                           --------    --------

  Net investment in finance leases......................   $ 89,164    $ 94,876
                                                           ========    ========

  Minimum rent payments to be received from tenants under finance leases in effect at December 31, 1997 are $9,332,000, $9,304,000, $9,365,000, $10,190,000
and $10,164,000 for 1998, 1999, 2000, 2001 and 2002, respectively.

--------------------------------------------------------------------------------

(17) Other commitments and contingencies

Commitments for the construction and development of properties in the ordinary course of business and other commitments not set forth elsewhere amount to approximately $111,000,000 at December 31, 1997.

At December 31, 1997, subsidiaries of the Company have contingent liabilities of approximately $25,211,000 with respect to future minimum rents under long-term lease obligations of certain unconsolidated real estate ventures and approximately $12,742,000 with respect to bank letters of credit issued to secure their obligations under certain agreements. In addition, the Company had contingent liabilities with respect to debt of an unconsolidated real estate venture of approximately $19,695,000.

In February 1997, the Company registered to sell up to an aggregate of $500,000,000 (based on the public offering price) of common stock, Preferred stock and debt securities. At December 31, 1997, up to an aggregate of $297,500,000 of stock and/or debt may be issued pursuant to this registration in amounts and on terms to be determined at the time of offering.

The Company and certain of its subsidiaries are defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In the opinion of management, adequate provision has been made for losses with respect to litigation matters, where appropriate, and the ultimate resolution of such litigation matters is not likely to have a material effect on the consolidated financial position of the Company. Due to the Company's fluctuating net earnings (loss), it is not possible to predict whether the resolution of these matters is likely to have a material effect on the Company's consolidated net earnings (loss) and it is, therefore, possible that the resolution of these matters could have such an effect in any future quarter or year.

FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA
Year ended December 31 (in thousands, except per share data)
--------------------------------------------------------------------------------

                                                                    1997        1996         1995         1994         1993
                                                                ---------    ---------    ---------    ---------    ----------
Operating results data:
 Revenues from continuing operations........................    $  930,094   $  831,917   $  672,821   $  671,171   $  646,805
 Earnings (loss) from continuing operations.................       189,892       17,886        5,850        6,606       (1,291)
 Basic earnings (loss) from continuing operations
  applicable to common shareholders per share
  of common stock...........................................          2.70          .13         (.19)        (.14)        (.27)
 Diluted earnings (loss) from continuing operations
  applicable to common shareholders per share
  of common stock...........................................          2.59          .12         (.19)        (.14)        (.27)
Balance sheet data:
 Total assets...............................................     3,589,768    3,643,452    2,985,609    2,915,860    2,874,982
 Debt and capital leases....................................     2,684,140    2,895,447    2,538,315    2,532,920    2,473,596
 Shareholders' equity.......................................       465,515      177,149       42,584       95,026      113,151
 Shareholders' equity per share of common
  stock (note 1)............................................          6.45         2.65          .73         1.63         1.98
Other selected data:
 Earnings before depreciation and deferred taxes
  from operations (note 2)..................................       181,390      139,359      108,360       94,710       78,281
 Net cash provided (used) by:
  Operating activities......................................       185,516      168,126      107,001      113,775      101,149
  Investing activities......................................      (322,479)    (182,995)     (64,995)    (178,551)    (154,446)
  Financing activities......................................       180,297      (36,287)       3,518       40,618       47,068
 Dividends per share of common stock........................          1.00          .88          .80          .68          .62
 Dividends per share of convertible Preferred stock.........          2.65         2.44         3.25         3.25         2.83
 Market price per share of common stock
  at year end...............................................         32.75        31.75        20.13        19.25        17.75
 Market price per share of convertible Preferred
  stock at year end.........................................         50.50           --        51.63        48.50        53.75
 Weighted average common shares
  outstanding (basic).......................................        66,201       54,913       47,375       47,258       47,133
 Weighted average common shares
  outstanding (diluted).....................................        76,005       55,311       47,375       47,258       47,133

Note 1--For the year ended December 31, 1997, shareholders' equity per share of common stock assumes conversion of the Series B Convertible Preferred stock issued in 1997. For the years ended December 31, 1995, 1994 and 1993, shareholders' equity per share of common stock assumes the conversion of the Series A Convertible Preferred stock. The Series A Convertible Preferred Stock was issued in 1993 and redeemed for common stock in 1996.

Note 2--Earnings before depreciation and deferred taxes (EBDT) is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs, including the payment of dividends, and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Earnings Before Depreciation and Deferred Taxes" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 54 for a full discussion of EBDT.

Interim Financial Information (Unaudited)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):
--------------------------------------------------------------------------------

                                                                Quarter ended
                                                 -------------------------------------------
                                                 December   September     June       March
                                                 31, 1997    30, 1997   30, 1997    31, 1997
                                                 --------   ---------   --------    --------
Revenues.......................................  $244,555    $231,769   $242,729    $211,041
Operating income...............................    29,103      27,781     25,417      16,288
Earnings (loss) before extraordinary losses....   162,086      16,271      3,125       8,410
Net earnings (loss)............................   151,852      16,164     (6,961)      6,281
                                                 ========    ========   ========    ========
Earnings (loss) per common share:
Basic:
 Earnings (loss) before extraordinary losses...  $   2.40    $    .20   $     --    $    .10
 Extraordinary losses..........................      (.14)         --       (.15)       (.03)
 Cumulative effect of accounting change........      (.02)         --         --          --
                                                 --------   ---------   --------    --------
     Total.....................................  $   2.24    $    .20   $   (.15)   $    .07
                                                 ========    ========   ========    ========
Diluted:
 Earnings (loss) before extraordinary losses...  $   2.12    $    .19   $     --    $    .10
 Extraordinary losses..........................      (.11)         --       (.15)       (.03)
 Cumulative effect of accounting change........      (.02)         --         --          --
                                                 --------   ---------   --------    --------
     Total.....................................  $   1.99    $    .19   $   (.15)   $    .07
                                                 ========    ========   ========    ========
                                                               Quarter ended
                                                 ------------------------------------------
                                                 December    September    June        March
                                                 31, 1996    30, 1996   30, 1996    31, 1996
                                                 --------    --------   --------    --------
Revenues.......................................  $252,044    $227,675   $179,050    $173,148
Operating income...............................    25,796      11,477     11,061      11,158
Earnings (loss) before extraordinary losses....     7,291      (2,456)     6,308       6,743
Net earnings (loss)............................     7,199      (2,502)     6,308       5,428
                                                 ========    ========   ========    ========
Earnings (loss) per common share:
Basic:
 Earnings (loss) before extraordinary losses...  $    .11    $   (.10)  $    .05    $    .06
 Extraordinary losses..........................        --          --         --        (.03)
 Cumulative effect of accounting change........        --          --         --          --
                                                 --------    --------   --------    --------
     Total.....................................  $    .11    $   (.10)  $    .05    $    .03
                                                 ========    ========   ========    ========
Diluted:
 Earnings (loss) before extraordinary losses...  $    .11    $   (.10)  $    .05    $    .06
 Extraordinary losses..........................        --          --         --        (.03)
 Cumulative effect of accounting change........        --          --         --          --
                                                 --------    --------   --------    --------
     Total.....................................  $    .11    $   (.10)  $    .05    $    .03
                                                 ========    ========   ========    ========

Note--Net earnings for the fourth quarter of 1997 includes the effect of eliminating substantially all ($158,433,000) of the net deferred income tax liability ($2.39 per share basic, $2.05 per share diluted) due to the Company's determination to elect to be taxed as a REIT. Net earnings
      (loss) for the second and fourth quarters of 1997 include provisions for losses on operating properties of $8,964,000 ($.14 per share) and $8,229,000 ($.13 per share basic, $.10 per share diluted), respectively. Net earnings (loss) for the third and fourth quarters of 1996 include provisions for losses on dispositions of retail centers of $9,604,000 ($.17 per share) and $6,196,000 ($.09 per share), respectively. The provision for loss in the third quarter of 1996 was partially offset by the reversal of a provision for a litigation matter of $5,665,000 ($.10 per share).

--------------------------------------------------------------------------------
Price of Common Stock and Dividends
The Company's common stock is traded on the New York Stock Exchange. The prices and dividends per share were as follows:
--------------------------------------------------------------------------------

                                                                  Quarter ended
                               --------------------------------------------------------------------------------------
                               December   September    June      March     December   September     June      March
                               31, 1997   30, 1997   30, 1997   31, 1997   31, 1996   30, 1996    30, 1996   31, 1996
                               --------   --------   --------   --------   --------   ---------   --------   --------
High bid or sales price......   $33.00     $31.50     $29.50     $32.00     $32.25      $26.00     $27.38     $22.13
Low bid or sales price.......    27.25      28.44      25.75      28.88      25.00       24.38      20.38      18.25
Dividends....................      .25        .25        .25        .25        .22         .22        .22        .22

--------------------------------------------------------------------------------
Number of Holders of Common Stock
The number of holders of record of the Company's common stock as of February 17, 1998 was 2,204.

                       The Rouse Company and Subsidiaries
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

General

Through its subsidiaries and affiliates, the Company acquires, develops and/or manages a diversified portfolio of retail centers, office and industrial buildings and mixed-use and other properties located throughout the United States and develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland, and Summerlin, Nevada.

  In December 1997, the Company determined that it would elect to be taxed as a real estate investment trust ("REIT") effective January 1, 1998 and, on December 31, 1997, completed certain transactions that enabled it to meet the qualifications for REIT status. As a REIT, the Company will have greater flexibility in acquisition and merger opportunities and expanded access to capital markets and its corporate income taxes will be reduced in periods after the use or expiration of its net operating loss carryforward.

  The Company has continued to achieve strong financial results in recent years, despite the generally difficult environment for retail businesses. Earnings before depreciation and deferred taxes ("EBDT"), which is defined and discussed in detail below, increased 30% in 1997 and 29% in 1996, including increases of 11% in EBDT from operating properties in each year, and increases of 66% and 170%, respectively, in EBDT from land sales. These results have been made possible by several factors, including the acquisition of The Hughes Corporation and its affiliated partnership, Howard Hughes Properties, Limited Partnership (together "Hughes") in June 1996, expansions of and/or acquisitions of ownership interests in certain retail properties, higher occupancy levels in office properties, refinancings of project-related debt at lower interest rates and, in 1997, repayments of certain project-related and corporate debt. These results were also affected, to a lesser extent, by dispositions of properties which were incurring losses before depreciation and deferred taxes.

  Management believes the outlook is for continued solid growth in EBDT in 1998. The Company will continue to focus considerable effort and resources on leasing and remerchandising existing retail centers which, together with the openings of new projects and expansions, should result in a higher rate of EBDT growth from retail properties in 1998 than that experienced in 1997 (3.2%). The prospects for growth from office/mixed-use properties are excellent as the Company should benefit from a full year of operations of projects opened in 1997, continued strong occupancy levels and increasing rents in existing projects and the openings of several new projects. Earnings from land sales should also remain strong in 1998, assuming continued good market conditions in Columbia and Summerlin.

  The Company's primary objective is to own and operate premier properties-- shopping centers, office and industrial buildings and major mixed-use properties--in major markets across the United States. In order to achieve this objective, management is continually evaluating the future outlook for properties in the Company's portfolio. This includes considering opportunities to expand and/or renovate the properties and assessing whether particular properties are meeting or have the potential to meet the Company's investment criteria. The Company plans to continue making substantial investments to expand, renovate and/or add new department stores to its existing properties to meet its objective. The Company has sold a number of properties over the last several years and intends to continue to dispose of properties that are not meeting and/or are not considered to have the potential to meet its investment criteria. While disposition decisions may cause the Company to recognize gains or losses that could have material effects on reported net earnings (loss) in future quarters or fiscal years, they are not expected to have a material effect on the consolidated financial position or operating income of the Company.


Operating results

This discussion and analysis of operating results covers each of the Company's four business segments as management believes that a segment analysis provides the most effective means of understanding the Company's business. Note 10 to the consolidated financial statements and the information relating to revenues and expenses in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings (Loss) on page 58 should be referred to when reading this discussion.

Operating Properties: The Company reports the results of its operating properties in two categories: retail centers ("retail" properties) and office, mixed-use and other properties ("office/mixed-use" properties).

  The Company's tenant leases provide the foundation for the performance of its retail and office/mixed-use properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse the Company for most of its operat-

--------------------------------------------------------------------------------

ing expenses. Substantially all of the Company's retail leases also provide for additional rent (percentage rent) based on tenant sales in excess of stated levels. As leases expire, space is released, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

  Most of the Company's operating properties are financed with long term, fixed rate, nonrecourse debt and, accordingly, their operating results are not directly affected by changes in interest rates. Although the interest rates on this debt do not fluctuate, certain loans provide for additional payments to the lenders based on operating results of the related properties in excess of stated levels and, in some instances, a share of the appreciation in value of the related properties, if any, upon sale or refinancing or at maturity.

Operating results of retail properties are summarized as follows (in millions):

                                                    1997       1996       1995
                                                   ------     ------     ------
Revenues........................................   $503.6     $508.4     $491.7
Operating expenses, exclusive of
 depreciation and amortization..................    257.8      260.0      246.7
Interest expense................................    122.3      129.1      128.2
                                                   ------     ------     ------
                                                    123.5      119.3      116.8
Depreciation and amortization...................     51.2       50.1       45.9
                                                   ------     ------     ------
Operating income................................   $ 72.3     $ 69.2     $ 70.9
                                                   ======     ======     ======

  Revenues from retail properties decreased $4.8 million in 1997 and increased $16.7 million in 1996. The decrease in 1997 was attributable primarily to dispositions of interests in properties in 1997 and 1996 and lower tenant lease termination payments. These decreases were partially offset by the effects of slightly higher average occupancy (90.8% in 1997 as compared to 90.2% in 1996), the operations of two properties which were opened or expanded in 1997 and a full year of operations of two properties in which the Company acquired interests in 1996. The increase in 1996 was attributable primarily to acquisitions of interests in four properties (two in the third quarter of 1995, one in connection with the acquisition of Hughes in the second quarter of 1996 and one in the third quarter of 1996), increased lease termination payments due to tenant restructurings and downsizings and higher rents on re-leased space. These increases were partially offset by the effects of lower average occupancy (90.2% in 1996 compared to 90.9% in 1995) and dispositions of interests in properties in the second quarter of 1995 and first quarter of 1996.

  Total operating and interest expenses (exclusive of depreciation and amortization) for retail properties decreased $9 million in 1997 and increased $14.2 million in 1996. The decrease in 1997 was attributable primarily to the dispositions of interests in properties referred to above and refinancings and repayments of project-related debt. These decreases were partially offset by the effects of a full year of operations of the properties in which the Company acquired interests in 1996. The increase in 1996 was attributable primarily to the net effect of the changes in the retail property portfolio referred to above and reductions in interest expense due to debt repayments and refinancings completed in 1995 and early 1996. Depreciation and amortization expense for retail properties increased $1.1 million in 1997 and $4.2 million in 1996. These changes were due primarily to the net effect of changes in the Company's portfolio of retail properties referred to above.

 Operating results of office/mixed-use properties are summarized as follows (in millions):

                                                    1997       1996       1995
                                                   ------     ------     ------
Revenues........................................   $218.7     $182.2     $145.0
Operating expenses, exclusive of
 depreciation and amortization..................    110.2       89.5       70.1
Interest expense................................     81.9       76.7       69.1
                                                   ------     ------     ------
                                                     26.6       16.0        5.8
Depreciation and amortization...................     34.8       29.9       27.2
                                                   ------     ------     ------
Operating loss..................................   $ (8.2)    $(13.9)    $(21.4)
                                                   ======     ======     ======

  Revenues from office/mixed-use properties increased $36.5 million in 1997 and $37.2 million in 1996. The increase in 1997 was attributable primarily to a full year of operations of the properties acquired in the Hughes transaction, openings of new office and other properties in Las Vegas and higher occupancy levels at hotel and Columbia office properties. The increase in 1996 was attributable primarily to operations of the properties acquired in the Hughes transaction and higher occupancy levels at hotel and other office properties. These increases were partially offset by decreases in tenant lease termination payments and the disposition of a property in the second quarter of 1995.

  Total operating and interest expenses (exclusive of depreciation and amortization) for office/mixed-use properties increased $25.9 million in 1997 and $27 million in 1996. The increase in 1997 was attributable primarily to a full year of operations of the properties acquired in the Hughes transaction, the effects of higher occupancy levels and the openings of new properties referred to above. The increase in 1996 was attributable primarily to operations of the properties acquired in the Hughes transaction and expenses associated with higher occupancy levels. These increases were partially offset by the dispositions of a vacant industrial property in the second quarter of 1996 and an office property in the second quarter of 1995.

Land Sales: Land sales operations relate primarily to the communities of Columbia, Maryland, and Summerlin, Nevada. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of saleable land for particular uses and management's decisions to sell, develop or retain land.

 Operating results from land sales are summarized as follows (in millions):

                                  1997                    1996
                       ------------------------  ------------------------
                                Columbia                  Columbia
                        Hughes    and            Hughes     and
                       Division  Other    Total  Division  Other    Total   1995
                       -------- -------- ------  -------- -------- ------  -----
Revenues..............  $163.2   $40.0   $203.2   $98.4    $39.5   $137.9  $33.4
Operating costs and
expenses..............   130.0    21.8    151.8    83.4     24.4    107.8   17.8
Interest expense......      .5     3.8      4.3      .7      1.0      1.7    5.1
                        ------   -----   ------   -----    -----   ------  -----
Operating income......  $ 32.7   $14.4   $ 47.1   $14.3    $14.1   $ 28.4  $10.5
                        ======   =====   ======   =====    =====   ======  =====

  Revenues and operating income from Hughes Division land sales for 1997 include $128.8 million and $27.1 million, respectively, relating to Summerlin and $34.4 million and $5.6 million, respectively, relating to other land holdings. Revenues and operating income from Hughes Division land sales for 1996 include $93 million and $14.2 million, respectively, relating to Summerlin and $5.3 million and $.1 million, respectively, relating to other land holdings. The increases in revenues and operating income in 1997 relating to Summerlin are attributable primarily to a full year of operations of the Hughes Division. The increase in operating income also reflects higher margins on sales, primarily because land on which development was completed or in progress at the time of the acquisition of Hughes (which carried lower profit margins) comprised a smaller proportion of sales in 1997. The increases in revenues and operating income in 1997 relating to other land holdings are attributable primarily to sales of various investment land parcels, particularly holdings in Nevada.

  Revenues from land sales in Columbia increased $.5 million in 1997 and $6.1 million in 1996. The increase in 1996 was due primarily to higher sales of land for commercial/other uses, partially offset by lower sales of residential land.

  Columbia and other land sales costs and expenses decreased $2.6 million in 1997 and increased $6.6 million in 1996. Expenses were higher in 1996 due to higher land sales revenues and settlement costs and broker commissions related to sales of land for commercial/other uses.

--------------------------------------------------------------------------------

Development: Development expenses were $4.7 million in 1997, $5.3 million in 1996 and $7.6 million in 1995. These costs consist primarily of additions to the preconstruction reserve and new business costs.

  The preconstruction reserve is determined on a project-by-project basis and is maintained to provide for costs of projects in the preconstruction phase of development, including retail property renovation and expansion opportunities, which may not go forward to completion. Additions to the preconstruction reserve were $2.8 million in 1997, $2.7 million in 1996 and $3.8 million in 1995. New business costs relate primarily to the initial evaluation of potential acquisition and development opportunities. These costs were $1.9 million in 1997, $1.8 million in 1996 and $3.5 million in 1995. The lower levels of preconstruction reserve additions in 1997 and 1996 were due to the progress of several significant retail center projects. The lower levels of new business costs in 1997 and 1996 were attributable to the Company's focus on development projects and, in 1996, the Hughes acquisition, which reduced evaluation of other opportunities.

Corporate: Corporate revenues consist primarily of interest income earned on temporary investments, including investments of unallocated proceeds from refinancings of certain properties. Corporate interest income was $4.5 million in 1997, $3.5 million in 1996 and $2.8 million in 1995. The changes in income during these years were attributable primarily to changes in the average investment balances, including in 1997 temporary investment of the unused proceeds of the Series B Convertible Preferred stock issued in the first quarter.

  Corporate expenses consist of certain interest and operating expenses, as discussed below, reduced by costs capitalized or allocated to other business segments. Interest is capitalized on corporate funds invested in projects under development, and interest on corporate borrowings and distributions on the Company-obligated mandatorily redeemable preferred securities which are used for other segments are allocated to those segments. Accordingly, corporate interest expense consists primarily of interest on the convertible subordinated debentures, the unsecured 8.5% notes and unallocated proceeds from refinancings of certain properties, net of interest capitalized on development projects or allocated to other segments, and corporate operating expenses consist primarily of general and administrative costs and distributions on the redeemable preferred securities, net of distributions allocated to other segments.

  Corporate interest costs were $13.9 million in 1997, $18 million in 1996 and $14 million in 1995. Interest of $14.9 million, $5.4 million and $3.7 million was capitalized in 1997, 1996 and 1995, respectively, on funds invested in development projects. The decrease in corporate interest costs in 1997 was attributable primarily to allocations of debt to other segments to fund certain capital expenditures. The increase in corporate interest costs in 1996 was attributable primarily to a higher level of credit line borrowings for development projects and for other corporate purposes. The higher level of interest capitalized in 1997 and 1996 reflects the higher level of corporate funds invested in projects under development.

Gain (Loss) on Dispositions of Assets and Other Provisions, Net: The loss on dispositions of assets and other provisions, net, for 1997 consisted primarily of provisions for losses recognized on several retail properties, an industrial property and a hotel the Company decided to sell, including additional provisions of $3.7 million related to retail properties held for disposition prior to 1997. These provisions were partially offset by gains on dispositions of five office properties ($4.7 million).

  The loss on dispositions of assets and other provisions, net, for 1996 consisted primarily of provisions for losses totaling $25.9 million recognized on five retail properties the Company decided to sell. These losses were partially offset by the reversal of a portion ($8.7 million) of a 1995 provision for loss on a tenant litigation judgment as a result of settlement of the matter.

  The loss on dispositions of assets and other provisions, net, for 1995 consisted primarily of a provision for loss of $12.3 million on a litigation judgment as a result of an appellate court award to a former tenant and provisions for losses totaling $15.6 million recognized on retail properties the Company decided to sell. These losses were partially offset by a gain of $2.4 million on disposition of a retail property.

--------------------------------------------------------------------------------

Extraordinary Losses, Net of Related Income Tax Benefits: The extraordinary losses in 1997, 1996 and 1995 resulted from early extinguishments of debt and aggregated $32.8 million, $2.2 million and $13.3 million, respectively, less deferred income tax benefits of $11.5 million, $.8 million and $4.6 million, respectively.

Net Earnings (Loss): The Company had net earnings of $167.3 million in 1997 and $16.4 million in 1996 and a net loss of $2.8 million in 1995. The Company's operating income (after depreciation and amortization) was $98.6 million in 1997, $59.5 million in 1996 and $35.9 million in 1995. The improvements in operating income were due primarily to the factors described above. Net earnings
(loss) for each year was affected by unusual and/or nonrecurring items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits. In addition, net earnings for 1997 was affected by the reversal of substantially all ($158.3 million) of the recorded deferred income tax assets and liabilities at December 31, 1997 as a result of the Company's decision to be taxed as a REIT effective January 1, 1998. The deferred income taxes were reversed because management believes that the Company met the qualifications for REIT status as of December 31, 1997, intends for it to continue to meet the qualifications in the future and does not expect that the Company will be liable for income taxes or taxes on "built-in gains" on its assets at the Federal level or in most states in future years. The Company's effective tax rate was (157.2%) in 1997, 58.9% in 1996 and 42.5% in 1995. The effective rate in 1997 was affected by the reversal of deferred tax assets and liabilities discussed above. Excluding the effect of the reversal, the effective rate for 1997 was 57.4%. The effective rates were higher in 1997 and 1996 because a portion of the distributions payable to the former Hughes owners (or their successors) under the Contingent Stock Agreement is not deductible for income tax purposes.

Earnings Before Depreciation and Deferred Taxes: The Company uses a supplemental performance measure along with net earnings (loss) to report its operating results. This measure, referred to as Earnings Before Depreciation and Deferred Taxes ("EBDT"), is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, the Company believes that EBDT provides relevant information about its operations and is necessary, along with net earnings
(loss), for an understanding of its operating results.

  Depreciation and amortization are excluded from EBDT because management believes the Company's portfolio of operating properties is worth substantially more than its undepreciated historical cost. Deferred income taxes are excluded from EBDT because payments of income taxes have not been significant and are not anticipated to become significant in the future. Current Federal and state income taxes are included as reductions of EBDT; however, in 1997, current income taxes incurred as a result of transactions completed to enable the Company to meet the qualifications for REIT status are excluded. Management believes this exclusion is appropriate as these taxes are nonrecurring and are not related to operations. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from EBDT. EBDT is reconciled to net earnings (loss) in the Five Year Summary of Earnings Before Depreciation and Deferred Taxes from Operations and Net Earnings
(Loss) on page 59.

  EBDT was $181.4 million in 1997, $139.4 million in 1996 and $108.4 million in 1995. The increases in EBDT in 1997 and 1996 were due primarily to the acquisition of Hughes. The results in 1997 were also affected by refinancings of project debt at lower interest rates, debt repayments from proceeds of the Series B Convertible Preferred stock offering in the first quarter and openings and dispositions of projects in both 1997 and 1996. The reasons for significant changes in revenues and expenses comprising EBDT by segment are described above.

--------------------------------------------------------------------------------


Financial condition, liquidity and capital resources

Management believes that the Company's financial position is sound and that its liquidity and capital resources are adequate for near term and longer term requirements. Shareholders' equity increased to $465.5 million at December 31, 1997 from $177.1 million at December 31, 1996. The increase was due primarily to the issuance of the Series B Convertible Preferred stock ($196.8 million) in the first quarter and net earnings for the year (including the reversal of net deferred income tax liabilities of $158.3 million), partially offset by the payment of regular quarterly dividends on the common and Preferred stocks.

   The Company had cash and cash equivalents and investments in marketable securities totaling $90.6 million and $47.4 million at December 31, 1997 and 1996, respectively.

   Net cash provided by operating activities was $185.5 million, $168.1 million and $107 million in 1997, 1996 and 1995, respectively. The changes in cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results. The level of net cash provided by operating activities is also affected by the timing of receipt of revenues (including proceeds of land sales financed by the Company) and the payment of operating and interest expenses and land development costs.

   In 1997 and 1996, over 80% of the Company's debt consisted of mortgages and bonds collateralized by operating properties. Scheduled principal payments on property debt were $46.3 million, $39 million and $36.4 million in 1997, 1996 and 1995, respectively. The increase in 1997 was attributable primarily to principal payments on debt assumed in the Hughes transaction.

   The annual maturities of debt for the next five years are as follows (in millions):


                       Scheduled   Balloon
                       Payments    Payments   Total
                       ---------   --------   -----

1998. . . . . .         $ 46.1    $ 24.0     $ 70.1
1999. . . . . .           43.1     148.4      191.5
2000. . . . . .           45.4     141.9      187.3
2001. . . . . .           46.7     156.2      202.9
2002. . . . . .           49.4     249.9      299.3
                        ------    ------     ------
                        $230.7    $720.4     $951.1
                        ======    ======     ======

   The balloon payments due in 1998 are expected to be paid at the scheduled maturity dates of the related loans from proceeds of refinancings or from other available corporate funds.

   The Company has historically relied primarily on fixed rate, nonrecourse loans from private institutional lenders to finance its operating properties and expects that it will continue to do so in the future. In recent years, however, the Company has made greater use of the public capital markets to meet its capital resource needs. Since 1993, the Company has completed public corporate debt and equity offerings aggregating over $700 million, the proceeds of which have been used primarily to repay or refinance corporate and project-related debt and to provide funds for project development costs, acquisitions and other corporate purposes. These transactions were completed on terms which allowed the Company to reduce its overall cost of capital while restructuring its debt maturities and increasing its financial flexibility. The Company is continually evaluating sources of capital, and management believes there are satisfactory sources available for all requirements without necessitating property sales.

   Cash expenditures for properties in development and improvements to existing properties funded by debt were $283.4 million, $124 million and $61.6 million in 1997, 1996 and 1995, respectively. The increases in 1997 and 1996 were due to increased project development activity, primarily retail property expansions and development of new office and industrial properties in Las Vegas. A substantial portion of the costs of properties in development is financed with construction or similar loans and/or credit line borrowings. Typically, long term fixed rate debt financing is arranged concurrently with the construction financing or before completion of construction.

   Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties and credit line borrowings.

     Due to the large number of projects under construction or in development, the Company anticipates that the level of capital expenditures for new development (excluding land development) and improvements to existing properties will be over $300 million in 1998. A substantial portion of these expenditures relates to new properties or retail center expansions and it is expected that most of these costs will be financed by debt, including property-specific construction loans and/or credit line borrowings.

     Cash expenditures for the acquisition of Hughes were $36.3 million in 1996 and were financed primarily by credit line borrowings. Cash expenditures for acquisitions of interests in properties were $79.4 million in 1997, $18.1 million in 1996 and $28.2 million in 1995. These costs were financed primarily by nonrecourse debt. The acquisitions in 1997 consisted primarily of a purchase of a retail center. The acquisitions in 1996 consisted of purchases of partners' interests in two retail centers, one of which was financed in part by the seller. The acquisitions in 1995 consisted of purchases of partners' interests in two retail centers, which were financed in whole or in part by the sellers, and purchase of a minority interest in a third retail center.

     The Company has available sources of capital in addition to those discussed above. The Company has a line of credit with a group of commercial banks and other lenders that provides for aggregate unsecured borrowings of up to $250 million, all of which was available at December 31, 1997. This line of credit can be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs. In addition, under effective registration statements, the Company may issue additional medium-term notes of up to $29.7 million and additional common stock, Preferred stock and/or debt securities of up $297.5 million.

     The agreements relating to the line of credit, the 8.5% unsecured notes, the medium-term notes and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if it does not meet financial covenants relating to levels of debt, debt service coverage, net worth and various other matters. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities and are not expected to do so in the foreseeable future.

The Year 2000 Issue

The year 2000 issue relates to whether computer systems will properly recognize date sensitive information to allow accurate processing of transactions and data relating to the year 2000 and beyond. Systems that do not properly recognize such information could generate erroneous data or fail.

     In 1996, the Company adopted a plan to replace and substantially upgrade its management information and accounting systems and is addressing the year 2000 issue as part of this plan. The Company has implemented new financial accounting and payroll systems which are year 2000 compliant and is in the process of implementing new property management and human resource systems (both of which are expected to become operational on or before January 1, 1999) which will also be year 2000 compliant. In addition, as a result of the Company's normal upgrade and replacement processes, all network and desktop equipment in use meets the requirements for the year 2000. The Company is in the process of conducting a comprehensive review of the computer hardware and software in the mechanical systems (e.g., escalators, elevators, heating, ventilating and cooling systems, etc.) at its operating properties to identify year 2000 issues. The review is expected to be completed by June 30, 1998. While it is likely that the review will identify the need to modify and/or replace certain equipment and software, management does not believe that the year 2000 issue will pose significant problems in these systems or that resolution of the problems will have a material effect on the Company's financial condition or results of operations. However, if the necessary modifications and replacements are not completed on a timely basis, the year 2000 issue could affect the Company's operations.

New accounting standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with other financial statements. It requires that an enterprise display an amount representing total comprehensive income for each period. It does not require per share amounts of comprehensive income to be disclosed. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997.

     In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for public companies to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

     In May 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-1 "Accounting by Participating Mortgage Loan Borrowers." This Statement prescribes borrowers' accounting for participating mortgage loans and requires, among other things, that borrowers recognize liabilities for the estimated fair value of lenders' participations in the appreciation in value (if any) of mortgaged real estate projects and record such participations as interest over the term of the related loans. The Statement is effective with respect to the Company in 1998. The Company has not previously recognized lenders' participations in the appreciation in value of mortgaged properties and, accordingly, it will recognize the cumulative effect of initially adopting the Statement in its statement of operations for the first quarter of 1998. The cumulative effect of initial adoption of the Statement will be to increase liabilities and reduce net earnings by approximately $4,500,000. This cumulative effect will be reported as a "cumulative effect of change in accounting principle" and therefore, will not impact income from continuing operations or EBDT. Ongoing application of the Statement will result in changes in interest expense and liabilities to lenders reported in the financial statements; however, because of the unpredictability of the timing and magnitude of changes in property values, it is not possible to estimate the timing, amount or direction of these changes.

Impact of inflation

The major portion of the Company's operating properties, its retail centers, is substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. In many cases, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue to the Company. A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse the Company for certain of its operating expenses; consequently, increases in these costs do not have a significant impact on the Company's operating results. The Company has a significant amount of debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

Information relating to forward-looking statements

This Annual Report to Shareholders of the Company includes forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated. The words "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following are among the factors that could cause actual results to differ materially from historical results or those anticipated: (1) risks associated with the Company's qualification and operation as a REIT; (2) real estate investment risks; (3) development risks; (4) liquidity of real estate investments; (5) dependence on rental income from real property; (6) effect of uninsured loss; (7) lack of geographical diversification; (8) possible environmental liabilities; (9) difficulties of compliance with Americans with Disabilities Act; (10) competition; (11) changes in the economic climate; and
(12) changes in tax laws or regulations. For a more detailed discussion of these and other factors, see Exhibit 99.2 of the Company's Form 10-K for the fiscal year ended December 31, 1997.

                       The Rouse Company and Subsidiaries

             FIVE YEAR SUMMARY OF EARNINGS BEFORE DEPRECIATION AND DEFERRED TAXES FROM OPERATIONS AND NET EARNINGS (LOSS)

--------------------------------------------------------------------------------

                                                                                  Year ended December 31,
                                                                   --------------------------------------------------
                                                                      1997       1996      1995      1994      1993
                                                                   ---------   --------  --------  --------  --------
                                                                                      (in thousands)
Revenues:
Operating properties:
 Retail centers:
   Minimum and percentage rents................................     $271,743   $256,880  $245,192  $238,222  $227,140
   Other rents and other revenues..............................      231,912    251,535   246,488   248,253   236,458
 Office, mixed-use and other:
   Minimum and percentage rents................................      130,744    106,246    80,319    82,347    81,415
   Other rents and other revenues..............................       87,991     75,908    64,647    64,225    62,617
                                                                   ---------   --------  --------  --------  --------
                                                                     722,390    690,569   636,646   633,047   607,630
Land sales.....................................................      203,219    137,853    33,403    35,232    35,313
Corporate interest income......................................        4,485      3,495     2,772     2,892     3,862
                                                                   ---------   --------  --------  --------  --------
                                                                     930,094    831,917   672,821   671,171   646,805
                                                                   ---------   --------  --------  --------  --------

Operating expenses, exclusive of depreciation
  and amortization:
Operating properties:
  Retail centers...............................................      257,848    260,027   246,747   253,095   251,386
  Office, mixed-use and other..................................      110,227     89,524    70,096    74,368    76,148
                                                                   ---------   --------  --------  --------  --------
                                                                     368,075    349,551   316,843   327,463   327,534
Land sales.....................................................      151,800    107,787    17,827    19,877    19,387
Development....................................................        4,747      4,964     7,288     6,494     3,853
Corporate......................................................       13,384      9,752     8,920     8,309     6,184
                                                                   ---------   --------  --------  --------  --------
                                                                     538,006    472,054   350,878   362,143   356,958
                                                                   ---------   --------  --------  --------  --------

Interest expense:
Operating properties:
  Retail centers...............................................      122,325    129,091   128,215   128,798   124,204
  Office, mixed-use and other..................................       81,905     76,659    69,034    67,892    65,601
                                                                   ---------   --------  --------  --------  --------
                                                                     204,230    205,750   197,249   196,690   189,805
Land sales.....................................................        4,287      1,658     5,071     5,028     4,093
Development....................................................           --        361       358       495       495
Corporate......................................................       (1,027)    12,612    10,285    11,370    16,413
                                                                   ---------   --------  --------  --------  --------
                                                                     207,490    220,381   212,963   213,583   210,806
                                                                   ---------   --------  --------  --------  --------

Current income taxes applicable to operations (note 2).........        3,208        123       620       735       760
                                                                   ---------   --------  --------  --------  --------
                                                                     748,704    692,558   564,461   576,461   568,524
                                                                   ---------   --------  --------  --------  --------

Earnings before depreciation and deferred
   taxes from operations (note 1)..............................     $181,390   $139,359  $108,360  $ 94,710  $ 78,281
                                                                   =========   ========  ========  ========  ========

--------------------------------------------------------------------------------

                                                                                             Year ended December 31,
                                                                             ----------------------------------------------------
                                                                               1997       1996       1995       1994       1993
                                                                             --------   --------   --------   --------   --------
                                                                                                (in thousands)
Earnings before depreciation and deferred taxes
   from operations by segment:
Operating properties:
   Retail centers..................................................          $123,101   $119,297   $116,135   $103,978   $ 87,248
   Office, mixed-use and other.....................................            26,562     15,852      5,839      4,273      2,283
                                                                             --------   --------   --------   --------   --------
                                                                              149,663    135,149    121,974    108,251     89,531
Land sales.........................................................            47,090     28,404     10,502     10,330     11,833
Development........................................................            (4,747)    (5,325)    (7,646)    (6,989)    (4,348)
Corporate..........................................................           (10,616)   (18,869)   (16,470)   (16,882)   (18,735)
                                                                             --------   --------   --------   --------   --------

Earnings before depreciation and
  deferred taxes from operations...................................          $181,390   $139,359   $108,360   $ 94,710   $ 78,281
                                                                             ========   ========   ========   ========   ========

Reconciliation to net earnings (loss):
Earnings before depreciation and deferred
  taxes from operations............................................          $181,390   $139,359   $108,360   $ 94,710   $ 78,281
Depreciation and amortization......................................           (86,009)   (79,990)   (73,062)   (74,186)   (70,200)
Deferred income taxes applicable to operations.....................           124,203    (25,596)    (3,699)    (5,995)    (3,603)
Certain current income taxes (note 2)..............................            (4,929)        --         --         --         --
Gain (loss) on dispositions of assets and
  other provisions, net............................................           (24,763)   (15,887)   (25,749)    (7,923)    (5,769)
Extraordinary losses, net..........................................           (21,342)    (1,453)    (8,631)    (4,447)    (8,051)
Cumulative effect at October 1, 1997 of change in
  accounting for business process reengineering costs, net.........            (1,214)        --         --         --         --
                                                                             --------   --------   --------   --------   --------
Net earnings (loss)................................................          $167,336   $ 16,433   $( 2,781)  $  2,159   $ (9,342)
                                                                             ========   ========   ========   ========   ========

Note 1--Earnings before depreciation and deferred taxes (EBDT) is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Earnings Before Depreciation and Deferred Taxes" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 54 for a full discussion of EBDT.

Note 2--EBDT for 1997 excludes current income taxes arising from transactions completed by the Company in connection with its determination to elect to be taxed as a REIT.

                         PROJECTS OF THE ROUSE COMPANY

------------------------------------------------------------------------------------------------------------------------------------
Retail Centers in Operation
------------------------------------------------------------------------------------------------------------------------------------
                                            Date of Opening                                                  Retail Square Footage
Consolidated Centers                         or Acquisition   Department Stores/Anchor Tenants             Total Center    Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Augusta Mall, Augusta, GA (a)                          8/78   Rich's; Macy's; JCPenney; Sears                   921,000      332,000
------------------------------------------------------------------------------------------------------------------------------------
Bayside Marketplace, Miami, FL (b)                     4/87   --                                                223,000      223,000
------------------------------------------------------------------------------------------------------------------------------------
Beachwood Place, Cleveland, OH (a)                     8/78   Saks Fifth Avenue; Dillard's; Nordstrom           912,000      348,000
------------------------------------------------------------------------------------------------------------------------------------
Cherry Hill Mall, Cherry Hill, NJ (a)                 10/61   Strawbridge's, Macy's; JCPenney                 1,292,000      543,000
------------------------------------------------------------------------------------------------------------------------------------
Echelon Mall, Voorhees, NJ (a)                         9/70   Strawbridge's; JCPenney; Boscov's               1,008,000      439,000
------------------------------------------------------------------------------------------------------------------------------------
Exton Square, Exton, PA (a)                            3/73   Strawbridge's                                     434,000      253,000
------------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace, Boston, MA (a)               8/76   --                                                215,000      215,000
------------------------------------------------------------------------------------------------------------------------------------
The Fashion Show, Las Vegas, NV (b)                    6/96   Neiman Marcus; Saks Fifth Avenue;
                                                              Macy's; Dillard's; Robinsons-May                  840,000      308,000
------------------------------------------------------------------------------------------------------------------------------------
Franklin Park, Toledo, OH (b)                          7/71   Hudson's; JCPenney; Jacobson's; Lion            1,056,000      313,000
------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Market East, Philadelphia,
PA(a)(c)                                               8/77   Strawbridge's; JCPenney; KMart                  1,179,000      363,000
------------------------------------------------------------------------------------------------------------------------------------
Governor's Square, Tallahassee, FL (b)                 8/79   Burdines; Dillard's; Sears; JCPenney            1,044,000      340,000
------------------------------------------------------------------------------------------------------------------------------------
The Grand Avenue, Milwaukee, WI (a)                    8/82   The Boston Store                                  842,000      242,000
------------------------------------------------------------------------------------------------------------------------------------
Harborplace, Baltimore, MD (a)                         7/80   --                                                136,000      136,000
------------------------------------------------------------------------------------------------------------------------------------
Highland Mall, Austin, TX (b)                          8/71   Dillard's; Foley's; JCPenney                    1,085,000      367,000
------------------------------------------------------------------------------------------------------------------------------------
Hulen Mall, Ft. Worth, TX (a)                          8/77   Foley's; Montgomery Ward; Dillard's               938,000      327,000
------------------------------------------------------------------------------------------------------------------------------------
The Jacksonville Landing, Jacksonville,
FL (a)                                                 6/87   --                                                128,000      128,000
------------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews, Louisville, KY (a)                  3/62   Dillard's; JCPenney; Bacon                        981,000      353,000
------------------------------------------------------------------------------------------------------------------------------------
Midtown Square, Charlotte, NC (a)                     10/59   Burlington Coat Factory                           235,000      190,000
------------------------------------------------------------------------------------------------------------------------------------
Mondawmin Mall (a)/Metro Plaza (b),
Baltimore, MD                                   1/78; 12/82   --                                                496,000      496,000
------------------------------------------------------------------------------------------------------------------------------------
Moorestown Mall, Moorestown, NJ (a)                   12/97   Strawbridge's; Boscov's; Sears                    857,000      258,000
------------------------------------------------------------------------------------------------------------------------------------
North Star, San Antonio, TX (b)                        9/60   Dillard's; Foley's; Saks Fifth Avenue;
                                                              Macy's; Mervyn's                                1,276,000      487,000
------------------------------------------------------------------------------------------------------------------------------------
Oakwood Center, Gretna, LA (a)                        10/82   Sears; Dillard's; Mervyn's; Maison Blanche        960,000      362,000
------------------------------------------------------------------------------------------------------------------------------------
Owings Mills, Baltimore, MD (a)                        7/86   Macy's; Hecht's; JCPenney                         884,000      325,000
------------------------------------------------------------------------------------------------------------------------------------
Paramus Park, Paramus, NJ (a)                          3/74   Macy's; Sears                                     746,000      279,000
------------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall, Atlanta, GA (b)                        8/71   Rich's; JCPenney; Macy's                        1,139,000      444,000
------------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting, Plymouth Meeting, PA (a)             2/66   Strawbridge's; Boscov's; IKEA                     790,000      390,000
------------------------------------------------------------------------------------------------------------------------------------
Riverwalk, New Orleans, LA (a)                         8/86   --                                                179,000      179,000
------------------------------------------------------------------------------------------------------------------------------------
St. Louis Union Station, St. Louis, MO (a)             8/85   --                                                172,000      172,000
------------------------------------------------------------------------------------------------------------------------------------
Santa Monica Place, Santa Monica, CA (a)              10/80   Macy's; Robinsons-May                             570,000      287,000
------------------------------------------------------------------------------------------------------------------------------------
South Street Seaport, New York, NY (a)                 7/83   --                                                259,000      259,000
------------------------------------------------------------------------------------------------------------------------------------
Tampa Bay Center, Tampa, FL (b)                        8/76   Burdines; Sears; Montgomery Ward                  895,000      325,000
------------------------------------------------------------------------------------------------------------------------------------
White Marsh, Baltimore, MD (b)                         8/81   Macy's; JCPenney; Hecht's; Sears; IKEA          1,028,000      359,000
------------------------------------------------------------------------------------------------------------------------------------
Willowbrook, Wayne, NJ (b)                             9/69   Lord & Taylor; Macy's; Stern's; Sears           1,530,000      502,000
------------------------------------------------------------------------------------------------------------------------------------
Woodbridge Center, Woodbridge, NJ (a)                  3/71   Lord & Taylor; Sears;
                                                              Stern's; Fortunoff; JCPenney                    1,546,000      560,000
------------------------------------------------------------------------------------------------------------------------------------
                                                              Total Consolidated Centers in Operation*       26,796,000   11,104,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Retail Centers in Operation
------------------------------------------------------------------------------------------------------------------------------------
                                          Date of Opening                                                  Retail Square Footage
Nonconsolidated/Managed Centers            or Acquisition  Department Stores/Anchor Tenants            Total Center        Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Burlington Center, Burlington Township,
NJ (d)                                               8/82  Strawbridge's; Sears; JCPenney                  666,000           242,000
------------------------------------------------------------------------------------------------------------------------------------
Collin Creek, Plano, TX (d)                          9/95  Dillard's; Foley's; JCPenney;
                                                           Sears; Mervyn's                               1,123,000           333,000
------------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia, Columbia, MD (e)               8/71  Hecht's; JCPenney; Sears                        953,000           421,000
------------------------------------------------------------------------------------------------------------------------------------
Northwest Arkansas Mall, Fayetteville,
AR (d)                                               8/80  Dillard's; JCPenney; Sears                      790,000           309,000
------------------------------------------------------------------------------------------------------------------------------------
Randhurst, Mt. Prospect, IL (d)                      7/81  Carson, Pirie, Scott; JCPenney;
                                                           Montgomery Ward; Kohl's                       1,304,000           581,000
------------------------------------------------------------------------------------------------------------------------------------
Ridgedale Center, Minnetonka, MN (d)                 1/89  Dayton's; JCPenney; Sears                     1,027,000           334,000
------------------------------------------------------------------------------------------------------------------------------------
Sherway Gardens, Toronto, ONT (c)                   12/78  Eaton's; The Bay                                972,000           524,000
------------------------------------------------------------------------------------------------------------------------------------
Southland Center, Taylor, MI (d)                     1/89  Hudson's; Mervyn's; JCPenney                    903,000           320,000
------------------------------------------------------------------------------------------------------------------------------------
Staten Island Mall, Staten Island, NY (d)           11/80  Sears; Macy's; JCPenney                       1,229,000           622,000
------------------------------------------------------------------------------------------------------------------------------------
Town & Country Center, Miami, FL (c)                 2/88  Sears; Marshalls                                645,000           467,000
------------------------------------------------------------------------------------------------------------------------------------
Community Centers in Columbia, MD (10) (e)             --  --                                              962,000           962,000
------------------------------------------------------------------------------------------------------------------------------------
                                                           Total Nonconsolidated/Managed Centers
                                                           in Operation                                 10,574,000         5,115,000
------------------------------------------------------------------------------------------------------------------------------------
                                                           Total Retail Centers in Operation*           37,370,000        16,219,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Retail Centers Held for Sale
------------------------------------------------------------------------------------------------------------------------------------
                                          Date of Opening                                                  Retail Square Footage
Consolidated Centers                       or Acquisition  Department Stores/Anchor Tenants            Total Center        Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Eastfield Mall, Springfield, MA (a)                  4/68  Sears; Filene's; JCPenney                        660,000          217,000
------------------------------------------------------------------------------------------------------------------------------------
Greengate Mall, Greensburg, PA (a)                   8/65  Lazarus; Montgomery Ward                         645,000          233,000
------------------------------------------------------------------------------------------------------------------------------------
Salem Mall, Dayton, OH (a)                          10/66  Lazarus; Sears                                   838,000          312,000
------------------------------------------------------------------------------------------------------------------------------------
                                                           Total Consolidated Retail Centers
                                                             Held for Sale                                2,143,000          762,000
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Nonconsolidated/Managed Centers
------------------------------------------------------------------------------------------------------------------------------------
College Square, Cedar Falls, IA (d)                  8/80  Von Maur; Younkers; Wal-Mart                     560,000          313,000
------------------------------------------------------------------------------------------------------------------------------------
Marshall Town Center, Marshalltown, IA (d)           8/80  JCPenney; Younkers; Menard's; Stage              343,000          164,000
------------------------------------------------------------------------------------------------------------------------------------
Muscatine Mall, Muscatine, IA (d)                    8/80  JCPenney                                         339,000          178,000
------------------------------------------------------------------------------------------------------------------------------------
North Grand, Ames, IA (d)                            8/80  JCPenney; Sears; Younkers                        350,000          157,000
------------------------------------------------------------------------------------------------------------------------------------
Westland Mall, West Burlington, IA (d)               8/80  JCPenney; Younkers; Stage                        335,000          175,000
------------------------------------------------------------------------------------------------------------------------------------
                                                           Total Nonconsolidated/Managed Retail
                                                           Centers Held for Sale                          1,927,000          987,000
------------------------------------------------------------------------------------------------------------------------------------
                                                           Total Retail Centers Held for Sale             4,070,000        1,749,000

------------------------------------------------------------------------------------------------------------------------------------
                                                           Total Retail Centers*                         41,440,000       17,968,000

------------------------------------------------------------------------------------------------------------------------------------
* Not including 691,000 square feet of retail space in five mixed-use properties listed on the following page.
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Office, Mixed-Use and Other Properties in Operation
-------------------------------------------------------------------------------------------------------------------
Consolidated Mixed-Use Properties                         Location                                      Square Feet
-------------------------------------------------------------------------------------------------------------------
Arizona Center (a)                                        Phoenix, AZ
    The Shops at Arizona Center                                                                             151,000
    One Arizona Center Office Tower                                                                         330,000
    Two Arizona Center Office Tower                                                                         449,000
-------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace (a)                            Baltimore, MD
    The Gallery                                                                                             141,000
    Office Tower                                                                                            265,000
    Renaissance Hotel                                                                                     622 rooms
-------------------------------------------------------------------------------------------------------------------
Pioneer Place (a)                                         Portland, OR
    Saks Fifth Avenue                                                                                        60,000
    Retail Pavillion                                                                                        147,000
    Office Tower                                                                                            283,000
-------------------------------------------------------------------------------------------------------------------
Village of Cross Keys (a)                                 Baltimore, MD
    Village Shops                                                                                            74,000
    Village Square Offices                                                                                   79,000
    Quadrangle Offices                                                                                      110,000
-------------------------------------------------------------------------------------------------------------------
Westlake Center (a)                                       Seattle, WA
    Retail Pavillion                                                                                        118,000
    Office Tower                                                                                            342,000
-------------------------------------------------------------------------------------------------------------------
Consolidated Office and Other Properties
-------------------------------------------------------------------------------------------------------------------
Hughes Center (11 buildings) (a)                          Las Vegas, NV                                     836,000
Hughes Airport Center (29 buildings) (a)                  Las Vegas, NV                                   1,468,000
Hughes Cheyenne Center (3 buildings) (a)                  Las Vegas, NV                                     377,000
Summerlin Commercial (11 buildings) (a)                   Summerlin, NV                                     610,000
Lucky's Center (3 buildings) (a)                          Los Angeles, CA                                   142,000
Owings Mills Town Center (4 buildings) (b)                Baltimore County, MD                              731,000
Other Office Projects (4 buildings) (a)                   Various                                           268,000
                                                          Total Consolidated Office, Mixed-Use and
                                                          Other Properties**                              6,981,000
-------------------------------------------------------------------------------------------------------------------
Nonconsolidated/Managed Office, Mixed-Use and
Other Properties
-------------------------------------------------------------------------------------------------------------------
Columbia Office and Industrial (12 buildings) (e)         Columbia, MD                                    1,033,000
-------------------------------------------------------------------------------------------------------------------
Properties owned by Rouse-Teachers                        Baltimore-Washington Corridor
Properties, Inc. (d) (29 buildings)                                                                       4,601,000
-------------------------------------------------------------------------------------------------------------------
300 East Lombard (d)                                      Baltimore, MD                                     233,000
-------------------------------------------------------------------------------------------------------------------
                                                          Total Nonconsolidated/Managed Office,
                                                          Mixed-Use And Other Properties                  5,867,000
-------------------------------------------------------------------------------------------------------------------
                                                          Total Office, Mixed-Use and Other
                                                          Properties in Operation**                      12,848,000
-------------------------------------------------------------------------------------------------------------------
Office, Mixed-Use and Other Properties Held for Sale
-------------------------------------------------------------------------------------------------------------------
Consolidated Properties
-------------------------------------------------------------------------------------------------------------------
Cross Keys Inn (a)                                        Baltimore, MD                                   148 rooms
-------------------------------------------------------------------------------------------------------------------
Nonconsolidated/Managed Properties
-------------------------------------------------------------------------------------------------------------------
Columbia Inn (e)                                          Columbia, MD                                    289 rooms
-------------------------------------------------------------------------------------------------------------------
Gateway Commerce Center (e)                               Columbia, MD                                    1,290,000
-------------------------------------------------------------------------------------------------------------------
                                                          Total Office, Mixed-Use and
                                                          Other Properties**                             14,138,000
-------------------------------------------------------------------------------------------------------------------
** Including 691,000 square feet of retail space in the mixed-use properties.
-------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Retail Centers Under Construction                                                                         Retail Square Footage
or in Development                                     Department Stores/Anchor Tenants                Total Center       Mall Only
----------------------------------------------------------------------------------------------------------------------------------
Oviedo Marketplace, Orlando, FL                       Dillard's; Gayfers; Regal Cinema                     850,000         300,000
----------------------------------------------------------------------------------------------------------------------------------
Summerlin Town Center, Summerlin, NV                  Robinsons-May; Lord & Taylor; Dillard's            1,050,000         350,000
----------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall Expansion, Atlanta, GA                 Nordstrom                                            225,000         100,000
----------------------------------------------------------------------------------------------------------------------------------
Augusta Mall Expansion, Augusta, GA                   JB White                                             160,000           5,000
----------------------------------------------------------------------------------------------------------------------------------
Oakwood Center Expansion, Gretna, LA                  JCPenney                                             125,000              --
----------------------------------------------------------------------------------------------------------------------------------
White Marsh Expansion, Baltimore, MD                  Lord & Taylor                                        120,000              --
----------------------------------------------------------------------------------------------------------------------------------
Owings Mills Expansion, Baltimore, MD                 Lord & Taylor; Sears; General Cinema                 330,000          25,000
----------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting Expansion, Plymouth Meeting, PA      General Cinema                                        48,000          48,000
----------------------------------------------------------------------------------------------------------------------------------
Moorestown Mall Expansion, Moorestown, NJ             Strawbridge's; Lord & Taylor                         320,000              --
----------------------------------------------------------------------------------------------------------------------------------
Northwest Arkansas Mall Expansion, Fayetteville, AR   Sears                                                 40,000              --
----------------------------------------------------------------------------------------------------------------------------------
Echelon Mall Expansion, Voorhees, NJ                  Sears                                                142,000              --
----------------------------------------------------------------------------------------------------------------------------------
Paramus Park Expansion, Paramus, NJ                   Old Navy                                              95,000          95,000
----------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews Expansion, Louisville, KY           Lord & Taylor                                        128,000           8,000
----------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia Expansion, Columbia, MD          Nordstrom; Lord & Taylor                             355,000          75,000
----------------------------------------------------------------------------------------------------------------------------------
Exton Square Expansion, Exton, PA                     Sears; Boscov's; JCPenney                            569,000         120,000
----------------------------------------------------------------------------------------------------------------------------------
The Fashion Show Expansion, Las Vegas, NV             Neiman Marcus; Saks Fifth Avenue; Macy's;            885,000         300,000
                                                      Robinsons-May; Lord & Taylor
----------------------------------------------------------------------------------------------------------------------------------
Hulen Mall Expansion, Fort Worth, TX                  Lord & Taylor; Nordstrom                             360,000          80,000
----------------------------------------------------------------------------------------------------------------------------------
Harborplace Renovation, Baltimore, MD                 Planet Hollywood                                          --              --
----------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace Renovation, Boston, MA       -                                                         --              --
----------------------------------------------------------------------------------------------------------------------------------
The Village Center at The Trails, Summerlin, NV       -                                                    169,000         169,000
----------------------------------------------------------------------------------------------------------------------------------
Fairwood Village Center, Fairwood, MD                 -                                                     80,000          80,000
----------------------------------------------------------------------------------------------------------------------------------
Lake Mead at Buffalo, Summerlin, NV                   -                                                     69,000          69,000
----------------------------------------------------------------------------------------------------------------------------------
                                                      Total Retail Centers Under Construction or
                                                      in Development                                     6,120,000       1,824,000
----------------------------------------------------------------------------------------------------------------------------------
Office, Mixed-Use and Other Properties Under
Construction or in Development                        Type of Space                                                    Square Feet
----------------------------------------------------------------------------------------------------------------------------------
Pioneer Place Expansion, Portland, OR                 Saks Fifth Avenue                                                    150,000
----------------------------------------------------------------------------------------------------------------------------------
Arizona Center Expansion, Phoenix, AZ                 AMC Theatre                                                           90,000
                                                      Doubletree Hotel                                                   400 rooms
----------------------------------------------------------------------------------------------------------------------------------
The Village at Merrick Park, Coral Gables, FL         Neiman Marcus, Nordstrom                                             385,000
                                                      Mall Only Retail                                                     430,000
                                                      Office                                                                80,000
----------------------------------------------------------------------------------------------------------------------------------
Hughes Center (2 buildings), Las Vegas, NV            Office                                                               166,000
----------------------------------------------------------------------------------------------------------------------------------
Hughes Airport Center (2 buildings), Las Vegas, NV    Industrial                                                           109,000
----------------------------------------------------------------------------------------------------------------------------------
Summerlin Commercial (2 buildings), Summerlin, NV     Office                                                               161,000
----------------------------------------------------------------------------------------------------------------------------------
                                                      Total Office, Mixed-Use and Other Properties
                                                      Under Construction or in Development                               1,571,000
----------------------------------------------------------------------------------------------------------------------------------

Notes:
(a) Projects are wholly owned by subsidiaries of the Company.
(b) Projects are owned by joint ventures or partnerships and are managed by affiliates of the Company for a fee. The Company's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook in which the Company has 37 1/2% interests).
(c) Projects are managed by affiliates of the Company for a fee plus a share of cash flow.
(d) Projects are owned by partnerships or by subsidiaries of the Company (Burlington Center, Randhurst and Staten Island Mall) and are managed by affiliates of the Company for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. The Company's ownership interest in the partnerships is less than 20%, except for Collin Creek Mall in which the Company has a 30% interest.
(e) Projects are owned and managed by affiliates in which the Company holds substantially all (at least 98%) of the financial interest, but does not own a majority voting interest.