Form 10-K, Exhibit 13
period 1998-12-31
ROUSE COMPANY
filed 1999-03-31
CIK 85388

                      The Rouse Company and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS

                          December 31, 1998 and 1997

                       (in thousands, except share data)


                                                                                       1998                1997
                                                                                    -----------         -----------
ASSETS
Property (notes 4 and 7):

     Operating properties:

         Property and deferred costs of projects.............................       $ 4,718,727         $ 3,079,962

         Less accumulated depreciation and amortization......................           578,311             515,229
                                                                                     ----------          ----------
                                                                                      4,140,416           2,564,733

     Properties in development...............................................           167,360             232,349

     Properties held for sale................................................           165,894              20,052
                                                                                     ----------          ----------

         Total property......................................................         4,473,670           2,817,134

Investments in and advances to unconsolidated
     real estate ventures (notes 3 and 7)....................................           322,066             338,692

Prepaid expenses, receivables under finance leases and
     other assets (note 15)..................................................           241,040             228,956

Accounts and notes receivable (note 5).......................................            75,917             114,300

Investments in marketable securities.........................................             4,256               3,586

Cash and cash equivalents....................................................            37,694              87,100
                                                                                    -----------         -----------

     TOTAL...................................................................       $ 5,154,643         $ 3,589,768
                                                                                    ===========         ===========


The accompanying notes are an integral part of these statements.

                                                                                                   1998               1997
                                                                                               ------------        -----------
LIABILITIES
Debt (note 7):
     Property debt not carrying a Parent Company guarantee of repayment.................        $2,923,119         $ 2,085,456

     Parent Company debt and debt carrying a Parent Company guarantee of repayment:
         Property debt..................................................................           161,986             158,093
         Convertible subordinated debentures............................................           128,515             130,000
         Other debt.....................................................................           845,200             256,000
                                                                                               -----------          ----------

                                                                                                 1,135,701             544,093
                                                                                               -----------          ----------

         Total debt.....................................................................         4,058,820           2,629,549
                                                                                               -----------           ---------



Obligations under capital leases........................................................             9,639              54,591

Accounts payable, accrued expenses and other liabilities................................           320,293             302,613


Company-obligated mandatorily redeemable preferred securities of a trust
     holding solely Parent Company subordinated debt securities (note 8)................           136,965             137,500

Commitments and contingencies (notes 15 and 16)

SHAREHOLDERS' EQUITY (notes 12 and 13)
Series B Convertible Preferred stock with a liquidation preference of $202,500                          41                  41

Common stock of 1 cent par value per share; 250,000,000 shares authorized;
     issued 72,225,223 shares in 1998 and 66,910,901 shares in 1997.....................               723                 669

Additional paid-in capital..............................................................           836,508             686,976
Accumulated deficit.....................................................................          (206,520)           (222,171)
Accumulated other comprehensive income..................................................            (1,826)                ---
                                                                                               -----------          ----------

     Net shareholders' equity...........................................................           628,926             465,515
                                                                                               -----------          ----------

     TOTAL..............................................................................       $ 5,154,643         $ 3,589,768
                                                                                               ===========         ===========

                      The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           AND COMPREHENSIVE INCOME

                 Years ended December 31, 1998, 1997 and 1996

                     (in thousands, except per share data)

                                                                             1998           1997           1996
                                                                         -----------    -----------     -----------
Revenues ..............................................................  $   692,571    $   916,771     $   821,036

Operating expenses, exclusive of provision for bad debts,
     depreciation and amortization.....................................      350,647        530,076         468,366
Interest expense (note 7)..............................................      209,564        207,490         220,381
Provision for bad debts................................................        7,735          5,766           3,688
Depreciation and amortization (note 4).................................       84,068         82,944          77,414
Equity in earnings of unconsolidated real estate ventures (note 3).....       75,769          6,815           8,917
Loss on dispositions of assets and other provisions, net (note 11).....       11,174         23,484          16,499
                                                                         -----------    -----------     -----------

     Earnings before income taxes, extraordinary items and
         cumulative effect of changes in accounting principle..........      105,152         73,826          43,605
                                                                         -----------    -----------     -----------

Income tax provision (benefit) (note 10):
     Current...........................................................          (24)         8,137             123
     Deferred---primarily Federal......................................          ---       (124,203)         25,596
                                                                         -----------    -----------     -----------

                                                                                 (24)      (116,066)         25,719
                                                                         -----------    -----------     -----------

     Earnings before extraordinary items and cumulative effect
         of changes in accounting principle............................      105,176        189,892          17,886

Extraordinary gain (loss), net (note 7)................................        4,355        (21,342)         (1,453)
Cumulative effect at January 1, 1998 of change in accounting
     for participating mortgages (note 1)..............................       (4,629)           ---             ---
Cumulative effect at October 1, 1997 of change in accounting
     for business process reengineering costs, net (note 1)............          ---         (1,214)            ---
                                                                         -----------    -----------     -----------

     NET EARNINGS......................................................      104,902        167,336          16,433

Other items of comprehensive income - minimum
     pension liability adjustment......................................       (1,826)           ---              --
                                                                         -----------    -----------     -----------

     COMPREHENSIVE INCOME..............................................  $   103,076    $   167,336     $    16,433
                                                                         ===========    ===========     ===========

     NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS....................  $    92,750    $   157,023     $     5,900
                                                                         ===========    ===========     ===========

EARNINGS PER SHARE OF COMMON STOCK (NOTE 14):
     Basic:
         Earnings before extraordinary items and cumulative effect
             of changes in accounting principle........................  $      1.36    $      2.70     $       .13
         Extraordinary items...........................................          .07           (.32)           (.03)
         Cumulative effect of changes in accounting principle..........         (.07)          (.02)            ---
                                                                         -----------    -----------     -----------

             Total.....................................................  $      1.36    $      2.36     $       .10
                                                                         ===========    ===========     ===========

     Diluted:
         Earnings before extraordinary items and cumulative effect
             of changes in accounting principle........................  $      1.34    $      2.59     $       .12
         Extraordinary items...........................................          .07           (.28)           (.03)
         Cumulative effect of changes in accounting principle..........         (.07)          (.02)            ---
                                                                         -----------    -----------     -----------

             Total.....................................................  $      1.34    $      2.29     $       .09
                                                                         ===========    ===========     ===========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 Years ended December 31, 1998, 1997 and 1996

                   (in thousands, except per share amounts)

                                                                                                                    Accumulated
                                                      Series A     Series B               Additional                   other
                                                      Preferred    Preferred    Common      paid-in    Accumulated  comprehensive
                                                        stock        stock       stock      capital       deficit      income
                                                      ---------    ---------    ------    ----------   -----------  -------------
BALANCE AT DECEMBER 31, 1995........................   $   45       $  ---      $   479     $ 309,943    $ (267,883)   $     ---

Net earnings .......................................      ---          ---          ---           ---        16,433          ---
Dividends declared: ..
     Common stock -- $.88 per share.................      ---          ---          ---           ---       (50,384)         ---
     Preferred stock -- $2.44 per share.............      ---          ---          ---           ---       (10,533)         ---
Conversion of Series A Preferred stock (note 12)          (45)         ---          106           (61)          ---          ---
Purchases of common stock...........................      ---          ---           (2)       (7,005)          ---          ---
Common stock issued in acquisition of
     The Hughes Corporation (note 2)................      ---          ---           78       178,008           ---          ---
Common stock issued pursuant to Contingent
     Stock Agreement (note 13)......................      ---          ---            2         5,023           ---          ---
Proceeds from exercise of stock options, net........      ---          ---            4         1,038           ---          ---
Lapse of restrictions on common stock awards........      ---          ---          ---         1,903           ---          ---
                                                       ------       ------      -------     ---------    ----------    ---------

BALANCE AT DECEMBER 31, 1996........................      ---          ---          667       488,849      (312,367)         ---

Net earnings........................................      ---          ---          ---           ---       167,336          ---
Dividends declared:
     Common stock -- $1.00 per share................      ---          ---          ---           ---       (66,827)         ---
     Preferred stock -- $2.65 per share.............      ---          ---          ---           ---       (10,313)         ---
Issuance of Series B Preferred stock (note 12)......      ---           41          ---       196,787           ---          ---
Purchases of common stock...........................      ---          ---           (8)      (26,357)          ---          ---
Common stock issued pursuant to Contingent
     Stock Agreement (note 13)......................      ---          ---            8        23,305           ---          ---
Proceeds from exercise of stock options, net........      ---          ---            2         2,077           ---          ---
Lapse of restrictions on common stock awards........      ---          ---          ---         2,315           ---          ---
                                                       ------       ------      -------     ---------    ----------    ---------

BALANCE AT DECEMBER 31, 1997........................      ---           41          669       686,976      (222,171)         ---

Net earnings........................................      ---          ---          ---           ---       104,902          ---
Other comprehensive income..........................      ---          ---          ---           ---           ---       (1,826)
Dividends declared:
     Common stock -- $1.12 per share................      ---          ---          ---           ---       (77,099)         ---
     Preferred stock -- $3.00 per share.............      ---          ---          ---           ---       (12,152)         ---
Purchases of common stock...........................      ---          ---          (21)      (65,412)          ---          ---
Conversion of convertible subordinated debentures         ---          ---            1         1,484           ---          ---
Common stock issued pursuant to Contingent
     Stock Agreement (note 13)......................      ---          ---           21        65,002           ---          ---
Other common stock issued...........................      ---          ---           50       143,378           ---          ---
Proceeds from exercise of stock options, net........      ---          ---            3           484           ---          ---
Lapse of restrictions on common stock awards........      ---          ---          ---         4,596           ---          ---
                                                       ------       ------      -------     ---------    ----------    ---------

BALANCE AT DECEMBER 31, 1998........................   $  ---       $   41      $   723     $ 836,508    $ (206,520)   $  (1,826)
                                                       ======       ======      =======     =========    ==========    =========

The accompanying notes are an integral part of these statements.              7

                      The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Years ended December 31, 1998, 1997 and 1996

                                (in thousands)

                                                                            1998            1997           1996
                                                                         -----------    -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Rents and other revenues received.................................       $   666,080    $   714,784     $   685,990
Proceeds from land sales and on notes receivable from land
   sales..........................................................            80,017        159,932         122,245
Interest received.................................................            14,038         11,877          11,939
Land development expenditures.....................................               ---        (97,868)        (54,343)
Operating expenditures............................................          (339,962)      (395,528)       (381,061)
Interest paid.....................................................          (204,897)      (207,681)       (216,644)
Dividends, interest and other operating distributions from
   unconsolidated majority financial interest ventures, net.......            45,907            ---             ---
                                                                         -----------    -----------     -----------

     Net cash provided by operating activities....................           261,183        185,516         168,126
                                                                         -----------    -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for properties in development and improvements to
     existing properties funded by debt...........................          (306,950)      (283,401)       (123,985)
Expenditures for acquisition of The Hughes Corporation,
     net of acquired cash.........................................               ---            ---         (36,331)
Expenditures for property acquisitions............................          (882,404)       (79,420)        (18,152)
Expenditures for improvements to existing properties funded by cash provided by operating activities:
         Tenant leasing and remerchandising.......................            (7,955)        (5,964)         (8,095)
         Building and equipment...................................           (13,873)       (15,933)        (12,691)
Proceeds from sales of operating properties.......................           130,070         81,281          26,345
Payments received on loans and advances to unconsolidated
   majority financial interest ventures...........................            47,483            ---             ---
Other.............................................................             1,429        (19,042)        (10,086)
                                                                         -----------    -----------     -----------

     Net cash used by investing activities........................        (1,032,200)      (322,479)       (182,995)
                                                                         -----------    -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of property debt...........................           650,987        693,525         291,373
Repayments of property debt:
     Scheduled principal payments.................................           (50,689)       (46,282)        (39,048)
     Other payments...............................................          (347,725)      (572,139)       (251,807)
Proceeds from issuance of other debt..............................           602,000         11,868          31,652
Repayments of other debt..........................................           (15,287)        (1,520)            ---
Proceeds from issuance of Series B Preferred stock................               ---        196,828             ---
Proceeds from issuance of common stock............................            43,428            ---             ---
Purchases of common stock.........................................           (65,433)       (26,365)         (7,007)
Dividends paid....................................................           (89,251)       (77,140)        (60,917)
Other.............................................................            (6,419)         1,522            (533)
                                                                         -----------    -----------     -----------

     Net cash provided (used) by financing activities.............           721,611        180,297         (36,287)
                                                                         -----------    -----------     -----------

Net increase (decrease) in cash and cash equivalents..............           (49,406)        43,334         (51,156)

Cash and cash equivalents at beginning of year....................            87,100         43,766          94,922
                                                                         -----------    -----------     -----------

Cash and cash equivalents at end of year..........................       $    37,694    $    87,100     $    43,766
                                                                         ===========    ===========     ===========

The accompanying notes are an integral part of these statements.

RECONCILIATION OF NET EARNINGS TO NET CASH
     PROVIDED BY OPERATING ACTIVITIES

                                                                            1998            1997           1996
                                                                         -----------    -----------     -----------
NET EARNINGS......................................................       $   104,902    $   167,336     $    16,433
Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization................................            84,068         82,944          77,414
     Undistributed earnings of majority financial interest
         ventures.................................................           (41,720)           ---             ---
     Loss on dispositions of assets and other provisions, net.....            11,174         23,484          16,499
     Extraordinary (gain) loss, net...............................            (4,355)        21,342           1,453
     Cumulative effect of change in accounting principle, net.....             4,629          1,214             ---
     Additions to preconstruction reserve.........................             1,700          2,800           2,700
     Participation expense pursuant to Contingent Stock Agreement.            44,075         35,832          28,844
     Provision for bad debts......................................             7,735          5,766           3,688
     Decrease (increase) in:
         Accounts and notes receivable............................            32,507        (70,045)        (26,862)
         Other assets.............................................             1,845         (2,312)         (5,694)
     Increase in accounts payable, accrued expenses
         and other liabilities....................................             8,852         48,783          25,885
     Deferred income taxes........................................               ---       (124,203)         25,596
     Other, net...................................................             5,771         (7,425)          2,170
                                                                         -----------    -----------     -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES.........................       $   261,183    $   185,516     $   168,126
                                                                         ===========    ===========     ===========


-----------------------------------------------------------------------------------------------------------------------------

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES


                                                                            1998            1997           1996
                                                                         -----------    -----------     -----------
Common stock issued pursuant to Contingent Stock
     Agreement (note 13)..........................................       $    65,023    $    23,313     $     5,025
Common stock and other noncash consideration issued
     in acquisitions of property interests (note 4)...............           100,000          5,323          13,520
Mortgage and other debt assumed or issued in acquisitions of
     property interests...........................................           599,795            ---          21,090
Mortgage debt extinguished on dispositions
     of interests in properties...................................            19,875            ---             ---
Termination of capital lease obligation...........................            46,387            ---             ---
Common stock issued on conversion of convertible
   subordinated debentures........................................             1,485            ---             ---
Capital lease obligations incurred................................             2,743          1,101           3,789
Debt assumed by purchasers of land................................                 2         21,928          16,991
Mortgage and other debt of subsidiaries in
     which a majority voting interest was sold
     to an affiliate (note 3).....................................               ---        280,595             ---
Property of subsidiaries in which a majority voting
     interest was sold to an affiliate (note 3)...................               ---        547,295             ---
Debt and other liabilities assumed in acquisition of The Hughes
     Corporation, net (note 2)....................................               ---            ---         334,155
Common stock issued in acquisition of The Hughes
     Corporation (note 2).........................................               ---            ---         178,086
Notes received from sales of operating properties.................               ---            ---           8,440
                                                                         ===========    ===========     ===========

                      The Rouse Company and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998, 1997 and 1996


(1) SUMMARY OF SIGNIFICANT    (A) DESCRIPTION OF BUSINESS
    ACCOUNTING POLICIES       Through its subsidiaries and affiliates, the
                              Company acquires, develops and/or manages income-producing properties located throughout the United
                              States and develops and sells land for
                              residential, commercial and other uses. The income-producing properties consist of retail centers, office and industrial buildings and mixed-use and other properties. The retail centers are primarily regional shopping centers in suburban market areas, but also include specialty marketplaces in certain downtown areas and several village centers, primarily in Columbia, Maryland.
                              The office and industrial properties are located primarily in the Columbia, Baltimore and Las Vegas market areas or are components of large-scale mixed-use properties (which include retail, parking and other uses) located in other urban markets. Land development and sales operations are predominantly related to large-scale, long-term community development projects in Columbia and Summerlin, Nevada.

                              (B) BASIS OF PRESENTATION
                              The consolidated financial statements include the accounts of The Rouse Company, all subsidiaries and partnerships in which it has a majority voting interest and control and the Company's proportionate share of the assets, liabilities, revenues and expenses of unconsolidated real estate ventures in which it has joint interest and control with other venturers. Investments in other ventures are accounted for using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.
                                   The preparation of financial statements in
                              conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of the Company's financial statements in a number of areas, including evaluation of impairment of long-lived assets (including operating properties and properties held for development or sale), determination of useful lives of assets subject to depreciation or amortization, evaluation of collectibility of accounts and notes receivable and measurement of pension and postretirement obligations. Actual results could differ from those and other estimates.
                                   Certain amounts for prior years have been
                              reclassified to conform to the presentation for 1998.

                              (C) PROPERTY
                              Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate. Properties held for sale are carried at cost reduced for valuation allowances, where appropriate. Acquisition, development and construction costs of properties in development are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and preconstruction costs. The preconstruction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. Provision is made for potentially unsuccessful preconstruction efforts by charges to operations. Development and construction costs and costs of significant improvements, replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred.
                                   Direct costs associated with financing and
                              leasing of operating properties are capitalized as deferred costs and amortized over the periods benefited by the expenditures. Effective March 19, 1998, the Company adopted a policy of charging internal staff costs associated with acquisitions of operating properties to expense as incurred as required by a consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board. Prior to that date, such costs were capitalized as part of the cost of properties acquired. This change did not have a material effect on net earnings for 1998.

                                   Depreciation of operating properties is
                              computed using the straight-line method. The annual rate of depreciation for most of the Company's retail centers is based on a 55-year composite life and a salvage value of approximately 10%, producing an effective annual rate of depreciation for new properties of 1.6%. The other retail centers, all office buildings and other properties are generally depreciated using composite lives of 40 years producing an effective annual rate of depreciation for such properties of 2.5%.
                                   If events or circumstances indicate that the
                              carrying value of an operating property to be held and used may be impaired, a recoverability analysis is performed based on estimated nondiscounted future cash flows to be generated from the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to estimated fair value and an impairment loss is recognized.
                                   Properties held for sale are carried at the
                              lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. The net carrying values of operating properties are classified as properties held for sale when marketing of the properties for sale is authorized by management. Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the date of sale. Revenues and expenses related to property interests acquired with the intention to resell are not recognized.

                              (D) SALES OF PROPERTY
                              Gains from sales of operating properties and revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and any subsequent involvement by the Company with the properties sold are met. Gains or revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. For land sale transactions under the terms of which the Company is required to perform additional services and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.
                                   Cost of land sales is generally determined as
                              a specified percentage of land sales revenues recognized for each land development project. The cost percentages used are based on estimates of development costs and sales revenues to completion of each project and are revised periodically for changes in estimates or development plans. The specific identification method is used to determine cost of sales of certain parcels of land.

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

                              (F) INCOME TAXES
                              In December 1997, the Company determined that it would elect to be taxed as a real estate investment trust (REIT) pursuant to the Internal Revenue Code of 1986, as amended, effective January 1, 1998. In general, a corporation that distributes at least 95% of its REIT taxable income to shareholders in any taxable year and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation to the extent of the income which it distributes. Management believes that the Company met the qualifications for REIT status as of December 31, 1998 and intends for it to continue to meet the qualifications in the future and to distribute at least 100% of its REIT taxable income (determined after taking into account any net operating loss deduction) to shareholders in 1999 and subsequent years. As discussed more fully in note 10, management also does not expect that the Company will pay taxes on "built-in gains" on its assets. Based on these considerations, management does not believe that the Company will be liable for income taxes at the

                              Federal level or in most of the states in which it operates in 1998 and future years. Accordingly, the Company eliminated substantially all of its existing deferred tax assets and liabilities at December 31, 1997, and does not expect to provide for deferred income taxes in future periods except in certain states.
                                   Where required, deferred income taxes are
                              accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

                              (G) INVESTMENTS IN MARKETABLE SECURITIES AND CASH
                                  AND CASH EQUIVALENTS
                              The Company's investment policy defines authorized investments and establishes various limitations on the maturities, credit quality and amounts of investments held. Authorized investments include U.S. government and agency obligations, certificates of deposit, bankers acceptances, repurchase agreements, commercial paper, money market mutual funds and corporate debt and equity securities.
                                   Investments with maturities at dates of
                              purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is the Company's intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. At December 31, 1998 and 1997, investments in marketable securities consist primarily of U.S. government and agency obligations with maturities of less than one year which are held for restricted uses.

                              (H) DERIVATIVE FINANCIAL INSTRUMENTS
                              The Company makes limited use of interest rate exchange agreements, including interest rate caps and swaps, to manage interest rate risk associated with variable rate debt. The Company may also use other types of agreements to hedge interest rate risk associated with anticipated project financing transactions. These instruments are designated as hedges and, accordingly, changes in their fair values are not recognized in the financial statements, provided that they meet defined correlation and effectiveness criteria at inception and thereafter. Instruments that cease to qualify for hedge accounting are marked-to-market with gains or losses recognized in income.
                                   Under interest rate cap agreements, the
                              Company makes initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates on the related variable rate debt exceed specified levels during the agreement period. Premiums paid are amortized to interest expense over the terms of the agreements using the interest method and payments receivable from the counterparties are accrued as reductions of interest expense. Under interest rate swap agreements, the Company and the counterparties agree to exchange the difference between fixed rate and variable rate interest amounts calculated by reference to specified notional principal amounts during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less. Amounts receivable or payable under swap agreements are accounted for as adjustments to interest expense on the related debt.
                                   Parties to interest rate exchange agreements
                              are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. The Company does not require any collateral under these agreements, but deals only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and does not expect that any counterparties will fail to meet their obligations.

                              (I) OTHER INFORMATION ABOUT FINANCIAL INSTRUMENTS Fair values of financial instruments approximate their carrying values in the financial statements except for debt and related interest rate exchange agreements for which fair value information is provided in note 7.

                              (J)  EARNINGS PER SHARE OF COMMON STOCK
                              Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all dilutive potential common shares outstanding during the period. The dilutive effects of convertible securities are computed using the "if-converted" method and the dilutive effects of options, warrants and their equivalents (including fixed awards and nonvested stock issued under stock-based compensation plans) are computed using the "treasury stock" method.

                              (K) STOCK-BASED COMPENSATION
                              The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Information concerning the pro forma effects on net earnings and earnings per share of common stock of using an optional fair value-based method, rather than the intrinsic value method, to account for stock-based compensation plans is provided in note 13.

                              (L) BUSINESS PROCESS REENGINEERING COSTS
                              Effective October 1, 1997, the Company adopted a policy of charging costs of business process reengineering activities to expense as incurred as required by a consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board. Prior to that date, such costs were deferred and amortized over the period benefited by the expenditures. The cumulative effect at October 1, 1997 of this accounting change was to reduce net earnings for 1997 by $1,214,000 ($.02 per share), net of related income tax benefits of $654,000. The effect of this change on earnings before extraordinary losses and net earnings for 1997, excluding the cumulative effect of the change, was not material and application of the new policy in 1996 would not have had a material effect on reported earnings before extraordinary losses, net earnings or related per share amounts.

                              (M)  PARTICIPATING MORTGAGES
                              Effective January 1, 1998, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 97-1 "Accounting by Participating Mortgage Loan Borrowers." This Statement prescribes borrowers' accounting for participating mortgage loans and requires, among other things, that borrowers recognize liabilities for the estimated fair value of lenders' participations in the appreciation in value (if any) of mortgaged real estate projects and record such participations as interest over the terms of the related loans. The Company had not previously recognized lenders' participations in the appreciation in value of mortgaged properties. The cumulative effect of this accounting change at January 1, 1998 was to reduce net earnings by approximately $4,629,000 ($.07 per share basic and diluted). The effect of this change, excluding the cumulative effect of initial adoption, was not material (approximately $.01 per share basic and diluted) in 1998.

                              (N) COMPREHENSIVE INCOME
                              Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and presentation of comprehensive income and its components in financial statements. Comprehensive income includes all changes in shareholders' equity during a period, except those relating to investments by and distributions to shareholders. The Company's comprehensive income consists of net earnings and adjustments to minimum pension liability and is presented in the statements of operations and comprehensive income. Accumulated other comprehensive income is displayed as a separate component of shareholders' equity. No amounts were required to be reclassified to other comprehensive income for 1997 and 1996.

                              (O) PENSION AND OTHER POSTRETIREMENT PLANS
                              Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits." This

                              Statement revises disclosure requirements about pension and other postretirement benefit plans, but does not change the method of accounting for them.

(2) THE HUGHES CORPORATION    On June 12, 1996, the Company acquired all of the
    ACQUISITION AND RELATED   outstanding equity interests in The Hughes
    MATTERS                   Corporation and its affiliated partnership, Howard
                              Hughes Properties, Limited Partnership (together,
                              "Hughes"). In connection with the acquisition, the Company issued 7,742,884 shares of common stock valued at $178,086,000 and incurred or assumed debt and other liabilities of $370,486,000 (net of certain receivables and other current assets acquired). As discussed in note 13, additional shares of common stock (or, in certain circumstances, Increasing Rate Cumulative
                              Preferred stock) have been and may continue to be issued to the former Hughes owners or their successors pursuant to terms of a Contingent Stock
                              Agreement. The acquisition was accounted for using the purchase method. The total purchase cost approximated the aggregate fair values of the assets acquired which consisted primarily of a regional shopping center in Las Vegas, a large-scale, master-planned community in Summerlin,
                              Nevada, and four large-scale, master-planned business parks and various other properties in Nevada and Southern California.

                                   The consolidated statement of operations
                              and comprehensive income for the year ended
                              December 31, 1996 includes revenues and costs and expenses from the date of acquisition. The Company's unaudited pro forma consolidated results of operations for the year ended December 31, 1996, assuming the acquisition of Hughes occurred on January 1, 1996, are summarized as follows (in thousands, except per share data):

                                             Revenues................................................  $  872,805
                                             Earnings before extraordinary items.....................      20,990
                                             Net earnings............................................      19,537
                                             Earnings per share of common stock:
                                             Basic:
                                               Earnings before extraordinary items...................         .16
                                               Net earnings..........................................         .14
                                             Diluted:
                                               Earnings before extraordinary items...................         .16
                                               Net earnings..........................................         .14
                                                                                                       ==========

                                   The unaudited pro forma revenues and earnings
                              summarized above are not necessarily indicative of the results that would have occurred if the acquisition had been consummated on January 1, 1996.

(3) UNCONSOLIDATED REAL       Investments in and advances to unconsolidated real
    ESTATE VENTURES           estate ventures at December 31, 1998 and 1997 are
                              summarized, based on the level of the Company's financial interest, as follows (in thousands):

                                                                                          1998           1997
                                                                                      ----------      ----------
                                         Majority interest ventures.................  $  270,085      $  259,320
                                         Joint interest and control ventures........       1,140           3,412
                                         Minority interest ventures.................      50,841          75,960
                                                                                      ----------      ----------
                                             Total..................................  $  322,066      $  338,692
                                                                                      ==========      ==========

                                   The equity in earnings of unconsolidated real
                              estate ventures for the years ended December 31, 1998, 1997 and 1996 is summarized, based upon the level of the Company's financial interest, as follows (in thousands):

                                                                                         1998         1997           1996
                                                                                       --------     ---------      --------
                                               Majority interest ventures..........    $  63,475    $     ---      $    ---
                                               Minority interest ventures..........       12,294        6,815         8,917
                                                                                       --------     ---------      --------
                                                   Total...........................    $  75,769    $   6,815      $  8,917
                                                                                       =========    =========      ========

                         The ventures in which the Company has majority
                    financial interests were initiated on December 31, 1997, when certain wholly owned subsidiaries issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust, an entity which is neither owned nor controlled by the Company, for an aggregate consideration of $1,400,000. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock and, in certain cases, mortgage loans receivable from the ventures which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interest in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Due to the Company's continuing financial interest in the ventures, it recognized no gain on the sales of stock for financial reporting purposes and the ventures retained the Company's cost basis of the assets acquired and liabilities assumed. The assets of the ventures consist primarily of land to be developed and sold as part of community development projects in Columbia and Summerlin, other investment land, primarily in Nevada, certain office and retail properties in Columbia and contracts to manage various operating properties.

                         The condensed, combined balance sheets of these
                    ventures at December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                                   1998            1997
                                                                                ----------      ----------
                    Assets:
                         Operating properties, net........................      $  244,470      $  211,385
                         Properties in development........................          66,442          23,144
                         Land held for development and sale...............         236,999         231,530
                         Investment land..................................          41,156          34,947
                         Properties held for sale.........................             ---          46,289
                         Advances to the Company..........................         112,310         131,832
                         Other............................................         192,437         169,876
                                                                                ----------      ----------
                              Total.......................................      $  893,814      $  849,003
                                                                                ==========      ==========

                    Liabilities and shareholders' deficit:
                         Loans and advances from the Company..............      $  488,363      $  538,586
                         Mortgages payable and other long-term debt.......         332,945         280,595
                         Other liabilities................................         116,244         104,119
                         Redeemable Series A Preferred stock..............          50,000          50,000
                         Shareholders' deficit............................         (93,738)       (124,297)
                                                                                ----------      ----------
                              Total.......................................      $  893,814      $  849,003
                                                                                ==========      ==========

                         The condensed combined statement of operations of these
                    ventures for 1998 is summarized as follows (in thousands):

                    Revenues, including interest on loans to the
                         Company of $9,067................................      $  282,010
                    Operating expenses....................................        (161,350)
                    Interest expense, including interest on loans from
                         the Company of $53,340...........................         (68,146)
                    Depreciation and amortization.........................         (10,585)
                    Equity in earnings of unconsolidated real
                         estate ventures..................................             811
                    Gain on dispositions of assets, net...................          15,856
                    Income taxes..........................................         (22,060)
                    Extraordinary losses, net.............................          (1,127)
                                                                                ----------

                              Net earnings................................      $   35,409
                                                                                ==========

                         The Company's share of the net earnings before
                    extraordinary losses of these ventures for 1998 is summarized as follows (in thousands):

                    Share of net earnings based on ownership interest......     $   35,055
                    Share of extraordinary losses..........................          1,116
                    Participation by others in the Company's share of
                         earnings..........................................        (24,152)
                    Interest on loans and advances, net....................         44,273
                    Eliminations and other, net............................          7,183
                                                                                ----------

                                                                                $   63,475
                                                                                ==========

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

                         The condensed, combined balance sheets of these
                    ventures and the Company's proportionate share of their assets, liabilities and equity at December 31, 1998 and 1997 and the condensed, combined statements of earnings of these ventures and the Company's proportionate share of their revenues and expenses for 1998, 1997 and 1996 are summarized as follows (in thousands):

                                                                 Combined             Proportionate Share
                                                          ----------------------     ----------------------
                                                             1998         1997          1998         1997
                                                          ---------    ---------     ---------    ---------
     Total assets, primarily property................     $ 315,576    $ 353,132     $ 140,983    $ 153,399
                                                          =========    =========     =========    =========

     Liabilities, primarily long-term debt...........     $ 207,386    $ 247,949     $  90,034    $ 109,852
     Venturers' equity...............................       108,190      105,183        50,949       43,547
                                                          ---------    ---------     ---------    ---------
        Total liabilities and venturers' equity......     $ 315,576    $ 353,132     $ 140,983    $ 153,399
                                                          =========    =========     =========    =========

                                                         Combined                           Proportionate Share
                                           -----------------------------------       ----------------------------------
                                              1998         1997         1996            1998         1997        1996
                                           ---------    ---------    ---------       ---------    ---------   ---------
     Revenues.........................     $ 119,023    $ 123,802    $ 118,360       $  52,390    $  55,477   $  56,105
     Operating and interest expenses..        58,311       69,825       65,862          25,621       31,528      29,535
     Depreciation and amortization....        11,915       12,013       11,257           3,876        3,657       2,588
                                           ---------    ---------    ---------       ---------    ---------   ---------
        Net earnings..................     $  48,797    $  41,964    $  41,241       $  22,893    $  20,292   $  23,982
                                           =========    =========    =========       =========    =========   =========

                         The ventures in which the Company holds minority
                    interests are accounted for using the equity or cost methods, as appropriate. Most of these properties are managed by affiliates of the Company and the agreements relating to them generally provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels. At December 31, 1998, these ventures are primarily partnerships and corporations which own retail centers. Prior to December 1998, these ventures also included a corporate joint venture which owned various office and industrial properties. The Company acquired the interest of the other venturer in the corporate joint venture on November 30, 1998.

                         The condensed, combined balance sheets of these
                    ventures at December 31, 1998 and 1997 and their condensed, combined statements of earnings for 1998, 1997 and 1996 are summarized as follows (in thousands):

                                                                              1998           1997
                                                                           ----------     ----------
                    Total assets, primarily property....................   $  546,130     $1,101,163
                                                                           ==========     ==========
                    Liabilities, primarily long-term debt...............   $  369,847     $  491,436
                    Venturers' equity...................................      176,283        609,727
                                                                           ----------     ----------
                       Total liabilities and venturers' equity..........   $  546,130     $1,101,163
                                                                           ==========     ==========

                                                                              1998           1997           1996
                                                                           ----------     ----------     ----------
                    Revenues............................................   $  189,361     $  212,614     $  201,769
                    Operating and interest expenses.....................      134,411        148,065        138,460
                    Depreciation and amortization.......................       32,041         37,423         35,634
                    Gain (loss) on dispositions of assets...............       38,915        (11,097)         1,110
                                                                           ----------     ----------     ----------
                       Net earnings.....................................   $   61,824     $   16,029     $   28,785
                                                                           ==========     ==========     ==========

                         The Company's share of net earnings of these ventures
                    was $12,294,000, $6,815,000, and $8,917,000 in 1998, 1997
                    and 1996, respectively.

(4) PROPERTY        Operating properties and deferred costs of projects at
                    December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                              1998           1997
                                                                           ----------     ----------
                    Buildings and improvements..........................   $4,113,654     $2,729,908
                    Land................................................      488,114        231,935
                    Deferred costs......................................      106,385        111,455
                    Furniture and equipment.............................       10,574          6,664
                                                                           ----------     ----------
                       Total............................................   $4,718,727     $3,079,962
                                                                           ==========     ==========

                         Depreciation expense for 1998, 1997 and 1996 was
                    $73,646,000, $70,751,000, and $64,113,000, respectively.
                    Amortization expense for 1998, 1997 and 1996 was $10,422,000, $12,193,000, and $13,301,000, respectively.

                         On April 6, 1998, the Company and Westfield America,
                    Inc. agreed to purchase a portfolio of interests in retail centers from TrizecHahn Centers Inc. (TrizecHahn). Under terms of the agreement, the Company purchased ownership interests in seven retail centers in a series of transactions completed in the third and fourth quarters of 1998. The aggregate purchase price of the interests in the retail centers was approximately $1,154,981,000, including $352,529,000 in mortgage and other debt assumed. The net purchase price was funded primarily by new mortgage debt secured by the properties and borrowings under the Company's revolving credit and bridge loan facilities. In February 1999, the Company contributed its ownership interests in four of the retail centers to a joint venture and received a 35% ownership interest in the joint venture. The joint venture assumed obligations under the bridge loan facility of $271,000,000 which were subsequently repaid using cash contributed by other venturers.

                         On November 30, 1998, the Company purchased a portfolio
                    of office and industrial properties and certain land parcels from a corporate joint venture in which the Company held a 5% ownership interest. The portfolio consisted of 41 office buildings and 26 industrial buildings. The purchase price of the properties was approximately $373,000,000, including approximately $112,000,000 of mortgage debt assumed. The net purchase price was funded by issuing $100,000,000 of common stock (3,525,782 shares), a $50,000,000 note secured by certain of the properties, a $58,000,000 unsecured note and by borrowings under the Company's revolving credit facility. In December 1998, the Company sold three of the office buildings to TrizecHahn for approximately $91,000,000.

                         Properties in development include construction and
                    development in progress and preconstruction costs, net. Construction and development in progress includes land and land improvements of $63,737,000 and $41,951,000 at December 31, 1998 and 1997, respectively.

                                   Properties held for sale are generally those
                              that, for various reasons, management has determined do not meet the Company's investment criteria or that the Company acquired with the intention to sell. Properties held for sale at December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                                        1998           1997
                                                                                     ----------     ----------
                              Retails centers (two properties in 1998 and
                                 three properties in 1997)...................        $  163,307     $   10,499
                              Office and other properties....................             2,587          9,553
                                                                                     ----------     ----------

                                 Total.......................................        $  165,894     $   20,052
                                                                                     ==========     ==========

                                   In 1998, the Company acquired interests in
                              the retail centers held for sale at December 31, 1998, with the intention of selling them. Accordingly, revenues of $6,395,000 and operating losses of $723,000 relating to them are not included in the consolidated statement of operations and comprehensive income. Revenues relating to other properties held for sale were $1,405,000 in 1998, $17,642,000 in 1997 and
                              $29,600,000 in 1996 and these properties had operating income of $859,000 in 1998 and incurred operating losses of $3,558,000 in 1997 and $811,000 in 1996. All of the properties held for sale at December 31, 1998 are expected to be sold in 1999.

(5) ACCOUNTS AND NOTES        Accounts and notes receivable at December 31, 1998
    RECEIVABLE                and 1997 are summarized as follows (in thousands):

                                                                                        1998           1997
                                                                                     ----------     ----------
                              Accounts receivable, primarily accrued rents and
                                 income under tenant leases.......................   $   54,261     $   49,424
                              Notes receivable from sales of properties...........        5,497         10,154
                              Notes receivable from sales of land.................       35,987         76,033
                                                                                     ----------     ----------
                                                                                         95,745        135,611
                              Less allowance for doubtful receivables.............       19,828         21,311
                                                                                     ----------     ----------
                                 Total............................................   $   75,917     $  114,300
                                                                                     ==========     ==========

                                   Accounts and notes receivable due after one
                              year were $23,197,000 and $54,180,000 at December
                              31, 1998 and 1997, respectively. Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of the Company's operating properties. The Company performs credit evaluations of prospective new tenants and requires security deposits in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable from sales of land are primarily due from builders at the community development project in Summerlin. The Company stopped financing land sales in 1998 and does not anticipate financing any future land sales. The Company performed credit evaluations of the builders and generally required substantial down payments (at least 20%) on all land sales that it financed. These notes and notes from sales of operating properties are generally secured by first liens on the related properties.

(6) PENSION, POSTRETIREMENT   The Company has a defined benefit pension plan
    AND DEFERRED COMPENSA-    (the "funded plan") covering substantially all
    TION PLANS                employees and employees of certain affiliates and
                              separate, nonqualified unfunded retirement plans
                              (the "unfunded plans") covering directors and participants in the funded plan whose defined benefits exceed the plan's limits. Benefits under the pension plans are based on the participants' years of service and compensation. The Company also has a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees and employees of certain affiliates who meet minimum age and service requirements. The Company pays a portion of the cost of participants' life insurance coverage and makes contributions to the cost of participants' medical insurance coverage based on years of service, subject to a maximum annual contribution.

                         Information relating to the obligations, assets and
                    funded status of the plans at December 31, 1998 and 1997 and for the years then ended is summarized as follows:

                                                                                  Pension               Postretirement
                                                                                   Plans                     Plan
                                                                           ----------------------   ----------------------
                                                                             1998        1997         1998        1997
                                                                             ----        ----         ----        ----
                    Change in benefit obligations:
                     Benefit obligations at beginning of year              $ 57,440    $ 42,890     $ 14,668    $ 13,202
                     Service cost                                             4,609       3,373          718         578
                     Interest cost                                            4,549       3,702        1,024         990
                     Amendment - revision to benefit formula                      -       6,504            -           -
                     Actuarial loss                                          17,194       8,515          282         539
                     Benefits paid                                          (11,448)     (7,544)        (805)       (641)
                                                                           --------    --------     --------    --------
                       Benefit obligations at end of year                    72,344      57,440       15,887      14,668
                                                                           --------    --------     --------    --------

                    Change in plan assets:
                     Fair value of plan assets at beginning of year          47,083      38,991            -           -
                     Actual return on plan assets                             7,900       7,870            -           -
                     Employer contribution                                   11,449       7,766          805         641
                     Benefits paid                                          (11,448)     (7,544)        (805)       (641)
                                                                           --------    --------     --------    --------
                       Fair value of plan assets at end of year              54,984      47,083            -           -
                                                                           --------    --------     --------    --------


                    Funded status                                           (17,360)    (10,357)     (15,887)    (14,668)
                    Unrecognized net actuarial (gain) loss                   23,784      12,292           83        (199)
                    Unamortized prior service cost                            7,652       9,062            -           -
                    Unrecognized transition obligation                          870       1,071        4,664       4,998
                                                                           --------    --------     --------    --------
                      Net amount recognized                                $ 14,946    $ 12,068     $(11,140)   $ (9,869)
                                                                           ========    ========     ========    ========

                    Amounts recognized in the balance sheets
                       consist of:                                         $ 20,189    $ 15,378     $      -    $      -
                     Prepaid benefit cost
                     Accrued benefit liability                              (11,382)     (8,818)     (11,140)     (9,869)
                     Intangible asset                                         4,313       5,508            -           -
                     Accumulated other comprehensive income
                       items                                                  1,826           -            -           -
                                                                           --------    --------     --------    --------
                       Net amount recognized                               $ 14,946    $ 12,068     $(11,140)   $ (9,869)
                                                                           ========    ========     ========    ========

                    Weighted-average assumptions as of
                       December 31:
                     Discount rate                                             7.00%       7.25%        7.00%       7.25%
                     Expected rate of return on plan assets                    7.25        8.00            -           -
                     Rate of compensation increase                             4.50        4.50            -           -
                                                                           ========    ========     ========    ========

                         The assets of the funded plan consist primarily of
                    pooled separate accounts with an insurance company and marketable equity securities. Because the Company's contributions to the cost of participants' medical insurance coverage are fixed, health care cost trend rates do not affect the benefit obligation under the postretirement plan.

                         The net pension cost includes the following components
                    (in thousands):

                                                                           1998         1997          1996
                                                                        ---------    ---------     ---------
                    Service cost....................................    $   4,609    $   3,373     $   2,989
                    Interest cost on projected benefit obligations..        4,549        3,702         3,107
                    Expected return on funded plan assets...........       (3,479)      (3,239)       (2,807)
                    Prior service cost recognized...................        1,410        1,410           756
                    Net loss recognized.............................        1,281          436           875
                    Amortization of transition obligation...........          201          201           201
                                                                        ---------    ---------     ---------
                         Net pension cost...........................    $   8,571    $   5,883     $   5,121
                                                                        =========    =========     =========

                         The net postretirement benefit cost includes the
                    following components (in thousands):

                                                                            1998         1997         1996
                                                                         ---------    ---------    ---------
                    Service cost......................................   $     718    $     578    $     640
                    Interest cost on accumulated benefit obligations..       1,024          990          932
                    Amortization of transition obligation.............         333          333          333
                                                                         ---------    ---------    ---------
                         Net postretirement benefit cost..............   $   2,075    $   1,901    $   1,905
                                                                         =========    =========    =========

                         Affiliates that participate in the pension and
                    postretirement plans reimburse the Company for their share of the annual benefit cost of the plans. The affiliates' share of the benefit cost for 1998 was $3,091,000.

                         The Company also has a deferred compensation program
                    which permits directors and certain management employees of the Company and certain affiliates to defer portions of their compensation on a pretax basis. The participants designate the investment of the deferred funds based on various alternatives and, under certain of the plans, the Company's contributions are made in common stock. The Company recognized deferred compensation expense related to this program of $189,000, $73,000 and $84,000 in 1998, 1997 and 1996, respectively.

(7) DEBT In recognition of the various characteristics of real estate financing, debt is classified as follows:

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

                         With respect to nonrecourse loans, the Company has in
                    the past and may in the future, under some circumstances, support those subsidiary companies whose annual obligations, including debt service, exceed their operating revenues. At December 31, 1998 and 1997, nonrecourse loans include $185,574,000 and $416,335,000, respectively, of subsidiary companies' mortgages and bonds which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the related properties are met.

                         Debt at December 31, 1998 and 1997 is summarized as
                    follows (in thousands):

                                                                     1998           1997
                                                                 -----------    -----------
                    Mortgages and bonds.......................   $ 2,948,324    $ 2,159,418
                    Convertible subordinated debentures.......       128,515        130,000
                    Medium-term notes.........................        97,500        110,300
                    Bank credit facility borrowings:
                      Bridge facility.........................       304,000            ---
                      Revolving credit facility...............       298,000            ---
                    Other loans...............................       282,481        229,831
                                                                 -----------    -----------
                         Total................................   $ 4,058,820    $ 2,629,549
                                                                 ===========    ===========

                         Mortgages and bonds are secured by deeds of trust or
                    mortgages on properties and general assignments of rents. This debt matures at various dates through 2024 and, at December 31, 1998, bears interest at a weighted-average effective rate of 7.65%, including lender participations in operations. At December 31, 1998, approximately $312,008,000 of this debt provides for payments of additional interest based on operating results of the related properties in excess of stated levels.

                         The convertible subordinated debentures bear interest
                    at 5.75% and mature in 2002. The debentures are convertible at the option of holders into one share of common stock for each $28.63 of par value and are redeemable at the option of the Company at any time at a price equal to par value plus accrued interest.

                         The Company has registered $150,000,000 of unsecured,
                    medium-term notes which may be issued to the public from time to time. The notes may be issued, subject to market conditions, for varying terms (nine months to 30 years) and at fixed or variable interest rates based on market indices at the time of issuance. The notes outstanding at December 31, 1998, mature at various dates from 1999 to 2015, bear interest at a weighted-average effective rate of 7.6% (including an average rate of 6.01% on $26,000,000 of variable rate notes) and have a weighted average maturity of
                    4.5 years.

                         The Company has credit facilities with a group of
                    lenders that provide for aggregate unsecured borrowings of up to $800,000,000, including $450,000,000 under a revolving credit facility and $350,000,000 under a bridge facility. Advances under the facilities bear interest at a variable rate based on LIBOR (6.52% on the revolving credit facility and 6.61% on the bridge facility at December 31, 1998). The revolving credit facility is available to July 2001, subject to a one-year renewal option. The bridge facility was available solely for specified property acquisitions that were completed in 1998 and related borrowings are due on or before July 30, 1999. In February 1999, approximately $271,000,000 of the outstanding borrowings under the bridge facility were repaid by a joint venture formed to own four of the acquired retail centers. At December 31, 1998, availability under the bridge loan facility had been fully utilized, and until it is repaid in full, the net proceeds of any equity transactions and project refinancings must be applied to reduce the balance. Payment of borrowings under the credit facilities is guaranteed by certain of the unconsolidated real estate ventures in which the Company has a majority financial interest, and the Company has pledged its stock in the ventures to the lenders under the credit facilities.

                         Other loans include $120,000,000 of 8.5% unsecured
                    notes due in 2003, various property acquisition loans and certain other borrowings. These loans include aggregate unsecured borrowings of $258,213,000 and $208,019,000 at December 31, 1998 and 1997, respectively, and at December 31, 1998, bear interest at a weighted-average effective rate of 8.28%.

                        At December 31, 1998, approximately $1,376,844,000 of
                    the mortgages and bonds and $58,000,000 of the other loans were payable to one lender.

                         The agreements relating to various loans impose
                    limitations on the Company. The most restrictive of these limit the levels and types of debt the Company and its affiliates may incur and require the Company and its affiliates to maintain specified minimum levels of debt service coverage and net worth. The agreements also impose restrictions on the dividend payout ratio, and on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

                                   The annual maturities of debt at December 31,
                              1998 are summarized as follows (in thousands):

                                                               Nonrecourse        Company and
                                                                  Loans          Recourse Loans         Total
                                                              -------------     ----------------    -------------
                              1999.........................    $   159,407        $    337,058       $   496,465
                              2000.........................         57,080             104,622           161,702
                              2001.........................        171,241             358,189           529,430
                              2002.........................        121,051             163,440           284,491
                              2003.........................        439,696             120,092           559,788
                              Subsequent to 2003...........      1,974,644              52,300         2,026,944
                                                               -----------        ------------       -----------
                                   Total...................    $ 2,923,119        $  1,135,701       $ 4,058,820
                                                               ===========        ============       ===========

                                   At December 31, 1998, the Company had
                              interest rate cap agreements which effectively limit the average interest rate on $70,538,000 of mortgages to 8.9% through May 2002. The interest rate swap agreements outstanding at December 31, 1998 were not material. Interest rate exchange agreements did not have a material effect on the weighted-average effective interest rates on debt at December 31, 1998 and 1997 or interest expense for 1998, 1997 and 1996.

                                   Total interest costs were $229,478,000 in
                              1998, $231,098,000 in 1997, and $230,960,000 in
                              1996, of which $19,914,000, $23,608,000, and
                              $10,579,000 were capitalized, respectively.

                                   In 1998, the Company recognized net
                              extraordinary gains related to extinguishments of debt prior to scheduled maturity of $3,626,000, and in 1997 and 1996 incurred extraordinary losses on such transactions of $32,834,000, and $2,236,000, respectively, before deferred income tax benefits of $729,000, $11,492,000 and
                              $783,000, respectively. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, were refinancings of properties, the Series B Preferred stock issued in 1997, the medium-term notes and the Company-obligated mandatorily redeemable preferred securities issued in 1995.

                                   The estimated fair value of debt is
                              determined based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments, and lenders' participations in operating results and residual values of the related properties, where applicable.

                                   The carrying amount and estimated fair value
                              of the Company's debt at December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                   1998                         1997
                                                        ------------------------     -------------------------
                                                         Carrying      Estimated      Carrying       Estimated
                                                          Amount      Fair Value       Amount       Fair Value
                                                        ----------    ----------     ----------     ----------
                              Fixed rate debt........   $3,099,949    $3,198,641     $2,390,590     $2,528,215
                              Variable rate debt.....      958,871       958,871        238,959        238,959
                                                        ----------    ----------     ----------     ----------
                                                        $4,058,820    $4,157,512     $2,629,549     $2,767,174
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

(8) COMPANY-OBLIGATED         The redeemable preferred securities consist of
    MANDATORILY REDEEMABLE    5,500,000 Cumulative Quarterly Income Preferred
    PREFERRED SECURITIES      Securities (preferred securities), with a
                              liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust. The trust used the proceeds of the preferred securities and other assets to purchase at par $141,753,000 of junior subordinated debentures (debentures) of the Company due in November 2025, which are the sole assets of the trust.

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

                                   Distributions on the preferred securities are
                              payable from interest payments received on the debentures and are due quarterly at an annual rate of 9.25% of the liquidation amount, subject to deferral for up to five years under certain conditions. Distributions payable are included in operating expenses. Redemptions of the preferred securities are payable at the liquidation amount from redemption payments received on the debentures.

                                   The Company may redeem the debentures at par
                              at any time after November 27, 2000, but redemptions at or prior to maturity are payable only from the proceeds of issuance of capital stock of the Company or of securities substantially comparable in economic effect to the preferred securities. During 1998, the Company repurchased 21,400 of the preferred securities for approximately $535,000.

(9) SEGMENT INFORMATION       In 1998, the Company adopted Statement of
                              Financial Accounting Standards No. 131,
                              "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting financial information about operating segments in interim and annual financial reports and provides for a "management approach" to identifying the reportable segments in place of the industry segment approach used previously.

                                   The Company has five reportable segments:
                              retail centers, office, mixed-use and other properties, land sales operations, development and corporate. The retail centers segment includes the operation and management of retail centers, including regional shopping centers, downtown specialty marketplaces and village centers. The office, mixed-use and other properties segment includes the operation and management of office, industrial and mixed-use properties. The land sales operations segment includes the development and sale of land, primarily in large-scale, long-term community development projects in Columbia and Summerlin. The development segment includes the evaluation of all potential new projects (including expansions of existing properties) and acquisition opportunities and the management of them through the development or acquisition process. The corporate segment is responsible for cash and investment management and certain other general and support functions. The Company's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise.

                                   Segment operating results are measured and
                              assessed based on a performance measure referred to as Funds from Operations (FFO). The National Association of Real Estate Investment Trusts defines FFO as net earnings (computed in accordance with generally accepted accounting principles), excluding cumulative effects of changes in accounting principles, extraordinary or unusual items and gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for minority interests and to record unconsolidated partnerships and joint ventures on the same basis. The Company also excludes deferred income taxes from its computation of FFO. The method used by the Company to compute FFO may differ from methods used by other REITs. FFO is not a measure of operating results or cash flows from operating activities as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

                                   The accounting policies of the segments are
                              the same as those of the Company described in note 1, except that real estate ventures in which the Company holds substantially all (at least 98%) of the financial interest but does not own a majority voting interest are accounted for on a consolidated basis rather than using the equity method, and the Company's share of FFO of unconsolidated real estate ventures in which it holds a minority interest is included in revenues.

                    Operating results for the segments are summarized as follows (in thousands):

                                                    Office, Mixed-
                                         Retail      use and Other          Land
                                        Centers       Properties      Sales Operations    Development    Corporate      Total
                                      ----------    --------------    ----------------    -----------    ---------      -----
1998
----
    Revenues.....................     $  559,821      $   215,919       $    197,706       $     ---     $   3,797    $  977,243
    Operating expenses,
      exclusive of deprecia-
      tion and amortization,
      and current income taxes...        268,851          102,956            144,732           7,383        24,109       548,031
    Interest expense.............        150,889           77,894              4,201             ---        (8,614)      224,370
                                      ----------      -----------       ------------       ---------     ---------    ----------
        FFO......................     $  140,081      $    35,069       $     48,773       $  (7,383)    $ (11,698)   $  204,842
                                      ==========      ===========       ============       =========     =========    ==========

1997
----
    Revenues.....................     $  503,655      $   216,571       $    203,219       $     ---     $   4,485    $  927,930
    Operating expenses,
      exclusive of deprecia-
      tion and amortization,
      and current income taxes...        258,229          108,104            151,842           4,747        16,128       539,050
    Interest expense.............        122,325           81,905              4,287             ---        (1,027)      207,490
                                      ----------      -----------       ------------       ---------     ---------    ----------
        FFO......................     $  123,101      $    26,562       $     47,090       $  (4,747)    $ (10,616)   $  181,390
                                      ==========      ===========       ============       =========     =========    ==========

1996
----
    Revenues.....................     $  508,415      $   182,154       $    137,853       $     ---     $   3,495    $  831,917
    Operating expenses,
      exclusive of deprecia-
      tion and amortization,
      and current income taxes...        260,027           89,643            107,791           4,964         9,752       472,177
    Interest expense.............        129,091           76,659              1,658             361        12,612       220,381
                                      ----------      -----------       ------------       ---------     ---------    ----------
        FFO......................     $  119,297      $    15,852       $     28,404       $  (5,325)    $ (18,869)   $  139,359
                                      ==========      ===========       ============       =========     =========    ==========

                              Reconciliations of the total revenues and expenses
                         reported above to the related amounts in the financial statements and of FFO reported above to earnings before income taxes, extraordinary losses and cumulative effect of changes in accounting principle in the financial statements are summarized as follows:

                                                                             1998            1997           1996
                                                                          ----------      ----------     ----------
                         Revenues:
                           Total reported above.....................      $  977,243      $  927,930     $  831,917
                           Revenues of majority financial interest
                              ventures excluding interest on
                              advances to the Company...............        (272,943)            ---            ---
                            Revenues representing the Company's
                              share of FFO of minority financial
                              interest ventures ....................         (12,753)        (11,159)       (10,881)
                           Other....................................           1,024             ---            ---
                                                                          ----------      ----------     ----------
                              Total in financial statements.........      $  692,571      $  916,771     $  821,036
                                                                          ==========      ==========     ==========

                         Operating expenses, exclusive of
                           depreciation and amortization:
                         Total reported above.......................      $  548,031      $  539,050     $  472,177
                           Operating expenses of majority
                              financial interest ventures...........        (161,350)            ---            ---
                           Current income taxes applicable to
                              operations............................              24          (3,208)          (123)
                           Participation by others in the Company's
                              share of earnings of majority
                              financial interest ventures...........         (24,152)            ---            ---
                             Other..................................          (4,171)            ---            ---
                                                                          ----------      ----------     ----------
                              Total in financial statements.........      $  358,382      $  535,842     $  472,054
                                                                          ==========      ==========     ==========

                         Interest expense:
                           Total reported above.....................      $  224,370      $  207,490     $  220,381
                           Interest expense of majority financial
                              interest ventures excluding interest
                              on borrowings from the Company........         (14,806)            ---            ---
                                                                          ----------      ----------     ----------
                              Total in financial statements.........      $  209,564      $  207,490     $  220,381
                                                                          ==========      ==========     ==========

                         Operating results:
                           FFO reported above.......................      $  204,842      $  181,390     $  139,359
                           Depreciation and amortization............         (84,068)        (82,944)       (77,414)
                           Loss on dispositions of assets and
                              other provisions, net.................         (11,174)        (23,484)       (16,499)
                           Depreciation and amortization,
                              gain on disposition of assets
                              and deferred income taxes of
                              unconsolidated real estate
                              ventures, net.........................          (4,380)         (4,344)        (1,964)
                           Current income taxes (benefit)
                              applicable to operations..............             (24)          3,208            123
                           Other....................................             (44)            ---            ---
                                                                          ----------      ----------     ----------
                              Earnings before income taxes,
                                extraordinary items and cumulative
                                effect of changes in accounting
                                principle...........................      $  105,152      $   73,826     $   43,605
                                                                          ==========      ==========     ==========

                                        The assets by segment at December 31,
                                    1998, 1997 and 1996 are as follows (in
                                    thousands):

                                                                                  1998              1997           1996
                                                                             ------------      ------------     ------------
                                    Retail centers........................    $ 3,636,874       $ 2,144,334      $ 2,374,162
                                    Office, mixed-use and other
                                        properties........................      1,417,622         1,127,640          796,329
                                    Land sales operations.................        609,701           615,887          308,014
                                    Development...........................         61,166           165,101           92,030
                                    Corporate.............................         57,933           126,593           72,917
                                                                             ------------      ------------     ------------
                                        Total.............................    $ 5,783,296       $ 4,179,555     $  3,643,452
                                                                              ===========       ===========     ============

                                        Total segment assets exceeds total
                                    assets reported in the financial statements primarily because of the consolidation of the majority financial interest ventures for segment reporting purposes.

                                        Additions to long-lived assets of the
                                    segments are summarized as follows (in
                                    thousands):

                                                                                  1998              1997             1996
                                                                             ------------      ------------     -------------
                                    Retail centers:
                                        Acquisitions......................   $   1,042,846     $      83,985    $     191,564
                                        Expansions and renovations........         231,607           139,608           47,449
                                        Improvements for tenants and other          18,105            15,960           13,796
                                                                             -------------     -------------    -------------
                                                                                 1,292,558           239,553          252,809
                                                                             -------------     -------------    -------------
                                    Office, mixed-use and other properties:
                                        Acquisitions......................         288,694               550          302,773
                                        Expansions and renovations........          24,390               975            6,176
                                        Improvements for tenants and other          10,688             7,667            7,421
                                                                             -------------     -------------    -------------
                                                                                   323,772             9,192          316,370
                                                                             -------------     -------------    -------------
                                    Land sales operations:
                                        Acquisitions......................          16,993               ---          118,764
                                        Development expenditures..........          82,656           131,310           48,474
                                                                             -------------     -------------    -------------
                                                                                    99,649           131,310          167,238
                                                                             -------------     -------------    -------------
                                    Development:
                                        Construction and development
                                            costs of new projects.........         112,184           153,620           58,581
                                                                             -------------     -------------    -------------

                                                    Total.................   $   1,828,163     $     533,675    $     794,998
                                                                             =============     =============    =============

                                        Approximately $169,860,000 of the
                                    additions in 1998 relate to property owned by the majority financial interest ventures.

(10)  INCOME TAXES                  Income tax expense (benefit) for 1997 and
                                    1996 is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

                                                                                                       1997            1996
                                                                                                   -----------     -----------
                                    Tax at statutory rate on earnings before
                                        income taxes, extraordinary items and
                                        cumulative effect of changes in
                                        accounting principle............................           $    25,839     $   15,262
                                    State income taxes, net of Federal income
                                        tax benefit.....................................                 3,147          1,023
                                    Nondeductible portion of distributions
                                        under Contingent Stock Agreement................                13,381          9,434
                                    Reduction of net deferred tax liabilities...........              (158,433)           ---
                                                                                                   -----------     ----------
                                      Income tax expense (benefit)......................           $  (116,066)    $   25,719
                                                                                                   ===========     ==========

                                        As discussed in note 1, the Company
                                    qualified to be taxed as a REIT beginning in 1998. Management believes that the Company continued to meet the qualifications for REIT status as of December 31, 1998, and intends for it to continue to meet the qualifications in the future. Management does not expect the Company will be liable for significant income taxes at the Federal level or in most states in 1998 and future years. Accordingly, the Company eliminated substantially all of its existing deferred tax assets and liabilities at December 31, 1997 and no longer provides for Federal or most state deferred income taxes.

                                        At December 31, 1998, the income tax
                                    bases of the Company's assets and
                                    liabilities were approximately
                                    $4,338,000,000 and $4,422,000,000,
                                    respectively. The net operating losses
                                    carried forward from December 31, 1998 for Federal income tax purposes aggregate approximately $281,000,000, and will expire from 2005 to 2011.

                                        In connection with its election to be
                                    taxed as a REIT, the Company will also elect to be subject to the "built-in gain" rules. Under these rules, taxes may be payable at the time and to the extent that the net unrealized gains on the Company's assets at the date of conversion to REIT status are recognized in taxable dispositions of such assets in the ten-year period following conversion. Such net unrealized gains were approximately $2,100,000,000 at January 1, 1998. Management believes that the Company will not be required to make significant payments of taxes on built-in gains throughout the ten-year period due to the availability of its net operating loss carryforward to offset built-in gains which might be recognized, and the potential for the Company to make nontaxable dispositions, if necessary (e.g., like-kind exchanges of properties). At December 31, 1998, the net regular tax operating loss carryforward is sufficient to offset built-in gains on assets the Company has identified for disposition and no net deferred tax liability for built-in gains taxes has been recognized. It may be necessary to recognize a liability for such taxes in the future, if management's plans and intentions with respect to asset dispositions, or the related tax laws, change.

(11)  LOSS ON DISPOSITIONS          Loss on dispositions of assets and other
      OF ASSETS AND OTHER           provisions, net, is summarized as follows
      PROVISIONS, NET               (in thousands):

                                                                                     1998             1997             1996
                                                                                ------------     -----------       ----------
                                    Net loss on operating properties........    $     (6,109)    $   (22,426)      $  (26,515)
                                    Litigation judgment.....................             ---             ---            8,716
                                    Other, net..............................          (5,065)         (1,058)           1,300
                                                                                ------------     -----------       ----------

                                        Total...............................    $    (11,174)    $   (23,484)      $  (16,499)
                                                                                ============     ===========       ==========

                                        The net loss on operating properties in
                                    1998 relates primarily to a loss on disposal of a retail center. The other net loss for 1998 includes a fourth quarter loss of $6,396,000 related to a treasury lock contract that no longer qualified for hedge accounting because the Company determined that the related anticipated financing transaction will not occur under the terms and timing originally expected.

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

                                        The litigation judgment relates to a
                                    matter involving a former tenant at the
                                    Riverwalk Shopping Center. In 1995, an
                                    appellate court substantially affirmed a trial court judgment against the Company and certain of its affiliates in an action in which the former tenant alleged various breaches of its lease agreement and claimed damages for lost future profits. The Company recorded a provision for the full amount of the appellate award ($12,321,000) at that time. In 1996, a portion of the provision recorded in 1995 was reversed following a negotiated settlement of the matter.

(12)   PREFERRED STOCK              The Company has authorized 50,000,000 shares
                                    of Preferred stock of 1(cent)par value per share of which (a) 4,505,168 shares have been classified as Series A Convertible
                                    Preferred; (b) 4,600,000 shares have been classified as Series B Convertible
                                    Preferred, (c) 10,000,000 shares have been classified as Increasing Rate Cumulative
                                    Preferred; and (d) 37,362 shares have been classified as 10.25% Junior Preferred,
                                    Series 1996.

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

                                        The Company sold 4,025,000 shares of the
                                    Series A Convertible Preferred stock in a public offering in 1993 and issued 480,168 shares in 1994 in connection with a modification of terms of a debt agreement related to a retail center. The shares of Series A Convertible Preferred stock had a liquidation preference of $50 per share and earned dividends at an annual rate of 6.5% of the liquidation preference. Each share was convertible into shares of the Company's common stock at a conversion rate of approximately 2.35 shares of common stock for each share of Preferred stock, subject to certain conditions. On September 30, 1996, the Company redeemed all of the then outstanding shares of Series A Convertible Preferred stock. In 1996, the Company issued 10,598,721 shares of common stock in exchange for 4,504,579 shares of Series A Convertible Preferred stock.

                                        Shares of the Increasing Rate Cumulative
                                    Preferred stock are issuable only to former
                                    Hughes owners or their successors pursuant to the Contingent Stock Agreement described in note 13. These shares are issuable only in limited circumstances and no shares have been issued. There were also no shares of 10.25% Junior Preferred stock, Series 1996, outstanding at December 31, 1998 and 1997.

(13)   COMMON STOCK                     At December 31, 1998, shares of
                                    authorized and unissued common stock are reserved as follows: (a) 16,843,281 shares for issuance under the Contingent Stock Agreement discussed below; (b) 7,678,776 shares for issuance under the Company's stock option and stock bonus plans; (c) 4,489,607 shares for conversion of the convertible subordinated debentures; and (d) 5,309,955 shares for conversion of the Series B Convertible Preferred stock.

                                        In connection with the acquisition of
                                    Hughes, the Company entered into a
                                    Contingent Stock Agreement ("Agreement") for the benefit of the former Hughes owners or their successors (the beneficiaries). Under terms of the agreement, additional shares of common stock (or in certain circumstances, Increasing Rate Cumulative Preferred stock) are issuable to the beneficiaries based on the appraised values of four defined groups of acquired assets at specified "termination dates" from 2000 to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates (the "earnout periods"). The distributions of additional shares, based on cash flows, are payable semiannually as of June 30 and December 31. At December 31, 1998, a distribution of approximately 589,000 shares ($16,207,000) was payable to the beneficiaries.

                                        The Agreement is, in substance, an
                                    arrangement under which the Company and the beneficiaries will share in cash flows from development and/or sale of the defined assets during their respective earnout periods and the Company will issue additional shares of common stock to the beneficiaries based on the value, if any, of the defined asset groups at the termination dates. Substantially all of the remaining assets in the four defined asset groups were owned by subsidiaries in which the Company sold a majority voting interest to The Rouse Company Incentive Compensation Statutory Trust on December 31, 1997. However, the Company retained full responsibility for its obligations under the Agreement and, accordingly, it accounts for the beneficiaries' share of earnings from the assets as a reduction of its equity in the earnings of the related ventures. Prior to 1998, the Company accounted for the beneficiaries' share of earnings from the assets as an operating expense. The Company will account for any distributions to the beneficiaries as of the termination dates as an additional investment in the related ventures (i.e., contingent consideration). At the time of acquisition of Hughes, the Company reserved 20,000,000 shares of com-mon stock for possible issuance under the Agreement. The number of shares reserved was determined based on conservative estimates in accordance with the provisions of the Agreement. The actual number of shares issuable will be determined only from events occurring over the term of the Agreement and could differ significantly from the number of shares reserved.

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

                                                                   1998                     1997                    1996
                                                          ----------------------    --------------------   ---------------------
                                                                        Weighted-               Weighted-              Weighted-
                                                                         average                 average                average
                                                                        Exercise                Exercise                Exercise
                                                            Shares        Price      Shares       Price       Shares      Price
                                                          ----------    --------    ---------   --------    ---------   --------
                                    Balance at
                                      beginning of
                                      year.............    4,670,138     $ 24.90    2,765,779    $ 20.18    2,227,400    $ 19.89
                                    Options granted....    1,210,402       29.06    2,155,901      30.45      654,000      21.09
                                    Options
                                      exercised........     (263,076)      19.48     (239,942)     20.16      (87,371)     18.61
                                    Options expired or
                                      cancelled........     (183,250)      30.36      (11,600)     28.76      (28,250)     22.82
                                                          ----------    --------   ----------   --------    ---------   --------
                                       Balance at
                                         end of year...    5,434,214     $ 25.91    4,670,138    $ 24.90    2,765,779    $ 20.18
                                                          ==========    ========   ==========    =======    =========   ========

                                        Information about stock options
                                    outstanding at December 31, 1998 is
                                    summarized as follows:

                                                            Options Outstanding                           Options Exercisable
                                    -----------------------------------------------------------------    ---------------------------
                                                                            Weighted-
                                         Range of                            average       Weighted-                    Weighted-
                                         Exercise                           Remaining       average                      average
                                          Prices                Shares     Life (Years)  Exercise Price     Shares    Exercise Price
                                    -----------------        ----------    ------------  --------------   ----------  --------------
                                    $13.50 to $19.875         1,645,961        5.6           $18.68        1,130,995      $18.37
                                    $23.75 to $32.875         3,788,253        7.7            29.04          799,923       26.08
                                                             ----------        ---           ------       ----------      ------
                                                              5,434,214        7.0           $25.91        1,930,918      $21.56
                                                             ==========        ===           ======       ==========      ======

                                        At December 31, 1997 and 1996, options
                                    to purchase 1,594,705 and 1,449,844 shares, respectively, were exercisable at per share weighted-average prices of $21.07 and $20.84, respectively.

                                        The per share weighted-average estimated
                                    fair values of options granted during 1998, 1997 and 1996 were $3.17, $8.34, and $5.44, respectively. These fair values were
                                    estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                                           1998     1997     1996
                                                                                           ----     ----     ----
                                                        Risk-free interest rate.........     4.6%    6.0%     6.0%
                                                        Dividend yield..................     6.0     3.5      4.0
                                                        Volatility factor...............    21.8    28.0     28.0
                                                        Expected life in years..........     6.6     6.9      7.0
                                                                                           =====    ====     ====

                                        The option prices were greater than or
                                    equal to the market prices at the date of grant for all of the options granted in 1998, 1997 and 1996 and, accordingly, no compensation cost has been recognized for stock options in the financial statements.

                                        If the Company had applied a fair
                                    value-based method to recognize compensation cost for stock options, net earnings and earnings per share of common stock would have been adjusted as indicated below (in thousands):

                                                                                            1998         1997        1996
                                                                                            ----         ----        ----
                                    Net earnings:
                                        As reported..................................    $ 104,902    $ 167,336   $ 16,433
                                        Pro forma....................................       99,653      164,445     15,397
                                    Earnings per share of common stock:
                                        Basic:
                                           As reported...............................         1.36         2.36        .10
                                           Pro forma.................................         1.28         2.32        .08
                                        Diluted:
                                           As reported...............................         1.34         2.29        .09
                                           Pro forma.................................         1.27         2.25        .08
                                                                                          ========     ========    =======

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

                                        Under the Company's stock bonus plans,
                                    shares of common stock may be awarded to officers and employees. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. Awards granted in 1998, 1997 and 1996 aggregated 164,850,
                                    49,000 and 415,000 shares, respectively, with a weighted-average market value per share of $27.54, $31.25 and $20.99, respectively. In connection with the stock bonus plan awards, the Company typically makes loans to the recipients for the payment of related income taxes, which loans are forgiven in installments subject to the recipients' continued employment. The total loans outstanding at December 31, 1998, 1997 and 1996 were $4,012,000, $5,710,000, and
                                    $6,565,000, respectively. The Company
                                    recognizes amortization of the fair value of the stock awarded, any forgiven loan installments and certain related costs as compensation costs on a straight-line basis over the terms of the awards. Such costs amounted to $5,572,000 in 1998, $5,807,000 in 1997, and $4,923,000 in 1996.

(14)  EARNINGS PER SHARE            Information relating to the calculations of
                                    earnings per share of common stock for 1998, 1997 and 1996 is summarized as follows (in thousands):

                                                                            1998                   1997                1996
                                                                     -------------------   -------------------   ----------------
                                                                     Basic      Diluted    Basic      Diluted    Basic    Diluted
                                                                     -----      -------    -----      -------    -----    -------
                                    Earnings before extraordinary
                                        items and cumulative effect
                                        of changes in accounting
                                        principle.................   $105,176   $ 105,176  $ 189,892  $ 189,892  $ 17,886  $ 17,886
                                    Dividends on Preferred stock..    (12,152)    (12,152)   (10,313)       ---   (10,533)  (10,533)

                                    Dividends on unvested
                                        common stock awards.......       (620)       (425)      (632)      (552)     (659)     (659)

                                    Interest on convertible
                                        subordinated debentures...        ---         ---        ---      7,475       ---       ---
                                                                    ---------   ---------  ---------   --------  --------  --------
                                    Adjusted earnings before
                                        extraordinary items and
                                        cumulative effect of changes
                                        in accounting principle used
                                        in EPS computation........   $ 92,404   $  92,599  $ 178,947  $ 196,815  $  6,694  $  6,694
                                                                    =========  ==========  =========  =========  ========  ========

                                    Weighted-average shares
                                        outstanding...............     67,874      67,874     66,201     66,201    54,913    54,913
                                    Dilutive securities:
                                        Convertible subordinated
                                          debentures..............        ---         ---        ---      4,542       ---       ---
                                        Convertible Preferred stock       ---         ---        ---      4,509       ---       ---
                                        Options, warrants and
                                          unvested common stock
                                          awards..................        ---         985        ---        753       ---       398
                                                                    ---------   ---------  ---------  ---------  --------  --------
                                    Adjusted weighted-average
                                        shares used in EPS
                                        computation...............     67,874      68,859     66,201     76,005    54,913    55,311
                                                                    =========  ==========  =========  =========  ========  ========

                                    Effects of potentially dilutive securities are presented only in periods in which they are dilutive.

(15)   LEASES                       The Company, as lessee, has entered into
                                    operating leases expiring at various dates through 2076. Rents under such leases aggregated $8,096,000 in 1998, $9,147,000 in
                                    1997, and $9,648,000 in 1996, including
                                    contingent rents, based on the operating performance of the related properties, of $2,330,000, $3,158,000, and $3,844,000, respectively. In addition, real estate
                                    taxes, insurance and maintenance expenses are obligations of the Company. Minimum rent payments due under operating leases in effect at December 31, 1998 are summarized as follows (in thousands):

                                    1999.................................................................          $   6,114
                                    2000.................................................................              5,962
                                    2001.................................................................              5,996
                                    2002.................................................................              6,015
                                    2003.................................................................              5,984
                                    Subsequent to 2003...................................................            218,799
                                                                                                                   ---------
                                        Total............................................................          $ 248,870
                                                                                                                   =========

                                        Space in the Company's operating
                                    properties is leased to approximately 6,000 tenants. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse the Company for certain of its operating expenses. Rents from tenants are summarized as follows (in thousands):

                                                                                  1998              1997             1996
                                                                             -------------     -------------    ------------
                                    Minimum rents.........................    $  383,974        $  387,488       $  348,296
                                    Percentage rents......................        13,071            14,999           14,830
                                    Other rents...........................       204,862           213,005          223,949
                                                                             -----------       -----------      -----------

                                        Total.............................    $  601,907        $  615,492       $  587,075
                                                                              ==========        ==========       ==========

                                        The minimum rents to be received from
                                    tenants under operating leases in effect at December 31, 1998, excluding leases of properties held for sale and of retail centers contributed to a joint venture in February 1999, are summarized as follows (in thousands):

                                    1999.....................................................................    $   393,882
                                    2000.....................................................................        358,232
                                    2001.....................................................................        313,208
                                    2002.....................................................................        271,192
                                    2003 ....................................................................        220,097
                                    Subsequent to 2003.......................................................        708,453
                                                                                                                 -----------

                                        Total................................................................    $ 2,265,064
                                                                                                                 ===========

                                        Rents under finance leases aggregated
                                    $9,332,000 in 1998, $9,316,000 in 1997, and
                                    $9,645,000 in 1996. The net investment in finance leases at December 31, 1998 and 1997 is summarized as follows (in thousands):


                                                                                                    1998            1997
                                                                                               ------------     -----------
                                    Total minimum rent payments to be received
                                        over lease terms...................................     $   157,374      $   166,706
                                    Estimated residual values of leased properties.........           5,695            5,695
                                    Unearned income........................................         (75,717)         (83,237)
                                                                                               ------------     ------------

                                        Net investment in finance leases...................     $    87,352      $    89,164
                                                                                                ===========      ===========

                                        Minimum rent payments to be received
                                    from tenants under finance leases in effect at December 31, 1998 are $9,304,000,
                                    $9,365,000, $10,190,000, $10,164,000, and
                                    $10,261,000 for 1999, 2000, 2001, 2002 and
                                    2003, respectively.

(16) OTHER COMMITMENTS              Commitments for the construction and
     AND CONTINGENCIES              development of properties in the ordinary
                                    course of business and other commitments not set forth elsewhere amount to approximately
                                    $129,000,000 at December 31, 1998.
                                          At December 31, 1998, subsidiaries of
                                    the Company have contingent liabilities of approximately $17,791,000 with respect to future minimum rents under long-term lease obligations of certain unconsolidated real estate ventures and approximately
                                    $10,795,000 with respect to bank letters of credit issued to secure their obligations under certain agreements.
                                        At December 31, 1998, the Company had a
                                    shelf registration statement for future sale of up to an aggregate of $2.1 billion (based on the public offering price) of common stock, Preferred stock and debt securities.
                                    Securities may be issued pursuant to this registration statement in amounts and on terms to be determined at the time of offering.
                                        The Company and certain of its
                                    subsidiaries are defendants in various
                                    litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In the opinion of management, adequate provision has been made for losses with respect to litigation matters, where appropriate, and the ultimate resolution of such litigation matters is not likely to have a material effect on the consolidated financial position of the
                                    Company. Due to the Company's fluctuating net earnings, it is not possible to predict whether the resolution of these matters is likely to have a material effect on the Company's net earnings and it is, therefore, possible that the resolution of these matters could have such an effect in any future quarter or year.

(17) NEW ACCOUNTING                 In March 1998, the American Institute of
     STANDARDS NOT YET              Certified Public Accountants issued
     ADOPTED                        Statement of Position 98-1, "Accounting for
                                    the Costs of Computer Software Developed or
                                    Obtained for Internal Use" (SOP 98-1) which is required to be adopted by the Company no later than January 1, 1999. SOP 98-1 provides guidance as to whether costs incurred relating to internal-use software should be expensed or capitalized. The guidance in SOP 98-1 is required to be applied to costs incurred subsequent to adoption and may not be applied to costs incurred prior to initial application. The
                                    Company intends to adopt SOP 98-1 effective
                                    January 1, 1999, and does not believe that adoption will have a material effect on its results of operations.
                                        In April 1998, the American Institute of
                                    Certified Public Accountants issued
                                    Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5) which is required to be adopted by the Company no later than January 1, 1999. SOP
                                    98-5 requires that start-up costs and
                                    organization costs, not otherwise addressed in existing authoritative literature, be expensed as incurred. The Company intends to adopt SOP 98-5 effective January 1, 1999, and the initial application will be reported as the cumulative effect of a change in accounting principle. The Company does not believe that adoption will have a material effect on its results of operations in future periods.
                                        In June 1998, the Financial Accounting
                                    Standards Board issued Statement of
                                    Financial Accounting Standards No. 133,
                                    "Accounting for Derivative Instruments and
                                    Hedging Activities," (Statement 133) which is required to be adopted by the Company no later than January 1, 2000. The Company's use of derivative instruments has consisted primarily of interest rate swap and cap agreements related to specific debt financings. While the Company has not completed its analysis of Statement 133 and has not made a decision regarding the timing of adoption, it does not believe that adoption will have a material effect on its financial position and results of operations based on its current use of derivative instruments.


----------------------------------------------------------------------------------------------------------------------------------
FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA
Year ended December 31 (in thousands, except per share data)
-------------------------------------------------------------------------------------------------------------------------------
                                                          1998             1997             1996            1995          1994
                                                       ------------    ------------     ------------    ------------   ----------
Operating results data:
    Revenues from continuing operations.............   $  692,571       $  916,771       $   821,036     $    672,821  $  671,171
    Earnings from continuing operations.............      105,176          189,892            17,886            5,850       6,606
    Basic earnings (loss) from continuing
      operations
      applicable to common shareholders
      per share of common stock.....................         1.36             2.70               .13             (.19)       (.14)

    Diluted earnings (loss) from continuing
      operations
      applicable to common shareholders per share
      of common stock...............................         1.34             2.59               .12             (.19)      (.14)

Balance sheet data:
    Total assets....................................    5,154,643        3,589,768         3,643,452        2,985,609   2,915,860
    Debt and capital leases.........................    4,068,459        2,684,140         2,895,447        2,538,315   2,532,920
    Shareholders' equity ...........................      628,926          465,515           177,149           42,584      95,026
    Shareholders' equity per share of
      common stock (note 1) ........................         8.11             6.45              2.65              .73        1.63
Other selected data:
    Funds from Operations (note 2)..................      204,842          181,390           139,359          108,360      94,710
    Net cash provided (used) by:
      Operating activities..........................       261,183          185,516           168,126          107,001     113,775
      Investing activities..........................    (1,032,200)        (322,479)         (182,995)         (64,995)   (178,551)
      Financing activities..........................       721,611          180,297           (36,287)           3,518      40,618
    Dividends per share of common stock.............          1.12             1.00               .88              .80         .68
    Dividends per share of convertible
      Preferred stock...............................          3.00             2.65              2.44             3.25        3.25
    Market price per share of common stock
      at year end...................................         27.50            32.75             31.75            20.13       19.25
    Market price per share of convertible
      Preferred stock at year end...................         43.38            50.50               ---            51.63       48.50
      Weighted-average common shares
      outstanding (basic)...........................        67,874           66,201            54,913           47,375      47,258
      Weighted-average common shares
      outstanding (diluted).........................        68,859           76,005            55,311           47,375      47,258

NOTES:
(1)---For 1998 and 1997, shareholders' equity per share of common stock assumes conversion of the Series B Convertible Preferred stock issued in 1997. For 1995 and 1994, shareholders' equity per share of common stock assumes the conversion of the Series A Convertible Preferred stock. The Series A Convertible Preferred Stock was issued in 1993 and redeemed for common stock in 1996.

(2)---Funds from Operations (FFO) is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, FFO is not necessarily indicative of cash available to fund cash needs, including the payment of dividends, and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Funds from Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 42 for a full discussion of FFO.

---------------------------------------------------------------------------------------------------------------------------------
INTERIM FINANCIAL INFORMATION (UNAUDITED)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):
---------------------------------------------------------------------------------------------------------------------------------
                                                                            Quarter ended
                                    ---------------------------------------------------------------------------------------------
                                     December   September      June       March    December   September      June       March
                                     31, 1998    30, 1998    30, 1998   31, 1998    31, 1997    30, 1997    30, 1997   31, 1997
                                     --------    --------    --------   --------    --------    --------    ---------  --------
Revenues......................       $193,714    $164,318    $155,377   $179,162   $240,096    $229,331      $239,602    $207,742
Operating income..............         25,562      28,938      29,123     32,703     29,103      27,781        22,886      16,288
Earnings before extraordinary
  items.......................         19,868      21,512      29,264     34,532    162,086      16,271         3,125       8,410
NET EARNINGS (LOSS)...........         19,549      19,611      36,755     28,987    151,852      16,164        (6,961)      6,281
                                      =======     =======     =======   ========   ========     ========    =========       =====

EARNINGS (LOSS) PER COMMON SHARE:
Basic:
   Earnings before extraordinary
     items....................       $    .24    $    .27    $    .38   $    .47   $   2.40    $    .20      $    ---    $    .10
   Extraordinary gains (losses)            --        (.03)        .11       (.01)      (.14)        ---          (.15)       (.03)
   Cumulative effect of accounting
     change...................             --         ---         ---       (.07)      (.02)        ---           ---         ---
                                      -------     -------     -------   --------    --------    --------    ---------       -----

                                     $    .24    $    .24    $    .49   $    .39   $   2.24    $    .20      $   (.15)   $    .07
                                      =======     =======     =======   ========    ========    ========    =========       =====


Diluted:
   Earnings before extraordinary
     items....................       $    .24    $    .27    $   .37    $    .46   $   2.12    $    .20      $    ---    $    .10
   Extraordinary gains (losses)            --        (.03)       .11        (.01)      (.11)        ---          (.15)       (.03)
   Cumulative effect of accounting
     change...................             --         ---        ---        (.07)      (.02)        ---           ---         ---
                                      -------     -------     ------     -------    --------    -------        -------     -------

   TOTAL......................       $    .24    $    .24    $   .48    $    .38   $   1.99    $    .20      $   (.15)   $    .07
                                      =======     =======     ======     =======    ========    =======        =======     =======



NOTE---Extraordinary gains (losses) relate to early extinguishments of debt. Net earnings for the fourth quarter of 1998 includes a loss of $6,396,000 ($.09 per share) related to a treasury lock contract that no longer qualified for hedge accounting. Net earnings for the third quarter of 1998 includes a loss of $7,653,000 ($.11 per share) on disposal of a retail center. Net earnings for the first quarter of 1998 includes the Company's equity in gains on disposition of operating properties of an unconsolidated real estate venture of $12,315,000 ($.18 per share). Net earnings for the fourth quarter of 1997 includes the effect of eliminating substantially all ($158,433,000) of the net deferred income tax liability ($2.39 per share basic, $2.05 per share diluted) due to the Company's determination to elect to be taxed as a REIT. Net earnings
       (loss) for the second and fourth quarters of 1997 include provisions for losses on operating properties of $8,964,000 ($.14 per share) and $8,229,000 ($.13 per share basic, $.10 per share diluted), respectively.

---------------------------------------------------------------------------------------------------------------------------------
PRICE OF COMMON STOCK AND DIVIDENDS
The Company's common stock is traded on the New York Stock Exchange.   The prices and dividends per share were as follows:
---------------------------------------------------------------------------------------------------------------------------------
                                                                            Quarter ended
                                                    -----------------------------------------------------------------------------
                                     December     September     June       March     December   September     June      March
                                      31, 1998     30, 1998   30, 1998   31, 1998    31, 1997    30, 1997   30, 1997   31, 1997
                                      --------    ---------   --------   --------    --------    --------   --------   --------
High..........................        $ 28.88      $ 32.19      $32.81     $34.69     $ 33.00     $31.50      $ 29.50    $ 32.00
Low...........................          23.63        24.81       28.88      29.75       27.25      28.44        25.75      28.88
Dividends.....................            .28          .28         .28        .28         .25        .25          .25        .25

---------------------------------------------------------------------------------------------------------------------------------

NUMBER OF HOLDERS OF COMMON STOCK
The number of holders of record of the Company's common stock as of February 18, 1999 was 2,105.

                      The Rouse Company and Subsidiaries
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL Through its subsidiaries and affiliates, the Company acquires, develops and manages a diversified portfolio of retail centers, office and industrial buildings and mixed-use and other properties (office/mixed-use properties) located throughout the United States and develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland, and Summerlin, Nevada.

                  In December 1997, the Company determined that it would elect to be taxed as a real estate investment trust ("REIT") effective January 1, 1998 and, on December 31, 1997, completed certain transactions that enabled it to meet the qualifications for REIT status. As a REIT, the Company has greater flexibility in acquisition and merger opportunities and its corporate income taxes will be substantially lower in future periods.

                  One of the Company's primary objectives is to own and operate premier properties - shopping centers, office and industrial buildings and major mixed-use projects - in major markets across the United States. In order to achieve this objective, management is continually evaluating opportunities to acquire properties owned by others that may have future prospects consistent with the Company's long-term investment criteria and is continually evaluating the future outlook for properties in its portfolio. This includes considering opportunities to expand and/or renovate the properties and assessing whether particular properties are meeting or have the potential to meet the Company's investment criteria. The Company plans to continue making substantial investments to expand and/or renovate leasable space and/or add new department stores to its existing properties to meet its objectives. The Company is also continually evaluating opportunities for new operating properties and/or land development projects it believes have future prospects consistent with its objectives. The Company has sold a number of properties over the last several years and intends to continue to dispose of properties that are not meeting and/or are not considered to have the potential to continue to meet its investment criteria. While disposition decisions may cause the Company to recognize gains or losses that could have material effects on reported net earnings
               (loss) in future quarters or fiscal years, they are not anticipated to have a material effect on the overall consolidated financial position or operating income of the Company.

                  In 1998, the Company completed several transactions designed to upgrade the overall quality of its portfolio of operating properties. In the third and fourth quarters, the Company purchased ownership interests in eight retail centers, including the interests of partners in two centers (The Fashion Show and Governor's Square) in which the Company now holds 100% ownership interests. In February 1999, the Company contributed its ownership interests in four of the acquired centers (Bridgewater Commons, Fashion Place Mall, Park Meadows and Towson Town Center) to a joint venture in which it retained a 35% ownership interest. The Company acquired the other two ownership interests with the intent to sell them. The Company disposed of four retail centers (Eastfield Mall, Greengate Mall, Salem Mall and St. Louis Union Station) and its 5% ownership interests in six retail centers. In the fourth quarter, the Company also acquired a portfolio of office and industrial properties and salable land of an entity in which the Company previously held a 5% ownership interest. The acquired assets consisted of 64 buildings (excluding three which were subsequently sold) and approximately 100 acres of land. Substantially all of the acquired assets are in the Baltimore-Washington metropolitan area. The Company and its affiliates disposed of their interests in two hotels and certain industrial buildings in Baltimore and Columbia and their office properties in Los Angeles.

                  The Company has continued to achieve strong financial results in recent years, despite the rapidly changing environment for retail businesses. Funds from Operations ("FFO"), which is defined and discussed in detail below, increased 13% in 1998 and 30% in 1997, including increases of 14% and 3%, respectively, from retail centers, 32% and 68%, respectively, from office/mixed use properties and 4% and 66%, respectively, from land sales. These results are attributable to several factors, including:

                  . the acquisition of The Hughes Corporation and its affiliated partnership, Howard Hughes Properties, Limited Partnership (together "Hughes") in June 1996,

                  . other changes in the Company's portfolio of properties,

                  . expansions of certain retail properties,

                  . openings of new retail centers and office buildings,

                  . higher occupancy levels in retail and office properties,

                  . refinancings of project-related debt at lower interest rates and,

                  . repayments of certain project-related and corporate debt.

                  Management believes the outlook is for continued solid growth in FFO in 1999. The Company will continue to focus considerable effort and resources on leasing and remerchandising existing retail centers. The prospects for growth from retail centers and office/mixed-use properties are excellent as the Company should benefit from a full year of operations of properties acquired and/or opened in 1998 and continued strong occupancy levels in existing projects. FFO from land sales should also remain strong in 1999, assuming continued good market conditions in Columbia and Summerlin.

OPERATING      This discussion and analysis of operating results covers each of
RESULTS        the Company's five business segments as management believes that a segment analysis provides the most effective means of understanding the business. Note 9 to the consolidated financial statements and the information relating to revenues and expenses in the Five Year Summary of Funds from Operations and Net
               Earnings (Loss) on page 48, should be referred to when reading this discussion and analysis. As discussed in note 9, the Company adopted Statement of Financial Accounting Standards No. 131,
               "Disclosures about Segments of an Enterprise and Related
               Information" in 1998. As required by the Statement, segment operating data are reported using the accounting policies followed by the Company for internal reporting to management.
               These policies are the same as those followed for external reporting, except that real estate ventures in which the Company holds substantially all (at least 98%) of the financial interest, but does not own a majority voting interest, are reported on a consolidated basis rather than using the equity method, and the Company's share of FFO of unconsolidated real estate ventures in which it holds a minority interest is included in revenues. These differences affect only the reported revenues and operating and interest expenses of the segments, and have no effect on the reported net earnings of the Company. Revenues and operating and interest expenses reported for the segments are reconciled to the related amounts reported in the financial statements in note 9.

               OPERATING PROPERTIES: The Company reports the results of its operating properties in two segments: retail centers and office/mixed-use properties. The Company's tenant leases provide the foundation for the performance of its retail centers and office/mixed-use properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse the Company for most of its operating expenses. Substantially all of the Company's retail leases also provide for additional rent (percentage rent) based on tenant sales in excess of stated levels. As leases expire, space is released, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

                  Most of the Company's operating properties are financed with long-term, fixed rate, nonrecourse debt and, accordingly, their operating results are not directly affected by changes in interest rates. Although the interest rates on this debt do not fluctuate, certain loans provide for additional payments to the lenders based on operating results of the related properties in excess of stated levels.

               RETAIL CENTERS: Operating results of retail centers are summarized as follows (in millions):

                                                            1998
                                     ------------------------------------------------
                                                    Majority    Minority
                                     Consolidated   Interest    Interest
                                      Properties    Ventures    Ventures      Total         1997          1996
                                     ------------   --------    --------    ---------    ----------    -----------
Revenues..........................     $   489.3    $   58.7    $   11.8     $  559.8      $  503.6       $  508.4
Operating expenses, exclusive of
 depreciation and amortization....         237.7        31.1           -        268.8         258.2          260.0
Interest expense..................         138.3        12.6           -        150.9         122.3          129.1
                                       ---------    --------    --------     --------      --------       --------
                                           113.3        15.0        11.8        140.1         123.1          119.3
Depreciation and amortization.....          55.8         4.9         2.4         63.1          51.2           50.1
                                       ---------    --------    --------     --------      --------       --------
Operating income..................     $    57.5    $   10.1    $    9.4     $   77.0      $   71.9       $   69.2
                                       =========    ========    ========     ========      ========       ========


                  Revenues from retail centers increased $56.2 million in 1998 and decreased $4.8 million in 1997. The increase in 1998 was attributable primarily to properties opened or expanded (approximately $25 million) or acquired (approximately $38 million) in 1998 and 1997, higher average occupancy levels (92.5% in 1998 as compared to 90.8% in 1997) and higher rents on re-leased space. These increases were partially offset by dispositions of interests in properties in 1998 and 1997 (approximately $25 million), and lower tenant lease termination payments. The decrease in 1997 was attributable primarily to dispositions of interests in properties in 1997 and 1996 and lower tenant lease termination payments. This decrease was partially offset by the effects of slightly higher average occupancy (90.8% in 1997 as compared to 90.2% in 1996), the operations of two properties which were opened or expanded in 1997 and a full year of operations of two properties in which the Company acquired interests in 1996.

               Total operating and interest expenses (exclusive of depreciation and amortization) for retail properties increased $39.2 million in 1998 and decreased $8.6 million in 1997. The increase in 1998 was attributable primarily to the properties opened or expanded (approximately $19 million) or acquired (approximately $37 million) in 1998 and 1997. These increases were partially offset by dispositions of interests in properties in 1998 and 1997 (approximately $24 million). The decrease in 1997 was attributable primarily to the dispositions of interests in properties referred to above and refinancings and repayments of project-related debt. These decreases were partially offset by the effects of a full year of operations of the properties in which the Company acquired interests in 1996. Depreciation and amortization expense for retail properties increased $11.9 million in 1998 and $1.1 million in 1997. These changes were due primarily to the net effect of changes in the Company's portfolio of retail properties referred to above.

               OFFICE, MIXED-USE AND OTHER PROPERTIES: Operating results of office/mixed-use properties are summarized as follows (in millions):

                                                              1998
                                      -------------------------------------------------
                                                      Majority    Minority
                                      Consolidated    Interest    Interest
                                       Properties     Ventures    Ventures      Total         1997          1996
                                      ------------    --------    --------    ---------    ----------    -----------
Revenues...........................      $   166.6    $   48.2    $    1.1    $   215.9     $   216.6      $   182.2
Operating expenses, exclusive of
 depreciation and amortization.....           70.5        32.4           -        102.9         108.1           89.6
Interest expense...................           68.6         9.3           -         77.9          81.9           76.7
                                         ---------    --------    --------    ---------     ---------      ---------
                                              27.5         6.5         1.1         35.1          26.6           15.9
Depreciation and amortization......           27.9         5.5          .8         34.2          34.8           29.9
                                         ---------    --------    --------    ---------     ---------      ---------
Operating income...................      $     (.4)   $    1.0    $     .3    $      .9     $    (8.2)     $   (14.0)
                                         =========    ========    ========    =========     =========      =========


                  Revenues from office/mixed-use properties decreased $0.7
               million in 1998 and increased $34.4 million in 1997. The decrease in 1998 was attributable primarily to dispositions of certain properties in Los Angeles and Las Vegas, and certain industrial and hotel properties in Baltimore and Columbia (approximately $21 million). These decreases were substantially offset by the acquisition of the 64 office and industrial buildings referred to above (approximately $5 million), the openings of new office properties in Las Vegas in 1998 and 1997 (approximately $7 million), the addition of a cinema to Arizona Center in 1998 (approximately $2 million) and higher occupancy levels (96.3% in 1998 and 93.4% in 1997) at comparable properties. The increase in 1997 was attributable primarily to a full year of operations of the properties acquired in the Hughes transaction, openings of new office and other properties in Las Vegas and higher occupancy levels at hotel and Columbia office properties.

                  Total operating and interest expenses (exclusive of
               depreciation and amortization) for office/mixed-use properties decreased $9.2 million in 1998 and increased $23.7 million in 1997. The decrease in 1998 was attributable primarily to the dispositions of properties referred to above (approximately $18 million) and to the repayment and refinancing of certain property debt. These decreases were partially offset by the project openings (approximately $5 million) and the acquisitions (approximately $4 million) referred to above. The increase in 1997 was attributable primarily to a full year of operations of the properties acquired in the Hughes transaction, the effects of higher occupancy levels and the openings of new properties referred to above.

               LAND SALES OPERATIONS: Land sales operations relate primarily to the communities of Columbia, Maryland, and Summerlin, Nevada. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of salable land for particular uses and decisions to sell, develop or retain land.

               Operating results from land sales operations are summarized as follows (in millions):

                                                                  1998
                                                -------------------------------------
                                                                Majority
                                                Consolidated    Interest
Hughes Land Operations:                          Properties     Ventures      Total         1997         1996
                                                ------------    --------    ---------    ----------    ---------
   Revenues.............................           $    33.7    $  118.5    $   152.2     $   163.2     $   98.4
   Operating costs and
     expenses...........................                24.2        96.3        120.5         130.0         83.4
   Interest expense.....................                  .2          .1           .3            .5           .7
                                                   ---------    --------    ---------     ---------     --------
   Operating income.....................           $     9.3    $   22.1    $    31.4     $    32.7     $   14.3
                                                   =========    ========    =========     =========     ========

Columbia and Other:
   Revenues.............................           $      --    $   45.5    $    45.5     $    40.0     $   39.5
   Operating costs and
     expenses...........................                  --        24.2         24.2          21.8         24.4
   Interest expense.....................                  .8         3.1          3.9           3.8          1.0
                                                   ---------    --------    ---------     ---------     --------
   Operating income (loss)..............                 (.8)   $   18.2    $    17.4     $    14.4     $   14.1
                                                   =========    ========    =========     =========     ========

Total Land Sales Operations:
   Revenues.............................           $    33.7    $  164.0    $   197.7     $   203.2     $  137.9
   Operating costs and
     expenses...........................                24.2       120.5        144.7         151.8        107.8
   Interest expense.....................                 1.0         3.2          4.2           4.3          1.7
                                                   ---------    --------    ---------     ---------     --------
   Operating income.....................           $     8.5    $   40.3    $    48.8     $    47.1     $   28.4
                                                   =========    ========    =========     =========     ========


                  Revenues and operating income from Hughes land operations for
               1998 include $99.6 million and $20.7 million, respectively, relating to Summerlin and $52.6 million and $10.7 million, respectively, relating to other land holdings. Revenues and operating income from Hughes land operations for 1997 include $128.8 million and $27.1 million, respectively, relating to Summerlin and $34.4 million and $5.6 million, respectively, relating to other land holdings. Revenues and operating income from Hughes land operations for 1996 include $93.1 million and $14.2 million, respectively, relating to Summerlin and $5.3 million and $.1 million, respectively, relating to other land holdings. The decreases in revenues and operating income in 1998 relating to Summerlin were attributable primarily to lower levels of land sold for residential purposes. The increases in revenues and operating income in 1997 relating to Summerlin were attributable primarily to a full year of Hughes land operations. The increase in operating income in 1997 also reflects higher margins on sales, primarily because land on which development was completed or in progress at the time of the acquisition of Hughes (which carried lower profit margins) comprised a smaller proportion of sales in 1997 than in 1996. The increases in revenues and operating income relating to other land holdings in 1998 were attributable to higher levels of land sales at the Company's master planned business parks, including all of the remaining land at Howard Hughes Center in Los Angeles, California. These increases were partially offset by lower levels of sales of investment land. The increases in revenues and operating income in 1997 relating to other land holdings were attributable primarily to sales of various investment land parcels, particularly holdings in Nevada.

                  Revenues and operating income from land sales in Columbia
               increased $5.5 million and $3.0 million, respectively, in 1998 and $.5 million and $1.3 million, respectively, in 1997. The increases in revenues and operating income in 1998 were attributable primarily to higher levels of land sales for commercial purposes.

               DEVELOPMENT: Development expenses were $7.4 million in 1998, $4.7 million in 1997 and $5.3 million in 1996. These costs consist primarily of additions to the preconstruction reserve and new business costs.

                  The preconstruction reserve is determined on a project-by-
               project basis and is maintained to provide for costs of projects in the preconstruction phase of development, including retail and mixed-use property renovation and expansion opportunities, which may not go forward to completion. Additions to the preconstruction reserve were $1.7 million in 1998, $2.8 million in 1997 and $2.7 million in 1996. New business costs relate primarily to the initial evaluation of potential acquisition and development opportunities. These costs were $5.7 million in 1998, $1.9 million in 1997 and $1.8 million in 1996. The lower level of preconstruction reserve additions in 1998 was due to the progress of several significant retail center projects. The higher level of new business costs in 1998 was attributable to the Company's focus on acquisition efforts.

               CORPORATE: Corporate revenues consist primarily of interest income earned on short-term investments, including investments of unallocated proceeds from refinancings of certain properties. Corporate interest income was $3.8 million in 1998, $4.5 million in 1997 and $3.5 million in 1996. The changes in income during these years were attributable primarily to changes in the average investment balances, including in 1997, temporary investment of the unused proceeds of the Series B Convertible Preferred stock issued in the first quarter.

                  Corporate expenses consist of certain interest and operating expenses, as discussed below, reduced by costs capitalized or allocated to other business segments. Interest is capitalized on corporate funds invested in projects under development, and interest on corporate borrowings and distributions on the Company obligated mandatorily redeemable preferred securities which are used for other segments are allocated to those segments. Accordingly, corporate interest expense consists primarily of interest on the convertible subordinated debentures, the unsecured 8.5% notes, the medium-term notes, credit facility borrowings and unallocated proceeds from refinancings of certain properties, net of interest capitalized on development projects or allocated to other segments, and corporate operating expenses consist primarily of general and administrative costs and distributions on the redeemable preferred securities.

                  Corporate interest costs were $6.3 million in 1998, $13.9
               million in 1997 and $18 million in 1996. Interest of $14.9 million, $14.9 million and $5.4 million was capitalized in 1998, 1997 and 1996, respectively, on funds invested in development projects. The decreases in corporate interest costs in 1998 and 1997 were attributable primarily to allocations of debt to other segments to fund property acquisitions and certain capital expenditures. The higher level of interest capitalized in 1998 and 1997 reflects the higher level of corporate funds invested in projects in development.

               GAIN (LOSS) ON DISPOSITIONS OF ASSETS AND OTHER PROVISIONS, NET:
               The loss on dispositions of assets and other provisions, net, for 1998 consisted primarily of a loss on the disposal of a retail property ($7.7 million) and a loss related to a treasury lock contract ($6.4 million) that no longer qualified for hedge accounting because the related anticipated financing transaction will not occur under the terms and timing originally expected. Unconsolidated real estate ventures in which the company holds substantially all of the financial interest recorded a net gain on disposition of assets of $19 million relating primarily to the sale of a hotel in Columbia.

               The loss on dispositions of assets and other provisions, net, for 1997 consisted primarily of provisions for losses recognized on several retail properties, an industrial property, and a hotel the Company decided to sell, including additional provisions of $3.7 million related to retail properties held for disposition prior to 1997. These provisions were partially offset by gains on dispositions of five office properties ($4.7 million).

                  The loss on dispositions of assets and other provisions, net, for 1996 consisted primarily of provisions for losses totaling $25.9 million recognized on five retail properties the Company decided to sell. These losses were partially offset by the reversal of a portion ($8.7 mil-

               lion) of a 1995 provision for loss on a tenant litigation judgment following a negotiated settlement of the matter.

               EXTRAORDINARY ITEMS, NET OF RELATED INCOME TAX BENEFITS: The net extraordinary gains in 1998, and extraordinary losses in 1997 and 1996 resulted from early extinguishments of debt and aggregated $3.6 million, $32.8 million and $2.2 million, respectively, before deferred income tax benefits of $.7 million, $11.5 million and $.8 million, respectively.

               NET EARNINGS: The Company had net earnings of $104.9 million in 1998, $167.3 million in 1997 and $16.4 million in 1996. The
               Company's operating income (after depreciation and amortization) was $116.3 million in 1998, $97.3 million in 1997 and $60.1 million in 1996. The improvements in operating income were due primarily to the factors described above. Net earnings for each year was affected by unusual and/or nonrecurring items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary items, net of related income tax benefits. In addition, net earnings for 1997 was affected by the reversal of substantially all ($158.3 million) of the recorded deferred income tax assets and liabilities at December 31, 1997 as a result of the Company's decision to be taxed as a REIT effective January 1, 1998. The deferred income taxes were reversed because management believes that the Company met the qualifications for REIT status as of December 31, 1997, intends for it to continue to meet the qualifications in the future and does not expect that the Company will be liable for income taxes or taxes on "built-in gains" on its assets at the Federal level or in most states in future years. The Company's effective tax rate was (157.2)% in 1997 and 58.9% in 1996. The effective rate in 1997 was affected by the reversal of deferred tax assets and liabilities discussed above. Excluding the effect of the reversal, the effective rate for 1997 was 57.4%. The effective rates were high in 1997 and 1996 because a portion of the distributions payable to the former Hughes owners (or their successors) under the Contingent Stock Agreement was not deductible for income tax purposes.

               FUNDS FROM OPERATIONS: The Company uses a supplemental performance measure along with net earnings (loss) to report its operating results. This measure is referred to as Funds from Operations ("FFO"). The National Association of Real Estate Investment Trusts defines FFO as net earnings (loss) (computed in accordance with generally accepted accounting principles), excluding cumulative effects of changes in accounting principles, extraordinary or unusual items and gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for minority interests and to record unconsolidated partnerships and joint ventures on the same basis. The Company also excludes deferred income taxes from its computation of FFO. The method used by the Company to compute FFO may differ from methods used by other REITs. FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, FFO is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, the Company believes that FFO provides relevant information about its operations and is necessary, along with net earnings, for an understanding of its operating results.

                  The Company excludes deferred income taxes from FFO because payments of income taxes have not been significant and are not anticipated to become significant in the future. Current Federal and state income taxes are included as reductions of FFO; however, in 1997, current income taxes incurred as a result of transactions completed to enable the Company to meet the qualifications for REIT status are excluded. Management believes this exclusion is appropriate as these taxes were nonrecurring and were not related to operations. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from FFO. FFO is reconciled to net earnings (loss) in the Five Year Summary of Funds from Operations and Net Earnings (Loss) on page 49.

                  FFO was $204.8 million in 1998, $181.4 million in 1997 and
               $139.4 million in 1996. The increase in FFO in 1998 was due primarily to property acquisitions, expansions and dispositions in 1998 and 1997, higher occupancy levels, and higher rents from re-leased space. The increase in FFO in 1997 was due primarily to the acquisition of Hughes. The results in 1997 were also affected by refinancings of project debt at lower interest rates, debt repayments from proceeds of the Series B Convertible Preferred stock offering in the first quarter and openings and dispositions of projects in both 1997 and 1996. The reasons for significant changes in revenues and expenses comprising FFO by segment are described above.

FINANCIAL      Management believes that the Company's financial position is
CONDITION,     sound and that its liquidity and capital resources are adequate
LIQUIDITY AND  for near-term and longer-term requirements. Shareholders' equity
CAPITAL        increased to $628.9 million at December 31, 1998 from $465.5
RESOURCES      million at December 31, 1997. The increase was due primarily to the issuance of common stock, including $43 million to a unit investment trust and $100 million issued in the acquisition of the 64 office and industrial properties in the fourth quarter of 1998, and net earnings for the year, partially offset by the payment of regular quarterly dividends on the common and Preferred stocks.

                  The Company had cash and cash equivalents and investments in marketable securities totaling $41.9 million and $90.6 million at December 31, 1998 and 1997, respectively.

                  Net cash provided by operating activities was $261.2 million,
               $185.5 million and $168.1 million in 1998, 1997 and 1996,
               respectively. The changes in cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results. The level of net cash provided by operating activities is also affected by the timing of receipt of revenues (including proceeds of land sales financed by the Company) and the payment of operating and interest expenses and land development costs.

                  The Company relies primarily on fixed rate nonrecourse loans from private institutional lenders to finance its operating properties and expects that it will continue to do so in the future. The Company has also made use of the public equity and debt markets to meet its capital resource needs principally to repay or refinance corporate and project related debt and to provide funds for project development and acquisition costs and other corporate purposes. In 1998, the Company obtained a $450 million revolving credit facility, which is available until July 2001, subject to a one year renewal option, and a $350 million bridge loan facility from a group of lenders. The revolving credit facility replaced a $250 million line of credit facility previously maintained by the Company. The bridge loan facility was available to fund certain property acquisitions made in the third and fourth quarters of 1998. The Company is continually evaluating sources of capital and management believes that there are satisfactory sources available for all requirements without necessitating sales of operating properties. However, selective dispositions of properties are expected to provide capital resources in 1999 and may also provide them in subsequent years.

                  Most of the Company's debt consists of mortgages
               collateralized by operating properties. Scheduled principal payments on property debt were $50.7 million, $46.3 million and $39.0 million in 1998, 1997 and 1996, respectively. The increase in 1997 was attributable primarily to principal payments on debt assumed in the Hughes transaction.

                  The annual maturities of debt for the next five years are as follows (in millions):

                                                     Scheduled     Balloon
                                                     Payments      Payments      Total
                                                     ---------     --------    ---------
                            1999..............       $      49     $    447    $     496
                            2000..............              57          105          162
                            2001..............              62          467          529
                            2002..............              64          220          284
                            2003..............              73          487          560
                                                     ---------     --------    ---------
                                                     $     305     $  1,726    $   2,031
                                                     =========     ========    =========

                  Balloon payments due in 1999 include $304 million of
               borrowings under the bridge loan credit facility which is due on or before July 30, 1999. In February 1999, the Company contributed to a joint venture four of the retail centers acquired in 1998. These acquisitions were financed, in part, by borrowings under the bridge loan credit facility. The Company retained a 35% interest in the joint venture, and, in connection with this transaction, the joint venture repaid approximately $271 million of outstanding borrowings under the bridge loan facility.

                  Balloon payments due in 1999 also include $40 million due on a mortgage securing a property the Company expects to sell in the second quarter of 1999. The Company expects the buyer to assume the mortgage.

                  The remaining balloon payments, including payments under the bridge loan credit facility, due in 1999 are expected to be paid at or before the scheduled maturity dates of the related loans from proceeds of the sale of the property interest referred to above, property refinancings or credit facilities or other available corporate funds.

                  Cash expenditures for properties in development and
               improvements to existing properties funded by debt were $306.9 million, $283.4 million and $124 million in 1998, 1997 and 1996, respectively. The increases in 1998 and 1997 were due to increased project development activity, primarily new retail properties, retail property expansions and development of new office and industrial properties in Las Vegas. A substantial portion of the costs of properties in development is financed with construction or similar loans and/or credit line borrowings. Typically, long-term fixed rate debt financing is arranged concurrently with the construction financing or before completion of construction.

                  Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties and credit line borrowings.

                  Due to the large number of projects under construction or in development, the Company anticipates that the level of capital expenditures for new development (excluding land development) and improvements to existing properties will be over $300 million in 1999. A substantial portion of these expenditures relates to new properties or retail center expansions and it is expected that most of these costs will be financed by debt, including property-specific construction loans and/or credit line borrowings.

                  Cash expenditures for acquisitions of interests in properties were $882.4 million in 1998, $79.4 million in 1997 and $18.1 million in 1996. The acquisitions in 1998, consisting of interests in the eight retail centers, 67 office and industrial buildings and the land assets referred to above, had combined purchase prices of approximately $1.58 billion, including approximately $492 million of mortgage debt secured by the acquired properties and assumed by the Company. The Company issued $100 million of common stock, $108 million of mortgage and other debt and $882.4 million of cash to the sellers as payment. The required cash payments were funded by approximately $234 million of additional mortgage debt secured by the acquired properties, proceeds of $91 million from the sale of three of the acquired office buildings and by borrowings under the Company's bridge loan and revolving credit facilities. The acquisitions in 1997 consisted primarily of a purchase of a retail center. The acquisitions in 1996 consisted of purchases of partners' interests in two retail centers, one of which was financed in part by the seller. Acquisition cash requirements in 1997 and 1996 were financed primarily by nonrecourse debt.

                  Cash expenditures for the acquisition of Hughes were $36.3 million in 1996 and were financed primarily by credit line borrowings.

                  In addition to its unrestricted cash and cash equivalents and investments in marketable securities, the Company has other available sources of capital. The Company has a line of credit with a group of lenders that provides for aggregate unsecured borrowings of up to $450 million, of which $152 million was available at December 31, 1998. This line of credit can be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs. In addition, under an effective registration statement, the Company may issue additional medium-term notes of up to $29.7 million. Also, the Company has a shelf registration statement for the sale of up to an aggregate of approximately $2.25 billion (based on the public offering price) of common stock, Preferred stock and debt securities. At December 31, 1998, the Company had issued approximately $158 million of common stock and debt securities under the shelf registration statement, with a remaining availability of approximately $2.1 billion.

                  The agreements relating to various loans impose limitations on the Company. The most restrictive of these limit the levels and types of debt the Company and its affiliates may incur and require the Company and its affiliates to maintain specified minimum levels of debt service coverage and net worth. The agreements also impose restrictions on the dividend payout ratio, and on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities and are not expected to do so in the foreseeable future.

MARKET RISK    The market risk associated with financial instruments and
INFORMATION    derivative financial and commodity instruments is the risk of loss from adverse changes in market prices or rates. The
               Company's market risk arises primarily from interest rate risk relating to variable rate borrowings used to maintain liquidity
               (e.g., revolving credit facility advances) or finance project acquisition or development costs (e.g., acquisition bridge loan facility or construction loan advances). The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. In order to achieve this objective, the Company relies primarily on long-term, fixed rate nonrecourse loans from institutional lenders to finance its operating properties. In addition, long term, fixed rate financing is typically arranged concurrently with or shortly after a variable rate project acquisition or construction loan is negotiated. The Company also makes limited use of interest rate exchange agreements, including interest rate swaps and caps, to mitigate its interest rate risk on variable rate debt. The
               Company does not enter into interest rate exchange agreements for speculative purposes and the fair value of these and other derivative financial instruments is insignificant at December 31, 1998.

                  The Company's interest rate risk is monitored closely by
               management. The table below presents the principal amounts, weighted-average interest rates and fair values required to evaluate the expected cash flows of the Company under debt and related agreements and its sensitivity to interest rate changes at December 31, 1998. The information relating to debt maturities (in millions) is based on expected maturity dates which consider anticipated refinancing or other transactions:

                                                                                                                  Fair
                               1999        2000        2001        2002      2003     Thereafter      Total       Value
                              -----       -----       -----       -----     -----    -----------    ---------   ---------
Fixed rate debt               $ 145       $  54       $ 160       $ 215     $ 554        $ 1,972      $ 3,100     $ 3,199
Average interest rate           7.8%        7.8%        7.9%        8.0%      8.0%           8.0%         7.8%

Variable rate LIBOR debt      $ 351       $ 108       $ 369       $  69     $   6        $    56      $   959     $   959
Average interest rate           6.4%        6.4%        5.6%        5.3%      5.1%           5.1%         6.6%


                  At December 31, 1998, approximately $304 million of the
               Company's variable rate debt relates to borrowings under its acquisition bridge loan facility and approximately $84.2 million relates to borrowings under project construction loans. Approximately $271 million of the borrowings under the bridge loan credit facility were repaid in February 1999 as discussed above. The borrowings under project construction loans are expected to be repaid from proceeds of long-term fixed rate loans at dates from 1999 to 2001 when construction of the related projects is scheduled to be completed. At December 31, 1998, the Company had interest rate cap agreements which effectively limit the average interest rate on all of the variable rate LIBOR debt maturing in 2002 to 8.9%.

                  As the table incorporates only those exposures that exist as of December 31, 1998, it does not consider exposures or positions which could arise after that date. As a result, the Company's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise after December 31, 1998, the Company's hedging strategies during that period and interest rates.

THE YEAR 2000  The year 2000 issue relates to whether computer systems will
ISSUE properly recognize date sensitive information to allow accurate processing of transactions and data relating to the year 2000 and beyond. In addition, the year 2000 issue relates to whether non-Information Technology (IT) systems that depend on embedded computer technology will recognize the year 2000. Systems that do not properly recognize such information could generate erroneous data or fail.

                  In 1996, the Company adopted a plan to replace virtually all of its management information and accounting systems. This plan was adopted in the context of the Company's long-term Information Systems strategy. In accordance with this plan, all mission-critical IT systems are being replaced with systems that have been certified by the vendors as year 2000 compliant. The Company has implemented new financial accounting, accounts payable, property management, human resources, payroll and leasing management systems that are year 2000 compliant except for certain legacy systems that are still in use by Hughes. The Company is in the process of migrating Hughes from its legacy general ledger, accounts payable and property management systems to the Company's new systems. This migration is scheduled to be completed no later than October 1, 1999. The Company is in the process of implementing a new cash management system, which is expected to be operational by June 1, 1999 and which will be year 2000 compliant. Also, the Company has commenced testing of its new IT systems for year 2000 compliance and expects testing and analysis of the results to be completed in the second quarter of 1999. In addition, in connection with the Company's normal upgrade and replacement process, all network and desktop equipment meet the requirements for the year 2000. As a result, the Company expects that the costs to specifically remediate year 2000 IT issues will be minimal. For non-IT systems, the Company has completed a comprehensive review of computer hardware and software in mechanical systems and has developed a program to repair or replace non-IT systems that are not year 2000 compliant. It is anticipated that the program will be completed in the third quarter of 1999. Costs to specifically remediate non-IT systems (e.g., escalators, elevators, heating, ventilating and cooling systems, etc.) that are non-compliant are not expected to exceed $2 million. Management does not believe that the year 2000 issue will pose significant problems in its IT or non-IT systems, or that resolution of any potential problems with respect to these systems will have a material effect on the Company's financial condition or results of operations.

                  It is very difficult to identify "the most reasonably likely worst-case scenario." The Company's exposure is widely spread, with no known major direct exposure. The Company believes that the most likely worst-case exposure is at the indirect level, involving vendors, suppliers and tenants. For example, there could be failures in the information systems of certain tenants that may delay the payment of rents. While it is not possible at this time to determine the likely impact of these potential problems, the Company is evaluating these risks based on public disclosures and, if desirable, direct contacts with certain major vendors, suppliers and tenants of key Company properties. Based on this evaluation, the Company will determine during the second quarter of 1999 whether specific contingency plans should be developed.

NEW ACCOUNTING    In March 1998, the American Institute of Certified Public
STANDARDS      Accountants issued Statement of Position 98-1, "Accounting for
NOT YET        the Costs of Computer Software Developed or Obtained for Internal
ADOPTED        Use" (SOP 98-1) which is required to be adopted by the Company no later than January 1, 1999. SOP 98-1 provides guidance as to whether costs incurred relating to internal-use software should be expensed or capitalized. The guidance in SOP 98-1 is required to be applied to costs incurred subsequent to adoption and may not be applied to costs incurred prior to initial application.
               The Company intends to adopt SOP 98-1 effective January 1, 1999, and does not believe that adoption will have a material effect on its results of operations.

               In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5) which is required to be adopted by the Company no later than January 1, 1999. SOP 98-5 requires that start-up costs and organization costs, not otherwise addressed in existing authoritative literature, be expensed as incurred. The Company intends to adopt SOP 98-5 effective January 1, 1999, and the initial application will be reported as the cumulative effect of a change in accounting principle. The Company does not believe that adoption will have a material effect on its results of operations in future periods.

                  In June 1998, the Financial Accounting Standards Board issued
               Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (Statement
               133) which is required to be adopted by the Company no later than January 1, 2000. The Company's use of derivative instruments has consisted primarily of interest rate swap and cap agreements related to specific debt financings. While the Company has not completed its analysis of Statement 133 and has not made a decision regarding the timing of adoption, it does not believe that adoption will have a material effect on its financial position and results of operations based on its current use of derivative instruments.

IMPACT OF      The major portion of the Company's operating properties, its
INFLATION      retail centers, is substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. In many cases, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue to the Company. A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse the Company for certain of its operating expenses; consequently, increases in these costs do not have a significant impact on the Company's operating results. The Company has a significant amount of debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

INFORMATION    This Annual Report to Shareholders of the Company includes
RELATING       forward-looking statements which reflect the Company's current
TO FORWARD-    views with respect to future events and financial performance.
LOOKING        These forward-looking statements are subject to certain risks and
STATEMENTS     uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated. The words "believe", "expect", "anticipate" and similar expressions identify forward-looking statements.
               Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
               The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following are among the factors that could cause actual results to differ materially from historical results or those anticipated: (1) real estate investment trust risks; (2) real estate development and investment risks; (3) liquidity of real estate investments; (4) dependence on rental income from real property; (5) effect of uninsured loss; (6) lack of geographical diversification; (7) possible environmental liabilities; (8) difficulties of compliance with Americans with Disabilities Act; (9) competition;
               (10) changes in the economic climate; and (11) changes in tax laws or regulations. For a more detailed discussion of these and other factors, see Exhibit 99.2 of the Company's Form 10-K for the fiscal year ended December 31, 1998.

                      The Rouse Company and Subsidiaries
  Five Year Summary of Funds From Operations and Net Earnings (loss) (Note 1)

                                (in thousands)

                                                                                  Year ended December 31
                                                           --------------------------------------------------------------------
                                                               1998          1997          1996          1995           1994
                                                           ----------    ----------    ----------    ----------     -----------
REVENUES:
Retail centers:
   Minimum and percentage rents.....................       $  308,900    $  271,743    $  256,880    $  245,192     $  238,222
   Other rents and other revenues...................          250,921       231,912       251,535       246,488        248,253
                                                           ----------    ----------    ----------    ----------     ----------
                                                              559,821       503,655       508,415       491,680        486,475
                                                           ----------    ----------    ----------    ----------     ----------
Office, mixed-use and other:
   Minimum and percentage rents.....................          137,118       130,744       106,246        80,319         82,347
   Other rents and other revenues...................           78,801        85,827        75,908        64,647         64,225
                                                           ----------    ----------    ----------    ----------     ----------
                                                              215,919       216,571       182,154       144,966        146,572
                                                           ----------    ----------    ----------    ----------     ----------
Land sales..........................................          197,706       203,219       137,853        33,403         35,232
Corporate interest income...........................            3,797         4,485         3,495         2,772          2,892
                                                           ----------    ----------    ----------    ----------     ----------

                                                              977,243       927,930       831,917       672,821        671,171
                                                           ----------    ----------    ----------    ----------     ----------

OPERATING EXPENSES, EXCLUSIVE OF DEPRECIATION
   AND AMORTIZATION:
Retail centers......................................          268,786       257,848       260,027       246,747        253,095
Office, mixed-use and other.........................          102,945       108,063        89,524        70,096         74,368
Land sales..........................................          144,709       151,800       107,787        17,827         19,877
Development.........................................            7,383         4,747         4,964         7,288          6,494
Corporate...........................................           18,813        13,384         9,752         8,920          8,309
                                                           ----------    ----------    ----------    ----------     ----------

                                                              542,636       535,842       472,054       350,878        362,143
                                                           ----------    ----------    ----------    ----------     ----------

INTEREST EXPENSE:
Retail centers......................................          150,889       122,325       129,091       128,215        128,798
Office, mixed-use and other.........................           77,894        81,905        76,659        69,034         67,892
Land sales..........................................            4,201         4,287         1,658         5,071          5,028
Development.........................................              ---           ---           361           358            495
Corporate...........................................           (8,614)       (1,027)       12,612        10,285         11,370
                                                           ----------    ----------    ----------    ----------     ----------

                                                              224,370       207,490       220,381       212,963        213,583
                                                           ----------    ----------    ----------    ----------     ----------

CURRENT INCOME TAXES APPLICABLE TO OPERATIONS
   (NOTE 3).........................................            5,395         3,208           123           620            735
                                                           ----------    ----------    ----------    ----------     ----------

                                                              722,401       746,540       692,558       564,461        576,461
                                                           ----------    ----------    ----------    ----------     ----------

FUNDS FROM OPERATIONS (NOTE 2)......................       $  204,842    $  181,390    $  139,359    $  108,360     $   94,710
                                                           ==========    ==========    ==========    ==========     ==========

                                                                                  Year ended December 31
                                                           --------------------------------------------------------------------
                                                               1998          1997          1996          1995           1994
                                                           ----------    ----------    ----------    ----------     -----------
FUNDS FROM OPERATIONS BY SEGMENT:
Retail centers......................................       $  140,081    $  123,101    $  119,297    $  116,135     $  103,978
Office, mixed-use and other.........................           35,069        26,562        15,852         5,839          4,273
Land sales..........................................           48,773        47,090        28,404        10,502         10,330
Development.........................................           (7,383)       (4,747)       (5,325)       (7,646)        (6,989)
Corporate...........................................          (11,698)      (10,616)      (18,869)      (16,470)       (16,882)
                                                           ----------    ----------    ----------    ----------     ----------

FUNDS FROM OPERATIONS...............................       $  204,842    $  181,390    $  139,359    $  108,360     $   94,710
                                                           ==========    ==========    ==========    ==========     ==========


RECONCILIATION TO NET EARNINGS (LOSS):
Funds from Operations...............................       $  204,842    $  181,390    $  139,359    $  108,360     $   94,710
Depreciation and amortization.......................          (84,068)      (82,944)      (77,414)      (73,062)       (74,186)
Deferred income taxes applicable to operations......              ---       124,203       (25,596)       (3,699)        (5,995)
Certain current income taxes (note 3)...............              ---        (4,929)          ---           ---            ---
Loss on dispositions of assets and
   other provisions, net............................          (11,174)      (23,484)      (16,499)      (25,749)        (7,923)
Depreciation and amortization, gain on disposition
   of assets and deferred income taxes of
   unconsolidated real estate ventures, net.........           (4,380)       (4,344)       (1,964)          ---            ---
Extraordinary gain (loss), net......................            4,355       (21,342)       (1,453)       (8,631)        (4,447)
Cumulative effect at January 1, 1998 of
   change in accounting for participating
   mortgages .......................................           (4,629)          ---           ---           ---            ---
Cumulative effect at October 1, 1997 of
   change in accounting for business
   process reengineering costs......................              ---        (1,214)          ---           ---            ---
Other...............................................              (44)          ---           ---           ---            ---
                                                           ----------    ----------    ----------    ----------     ----------
 NET EARNINGS (LOSS).................................      $  104,902    $  167,336    $   16,433    $   (2,781)    $    2,159
                                                           ==========    ==========    ==========    ==========     ==========


NOTES:

(1) Operating and Funds from Operations (FFO) data included in this five-year summary are presented by segment. Consistent with the requirements of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," segment data are reported using the accounting policies followed by the Company for internal reporting to management. These policies are the same as those used for external reporting, except that real estate ventures in which the Company holds a majority financial interest but does not own a majority voting interest are reported on a consolidated basis rather than using the equity method, and the Company's share of FFO of unconsolidated real estate ventures in which it holds a minority interest is included in revenues. These differences affect the revenues and expenses reported in the summary of FFO to net earnings (loss), however, they have no effect on the Company's net earnings or FFO.

(2) FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, FFO is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Funds from Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 42 for a full discussion of FFO.

(3) FFO for 1997 excludes current income taxes arising from transactions completed by the Company in connection with its determination to elect to be taxed as a REIT.

                         PROJECTS OF THE ROUSE COMPANY


------------------------------------------------------------------------------------------------------------------------------------
Retail Centers in Operation
------------------------------------------------------------------------------------------------------------------------------------
                                         Date of Opening                                                    Retail Square Footage
Consolidated Centers (note 1)             or Acquisition      Department Stores/Anchor Tenants            Total Center     Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Augusta Mall,                                      8/78       Rich's; Macy's; JCPenney; Sears;               1,081,000       332,000
  Augusta, GA (a)                                             Dillard's
------------------------------------------------------------------------------------------------------------------------------------
Bayside Marketplace,                               4/87       ---                                              223,000       223,000
  Miami, FL (b)
------------------------------------------------------------------------------------------------------------------------------------
Beachwood Place,                                   8/78       Saks Fifth Avenue; Dillard's;                    912,000       348,000
  Cleveland, OH (a)                                           Nordstrom
------------------------------------------------------------------------------------------------------------------------------------
Bridgewater Commons,                              12/98       Lord & Taylor; Macy's; Stern's                   875,000       372,000
  Bridgewater, NJ (f)
------------------------------------------------------------------------------------------------------------------------------------
Cherry Hill Mall,                                 10/61       Strawbridge's, Macy's; JCPenney                1,292,000       543,000
  Cherry Hill, NJ (a)
------------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia,                              8/71       Hecht's; JCPenney; Sears;                      1,235,000       423,000
  Columbia, MD (e)                                            Lord & Taylor
------------------------------------------------------------------------------------------------------------------------------------
Echelon Mall,                                      9/70       Strawbridge's; JCPenney; Boscov's;             1,140,000       429,000
  Voorhees, NJ (a)                                            Sears
------------------------------------------------------------------------------------------------------------------------------------
Exton Square,                                      3/73       Strawbridge's                                    434,000       253,000
  Exton, PA (a)
------------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace,                          8/76       ---                                              215,000       215,000
  Boston, MA (a)
------------------------------------------------------------------------------------------------------------------------------------
Fashion Place Mall,                               10/98       Dillard's; Nordstrom; Sears                      966,000       400,000
  Salt Lake City, UT (f)
------------------------------------------------------------------------------------------------------------------------------------
The Fashion Show,                                  6/96       Neiman Marcus; Saks Fifth Avenue;                840,000       308,000
  Las Vegas, NV (a)                                           Macy's; Dillard's; Robinsons-May
------------------------------------------------------------------------------------------------------------------------------------
Franklin Park,                                     7/71       Marshall Fields; JCPenney; Jacobson's;         1,099,000       313,000
  Toledo, OH (b)                                              Lion (Dillard's)
------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Market East,                        8/77       Strawbridge's; JCPenney; KMart                 1,179,000       363,000
  Philadelphia, PA(a)(c)
------------------------------------------------------------------------------------------------------------------------------------
Governor's Square,                                 8/79       Burdines; Dillard's; Sears; JCPenney           1,044,000       340,000
  Tallahassee, FL (a)
------------------------------------------------------------------------------------------------------------------------------------
The Grand Avenue,                                  8/82       The Boston Store                                 492,000       242,000
  Milwaukee, WI (a)
------------------------------------------------------------------------------------------------------------------------------------
Harborplace,                                       7/80       ---                                              136,000       136,000
  Baltimore, MD (a)
------------------------------------------------------------------------------------------------------------------------------------
Highland Mall,                                     8/71       Dillard's; Foley's; JCPenney                   1,085,000       367,000
  Austin, TX (b)
------------------------------------------------------------------------------------------------------------------------------------
Hulen Mall, Ft.                                    8/77       Foley's; Ward's; Dillard's                       938,000       327,000
  Worth, TX (a)
------------------------------------------------------------------------------------------------------------------------------------
The Jacksonville Landing,                          6/87       ---                                              128,000       128,000
  Jacksonville, FL (a)
------------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews,                                 3/62       Dillard's; JCPenney; Bacon;                    1,102,000       363,000
  Louisville, KY (a)                                          Lord & Taylor
------------------------------------------------------------------------------------------------------------------------------------
Midtown Square,                                   10/59       Burlington Coat Factory                          235,000       190,000
  Charlotte, NC (a)
------------------------------------------------------------------------------------------------------------------------------------
Mondawmin Mall (a)/Metro Plaza (b),               1/78;       ---                                              496,000       496,000
  Baltimore, MD                                   12/82
------------------------------------------------------------------------------------------------------------------------------------
Moorestown Mall,                                  12/97       Strawbridge's; Boscov's; Sears                   823,000       264,000
  Moorestown, NJ (a)
------------------------------------------------------------------------------------------------------------------------------------
North Star,                                        9/60       Dillard's; Foley's; Saks Fifth                 1,251,000       462,000
  San Antonio, TX (b)                                         Avenue; Macy's; Mervyn's California
------------------------------------------------------------------------------------------------------------------------------------
Oakwood Center,                                   10/82       Sears; Dillard's; Mervyn's California;           991,000       362,000
  Gretna, LA (a)                                              Maison Blanche (JCPenney)
------------------------------------------------------------------------------------------------------------------------------------
Oviedo Marketplace,                                3/98       Dillard's; Parisian                              820,000       340,000
  Orlando, FL (a)
------------------------------------------------------------------------------------------------------------------------------------
Owings Mills,                                      7/86       Macy's; Hecht's; JCPenney; Lord &              1,165,000       352,000
  Baltimore, MD (a)                                           Taylor; Sears; General Cinema 17
------------------------------------------------------------------------------------------------------------------------------------
Paramus Park,                                      3/74       Macy's; Sears                                    761,000       382,000
  Paramus, NJ (a)
------------------------------------------------------------------------------------------------------------------------------------
Park Meadows,                                      7/98       Dillard's; Foley's; Joslins (Lord &            1,640,000       594,000
  Denver, CO (f)                                              Taylor); Nordstrom; JCPenney
------------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall,                                    8/71       Rich's; JCPenney; Macy's; Nordstrom            1,424,000       444,000
  Atlanta, GA (b)
------------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting,                                  2/66       Strawbridge's; Boscov's; IKEA;                   944,000       390,000
  Plymouth Meeting, PA (a)                                    General Cinema 12
------------------------------------------------------------------------------------------------------------------------------------
Riverwalk,                                         8/86       ---                                              179,000       179,000
  New Orleans, LA (a)
------------------------------------------------------------------------------------------------------------------------------------
Santa Monica Place,                               10/80       Macy's; Robinsons-May                            570,000       287,000
  Santa Monica, CA (a)
------------------------------------------------------------------------------------------------------------------------------------
South Street Seaport,                              7/83       ---                                              259,000       259,000
  New York, NY (a)
------------------------------------------------------------------------------------------------------------------------------------
Tampa Bay Center,                                  8/76       Burdines; Sears; Ward's                          895,000       325,000
  Tampa, FL (b)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Retail Centers in Operation
------------------------------------------------------------------------------------------------------------------------------------
                                         Date of Opening                                                    Retail Square Footage
Consolidated Centers (note 1)             or Acquisition      Department Stores/Anchor Tenants            Total Center     Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Towson Town Center,                               10/98       Hecht's; Nordstrom; Nordstrom Rack               997,000       538,000
  Baltimore, MD (f)
------------------------------------------------------------------------------------------------------------------------------------
White Marsh,                                       8/81       Macy's; JCPenney; Hecht's; Sears; IKEA;        1,148,000       359,000
  Baltimore, MD (b)                                           Lord & Taylor
------------------------------------------------------------------------------------------------------------------------------------
Willowbrook,                                       9/69       Lord & Taylor; Macy's; Stern's; Sears          1,530,000       502,000
  Wayne, NJ (b)
------------------------------------------------------------------------------------------------------------------------------------
Woodbridge Center,                                 3/71       Lord & Taylor; Sears; Stern's;                 1,546,000       560,000
  Woodbridge, NJ (a)                                          Fortunoff; JCPenney
------------------------------------------------------------------------------------------------------------------------------------
Community Centers in                                ---       ---                                              890,000       890,000
  Columbia, MD (12) (e)
------------------------------------------------------------------------------------------------------------------------------------
Community Centers in                                ---       ---                                              238,000       238,000
  Summerlin, NV (2) (b)
------------------------------------------------------------------------------------------------------------------------------------
                                                              Total Consolidated Centers in Operation*      35,218,000    14,838,000
------------------------------------------------------------------------------------------------------------------------------------
Nonconsolidated/Managed Centers
------------------------------------------------------------------------------------------------------------------------------------
Burlington Center,                                 8/82       Strawbridge's; Sears; JCPenney                   666,000       242,000
  Burlington Township, NJ (d)
------------------------------------------------------------------------------------------------------------------------------------
Collin Creek,                                      9/95       Dillard's; Foley's; JCPenney; Sears;           1,123,000       333,000
  Plano, TX (d)                                               Mervyn's California
------------------------------------------------------------------------------------------------------------------------------------
Randhurst, Mt.                                     7/81       Carson, Pirie, Scott; JCPenney;                1,304,000       581,000
  Prospect, IL (d)                                            Ward's; Kohl's
------------------------------------------------------------------------------------------------------------------------------------
Ridgedale Center,                                  1/89       Dayton's; JCPenney; Sears; Dayton's            1,027,000       334,000
  Minneapolis, MN (d)                                         Men & Home
------------------------------------------------------------------------------------------------------------------------------------
Sherway Gardens,                                  12/78       Eaton's; The Bay; Holt Renfrew;                  972,000       444,000
  Toronto, ONT (c)                                            Sporting Life
------------------------------------------------------------------------------------------------------------------------------------
Southland Center,                                  1/89       Hudson's; Mervyn's California; JCPenney          903,000       320,000
  Taylor, MI (d)
------------------------------------------------------------------------------------------------------------------------------------
Staten Island Mall,                               11/80       Sears; Macy's; JCPenney                        1,229,000       622,000
  Staten Island, NY (d)
------------------------------------------------------------------------------------------------------------------------------------
Town & Country Center,                             2/88       Sears; Marshalls                                 642,000       421,000
  Miami, FL (c)
------------------------------------------------------------------------------------------------------------------------------------
                                                              Total Nonconsolidated/Managed Centers          7,866,000     3,297,000
                                                              in Operation
------------------------------------------------------------------------------------------------------------------------------------
                                                              Total Retail Centers in Operation*            43,084,000    18,135,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                         Date of Opening                                                    Retail Square Footage
Properties Held for Sale                  or Acquisition      Department Stores/Anchor Tenants            Total Center     Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Retail Centers
------------------------------------------------------------------------------------------------------------------------------------
Valley Fair Mall,                                  7/98       Macy's (2); Nordstrom                          1,138,000       469,000
  San Jose, CA (b)
------------------------------------------------------------------------------------------------------------------------------------
Westdale Mall,                                    10/98       JCPenney; Von Maur; Younkers; Ward's             912,000       383,000
  Cedar Rapids, IA (d)
------------------------------------------------------------------------------------------------------------------------------------
                                                              Total Retail Centers Held for Sale             2,050,000       852,000
------------------------------------------------------------------------------------------------------------------------------------
Office/Mixed-Use Properties
------------------------------------------------------------------------------------------------------------------------------------
Lucky's Center,                                    6/96       ---                                              142,000       142,000
  Los Angeles, CA (a)
------------------------------------------------------------------------------------------------------------------------------------
                                                              Total Properties Held for Sale                 2,192,000       994,000
------------------------------------------------------------------------------------------------------------------------------------

*Not including 691,000 square feet of retail space in five mixed-use properties listed on the following page.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Office, Mixed-Use and Other Properties in Operation
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Mixed-Use Properties                                 Location                                             Square Feet
------------------------------------------------------------------------------------------------------------------------------------
Arizona Center (a)                                                Phoenix, AZ
   The Shops at Arizona Center                                                                                             151,000
   Garden Office Pavilion                                                                                                   33,000
   One Arizona Center Office Tower                                                                                         330,000
   Two Arizona Center Office Tower                                                                                         449,000
   AMC Cinemas                                                                                                              90,000
------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace (a)                                    Baltimore, MD
   The Gallery                                                                                                             141,000
   Office Tower                                                                                                            265,000
   Renaissance Hotel                                                                                                     622 rooms
------------------------------------------------------------------------------------------------------------------------------------
Pioneer Place (a)                                                 Portland, OR
   Saks Fifth Avenue                                                                                                        60,000
   Retail Pavillion                                                                                                        147,000
   Office Tower                                                                                                            283,000
------------------------------------------------------------------------------------------------------------------------------------
Village of Cross Keys (a)                                         Baltimore, MD
   Village Shops                                                                                                            74,000
   Village Square Offices                                                                                                   79,000
   Quadrangle Offices                                                                                                      110,000
------------------------------------------------------------------------------------------------------------------------------------
Westlake Center (b)                                               Seattle, WA
   Retail Pavillion                                                                                                        118,000
   Office Tower                                                                                                            342,000
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Office and Other Properties (note 1)
------------------------------------------------------------------------------------------------------------------------------------
Columbia Office (11 buildings) (a) (e)                            Columbia, MD                                             993,000
------------------------------------------------------------------------------------------------------------------------------------
Columbia Industrial (9 buildings) (e)                             Columbia, MD                                             623,000
------------------------------------------------------------------------------------------------------------------------------------
Hughes Center (13 buildings) (a)                                  Las Vegas, NV                                          1,005,000
------------------------------------------------------------------------------------------------------------------------------------
Hughes Airport Center (31 buildings) (a)                          Las Vegas, NV                                          1,575,000
------------------------------------------------------------------------------------------------------------------------------------
Hughes Cheyenne Center (3 buildings) (a)                          Las Vegas, NV                                            377,000
------------------------------------------------------------------------------------------------------------------------------------
Summerlin Commercial (13 buildings) (a)                           Summerlin, NV                                            815,000
------------------------------------------------------------------------------------------------------------------------------------
Inglewood Business Center (7 buildings) (a)                       Prince Georges County, MD                                538,000
------------------------------------------------------------------------------------------------------------------------------------
Owings Mills Town Center (4 buildings) (b)                        Baltimore, MD                                            731,000
------------------------------------------------------------------------------------------------------------------------------------
Hunt Valley Business Center (24 buildings) (a)                    Baltimore, MD                                          1,834,000
------------------------------------------------------------------------------------------------------------------------------------
Rutherford Business Center (24 buildings) (a)                     Baltimore, MD                                            877,000
------------------------------------------------------------------------------------------------------------------------------------
Other Office Projects (5 buildings) (a)                           Various                                                  501,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Total Consolidated Office, Mixed-Use and
                                                                  Other Properties**                                    12,541,000
------------------------------------------------------------------------------------------------------------------------------------

**Including 691,000 square feet of retail space in the mixed-use properties.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Retail Centers Under Construction                                                                           Retail Square Footage
or in Development                                             Department Stores/Anchor Tenants            Total Center     Mall Only
------------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia Expansion, Columbia, MD                  Nordstrom                                        270,000       110,000
------------------------------------------------------------------------------------------------------------------------------------
Exton Square Expansion, Exton, PA                             Sears; Boscov's; JCPenney                        569,000       120,000
------------------------------------------------------------------------------------------------------------------------------------
Oviedo Marketplace Expansion, Orlando, FL                     Sears                                            125,000           ---
------------------------------------------------------------------------------------------------------------------------------------
Moorestown Mall Expansion, Moorestown, NJ                     Strawbridges; Lord & Taylor                      321,000           ---
------------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall Expansion, Atlanta, GA                         ---                                               75,000        75,000
------------------------------------------------------------------------------------------------------------------------------------
The Fashion Show Expansion, Las Vegas, NV                     Neiman Marcus; Saks Fifth Avenue;
                                                              Macy's; Robinsons-May; Lord & Taylor;
                                                              Dillard's; Bloomingdales                         800,000       250,000
------------------------------------------------------------------------------------------------------------------------------------
Ft. Myers, Ft. Myers, FL                                      Dillard's; Sears                                 900,000       350,000
------------------------------------------------------------------------------------------------------------------------------------
Bridgewater Commons Expansion, Bridgewater, NJ                Bloomingdale's                                   400,000       150,000
------------------------------------------------------------------------------------------------------------------------------------
Fashion Place Expansion, Salt Lake City, UT                   Nordstrom; Dillard's; ZCMI                       300,000        70,000
------------------------------------------------------------------------------------------------------------------------------------
Summerlin Town Center, Summerlin, NV                          Robinsons-May; Lord & Taylor; Dillard's;
                                                              Sears                                          1,050,000       350,000
------------------------------------------------------------------------------------------------------------------------------------
West Kendall, Dade County, FL                                 Dillard's; Sears; Burdines                     1,200,000       350,000
------------------------------------------------------------------------------------------------------------------------------------
                                                              Total Retail Centers Under Construction
                                                              or in Development                              6,010,000     1,825,000
------------------------------------------------------------------------------------------------------------------------------------
Office, Mixed-Use and Other Properties Under
Construction or in Development                                Type of Space                                              Square Feet
------------------------------------------------------------------------------------------------------------------------------------
Pioneer Place Expansion, Portland, OR                         Saks Fifth Avenue; Sundance Cinema                             150,000
------------------------------------------------------------------------------------------------------------------------------------
Arizona Center Expansion, Phoenix, AZ                         Embassy Suites                                               350 rooms
------------------------------------------------------------------------------------------------------------------------------------
The Village of Merrick Park, Coral Gables, FL                 Neiman Marcus, Nordstrom                                       360,000
                                                              Specialty retail shops                                         424,000
                                                              Office                                                          80,000
------------------------------------------------------------------------------------------------------------------------------------
Hughes Center (1 building), Las Vegas, NV                     Office                                                         171,000
------------------------------------------------------------------------------------------------------------------------------------
Hughes Airport Center (3 buildings), Las Vegas, NV            Industrial                                                     168,000
------------------------------------------------------------------------------------------------------------------------------------
Park Square, Columbia, MD                                     Office                                                         100,000
------------------------------------------------------------------------------------------------------------------------------------
Summerlin Commercial (1 building), Summerlin, NV              Office                                                          71,000
------------------------------------------------------------------------------------------------------------------------------------
                                                              Total Office, Mixed-Use and Other Properties
                                                              Under Construction or in Development                         1,524,000
------------------------------------------------------------------------------------------------------------------------------------

Note 1 Includes projects wholly owned by subsidiaries of the Company, projects in which the Company has joint interest and control and projects owned by affiliates in which the Company holds substantially all (at least 98%) of the financial interest, but does not own a majority voting interest.

Additional Notes:
(a)  Projects are wholly owned by subsidiaries of the Company.
(b) Projects are owned by joint ventures or partnerships and are managed by affiliates of the Company for a fee. The Company's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook, in which the Company has 37 1/2% interests).
(c) Projects are managed by affiliates of the Company for a fee plus a share of cash flow.
(d) Projects are owned by partnerships or by subsidiaries of the Company (Burlington Center, Randhurst and Staten Island Mall) and are managed by affiliates of the Company for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. The Company's ownership interest in the partnerships is less than 20%, except for Collin Creek Mall in which the Company has a 30% interest.
(e) Projects are owned and managed by affiliates in which the Company holds substantially all (at least 98%) of the financial interest, but does not own a majority voting interest.
(f) Projects were wholly owned by subsidiaries of the Company as of December 31, 1998, and contributed to a joint venture in February 1999. The Company retains a 35% interest in the joint venture.