Form 10-K, Exhibit 13
period 1999-12-31
ROUSE COMPANY
filed 2000-03-30
CIK 85388

                                                                      EXHIBIT 13

Exhibit 13.  Annual report to security holders



The annual report to shareholders has not been completed as of this filing and will be filed with the Securities and Exchange Commission in its entirety on or before April 12, 2000.

The financial section of the annual report, which is incorporated by reference, is final and is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 1999.

                       The Rouse Company and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1999 and 1998

                       (in thousands, except share data)

                                                                                        1999              1998
                                                                                       ------            -------
Assets
Property:
  Operating properties:
     Property and deferred costs of projects....................................     $3,811,956        $4,718,727
     Less accumulated depreciation and amortization.............................        574,837           578,311
                                                                                     ----------        ----------
                                                                                      3,237,119         4,140,416
  Properties in development.....................................................        288,058           167,360
  Properties held for sale......................................................         10,984           165,894
                                                                                     ----------        ----------

     Total property.............................................................      3,536,161         4,473,670

Investments in and advances to unconsolidated
  real estate ventures..........................................................        533,341           321,122
Prepaid expenses, receivables under finance leases and
  other assets..................................................................        247,279           241,040
Accounts and notes receivable...................................................         61,224            75,917
Investments in marketable securities............................................         23,321            13,262
Cash and cash equivalents.......................................................         25,890            28,688
                                                                                     ----------        ----------

  Total.........................................................................     $4,427,216        $5,153,699
                                                                                     ==========        ==========

Liabilities
Debt:
  Property debt not carrying a Parent Company guarantee of repayment............     $2,529,334        $2,865,119
  Parent Company debt and debt carrying a Parent Company guarantee of repayment:
     Property debt..............................................................        161,585           161,986
     Convertible subordinated debentures........................................            ---           128,515
     Other debt.................................................................        643,500           903,200
                                                                                     ----------        ----------
                                                                                        805,085         1,193,701
                                                                                     ----------        ----------
     Total debt.................................................................      3,334,419         4,058,820
                                                                                     ----------        ----------
Accounts payable, accrued expenses and other liabilities........................        317,252           328,988
Company-obligated mandatorily redeemable preferred securities of a trust
  holding solely Parent Company subordinated debt securities....................        136,965           136,965
Commitments and contingencies

Shareholders' equity
Series B Convertible Preferred stock with a liquidation preference of $202,500..             41                41
Common stock of 1c par value per share; 250,000,000 shares authorized;
  issued 70,693,789 shares in 1999 and 72,225,223 shares in 1998................            707               723
Additional paid-in capital......................................................        808,277           836,508
Accumulated deficit.............................................................       (169,974)         (206,520)
Accumulated other comprehensive income (loss)...................................           (471)           (1,826)
                                                                                     ----------        ----------

  Net shareholders' equity......................................................        638,580           628,926
                                                                                     ----------        ----------

  Total.........................................................................     $4,427,216        $5,153,699
                                                                                     ==========        ==========

                       The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                  Years ended December 31, 1999, 1998 and 1997

                     (in thousands, except per share data)


                                                                     1999       1998        1997
                                                                   ---------  ---------  ----------
Revenues.........................................................  $715,657   $691,345   $ 916,771

Operating expenses, exclusive of provision for bad debts,
  depreciation and amortization..................................   329,839    349,421     530,076
Interest expense.................................................   244,515    209,564     207,490
Provision for bad debts..........................................     8,548      7,735       5,766
Depreciation and amortization....................................   100,329     84,068      82,944
Equity in earnings of unconsolidated real estate ventures........    76,468     75,769       6,815
Gain (loss) on dispositions of assets and other provisions, net..    32,566    (11,174)    (23,484)
                                                                   --------   --------   ---------

  Earnings before income taxes, extraordinary items and
     cumulative effect of changes in accounting principle........   141,460    105,152      73,826
                                                                   --------   --------   ---------

Income tax provision (benefit):
  Current........................................................       284        (24)      8,137
  Deferred---primarily Federal...................................       ---        ---    (124,203)
                                                                   --------   --------   ---------
                                                                        284        (24)   (116,066)
                                                                   --------   --------   ---------

  Earnings before extraordinary items and cumulative effect
     of changes in accounting principle..........................   141,176    105,176     189,892
Extraordinary gain (loss), net...................................    (5,879)     4,355     (21,342)
Cumulative effect at January 1, 1998 of change in accounting
  for participating mortgages....................................       ---     (4,629)        ---
Cumulative effect at October 1, 1997 of change in accounting
  for business process reengineering costs, net..................       ---        ---      (1,214)
                                                                   --------   --------   ---------
  Net earnings...................................................   135,297    104,902     167,336
Other items of comprehensive income (loss) - minimum
  pension liability adjustment...................................     1,355     (1,826)        ---
                                                                   --------   --------   ---------
  Comprehensive income...........................................  $136,652   $103,076   $ 167,336
                                                                   ========   ========   =========
  Net earnings applicable to common shareholders.................  $123,147   $ 92,752   $ 157,023
                                                                   ========   ========   =========

Earnings per share of common stock
  Basic:
     Earnings before extraordinary items and cumulative effect
       of changes in accounting principle........................  $   1.79   $   1.36   $    2.70
     Extraordinary items.........................................      (.08)       .07        (.32)
     Cumulative effect of changes in accounting principle........       ---       (.07)       (.02)
                                                                   --------   --------   ---------
       Total.....................................................  $   1.71   $   1.36   $    2.36
                                                                   ========   ========   =========
  Diluted:
     Earnings before extraordinary items and cumulative effect
       of changes in accounting principle........................  $   1.77   $   1.34   $    2.59
     Extraordinary items.........................................      (.08)       .07        (.28)
     Cumulative effect of changes in accounting principle........       ---       (.07)       (.02)
                                                                   --------   --------   ---------
       Total.....................................................  $   1.69   $   1.34   $    2.29
                                                                   ========   ========   =========


                       The Rouse Company and Subsidiaries

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  Years ended December 31, 1999, 1998 and 1997

                    (in thousands, except per share amounts)



                                                                                                 Accumulated
                                                Series B            Additional                      other
                                                Preferred  Common     paid-in     Accumulated   comprehensive
                                                  stock     stock     capital       deficit     income (loss)     Total
                                                ---------  -------  -----------  -------------  --------------  ----------

Balance at December 31, 1996..................  $     ---   $ 667    $ 488,849     $ (312,367)  $         ---   $ 177,149

Net earnings..................................        ---     ---          ---        167,336             ---     167,336
Dividends declared:
  Common stock -- $1.00 per share.............        ---     ---          ---        (66,827)            ---     (66,827)
  Preferred stock -- $2.65 per share..........        ---     ---          ---        (10,313)            ---     (10,313)
Issuance of Series B Preferred stock..........         41     ---      196,787            ---             ---     196,828
Purchases of common stock.....................        ---      (8)     (26,357)           ---             ---     (26,365)
Common stock issued pursuant to Contingent
  Stock Agreement.............................        ---       8       23,305            ---             ---      23,313
Proceeds from exercise of stock options, net..        ---       2        2,077            ---             ---       2,079
Lapse of restrictions on common stock awards..        ---     ---        2,315            ---             ---       2,315
                                                ---------   -----    ---------     ----------   -------------   ---------

Balance at December 31, 1997..................         41     669      686,976       (222,171)            ---     465,515

Net earnings..................................        ---     ---          ---        104,902             ---     104,902
Other comprehensive income (loss).............        ---     ---          ---            ---          (1,826)     (1,826)
Dividends declared:
  Common stock -- $1.12 per share.............        ---     ---          ---        (77,101)            ---     (77,101)
  Preferred stock -- $3.00 per share..........        ---     ---          ---        (12,150)            ---     (12,150)
Purchases of common stock.....................        ---     (21)     (65,412)           ---             ---     (65,433)
Conversion of convertible subordinated
 debentures...................................        ---       1        1,484            ---             ---       1,485
Common stock issued pursuant to Contingent
  Stock Agreement.............................        ---      21       65,002            ---             ---      65,023
Other common stock issued.....................        ---      50      143,378            ---             ---     143,428
Proceeds from exercise of stock options, net..        ---       3          484            ---             ---         487
Lapse of restrictions on common stock awards..        ---     ---        4,596            ---             ---       4,596
                                                ---------   -----    ---------     ----------   -------------   ---------

Balance at December 31, 1998..................         41     723      836,508       (206,520)         (1,826)    628,926

Net earnings..................................        ---     ---          ---        135,297             ---     135,297
Other comprehensive income (loss).............        ---     ---          ---            ---           1,355       1,355
Dividends declared:
  Common stock -- $1.20 per share.............        ---     ---          ---        (86,601)            ---     (86,601)
  Preferred stock -- $3.00 per share..........        ---     ---          ---        (12,150)            ---     (12,150)
Purchases of common stock.....................        ---     (29)     (66,491)           ---             ---     (66,520)
Conversion of convertible subordinated
 debentures...................................        ---     ---           30            ---             ---          30
Common stock issued pursuant to Contingent
  Stock Agreement.............................        ---      13       34,478            ---             ---      34,491
Proceeds from exercise of stock options, net..        ---     ---           32            ---             ---          32
Lapse of restrictions on common stock awards..        ---     ---        3,720            ---             ---       3,720
                                                ---------   -----    ---------     ----------   -------------   ---------

Balance at December 31, 1999..................  $      41   $ 707    $ 808,277     $ (169,974)  $        (471)  $ 638,580
                                                =========   =====    =========     ==========   =============   =========
The accompanying notes are an integral part
 of these statements.

                       The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1999, 1998 and 1997

                                 (in thousands)


                                                                       1999         1998         1997
                                                                    ----------  ------------  ----------
Cash flows from operating activities
Rents and other revenues received.................................  $ 694,802   $   664,854   $ 714,784
Proceeds from land sales and on notes receivable from land sales..     24,754        80,017     159,932
Interest received.................................................      8,549        14,038      11,877
Land development expenditures.....................................        ---           ---     (97,868)
Operating expenditures............................................   (344,987)     (338,736)   (395,528)
Interest paid.....................................................   (242,328)     (204,897)   (207,681)
Dividends, interest and other operating distributions from
 unconsolidated majority financial interest ventures..............     59,170        45,907         ---
                                                                    ---------   -----------   ---------

  Net cash provided by operating activities.......................    199,960       261,183     185,516
                                                                    ---------   -----------   ---------

Cash flows from investing activities
Expenditures for properties in development and improvements to
  existing properties funded by debt..............................   (220,045)     (306,950)   (283,401)
Expenditures for property acquisitions............................        ---      (882,404)    (79,420)
Expenditures for improvements to existing properties funded
  by cash provided by operating activities:
     Tenant leasing and remerchandising...........................       (781)       (7,955)     (5,964)
     Building and equipment.......................................    (16,539)      (13,873)    (15,933)
Proceeds from sales of operating properties.......................    255,218       130,070      81,281
Payments received on loans (advances made)
 to unconsolidated majority financial interest ventures, net......    (49,304)       47,483         ---
Other.............................................................     (4,278)         (117)    (26,502)
                                                                    ---------   -----------   ---------

  Net cash used by investing activities...........................    (35,729)   (1,033,746)   (329,939)
                                                                    ---------   -----------   ---------

Cash flows from financing activities
Proceeds from issuance of property debt...........................    316,282       650,987     693,525
Repayments of property debt:
  Scheduled principal payments....................................    (51,581)      (50,689)    (46,282)
  Other payments..................................................   (140,103)     (347,725)   (572,139)
Proceeds from issuance of other debt..............................    200,000       602,000      11,868
Repayments of other debt..........................................   (316,948)      (15,287)     (1,520)
Proceeds from issuance of Series B Preferred stock................        ---           ---     196,828
Proceeds from issuance of common stock............................        ---        43,428         ---
Purchases of common stock.........................................    (66,520)      (65,433)    (26,365)
Dividends paid....................................................    (98,751)      (89,251)    (77,140)
Other.............................................................     (9,408)       (6,419)      1,522
                                                                    ---------   -----------   ---------

  Net cash provided (used) by financing activities................   (167,029)      721,611     180,297
                                                                    ---------   -----------   ---------

Net increase (decrease) in cash and cash equivalents..............     (2,798)      (50,952)     35,874
Cash and cash equivalents at beginning of year....................     28,688        79,640      43,766
                                                                    ---------   -----------   ---------
Cash and cash equivalents at end of year..........................  $  25,890   $    28,688   $  79,640
                                                                    =========   ===========   =========

The accompanying notes are an integral part of these statements.

Reconciliation of Net Earnings to Net Cash
  Provided by Operating Activities

                                                                      1999       1998        1997
                                                                    ---------  ---------  ----------
Net earnings......................................................  $135,297   $104,902   $ 167,336
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
  Depreciation and amortization...................................   100,329     84,068      82,944
  Undistributed earnings of majority financial interest ventures..   (31,546)   (41,720)        ---
  Loss (gain) on dispositions of assets...........................   (41,173)    11,174      23,484
  Extraordinary (gain) loss, net..................................     5,879     (4,355)     21,342
  Cumulative effect of changes in accounting principle, net.......       ---      4,629       1,214
  Participation expense pursuant to Contingent Stock Agreement....    30,180     44,075      35,832
  Provision for bad debts.........................................     8,548      7,735       5,766
  Decrease (increase) in:
     Accounts and notes receivable................................       288     32,507     (70,045)
     Other assets.................................................    (4,977)     1,845      (2,312)
  Increase (decrease) in accounts payable, accrued expenses
     and other liabilities........................................    (2,030)     8,852      48,783
  Deferred income taxes...........................................       ---        ---    (124,203)
  Other, net......................................................      (835)     7,471      (4,625)
                                                                    --------   --------   ---------

Net cash provided by operating activities                           $199,960    $261,183    $185,516
                                                                    ========    ========    ========



Schedule of Noncash Investing and Financing Activities
                                                                  1999      1998      1997
                                                                --------  --------  --------
Common stock issued pursuant to Contingent Stock
  Agreement...................................................  $ 34,491  $ 65,023  $ 23,313
Property and other assets contributed to an unconsolidated
  real estate venture.........................................   825,673       ---       ---
Mortgage debt, other debt and other liabilities related to
  property and other assets contributed to an
  unconsolidated real estate venture..........................   423,387       ---       ---
Other debt repaid on formation of an unconsolidated
  real estate venture.........................................   271,233       ---       ---
Mortgage debt assumed by purchaser of a property..............    40,000       ---       ---
Common stock and other noncash consideration issued
  in acquisitions of property interests.......................       ---   100,000     5,323
Mortgage and other debt assumed or issued in acquisitions of
  property interests..........................................       ---   599,795       ---
Mortgage debt extinguished on dispositions
  of interests in properties..................................       ---    19,875       ---
Termination of capital lease obligation.......................       ---    46,387       ---
Common stock issued on conversion of convertible
 subordinated debentures......................................        30     1,485       ---
Capital lease obligations incurred............................     3,196     2,743     1,101
Debt assumed by purchasers of land............................       ---         2    21,928
Mortgage and other debt of subsidiaries in
  which a majority voting interest was sold
  to an affiliate.............................................       ---       ---   280,595
Property of subsidiaries in which a majority voting
  interest was sold to an affiliate...........................       ---       ---   547,295
                                                                ========  ========  ========

                       The Rouse Company and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



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

(b) Basis of presentation
The consolidated financial statements include the accounts of The Rouse Company, all subsidiaries and partnerships in which it has a majority voting interest and control and the Company's proportionate share of the assets, liabilities, revenues and expenses of unconsolidated real estate ventures in which it has joint interest and control with other venturers. Investments in other ventures are accounted for using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of the Company's financial statements in a number of areas, including evaluation of impairment of long-lived assets (including operating properties and properties held for development or sale), determination of useful lives of assets subject to depreciation or amortization, evaluation of collectibility of accounts and notes receivable and measurement of pension and postretirement obligations. Actual results could differ from those and other estimates.
     Certain amounts for prior years have been reclassified to conform to the presentation for 1999.

(c) Property
Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate. Properties held for sale are carried at cost reduced for valuation allowances, where appropriate. Acquisition, development and construction costs of properties in development are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and preconstruction costs. The preconstruction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. Provisions are made for potentially unsuccessful preconstruction efforts by charges to operations. Development and construction costs and costs of significant improvements, replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred.
     Direct costs associated with financing and leasing of operating properties are capitalized as deferred costs and amortized using the interest or straight-line methods, as appropriate, over the periods benefited by the expenditures.
     Depreciation of operating properties is computed using the straight-line method. The annual rate of depreciation for most of the Company's retail centers is based on a 55-year composite life and a salvage value of approximately 10%, producing an effective annual rate of depreciation for new properties of 1.6%. The other retail centers, all office buildings and other properties are generally depreciated using composite lives of 40 years producing an effective annual rate of depreciation for such properties of 2.5%.
     If events or circumstances indicate that the carrying value of an operating property to be held and used may be impaired, a recoverability analysis is performed based on estimated nondiscounted future cash flows to be generated from the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates.
     Properties held for sale are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. The net carrying values of operating properties are classified as properties held for sale when marketing of the properties for sale is authorized by management. Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the date of sale. Generally, revenues and expenses related to property interests acquired with the intention to resell are not recognized.

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

(e) Leases
Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables. Leases which transfer substantially all the risks and benefits of ownership to the Company are considered capital leases and the present values of the minimum lease payments are accounted for as property and liabilities.
     In general, minimum rent revenues are recognized when due from tenants; however, estimated collectible minimum rent revenues under leases which provide for varying rents over their terms are averaged over the terms of the leases.

(f) Income taxes
In December 1997, the Company determined that it would elect to be taxed as a real estate investment trust (REIT) pursuant to the Internal Revenue Code of 1986, as amended, effective January 1, 1998. In general, a corporation that distributes at least 95% of its REIT taxable income to shareholders in any taxable year and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation to the extent of the income which it distributes. Management believes that the Company met the qualifications for REIT status as of December 31, 1999 and intends for it to meet the qualifications in the future and to distribute at least 95% of its REIT taxable income (determined after taking into account any net operating loss deduction) to shareholders in 2000 and subsequent years. Based on these considerations, management does not believe that the Company will be liable for significant income taxes at the Federal level or in most of the states in which it operates in 2000 and future years. Accordingly, the Company eliminated substantially all of its existing deferred tax assets and liabilities at December 31, 1997, and does not expect to provide for deferred income taxes in future periods except in certain states.

(g) Investments in marketable securities and cash and cash equivalents
The Company's investment policy defines authorized investments and establishes various limitations on the maturities, credit quality and amounts of investments held. Authorized investments include U.S. government and agency obligations, certificates of deposit, bankers acceptances, repurchase agreements, commercial paper, money market mutual funds and corporate debt and equity securities.
     Investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is the Company's intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. Investments in marketable equity securities are classified as trading securities and are carried at market value.

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

(i) Other information about financial instruments
Fair values of financial instruments approximate their carrying values in the financial statements except for debt and related interest rate exchange agreements for which fair value information is provided in note 6.

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

(k) Stock-based compensation
The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Information concerning the pro forma effects on net earnings and earnings per share of common stock of using an optional fair value-based method, rather than the intrinsic value method, to account for stock-based compensation plans is provided in note 12.

(l) Business process reengineering costs
Effective October 1, 1997, the Company adopted a policy of charging costs of business process reengineering activities to expense as incurred as required by a consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board. Prior to that date, such costs were deferred and amortized over the period benefited by the expenditures. The cumulative effect at October 1, 1997 of this accounting change was to reduce net earnings for 1997 by $1,214,000 ($.02 per share basic and diluted), net of related income tax benefits of $654,000. The effect of this change on earnings before extraordinary losses and net earnings for 1997, excluding the cumulative effect of the change, was not material.

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

(2)  Unconsolidated real estate ventures

Investments in and advances to unconsolidated real estate ventures at
December 31, 1999 and 1998 are summarized, based on the level of the
Company's financial interest, as follows (in thousands):
                                                          1999            1998
                                                       ----------      ---------

     Majority interest ventures .......................  $349,991       $269,141
     Joint interest and control ventures ..............      --            1,140
     Minority interest ventures .......................   183,350         50,841
                                                         --------       --------
         Total ........................................  $533,341       $321,122
                                                         ========       ========

     The equity in earnings of unconsolidated real estate ventures is summarized, based upon the level of the Company's financial interest, as follows (in thousands):

                                                   1999          1998            1997
                                                ----------    ----------      ---------
     Majority interest ventures...............  $   61,920    $   63,475      $     ---
     Minority interest ventures...............      14,548        12,294          6,815
                                                ----------    ----------      ---------
         Total................................  $   76,468    $   75,769      $   6,815
                                                ==========    ==========      =========



     The ventures in which the Company has majority financial interests were initiated on December 31, 1997, when certain wholly owned subsidiaries issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust, an entity which is neither owned nor controlled by the Company, for an aggregate consideration of $1,400,000. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock and, in certain cases, mortgage loans receivable from the ventures which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interest in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Due to the Company's continuing financial interest in the ventures, it recognized no gain on the sales of stock for financial reporting purposes. The assets of the ventures consist primarily of land to be developed and sold as part of community development projects in Columbia and Summerlin, other investment land, primarily in Nevada, certain office and retail properties in Columbia, investments in properties owned jointly with the Company and contracts to manage various operating properties.

     The combined balance sheets of these ventures at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                       1999           1998
                                                                    ----------      --------
Assets:
     Operating properties, net..............................       $  378,789      $ 244,470
     Properties in development..............................           26,924         66,442
     Land held for development and sale.....................          257,773        278,155
     Investments in and advances to unconsolidated real
       estate ventures......................................          107,813         22,689
     Advances to the Company................................              ---        112,310
     Prepaid expenses, receivables under finance leases
       and other assets.....................................           95,090         95,012
     Accounts and notes receivable..........................           88,765         88,438
     Cash and cash equivalents..............................            8,194            ---
                                                                   ----------      ---------
         Total..............................................       $  963,348      $ 907,516
                                                                   ==========      =========

Liabilities and shareholders' deficit:
     Loans and advances from the Company....................       $  514,792      $ 487,419
     Mortgages payable and other long-term debt.............          350,646        332,945
     Other liabilities......................................          118,525        130,890
     Redeemable Series A Preferred stock....................           50,000         50,000
     Shareholders' deficit..................................          (70,615)       (93,738)
                                                                   ----------      ---------
         Total..............................................       $  963,348      $ 907,516
                                                                   ==========      =========

         The combined statements of operations of these ventures are summarized as follows (in thousands):

                                                                      1999            1998
                                                                   ----------       --------
Revenues, excluding interest on loans to the
     Company................................................       $  299,404      $ 272,943
Interest income on loans to the Company.....................            2,647          9,067
Operating expenses..........................................         (176,487)      (161,350)
Interest expense, excluding interest on borrowings from
     the Company............................................          (10,687)       (14,806)
Interest expense on borrowings from the Company.............          (57,535)       (53,340)
Depreciation and amortization...............................          (13,004)       (10,585)
Equity in earnings (loss) of unconsolidated real
     estate ventures........................................             (425)           811
Gain on dispositions of assets, net.........................              408         15,856
Income taxes................................................          (19,693)       (22,060)
Extraordinary losses, net...................................              ---         (1,127)
                                                                   ----------      ---------

         Net earnings.......................................       $   24,628      $  35,409
                                                                   ==========      =========


     The Company's share of the net earnings before extraordinary losses of these ventures is summarized as follows (in thousands):

                                                                       1999           1998
                                                                    ----------      --------

Share of net earnings based on ownership interest...........       $   24,382      $  35,055
Share of extraordinary losses...............................              ---          1,116
Participation by others in the Company's share of
     earnings...............................................          (28,796)       (24,152)
Interest on loans and advances, net.........................           54,888         44,273
Eliminations and other, net.................................           11,446          7,183
                                                                   ----------      ---------

         Equity in earnings of majority interest ventures...       $   61,920      $  63,475
                                                                   ==========      =========

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

     The condensed, combined balance sheets of these ventures and the Company's proportionate share of their assets, liabilities and equity at December 31, 1999 and 1998 and the condensed, combined statements of earnings of these ventures and the Company's proportionate share of their revenues and expenses are summarized as follows (in thousands):

                                                                        Combined             Proportionate Share
                                                                 -----------------------   -----------------------
                                                                    1999         1998          1999         1998
                                                                 ----------   ----------   ----------   ----------
    Total assets, primarily property.........................    $  393,827   $ 389,565    $  186,431   $  171,218
                                                                 ==========   =========    ==========   ==========

    Liabilities, primarily long-term debt....................    $  403,138   $ 273,398    $  195,516   $  131,790
    Venturers' equity (deficit)..............................        (9,311)    116,167        (9,085)      39,428
                                                                 ----------   ---------    ----------   ----------
        Total liabilities and venturers' equity (deficit)....    $  393,827   $ 389,565    $  186,431   $  171,218
                                                                 ==========   =========    ==========   ==========

                                                          Combined                                Proportionate Share
                                            ---------------------------------------      ------------------------------------
                                               1999          1998          1997              1999         1998         1997
                                            ----------    ----------    ----------       ----------    ---------   ----------
    Revenues.........................       $  144,420    $ 136,447     $ 123,802        $   64,834    $  61,102   $   55,477
    Operating and interest expenses..           80,182       71,146        69,825            36,524       32,039       31,528
    Depreciation and amortization....           13,212       13,440        12,013             4,627        4,502        3,657
                                            ----------    ---------     ---------        ----------    ---------   ----------
        Net earnings.................       $   51,026    $  51,861     $  41,964        $   23,683    $  24,561   $   20,292
                                            ==========    =========     =========        ==========    =========   ==========

     The ventures in which the Company holds minority interests are accounted for using the equity or cost methods, as appropriate. Most of these properties are managed by affiliates of the Company and the agreements relating to them generally provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels. At December 31, 1999 and 1998, these ventures were primarily partnerships and corporations which own retail centers. These ventures include a joint venture formed in February 1999 in connection with the Company's contribution of its ownership interests in four retail centers. The Company received a 35% ownership interest in the venture. Prior to December 1998, these minority interest ventures also included a corporate joint venture which owned various office and industrial properties. The Company acquired the interest of the other venturer in the corporate joint venture on November 30, 1998.

     The condensed, combined balance sheets of these ventures at December 31, 1999 and 1998 and their condensed, combined statements of earnings are summarized as follows (in thousands):

                                                                       1999                 1998
                                                                  -------------          ----------
    Total assets, primarily property.....................          $ 1,356,685           $  560,185
                                                                   ===========           ==========

    Liabilities, primarily long-term debt................          $   825,540           $  380,384
    Venturers' equity....................................              531,145              179,801
                                                                   -----------           ----------
        Total liabilities and venturers' equity..........          $ 1,356,685           $  560,185
                                                                   ===========           ==========

                                                               1999            1998             1997
                                                           -----------     -----------      -----------
    Revenues.........................................      $   219,766     $   191,456      $   212,614
    Operating and interest expenses..................          166,030         135,871          148,065
    Depreciation and amortization....................           32,668          32,327           37,423
    Gain (loss) on dispositions of assets............           33,121          38,915          (11,097)
                                                           -----------     -----------      -----------
        Net earnings.................................      $    54,189     $    62,173      $    16,029
                                                           ===========     ===========      ===========

     The Company's share of net earnings of these ventures was $14,548,000, $12,294,000, and $6,815,000 in 1999, 1998 and 1997, respectively.


(3) Property

     Operating properties and deferred costs of projects at December 31, 1999 and 1998 are summarized as follows (in thousands):


                                                      1999             1998
                                                  -----------      ----------
    Buildings and improvements................    $ 3,319,652      $4,113,654
    Land......................................        380,465         488,114
    Deferred costs............................        101,028         106,385
    Furniture and equipment...................         10,811          10,574
                                                  -----------      ----------
        Total.................................    $ 3,811,956      $4,718,727
                                                  ===========      ==========

     Depreciation expense for 1999, 1998 and 1997 was $87,133,000, $73,646,000,
and $70,751,000, respectively. Amortization expense for 1999, 1998 and 1997 was $13,196,000, $10,422,000, and $12,193,000, respectively.
     On April 6, 1998, the Company and Westfield America, Inc. agreed to purchase a portfolio of interests in retail centers from TrizecHahn Centers Inc. (TrizecHahn). Under terms of the agreement, the Company purchased ownership interests in seven retail centers in a series of transactions completed in the third and fourth quarters of 1998. The aggregate purchase price of the interests in the retail centers was approximately $1,154,981,000, including $352,529,000 in mortgage and other debt assumed. The net purchase price was funded primarily by new mortgage debt secured by the properties and borrowings under the Company's revolving credit and bridge loan facilities. In February 1999, the Company contributed its ownership interests in four of the retail centers to a joint venture and received a 35% ownership interest in the joint venture. The joint venture repaid obligations under the bridge loan facility of $271,233,000 using cash contributed by the other venturers. The fair value of the consideration received in the formation of the joint venture was considered in the Company's allocation of the initial acquisition costs of all of the property interests acquired from TrizecHahn. Accordingly, no gain or loss was recognized on the sale.
     On November 30, 1998, the Company purchased a portfolio of office and industrial properties and certain land parcels from a corporate joint venture in which the Company held a 5% ownership interest. The purchase price of the properties was approximately $373,000,000, including approximately $112,000,000 of mortgage debt assumed. The net purchase price was funded by issuing $100,000,000 of common stock (3,525,782 shares), a $50,000,000 note secured by certain of the properties, a $58,000,000 unsecured note and by borrowings under the Company's revolving credit facility. In December 1998, the Company sold three of the office buildings to TrizecHahn for approximately $91,000,000.

     Properties in development include construction and development in progress and preconstruction costs. Construction and development in progress includes land and land improvements of $53,463,000 and $63,737,000 at December 31, 1999 and 1998, respectively.
     Properties held for sale are generally those that, for various reasons, management has determined do not meet the Company's investment criteria or that the Company acquired with the intention to sell. Properties held for sale at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                          1999            1998
                                                        -------         --------
Retails centers ...............................         $10,984         $163,307
Office and other properties ...................            --              2,587
                                                        -------         --------

          Total ...............................         $10,984         $165,894
                                                        =======         ========

     In 1998, the Company acquired the interests in the retail centers held for sale at December 31, 1998, with the intention of selling them. Consequently, revenues of $6,142,000 and operating income of $388,000 in 1999 and revenues of $6,395,000 and operating losses of $723,000 in 1998 relating to them are not included in the consolidated statements of operations and comprehensive income. In June 1999, the Company sold one of these properties at a price approximating its acquisition cost and, accordingly, recognized no gain or loss on the sale. Revenues relating to other properties held for sale were $2,546,000 in 1999, $1,405,000 in 1998 and $17,642,000 in 1997. Operating income from these properties was $247,000 in 1999 and $859,000 in 1998 and an operating loss of $3,558,000 was incurred on them in 1997. All properties held for sale at December 31, 1999 are expected to be sold in 2000.

(4) Accounts and notes receivable

Accounts and notes receivable at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                      1999              1998
                                                                  -------------       ---------
      Accounts receivable, primarily accrued rents and
          income under tenant leases ..........                      $67,800           $ 54,261
      Notes receivable from sales of properties .....                  3,744              5,497
      Notes receivable from sales of land ...........                 14,553             35,987
                                                                     -------           --------
                                                                      86,097             95,745
      Less allowance for doubtful receivables .......                 24,873             19,828
                                                                     -------           --------
    Total .....................................                      $61,224           $ 75,917
                                                                     =======           ========

     Accounts and notes receivable due after one year were $10,432,000 and $23,197,000 at December 31, 1999 and 1998, respectively.

     Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of the Company's operating properties. The Company performs credit evaluations of prospective new tenants and requires security deposits in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable from sales of land are primarily due from builders at the community development project in Summerlin. The Company stopped financing land sales in 1998 when the Company's majority interest ventures began conducting land sales operations. The Company performed credit evaluations of the builders and generally required substantial down payments (at least 20%) on all land sales that it financed. These notes and notes from sales of operating properties are generally secured by first liens on the related properties.

(5) Pension, postretirement and deferred compensation plans

The Company has a defined benefit pension plan (the "funded plan") covering substantially all employees and employees of certain affiliates and separate, nonqualified unfunded retirement plans (the "unfunded plans") covering directors and participants in the funded plan whose defined benefits exceed the plan's limits. Benefits under the pension plans are based on the participants' years of service and compensation. The Company also has a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees and employees of certain affiliates who meet minimum age and service requirements. The Company pays a portion of the cost of participants' life insurance coverage and makes contributions to the cost of participants' medical insurance coverage based on years of service, subject to a maximum annual contribution.
     Information relating to the obligations, assets and funded status of the plans at December 31, 1999 and 1998 and for the years then ended is summarized as follows (in thousands):

                                                                                            Pension              Postretirement
                                                                                              Plans                  Plan

                                                                                        1999        1998        1999        1998
                                                                                     ---------   ---------   ---------   -------
            Change in benefit obligations:
            Benefit obligations at beginning of year...................              $ 72,344    $ 57,440    $ 15,887    $ 14,668
            Service cost...............................................                 4,593       4,609         666         718
            Interest cost..............................................                 4,805       4,549       1,086       1,024
            Actuarial loss (gain)......................................                (7,647)     17,194      (1,892)        282
            Benefits paid..............................................                (5,175)    (11,448)       (852)       (805)
                                                                                     --------    --------    --------    --------
            Benefit obligations before special events..................                68,920      72,344      14,895      15,887
            Settlements................................................               (20,679)       -           -            -
            Special terminations.......................................                 5,078        -           -            -
                                                                                     --------    --------    --------    --------
               Benefit obligations at end of year......................                53,319      72,344      14,895      15,887
                                                                                     --------    --------    --------    --------

            Change in plan assets:
            Fair value of plan assets at beginning of year.............                54,984      47,083        -           -
            Actual return on plan assets...............................                12,199       7,900        -           -
            Employer contribution......................................                18,203      11,449         852         805
            Benefits paid..............................................                (5,175)    (11,448)       (852)       (805)
            Settlements................................................               (20,679)       -           -           -
                                                                                     --------    --------    --------       -----
               Fair value of plan assets at end of year................                59,532      54,984        -           -
                                                                                     --------    --------    --------       -----

            Funded status..............................................                 6,213     (17,360)    (14,895)    (15,887)
            Unrecognized net actuarial (gain) loss.....................                 4,887      23,784      (1,809)         83
            Unamortized prior service cost.............................                 6,242       7,652        -           -
            Unrecognized transition obligation.........................                   669         870       4,331       4,664
                                                                                     --------    --------    --------    --------
               Net amount recognized...................................              $ 18,011    $ 14,946    $(12,373)   $(11,140)
                                                                                     ========    ========    ========    ========

            Amounts recognized in the balance sheets consist of:
            Prepaid benefit cost.......................................              $ 24,060    $ 20,189    $   -       $   -
            Accrued benefit liability..................................                (9,803)    (11,382)    (12,373)    (11,140)
            Intangible asset...........................................                 3,283       4,313        -           -
            Accumulated other comprehensive income items...............                   471       1,826        -           -
                                                                                     --------    --------    --------    ---------
               Net amount recognized...................................              $ 18,011    $ 14,946    $(12,373)   $(11,140)
                                                                                     ========    ========    ========    =========

            Weighted-average assumptions as of December 31:
            Discount rate..............................................                8.00%       7.00%       8.00%       7.00%
            Expected rate of return on plan assets.....................                7.25        7.25          -           -
            Rate of compensation increase..............................                4.50        4.50          -           -
                                                                                     ========    ========    ========      =======

          The assets of the funded plan consist primarily of fixed income and marketable equity securities.

          The net pension cost includes the following components (in thousands):

                                                                                            1999          1998           1997
                                                                                        ----------     ---------     --------
            Service cost.................................................                $  4,593       $ 4,609        $3,373
            Interest cost on projected benefit obligations...............                   4,805         4,549         3,702
            Expected return on funded plan assets........................                  (4,049)       (3,479)       (3,239)
            Prior service cost recognized................................                   1,410         1,410         1,410
            Net loss recognized..........................................                   1,408         1,281           436
            Amortization of transition obligation........................                     201           201           201
                                                                                         --------       -------       -------
                 Net pension cost before special events..................                   8,368         8,571         5,883
            Settlement loss..............................................                   1,691           ---           ---
            Special termination loss.....................................                   5,078           ---           ---
                                                                                         --------       -------       -------
                 Net pension cost........................................                $ 15,137       $ 8,571       $ 5,883
                                                                                         ========       =======       =======

       The settlement and special termination losses relate to the organizational changes and early retirement program more fully discussed in note 10.

          The net postretirement benefit cost includes the following components (in thousands):

                                                                                            1999          1998        1997
                                                                                         ---------     ---------    --------
            Service cost.................................................                 $   666       $   718      $   578
            Interest cost on accumulated benefit obligations.............                   1,086         1,024          990
            Amortization of transition obligation........................                     333           333          333
                                                                                          -------       -------      -------
                 Net postretirement benefit cost.........................                 $ 2,085       $ 2,075      $ 1,901
                                                                                          =======       =======      =======

     Because the Company's contributions to the cost of the majority of the participants' medical insurance coverage are fixed, health care cost trend rates do not significantly affect the benefit obligation or service cost under the postretirement plan.
     Affiliates that participate in the pension and postretirement plans reimburse the Company for their share of the annual benefit cost of the plans. The affiliates' share of the benefit cost for 1999 and 1998 was $3,947,000 and $3,091,000, respectively.
     The Company also has a deferred compensation program which permits directors and certain management employees of the Company and certain affiliates to defer portions of their compensation on a pretax basis. Compensation expense related to this program was not significant in 1999, 1998 and 1997.


(6) Debt

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

     With respect to nonrecourse loans, the Company has in the past and may in the future, under some circumstances, support those subsidiary companies whose annual expenditures, including debt service, exceed their operating revenues. At December 31, 1999 and 1998, nonrecourse loans include $233,703,000 and $185,574,000, respectively, of subsidiary companies' mortgages and bonds which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the related properties are met.

          Debt at December 31, 1999 and 1998 is summarized as follows (in thousands):

                                                         1999             1998
                                                      ----------      ----------
      Mortgages and bonds ........................... $2,572,496      $2,948,324
      Convertible subordinated debentures ...........      --            128,515
      Medium-term notes .............................     91,500          97,500
      Credit facility borrowings:
         Revolving credit facility ..................    174,000         298,000
         Bridge facility ............................      --            304,000
      Other loans ...................................    496,423         282,481
                                                      ----------      ----------
                Total ............................... $3,334,419      $4,058,820
                                                      ==========      ==========

     Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents. This debt matures at various dates through 2024 and, at December 31, 1999, bears interest at a weighted-average effective rate of 7.78%, including lender participations in operations. At December 31, 1999, approximately $309,137,000 of this debt provides for payments of additional interest based on operating results of the related properties in excess of stated levels.
     The convertible subordinated debentures bore interest at 5.75% and were redeemed by the Company in 1999 at an amount equal to par value plus accrued interest.
     The Company has registered $150,000,000 of unsecured, medium-term notes which may be issued to the public from time to time. The notes may be issued, subject to market conditions, for varying terms (nine months to 30 years) and at fixed or variable interest rates based on market indices at the time of issuance. The notes outstanding at December 31, 1999, mature at various dates from 2000 to 2015, bear interest at a weighted-average effective rate of 7.75% (including an average rate of 6.24% on $20,000,000 of variable rate notes) and have a weighted-average maturity of 3.8 years.
     The Company has a credit facility with a group of lenders that provides for unsecured borrowings of up to $450,000,000. Advances under the facility bear interest at a variable rate based on LIBOR (6.6% at December 31, 1999). The facility is available to July 2001, subject to a one-year renewal option. The group of lenders also provided a bridge facility of up to $350,000,000 that was available solely for specified property acquisitions that were completed in 1998. Borrowings under the bridge facility were repaid on or before July 30, 1999. Payment of borrowings under the credit facility is guaranteed by certain of the unconsolidated real estate ventures in which the Company has a majority financial interest, and the Company has pledged its stock in the ventures to the lenders under the credit facility.
     Other loans include $120,000,000 of 8.5% unsecured notes due in 2003, $200,000,000 of 8% Senior Debt due in 2009, various property acquisition loans and certain other borrowings. These loans include aggregate unsecured borrowings of $472,118,000 and $258,213,000 at December 31, 1999 and 1998, respectively, and at December 31, 1999, bear interest at a weighted-average effective rate of 8.01%.
     At December 31, 1999, approximately $1,224,795,000 of the mortgages and bonds and $58,000,000 of the other loans were payable to one lender.
     The agreements relating to various loans impose limitations on the Company. The most restrictive of these limit the levels and types of debt the Company and its affiliates may incur and require the Company and its affiliates to maintain specified minimum levels of debt service coverage and net worth. The agreements also impose restrictions on the dividend payout ratio and on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

     The annual maturities of debt at December 31, 1999 are summarized as follows (in thousands):

                                                      Nonrecourse       Company and
                                                         Loans        Recourse Loans        Total
                                                    ------------     ---------------   -------------
     2000........................................   $     51,933      $       19,660    $     71,593
     2001........................................        165,552             245,877         411,429
     2002........................................        283,111              26,695         309,806
     2003........................................        218,250             122,435         340,685
     2004........................................        260,018               2,775         262,793
     Subsequent to 2004..........................      1,550,470             387,643       1,938,113
                                                    ------------     ---------------   -------------
         Total...................................   $  2,529,334     $       805,085    $  3,334,419
                                                    ============     ===============    ============


     The annual maturities reflect the terms of existing loan agreements except where refinancing commitments from outside lenders have been obtained. In these instances, maturities are determined based on the terms of the refinancing commitments.

     At December 31, 1999, the Company had interest rate cap agreements which effectively limit the average interest rate on $63,935,000 of mortgages to 9.0% through May 2002, and $36,000,000 of mortgages to 9.0% through July 2002. The interest rate swap agreements outstanding at December 31, 1999 were not material. Interest rate exchange agreements did not have a material effect on the weighted-average effective interest rates on debt at December 31, 1999 and 1998 or interest expense for 1999, 1998 and 1997. The fair values of interest rate exchange agreements were insignificant at December 31, 1999 and 1998.
     Total interest costs were $264,349,000 in 1999, $229,478,000 in 1998, and
$231,098,000 in 1997, of which $19,834,000, $19,914,000, and $23,608,000 were capitalized, respectively.
     In 1999 and 1997, the Company recognized net extraordinary losses related to extinguishments of debt prior to scheduled maturity of $5,879,000 and $32,834,000, respectively, before deferred income tax benefits of $11,492,000 in 1997. In 1998, the Company recognized net extraordinary gains of $3,626,000 on such transactions, before deferred income tax benefits of $729,000. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, were refinancings of properties, the 8% Senior Debt issued in 1999 and the Series B Preferred stock issued in 1997.
     The estimated fair value of debt is determined based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments, and lenders' participations in operating results and residual values of the related properties, where applicable.
     The carrying amount and estimated fair value of the Company's debt at December 31, 1999 and 1998 are summarized as follows (in thousands):


                                                                     1999                               1998
                                                      -------------------------------    ------------------------------
                                                          Carrying         Estimated         Carrying         Estimated
                                                           Amount         Fair Value          Amount         Fair Value
     Fixed rate debt..........................           $2,746,704      $ 2,628,268       $3,099,949        $3,198,641
     Variable rate debt.......................              587,715          587,715          958,871           958,871
                                                         ----------      -----------       ----------        ----------
         Total................................           $3,334,419      $ 3,215,983       $4,058,820        $4,157,512
                                                         ==========      ===========       ==========        ==========


     Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Company's debt obligations at fair value may not be possible and may not be a prudent management decision.


(7) Company-obligated mandatorily redeemable preferred securities

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


(8) Segment information

The Company has five reportable segments: retail centers, office, mixed-use and other properties, land sales operations, development and corporate. The retail centers segment includes the operation and management of retail centers, including regional shopping centers, downtown specialty marketplaces and village centers. The office, mixed-use and other properties segment includes the operation and management of office, industrial and mixed-use properties. The land sales operations segment includes the development and sale of land, primarily in large-scale, long-term community development projects in Columbia and Summerlin. The development segment includes the evaluation of all potential new projects (including expansions of existing properties) and acquisition opportunities and the management of them through the development or acquisition process. The corporate segment is responsible for cash and investment management and certain other general and support functions. The Company's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise.
     Segment operating results are measured and assessed based on a performance measure referred to as Funds from Operations (FFO). The Company defines FFO as net earnings (computed in accordance with generally accepted accounting principles), excluding deferred income taxes, cumulative effects of changes in accounting principles, extraordinary or unusual items and gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for minority interests and to record unconsolidated partnerships and joint ventures on the same basis. The Company's definition of FFO differs from the definition of FFO developed by the National Association of Real Estate Investments Trusts in October 1999 and may differ from definitions used by other REITs. FFO is not a measure of operating results or cash flows from operating activities as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.
     The accounting policies of the segments are the same as those of the Company described in note 1, except that real estate ventures in which the Company holds substantially all (at least 98%) of the financial interest but does not own a majority voting interest (majority financial interest ventures) are accounted for on a consolidated basis rather than using the equity method and the Company's share of FFO of unconsolidated real estate ventures in which it holds a minority interest is included in revenues.

Operating results for the segments are summarized as follows (in thousands):


                                                      Office, Mixed-
                                         Retail       use and Other      Land Sales
                                         Centers        Properties       Operations      Development       Corporate       Total
                                      ----------       -----------     ------------       ---------        ---------    -----------
1999
    Revenues....................      $  583,127       $   256,163     $    196,475       $     ---        $   2,084    $ 1,037,849
    Operating expenses*.........         269,460           110,428          143,117           3,707           20,416        547,128
    Interest expense............         161,203            96,559            3,151             ---           (5,711)       255,202
                                      ----------       -----------     ------------       ---------        ---------    -----------
        FFO.....................      $  152,464       $    49,176     $     50,207       $  (3,707)       $ (12,621)   $   235,519
                                      ==========       ===========     ============       =========        =========    ===========

1998
    Revenues....................      $  559,821       $   214,693     $    197,706       $     ---        $   3,797     $  976,017
    Operating expenses*.........         268,851           101,730          144,732           7,383           24,109        546,805
    Interest expense............         150,889            77,894            4,201             ---           (8,614)       224,370
                                      ----------       -----------     ------------       ---------       ----------     ----------
        FFO.....................      $  140,081       $    35,069     $     48,773       $  (7,383)       $ (11,698)    $  204,842
                                      ==========       ===========     ============       =========        =========     ==========

1997
    Revenues....................      $  503,655       $   216,571     $    203,219       $     ---       $    4,485     $  927,930
    Operating expenses*.........         258,229           108,104          151,842           4,747           16,128        539,050
    Interest expense............         122,325            81,905            4,287             ---           (1,027)       207,490
                                      ----------       -----------     ------------        --------        ---------     ----------
        FFO.....................      $  123,101       $    26,562     $     47,090       $  (4,747)       $ (10,616)    $  181,390
                                      ==========       ===========     ============       =========        =========     ==========


* Operating expenses include provisions for bad debts and current income taxes and exclude depreciation and amortization.

     Reconciliations of the total revenues and expenses reported above to the related amounts in the consolidated financial statements and of FFO reported above to earnings before income taxes, extraordinary losses and cumulative effect of changes in accounting principle in the consolidated financial statements are summarized as follows (in thousands):


                                                                                 1999             1998             1997
                                                                            ------------     ------------     ------------
      Revenues:
        Total reported above............................................     $ 1,037,849      $   976,017     $    927,930
        Revenues of majority financial interest ventures, excluding
           interest on advances to the Company..........................        (299,404)        (272,943)             ---
         Revenues representing the Company's share of FFO of
           minority financial interest ventures.........................         (22,128)         (12,753)         (11,159)
        Other...........................................................            (660)           1,024              ---
                                                                            ------------     ------------     ------------

            Total in consolidated financial statements..................     $   715,657      $   691,345     $    916,771
                                                                             ===========      ===========     ============

      Operating expenses, exclusive of depreciation and amortization:
        Total reported above............................................     $   547,128      $   546,805     $    539,050
        Operating expenses of majority financial interest ventures......        (176,487)        (161,350)             ---
        Current income taxes applicable to operations...................            (284)              24           (3,208)
        Participation by others in the Company's share of earnings of
           majority financial interest ventures.........................         (28,796)         (24,152)             ---
        Other...........................................................          (3,174)          (4,171)             ---
                                                                            ------------     ------------     ------------

             Total in consolidated financial statements.................     $   338,387      $   357,156     $    535,842
                                                                             ===========      ===========     ============

      Interest expense:
        Total reported above............................................     $   255,202      $   224,370     $    207,490
        Interest expense of majority financial interest ventures,
           excluding interest on borrowings from the Company............         (10,687)         (14,806)             ---
                                                                            ------------     ------------     ------------

           Total in consolidated financial statements...................     $   244,515      $   209,564     $    207,490
                                                                             ===========      ===========     ============

      Operating results:
        FFO reported above..............................................     $   235,519      $   204,842     $    181,390
        Depreciation and amortization...................................        (100,329)         (84,068)         (82,944)
        Gain (loss) on dispositions of assets and other provisions, net.          32,566          (11,174)         (23,484)
        Depreciation and amortization, gain on dispositions of assets and deferred income taxes of unconsolidated real estate
           ventures, net................................................         (26,580)          (4,380)          (4,344)
        Current income taxes (benefit) applicable to operations.........             284              (24)           3,208
        Other...........................................................             ---              (44)             ---
                                                                             -----------      -----------     ------------

           Earnings before income taxes, extraordinary items and
             cumulative effect of changes in accounting principle
              in consolidated financial statements......................     $   141,460      $   105,152     $     73,826
                                                                             ===========      ===========     ============


          The assets by segment at December 31, 1999, 1998 and 1997 are summarized as follows (in thousands):

                                                                                  1999              1998             1997
                                                                             ------------      ------------     ------------

           Retail centers......................................               $ 2,873,837       $ 3,636,874     $  2,144,334
           Office, mixed-use and other properties..............                 1,462,780         1,417,622        1,127,640
           Land sales operations...............................                   434,195           452,507          552,920
           Development.........................................                    34,680            61,166          165,101
           Corporate...........................................                   105,605            57,933          126,593
                                                                              -----------       -----------     ------------
               Total...........................................               $ 4,911,097       $ 5,626,102     $  4,116,588
                                                                              ===========       ===========     ============

     Total segment assets exceeds total assets reported in the financial statements primarily because of the consolidation of the majority financial interest ventures for segment reporting purposes.

     Additions to long-lived assets of the segments are summarized as follows (in thousands):


                                                                                  1999              1998             1997
                                                                             ------------      ------------     -------------

      Retail centers:
          Expansions and renovations...........................              $     172,633     $     231,607    $     139,608
          Improvements for tenants and other...................                     23,015            18,105           15,960
          Acquisitions.........................................                        ---         1,042,846           83,985
                                                                             -------------     -------------    -------------
                                                                                   195,648         1,292,558          239,553
                                                                             -------------     -------------    -------------

      Office, mixed-use and other properties:
          Improvements for tenants and other...................                     17,931            10,688            7,667
          Expansions and renovations...........................                     27,893            24,390              975
          Acquisitions.........................................                        ---           288,694              550
                                                                             -------------     -------------    -------------
                                                                                    45,824           323,772            9,192
                                                                             -------------     -------------    -------------
      Land sales operations:
          Development expenditures.............................                     73,240            82,656          131,310
          Acquisitions.........................................                        ---            16,993              ---
                                                                             -------------     -------------    -------------
                                                                                    73,240            99,649          131,310
                                                                             -------------     -------------    -------------

      Development:
          Construction and development
             costs of new projects.............................                     71,890           112,184          153,620
                                                                             -------------     -------------    -------------
                      Total....................................              $     386,602     $   1,828,163    $     533,675
                                                                             =============     =============    =============

     Approximately $163,042,000 and $169,860,000 of the additions in 1999 and 1998, respectively, relate to property owned by the majority financial interest ventures.


(9) Income taxes

The income tax benefit for 1997 is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

   Tax at statutory rate on earnings before income taxes, extraordinary items and cumulative effect of changes in accounting
    principle...................................................... $   25,839
   State income taxes, net of Federal income
    tax benefit....................................................      3,147
   Nondeductible portion of distributions
    under Contingent Stock Agreement...............................     13,381
   Reduction of net deferred tax liabilities.......................   (158,433)
                                                                    ----------
       Income tax benefit.......................................... $ (116,066)
                                                                    ==========

     As discussed in note 1, the Company qualified to be taxed as a REIT beginning in 1998. Management believes that the Company continued to meet the qualifications for REIT status as of December 31, 1999, and intends for it to meet the qualifications in the future. Management does not expect the Company will be liable for significant income taxes at the Federal level or in most states in 1999 and future years. Accordingly, the Company eliminated substantially all of its existing deferred tax assets and liabilities at December 31, 1997 and no longer provides for Federal or most state deferred income taxes.
     At December 31, 1999, the income tax bases of the Company's assets and liabilities were approximately $3,148,000,000 and $3,673,000,000, respectively. The net operating loss carryforward at December 31, 1999 for Federal income tax purposes aggregated approximately $220,000,000, and will expire from 2005 to 2011.

     In connection with its election to be taxed as a REIT, the Company also elected to be subject to the "built-in gain" rules. In February 2000, temporary nd proposed regulations were issued providing guidance regarding the application of the "built-in gain" rules to REITs and are retroactive to June 10, 1987. The regulations require a REIT to refile its election to be subject to the "built-in gain" rules. The Company intends to refile its election with respect to assets owned by the Company on the date of conversion to REIT status. Under these rules, taxes will be payable at the time and to the extent that the net unrealized gains on the Company's assets at the date of conversion to REIT status are recognized in taxable dispositions of such assets in the ten-year period following conversion. Such net unrealized gains were approximately $2,100,000,000 at January 1, 1998. At December 31, 1999, net unrealized gains increased to approximately $2,465,000,000 as a result of certain property acqusitions in 1998. Management believes that the Company will not be required to make significant payments of taxes on built-in gains throughout the ten-year period due to the availability of its net operating loss carryforward to offset certain built-in gains which might be recognized and the potential for the Company to make nontaxable dispositions, if necessary. At December 31, 1999, the regular tax net operating loss carryforward is sufficient to offset certain built-in gains on assets the Company has classified as held for sale and no net deferred tax liability for built-in gains taxes has been recognized. It may be necessary to recognize a liability for such taxes in the future if management's plans and intentions with respect to asset dispositions, or the related tax laws, change.

     The REIT Modernization Act (RMA) was included in the Tax Relief Extension Act of 1999, which was enacted into law on December 17, 1999. the RMA includes numerous amendments to provisions governing the qualification and taxation of REITs. These amendments are effective January 1, 2001. The Company is in the process of evaluating the effects of these amendments.


(10) Gain (loss) on dispositions of assets and other provisions, net

Gain (loss) on dispositions of assets and other provisions, net, is summarized as follows (in thousands):

                                                      1999             1998              1997
                                                   ----------      -----------       ------------

    Net gain (loss) on operating properties.....   $     41,173     $    (6,109)      $  (22,426)
    Other, net..................................         (8,607)         (5,065)          (1,058)
                                                    -----------     -----------       ----------

         Total..................................   $     32,566     $   (11,174)      $  (23,484)
                                                   ============     ===========       ==========

     The net gain on operating properties in 1999 relates primarily to a gain on a retail center sold in the fourth quarter ($61,970,000) and a gain on an other property sold in the second quarter ($6,384,000), partially offset by impairment losses on two retail centers ($28,142,000). During the fourth quarter, the Company changed its plans and intentions as to the manner in which these two centers would be operated in the future and revised estimates of the most likely holding periods. As a result, the Company evaluated the recoverability of the carrying amounts of the centers, determined that the carrying amounts of the centers were not recoverable from future cash flows and recognized impairment losses. The other net loss in 1999 relates primarily to the Company's consolidation of the management and administration of its Retail Operations and Office and Mixed-Use Operations divisions into a single Property Operations Division during the second quarter and the integration of certain operating, administrative and support functions of the Hughes Division into other divisions. The costs relating to these organizational changes, primarily severance and other benefits to terminated employees, aggregated approximately $6,600,000. Also, in October 1999, the Company adopted a voluntary early retirement program in which employees who met certain criteria were eligible to participate. The Company recognized a provision of approximately $2,500,000 for costs associated with this program for employees who accepted early retirement prior to December 31, 1999.
     The net loss on operating properties in 1998 relates primarily to a loss on disposal of a retail center. The other net loss for 1998 includes a fourth quarter loss of $6,396,000 related to a treasury lock contract that no longer qualified for hedge accounting because the Company determined that the related anticipated financing transaction would not occur under the terms and timing originally expected.
     The net loss on operating properties in 1997 relates primarily to provisions for losses recognized on several retail centers, an industrial property and a hotel the Company decided to sell, including additional provisions of $3,653,000 related to retail centers held for disposition prior to 1997. These provisions were partially offset by gains on dispositions of five office buildings ($4,704,000).

(11)   Preferred stock

The Company has authorized 50,000,000 shares of Preferred stock of 1(cent) par value per share of which (a) 4,505,168 shares have been classified as Series A Convertible Preferred; (b) 4,600,000 shares have been classified as Series B Convertible Preferred, (c) 10,000,000 shares have been classified as Increasing Rate Cumulative Preferred; and (d) 37,362 shares have been classified as 10.25% Junior Preferred, Series 1996.
     The Company redeemed all of the outstanding shares of Series A Convertible Preferred stock in exchange for common stock in 1996. The Company sold 4,050,000 shares of the Series B Convertible Preferred stock in a public offering in the first quarter of 1997. The shares have a liquidation preference of $50 per share and earn dividends at an annual rate of 6% of the liquidation preference. At the option of the holders, each share of the Series B Convertible Preferred stock is convertible into shares of the Company's common stock at a conversion rate of approximately 1.311 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, beginning April 1, 2000, the shares of Preferred stock are redeemable for shares of common stock at the option of the Company, subject to certain conditions.
     Shares of the Increasing Rate Cumulative Preferred stock are issuable only to former Hughes owners or their successors pursuant to the Contingent Stock Agreement described in note 12. These shares are issuable only in limited circumstances and no shares have been issued. There were no shares of 10.25% Junior Preferred stock, Series 1996, outstanding at December 31, 1999 and 1998.


(12) Common stock

At December 31, 1999, shares of authorized and unissued common stock are reserved as follows: (a) 15,571,192 shares for issuance under the Contingent Stock Agreement discussed below; (b) 8,299,597 shares for issuance under the Company's stock option and stock bonus plans; (c) 5,309,955 shares for conversion of the Series B Convertible Preferred stock; and (d) 1,929,000 shares for conversion of convertible property debt.
     In connection with the acquisition of The Hughes Corporation (Hughes) in 1996, the Company entered into a Contingent Stock Agreement ("Agreement") for the benefit of the former Hughes owners or their successors (the beneficiaries). Under terms of the agreement, additional shares of common stock (or in certain circumstances, Increasing Rate Cumulative Preferred stock) are issuable to the beneficiaries based on the appraised values of four defined groups of acquired assets at specified "termination dates" from 2000 to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates (the "earnout periods"). The distributions of additional shares, based on cash flows, are payable semiannually as of June 30 and December
31. At December 31, 1999, a distribution of approximately 657,000 shares ($14,208,000) was payable to the beneficiaries.
     The Agreement is, in substance, an arrangement under which the Company and the beneficiaries will share in cash flows from development and/or sale of the defined assets during their respective earnout periods and the Company will issue additional shares of common stock to the beneficiaries based on the value, if any, of the defined asset groups at the termination dates. Substantially all of the remaining assets in the four defined asset groups were owned by subsidiaries in which the Company sold a majority voting interest to The Rouse Company Incentive Compensation Statutory Trust on December 31, 1997. However, the Company retained full responsibility for its obligations under the Agreement and, accordingly, it accounts for the beneficiaries' share of earnings from the assets as a reduction of its equity in the earnings of the related ventures. Prior to 1998, the Company accounted for the beneficiaries' share of earnings from the assets as an operating expense. The Company will account for any distributions to the beneficiaries as of the termination dates as an additional investment in the related ventures (i.e., contingent consideration). At the time of acquisition of Hughes, the Company reserved 20,000,000 shares of common stock for possible issuance under the Agreement. The number of shares reserved was determined based on estimates in accordance with the provisions of the Agreement. The actual number of shares issuable will be determined only from events occurring over the term of the Agreement and could differ significantly from the number of shares reserved.

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


                                                              1999                         1998                      1997
                                                    ------------------------     -----------------------   ----------------------
                                                                   Weighted-                   Weighted-                 Weighted-
                                                                    average                     average                   average
                                                                   Exercise                    Exercise                  Exercise
                                                      Shares         Price         Shares        Price       Shares        Price
                                                    ----------    ----------     ----------    --------    ----------    --------

          Balance at beginning of year...........    5,434,214     $  25.91       4,670,138    $  24.90     2,765,779    $  20.18

          Options granted........................    1,125,641        22.90       1,210,402       29.06     2,155,901       30.45

          Options exercised......................     (128,232)       16.89        (263,076)      19.48      (239,942)      20.16

          Options expired or cancelled...........     (168,395)       26.38        (183,250)      30.36       (11,600)      28.76
                                                      --------     --------        --------    --------     ---------    --------

          Balance at end of year.................    6,263,228     $  25.54       5,434,214    $  25.91     4,670,138    $  24.90
                                                     =========     ========       =========    ========     =========    ========

Information about stock options outstanding at December 31, 1999 is summarized as follows:


                                        Options Outstanding                             Options Exercisable
      --------------------------------------------------------------------------  -------------------------
                                                    Weighted-
                   Range of                          average        Weighted-                       Weighted-
                   Exercise                         Remaining        average                        average
                    Prices              Shares     Life (Years)   Exercise Price     Shares      Exercise Price
               -----------------    -----------    ------------   --------------  -----------    --------------
               $13.50 to $19.875      1,527,729         4.7           $18.87       1,323,827        $18.72
               $20.94 to $31.375      4,344,827         7.3            27.24       1,572,761         27.54
               $31.50 to $32.875        390,672         7.1            32.69          86,144         32.43
                                     ----------         ---           ------      ----------        ------
                                      6,263,228         6.6           $25.54       2,982,732        $23.77
                                     ==========         ===           ======      ==========        ======


     At December 31, 1998 and 1997, options to purchase 1,930,918 and 1,594,705 shares, respectively, were exercisable at per share weighted-average prices of $21.56 and $21.07, respectively.
     The per share weighted-average estimated fair values of options granted during 1999, 1998 and 1997 were $3.15, $3.17, and $8.34, respectively. These fair values were estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions:

                                                  1999       1998       1997
                                                  ----       ----       ----

     Risk-free interest rate .............         5.4%       4.6%       6.0%
     Dividend yield ......................         5.5        6.0        3.5
     Volatility factor ...................        20.0       21.8       28.0
     Expected life in years ..............         6.7        6.6        6.9
                                                  ====       ====       ====

     The option prices were greater than or equal to the market prices at the date of grant for all of the options granted in 1999, 1998 and 1997 and, accordingly, no compensation cost has been recognized for stock options in the financial statements.

     If the Company had applied a fair value-based method to recognize compensation cost for stock options, net earnings and earnings per share of common stock would have been adjusted as indicated below (in thousands):

                                               1999          1998        1997
                                               ----          ----        ----
      Net earnings:
         As reported ...................   $  135,297   $  104,902   $  167,336
         Pro forma .....................      129,763       99,653      164,445
      Earnings per share of common stock:
         Basic:
            As reported ................        1.71         1.36         2.36
            Pro forma ..................        1.63         1.28         2.32
         Diluted:
            As reported ................        1.69         1.34         2.29
            Pro forma ..................        1.62         1.27         2.25
                                         ===========  ===========   ===========

     Under the Company's stock bonus plans, shares of common stock may be awarded to officers and employees. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. No awards were granted in 1999. Awards granted in 1998 and 1997 aggregated 164,850 and 49,000 shares, respectively, with a weighted-average market value per share of $27.54 and $31.25, respectively. In connection with the stock bonus plan awards, the Company typically makes loans to the recipients for the payment of related income taxes, which loans are forgiven in installments subject to the recipients' continued employment. The total loans outstanding at December 31, 1999, 1998 and 1997 were $2,523,000, $4,012,000, and $5,710,000, respectively.
The Company recognizes amortization of the fair value of the stock awarded, any forgiven loan installments and certain related costs as compensation costs on a straight-line basis over the terms of the awards. Such costs amounted to $5,123,000 in 1999, $5,572,000 in 1998, and $5,807,000 in 1997.

(13)  Earnings per share

Information relating to the calculations of earnings per share of common stock is summarized as follows (in thousands):


                                                        1999                       1998                            1997
                                               -----------------------   --------------------------     ------------------------
                                                 Basic       Diluted        Basic         Diluted          Basic         Diluted
                                                 -----       -------        -----         -------          -----         -------

       Earnings before extraordinary items
         and cumulative effect of changes
         in accounting principle............   $ 141,176    $ 141,176     $ 105,176       $105,176       $ 189,892      $ 189,892
       Dividends on unvested common
         stock awards and other.............        (466)        (909)         (622)          (427)           (632)          (552)
       Dividends on Preferred stock.........     (12,150)     (12,150)      (12,150)       (12,150)        (10,313)           ---
       Interest on convertible
         subordinated debentures............         ---        3,222           ---            ---             ---          7,475
                                               ---------   ----------    ----------   ------------      ----------    -----------
       Adjusted earnings before
         extraordinary items and
         cumulative effect of changes in
         accounting principle used in
         EPS computation....................   $ 128,560    $ 131,339     $  92,404       $ 92,599       $ 178,947      $ 196,815
                                               =========    =========     =========       ========       =========      =========

       Weighted-average shares outstanding        71,705       71,705        67,874         67,874          66,201         66,201
       Dilutive securities:
         Options, warrants and unvested
           common stock awards..............         ---          563           ---            985             ---            753
           Convertible Preferred stock......         ---          ---           ---            ---             ---          4,509
           Convertible subordinated
             debentures.....................         ---        1,931           ---            ---             ---          4,542
                                               ---------   ----------    ----------   ------------      ----------    -----------
       Adjusted weighted-average shares
         used in EPS computation............      71,705       74,199        67,874         68,859          66,201         76,005
                                               =========   ==========    ==========   ============      ==========    ===========


Effects of potentially dilutive securities are presented only in periods in which they are dilutive.


(14) Leases

The Company, as lessee, has entered into operating leases expiring at various dates through 2076. Rents under such leases aggregated $10,728,000 in 1999, $8,096,000 in 1998, and $9,147,000 in 1997, including contingent rents, based on the operating performance of the related properties, of $5,132,000, $2,330,000, and $3,158,000, respectively. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. Minimum rent payments due under operating leases in effect at December 31, 1999 are summarized as follows (in thousands):

     2000 ............................................             $  7,165
     2001 ............................................                7,202
     2002 ............................................                7,230
     2003 ............................................                7,206
     2004 ............................................                6,660
     Subsequent to 2004 ..............................              278,149
                                                                   --------

            Total ....................................             $313,612
                                                                   ========

     Space in the Company's operating properties is leased to approximately 5,250 tenants. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse the Company for certain of its operating expenses. Rents from tenants are summarized as follows (in thousands):

                                         1999          1998          1997
                                     ------------   -----------   ---------
     Minimum rents ..............      $434,744      $384,900      $387,488
     Percentage rents ...........        12,210        13,071        14,999
     Other rents ................       212,279       204,862       213,005
                                       --------      --------      --------

         Total ..................      $659,233      $602,833      $615,492
                                       ========      ========      ========

     The minimum rents to be received from tenants under operating leases in effect at December 31, 1999 are summarized as follows (in thousands):

    2000  ...................................................    $   392,990
    2001  ...................................................        345,818
    2002  ...................................................        302,872
    2003                                                             255,142
    2004  ...................................................        211,246
    Subsequent to 2004.......................................        665,075
                                                                 -----------

          Total..............................................    $ 2,173,143
                                                                 ===========

     Rents under finance leases aggregated $9,055,000 in 1999, $9,332,000 in 1998, and $9,316,000 in 1997. The net investment in finance leases at December 31, 1999 and 1998 is summarized as follows (in thousands):

                                                         1999            1998
                                                     ------------   -----------
    Total minimum rent payments to be received
      over lease terms..............................  $  141,466    $   157,374
    Estimated residual values of leased properties..       3,890          5,695
    Unearned income.................................     (65,996)       (75,717)
                                                     -----------   ------------

          Net investment in finance leases..........  $   79,360    $    87,352
                                                      ==========    ===========

     Minimum rent payments to be received from tenants under finance leases in effect at December 31, 1999 are $8,468,000, $9,191,000, $9,256,000, $9,256,000
and $9,452,000 for 2000, 2001, 2002, 2003 and 2004, respectively.

(15) Other commitments and contingencies

Commitments for the construction and development of properties in the ordinary course of business and other commitments not set forth elsewhere amount to approximately $60,000,000 at December 31, 1999.
     At December 31, 1999, subsidiaries of the Company have contingent liabilities of approximately $17,505,000 with respect to future minimum rents under long-term lease obligations of certain unconsolidated real estate ventures and approximately $9,053,000 with respect to bank letters of credit issued to secure their obligations under certain agreements.
     At December 31, 1999, the Company had a shelf registration statement for future sale of up to an aggregate of $1.9 billion (based on the public offering price) of common stock, Preferred stock and debt securities. Securities may be issued pursuant to this registration statement in amounts and on terms to be determined at the time of offering.
     The Company and certain of its subsidiaries are defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In the opinion of management, adequate provision has been made for losses with respect to litigation matters, where appropriate, and the ultimate resolution of such litigation matters is not likely to have a material effect on the consolidated financial position of the Company. Due to the Company's fluctuating net earnings, it is not possible to predict whether the resolution of these matters is likely to have a material effect on the Company's net earnings and it is, therefore, possible that the resolution of these matters could have such an effect in any future quarter or year.


(16) New accounting standards not yet adopted

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 (Statement 137), an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (Statement 133), issued in June 1998. Statement 137 defers the required adoption date of Statement 133 for the Company to no later than January 1, 2001. The Company's use of derivative instruments has consisted primarily of interest rate swap and cap agreements related to specific debt financings. While the Company has not completed its analysis of Statement 133 and has not made a decision regarding the timing of adoption, it does not believe that adoption will have a material effect on its financial position and results of operations based on its current limited use of derivative instruments.

--------------------------------------------------------------------------------------------------------------------------------

Five Year Comparison of Selected Financial Data Years ended December 31 (in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------------
                                                      1999            1998             1997            1996            1995
                                                 ------------    ------------     ------------    ------------     ----------
Operating results data:
    Revenues from continuing operations......    $    715,657    $    691,345     $    916,771    $    821,036     $  672,821
    Earnings from continuing operations......         141,176         105,176          189,892          17,886          5,850
    Basic earnings (loss) from continuing
      operations applicable to common
      shareholders per share of common
      stock..................................            1.79            1.36             2.70             .13           (.19)
    Diluted earnings (loss) from continuing
      operations applicable to common
      shareholders per share of common
      stock..................................            1.77            1.34             2.59             .12           (.19)
Balance sheet data:
    Total assets.............................       4,427,216       5,153,699        3,589,768       3,643,452      2,985,609
    Debt and capital leases..................       3,345,361       4,068,459        2,684,140       2,895,447      2,538,315
    Shareholders' equity.....................         638,580         628,926          465,515         177,149         42,584
    Shareholders' equity per share of
      common stock (note 1)..................            8.40            8.11             6.45            2.65            .73
Other selected data:
    Funds from Operations (note 2)...........         235,519         204,842          181,390         139,359        108,360
    Net cash provided (used) by:
      Operating activities...................         199,960         261,183          185,516         168,126        107,001
      Investing activities...................         (35,729)     (1,033,746)        (329,939)       (182,995)       (64,995)
      Financing activities...................        (167,029)        721,611          180,297         (36,287)         3,518
    Dividends per share of common stock......            1.20            1.12             1.00             .88            .80
    Dividends per share of convertible
      Preferred stock........................            3.00            3.00             2.65            2.44           3.25
    Market price per share of common stock
      at year end............................           21.25           27.50            32.75           31.75          20.13
    Market price per share of convertible
      Preferred stock at year end............           32.63           43.38            50.50             ---          51.63
    Weighted-average common shares
      outstanding (basic)....................          71,705          67,874           66,201          54,913         47,375
    Weighted-average common shares
      outstanding (diluted)..................          74,199          68,859           76,005          55,311         47,375


NOTES:
(1)---For 1999, 1998 and 1997, shareholders' equity per share of common stock assumes conversion of the Series B Convertible Preferred stock issued in 1997. For 1995, shareholders' equity per share of common stock assumes the conversion of the Series A Convertible Preferred stock. The Series A Convertible Preferred Stock was issued in 1993 and redeemed for common stock in 1996.

(2)---Funds from Operations (FFO) is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, FFO is not necessarily indicative of cash available to fund cash needs, including the payment of dividends, and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Funds from Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 35 for further discussion of FFO.


--------------------------------------------------------------------------------------------------------------------------------
Interim Financial Information (Unaudited)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     Quarter ended
                                   ---------------------------------------------------------------------------------------------
                                     December   September      June       March    December   September      June       March
                                     31, 1999    30, 1999    30, 1999   31, 1999    31, 1998   30, 1998    30, 1998   31, 1998
                                    ---------   ---------    --------   --------   ---------  ---------    --------   --------
Revenues......................       $183,370    $175,644    $176,601   $180,042   $201,024   $164,008    $154,741    $171,572
Operating income..............         25,831      26,742      29,427     26,894     25,562     28,938      29,123      32,703
Earnings before extraordinary
  items.......................         56,631      26,657      29,962     27,926     19,868     21,512      29,264      34,532
Net earnings .................         51,665      26,654      29,052     27,926     19,549     19,611      36,755      28,987
                                      =======     =======      ======    =======   ========   ========    ========    ========

Earnings per common share
Basic:
   Earnings before extraordinary
     items....................       $    .75    $    .33    $   .37    $    .34   $    .24   $     .27   $    .38    $    .47
   Extraordinary gains (losses)          (.07)        ---       (.01)        ---        ---        (.03)       .11        (.01)
   Cumulative effect of accounting
      ..................change            ---         ---        ---         ---        ---         ---        ---        (.07)
                                        -----      ------      -----      ------     ------     -------     ------      ------

                                     $    .68    $    .33    $   .36        $.34       $.24       $ .24      $ .49       $ .39
                                      =======     =======     ======         ===        ===        ====       ====        ====

Diluted:
   Earnings before extraordinary
     items....................       $    .73    $    .32    $   .37        $.34       $.24    $    .27  $    .37    $    .46
   Extraordinary gains (losses)          (.07)        ---       (.01)        ---        ---                   .11        (.01)
   Cumulative effect of accounting                                                                 (.03)
      ..................change            ---         ---        ---         ---        ---         ---       ---        (.07)
                                        -----       -----       ----      ------     ------     -------    ------      ------


   Total......................       $    .66    $    .32    $   .36    $    .34   $    .24   $     .24   $    .48    $    .38
                                      =======     =======     ======     =======    =======    ========    =======     =======


Note--- Extraordinary gains (losses) relate to early extinguishments of debt.
      Net earnings for the fourth quarter of 1999 includes a gain on sale of a retail center of $61,970,000 ($.86 per share basic, $.84 per share diluted) and provisions for impairment losses on two retail centers of $28,142,000 ($.39 per share basic, $.38 per share diluted). Net earnings for the fourth quarter of 1998 includes a loss of $6,396,000 ($.09 per share) related to a treasury lock contract that no longer qualified for hedge accounting. Net earnings for the third quarter of 1998 includes a loss of $7,653,000 ($.11 per share) on disposal of a retail center. Net earnings for the first quarter of 1998 includes the Company's equity in gains on disposition of operating properties of an unconsolidated real estate venture of $12,315,000 ($.18 per share).

--------------------------------------------------------------------------------------------------------------------------------
Price of Common Stock and Dividends
The Company's common stock is traded on the New York Stock Exchange. The prices and dividends per share were as follows:
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     Quarter ended
                                   ---------------------------------------------------------------------------------------------
                                     December     September     June       March     December   September     June      March
                                     31, 1999     30, 1999   30, 1999   31, 1999    31, 1998    30, 1998   30, 1998   31, 1998
                                     ---------   ---------   --------   --------   ---------   ---------   --------   --------

High..........................        $ 23.25      $ 25.19      $27.06     $27.44     $ 28.88    $  32.19    $ 32.81    $ 34.69
Low...........................          19.88        22.56       21.25      21.94       23.63       24.81      28.88      29.75
Dividends.....................            .30          .30         .30        .30         .28         .28        .28        .28

--------------------------------------------------------------------------------------------------------------------------------

Number of Holders of Common Stock
The number of holders of record of the Company's common stock as of February 24, 2000 was 2,013.

                       The Rouse Company and Subsidiaries

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General


Through its subsidiaries and affiliates, the Company acquires, develops and manages a diversified portfolio of retail centers, office and industrial buildings and mixed-use and other properties (office/mixed-use properties) located throughout the United States and develops and sells land for residential, commercial and other uses, primarily in Columbia, Maryland, and Summerlin, Nevada.
     One of the Company's primary objectives is to own and operate premier operating properties - shopping centers, geographically concentrated office and industrial buildings and major mixed-use projects - in major markets across the United States. In order to achieve this objective, management is continually evaluating opportunities to acquire properties and evaluating the outlook for properties in its portfolio that have prospects consistent with the Company's long-term investment criteria. This includes considering opportunities to expand and/or renovate the properties and assessing whether particular properties are meeting or have the potential to meet the Company's investment criteria. The Company plans to continue making substantial investments to expand and/or renovate leasable mall space and/or add new department stores and/or other anchor tenants to its existing properties to meet its objective. The Company is also continually evaluating opportunities for new operating properties and/or land development projects it believes have prospects consistent with its objectives. The Company has disposed of interests in more than 35 properties since 1993 and intends to continue to dispose of properties that are not meeting and/or are not considered to have the potential to continue to meet its investment criteria. In September 1999, the Company announced that it would pursue developing a strategy to sell interests in certain office and industrial properties and land parcels, and use the proceeds to repay debt and repurchase (subject to certain price restrictions) up to $250 million of the Company's common stock. Management subsequently identified the specific properties the Company may sell (mostly office and industrial buildings in the Baltimore-Washington corridor and certain business parks in Las Vegas) and was developing alternative disposition plans and structures at December 31, 1999. The Company may also selectively dispose of properties for other reasons. These disposition decisions may cause the Company to recognize gains or losses that could have material effects on reported net earnings (loss) in future quarters or fiscal years, and, taken together with the use of sales proceeds, may have a material effect on the overall consolidated financial position of the Company.
     In 1999, 1998 and 1997, the Company and its affiliates completed several acquisition and disposition transactions designed to upgrade the overall quality of its portfolio of operating properties. This acquisition and disposition activity is summarized as follows:

                                  Acquisitions
                                  ------------

Retail Centers                        Date Acquired           Office, mixed-use and other              Date Acquired
--------------                        -------------           ---------------------------              -------------
Moorestown Mall                       December 1997           Inglewood Business Center (2)            December 1998
Park Meadows (1)                      August 1998             Hunt Valley Business Center (2)          December 1998
Fashion Place Mall (1)                October 1998            Rutherford Business Center (2)           December 1998
The Fashion Show (3)                  October 1998            Senate Plaza (2)                         December 1998
Towson Town Center (1)                October 1998
Governor's Square (3)                 November 1998
Bridgewater Commons (1)               December 1998


                                  Dispositions
                                  ------------

Retail Centers                        Disposition Date        Office, mixed-use and other              Disposition Date
--------------                        ----------------        ---------------------------              ----------------
Almeda Mall                           October 1997            Howard Hughes Center  (1 building)       May 1997
Northwest Mall                        October 1997            Hughes Center (1 building)               December 1997
The Citadel (4)                       December 1997           Hughes Airport Center (1 building)       December 1997
Harundale Mall                        December 1997           Columbia Inn                             March 1998
Salem Centre (4)                      December 1997           Cross Keys Inn                           March 1998
Eastfield Mall                        April 1998              Howard Hughes Center (1 building)        March 1998
Salem Mall                            June 1998               Gateway Commerce Center                  June 1998
College Square (4)                    June 1998                (2 buildings)
Marshall Town Center (4)              June 1998               Lucky's Center                           June 1998
Muscatine Mall (4)                    June 1998
North Grand (4)                       June 1998
Westland Mall (4)                     June 1998
Greengate Mall                        August 1998
St. Louis Union Station               September 1998
Northwest Arkansas Mall (4)           December 1998
Santa Monica Place                    October 1999

Notes:
(1) Properties were contributed to a joint venture in which the Company retained a 35% ownership interest in February 1999.
(2) Properties are primarily office and industrial buildings (64 in total) in the Baltimore- Washington metropolitan area which were acquired from an entity in which the Company held a 5% ownership interest.
(3)  The Company purchased partners' ownership interests.
(4)  The Company held a 5% ownership interest in these properties.

     In 1999, 1998 and 1997, the Company and its affiliates completed a number of development projects to enhance the property portfolio. This development activity is summarized as follows:

                             Development activities
                             ----------------------


Retail Centers                        Date Opened             Office, mixed-use and other                       Date Opened
--------------                        -----------             ---------------------------                       -----------
Beachwood Place Expansion             October 1997            Hughes Airport Center (3 buildings)               March 1997
River Hill Village Center             November 1997           Hughes Center (3 buildings)                       May 1997
Summerlin Village Centers             February 1998           Summerlin Commercial (3 buildings)                June 1997
Perimeter Mall Expansion              February 1998           Hughes Cheyenne Center (1 building)               September 1997
Augusta Mall Expansion                March 1998              Hughes Airport Center (2 buildings)               February 1998
Oviedo Marketplace                    March 1998              Arizona Center Cinema                             March 1998
Paramus Park Expansion                July 1998               Summerlin Commercial (2 buildings)                March 1998
White Marsh Expansion                 September 1998          Hughes Center (3 buildings)                       May 1998
Echelon Mall Expansion                October 1998            Park Square, Columbia Office                      January 1999
Mall St. Matthews Expansion           October 1998            Hughes Airport Center (1 building)                May 1999
The Mall in Columbia                                          Summerlin Commercial (3 buildings)                September 1999
Expansion-Phase I                     November 1998           Hughes Center (1 building)                        October 1999
Owings Mills Expansion                November 1998
Plymouth Meeting Expansion            December 1998
Columbia Village Center
Redevelopment                         Various 1998
Oakwood Center Expansion              March 1999
The Mall in Columbia
Expansion-Phase II                    September 1999
Exton Square Expansion                November 1999
Moorestown Mall Expansion             November 1999


     The Company has continued to achieve strong financial results in recent years, despite the rapidly changing environment for retail businesses. Funds from Operations ("FFO"), which is defined and discussed in detail below, increased 15% in 1999 and 13% in 1998, including increases of 9% and 14%, respectively, from retail centers, 40% and 32%, respectively, from office/mixed-use properties and 3% and 4%, respectively, from land sales operations. These results are attributable to several factors, including:

     .    the acquisition, disposition and development activities referred to above,
     .    higher occupancy levels in retail and office properties,
     .    higher rents on re-leased space,
     .    corporate cost reduction measures,
     .    refinancings of project-related debt at lower interest rates
     .    and repayments of certain project-related and corporate debt.

     Management believes the outlook is for continued solid growth in FFO in 2000. The prospects for growth from retail centers remain positive as the Company should benefit from a full year of operations of properties expanded in 1999 and continued strong occupancy levels in existing projects. The Company also expects continued strong performance from its office/mixed-use properties however; FFO from these properties may decline if possible sales of certain properties referred to above are completed. FFO from land sales should also remain strong in 2000, assuming continued favorable market conditions in Columbia and Summerlin.

Operating results

This discussion and analysis of operating results covers each of the Company's five business segments as management believes that a segment analysis provides the most effective means of understanding the business. Note 8 to the consolidated financial statements and the information relating to revenues and expenses in the Five Year Summary of Funds from Operations and Net Earnings
(Loss) on page 40, should be referred to when reading this discussion and analysis. As discussed in note 8, segment operating data are reported using the accounting policies followed by the Company for internal reporting to management. These policies are the same as those followed for external reporting except that real estate ventures in which the Company holds substantially all (at least 98%) of the financial interest, but does not own a majority voting interest, are reported on a consolidated basis rather than using the equity method, and the Company's share of FFO of unconsolidated real estate ventures in which it holds a minority interest is included in revenues. These differences affect only the reported revenues and operating and interest expenses of the segments, and have no effect on the reported net earnings or FFO of the Company. Revenues and operating and interest expenses reported for the segments are reconciled to the related amounts reported in the financial statements in note 8.

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

Retail Centers: Operating results of retail centers are summarized as follows (in millions):

                                                   1999       1998      1997
                                                 ---------  --------- --------

     Revenues ...............................    $  583.1  $  559.8  $  503.6
     Operating expenses, exclusive of
     depreciation and amortization ..........       269.4     268.8     258.2
     Interest expense .......................       161.2     150.9     122.3
                                                  -------   -------   -------
                                                    152.5     140.1     123.1

     Depreciation and amortization .........         80.2      63.1      51.2
                                                  -------   -------   -------
     Operating income ......................      $  72.3   $  77.0   $  71.9
                                                  =======   =======   =======


     Revenues increased $23.3 million in 1999 and $56.2 million in 1998. The increase in 1999 was attributable primarily to properties opened or expanded (approximately $17 million) and acquired (approximately $14 million) in 1999 and 1998, higher average occupancy levels (94.5% in 1999 as compared to 92.5% in 1998) and higher rents on re-leased space. These increases were partially offset by dispositions of interests in properties in 1999 and 1998 (approximately $19 million). The increase in 1998 was attributable primarily to properties opened or expanded (approximately $25 million) and acquired (approximately $38 million) in 1998 and 1997, higher average occupancy levels (92.5% in 1998 as compared to 90.8% in 1997) and higher rents on re-leased space. These increases were partially offset by dispositions of interests in properties in 1998 and 1997 (approximately $25 million).

     Total operating and interest expenses (exclusive of depreciation and amortization) increased $10.9 million in 1999 and $39.2 million in 1998. The increase in 1999 was attributable primarily to properties opened or expanded (approximately $20 million) and acquired (approximately $5 million) in 1999 and 1998. These increases were partially offset by dispositions of interests in properties in 1999 and 1998 (approximately $18 million). The increase in 1998 was attributable primarily to properties opened and expanded (approximately $19 million) or acquired (approximately $37 million) in 1998 and 1997. These increases were partially offset by dispositions of interests in properties in 1998 and 1997 (approximately $24 million). Depreciation and amortization expense increased $17.1 million in 1999 and $11.9 million in 1998. These increases were due primarily to the net effect of changes in the Company's portfolio of retail properties referred to above.

Office, Mixed-Use and Other Properties: Operating results of office/mixed-use properties are summarized as follows (in millions):

                                                  1999       1998       1997
                                                --------   --------   --------

     Revenues ..............................    $  256.2   $  214.7   $  216.6
     Operating expenses, exclusive of
     depreciation and amortization .........       110.4      101.7      108.1
     Interest expense ......................        96.6       77.9       81.9
                                                --------   --------   --------
                                                    49.2       35.1       26.6
     Depreciation and amortization .........        40.9       34.2       34.8
                                                --------   --------   --------
     Operating income (loss)  ..............    $    8.3   $     .9   $   (8.2)
                                                ========   ========   ========

     Revenues increased $41.5 million in 1999 and decreased $1.9 million in 1998. The increase in 1999 was attributable primarily to properties acquired in 1998 (approximately $38 million) and new properties opened in 1999 and 1998 (approximately $9 million). These increases were partially offset by dispositions of properties in 1999 and 1998 (approximately $7 million). The decrease in 1998 was attributable primarily to dispositions of properties in 1998 (approximately $21 million). These decreases were substantially offset by properties acquired in 1998 (approximately $5 million) and opened in 1998 and 1997 (approximately $9 million), and higher average occupancy levels (96.3% in 1998 as compared to 93.4% in 1997) at comparable properties.
     Total operating and interest expenses (exclusive of depreciation and amortization) increased $27.4 million in 1999 and decreased $10.4 million in 1998. The increase in 1999 was attributable primarily to properties acquired in 1998 (approximately $32 million) and new properties opened in 1999 and 1998 (approximately $5 million). These increases were partially offset by dispositions of properties in 1999 and 1998 (approximately $6 million) and by lower expenses due to the integration of certain operating, administrative and support functions of the Hughes Division into other divisions.

The decrease in 1998 was attributable primarily to the dispositions of properties in 1998 and 1997 (approximately $18 million) and to the repayment and refinancing of certain property debt. These decreases were partially offset by the properties acquired (approximately $4 million) and opened (approximately $5 million) in 1998 and 1997. Depreciation and amortization expenses increased $6.7 million in 1999. This increase was attributable primarily to the net effect of the changes of the Company's portfolio of office/mixed-use properties referred to above.

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


    Hughes Land Operations:              1999           1998           1997
    Revenues:                          -------        -------        -------
    Summerlin...............           $ 108.6        $  99.6        $ 128.8
    Other...................              23.8           52.6           34.4
    Operating costs and expenses:
    Summerlin...............              85.5           78.6          101.2
    Other...................              21.5           41.9           28.8
    Interest expense........                .2             .3             .5
                                       -------        -------        -------
    Operating income........           $  25.2        $  31.4        $  32.7
                                       =======        =======        =======
    Columbia and Other:
    Revenues................           $  64.1        $  45.5        $  40.0
    Operating costs and expenses          36.1           24.2           21.8
    Interest expense........               3.0            3.9            3.8
                                       -------        -------        -------

    Operating income........           $  25.0        $  17.4        $  14.4
                                       =======        =======        =======

    Total Land Sales Operations:
    Revenues................           $ 196.5        $ 197.7        $ 203.2
    Operating costs and expenses         143.1          144.7          151.8
    Interest expense........               3.2            4.2            4.3
                                       -------        -------        -------
    Operating income........           $  50.2        $  48.8        $  47.1
                                       =======        =======        =======


     The increases in revenues and operating income in 1999 relating to Summerlin were attributable to higher levels of land sold for residential purposes. The decreases in revenues and operating income relating to other Hughes land holdings in 1999 were attributable to lower levels of land sales at master planned business parks. The decreases in revenues and operating income in 1998 relating to Summerlin were attributable primarily to lower levels of land sold for residential purposes. The increases in revenues and operating income relating to other Hughes land holdings in 1998 were attributable to higher levels of land sales at master planned business parks, including all of the remaining land at Howard Hughes Center in Los Angeles, California. These increases were partially offset by lower levels of sales of investment land in 1998.
     Revenues and operating income from land sales in Columbia and other developments increased $18.6 million and $7.6 million, respectively, in 1999 and $5.5 million and $3.0 million, respectively, in 1998. These increases were attributable primarily to higher levels of land sales for commercial purposes.
     Development: Development expenses were $3.7 million in 1999, $7.4 million in 1998 and $4.7 million in 1997. These costs consist primarily of preconstruction expenses and new business costs. Preconstruction expenses relate to retail and mixed-use property development opportunities which may not go forward to completion. Preconstruction expenses were $1.9 million in 1999, $1.7 million in 1998 and $2.8 million in 1997. New business costs relate primarily to the initial evaluation of potential acquisition and development opportunities. These costs were $1.8 million in 1999, $5.7 million in 1998 and $1.9 million in 1997. The higher level of new business costs in 1998 was attributable to the Company's focus on acquisition efforts.

Corporate: Corporate revenues consist primarily of interest income earned on short-term investments, including investments of unallocated proceeds from refinancings of certain properties. Corporate interest income was $2.1 million in 1999, $3.8 million in 1998 and $4.5 million in 1997. The changes in income during these years were attributable primarily to changes in the average investment balances, including in 1997, temporary investment of the unused proceeds of the Series B Convertible Preferred stock issued in the first quarter.
     Corporate expenses consist of certain interest and operating expenses, as discussed below, reduced by costs capitalized or allocated to other business segments. Interest is capitalized on corporate funds invested in projects under development, and interest on corporate borrowings and distributions on the Company-obligated mandatorily redeemable preferred securities which are used for other segments are allocated to those segments. Corporate interest expense consists primarily of interest on the 8% Senior Debt, the convertible subordinated debentures, the unsecured 8.5% notes, the medium-term notes, credit facility borrowings and unallocated proceeds from refinancings of certain properties, net of interest capitalized on development projects or allocated to other segments, and corporate operating expenses consist primarily of general and administrative costs, current federal income taxes and distributions on the redeemable preferred securities.
     Corporate interest costs were $8.6 million in 1999, $6.3 million in 1998 and $13.9 million in 1997. Interest of $14.3 million, $14.9 million and $14.9 million was capitalized in 1999, 1998 and 1997, respectively, on funds invested in development projects. The increase in corporate interest costs in 1999 was attributable primarily to interest expense incurred on the 8% Senior Debt issued in May 1999, partially offset by lower interest expense on the convertible subordinated debentures that were repaid using a portion of the proceeds from the issuance of the 8% Senior Debt. The decrease in corporate interest costs in 1998 was attributable primarily to allocations of debt to other segments to fund property acquisitions and certain capital expenditures.

Gain (Loss) on Dispositions of Assets and Other Provisions, Net: Gain (loss) on dispositions of assets and other provisions, net, including the Company's share of those recorded by unconsolidated real estate ventures, is summarized as follows (in millions):

                                               1999         1998         1997
                                             ---------   ----------   ---------
    Net gain (loss) on operating properties   $ 44,018    $ 12,284     $(22,426)
    Other, net.............................    (10,815)     (4,494)      (1,058)
                                             ---------   ---------    ---------
                                              $ 33,203    $  7,790     $(23,484)
                                             =========   =========    =========

     The net gain on operating properties in 1999 consisted primarily of a gain on a retail center sold in the fourth quarter ($62 million) and gains on three other properties sold during the year ($9 million), partially offset by impairment losses on two retail centers ($28 million). During the fourth quarter, the Company changed its plans and intentions as to the manner in which these centers would be operated in the future and revised estimates of the most likely holding periods. As a result, the Company evaluated the recoverability of the carrying amounts of the centers, determined that the carrying amounts were not recoverable from future cash flows and recognized impairment losses. The other net loss in 1999 relates primarily to the Company's consolidation of the management and administration of its Retail Operations and Office and Mixed-Use divisions into a single Property Operations Division during the second quarter and the integration of certain operating, administrative and support functions of the Hughes Division into other divisions. The costs relating to these organizational changes, primarily severance and other benefits to terminated employees of the Company and its affiliates, aggregated approximately $7.4 million. Also, in October 1999, the Company and its affiliates adopted voluntary early retirement programs in which employees who met certain criteria were eligible to participate. The Company and its affiliates recognized provisions of approximately $4 million for costs associated with this program for employees who accepted early retirement prior to December 31, 1999.
     The net gain on operating properties in 1998 consisted primarily of gains on a hotel and industrial properties sold by an affiliate ($16 million) and a gain on the sale of an interest in a portfolio of retail centers ($3 million), partially offset by a loss on the disposal of a retail center ($8 million). The other net loss in 1998 related primarily to a loss on a treasury lock contract ($6 million) that no longer qualified for hedge accounting because the Company determined that the related anticipated financing transaction would not occur under the terms and timing originally expected.

     The net loss on operating properties in 1997 consisted primarily of losses recognized on several retail centers, an industrial property and a hotel the Company decided to sell, partially offset by gains on the sales of five office buildings ($5 million).

Extraordinary Items, Net of Related Income Tax Benefits: The extraordinary losses resulting from early extinguishment of debt were $5.9 million and $32.8 million in 1999 and 1997, respectively, before deferred income tax benefits of $11.5 million in 1997. In 1998, the Company and its affiliates recognized extraordinary gains from early extinguishment of debt of $3.6 million before deferred income tax benefits of $.8 million.

Net Earnings: The Company had net earnings of $135.3 million in 1999, $104.9 million in 1998 and $167.3 million in 1997. The Company's operating income (after depreciation and amortization) was $108.9 million in 1999, $116.3 million in 1998 and $97.3 million in 1997. The changes in operating income were due primarily to the factors discussed above. Net earnings for each year was affected by unusual and/or nonrecurring items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary items, net of related income tax benefits. In addition, net earnings for 1997 was affected by the reversal of substantially all ($158.3 million) of the recorded deferred income tax assets and liabilities at December 31, 1997 as a result of the Company's decision to be taxed as a REIT effective January 1, 1998. The deferred income taxes were reversed because management believes that the Company met the qualifications for REIT status as of December 31, 1997, intends for it to meet the qualifications in the future and does not expect that the Company will be liable for significant income taxes or taxes on "built-in gains" on its assets at the Federal level or in most states in future years. The Company's effective tax rate was (157.2)% in 1997. The effective rate in 1997 was affected by the reversal of deferred tax assets and liabilities discussed above. Excluding the effect of the reversal, the effective rate for 1997 was 57.4%. The effective rate was high in 1997 because a portion of the distributions payable to the former Hughes owners (or their successors) under the Contingent Stock Agreement was not deductible for income tax purposes.

Funds from Operations: The Company uses a supplemental performance measure along with net earnings (loss) to report its operating results. This measure is referred to as Funds from Operations ("FFO"). The Company defines FFO as net earnings (loss) (computed in accordance with generally accepted accounting principles), excluding deferred income taxes, cumulative effects of changes in accounting principles, extraordinary or unusual items and gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for minority interests and to record unconsolidated partnerships and joint ventures on the same basis. The definition used by the Company to compute FFO differs from that used by the National Association of Real Estate Investment Trusts (NAREIT) and may differ from definitions used by other REITs. FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, FFO is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, the Company believes that FFO provides relevant information about its operations and is necessary, along with net earnings, for an understanding of its operating results.
    The Company excludes deferred income taxes from FFO because payments of income taxes have not been significant. Current Federal and state income taxes are included as reductions of FFO; however, in 1997, current income taxes incurred as a result of transactions completed to enable the Company to meet the qualifications for REIT status were excluded. Management believes this exclusion is appropriate because these taxes were nonrecurring and were not related to operations. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from FFO. FFO is reconciled to net earnings (loss) in the Five Year Summary of Funds from Operations and Net Earnings (Loss) on page 41.
    FFO was $235.5 million in 1999, $204.8 million in 1998 and $181.4 million in 1997. The increases in FFO in 1999 and 1998 were due primarily to the property acquisitions, expansions and dispositions referred to above, higher occupancy levels, and higher rents from re-leased space. The reasons for significant changes in revenues and expenses comprising FFO by segment are discussed above.
    In October 1999, NAREIT clarified the definition of FFO to address diversity in practice with respect to the treatment of unusual and/or nonrecurring items. Under the revised definition, FFO will include deferred income taxes and all unusual and/or nonrecurring items that are included in net income, except for gains and losses from sales of depreciable operating properties and items that are defined as extraordinary items under generally accepted accounting principles. The clarified definition is effective January 1, 2000 and is applicable retroactively. If the change had been effective for 1999, 1998 and 1997, the Company's FFO calculated in accordance with the revised definition would have been $218.2 million, $190.2 million and $299.6 million (including the reversal of recorded deferred tax assets and liabilities referred to above), respectively.

Financial condition, liquidity and capital resources

Management believes that the Company's liquidity and capital resources are adequate for near-term and longer-term requirements. Shareholders' equity increased to $638.6 million at December 31, 1999 from $628.9 million at December 31, 1998. The increase was due primarily to net earnings for the year, partially offset by the payment of regular quarterly dividends on the common and Preferred stocks and net repurchases of common stock.
    The Company had cash and cash equivalents and investments in marketable securities totaling $49.2 million and $41.9 million at December 31, 1999 and 1998, respectively. Net cash provided by operating activities was $200.0 million, $261.2 million and $185.5 million in 1999, 1998 and 1997, respectively. The changes in cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results. The level of net cash provided by operating activities is also affected by the timing of receipt of rents and other revenues (including proceeds of land sales financed by the Company prior to 1998) and the payment of operating and interest expenses. The level of cash provided by operating distributions from unconsolidated majority financial interest ventures is affected by the timing of receipt of their land sales revenues, payment of operating and interest expenses and other sources and uses of cash.
    The Company relies primarily on fixed rate nonrecourse loans from private institutional lenders to finance its operating properties and expects that it will continue to do so in the future. The Company has also made use of the public equity and debt markets to meet its capital resource needs principally to repay or refinance corporate and project related debt and to provide funds for project development and acquisition costs and other corporate purposes. In 1998, the Company obtained a $450 million revolving credit facility from a group of lenders. The facility is available until July 2001 and is subject to a one year renewal option. The group of lenders also provided a bridge facility that was available solely for specified property acquisitions that were completed in 1998. Related borrowings were repaid on or before July 30, 1999. The Company is continually evaluating sources of capital and management believes that there are satisfactory sources available for all requirements without necessitating sales of operating properties. However, selective dispositions of properties are expected to provide capital resources in 2000 and may also provide them in subsequent years.
    Most of the Company's debt consists of mortgages collateralized by operating properties. Scheduled principal payments on property debt were $51.6 million, $50.7 million and $46.3 million in 1999, 1998 and 1997, respectively. The annual maturities of debt for the next five years are as follows (in millions):

                                     Scheduled      Balloon
                                     Payments       Payments      Total
    2000....................        -----------   -----------   ---------
    2001....................        $    55        $     17    $     72
    2002....................             61             350         411
    2003....................             63             247         310
    2004....................             67             274         341
                                         67             196         263
                                    -------        --------    --------
                                    $   313        $  1,084    $  1,397
                                    =======        ========    ========

    Of the balloon payments due in 2001, $174 million represents borrowings under the Company's credit facility. The Company has an option to renew this facility for one year. The remaining balloon payments due in 2001 are expected to be paid at or before the scheduled maturity dates of the related loans from property refinancings, credit facility borrowings or other available corporate funds.
    Cash expenditures for properties in development and improvements to existing properties funded by debt were $220.0 million, $307.0 million and $283.4 million in 1999, 1998 and 1997, respectively. These expenditures relate primarily to project development activity, primarily new retail properties, retail property expansions and development of new office and industrial properties in Las Vegas. A substantial portion of the costs of properties in development is financed with construction or similar loans and/or credit facility borrowings. In many cases, long-term fixed rate debt financing is arranged concurrently with the construction financing or before completion of construction.
    Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other tenant improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties and credit facility borrowings.
    Due to the large number of projects in development, the Company anticipates that the level of capital expenditures for new development and improvements to existing properties will exceed $200 million in 2000. A substantial portion of these expenditures relates to new properties or retail center expansions and it is expected that a majority of these costs will be financed by debt, including property-specific construction loans and/or credit facility borrowings. The Company may also develop certain of these projects in joint ventures, with the other venturers funding a portion of development costs.

    Cash expenditures for acquisitions of interests in properties were $882.4 million in 1998 and $79.4 million in 1997. The acquisitions in 1998, consisting of the interests in the retail centers, office and industrial buildings and the land assets referred to above, had combined purchase prices of approximately $1.58 billion, including approximately $492 million of mortgage debt secured by the acquired properties and assumed by the Company. The Company issued $100 million of common stock and $108 million of mortgage and other debt and paid $882.4 million of cash to the sellers as payment. The cash payments were funded by approximately $234 million of additional mortgage debt secured by the acquired properties, proceeds of $91 million from the sale of three of the acquired office buildings and by borrowings under the Company's bridge loan and revolving credit facilities. The acquisitions in 1997 consisted primarily of a purchase of a retail center financed primarily by nonrecourse debt.
    In addition to its unrestricted cash and cash equivalents and investments in marketable securities, the Company has other sources of capital. Availability under the Company's credit facility was $276 million at December 31, 1999. This credit facility can be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs. In addition, under an effective registration statement, the Company may issue additional medium-term notes of up to $29.7 million. Also, the Company has a shelf registration statement for the sale of up to an aggregate of approximately $2.25 billion (based on the public offering price) of common stock, Preferred stock and debt securities. At December 31, 1999, the Company had issued approximately $358 million of common stock and debt securities under the shelf registration statement, with a remaining availability of approximately $1.9 billion.
    As discussed above, at December 31, 1999, the Company was developing alternative disposition plans and structures with respect to certain office and industrial buildings in Las Vegas and in the Baltimore-Washington corridor. The Company began marketing some of these properties in the first quarter of 2000. The Company expects that some or all of these properties will be sold in 2000 and that any proceeds will be used to repay debt, repurchase common stock and/or fund project development costs. The Company may also sell interests in other operating properties. The Company and its affiliates also consider certain investment and other land assets as significant sources of cash flows and may decide to accelerate sales in order to provide cash for other purposes, including the funding of development activities.
    Also as discussed above, the Company has approval to repurchase, subject to certain pricing restrictions, up to $250 million of common stock. As of December 31, 1999, the Company had repurchased approximately 1.6 million shares under this program for approximately $34.8 million.
    The agreements relating to various loans impose limitations on the Company. The most restrictive of these limit the levels and types of debt the Company and its affiliates may incur and require the Company and its affiliates to maintain specified minimum levels of debt service coverage and net worth. The agreements also impose restrictions on the dividend payout ratio, and on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities and are not expected to do so in the foreseeable future.

Market risk information

The market risk associated with financial instruments and derivative financial and commodity instruments is the risk of loss from adverse changes in market prices or rates. The Company's market risk arises primarily from interest rate risk relating to variable rate borrowings used to maintain liquidity (e.g., credit facility advances) or finance project development costs (e.g., construction loan advances). The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. In order to achieve this objective, the Company relies primarily on long-term, fixed rate nonrecourse loans from institutional lenders to finance its operating properties. In addition, long-term, fixed rate financing is typically arranged concurrently with or shortly after a variable rate project acquisition or construction loan is negotiated. The Company also makes limited use of interest rate exchange agreements, including interest rate swaps and caps, to mitigate its interest rate risk on variable rate debt. The Company does not enter into interest rate exchange agreements for speculative purposes and the fair value of these and other derivative financial instruments is insignificant at December 31, 1999.

    The Company's interest rate risk is monitored closely by management. The table below presents the principal amounts, weighted-average interest rates and fair values required to evaluate the expected cash flows of the Company under debt and related agreements and its sensitivity to interest rate changes at December 31, 1999. Information relating to debt maturities is based on expected maturity dates which consider anticipated refinancing or other transactions and is summarized as follows (dollars in millions):

                                                                                                                         Fair
                                   2000        2001        2002        2003        2004      Thereafter      Total       Value
                                  -----       -----       -----       ------      -----     -----------     -------     -------

    Fixed rate debt               $  52       $ 160       $ 128       $ 337       $ 258      $1,811         $2,746       $2,628
    Average interest rate           7.8  %      7.9  %      7.9  %      7.8  %      7.9  %      7.9  %         7.8  %

    Variable rate LIBOR debt      $  20       $ 251       $ 181        $  4       $   5      $  127         $  588       $  588
    Average interest rate           7.1  %      7.4  %      7.1  %      7.1  %      7.1  %      7.1  %         7.1  %


    At December 31, 1999, approximately $133.3 million of the Company's variable rate debt relates to borrowings under project construction loans. The borrowings under project construction loans are expected to be repaid from proceeds of long-term, fixed rate loans at dates from 2000 to 2001 when construction of the related projects is scheduled to be completed. At December 31, 1999, the Company had interest rate cap agreements which effectively limit the average interest rate on $100 million of the variable rate LIBOR debt maturing in 2002 to 9.0%.
    As the table incorporates only those exposures that exist as of December 31, 1999, it does not consider exposures or positions which could arise after that date. As a result, the Company's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise after December 31, 1999, the Company's hedging strategies during that period and interest rates.

New accounting standards not yet adopted

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 (Statement 137), an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133), issued in June 1998. Statement 137 defers the required adoption date of Statement 133 for the Company to no later than January 1, 2001. The Company's use of derivative instruments has consisted primarily of interest rate swap and cap agreements related to specific debt financings. While the Company has not completed its analysis of Statement 133 and has not made a decision regarding the timing of adoption, it does not believe that adoption will have a material effect on its financial position and results of operations based on its current use of derivative instruments.

Impact of inflation

The major portion of the Company's operating properties, its retail centers, is substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. In many cases, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue to the Company. A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse the Company for certain of its operating expenses; consequently, increases in these costs do not have a significant impact on the Company's operating results. The Company has a significant amount of fixed rate debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

Information relating to forward-looking statements

This Annual Report to Shareholders of the Company includes forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated. The words "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following are among the factors that could cause actual results to differ materially from historical results or those anticipated: (1) real estate investment trust risks; (2) real estate development and investment risks; (3) liquidity of real estate investments; (4) dependence on rental income from real property; (5) effect of uninsured loss; (6) lack of geographical diversification; (7) possible environmental liabilities; (8) difficulties of compliance with Americans with Disabilities Act; (9) competition; (10) changes in the economic climate; and
(11) changes in tax laws or regulations. For a more detailed discussion of these and other factors, see Exhibit 99.2 of the Company's Form 10-K for the fiscal year ended December 31, 1999.

                       The Rouse Company and Subsidiaries
                 FIVE YEAR SUMMARY OF FUNDS FROM OPERATIONS AND
                          NET EARNINGS (LOSS) (NOTE 1)
                                 (in thousands)



                                                                                 Year ended December 31,
                                                          ------------------------------------------------------------------
                                                             1999           1998          1997          1996          1995
                                                          ----------     ----------    ----------    ----------     --------
Revenues:
Retail centers:
   Minimum and percentage rents.....................      $   317,548    $  308,900    $  271,743    $  256,880     $  245,192
   Other rents and other revenues...................          265,579       250,921       231,912       251,535        246,488
                                                           ----------    ----------    ----------    ----------     ----------
                                                              583,127       559,821       503,655       508,415        491,680
                                                           ----------    ----------    ----------    ----------     ----------
Office, mixed-use and other:
   Minimum and percentage rents.....................          181,582       138,043       130,744       106,246         80,319
   Other rents and other revenues...................           74,581        76,650        85,827        75,908         64,647
                                                           ----------    ----------    ----------    ----------     ----------
                                                              256,163       214,693       216,571       182,154        144,966
                                                           ----------    ----------    ----------    ----------     ----------

Land sales..........................................          196,475       197,706       203,219       137,853         33,403
Corporate interest income...........................            2,084         3,797         4,485         3,495          2,772
                                                           ----------    ----------    ----------    ----------     ----------

                                                            1,037,849       976,017       927,930       831,917        672,821
                                                           ----------    ----------    ----------    ----------     ----------

Operating expenses, exclusive of depreciation
   and amortization:
Retail centers......................................          269,252       268,786       257,848       260,027        246,747
Office, mixed-use and other.........................          110,387       101,719       108,063        89,524         70,096
Land sales..........................................          143,089       144,709       151,800       107,787         17,827
Development.........................................            3,707         7,383         4,747         4,964          7,288
Corporate...........................................           17,812        18,813        13,384         9,752          8,920
                                                           ----------    ----------    ----------    ----------     ----------

                                                              544,247       541,410       535,842       472,054        350,878
                                                           ----------    ----------    ----------    ----------     ----------

Interest expense:
Retail centers......................................          161,203       150,889       122,325       129,091        128,215
Office, mixed-use and other.........................           96,559        77,894        81,905        76,659         69,034
Land sales..........................................            3,151         4,201         4,287         1,658          5,071
Development.........................................              ---           ---           ---           361            358
Corporate...........................................           (5,711)       (8,614)       (1,027)       12,612         10,285
                                                           ----------    ----------    ----------    ----------     ----------

                                                              255,202       224,370       207,490       220,381        212,963
                                                           ----------    ----------    ----------    ----------     ----------

Current income taxes applicable to operations
   (note 3).........................................            2,881         5,395         3,208           123            620
                                                           ----------    ----------    ----------    ----------     ----------

                                                              802,330       771,175       746,540       692,558        564,461
                                                           ----------    ----------    ----------    ----------     ----------

Funds from Operations (note 2)......................      $   235,519    $  204,842    $  181,390    $  139,359     $  108,360
                                                          ===========    ==========    ==========    ==========     ==========

                                                                                  Year ended December 31,
                                                           -----------------------------------------------------------------
                                                              1999          1998          1997          1996           1995
                                                           ----------    ----------    ----------    ----------     --------
Funds from Operations by segment:
Retail centers......................................       $  152,464    $  140,081    $  123,101    $  119,297     $  116,135
Office, mixed-use and other.........................           49,176        35,069        26,562        15,852          5,839
Land sales..........................................           50,207        48,773        47,090        28,404         10,502
Development.........................................           (3,707)       (7,383)       (4,747)       (5,325)        (7,646)
Corporate...........................................          (12,621)      (11,698)      (10,616)      (18,869)       (16,470)
                                                           ----------    ----------    ----------    ----------     ----------

Funds from Operations...............................       $  235,519    $  204,842    $  181,390    $  139,359     $  108,360
                                                           ==========    ==========    ==========    ==========     ==========


Reconciliation to net earnings (loss):
Funds from Operations...............................       $  235,519    $  204,842    $  181,390    $  139,359     $  108,360
Depreciation and amortization.......................         (100,329)      (84,068)      (82,944)      (79,990)       (73,062)
Deferred income taxes applicable to operations......              ---           ---       124,203       (25,596)        (3,699)
Certain current income taxes (note 3)...............              ---           ---        (4,929)          ---            ---
Gain (loss) on dispositions of assets and
   other provisions, net............................           32,566       (11,174)      (23,484)      (15,887)       (25,749)
Depreciation and amortization, gain on dispositions
   of assets and deferred income taxes of
   unconsolidated real estate ventures, net.........          (26,580)       (4,380)       (4,344)          ---            ---
Extraordinary gain (loss), net......................           (5,879)        4,355       (21,342)       (1,453)        (8,631)
Cumulative effect at January 1, 1998 of
   change in accounting for participating
   mortgages .......................................              ---        (4,629)          ---           ---            ---
Cumulative effect at October 1, 1997 of
   change in accounting for business
   process reengineering costs......................              ---           ---        (1,214)          ---            ---
Other...............................................              ---           (44)          ---           ---            ---
                                                           ----------    ----------    ----------    ----------     ----------
Net earnings (loss).................................       $  135,297    $  104,902    $  167,336    $   16,433     $   (2,781)
                                                           ==========    ==========    ==========    ==========     ==========


NOTES:

(1) Operating and Funds from Operations (FFO) data included in this five-year summary are presented by segment. Consistent with the requirements of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," segment data are reported using the accounting policies followed by the Company for internal reporting to management. These policies are the same as those used for external reporting, except that real estate ventures in which the Company holds a majority financial interest but does not own a majority voting interest are reported on a consolidated basis rather than using the equity method, and the Company's share of FFO of unconsolidated real estate ventures in which it holds a minority interest is included in revenues. These differences affect the revenues and expenses reported in the reconciliation of FFO to net earnings (loss), however, they have no effect on the Company's net earnings or FFO.

(2) FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, FFO is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Funds from Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 35 for further discussion of FFO.

(3) FFO for 1997 excludes current income taxes arising from transactions completed by the Company in connection with its determination to elect to be taxed as a REIT.

                         PROJECTS OF THE ROUSE COMPANY

------------------------------------------------------------------------------------------------------------------------------------
Retail Centers in Operation
------------------------------------------------------------------------------------------------------------------------------------
                                        Date of Opening                                         Retail Square Footage
Consolidated Centers (note 1)           or Acquisition     Department Stores/Anchor Tenants          Total Center          Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Augusta Mall, Augusta, GA (a)                  8/78  Rich's; Macy's; JCPenney; Sears; Dillard's     1,066,000                317,000
Bayside Marketplace, Miami, FL (b)             4/87  --                                               227,000                227,000
Beachwood Place, Cleveland, OH (a)             8/78  Saks Fifth Avenue; Dillard's; Nordstrom          914,000                350,000
Cherry Hill Mall, Cherry Hill, NJ (a)         10/61  Strawbridge's; Macy's; JCPenney                1,283,000                534,000
The Mall in Columbia, Columbia, MD (e)         8/71  Nordstrom; Hecht's; JCPenney; Sears;           1,262,000                450,000
                                                     Lord & Taylor
Echelon Mall, Voorhees, NJ (a)                 9/70  Strawbridge's; JCPenney; Boscov's; Sears       1,140,000                429,000
Exton Square, Exton, PA (a)                    3/73  Strawbridge's; Boscov's; Sears                   748,000                253,000
Faneuil Hall Marketplace, Boston, MA (a)       8/76  --                                               217,000                217,000
Fashion Place, Salt Lake City, UT (d)         10/98  Dillard's; Nordstrom; Sears                      935,000                369,000
The Fashion Show, Las Vegas, NV (a)            6/96  Neiman Marcus; Saks Fifth Avenue;                869,000                309,000
                                                     Macy's; Dillard's; Robinsons-May
Franklin Park, Toledo, OH (b)                  7/71  Marshall Field's; JCPenney; Jacobson's;        1,109,000                323,000
                                                     Dillard's; JCPenney Home Store
The Gallery at Market East,                    8/77  Strawbridge's; JCPenney; KMart                 1,009,000                193,000
 Philadelphia, PA (a)
Governor's Square, Tallahassee, FL (a)         8/79  Burdines; Dillard's; Sears; JCPenney           1,043,000                339,000
The Grand Avenue, Milwaukee, WI (a)            8/82  The Boston Store                                 492,000                242,000
Harborplace, Baltimore, MD (a)                 7/80  --                                               143,000                143,000
Highland Mall, Austin, TX (b)                  8/71  Dillard's (two stores); Foley's; JCPenney      1,086,000                368,000
Hulen Mall, Ft. Worth, TX (a)                  8/77  Foley's; Montgomery Ward; Dillard's              938,000                327,000
The Jacksonville Landing,                      6/87  --                                               125,000                125,000
 Jacksonville, FL (a)
Mall St. Matthews, Louisville, KY (a)          3/62  Dillard's (two stores); JCPenney;              1,110,000                361,000
                                                     Lord & Taylor
Mondawmin Mall (a)/Metro Plaza (b),     1/78; 12/82  --                                               442,000                442,000
 Baltimore, MD
Moorestown Mall, Moorestown, NJ (a)           12/97  Strawbridge's; Boscov's; Sears                   913,000                339,000
North Star, San Antonio, TX (b)                9/60  Dillard's; Foley's; Saks Fifth Avenue;         1,254,000                465,000
                                                     Macy's; Mervyn's California
Oakwood Center, Gretna, LA (a)                10/82  Sears; Dillard's; JCPenney                       947,000                349,000
                                                     Mervyn's California
Oviedo Marketplace, Orlando, FL (a)            3/98  Dillard's; Parisian; Regal Cinema                830,000                335,000
Owings Mills, Baltimore, MD (a)                7/86  Macy's; Hecht's; JCPenney;                     1,223,000                410,000
                                                     Lord & Taylor; Sears; General Cinema 17
Paramus Park, Paramus, NJ (a)                  3/74  Macy's; Sears                                    779,000                312,000
Perimeter Mall, Atlanta, GA (b)                8/71  Rich's; JCPenney; Macy's; Nordstrom            1,416,000                436,000
Plymouth Meeting,                              2/66  Strawbridge's; Boscov's;                         813,000                365,000
 Plymouth Meeting, PA (a)                            General Cinema 12
Riverwalk, New Orleans, LA (a)                 8/86 --                                                175,000                175,000
South Street Seaport, New York, NY (a)         7/83 --                                                261,000                261,000
Tampa Bay Center, Tampa, FL (b)                8/76  Sears; Montgomery Ward                           895,000                325,000
White Marsh, Baltimore, MD (b)                 8/81  Macy's; JCPenney; Hecht's; Sears;              1,146,000                357,000
                                                     Lord & Taylor
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Retail Centers in Operation
------------------------------------------------------------------------------------------------------------------------------------
                              Date of Opening                                                        Retail Square Footage
Consolidated Centers (note 1)   or Acquisition        Department Stores/Anchor Tenants             Total Center            Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Willowbrook, Wayne, NJ (b)                     9/69  Lord & Taylor; Macy's; Stern's; Sears          1,528,000                500,000
Woodbridge Center, Woodbridge, NJ (a)          3/71  Lord & Taylor; Sears; Stern's; Fortunoff;      1,546,000                560,000
                                                     JCPenney
Community Centers in Columbia, MD (12) (e)     --    --                                               914,000                914,000
Community Centers in Summerlin, NV (2) (b)     --    --                                               238,000                238,000
------------------------------------------------------------------------------------------------------------------------------------
                                                     Total Consolidated Centers in Operation*      31,036,000             12,659,000

------------------------------------------------------------------------------------------------------------------------------------
                                  Date of Opening                                                    Retail Square Footage
Nonconsolidated/Managed Centers    or Acquisition    Department Stores/Anchor Tenants            Total Center              Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Bridgewater Commons, Bridgewater, NJ (d)      12/98  Lord & Taylor; Macy's; Stern's                   888,000                385,000
Collin Creek, Plano, TX (d)                    9/95  Dillard's; Foley's; JCPenney; Sears;           1,121,000                331,000
                                                     Mervyn's California
Park Meadows, Littleton, CO (d)                7/98  Dillard's; Foley's; Lord & Taylor;             1,557,000                606,000
                                                     Nordstrom; JCPenney
Randhurst, Mt. Prospect, IL (d)                7/81  Carson, Pirie, Scott; JCPenney;                1,335,000                612,000
                                                     Montgomery Ward; Kohl's
Ridgedale Center, Minneapolis, MN (d)          1/89  Dayton's Women's; JCPenney; Sears;             1,036,000                343,000
                                                     Dayton's Men & Home
Sherway Gardens, Toronto, ONT (c)             12/78  Sears; The Bay; Holt Renfrew;                    972,000                444,000
                                                     Sporting Life
Southland Center, Taylor, MI (d)               1/89  Hudson's; Mervyn's California; JCPenney          905,000                322,000
Staten Island Mall, Staten Island, NY (d)     11/80  Sears; Macy's; JCPenney                        1,229,000                622,000
Town & Country Center, Miami, FL (c)           2/88  Sears; Marshalls; Publix; AMC Theatre            597,000                344,000
Towson Town Center, Baltimore, MD (d)         10/98  Hecht's; Nordstrom; Nordstrom Rack               968,000                538,000
                                                     Total Nonconsolidated/Managed Centers
                                                     in Operation                                  10,608,000              4,547,000
------------------------------------------------------------------------------------------------------------------------------------
                                                     Total Retail Centers in Operation*            41,644,000             17,206,000

------------------------------------------------------------------------------------------------------------------------------------
                                  Date of Opening                                                    Retail Square Footage
Properties Held for Sale           or Acquisition     Department Stores/Anchor Tenants           Total Center             Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Retail Centers

Midtown Square, Charlotte, NC (a)  10/59                Burlington Coat Factory                       235,000                190,000
Westdale, Cedar Rapids, IA (d)     10/98                JCPenney; Ward's;                             912,000                383,000
                                                        Von Maur; Younkers
------------------------------------------------------------------------------------------------------------------------------------
                                                        Total Properties Held for Sale              1,147,000                573,000

*Not including 776,000 square feet of retail space in five mixed-use properties listed on the following page.

Office, Mixed-Use and Other Properties in Operation
------------------------------------------------------------------------------------------------------
Consolidated Mixed-Use Properties (note 1)                         Location               Square Feet

------------------------------------------------------------------------------------------------------

Arizona Center (a)                                     Phoenix, AZ
     The Shops at Arizona Center                                                              144,000
     Garden Office Pavilion                                                                    33,000
     One Arizona Center Office Tower                                                          330,000
     Two Arizona Center Office Tower                                                          449,000
     AMC Cinemas                                                                               90,000
-------------------------------------------------------------------------------------------------------
The Gallery at Harborplace (a)                         Baltimore, MD
     The Gallery                                                                              139,000
     Office Tower                                                                             265,000
     Renaissance Hotel                                                                      622 rooms
-------------------------------------------------------------------------------------------------------
Pioneer Place (a)                                      Portland, OR
     Saks Fifth Avenue                                                                         60,000
     Retail Pavilion                                                                          158,000
     Office Tower                                                                             283,000
-------------------------------------------------------------------------------------------------------
The Village of Cross Keys (a)                          Baltimore, MD
     Village Shops                                                                             74,000
     Village Square Offices                                                                    79,000
     Quadrangle Offices                                                                       110,000
-------------------------------------------------------------------------------------------------------
Westlake Center (a)                                    Seattle, WA
     Retail Pavilion                                                                          111,000
     Office Tower                                                                             342,000
-------------------------------------------------------------------------------------------------------
Consolidated Office and Other Properties (note 1)

-------------------------------------------------------------------------------------------------------
Columbia Office (12 buildings) (a) (e)                 Columbia, MD                         1,099,000
Columbia Industrial (8 buildings) (e)                  Columbia, MD                           428,000
Hughes Center (14 buildings) (a)                       Las Vegas, NV                        1,176,000
Hughes Airport Center (34 buildings) (e)               Las Vegas, NV                        1,745,000
Hughes Cheyenne Center (3 buildings) (a)               Las Vegas, NV                          368,000
Summerlin Commercial (14 buildings) (a)                Summerlin, NV                          900,000
Owings Mills Town Center (4 buildings) (b)             Baltimore, MD                          731,000
Inglewood Business Center (7 buildings) (a)            Prince George's County, MD             538,000
Hunt Valley Business Center (24 buildings) (a)         Baltimore, MD                        1,818,000
Rutherford Business Center (24 buildings) (a)          Baltimore, MD                          873,000
Other Office Projects (5 buildings) (a)                Various                                501,000
-------------------------------------------------------------------------------------------------------
                                                       Total Office, Mixed-Use and Other
                                                       Properties in Operation**           12,844,000

-------------------------------------------------------------------------------------------------------

** Including 776,000 square feet of retail space in the mixed-use properties.

Note 1--Includes projects wholly owned by subsidiaries of the Company, projects in which the Company has joint interest and control and projects owned by affiliates in which the Company holds substantially all (at least 98%) of the financial interest, but does not own a majority voting interest.

-------------------------------------------------------------------------------------------------------------------------
Retail Centers Under Construction                                                                 Retail Square Footage
or in Development                                       Department Stores/Anchor Tenants        Total Center   Mall Only
-------------------------------------------------------------------------------------------------------------------------

The Mall in Columbia Expansion, Columbia, MD      L.L. Bean                                          125,000      125,000
Exton Square Expansion, Exton, PA                 JCPenney                                           238,000      120,000
Oviedo Marketplace Expansion, Orlando, FL         Sears                                              125,000           --
Moorestown Mall Expansion, Moorestown, NJ         Lord & Taylor                                      120,000           --
Perimeter Mall Expansion, Atlanta, GA             --                                                  78,000       78,000
-------------------------------------------------------------------------------------------------------------------------
The Fashion Show Expansion, Las Vegas, NV         Neiman Marcus; Saks Fifth Avenue;
                                                  Macy's; Robinsons-May; Lord & Taylor;
                                                  Dillard's; Bloomingdale's                        1,000,000      280,000
-------------------------------------------------------------------------------------------------------------------------
Bridgewater Commons Expansion, Bridgewater, NJ    Bloomingdale's                                     400,000      150,000
Fashion Place Expansion, Salt Lake City, UT       Nordstrom; Dillard's                               475,000      115,000
Summerlin Town Center, Summerlin, NV              Robinsons-May; Lord & Taylor;
                                                  Dillard's; Macy's                                1,050,000      350,000
La Cantera, San Antonio, TX                       Dillard's; Foley's                               1,300,000      400,000
Maple Grove, Minneapolis, MN                      Dayton's; Nordstrom                              1,000,000      350,000
Cincinnati, Cincinnati, OH                        Nordstrom                                          800,000      350,000
West Kendall, Dade County, FL                     Dillard's; Sears; Burdine's                      1,200,000      350,000
Nashville, Nashville, TN                          Nordstrom                                          800,000      350,000
                                                  Total Retail Centers Under Construction or
                                                  in Development                                   8,711,000    3,018,000
-------------------------------------------------------------------------------------------------------------------------
Office, Mixed-Use and Other Properties
Under Construction or in Development              Type of Space                                               Square Feet

-------------------------------------------------------------------------------------------------------------------------
Pioneer Place Expansion, Portland, OR             Saks Fifth Avenue; Sundance Cinemas                             155,000
Arizona Center Expansion, Phoenix, AZ             Embassy Suites                                                350 rooms
The Village of Merrick Park, Coral Gables, FL     Neiman Marcus; Nordstrom                                        360,000
                                                  Specialty retail shops                                          435,000
                                                  Office                                                          110,000
Corporate Pointe, Summerlin, NV                   Office/Industrial                                               112,000
                                                  Total Office, Mixed-Use and Other Properties
                                                  Under Construction or in Development                          1,172,000
-------------------------------------------------------------------------------------------------------------------------

Notes:
(a) Projects are wholly owned by subsidiaries of the Company.
(b) Projects are owned by joint ventures or partnerships and are managed by affiliates of the Company for a fee. The Company's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook, in which the Company has 37 1/2% interests).
(c) Projects are managed by affiliates of the Company for a fee plus a share of cash flow.
(d) Projects are owned by partnerships or by subsidiaries of the Company (Randhurst and Staten Island Mall) and are managed by affiliates of the Company for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. The Company's ownership interest in the partnerships is less than 40%.
(e) Projects are owned and managed by affiliates in which the Company holds substantially all (at least 98%) of the financial interest, but does not own a majority voting interest.