Form 10-K, Exhibit 13
period 2000-12-31
ROUSE COMPANY
filed 2001-03-30
CIK 85388

                                                                      Exhibit 13


                      Annual Report to Security Holders

The annual report to shareholders has not been completed as of this filing and will be filed with the Securities and Exchange Commission in its entirety on or before April 11, 2001.

The financial section of the annual report, which is incorporated by reference, is final and is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 2000.

                      The Rouse Company and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS

                          December 31, 2000 and 1999

                       (in thousands, except share data)

                                                                                       2000                1999
                                                                                    -----------         -----------
Assets
Property:
     Operating properties:

         Property and deferred costs of projects................................    $ 3,779,193         $ 3,594,316
         Less accumulated depreciation and amortization.........................        608,061             527,737
                                                                                    -----------         -----------

                                                                                      3,171,132           3,066,579
     Properties in development..................................................        115,243             282,751
     Properties held for sale...................................................          4,548              11,388
                                                                                    -----------         -----------

         Total property.........................................................      3,290,923           3,360,718

Investments in and advances to unconsolidated
     real estate ventures.......................................................        541,845             523,135
Prepaid expenses, receivables under finance leases and
     other assets...............................................................        260,615             238,685
Accounts and notes receivable...................................................         44,567              59,752
Investments in marketable securities............................................         22,846              23,321
Cash and cash equivalents.......................................................         14,742              27,490
                                                                                    -----------         -----------

     Total assets...............................................................    $ 4,175,538         $ 4,233,101
                                                                                    ===========         ===========

Liabilities
Debt:

     Property debt not carrying a Parent Company guarantee of repayment.........    $ 2,264,799         $ 2,339,589
     Parent Company debt and debt carrying a Parent Company guarantee of repayment:
         Property debt..........................................................         98,531             161,585
         Other debt.............................................................        682,439             643,275
                                                                                    -----------         -----------

                                                                                        780,970             804,860
                                                                                    -----------         -----------

         Total debt.............................................................      3,045,769           3,144,449
                                                                                    -----------         -----------

Accounts payable, accrued expenses and other liabilities........................        362,336             313,107

Company-obligated mandatorily redeemable preferred securities of a trust
     holding solely Parent Company subordinated debt securities.................        136,965             136,965

Commitments and contingencies

Shareholders' equity
Series B Convertible Preferred stock with a liquidation preference of $202,500..             41                  41

Common stock of 1(cent) par value per share; 250,000,000 shares authorized;
     issued 67,880,405 shares in 2000 and 70,693,789 shares in 1999.............            679                 707

Additional paid-in capital......................................................        735,669             808,277
Accumulated deficit.............................................................       (103,015)           (169,974)
Accumulated other comprehensive income (loss)...................................         (2,906)               (471)
                                                                                    -----------         -----------

     Total shareholders' equity.................................................        630,468             638,580
                                                                                    -----------         -----------

     Total liabilities and shareholders equity..................................    $ 4,175,538         $ 4,233,101
                                                                                    ===========         ===========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           AND COMPREHENSIVE INCOME

                 Years ended December 31, 2000, 1999 and 1998

                     (in thousands, except per share data)

                                                                         2000            1999           1998
                                                                      -----------    -----------     -----------
Revenues ..........................................................   $   633,738    $   635,878     $   613,801

Operating expenses, exclusive of provision for bad debts,
     depreciation and amortization.................................       294,040        291,855         313,160
Interest expense...................................................       236,744        233,866         201,343
Provision for bad debts............................................         6,683          7,972           7,042
Depreciation and amortization......................................        90,307         94,532          77,660
Other provisions and losses, net...................................           131          8,607           5,065
                                                                      -----------    -----------     -----------

     Earnings (loss) before income taxes, equity in earnings of unconsolidated real estate ventures, gains (losses) on
         operating properties, net, extraordinary items and
         cumulative effect of change in accounting principle.......         5,833           (954)          9,531

Current income tax benefit (provision).............................          (254)          (214)             91
Equity in earnings of unconsolidated real estate ventures..........       129,556        101,171         101,663
                                                                      -----------    -----------     -----------

     Earnings before gains (losses) on operating properties, net, extraordinary items and cumulative effect of change
         in accounting principle...................................       135,135        100,003         111,285

Gains (losses) on operating properties, net........................        33,150         41,173          (6,109)
                                                                      -----------    -----------     -----------

     Earnings before extraordinary items and cumulative effect
         of change in accounting principle.........................       168,285        141,176         105,176

Extraordinary gains (losses), net..................................         2,200         (5,879)          4,355
Cumulative effect at January 1, 1998 of change in accounting
     for participating mortgages...................................           ---            ---          (4,629)
                                                                      -----------    -----------     -----------

     Net earnings..................................................       170,485        135,297         104,902

Other items of comprehensive income (loss) - minimum
     pension liability adjustment..................................        (2,435)         1,355          (1,826)
                                                                      -----------     ----------     -----------
     Comprehensive income..........................................   $   168,050    $   136,652     $   103,076
                                                                      ===========    ===========     ===========
     Net earnings applicable to common shareholders................   $   158,335    $   123,147     $    92,752
                                                                      ===========    ===========     ===========

Earnings per share of common stock
     Basic:
         Earnings before extraordinary items and cumulative effect
             of change in accounting principle.....................   $      2.24    $      1.79     $      1.36
         Extraordinary items.......................................           .03           (.08)            .07
         Cumulative effect of change in accounting principle.......           ---            ---            (.07)
                                                                      -----------    -----------     -----------
              Total................................................   $      2.27    $      1.71     $      1.36
                                                                      ===========    ===========     ===========

     Diluted:
         Earnings before extraordinary items and cumulative effect
             of change in accounting principle.....................   $      2.21    $      1.77     $      1.34
         Extraordinary items.......................................           .03           (.08)            .07
         Cumulative effect of change in accounting principle.......           ---            ---            (.07)
                                                                      -----------    -----------     -----------
              Total................................................   $      2.24    $      1.69     $      1.34
                                                                      ===========    ===========     ===========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 Years ended December 31, 2000, 1999 and 1998

                   (in thousands, except per share amounts)


                                                                                                         Accumulated
                                                      Series B              Additional                      other
                                                     Preferred     Common     paid-in    Accumulated    comprehensive
                                                       stock       stock      capital      deficit      income (loss)      Total
                                                    -----------  ---------  -----------  -------------  -------------      -----
Balance at December 31, 1997.......................   $  41       $  669    $  686,976    $ (222,171)     $      ---     $ 465,515

Net earnings.......................................     ---          ---           ---       104,902             ---       104,902
Other comprehensive income (loss)..................     ---          ---           ---           ---          (1,826)       (1,826)
Dividends declared:
     Common stock -- $1.12 per share...............     ---          ---           ---       (77,101)            ---       (77,101)
     Preferred stock -- $3.00 per share............     ---          ---           ---       (12,150)            ---       (12,150)
Purchases of common stock..........................     ---          (21)      (65,412)          ---             ---       (65,433)
Conversion of convertible subordinated debentures..     ---            1         1,484           ---             ---         1,485
Common stock issued pursuant to Contingent
     Stock Agreement...............................     ---           21        65,002           ---             ---        65,023
Other common stock issued..........................     ---           50       143,378           ---             ---       143,428
Proceeds from exercise of stock options............     ---            3           484           ---             ---           487
Lapse of restrictions on common stock awards.......     ---          ---         4,596           ---             ---         4,596
                                                      -----      -------    ----------    ----------     -----------    ----------

Balance at December 31, 1998.......................      41          723       836,508      (206,520)         (1,826)      628,926

Net earnings.......................................     ---          ---           ---       135,297             ---       135,297
Other comprehensive income (loss)..................     ---          ---           ---           ---           1,355         1,355
Dividends declared:
     Common stock -- $1.20 per share...............     ---          ---           ---       (86,601)            ---       (86,601)
     Preferred stock -- $3.00 per share............     ---          ---           ---       (12,150)            ---       (12,150)
Purchases of common stock..........................     ---          (29)      (66,491)          ---             ---       (66,520)
Conversion of convertible subordinated debentures..     ---          ---            30           ---             ---            30
Common stock issued pursuant to Contingent
     Stock Agreement...............................     ---           13        34,478           ---             ---        34,491
Proceeds from exercise of stock options............     ---          ---            32           ---             ---            32
Lapse of restrictions on common stock awards.......     ---          ---         3,720           ---             ---         3,720
                                                      -----      -------    ----------    ----------     -----------    ----------

Balance at December 31, 1999.......................      41          707       808,277      (169,974)           (471)      638,580

Net earnings.......................................     ---          ---           ---       170,485             ---       170,485
Other comprehensive income (loss)..................     ---          ---           ---           ---          (2,435)       (2,435)
Dividends declared:
     Common stock -- $1.32 per share...............     ---          ---           ---       (91,376)            ---       (91,376)
     Preferred stock -- $3.00 per share............     ---          ---           ---       (12,150)            ---       (12,150)
Purchases of common stock..........................     ---          (51)     (126,264)          ---             ---      (126,315)
Common stock issued pursuant to Contingent
     Stock Agreement...............................     ---           18        42,612           ---             ---        42,630
Proceeds from exercise of stock options............     ---            5         8,056           ---             ---         8,061
Lapse of restrictions on common stock awards.......     ---          ---         2,988           ---             ---         2,988
                                                      -----      -------    ----------    ----------     -----------    ----------

Balance at December 31, 2000.......................   $  41       $  679     $ 735,669    $ (103,015)     $   (2,906)    $ 630,468
                                                      =====       ======     =========    ==========      ==========     =========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Years ended December 31, 2000, 1999 and 1998

                                (in thousands)

                                                                            2000            1999           1998
                                                                         -----------    -----------     -----------
Cash flows from operating activities
Rents and other revenues received......................................  $   619,552    $   616,741     $   594,191
Proceeds from land sales and notes receivable from land sales..........       14,553         24,754          80,017
Interest received......................................................        6,686          8,549          14,038
Operating expenditures.................................................     (282,582)      (312,507)       (305,493)
Interest paid..........................................................     (233,714)      (230,495)       (194,255)
Dividends, interest and other operating distributions from
     unconsolidated majority financial interest ventures...............       91,816         59,170          45,907
Operating distributions from other unconsolidated real estate
     ventures..........................................................       36,605         26,317          24,893
                                                                         -----------    -----------     -----------

     Net cash provided by operating activities.........................      252,916        192,529         259,298
                                                                         -----------    -----------     -----------

Cash flows from investing activities
Expenditures for properties in development and improvements to
     existing properties funded by debt................................     (192,280)      (213,248)       (281,079)
Expenditures for property acquisitions.................................      (22,245)           ---        (882,404)
Expenditures for improvements to existing properties funded
     by cash provided by operating activities..........................      (17,370)       (16,576)        (21,095)
Proceeds from dispositions of properties and other investments.........      221,864        255,218         130,070
Payments received on loans (advances made) to unconsolidated
     majority financial interest ventures, net.........................       24,410        (49,304)         47,483
Expenditures for investments in other unconsolidated real estate
     ventures..........................................................      (10,704)        (5,924)        (24,881)
Other distributions from other unconsolidated real estate ventures.....          ---         67,500          13,750
Other..................................................................        4,374         (4,278)           (117)
                                                                         -----------    -----------     -----------

     Net cash provided (used) by investing activities..................        8,049         33,388      (1,018,273)
                                                                         -----------    -----------     -----------

Cash flows from financing activities
Proceeds from issuance of property debt................................      155,863        248,782         650,987
Repayments of property debt:
     Scheduled principal payments......................................      (55,467)       (49,599)        (49,411)
     Other payments....................................................     (186,679)      (140,103)       (347,725)
Proceeds from issuance of other debt...................................       54,750        200,000         588,250
Repayments of other debt...............................................      (15,811)      (316,948)        (15,287)
Proceeds from issuance of common stock.................................        8,061             32          43,915
Purchases of common stock..............................................     (126,315)       (66,520)        (65,433)
Dividends paid.........................................................     (103,526)       (98,751)        (89,251)
Other..................................................................       (4,589)       (14,282)          4,566
                                                                         -----------    -----------     -----------

     Net cash provided (used) by financing activities..................     (273,713)      (237,389)        720,611
                                                                         -----------    -----------     -----------

Net decrease in cash and cash equivalents..............................      (12,748)       (11,472)        (38,364)

Cash and cash equivalents at beginning of year.........................       27,490         38,962          77,326
                                                                         -----------    -----------     -----------

Cash and cash equivalents at end of year...............................  $    14,742    $    27,490     $    38,962
                                                                         ===========    ===========     ===========

The accompanying notes are an integral part of these statements.

                      The Rouse Company and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Years ended December 31, 2000, 1999 and 1998

                                (in thousands)

Reconciliation of Net Earnings to Net Cash
     Provided by Operating Activities

                                                                            2000            1999           1998
                                                                         -----------    -----------     -----------
Net earnings...........................................................  $   170,485    $   135,297     $   104,902
Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization.....................................       90,307         94,532          77,660
     Undistributed earnings of majority financial interest ventures....      (31,654)       (32,450)        (42,532)
     Undistributed earnings of other unconsolidated real estate
         ventures......................................................       (4,803)       (12,030)        (12,483)
     Losses (gains) on operating properties, net.......................      (33,150)       (41,173)          6,109
     Extraordinary (gains) losses, net.................................       (2,200)         5,879          (4,355)
     Cumulative effect of change in accounting principle...............          ---            ---           4,629
     Participation expense pursuant to Contingent Stock Agreement......       35,322         30,180          44,075
     Provision for bad debts...........................................        6,683          7,972           7,042
     Decrease (increase) in:
         Accounts and notes receivable.................................       10,392          1,071          32,816
         Other assets..................................................      (18,021)        (6,556)          4,793
     Increase (decrease) in accounts payable, accrued expenses
         and other liabilities.........................................       16,274           (192)          9,455
     Other, net........................................................       13,281          9,999          27,187
                                                                         -----------    -----------     -----------


Net cash provided by operating activities..............................  $   252,916    $   192,529     $   259,298
                                                                         ===========    ===========     ===========


Schedule of Noncash Investing and Financing Activities

Common stock issued pursuant to Contingent Stock
     Agreement.........................................................  $    42,630    $    34,491     $    65,023
Capital lease obligations incurred.....................................        4,189          3,196           2,743
Property and other assets contributed to unconsolidated
     real estate ventures..............................................      184,926        825,673             ---
Mortgage debt, other debt and other liabilities related to
     property and other assets contributed to
     unconsolidated real estate ventures...............................       76,577        423,387             ---
Mortgage and other debt assumed or issued in acquisitions of
     property interests................................................       23,823            ---         599,795
Other debt repaid on formation of an unconsolidated
     real estate venture...............................................          ---        271,233             ---
Mortgage debt assumed by purchaser of a property.......................          ---         40,000             ---
Common stock issued in acquisition of property interests...............          ---            ---         100,000
Mortgage debt extinguished on dispositions
     of interests in properties........................................          ---            ---          19,875
Termination of capital lease obligation................................          ---            ---          46,387
Common stock issued on conversion of convertible
   subordinated debentures.............................................          ---             30           1,485
                                                                         ===========    ===========     ===========

                      The Rouse Company and Subsidiaries
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 2000, 1999 and 1998

(1)  Summary of significant accounting policies

(a)  Description of business
Through its subsidiaries and affiliates, the Company acquires, develops and manages income-producing properties located throughout the United States and develops and sells land for residential, commercial and other uses. The income-producing properties consist of retail centers, office and industrial buildings and mixed-use and other properties. The retail centers are primarily regional shopping centers in suburban market areas, but also include specialty marketplaces in certain downtown areas and several village centers, primarily in Columbia, Maryland. The office and industrial properties are located primarily in the Columbia, Baltimore and Las Vegas market areas or are components of large-scale mixed-use properties (which include retail, parking and other uses) located in other urban markets. Land development and sales operations are predominantly related to large-scale, long-term community development projects in Columbia and Summerlin, Nevada.

(b)  Basis of presentation
The consolidated financial statements include the accounts of The Rouse Company, all subsidiaries and partnerships in which it has a majority voting interest and control. Investments in other ventures are accounted for using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of the Company's financial statements in a number of areas, including evaluation of impairment of long-lived assets (including operating properties and properties held for development or sale), determination of useful lives of assets subject to depreciation or amortization, evaluation of collectibility of accounts and notes receivable and measurement of pension and postretirement obligations. Actual results could differ from those and other estimates.

     In the fourth quarter of 2000, the Company adopted the Emerging Issues Task Force consensus on Issue 00-1, "Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures (EITF 00-1)." The consensus requires that the proportionate share method of accounting (under which an entity records its share of the assets, liabilities, revenues and expenses of partnerships and other ventures in which it has joint interest and control) be discontinued, except in limited circumstances. As a result of adopting this consensus, the Company's share of the net assets of ventures in which it has joint interest and control is carried in investments in and advances to unconsolidated real estate ventures in the balance sheets and its share of their net earnings is carried in equity in earnings of unconsolidated real estate ventures in the statements of operations and comprehensive income.

     The adoption of EITF 00-1 affected previously reported balances as follows (in thousands):

                                                                                                    1999
Decrease in assets:                                                                               --------
         Total property.................................................................          $164,271
         Investment in and advances to unconsolidated real estate ventures..............             8,775
         Other assets...................................................................            22,478
                                                                                                  --------
              Total.....................................................................          $195,524
                                                                                                  ========

Decrease in liabilities:
         Total debt ....................................................................          $189,971
         Other liabilities..............................................................             5,553
                                                                                                  --------
              Total.....................................................................          $195,524
                                                                                                  ========

                                                                                              1999         1998
                                                                                            -------      -------
Decrease in:
         Revenues.......................................................................    $64,583      $64,964
         Operating expenses, exclusive of depreciation and amortization.................     24,269       25,192
         Interest expense...............................................................     11,833        9,642
         Depreciation and amortization..................................................      4,597        4,983
         Current income tax provision...................................................         72           65
                                                                                            -------      -------
Increase in equity in earnings of unconsolidated real estate ventures...................    $23,812      $25,082
                                                                                            =======      =======

     In addition to reclassifications attributable to the adoption of EITF 00-1, certain other amounts for prior years have been reclassified to conform to the presentation for 2000.

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

     Depreciation of operating properties is computed using the straight-line method. The annual rate of depreciation for most of the retail centers is based on a 55-year composite life and a salvage value of approximately 10%, producing an effective annual rate of depreciation for new properties of 1.6%. The other retail centers, all office buildings and other properties are generally depreciated using composite lives of 40 years, producing an effective annual rate of depreciation for such properties of 2.5%.

     If events or circumstances indicate that the carrying value of an operating property to be held and used may be impaired, a recoverability analysis is performed based on estimated undiscounted future cash flows to be generated from the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates.

     Properties held for sale are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. The net carrying values of operating properties are classified as properties held for sale when the properties are actively marketed for sale. Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the date of sale. If active marketing ceases, the properties are reclassified as operating, depreciation is resumed and deferred selling costs, if any, are expensed. Generally, revenues and expenses related to property interests acquired with the intention to resell are not recognized.

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

(f)  Income taxes
The Company elected to be taxed as a real estate investment trust (REIT) pursuant to the Internal Revenue Code of 1986, as amended, effective January 1, 1998. In general, a corporation that distributes at least 90% of its REIT taxable income to shareholders in any taxable year and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation to the extent of the income which it distributes. Management believes that the Company met the qualifications for REIT status as of December 31, 2000 and intends for it to meet the qualifications in the future and to distribute at least 90% of its REIT taxable income (determined after taking into account any net operating loss deduction) to shareholders in 2001 and subsequent years. As discussed in note 9, the Company will elect to treat certain subsidiaries as taxable REIT subsidiaries (TRS), which will be subject to Federal and state income taxes beginning in 2001. As of December 31, 2000, most states in which the Company operates have enacted legislation that would permit a REIT to own TRS. The Company expects that the states that have not enacted the legislation will do so during 2001 and thus, conform their state laws to the Federal tax code that permits a REIT to own TRS. In addition, the Company expects that this legislation will be made retroactive to January 1, 2001. However, if conforming legislation is not enacted, the Company will be taxed as a C-Corporation and may be required to provide for current and deferred taxes for those states. Any required provisions for income taxes would be insignificant to the Company's consolidated results of operations. Except with respect to the TRS, management does not believe that the Company will be liable for significant income taxes at the Federal level or in most of the states in which it operates in 2001 and future years.

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

     On January 1, 2001, the Company will adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Information related to this accounting change is provided in note 17.

(i)  Other information about financial instruments
Fair values of financial instruments approximate their carrying values in the financial statements except for debt for which fair value information is provided in note 6.

(j)  Earnings per share of common stock
Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all dilutive potential common shares during the period. The dilutive effects of convertible securities are computed using the "if-converted" method and the dilutive effects of options, warrants and their equivalents (including fixed awards and nonvested stock issued under stock-based compensation plans) are computed using the "treasury stock" method.

(k)  Stock-based compensation
The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25)," issued in March 2000, to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to directors, officers and employees of the Company and consolidated subsidiaries only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the grantee must pay to acquire the stock. Information concerning the pro forma effects on net earnings and earnings per share of common stock of using an optional fair value-based method, rather than the intrinsic value method, to account for stock-based compensation plans is provided in note 13.

(l)  Participating mortgages
Effective January 1, 1998, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 97-1 "Accounting by Participating Mortgage Loan Borrowers." This Statement prescribes borrowers' accounting for participating mortgage loans and requires, among other things, that borrowers recognize liabilities for the estimated fair value of lenders' participations in the appreciation in value (if any) of mortgaged real estate projects and record such participations as interest over the terms of the related loans. The Company had not previously recognized lenders' participations in the appreciation in value of mortgaged properties. The cumulative effect of this accounting change at January 1, 1998 was to reduce net earnings by approximately $4.6 million ($.07 per share basic and diluted). The effect of this change, excluding the cumulative effect of initial adoption, was not material (approximately $.01 per share basic and diluted) in 1998.

(2)  Unconsolidated real estate ventures

Investments in and advances to unconsolidated real estate ventures at December 31, 2000 and 1999 are summarized, based on the level of the Company's financial interest, as follows (in thousands):

                                                                      2000         1999
                                                                    --------     --------
     Majority financial interest ventures.......................    $333,541     $350,081
     Other unconsolidated real estate  ventures.................     208,304      173,054
                                                                    --------     --------

             Total..............................................    $541,845     $523,135
                                                                    ========     ========

     The equity in earnings of unconsolidated real estate ventures is summarized, based on the level of the Company's financial interest, as follows (in thousands):

                                                                      2000         1999        1998
                                                                    --------     --------    --------
     Majority financial interest ventures......................     $ 88,148     $ 62,824    $ 64,287
     Other unconsolidated real estate  ventures................       41,408       38,347      37,376
                                                                    --------     --------    --------

             Total.............................................     $129,556     $101,171    $101,663
                                                                    ========     ========    ========

     The majority financial interest ventures were initiated on December 31, 1997, when certain wholly owned subsidiaries issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust (the Trust), an entity which is neither owned nor controlled by the Company. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and held shares of nonvoting common and/or preferred stock and, in certain cases, mortgage loans receivable from the ventures which, taken together, comprised substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interest in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Due to the Company's continuing financial interest in the ventures, it recognized no gain on the sales of stock for financial reporting purposes. The assets of the ventures consist primarily of land to be developed and sold as part of community development projects in Columbia and Summerlin, other investment land, primarily in Nevada, certain office and retail properties primarily in Columbia, investments in properties owned jointly with the Company and contracts to manage various operating properties.

     Relying on the REIT Modernization Act (as more fully discussed in note 9), the Company negotiated an agreement to reacquire the voting stock of the ventures owned by the Trust and on January 2, 2001, the Company exchanged 137,928 shares of common stock for the Trust's shares of voting common stock in the ventures. The voting shares acquired by the Company constitute all of the Trust's interests in the ventures. The fair value of the consideration exchanged was approximately $3.5 million. As a result of this transaction, the Company owns 100% of the voting common stock of the ventures and, accordingly, the ventures will be consolidated in the Company's financial statements from the date of the acquisition.

     The combined balance sheets of these ventures at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                                                        2000               1999
                                                                                      ---------         ---------
Assets:
         Operating properties, net ...........................................        $ 337,005         $ 332,234
         Properties in development ...........................................           23,582            26,920
         Land held for development and sale ..................................          250,510           257,773
         Investments in and advances to unconsolidated real
           estate ventures ...................................................          106,892           112,039
         Prepaid expenses, receivables under finance leases
           and other assets ..................................................           95,803            96,603
         Accounts and notes receivable .......................................           64,269            88,549
         Cash and cash equivalents ...........................................               15             7,784
                                                                                      ---------         ---------
                  Total ......................................................        $ 878,076         $ 921,902
                                                                                      =========         =========

Liabilities and shareholders' deficit:
         Loans and advances from the Company .................................        $ 450,710         $ 514,792
         Mortgages payable and other long-term debt ..........................          326,290           310,103
         Other liabilities ...................................................          101,887           117,622
         Redeemable Series A Preferred stock .................................           50,000            50,000
         Shareholders' deficit ...............................................          (50,811)          (70,615)
                                                                                      ---------         ---------
                  Total ......................................................        $ 878,076         $ 921,902
                                                                                      =========         =========

     The combined statements of operations of these ventures are summarized as follows (in thousands):

                                                                                         2000              1999              1998
                                                                                      ---------         ---------         ---------
Revenues, excluding interest on loans to the
         Company .............................................................        $ 312,056         $ 278,437         $ 248,801
Interest income on loans to the Company ......................................               --             2,647             9,067
Operating expenses ...........................................................         (159,691)         (160,497)         (142,550)
Interest expense, excluding interest on borrowings from
         the Company .........................................................          (10,470)           (7,504)          (11,884)
Interest expense on borrowings from the Company ..............................          (52,449)          (57,535)          (53,340)
Depreciation and amortization ................................................          (15,804)          (11,957)           (9,541)
Equity in earnings (loss) of unconsolidated real
         estate ventures .....................................................            3,736            (1,905)            2,164
Gains on operating properties, net ...........................................               --             2,635            15,879
Income taxes, primarily deferred .............................................          (28,150)          (19,693)          (22,060)
Extraordinary losses, net ....................................................          (13,349)               --            (1,127)
                                                                                      ---------         ---------         ---------

                  Net earnings ...............................................        $  35,879         $  24,628         $  35,409
                                                                                      =========         =========         =========

     In December 2000, one of the ventures partially repaid a loan from the Company prior to its scheduled maturity. The Company charged the venture a prepayment penalty of $22.1 million and this amount, less related deferred income tax benefits of $8.8 million, is classified as an extraordinary loss in the combined statement of operations of the ventures. The effect of the transaction is eliminated in the Company's equity in earnings of majority financial interest ventures. The 1998 extraordinary loss is related to the extinguishment of debt with other lenders. The Company's share of this extraordinary loss is reflected in extraordinary gains (losses), net in the Company's consolidated financial statements.

     The Company's share of the net earnings of these ventures is summarized as follows (in thousands):

                                                                     2000        1999        1998
                                                                   --------    --------    --------
Share of net earnings based on ownership interest................  $ 35,520    $ 24,382    $ 35,055
Participation by others in the Company's share of earnings ......   (35,322)    (28,796)    (24,152)
Interest on loans and advances, net..............................    52,449      54,888      44,273
Prepayment penalty on loan from the Company......................    22,082         ---         ---
Eliminations and other, net......................................    13,419      12,350       9,111
                                                                   --------    --------    --------
     Equity in earnings of majority financial interest ventures..  $ 88,148    $ 62,824    $ 64,287
                                                                   ========    ========    ========

     The other unconsolidated real estate ventures are accounted for using the equity or cost method, as appropriate. Most of these properties are managed by affiliates of the Company. Certain agreements relating to these properties provide for preference returns to the Company when operating results or sale or refinancing proceeds exceed specified levels. At December 31, 2000 and 1999, these ventures were primarily partnerships and corporations which own retail centers. These ventures also include a joint venture formed in December 2000 in connection with the Company's contribution of its ownership interest in a development project and a joint venture formed in February 1999 in connection with the Company's contribution of its ownership interests in four retail centers. The condensed, combined balance sheets of other unconsolidated real estate ventures at December 31, 2000 and 1999 and their condensed, combined statements of operations are summarized as follows (in thousands):

                                                                      2000         1999
                                                                   ----------   ----------
       Total assets, primarily property..........................  $1,905,264   $1,757,809
                                                                   ==========   ==========

       Liabilities, primarily long-term debt.....................  $1,355,984   $1,266,945
       Venturers' equity.........................................     549,280      490,864
                                                                   ----------   ----------
         Total liabilities and venturers' equity.................  $1,905,264   $1,757,809
                                                                   ==========   ==========

                                                                     2000         1999          1998
                                                                   --------     --------     ---------
       Revenues..................................................  $334,582     $365,518      $336,213
       Operating and interest expenses...........................   233,242      247,442       214,218
       Depreciation and amortization.............................    35,217       45,982        46,549
       Gains on operating properties.............................       ---       33,121        38,915
         Net earnings............................................  --------     --------      --------
                                                                   $ 66,123     $105,215      $114,361
                                                                   ========     ========      ========

(3)  Property

Operating properties and deferred costs of projects at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                                      2000          1999
                                                                   ----------    ----------
       Buildings and improvements................................  $3,294,225    $3,138,519
       Land......................................................     371,537       370,943
       Deferred costs............................................     102,494        74,719
       Furniture and equipment...................................      10,937        10,135
                                                                   ----------    ----------

         Total...................................................  $3,779,193    $3,594,316
                                                                   ==========    ==========

     Depreciation expense for 2000, 1999 and 1998 was $81.6 million, $83.0 million and $69.0 million, respectively. Amortization expense for 2000, 1999 and 1998 was $8.7 million, $11.5 million and $8.7 million, respectively.

     Properties in development include construction and development in progress and preconstruction costs. Construction and development in progress includes land and land improvements of $40.2 million and $53.5 million at December 31, 2000 and 1999, respectively.

     Properties held for sale at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                          2000          1999
                                                       ---------     ---------
Retails centers.....................................   $     ---     $  11,388
Office and other properties.........................       4,548           ---
                                                       ---------     ---------

  Total.............................................   $   4,548     $  11,388
                                                       =========     =========

     Revenues relating to properties held for sale at December 31, 2000 were $.5 million in each of 2000 and 1999. Operating income from these properties was $.4 million in 2000 and $.3 million in 1999. The properties were purchased at the end of 1998 and, accordingly, the revenues and operating income amounts for 1998 were insignificant. The properties held for sale at December 31, 2000 are expected to be sold in 2001.

     Revenues relating to properties held for sale at December 31, 1999 were $2.9 million in 1999 and $3.1 million in 1998. Operating income from these properties was $.2 million in 1999 and they incurred an operating loss of $.9 million in 1998.

     In January 2001, management reviewed its disposition plans and decided to cease actively marketing certain properties which had been classified as held for sale during 2000. Accordingly, these properties, with a net carrying value of $170.2 million, were reclassified to operating at December 31, 2000.


(4)   Accounts and notes receivable

Accounts and notes receivable at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                         2000          1999
                                                       --------      --------
Accounts receivable, primarily accrued rents and
  income under tenant leases........................   $ 64,008      $ 65,025
Notes receivable from sales of properties...........      3,167         3,744
Notes receivable from sales of land.................        ---        14,553
                                                       --------      --------
                                                         67,175        83,322
Less allowance for doubtful receivables.............     22,608        23,570
                                                       --------      --------
  Total.............................................   $ 44,567      $ 59,752
                                                       ========      ========

     Accounts and notes receivable due after one year were $2.5 million and $10.4 million at December 31, 2000 and 1999, respectively.

     Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of the Company's operating properties. The Company performs credit evaluations of prospective new tenants and requires security deposits in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable from sales of land were primarily due from builders at the community development project in Summerlin. The Company ceased financing land sales in 1998 when the Company's majority interest ventures began conducting land sales operations. The Company performed credit evaluations of the builders and generally required substantial down payments (at least 20%) on all land sales that it financed. These notes and notes from sales of operating properties are generally secured by first liens on the related properties.

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

     Information relating to the obligations, assets and funded status of the plans at December 31, 2000 and 1999 and for the years then ended is summarized as follows (in thousands):

                                                                        Pension Plans                      Postretirement
                                                        --------------------------------------------
                                                                Funded                Unfunded                  Plan
                                                        --------------------    --------------------    --------------------
                                                          2000        1999        2000        1999        2000        1999
                                                        --------    --------    --------    --------    --------    --------
Change in benefit obligations:
Benefit obligations at beginning of year.............   $ 41,433    $ 58,829    $ 11,886    $ 13,515    $ 14,895    $ 15,887
Service cost.........................................      3,568       3,648         851         945         484         666
Interest cost........................................      3,631       3,812       1,314         993       1,312       1,086
Plan amendment.......................................      2,283           -       4,293           -           -           -
Actuarial loss (gain)................................      8,856      (7,297)      1,768        (350)      2,718      (1,892)
Benefits paid........................................     (4,291)       (625)       (255)     (4,550)       (938)       (852)
                                                        --------    --------    --------    --------    --------    --------
Benefit obligations before special events............     55,480      58,367      19,857      10,553      18,471      14,895
Settlements..........................................          -     (17,364)          -      (3,315)          -           -
Special terminations.................................          -         430           -       4,648           -           -
                                                        --------    --------    --------    --------    --------    --------
  Benefit obligations at end of year.................     55,480      41,433      19,857      11,886      18,471      14,895
                                                        --------    --------    --------    --------    --------    --------

Change in plan assets:
Fair value of plan assets at beginning of year.......     59,532      54,984           -          -            -           -
Actual return on plan assets.........................     (1,217)     12,199           -          -            -           -
Employer contribution................................      3,477      10,338         255       7,865         938         852
Benefits paid........................................     (4,291)       (625)       (255)     (4,550)       (938)       (852)
Settlements..........................................          -     (17,364)          -      (3,315)          -           -
                                                        --------    --------    --------    --------    --------    --------
  Fair value of plan assets at end of year...........     57,501      59,532           -           -           -           -
                                                        --------    --------    --------    --------    --------    --------

Funded status........................................      2,021      18,099     (19,857)    (11,886)    (18,471)    (14,895)
Unrecognized net actuarial (gain) loss...............     17,051       2,333       4,177       2,554         909      (1,809)
Unamortized prior service cost.......................      4,790       3,230       6,441       3,012           -           -
Unrecognized transition obligation...................        332         398         136         271       3,998       4,331
                                                        --------    --------    --------    --------    --------    --------
  Net amount recognized..............................   $ 24,194    $ 24,060    $ (9,103)   $ (6,049)   $(13,564)   $(12,373)
                                                        ========    ========    ========    ========    ========    ========

Amounts recognized in the balance sheets consist of:
Prepaid benefit cost.................................   $ 24,194    $ 24,060    $      -    $      -    $      -    $      -
Accrued benefit liability ...........................          -           -     (18,586)     (9,803)    (13,564)    (12,373)
Intangible asset.....................................          -           -       6,577       3,283           -           -
Accumulated other comprehensive income items.........          -           -       2,906         471           -           -
                                                        --------    --------    --------    --------    --------    --------
  Net amount recognized..............................   $ 24,194    $ 24,060    $ (9,103)   $ (6,049)   $(13,564)   $(12,373)
                                                        ========    ========    ========    ========    ========    ========

Weighted-average assumptions as of December 31:
Discount rate........................................       7.50%       8.00%       7.50%       8.00%       7.50%       8.00%
Expected rate of return on plan assets...............       8.00        7.25           -           -           -           -
Rate of compensation increase........................       4.50        4.50        4.50        4.50        4.50        4.50
                                                        ========    ========    ========    ========    ========    ========

     The assets of the funded plan consist primarily of fixed income and marketable equity securities. The amendment to the pension plans in 2000 changed the compensation base on which pension benefits are calculated.

     The net pension cost includes the following components (in thousands):

                                                                    2000        1999       1998
                                                                  --------    --------   --------
      Service cost.............................................   $  4,419    $  4,593   $  4,609
      Interest cost on projected benefit obligations...........      4,945       4,805      4,549
      Expected return on funded plan assets....................     (4,737)     (4,049)    (3,479)
      Prior service cost recognized............................      1,587       1,410      1,410
      Net loss recognized......................................        237       1,408      1,281
      Amortization of transition obligation....................        201         201        201
                                                                  --------    --------   --------
         Net pension cost before special events................      6,652       8,368      8,571
      Settlement loss..........................................        ---       1,691        ---
      Special termination loss.................................        ---       5,078        ---
                                                                  --------    --------   --------
         Net pension cost......................................   $  6,652    $ 15,137   $  8,571
                                                                  ========    ========   ========

     The settlement and special termination losses in 1999 relate to the organizational changes and early retirement program more fully discussed in note 10.

     The net postretirement benefit cost includes the following components (in thousands):

                                                                    2000        1999       1998
                                                                  --------    --------   --------
      Service cost.............................................   $    484    $    666   $    718
      Interest cost on accumulated benefit obligations.........      1,312       1,086      1,024
      Amortization of transition obligation....................        333         333        333
                                                                  --------    --------   --------
         Net postretirement benefit cost.......................   $  2,129    $  2,085   $  2,075
                                                                  ========    ========   ========

     Because the Company's contributions to the cost of the majority of the participants' medical insurance coverage are fixed, health care cost trend rates do not significantly affect the benefit obligation or service cost under the postretirement plan. Affiliates that participate in the pension and postretirement plans reimburse the Company for their share of the annual benefit cost of the plans. The affiliates' share of the benefit cost for 2000, 1999 and 1998 was $2.1 million, $3.9 million and $3.1 million, respectively.

     The Company also has a deferred compensation program which permits directors and certain management employees of the Company and certain affiliates to defer portions of their compensation on a pretax basis. Compensation expense related to this program was not significant in 2000, 1999 and 1998.

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

     With respect to nonrecourse loans, the Company has in the past and may in the future, under some circumstances, support those subsidiary companies whose annual expenditures, including debt service, exceed their operating revenues. At December 31, 2000 and 1999, nonrecourse loans include $162.8 million and $233.7 million, respectively, of subsidiary companies' mortgages and bonds which are subject to agreements with lenders requiring the Company to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the related properties are met.

     Debt at December 31, 2000 and 1999 is summarized as follows (in thousands):

                                                          2000           1999
                                                       ----------     ----------
      Mortgages and bonds............................  $2,281,299     $2,382,526
      Medium-term notes..............................      81,500         91,500
      Credit facility borrowings.....................     198,000        174,000
      Other loans....................................     484,970        496,423
                                                       ----------     ----------
        Total........................................  $3,045,769     $3,144,449
                                                       ==========     ==========

     Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents. This debt matures at various dates through 2019 and, at December 31, 2000, bears interest at a weighted-average effective rate of 7.96%, including lender participations in operations. At December 31, 2000 and 1999, approximately $84.5 million and $309.1 million, respectively, of this debt provided for payments of additional interest based on operating results of the related properties in excess of stated levels.

     The Company has registered unsecured, medium-term notes which may be issued to the public from time to time. The notes may be issued, subject to market conditions, for varying terms (nine months to 30 years) and at fixed or variable interest rates based on market indices at the time of issuance. The notes outstanding at December 31, 2000 mature at various dates from 2001 to 2015, bear interest at a weighted-average effective rate of 8.09% (including an average rate of 7.53% on $10 million of variable rate notes) and have a weighted-average maturity of 3.2 years. At December 31, 2000, an additional $29.7 million of the notes are issuable under the related registration statement.

     In December 2000, the Company obtained a credit facility with a group of lenders that provides for unsecured borrowings of up to $375 million. This credit facility replaced a previous credit facility obtained in 1998. Advances under the facility bear interest at a variable rate of LIBOR plus 1% (7.6% at December 31, 2000). The facility is available to December 2003, subject to a one-year renewal option. Payment of borrowings under the credit facility is guaranteed by certain of the majority financial interest ventures.

     Other loans include $114.2 million of 8.5% unsecured notes due in 2003, $200 million of 8% Senior Debt due in 2009, various property acquisition loans and certain other borrowings. These loans include aggregate unsecured borrowings of $460.8 million and $472.1 million at December 31, 2000 and 1999, respectively, and at December 31, 2000, bear interest at a weighted-average effective rate of 8.0%.

     At December 31, 2000, approximately $897.4 million of the mortgages and bonds and $58 million of the other loans were payable to one lender.

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

     The annual maturities of debt at December 31, 2000 are summarized as follows (in thousands):

                                     Nonrecourse    Company and
                                        Loans      Recourse Loans       Total
                                     -----------   --------------    -----------
      2001.........................  $   171,407     $  55,127       $   226,534
      2002.........................      209,824        43,855           253,679
      2003.........................      192,952       313,886           506,838
      2004.........................      301,386        32,872           334,258
      2005.........................      325,576        64,881           390,457
      Subsequent to 2005...........    1,063,654       270,349         1,334,003
                                     -----------     ---------       -----------
        Total......................  $ 2,264,799     $ 780,970       $ 3,045,769
                                     ===========     =========       ===========

     The annual maturities reflect the terms of existing loan agreements except where refinancing commitments from outside lenders have been obtained. In these instances, maturities are determined based on the terms of the refinancing commitments.

     At December 31, 2000, the Company had interest rate cap agreements which effectively limit the average interest rate on $36 million of variable rate LIBOR debt maturing in 2002 to 9.1% and the average rate on $5 million of variable rate LIBOR debt maturing in 2010 to 8.7%. Interest rate exchange agreements did not have a material effect on the weighted-average effective interest rates on debt at December 31, 2000 and 1999 or interest expense for 2000, 1999 and 1998. The fair values of interest rate exchange agreements were insignificant at December 31, 2000 and 1999.

     Total interest costs were $256.4 million in 2000, $253.6 million in 1999, and $220.8 million in 1998, of which $19.7 million, $19.7 million, and $19.5 million were capitalized, respectively.

     In 2000, the Company recognized net extraordinary gains of $2.2 million related to the substantial modification of terms of certain property debt and to the extinguishment of debt prior to scheduled maturity. The Company recognized net extraordinary losses of $5.9 million in 1999 and net extraordinary gains of $3.7 million (before deferred income tax benefits of $.7 million) in 1998 related to the extinguishment of debt prior to scheduled maturity. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, were refinancings of properties and the 8% Senior Debt issued in 1999.

     The estimated fair value of debt is determined based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments, and lenders' participations in operating results, where applicable.

     The carrying amount and estimated fair value of the Company's debt at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                        2000                        1999
                                               -----------------------     -----------------------
                                                Carrying    Estimated      Carrying      Estimated
                                                 Amount     Fair Value      Amount      Fair Value
                                               ----------   ----------     ----------   ----------
      Fixed rate debt........................  $2,425,583   $2,436,623     $2,620,668   $2,511,649
      Variable rate debt.....................     620,186      620,186        523,781      523,781
                                               ----------   ----------     ----------   ----------
         Total...............................  $3,045,769   $3,056,809     $3,144,449   $3,035,430
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

(7)   Company-obligated mandatorily redeemable preferred securities

The redeemable preferred securities consist of 5,500,000 Cumulative Quarterly Income Preferred Securities (preferred securities), with a liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust. The trust used the proceeds of the preferred securities and other assets to purchase at par $141.8 million of junior subordinated debentures (debentures) of the Company due in November 2025, which are the sole assets of the trust.

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

     The Company may redeem the debentures at par at any time after November 27, 2000, but redemptions at or prior to maturity are payable only from the proceeds of issuance of capital stock of the Company or of securities substantially comparable in economic effect to the preferred securities. During 1998, the Company repurchased 21,400 of the preferred securities for approximately $.5 million.

(8)   Segment information

The Company has five reportable segments: retail centers, office and other properties, land sales operations, development and corporate. In 2000, the Company reclassified segment operating results and assets of the retail components of its five mixed-use projects to retail centers. In connection therewith, the office, mixed-use and other properties segment was renamed office and other properties. Segment information for 1999 and 1998 has been restated to reflect this change. In addition to the retail components of mixed-use projects, the retail centers segment also includes the operation and management of other retail centers, including regional shopping centers, downtown specialty marketplaces and village centers. The office and other properties segment includes the operation and management of office and industrial properties and the nonretail components of the mixed-use projects. The land sales operations segment includes the development and sale of land, primarily in large-scale, long-term community development projects in Columbia and Summerlin. The development segment includes the evaluation of all potential new projects (including expansions of existing properties) and acquisition opportunities and the management of them through the development or acquisition process. The corporate segment is responsible for cash and investment management and certain other general and support functions. The Company's reportable segments offer different products or services and are managed separately because each requires different operating strategies or management expertise.

     Segment operating results are measured and assessed based on a performance measure referred to as Funds from Operations (FFO). The Company defines FFO as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding cumulative effects of changes in accounting principles, extraordinary items, gains (losses) on operating properties, depreciation and amortization and deferred income taxes. Additionally, equity in earnings of unconsolidated real estate ventures and minority interests are adjusted to reflect FFO on the same basis. The Company revised its definition of FFO in 2000 to include deductions for other provisions and losses and, accordingly, FFO for prior periods has been presented in conformity with the revised definition. The exclusion of deferred income taxes results in the Company's definition differing from the definition adopted by the National Association of Real Estate Investment Trusts. Also, the Company's definition of FFO may differ from those used by other REITs. FFO is not a measure of operating results or cash flows from operating activities as measured by accounting principles generally accepted in the United States of America. It is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity.

     The accounting policies of the segments are the same as those of the Company described in note 1, except that:

     . real estate ventures in which the Company holds substantially all (at least 98%) of the financial interest but does not own a majority voting interest (majority financial interest ventures) are accounted for on a consolidated basis rather than using the equity method;

     . real estate ventures in which the Company has joint interest and control and certain other minority interest ventures (proportionate share ventures) are accounted for using the proportionate share method rather than the equity method;

     . the Company's share of FFO of other unconsolidated minority interest ventures (other ventures) is included in revenues.

     Operating results for the segments are summarized as follows (in thousands):

                                             Office
                                  Retail    and Other   Land Sales
                                  Centers   Properties  Operations   Development  Corporate      Total
                                 --------   ----------  ----------   -----------  ---------   ----------
2000
----
   Revenues...................   $631,014    $216,756    $215,459     $    ---    $    948    $1,064,177
   Operating expenses*........    283,858      81,076     148,679        7,701      17,130       538,444
   Interest expense...........    184,254      83,687       2,941          ---       2,273       273,155
                                 --------    --------    --------     --------    --------    ----------
      FFO.....................   $162,902    $ 51,993    $ 63,839     $( 7,701)   $(18,455)   $  252,578
                                 ========    ========    ========     ========    ========    ==========

1999
----
   Revenues...................   $626,596    $205,896    $197,159     $    ---    $  1,676    $1,031,327
   Operating expenses*........    286,852      77,936     146,097        3,707      28,234       542,826
   Interest expense...........    184,276      83,164       3,151          ---      (5,522)      265,069
                                 --------    --------    --------     --------    --------    ----------
      FFO.....................   $155,468    $ 44,796    $ 47,911     $ (3,707)   $(21,036)   $  223,432
                                 ========    ========    ========     ========    ========    ==========

1998
----
   Revenues...................   $586,410    $162,938    $198,786     $    ---    $  2,789    $  950,923
   Operating expenses*........    277,903      67,367     150,749        7,383      22,841       526,243
   Interest expense...........    165,786      64,871       4,201          ---      (8,405)      226,453
                                 --------    --------    --------     --------    --------    ----------
      FFO.....................   $142,721    $ 30,700    $ 43,836     $ (7,383)   $(11,647)   $  198,227
                                 ========    ========    ========     ========    ========    ==========

* Operating expenses include provisions for bad debts, current income taxes and other provisions and losses, net and exclude depreciation and amortization.

     Reconciliations of the total revenues and expenses reported above to the related amounts in the consolidated financial statements and of FFO reported above to earnings before gains (losses) on operating properties, net, extraordinary items and cumulative effect of change in accounting principle in the consolidated financial statements are summarized as follows (in thousands):

                                                                              2000           1999           1998
                                                                          -----------    -----------    -----------
Revenues:
  Total reported above .............................................      $ 1,064,177    $ 1,031,327    $   950,923
  Revenues of majority financial interest ventures, excluding
      interest on advances to the Company ..........................         (312,056)      (278,437)      (248,801)
  Share of revenues of proportionate share ventures ................         (110,126)      (108,474)       (80,067)
  Company's share of Funds from Operations of other ventures .......           (8,531)        (8,538)        (9,743)
  Other ............................................................              274             --          1,489
                                                                          -----------    -----------    -----------

      Total in consolidated financial statements ...................      $   633,738    $   635,878    $   613,801
                                                                          ===========    ===========    ===========

Operating expenses, exclusive of depreciation and amortization:
  Total reported above .............................................      $   538,444    $   542,826    $   526,243
  Operating expenses of majority financial interest ventures .......         (159,691)      (160,497)      (142,550)
  Share of operating expenses of proportionate share ventures ......          (39,788)       (43,038)       (31,216)
  Provision for bad debts ..........................................           (6,683)        (7,972)        (7,042)
  Other provisions and losses, net .................................             (131)        (8,607)        (5,065)
  Current income taxes .............................................             (254)          (214)            91
  Participation by others in the Company's share of earnings of
      majority financial interest ventures .........................          (35,322)       (28,796)       (24,152)
  Other.............................................................           (2,535)        (1,847)        (3,149)
                                                                          -----------    -----------    -----------

      Total in consolidated financial statements ...................      $   294,040    $   291,855    $   313,160
                                                                          ===========    ===========    ===========

Interest expense:
  Total reported above .............................................      $   273,155    $   265,069    $   226,453
  Interest expense of majority financial interest ventures,
      excluding interest on borrowings from the Company ............          (10,470)        (7,504)       (11,884)
  Share of interest expense of proportionate share ventures ........          (25,941)       (23,699)       (13,226)
                                                                          -----------    -----------    -----------

      Total in consolidated financial statements ...................      $   236,744    $   233,866    $   201,343
                                                                          ===========    ===========    ===========

Operating results:
  FFO reported above ...............................................      $   252,578    $   223,432    $   198,227
  Depreciation and amortization ....................................          (90,307)       (94,532)       (77,660)
  Depreciation and amortization, gains on operating properties, net and deferred income taxes of unconsolidated real estate
      ventures, net ................................................          (27,136)       (28,897)        (9,282)
                                                                          -----------    -----------    -----------

    Earnings before gains (losses) on operating properties, net, extraordinary items and cumulative effect of change in
      accounting principle in consolidated financial statements           $   135,135    $   100,003    $   111,285
                                                                          ===========    ===========    ===========

     The assets by segment at December 31, 2000, 1999 and 1998 are summarized as follows (in thousands):

                                                                               2000           1999         1998
                                                                            ----------     ----------   ----------
   Retail centers.....................................................      $3,372,114     $3,286,590   $3,887,943
   Office and other properties........................................       1,086,187      1,214,125    1,214,718
   Land sales operations..............................................         374,668        436,863      448,444
   Development........................................................          72,673         33,371        5,593
   Corporate..........................................................         119,609        113,311       77,419
                                                                            ----------     ----------   ----------
            Total.....................................................      $5,025,251     $5,084,260   $5,634,117
                                                                            ==========     ==========   ==========

     Total segment assets exceeds total assets reported in the financial statements primarily because of the consolidation of the majority financial interest ventures and the inclusion of the Company's share of the assets of the proportionate share ventures.

     Additions to long-lived assets of the segments are summarized as follows (in thousands):

                                                                               2000           1999         1998
                                                                            ----------     ----------   ----------
Retail centers:
   Expansions and renovations.........................................      $  143,874     $  172,993   $  231,607
   Improvements for tenants and other.................................          23,893         23,682       18,576
   Acquisitions.......................................................          13,569            ---    1,042,846
                                                                            ----------     ----------   ----------
                                                                               181,336        196,675    1,293,029
                                                                            ----------     ----------   ----------

Office and other properties:
   Expansions and renovations.........................................             ---         27,893       24,390
   Improvements for tenants and other.................................          15,962         17,931       10,688
   Acquisitions.......................................................           8,676            ---      288,694
                                                                            ----------     ----------   ----------
                                                                                24,638         45,824      323,772
                                                                            ----------     ----------   ----------

Land sales operations:
   Development expenditures...........................................          95,156         73,240       82,656
   Acquisitions.......................................................             ---            ---       16,993
                                                                            ----------     ----------   ----------
                                                                                95,156         73,240       99,649
                                                                            ----------     ----------   ----------

Development:
   Costs of new projects..............................................          81,614         71,890      112,184
                                                                            ----------     ----------   ----------

            Total.....................................................      $  382,744     $  387,629   $1,828,634
                                                                            ==========     ==========   ==========


     Approximately $149.2 million, $171.5 million and $196.7 million of the additions in 2000, 1999 and 1998, respectively, relate to property owned by unconsolidated real estate ventures.

(9)  Income taxes

At December 31, 2000, the income tax bases of the Company's assets and liabilities were approximately $3.6 billion and $3.8 billion, respectively. The net operating loss carryforward at December 31, 2000 for Federal income tax purposes aggregated approximately $254 million and will expire from 2005 to 2011.

     In connection with its election to be taxed as a REIT, the Company has also elected to be subject to the "built-in gain" rules. Under these rules, taxes will be payable at the time and to the extent that the net unrealized gains on the Company's assets at the date of conversion to REIT status are recognized in taxable dispositions of such assets in the ten-year period following conversion. Such net unrealized gains were approximately $2.5 billion. Management believes that the Company will not be required to make significant payments of taxes on built-in gains throughout the ten-year period due to the availability of its net operating loss carryforward to offset built-in gains which might be recognized and the potential for the Company to make nontaxable dispositions, if necessary. It may be necessary to recognize a liability for such taxes in the future if management's plans and intentions with respect to asset dispositions, or the related tax laws, change.

     The REIT Modernization Act ("RMA") was included in the Tax Relief Extension Act of 1999 ("the Act"), which was enacted into law on December 17, 1999. RMA includes numerous amendments to the provisions governing the qualification and taxation of REITs, and these amendments are effective January 1, 2001. One of the principal provisions included in the Act provides for the creation of taxable REIT subsidiaries ("TRS"). TRS are corporations that are permitted to engage in nonqualifying REIT activities. A REIT is permitted to own up to 100% of the voting stock in a TRS. Previously, a REIT could not own more than 10% of the voting stock of a corporation conducting nonqualifying activities. Relying on this legislation, in January 2001, the Company acquired all of the voting stock of the majority financial interest ventures owned by the Trust. Information related to the acquisition is included in note 2. The Company and these subsidiaries will make a joint election to treat the subsidiaries as TRS for Federal and certain state income tax purposes beginning January 2, 2001.

(10)  Other provisions and losses, net

In 1999, other provisions and losses, net relates primarily to the Company's consolidation of the management and administration of its Retail Operations and Office and Mixed-Use Operations divisions into a single Property Operations Division during the second quarter and the integration of certain operating, administrative and support functions of the Hughes Division into other divisions. The costs relating to these organizational changes, primarily severance and other benefits to terminated employees, aggregated approximately $6.6 million. Also, in October 1999, the Company adopted a voluntary early retirement program in which employees who met certain criteria were eligible to participate. The Company recorded a provision of approximately $2.5 million for costs associated with this program for employees who accepted early retirement prior to December 31, 1999.

     In 1998, other provisions and losses, net relates primarily to a fourth quarter loss of $6.4 million on a treasury lock contract that no longer qualified for hedge accounting because the Company determined that the related anticipated financing transaction would not occur under the terms and timing originally expected.

(11)  Gains (losses) on operating properties, net

The net gains on operating properties in 2000 relate primarily to the transfer to a joint venture (in which the Company maintains a minority interest) of the Company's ownership interest in a retail center in the third quarter ($37.1 million). The Company deferred recognition of approximately $25 million of gain on this transaction and approximately $15 million in connection with an unrelated transaction due to its continuing involvement with the ventures. This gain was partially offset by an impairment provision recorded by the Company on its investment in a retail center that the Company and the other venturer intend to dispose ($6.9 million).

     The net gains on operating properties in 1999 relate primarily to a gain on a retail center sold in the fourth quarter ($61.9 million) and a gain on another property sold in the second quarter ($6.4 million), partially offset by impairment losses on two retail centers ($28.1 million). During the fourth quarter, the Company changed its plans and intentions as to the manner in which these two centers would be operated in the future and revised estimates of the most likely holding periods. As a result, the Company evaluated the recoverability of the carrying amounts of the centers, determined that the carrying amounts of the centers were not recoverable from future cash flows and recognized impairment losses.

     The net losses on operating properties in 1998 relate primarily to a loss on disposal of a retail center.

(12)  Preferred stock

The Company has authorized 50,000,000 shares of Preferred stock of 1(cent) par value per share of which (a) 4,505,168 shares have been classified as Series A Convertible Preferred; (b) 4,600,000 shares have been classified as Series B Convertible Preferred; (c) 10,000,000 shares have been classified as Increasing Rate Cumulative Preferred; and (d) 37,362 shares have been classified as 10.25% Junior Preferred, Series 1996.

     The shares of Series B Convertible Preferred stock have a liquidation preference of $50 per share and earn dividends at an annual rate of 6% of the liquidation preference. At the option of the holders, each share of the Series B Convertible Preferred stock is convertible into shares of the Company's common stock at a conversion rate of approximately 1.311 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, beginning April 1, 2000, the shares of Preferred stock are redeemable for shares of common stock at the option of the Company, subject to certain conditions. There were 4,050,000 shares of Preferred stock issued and outstanding at December 31, 2000 and 1999.

     Shares of the Increasing Rate Cumulative Preferred stock are issuable only to former Hughes owners or their successors pursuant to the Contingent Stock Agreement described in note 13. These shares are issuable only in limited circumstances and no shares have been issued. There were no shares of the Series A Convertible Preferred stock or 10.25% Junior Preferred stock, Series 1996, outstanding at December 31, 2000 and 1999.

(13)  Common stock

At December 31, 2000, shares of authorized and unissued common stock are reserved as follows: (a) 13,756,658 shares for issuance under the Contingent Stock Agreement discussed below; (b) 13,570,446 shares for issuance under the Company's stock option and stock bonus plans; (c) 5,309,955 shares for conversion of the Series B Convertible Preferred stock; and (d) 1,608,000 shares for conversion of convertible property debt.

     In connection with the acquisition of The Hughes Corporation (Hughes) in 1996, the Company entered into a Contingent Stock Agreement ("Agreement") for the benefit of the former Hughes owners or their successors (the beneficiaries). Under terms of the Agreement, additional shares of common stock (or in certain circumstances, Increasing Rate Cumulative Preferred stock) are issuable to the beneficiaries based on the appraised values of four defined groups of acquired assets at specified "termination dates" from 2000 to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates (the "earnout periods"). The distributions of additional shares, based on cash flows, are payable semiannually as of June 30 and December
31. At December 31, 2000, approximately 817,000 shares ($20.7 million) were issuable to the beneficiaries, representing their share of cash flows and the appraised value of certain parcels of land with a December 31, 2000 termination date.

     The Agreement is, in substance, an arrangement under which the Company and the beneficiaries will share in cash flows from development and/or sale of the defined assets during their respective earnout periods and the Company will issue additional shares of common stock to the beneficiaries based on the value, if any, of the defined asset groups at the termination dates. Substantially all of the remaining assets in the four defined asset groups were owned by subsidiaries in which the Company sold a majority voting interest to The Rouse Company Incentive Compensation Statutory Trust on December 31, 1997. However, the Company retained full responsibility for its obligations under the Agreement and, accordingly, it accounts for the beneficiaries' share of earnings from the assets as a reduction of its equity in the earnings of the related ventures. The Company will account for any distributions to the beneficiaries as of the termination dates as an additional investment in the related assets (i.e., contingent consideration). At the time of acquisition of Hughes, the Company reserved 20,000,000 shares of common stock for possible issuance under the Agreement. The number of shares reserved was determined based on estimates in accordance with the provisions of the Agreement. The actual number of shares issuable will be determined only from events occurring over the term of the Agreement and could differ significantly from the number of shares reserved.

     In 1999, the Board of Directors authorized the repurchase of common shares for up to $250 million, subject to certain pricing restrictions. During 2000 and 1999, the Company repurchased approximately 2.8 million and 1.6 million shares, respectively, for $66 million and $35 million, respectively. The average per share repurchase price was $23.57 in 2000 and $21.88 in 1999.

     Under the Company's stock option plans, options to purchase shares of common stock and stock appreciation rights may be awarded to directors, officers and employees of the Company and certain affiliates. Stock options are generally granted with an exercise price equal to the market price of the common stock on the date of grant, typically vest over a three- to five-year period, subject to certain conditions, and have a maximum term of ten years. The Company has not granted any stock appreciation rights. Changes in options outstanding under the plans are summarized as follows:

                                                         2000                        1999                        1998
                                                 -----------------------    ---------------------      ------------------------
                                                               Weighted-                Weighted-                     Weighted-
                                                                 average                 average                       average
                                                                Exercise                 Exercise                     Exercise
                                                  Shares         Price       Shares       Price          Shares         Price
                                                 ---------    ----------    --------    ---------      ----------    ----------
     Balance at beginning of year............    6,263,228    $    25.54    5,434,214   $   25.91      4,670,138     $    24.90

     Options granted.........................    2,576,499         22.00    1,125,641       22.90      1,210,402          29.06

     Options exercised.......................     (758,904)        20.67     (128,232)      16.89       (263,076)         19.48

     Options expired or cancelled............     (238,942)        27.76     (168,395)      26.38       (183,250)         30.36
                                                 ---------    ----------    ---------   ---------      ---------     ----------
     Balance at end of year..................    7,841,881    $    24.78    6,263,228   $   25.54      5,434,214     $    25.91
                                                 =========    ==========    =========   =========      =========     ==========

Information about stock options outstanding at December 31, 2000 is summarized as follows:

                              Options Outstanding                              Options Exercisable
         --------------------------------------------------------------    ---------------------------
                                           Weighted-
              Range of                     average          Weighted-                      Weighted-
              Exercise                    Remaining         average                         average
               Prices         Shares     Life (Years)    Exercise Price      Shares     Exercise Price
         ----------------    ---------   ------------    --------------    ---------    --------------
         $13.50 to $19.88    1,134,813        3.9             $19.25       1,034,813         $19.18
         $20.94 to $31.38    6,369,870        7.6              25.36       1,864,930          28.30
         $31.50 to $32.88      337,198        7.1              32.71          35,164          32.22
                             ---------        ---             ------       ---------         ------
                             7,841,881        7.0             $24.78       2,934,907         $25.18
                             =========        ===             ======       =========         ======

     At December 31, 1999 and 1998, options to purchase 2,982,732 and 1,930,918 shares, respectively, were exercisable at per share weighted-average prices of $23.77 and $21.56, respectively.

     The per share weighted-average estimated fair values of options granted during 2000, 1999 and 1998 were $3.46, $3.15, and $3.17, respectively. These fair values were estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions:

                                                  2000        1999       1998
                                                  ----        ----       ----

           Risk-free interest rate.............    6.6%        5.4%       4.6%
           Dividend yield......................    5.5         5.5        6.0
           Volatility factor...................   20.0        20.0       21.8
           Expected life in years..............    6.6         6.7        6.6
                                                  ====        ====       ====

     The option prices were greater than or equal to the market prices at the date of grant for all of the options granted in 2000, 1999 and 1998 and, accordingly, no compensation cost has been recognized for stock options granted to directors, officers and employees of the Company. Expense recognized for stock options granted to employees of certain nonconsolidated affiliates of the Company was not material.

     If the Company had applied a fair value-based method to recognize compensation cost for stock options, net earnings and earnings per share of common stock would have been adjusted as indicated below (in thousands):

                                                  2000        1999       1998
                                                  ----        ----       ----
          Net earnings:
            As reported........................ $170,485    $135,297   $104,902
            Pro forma..........................  163,108     129,763     99,653
          Earnings per share of common stock:
            Basic:
              As reported......................     2.27        1.71       1.36
              Pro forma........................     2.17        1.63       1.28
            Diluted:
              As reported......................     2.24        1.69       1.34
              Pro forma........................     2.14        1.62       1.27
                                                ========    ========   ========

     Under the Company's stock bonus plans, shares of common stock may be awarded to officers and employees of the Company and certain affiliates. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. Awards granted in 2000 and 1998 aggregated 89,700 and 164,850 shares, respectively, with a weighted-average market value per share of $21.62 and $27.54, respectively. No awards were granted in 1999. In connection with certain stock bonus plan awards, the Company makes loans to the recipients for the payment of related income taxes, which loans are forgiven in installments subject to the recipients' continued employment. The total loans outstanding at December 31, 2000, 1999 and 1998 were $1.3 million, $2.5 million and $4.0 million, respectively. The Company recognizes amortization of the fair value of the stock awarded, any forgiven loan installments and certain related costs as compensation costs on a straight-line basis over the terms of the awards. Such costs amounted to $3.9 million in 2000, $5.1 million in 1999 and $5.6 million in 1998.

(14)  Earnings per share

Information relating to the calculations of earnings per share of common stock is summarized as follows (in thousands):

                                                     2000                     1999                       1998
                                            -----------------------   -----------------------   -----------------------
                                              Basic       Diluted       Basic       Diluted        Basic      Diluted
                                              -----       -------       -----       -------        -----      -------
Earnings before extraordinary items
  and cumulative effect of change
  in accounting principle................   $ 168,285    $ 168,285    $ 141,176    $ 141,176    $ 105,176   $ 105,176
Dividends on unvested common
  stock awards and other ................        (437)        (321)        (466)        (909)        (622)       (427)
Dividends on Preferred stock ............     (12,150)     (12,150)     (12,150)     (12,150)     (12,150)    (12,150)
Interest on convertible
  property debt .........................          --        3,076           --           --           --          --
Interest on convertible
  subordinated debentures ...............          --           --           --        3,222           --          --
                                            ---------    ---------    ---------    ---------    ---------   ---------
Adjusted earnings before
  extraordinary items and
  cumulative effect of change in
  accounting principle used in
  EPS computation .......................   $ 155,698    $ 158,890    $ 128,560    $ 131,339    $  92,404   $  92,599
                                            =========    =========    =========    =========    =========   =========

Weighted-average shares outstanding......      69,475       69,475       71,705       71,705       67,874      67,874
Dilutive securities:
  Options, warrants and unvested
    common stock awards..................          --          659           --          563           --         985
    Convertible property debt............          --        1,930           --           --           --          --
    Convertible subordinated
        debentures.......................          --           --           --        1,931           --          --
                                            ---------    ---------    ---------    ---------    ---------   ---------
Adjusted weighted-average shares
  used in EPS computation................      69,475       72,064       71,705       74,199       67,874      68,859
                                            =========    =========    =========    =========    =========   =========

     Effects of potentially dilutive securities are presented only in periods in which they are dilutive.

(15)  Leases

The Company, as lessee, has entered into operating leases expiring at various dates through 2076. Rents under such leases aggregated $10.8 million in 2000, $10.5 million in 1999 and $7.1 million in 1998, including contingent rents, based on the operating performance of the related properties, of $3.8 million, $4.5 million and $1.6 million, respectively. In addition, real estate taxes, insurance and maintenance expenses are obligations of the Company. Minimum rent payments due under operating leases in effect at December 31, 2000 are summarized as follows (in thousands):

         2001...................................  $  6,823
         2002...................................     6,854
         2003...................................     6,835
         2004...................................     6,466
         2005...................................     6,011
         Subsequent to 2005.....................   241,088
                                                  --------

              Total.............................  $274,077
                                                  ========

     Space in the Company's operating properties is leased to tenants primarily under operating leases. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse the Company for certain of its operating expenses. Rents from tenants are summarized as follows (in thousands):

                                                                                  2000             1999           1998
                                                                               ----------       ----------     ----------
         Minimum rents..................................................       $  403,088       $  398,520     $  349,119
         Percentage rents...............................................           10,895           10,970         11,683
         Other rents....................................................          183,903          186,240        177,718
                                                                               ----------       ----------     ----------
                  Total.................................................       $  597,886       $  595,730     $  538,520
                                                                               ==========       ==========     ==========

     Minimum rents to be received from tenants under operating leases in effect at December 31, 2000 are summarized as follows (in thousands):

          2001.................................................................                  $  348,802
          2002.................................................................                     308,583
          2003.................................................................                     266,025
          2004.................................................................                     229,268
          2005.................................................................                     192,097
          Subsequent to 2005...................................................                     560,902
                                                                                                 ----------
                     Total.....................................................                  $1,905,677
                                                                                                 ==========

     Rents under finance leases aggregated $7.8 million in 2000, $8.5 million in 1999 and $8.7 million in 1998. The net investment in finance leases at December 31, 2000 and 1999 is summarized as follows (in thousands):

                                                                                  2000             1999
                                                                               ----------       ---------
          Total minimum rent payments to be received
              over lease terms..........................................       $ 120,442        $ 128,219
          Estimated residual values of leased properties................             788              788
          Unearned income...............................................         (50,238)         (56,112)
                                                                               ---------        ---------
                       Net investment in finance leases.................       $  70,992        $  72,895
                                                                               =========        =========

     Minimum rent payments to be received from tenants under finance leases in effect at December 31, 2000 are summarized as follows (in thousands):

          2001.................................................................                  $   8,655
          2002.................................................................                      8,719
          2003.................................................................                      8,719
          2004.................................................................                      8,916
          2005.................................................................                      8,955
          Subsequent to 2005...................................................                     76,478
                                                                                                 ---------
                     Total  ...................................................                  $ 120,442
                                                                                                 =========

(16) Other commitments and contingencies

Commitments for the construction and development of properties in the ordinary course of business and other commitments not set forth elsewhere amount to approximately $80 million at December 31, 2000.

     At December 31, 2000, subsidiaries of the Company have contingent liabilities of approximately $17.5 million with respect to future minimum rents under long-term lease obligations of certain unconsolidated real estate ventures, approximately $11.1 million with respect to bank letters of credit issued to secure their obligations under certain agreements and approximately $29 million with respect to mortgage obligations of certain unconsolidated real estate ventures.

     At December 31, 2000, the Company had a shelf registration statement for the future sale of up to an aggregate of $1.9 billion (based on the public offering price) of common stock, Preferred stock and debt securities. Securities may be issued pursuant to this registration statement in amounts and on terms to be determined at the time of offering.

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

(17) New financial accounting standards not yet adopted

In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137 (Statement 137), an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133), issued in June 1998. Statement 137 deferred the adoption date of Statement 133 for the Company to no later than January 1, 2001. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, which provides additional guidance with respect to and amends Statement 133. The Company's use of derivative instruments has consisted primarily of interest rate cap and swap agreements related to specific debt financings. The Company will adopt Statement 133, as amended, effective January 1, 2001. Derivative instruments held by the Company at December 31, 2000 consisted solely of interest rate cap and swap agreements used to hedge interest rate risk associated with specific variable rate loans. The cap agreements have been designated as hedges of specific loans, and the fair values of derivative instruments were not significant at December 31, 2000. Adoption of Statement 133, as amended, will result in a cumulative effect at January 1, 2001 of a change in accounting for derivative instruments and hedging activities of approximately $.6 million ($.01 per share basic and diluted).

-----------------------------------------------------------------------------------------------------------------------------------

Five Year Comparison of Selected Financial Data Years ended December 31,
(in thousands, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                2000          1999           1998           1997            1996
                                                            -----------    -----------    -----------    -----------    -----------
Operating results data:
       Revenues from continuing operations ..............   $   633,738    $   635,878    $   613,801    $   916,771    $   821,036
       Earnings from continuing operations ..............       168,285        141,176        105,176        189,892         17,886
       Basic earnings from continuing operations
            applicable to common shareholders
            per share of common stock ...................          2.24           1.79           1.36           2.70            .13
       Diluted earnings from continuing operations
            applicable to common shareholders per share
            of common stock .............................          2.21           1.77           1.34           2.59            .12
Balance sheet data:
       Total assets .....................................     4,175,538      4,233,101      5,033,331      3,483,650      3,545,559
       Debt and capital leases ..........................     3,058,038      3,155,312      3,943,902      2,586,260      2,801,885
       Shareholders' equity .............................       630,468        638,580        628,926        465,515        177,149
       Shareholders' equity per share of
            common stock (note 1) .......................          8.61           8.40           8.11           6.45           2.65
Other selected data:
       Funds from Operations (note 2) ...................       252,578        223,432        198,227        178,336        147,134
       Net cash provided (used) by:
            Operating activities ........................       252,916        192,529        259,298        182,989        166,765
            Investing activities ........................         8,049         33,388     (1,018,273)      (326,051)      (182,157)
            Financing activities ........................      (273,713)      (237,389)       720,611        180,878        (35,764)
Dividends per share of common stock .....................          1.32           1.20           1.12           1.00            .88
Dividends per share of convertible
       Preferred stock ..................................          3.00           3.00           3.00           2.65           2.44
Market price per share of common stock
       at year end ......................................         25.50          21.25          27.50          32.75          31.75
Market price per share of convertible
       Preferred stock at year end ......................         36.63          32.63          43.38          50.50           --
Weighted-average common shares
       outstanding (basic) ..............................        69,475         71,705         67,874         66,201         54,913
Weighted-average common shares
       outstanding (diluted) ............................        72,064         74,199         68,859         76,005         55,311

Notes:
(1)---For 2000, 1999, 1998 and 1997, shareholders' equity per share of common stock assumes conversion of the Series B Convertible Preferred stock issued in 1997.

(2)---Funds from Operations (FFO) is not a measure of operating results or cash flows from operating activities as defined by accounting principles generally accepted in the United States of America. Additionally, FFO is not necessarily indicative of cash available to fund cash needs, including the payment of dividends, and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Funds from Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 34 for further discussion of FFO.

------------------------------------------------------------------------------------------------------------------------------------
Interim Financial Information (Unaudited)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Quarter ended
                                       ---------------------------------------------------------------------------------------------
                                       December   September      June        March      December   September      June       March
                                       31, 2000    30, 2000    30, 2000    31, 2000     31, 1999    30, 1999    30, 1999    31, 1999
                                       --------    --------    --------    --------     --------   ---------    --------    --------
Revenues .........................    $ 166,698   $ 163,285   $ 150,719    $ 153,036   $ 161,952   $ 156,496    $ 157,590  $ 159,840
Operating income .................       30,715      32,628      35,733       36,059      22,932      26,635       23,104     27,332
Earnings before extraordinary
 items ...........................       32,228      70,180      34,509       31,368      56,631      26,657       29,962     27,926
Net earnings .....................       31,230      74,100      33,787       31,368      51,665      26,654       29,052     27,926
                                      =========   =========   =========   ==========   =========   =========   ==========   ========

Earnings per common share
Basic:
  Earnings before extraordinary
         items ...................    $     .42    $    .96   $     .45   $      .40   $     .75   $     .33   $      .37   $    .34
  Extraordinary gains (losses)....         (.01)        .06        (.01)          --        (.07)         --         (.01)        --
                                      ---------    --------   ---------   ----------   ---------   ---------   ----------   --------
              Total ..............    $     .41    $   1.02   $     .44   $      .40   $     .68   $     .33   $      .36   $    .34
                                      =========    ========   =========   ==========   =========   =========   ==========   ========

Diluted:
  Earnings before extraordinary
         items ...................    $     .42    $    .91   $     .45   $      .40   $     .73   $     .32   $      .37   $    .34
     Extraordinary gains (losses)          (.01)        .05        (.01)          --        (.07)         --         (.01)        --
                                      ---------    --------   ---------   ----------   ---------   ---------   ----------   --------
              Total                   $     .41    $    .96   $     .44   $      .40  $      .66   $     .32   $      .36   $    .34
                                      =========    ========   =========   ==========  ==========   =========   ==========   ========

Note--- Extraordinary gains (losses) relate to early extinguishments of and substantial modification of terms of debt. Net earnings for the third quarter of 2000 includes a gain on the transfer of substantially all of the Company's interest in a retail center of $37,082,000 ($.53 per share basic, $.51 per share diluted). Net earnings for the fourth quarter of 1999 includes a gain on sale of a retail center of $61,970,000 ($.86 per share basic, $.84 per share diluted) and provisions for impairment losses on two retail centers of $28,142,000 ($.39 per share basic, $.38 per share diluted).

-----------------------------------------------------------------------------------------------------------------------------------
Price of Common Stock and Dividends
The Company's common stock is traded on the New York Stock Exchange. The prices and dividends per share were as follows:
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              Quarter ended
                                     ----------------------------------------------------------------------------------------------
                                     December   September      June        March     December    September      June       March
                                     31, 2000    30, 2000    30, 2000    31, 2000    31, 1999     30, 1999    30, 1999    31, 1999
                                     --------    --------    --------    --------    --------    ---------    --------    --------
High .......................         $  26.56   $   27.13    $  25.69    $  22.94    $  23.25    $   25.19    $  27.06    $  27.44
Low ........................            24.19       23.63       20.88       20.31       19.88        22.56       21.25       21.94
Dividends ..................              .33         .33         .33         .33         .30          .30         .30         .30

-----------------------------------------------------------------------------------------------------------------------------------

Number of Holders of Common Stock
The number of holders of record of the Company's common stock as of February 22, 2001 was 2,409.

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

     A primary business strategy of the Company is to own and operate premier operating properties - shopping centers, major mixed-use projects, and geographically concentrated office and industrial buildings (principally complementing community development activities) in major markets across the United States. In order to achieve this objective, management is continually evaluating opportunities to acquire properties and evaluating the outlook for properties in its portfolio. This includes considering opportunities to expand and/or renovate the properties and assessing whether particular properties are meeting or have the potential to meet the Company's investment criteria. The Company plans to continue making substantial investments to expand and/or renovate leasable mall space and/or add new department stores and/or other anchor tenants to its existing properties to meet its objective. Also, the Company is continually evaluating opportunities to acquire or develop operating properties it believes have prospects consistent with its objectives. The Company has disposed of interests in more than 40 projects since 1993 and intends to continue to dispose of properties that are not meeting and/or are not considered to have the potential to continue to meet its investment criteria.

     The Company and its affiliates have significant experience in developing and managing large scale land development projects, including the communities of Columbia, Maryland and Summerlin, Nevada. The Company's objective is to deploy funds provided by land sales operations to support other activities. Also, the Company is continually evaluating opportunities for new land development projects.

     In September 1999, the Company announced that it would pursue developing a strategy to sell interests in certain office and industrial properties and land parcels, and use the proceeds to repay debt, fund development costs and repurchase (subject to certain price restrictions) up to $250 million of the Company's common stock. In January 2000, the Company completed disposition and transaction structuring plans and began marketing interests in the identified properties. In 2000, the Company sold several of the identified buildings in the Baltimore-Washington corridor and contributed its ownership interests in industrial properties in two Las Vegas business parks to a real estate venture for which the Company received a cash distribution and a minority interest in the venture. The Company used a portion of the cash proceeds from these and other transactions to repurchase approximately $66 million (2.8 million shares) of its common stock. Since 1999, the Company has repurchased approximately $101 million (4.4 million shares) of its common stock. In January 2001, the Company ceased actively marketing substantially all of the remaining buildings in the Baltimore-Washington corridor as a result of the Company pursuing other strategies to obtain additional liquidity. However, the Company may dispose of these and other properties as opportunities arise. Disposition decisions and related transactions may cause the Company to recognize gains or losses that could have material effects on reported net earnings in future quarters or fiscal years, and, taken together with the use of sales proceeds, may have a material effect on the overall consolidated financial position of the Company.

     The Company believes that space in high quality, dominant retail centers in densely populated, affluent areas will continue to be in demand by retailers, and that these retail centers are better able to withstand difficult conditions in the real estate and retail industries. In 2000, 1999 and 1998, the Company and its affiliates completed several acquisitions and sale/transfer/exchange (collectively, "disposition") transactions designed to upgrade the overall quality of the property portfolio. This acquisition and disposition activity is summarized as follows:

                                              Acquisitions
                                              ------------

Retail Centers                 Date Acquired       Office and Other                         Date Acquired
--------------                 -------------       ----------------                         -------------
Park Meadows (1)               August 1998         Inglewood Business Center (2)            December 1998
Fashion Place (1)              October 1998        Hunt Valley Business Center (2)          December 1998
Fashion Show (3)               October 1998        Rutherford Business Center (2)           December 1998
Towson Town Center (1)         October 1998        Senate Plaza (2)                         December 1998
Governor's Square (3)          November 1998
Bridgewater Commons (1)        December 1998
Westdale Mall(4)               August 2000

                                               Dispositions
                                               ------------

Retail Centers                 Disposition Date    Office and Other                         Disposition Date
--------------                 ----------------    ----------------                         ----------------
Eastfield Mall                 April 1998          Columbia Inn                             March 1998
Salem Mall                     June 1998           Cross Keys Inn                           March 1998
College Square (5)             June 1998           Howard Hughes Center (1 building)        March 1998
Marshall Town Center (5)       June 1998           Gateway Commerce Center                  June 1998
Muscatine Mall (5)             June 1998              (2 buildings)
North Grand (5)                June 1998           Lucky's Center                           June 1999
Westland Mall (5)              June 1998           Hunt Valley Business Center              June 2000
Greengate Mall                 August 1998            (1 building)
St. Louis Union Station        September 1998      Midtown Office                           October 2000
Northwest Arkansas Mall (5)    December 1998       Owen Brown I & II                        November 2000
Santa Monica Place             October 1999        Hughes Airport Center                    December 2000
North Star (6)                 July 2000              (34 buildings) (6)
Midtown Square                 October 2000        Hughes Cheyenne Center                   December 2000
The Grand Avenue               November 2000          (3 buildings) (6)
                                                   Hunt Valley Business Center              December 2000
                                                      (2 buildings)

Notes:
(1) Properties were contributed to a joint venture in which the Company retained a 35% ownership interest in February 1999.
(2) Properties are primarily office and industrial buildings (64 in total) in the Baltimore- Washington metropolitan area which were acquired from an entity in which the Company held a 5% ownership interest.
(3)  The Company purchased partners' ownership interests.
(4) The Company acquired a 65% interest in August 2000, increasing its interest to 85%.
(5)  The Company held a 5% ownership interest in these properties.
(6) The Company contributed its interests to entities in which it retained minority interests.

     In 2000, 1999 and 1998, the Company and its affiliates/partners completed a number of development projects to enhance the operating property portfolio. These development projects are summarized as follows:

                                             Development projects
                                             --------------------

Retail Centers                      Date Opened              Office and other                            Date Opened
--------------                      -----------              ---------------                             -----------
Summerlin Village Centers           February 1998            Hughes Airport Center (2 buildings)         February 1998
Perimeter Mall Expansion            February 1998            Arizona Center Cinema                       March 1998
Augusta Mall Expansion              March 1998               Summerlin Commercial (2 buildings)          March 1998
Oviedo Marketplace                  March 1998               Hughes Center (3 buildings)                 May 1998
Paramus Park Expansion              July 1998                Park Square, Columbia Office                January 1999
White Marsh Expansion               September 1998           Hughes Airport Center (1 building)          May 1999
Echelon Mall Expansion              October 1998             Summerlin Commercial (3 buildings)          September 1999
Mall St. Matthews Expansion         October 1998             Hughes Center (1 building)                  October 1999
The Mall in Columbia
       Expansion-Phase I            November 1998
Owings Mills Expansion              November 1998
Plymouth Meeting Expansion          December 1998
Columbia Village Center
       Redevelopment                Various 1998
Oakwood Center Expansion            March 1999
The Mall in Columbia
       Expansion-Phase II           September 1999
Exton Square Expansion-Phase I      November 1999
Moorestown Mall Expansion -
       Phase I                      November 1999
Moorestown Mall Expansion -
       Phase II                     March 2000
Pioneer Place Expansion             March 2000
Exton Square Expansion-Phase II     May 2000
Perimeter Mall Expansion            July 2000
Oviedo Marketplace Expansion        October 2000

     Funds from Operations ("FFO"), which is defined and discussed below, increased 13% in each of 2000 and 1999, including increases of 5% and 9%, respectively, from retail centers, 16% and 46%, respectively, from office and other properties and 33% and 9%, respectively, from land sales operations. These results are attributable to several factors, including:

     .    the acquisition, disposition and development activities referred to above;
     .    high occupancy levels in retail and office properties;
     .    higher rents on re-leased space;
     .    strong demand for land in Columbia and Summerlin;
     .    corporate cost reduction measures;
     .    refinancings of project-related debt at lower interest rates; and
     .    repayments of certain project-related and corporate debt.

     Management believes the outlook is for continued growth in FFO in 2001. The prospects for retail center growth remain positive as the Company should benefit from properties expanded in 2000 and 1999, and continued high occupancy levels in existing projects. The Company expects results from the office and other properties segment to decline as a result of dispositions of interests in properties completed in 2000. Results from land sales should remain strong in 2001, assuming continued favorable market conditions in Columbia and Summerlin.

Operating results

This discussion and analysis of operating results covers each of the Company's five business segments as management believes that a segment analysis provides the most effective means of understanding the business. Note 8 to the consolidated financial statements and the information relating to revenues and expenses in the Five Year Summary of Funds from Operations and Net Earnings on page 39, should be referred to when reading this discussion and analysis. As discussed in note 8, segment operating data are reported using the accounting policies followed by the Company for internal reporting to management. These policies are the same as those followed for external reporting except that:

 .    real estate ventures in which the Company holds substantially all (at least
     98%) of the financial interest but does not own a majority voting interest (majority financial interest ventures) are accounted for on a consolidated basis rather than using the equity method;
 .    real estate ventures in which the Company has joint interest and control and certain other real estate ventures (proportionate share ventures) are accounted for using the proportionate share method rather than the equity method; and
 .    the Company's share of FFO of other unconsolidated real estate ventures
     (other ventures) is included in revenues.

These differences affect only the reported revenues and operating and interest expenses of the segments, and have no effect on the reported net earnings or FFO of the Company. Revenues and operating and interest expenses reported for the segments are reconciled to the related amounts reported in the consolidated financial statements in note 8.

Operating Properties: The Company reports the results of its operating properties in two segments: retail centers and office and other properties. The Company's tenant leases provide the foundation for the performance of its operating properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse the Company for certain of its operating expenses. Substantially all of the Company's retail leases also provide for additional rent (percentage rent) based on tenant sales in excess of stated levels. As leases expire, space is re-leased, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

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

Retail Centers: Operating results of retail centers are summarized as follows (in millions):

                                                                            2000          1999       1998
                                                                          --------      --------   --------
           Revenues................................................       $  631.0      $  626.6   $   586.4
           Operating expenses, exclusive of
              depreciation and amortization .......................          283.9         286.8       277.9
           Interest expense........................................          184.2         184.3       165.8
                                                                          --------      --------   ---------
                                                                             162.9         155.5       142.7
           Depreciation and amortization  .........................           78.9          79.5        64.3
                                                                          --------      --------   ---------

           Operating income........................................       $   84.0      $   76.0   $    78.4
                                                                          ========      ========   =========

     Revenues increased $4.4 million in 2000 and $40.2 million in 1999. The increase in 2000 was attributable primarily to properties opened or expanded (approximately $19.0 million) and acquired (approximately $3.9 million) in 2000 and 1999 and higher rents on re-leased space. These increases were partially offset by dispositions of interests in properties in 2000 and 1999 (approximately $27.8 million) and slightly lower average occupancy levels at comparable properties (94.0% in 2000 as compared to 94.3% in 1999). The increase in 1999 was attributable primarily to properties opened or expanded (approximately $16.8 million) and acquired (approximately $32.0 million) in 1999 and 1998, higher average occupancy levels in comparable properties (94.5% in 1999 as compared to 92.5% in 1998) and higher rents on re-leased space. These increases were partially offset by dispositions of interests in properties in 1999 and 1998 (approximately $18.1 million).

     Total operating and interest expenses (exclusive of depreciation and amortization) decreased $3.0 million in 2000 and increased $27.4 million in 1999. The decrease in 2000 was attributable primarily to dispositions of interests in properties in 2000 and 1999 (approximately $22.0 million). These decreases were partially offset by properties opened or expanded (approximately $18.2 million) and acquired (approximately $3.0 million) in 2000 and 1999. The increase in 1999 was attributable primarily to properties opened and expanded (approximately $19.8 million) and acquired (approximately $22.9 million) in 1999 and 1998. These increases were partially offset by dispositions of interests in properties in 1999 and 1998 (approximately $17.7 million). Depreciation and amortization expense decreased $.6 million in 2000 and increased $15.2 million in 1999. These changes were due primarily to the net effect of changes in the Company's portfolio of retail centers referred to above.

Office and Other Properties: Operating results of office and other properties are summarized as follows (in millions):

                                                                            2000      1999       1998
                                                                         --------   --------   ---------
           Revenues................................................      $  216.8   $  205.9   $   162.9
           Operating expenses, exclusive of
              depreciation and amortization........................          81.1       77.9        67.3
           Interest expense........................................          83.7       83.2        64.9
                                                                         --------   --------   ---------
                                                                             52.0       44.8        30.7
           Depreciation and amortization...........................          35.9       40.3        29.9
                                                                         --------   --------   ---------

           Operating income........................................      $   16.1   $    4.5   $      .8
                                                                         ========   ========   =========

     Revenues increased $10.9 million in 2000 and $43.0 million in 1999. The increase in 2000 was attributable primarily to new properties opened in 2000 and 1999 (approximately $3.7 million) and higher rents on re-leased space. These increases were partially offset by dispositions of properties in 2000 and 1999 (approximately $1 million). The increase in 1999 was attributable primarily to properties acquired in 1998 (approximately $38.0 million).

     Total operating and interest expenses (exclusive of depreciation and amortization) increased $3.7 million in 2000 and $28.9 million in 1999. The increase in 2000 was attributable primarily to new properties opened in 2000 and 1999 (approximately $3.1 million). These increases were partially offset by dispositions of properties in 2000 and 1999 (approximately $.2 million). The increase in 1999 was attributable primarily to the properties acquired in 1998 (approximately $32.0 million) and opened (approximately $5.0 million) in 1999 and 1998. These increases were partially offset by dispositions of properties in 1999 and 1998 (approximately $6.0 million) and by lower expenses due to the integration of certain operating, administrative and support functions of the Hughes Division into other divisions. Depreciation and amortization expense decreased $4.4 million in 2000 and increased $10.4 million in 1999. These changes were attributable primarily to the net effect of the changes in the Company's portfolio of office and other properties referred to above, including the effect of classifying a number of properties as held for sale in 2000.

Land Sales Operations: Land sales operations relate primarily to the communities of Columbia, Maryland, and Summerlin, Nevada. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of salable land for particular uses and decisions to sell, develop or retain land. The Company expects to accelerate its land development and sales activities in 2001, particularly in Summerlin, in order to meet high demand for land for residential and other uses.

     Operating results from land sales operations are summarized as follows (in millions):

          Hughes Land Operations:                                            2000         1999          1998
                                                                           --------     --------      --------
               Revenues:
                   Summerlin.........................................      $  114.3     $  111.3      $  99.6
                   Other.............................................          17.3         21.8         53.7
               Operating costs and expenses:
                   Summerlin.........................................          95.5         90.5         82.5
                   Other.............................................          15.7         19.0         42.6
               Interest expense......................................            .1           .2           .3
                                                                           --------     --------      -------

               Operating income......................................      $   20.3     $   23.4      $  27.9
                                                                           ========     ========      =======

          Columbia and Other:
               Revenues..............................................      $   83.8     $   64.1      $  45.5
               Operating costs and expenses..........................          37.5         36.6         25.7
               Interest expense......................................           2.8          3.0          3.9
                                                                           --------     --------      -------

               Operating income......................................      $   43.5     $   24.5      $  15.9
                                                                           ========     ========      =======

          Total Land Sales Operations:
               Revenues..............................................      $  215.4     $  197.2      $ 198.8
               Operating costs and expenses..........................         148.7        146.1        150.8
               Interest expense......................................           2.9          3.2          4.2
                                                                           --------     --------      -------

               Operating income......................................      $   63.8     $   47.9      $  43.8
                                                                           ========     ========      =======

     The increase in operating costs and expenses in 2000 relating to Summerlin was attributable primarily to slightly higher levels of land sales and higher current Federal income taxes.

     The increases in revenues and operating income in 1999 relating to Summerlin were attributable to higher levels of land sold for residential purposes. The decreases in revenues and operating income relating to other Hughes land holdings in 1999 were attributable to lower levels of land sales at master planned business parks.

     Revenues and operating income from land sales in Columbia and other land holdings increased $19.7 million and $19.0 million, respectively, in 2000 and $18.6 million and $8.6 million, respectively, in 1999. The increases in 2000 were attributable primarily to higher levels of sales of land in New Jersey and in Columbia at higher profit margins. There is no remaining salable land at the New Jersey site. The increases in 1999 were attributable primarily to higher levels of land sales for commercial purposes.

Development: Development expenses were $7.7 million in 2000, $3.7 million in 1999 and $7.4 million in 1998. These costs consist primarily of preconstruction expenses and new business costs.

     Preconstruction expenses relate to retail and mixed-use property development opportunities which may not go forward to completion. Preconstruction expenses were $4.7 million in 2000, $1.9 million in 1999 and $1.7 million in 1998. The higher level of expenses in 2000 was primarily attributable to higher costs for new retail projects which are not likely to go forward to completion. New business costs relate primarily to the initial evaluation of potential acquisition and development projects in preconstruction. These costs were $3.0 million in 2000, $1.8 million in 1999 and $5.7 million in 1998. The higher levels of new business costs in 2000 and 1998 were attributable to the Company's focus on acquisition efforts.

Corporate: Corporate revenues consist primarily of interest income earned on short-term investments, including investments of unallocated proceeds from refinancings of certain properties. Corporate interest income was $.9 million in 2000, $1.7 million in 1999 and $2.8 million in 1998.

     Corporate expenses consist of certain interest and operating expenses, as discussed below, reduced by costs capitalized or allocated to other business segments. Interest is capitalized on corporate funds invested in projects under development, and interest on corporate borrowings and distributions on the Company-obligated mandatorily redeemable preferred securities which are used for other segments are allocated to those segments. Corporate interest expense consists primarily of interest on the 8% Senior Debt issued in the second quarter of 1999, the convertible subordinated debentures retired in the second quarter of 1999, the unsecured 8.5% notes, the medium-term notes, credit facility borrowings and unallocated proceeds from refinancings of certain properties, net of interest capitalized on development projects or allocated to other segments. Corporate operating expenses consist primarily of general and administrative costs, distributions on the redeemable preferred securities and other provisions and losses, net.

     Corporate operating expenses were $17.1 million in 2000, $28.2 million in 1999 and $22.8 million in 1998. In the second quarter of 1999, the Company announced and initiated the consolidation of the management and administration of its Retail Operations and Office and Mixed-Use divisions into a single Property Operations Division and the integration of certain operating, administrative and support functions of the Hughes Division into other divisions. The costs relating to these organizational changes, primarily severance and other benefits to terminated employees of the Company and its affiliates, aggregated approximately $7.4 million in 1999. Also, in October 1999, the Company and its affiliates adopted early retirement programs in which employees who met certain criteria were eligible to participate. The Company and its affiliates recognized expenses of approximately $4.0 million for costs associated with this program for employees who accepted early retirement prior to December 31, 1999. There were no similar costs in 2000. In 1998, corporate operating expenses included a loss on a treasury lock contract ($6.4 million) that no longer qualified for hedge accounting because the Company determined that the related anticipated financing transaction would not occur under the terms and timing originally expected.

     Corporate interest costs were $21.3 million in 2000, $8.8 million in 1999 and $6.5 million in 1998. Interest of $19.0 million, $14.3 million, and $14.9 million was capitalized in 2000, 1999 and 1998, respectively, on funds invested in development projects. The increases in corporate interest costs in 2000 and 1999 were attributable primarily to interest expense incurred on the 8% Senior Debt issued in May 1999, partially offset by lower interest expense on the convertible subordinated debentures that were repaid using a portion of the proceeds from the issuance of the 8% Senior Debt. In addition, allocations of interest costs to other segments were lower in 2000 as a result of certain dispositions of property interests.

Gains (Losses) on Operating Properties, Net: Gains (losses) on operating properties, net, including the Company's share of those recorded by unconsolidated real estate ventures, was $33.2 million in 2000, $44.0 million in 1999 and $12.3 million in 1998.

     The net gains on operating properties in 2000 consisted primarily of a gain on the disposition of an interest in a retail center ($37.1 million), partially offset by an impairment provision recorded by the Company on its investment in a retail center that the Company and the other venturer intend to dispose ($6.9 million).

     The net gains on operating properties in 1999 consisted primarily of a gain on a retail center sold in the fourth quarter ($61.9 million) and gains on three other properties sold during the year ($8.9 million), partially offset by impairment losses on two retail centers ($28.1 million). During the fourth quarter, the Company changed its plans and intentions as to the manner in which these centers would be operated in the future and revised estimates of the most likely holding periods. As a result, the Company evaluated the recoverability of the carrying amounts of the centers, determined that the carrying amounts were not recoverable from future cash flows and recognized impairment losses.

     The net gains on operating properties in 1998 consisted primarily of gains on a hotel and industrial properties sold by an affiliate ($15.9 million) and a gain on the sale of an interest in a portfolio of retail centers ($2.7 million), partially offset by a loss on the disposal of a retail center ($7.7 million).

Extraordinary Items, Net of Related Income Tax Benefits: The extraordinary gains resulting from extinguishments or substantial modification of terms of debt were $2.2 million and $3.7 million in 2000 and 1998, respectively, before deferred income tax benefits of $.7 million in 1998. In 1999, the Company recognized net extraordinary losses from extinguishment of debt of $5.9 million.

Net Earnings: The Company had net earnings of $170.5 million in 2000, $135.3 million in 1999 and $104.9 million in 1998. The Company's operating income (after depreciation and amortization) was $135.1 million in 2000, $100.0 million in 1999 and $111.3 million in 1998. The changes in operating income were due primarily to the factors discussed above. Net earnings for each year was also affected by unusual and/or nonrecurring items discussed above in corporate, gains (losses) on operating properties, net, and extraordinary items, net of related income tax benefits.

Funds from Operations: The Company uses a supplemental performance measure along with net earnings to report its operating results. This measure is referred to as Funds from Operations ("FFO"). The Company defines FFO as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding cumulative effects of changes in accounting principles, extraordinary items, gains (losses) on operating properties, depreciation and amortization and deferred income taxes. Additionally, equity in earnings of unconsolidated real estate ventures and minority interests are adjusted to reflect FFO on the same basis. The definition used by the Company to compute FFO excludes deferred taxes, which causes it to differ from the definition adopted by the National Association of Real Estate Investment Trusts (NAREIT). Additionally, the Company's definition may differ from those used by other REITs. During 2000, the Company revised its definition of FFO to include other provisions and losses, net; and FFO for prior periods has been presented in conformity with this revision. FFO is not a measure of operating results or cash flows from operating activities as defined by accounting principles generally accepted in the United States of

America. Additionally, FFO is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, the Company believes that FFO provides relevant information about its operations and is necessary, along with net earnings, for an understanding of its operating results.

     The Company excludes deferred income taxes from FFO because payments of income taxes have not been significant. Current Federal and state income taxes are included as reductions of FFO. FFO is reconciled to net earnings in the Five Year Summary of Funds from Operations and Net Earnings on page 42.

     FFO was $252.6 million in 2000, $223.4 million in 1999 and $198.2 million in 1998. The increases in FFO in 2000 and 1999 were due primarily to the property acquisitions, expansions and dispositions referred to above, higher occupancy levels, higher rents from re-leased space, and higher levels of land sales. The reasons for significant changes in revenues and expenses comprising FFO by segment are discussed above.

Financial condition, liquidity and capital resources

Management believes that the Company's liquidity and capital resources are adequate for near-term and longer-term requirements. Shareholders' equity decreased to $630.5 million at December 31, 2000 from $638.6 million at December 31, 1999. The decrease was due primarily to net repurchases of common stock and the payment of regular quarterly dividends on the common and Preferred stocks, partially offset by net earnings.

     The Company had cash and cash equivalents and investments in marketable securities totaling $37.6 million and $50.8 million at December 31, 2000 and 1999, respectively.

     Net cash provided by operating activities was $252.9 million, $192.5 million and $259.3 million in 2000, 1999 and 1998, respectively. The changes in net cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results. The level of net cash provided by operating activities is also affected by the timing of receipt of rents and other revenues (including proceeds of land sales financed by the Company prior to 1998) and distributions from unconsolidated real estate ventures and the payment of operating and interest expenses. The level of cash provided by operating distributions from unconsolidated real estate ventures is affected by the timing of receipt of their land sales and other revenues, payment of operating and interest expenses and other sources and uses of cash.

     The Company relies primarily on fixed rate nonrecourse loans from private institutional lenders to finance its operating properties and expects that it will continue to do so in the future. The Company has also made use of the public equity and debt markets to meet its capital resource needs principally to repay or refinance corporate and project-related debt and to provide funds for project development and acquisition costs and other corporate purposes. In December 2000, the Company obtained a credit facility with a group of lenders that provides for unsecured borrowings of up to $375 million. This credit facility replaced a previous credit facility obtained in 1998. The facility is available until December 2003 and is subject to a one-year renewal option. The Company is continually evaluating sources of capital and management believes that there are satisfactory sources available for all requirements without necessitating sales of operating properties. However, selective dispositions of properties are expected to provide capital resources in 2001 and may also provide them in subsequent years.

     Most of the Company's debt consists of mortgages collateralized by operating properties. Scheduled principal payments on property debt were $55.5 million, $49.6 million and $49.4 million in 2000, 1999 and 1998, respectively.

     The annual maturities of debt for the next five years are as follows (in millions):

                                            Scheduled     Balloon
                                            Payments      Payments      Total
                                            --------      --------    ----------
            2001.......................     $    51       $   176     $     227
            2002.......................          55           199           254
            2003.......................          59           448           507
            2004.......................          61           273           334
            2005.......................          60           330           390
                                            -------       -------     ---------
                                            $   286       $ 1,426     $   1,712
                                            =======       =======     =========

     The balloon payments due in 2001 consist of a $104 million construction loan on an expanded retail center, a $52 million mortgage on a retail center and $20 million of medium-term notes. The Company expects to refinance the construction loan and mortgage at or before their scheduled maturity dates. The Company expects to repay the medium-term notes from proceeds from property refinancings, credit facility borrowings or other available corporate funds.

     Cash expenditures for properties in development and improvements to existing properties funded by debt were $192.3 million, $213.2 million and $281.1 million in 2000, 1999 and 1998, respectively. These expenditures relate primarily to project development activity, primarily new retail properties, retail property expansions and development of new office and industrial properties in Las Vegas. A substantial portion of the costs of properties in development is financed with construction or similar loans and/or credit facility borrowings. In some cases, long-term fixed rate debt financing is arranged concurrently with the construction financing or before completion of construction.

     Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other tenant improvement costs. The Company's share of these costs has been financed primarily from proceeds of refinancings of the related properties or other properties and credit facility borrowings.

     Due to the size and number of projects in development, the Company anticipates that the level of capital expenditures for new development and improvements to existing properties will exceed $200 million in 2001. A substantial portion of these expenditures relates to new retail properties or retail center expansions and it is expected that a majority of these costs will be financed by debt, including property-specific construction loans and/or credit facility borrowings. The Company will also develop certain of these projects in joint ventures, with the other venturers funding a portion of development costs.

     Cash expenditures for acquisitions of interests in properties were $22.2 million in 2000 and $882.4 million in 1998. The acquisitions in 2000 consisted primarily of commercial properties adjacent to a development project and department store sites. The acquisitions in 1998, consisting of the interests in the retail centers, office and industrial buildings and the land assets referred to above, had combined purchase prices of approximately $1.58 billion, including approximately $492 million of mortgage debt secured by the acquired properties and assumed by the Company. The Company issued $100 million of common stock, $108 million of mortgage and other debt and $882.4 million of cash to the sellers as payment. The cash payments were funded by approximately $234 million of additional mortgage debt secured by the acquired properties, proceeds of $91 million from the sale of three of the acquired office buildings and by borrowings under bridge loan and credit facilities.

     In addition to its unrestricted cash and cash equivalents and investments in marketable securities, the Company has other sources of capital. Availability under the Company's credit facility was $177 million at December 31, 2000. This credit facility can be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs. In addition, under an effective registration statement, the Company may issue additional medium-term notes of up to $29.7 million. Also, the Company has a shelf registration statement for the sale of up to an aggregate of approximately $2.25 billion (based on the public offering price) of common stock, Preferred stock and debt securities. At December 31, 2000, the Company had issued approximately $358 million of common stock and debt securities under the shelf registration statement, with a remaining availability of approximately $1.9 billion.

     Proceeds from sales of operating properties and other investments were $221.9 million in 2000, $255.2 million in 1999 and $130.1 million in 1998.
Proceeds from these transactions in 2000 consisted primarily of cash distributions from ventures to which the Company contributed ownership interests in a retail center, industrial buildings in two business parks and a property under development. The Company also received minority interests in the ventures. Proceeds from these transactions in 1999 consisted primarily of cash received from the sales of two retail centers, one of which the Company purchased in 1998 with the intent to sell. Proceeds from these transactions in 1998 consisted primarily of cash received from the sales of certain acquired office properties.

     At December 31, 2000, the Company is holding an industrial property for sale and may sell interests in other operating properties as opportunities arise. The Company and its affiliates also consider certain investment and other land assets as significant sources of cash flows and may decide to accelerate sales in order to provide cash for other purposes, including the funding of development activities.

     Excluding scheduled principal payments, the net repayments of property debt were $30.8 million in 2000, and consisted primarily of repayments associated with the sales of the properties securing the debt and repayments associated with the substantial modification of terms of certain loans. These repayments were partially offset by borrowings on construction loans on retail properties in development. Net proceeds of property debt were $108.7 million in 1999 and $303.3 million in 1998. The net proceeds in 1999 consisted primarily of borrowings on construction loans and mortgages on properties in development. The net proceeds in 1998 consisted primarily of additional mortgage debt secured by acquired properties as discussed above.

     Net proceeds from the issuance of other debt were $38.9 million in 2000 and $573.0 million in 1998. The net proceeds in 1998 consisted primarily of borrowings under bridge loan and other credit facilities used to fund certain of the property acquisitions described above. Net repayments of other debt in 1999 were $116.9 million and consisted primarily of the repayment of the convertible subordinated debentures and outstanding bridge loan borrowings, partially offset by the issuance of the 8% Senior Debt.

     As discussed above, the Company has approval to repurchase, subject to certain pricing restrictions, up to $250 million of common stock. As of December 31, 2000, the Company had repurchased approximately 4.4 million shares under this program for approximately $101 million, including purchases of approximately 2.8 million shares for approximately

$66 million in 2000. The average per share repurchase price was $23.57 in 2000 and $21.88 in 1999. Other common stock purchased in 2000, 1999 and 1998 was subsequently issued pursuant to the Contingent Stock Agreement.

     In January 2001, the Company issued 137,928 shares of common stock to The Rouse Company Incentive Compensation Statutory Trust (the Trust) in exchange for the Trust's shares of the voting stock of the majority financial interest ventures. The shares acquired by the Company constitute all of the Trust's interests in the ventures. As a result of this transaction, the Company owns 100% of the voting common stock of the ventures.

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

Market risk information

The market risk associated with financial instruments and derivative financial and commodity instruments is the risk of loss from adverse changes in market prices or rates. The Company's market risk arises primarily from interest rate risk relating to variable rate borrowings used to maintain liquidity (e.g., credit facility advances) or finance project development costs (e.g., construction loan advances). The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. In order to achieve this objective, the Company relies primarily on long-term, fixed rate nonrecourse loans from institutional lenders to finance its operating properties. The Company also makes limited use of interest rate exchange agreements, including interest rate swaps and caps, to mitigate its interest rate risk on variable rate debt. The Company does not enter into interest rate exchange agreements for speculative purposes and the fair value of these and other derivative financial instruments is insignificant at December 31, 2000.

     The Company's interest rate risk is monitored closely by management. The table below presents the annual maturities, weighted-average interest rates on outstanding debt at the end of each year and fair values required to evaluate the expected cash flows of the Company under debt and related agreements and its sensitivity to interest rate changes at December 31, 2000. Information relating to debt maturities is based on expected maturity dates which consider anticipated refinancing or other transactions and is summarized as follows (dollars in millions):

                                                                                                                               Fair
                                            2001        2002        2003        2004        2005    Thereafter     Total       Value
                                            ----        ----        ----        ----        ----    ----------     -----       -----
Fixed rate debt                           $  120      $  119      $  305      $  277      $  283        $1,322    $2,426      $2,437
Average interest rate                        7.8%        7.8%        7.8%        7.8%        7.6%          7.6%      7.7%

Variable rate LIBOR debt                  $  107      $  135      $  202      $   57      $  107        $   12    $  620      $  620
Average interest rate                        8.2%        8.0%        8.6%        8.6%        8.4%          8.4%      8.1%

     At December 31, 2000, approximately $112.4 million of the Company's variable rate debt relates to borrowings under project construction loans. The borrowings under project construction loans are expected to be repaid from proceeds of long-term, fixed rate loans in 2001 to 2002 when construction of the related projects is scheduled to be completed. At December 31, 2000, the Company had interest rate cap agreements which effectively limit the average interest rate on $36 million of the variable rate LIBOR debt maturing in 2002 to 9.1% and the average interest rate on $5 million of the variable rate LIBOR debt maturing in 2010 to 8.7%.

     As the table incorporates only those exposures that exist as of December 31, 2000, it does not consider exposures or positions which could arise after that date. As a result, the Company's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise after December 31, 2000, the Company's hedging strategies during that period and interest rates.

New accounting standards not yet adopted

In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137 (Statement 137), an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (Statement 133), issued in June 1998. Statement 137 defers the adoption date of Statement 133 for the Company to no later than January 1, 2001. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, which provides additional guidance with respect to and amends Statement 133. The Company's use of derivative instruments has consisted primarily of interest rate swap and cap agreements related to specific debt financings. The Company will adopt Statement 133, as amended, effective January 1, 2001. Derivative instruments held by the Company at December 31, 2000 consisted of interest rate cap agreements used to hedge interest rate risk associated with specific variable rate loans and an interest rate swap agreement. The cap agreements have been designated as hedges of specific loans, and the fair values of derivative instruments were not significant at December 31, 2000. Adoption of Statement 133, as amended, will result in a cumulative effect at January 1, 2001 of a change in accounting for derivative instruments and hedging activities of approximately $.6 million ($.01 per share basic and diluted).

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

Information relating to forward-looking statements

This Annual Report to Shareholders of the Company includes forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated. The words "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following are among the factors that could cause actual results to differ materially from historical results or those anticipated: (1) real estate investment trust risks; (2) real estate development and investment risks; (3) liquidity of real estate investments; (4) dependence on rental income from real property; (5) effect of uninsured loss; (6) lack of geographical diversification; (7) possible environmental liabilities; (8) difficulties of compliance with Americans with Disabilities Act; (9) competition; (10) changes in the economic climate; and (11) changes in tax laws or regulations. For a more detailed discussion of these and other factors, see Exhibit 99.2 of the Company's Form 10-K for the fiscal year ended December 31, 2000.

                      The Rouse Company and Subsidiaries
                FIVE YEAR SUMMARY OF FUNDS FROM OPERATIONS AND
                                 NET EARNINGS
                    Years ended December 31, (in thousands)

                                                              2000          1999           1998         1997           1996
                                                           ----------    ----------     ----------   ----------     ----------
Revenues:
Retail centers:
   Minimum and percentage rents.....................      $   368,810    $   362,747    $  336,158   $  294,629     $  277,007
   Other rents and other revenues...................          262,204        263,849       250,252      232,118        255,556
                                                           ----------    -----------    ----------   ----------     ----------
                                                              631,014        626,596       586,410      526,747        532,563
                                                           ----------    -----------    ----------   ----------     ----------
Office and other:
   Minimum and percentage rents.....................          167,476        159,644       116,209      110,329         87,027
   Other rents and other revenues...................           49,280         46,252        46,729       57,957         59,168
                                                           ----------    -----------    ----------   ----------     ----------
                                                              216,756        205,896       162,938      168,286        146,195
                                                           ----------    -----------    ----------   ----------     ----------

Land sales operations...............................          215,459        197,159       198,786      204,394        139,498
Corporate interest income...........................              948          1,676         2,789        4,485          3,495
                                                           ----------    -----------    ----------   ----------     ----------
                                                            1,064,177      1,031,327       950,923      903,912        821,751
                                                           ----------    -----------    ----------   ----------     ----------

Operating expenses, exclusive of depreciation and
 amortization:
Retail centers......................................          283,858        286,852       277,903      265,281        267,835
Office and other....................................           81,076         77,936        67,367       76,370         70,956
Land sales operations...............................          148,679        146,097       150,749      155,199        108,523
Development.........................................            7,701          3,707         7,383        4,747          4,964
Corporate...........................................           17,130         28,234        22,841       14,442           (283)
                                                           ----------    -----------    ----------   ----------     ----------
                                                              538,444        542,826       526,243      516,039        451,995
                                                           ----------    -----------    ----------   ----------     ----------

Interest expense:
Retail centers......................................          184,254        184,276       165,786      138,785        145,622
Office and other....................................           83,687         83,164        64,871       67,299         62,181
Land sales operations...............................            2,941          3,151         4,201        4,287          1,658
Development.........................................              ---            ---           ---          ---            361
Corporate...........................................            2,273         (5,522)       (8,405)        (834)        12,800
                                                           ----------    -----------    ----------   ----------     ----------
                                                              273,155        265,069       226,453      209,537        222,622
                                                           ----------    -----------    ----------   ----------     ----------

Funds from Operations (note 2)......................       $  252,578    $   223,432    $  198,227   $  178,336     $  147,134
                                                           ==========    ===========    ==========   ==========     ==========

Funds from Operations by segment:
Retail centers......................................       $  162,902    $   155,468    $  142,721   $  122,681     $  119,106
Office and other....................................           51,993         44,796        30,700       24,617         13,058
Land sales operations...............................           63,839         47,911        43,836       44,908         29,317
Development.........................................           (7,701)        (3,707)       (7,383)      (4,747)        (5,325)
Corporate...........................................          (18,455)       (21,036)      (11,647)      (9,123)        (9,022)
                                                           ----------    -----------    ----------   ----------     ----------

Funds from Operations...............................       $  252,578    $   223,432    $  198,227   $  178,336     $  147,134
                                                           ==========    ===========    ==========   ==========     ==========

                                                              2000          1999          1998          1997           1996
                                                           ----------    ----------    ----------    ----------     ----------
Reconciliation to net earnings:
Funds from Operations...............................       $  252,578    $  223,432    $  198,227    $  178,336     $  147,134
Depreciation and amortization.......................          (90,307)      (94,532)      (77,660)      (77,685)       (75,041)
Deferred income taxes applicable to operations......              ---           ---           ---       124,203        (25,596)
Certain current income taxes (note 3)...............              ---           ---           ---        (4,929)           ---
Gains (losses) on operating properties, net.........           33,150        41,173        (6,109)      (22,426)       (25,903)
Depreciation and amortization, gains on operating
   properties and deferred income taxes of
   unconsolidated real estate ventures, net.........          (27,136)      (28,897)       (9,282)       (7,607)        (2,708)
Extraordinary gains (losses), net...................            2,200        (5,879)        4,355       (21,342)        (1,453)
Cumulative effect at January 1, 1998 of
   change in accounting for participating
   mortgages .......................................              ---           ---        (4,629)          ---            ---
Cumulative effect at October 1, 1997 of
   change in accounting for business
   process reengineering costs......................              ---           ---           ---        (1,214)           ---
                                                           ----------    ----------    ----------    ----------     ----------
Net earnings........................................       $  170,485    $  135,297    $  104,902    $  167,336     $   16,433
                                                           ==========    ==========    ==========    ==========     ==========


Notes:

(1) Operating and Funds from Operations (FFO) data included in this five-year summary are presented by segment. Consistent with the requirements of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," segment data are reported using the accounting policies followed by the Company for internal reporting to management. These policies are the same as those used for external reporting, except that real estate ventures in which the Company holds a majority financial interest but does not own a majority voting interest are reported on a consolidated basis rather than using the equity method. Additionally, real estate ventures in which the Company has joint interest and control and certain other minority interest ventures are accounted for using the proportionate share method rather than the equity method. The Company's share of FFO of other unconsolidated minority interest ventures is included in revenues. These differences affect the revenues and expenses reported in the reconciliation of FFO to net earnings, however, they have no effect on the Company's net earnings or FFO.

(2) FFO is not a measure of operating results or cash flows from operating activities as defined by accounting principles generally accepted in the United States of America. Additionally, FFO is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and should not be considered as an alternative to cash flows as a measure of liquidity. See the "Funds from Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations on page 34 for further discussion of FFO.

(3) FFO for 1997 excludes current income taxes arising from transactions completed by the Company in connection with its determination to elect to be taxed as a REIT.

                                PROJECTS OF THE ROUSE COMPANY


Retail Centers in Operation
                                         Date of Opening                                                   Retail Square Footage
Consolidated Centers (note 1)             or Acquisition   Department Stores/Anchor Tenants             Total Center     Mall Only
----------------------------------------------------------------------------------------------------------------------------------
Augusta Mall, Augusta, GA                           8/78   Rich's; Macy's; JCPenney; Sears; Dillard's     1,066,000       317,000
----------------------------------------------------------------------------------------------------------------------------------
The Shops at Arizona Center, Phoenix, AZ           11/90   ---                                              230,000       230,000
----------------------------------------------------------------------------------------------------------------------------------
Bayside Marketplace, Miami, FL                      4/87   ---                                              227,000       227,000
----------------------------------------------------------------------------------------------------------------------------------
Beachwood Place, Cleveland, OH                      8/78   Saks Fifth Avenue; Dillard's; Nordstrom          914,000       350,000
----------------------------------------------------------------------------------------------------------------------------------
Cherry Hill Mall, Cherry Hill, NJ                  10/61   Strawbridge's, Macy's; JCPenney                1,283,000       534,000
----------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia, Columbia, MD                  8/71   Nordstrom; Hecht's; JCPenney; Sears; Lord      1,262,000       450,000
                                                           & Taylor
----------------------------------------------------------------------------------------------------------------------------------
Echelon Mall, Voorhees, NJ                          9/70   Strawbridge's; JCPenney; Boscov's; Sears (a)   1,140,000       429,000
----------------------------------------------------------------------------------------------------------------------------------
Exton Square, Exton, PA                             3/73   Strawbridge's; Boscov's; Sears; JCPenney         974,000       361,000
----------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace, Boston, MA                8/76   ---                                              198,000       198,000
----------------------------------------------------------------------------------------------------------------------------------
Fashion Place, Salt Lake City, UT                  10/98   Dillard's; Nordstrom; Sears                      886,000       320,000
----------------------------------------------------------------------------------------------------------------------------------
Fashion Show, Las Vegas, NV                         6/96   Neiman Marcus; Saks Fifth Avenue; Macy's;        773,000       213,000
                                                           Dillard's; Robinsons-May
----------------------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace, Baltimore, MD           9/87   ---                                              139,000       139,000
----------------------------------------------------------------------------------------------------------------------------------
The Gallery at Market East, Philadelphia, PA        8/77   Strawbridge's; JCPenney; KMart                 1,009,000       193,000
----------------------------------------------------------------------------------------------------------------------------------
Governor's Square, Tallahassee, FL                  8/79   Burdines; Dillard's; Sears; JCPenney           1,043,000       339,000
----------------------------------------------------------------------------------------------------------------------------------
Harborplace, Baltimore, MD                          7/80   ---                                              143,000       143,000
----------------------------------------------------------------------------------------------------------------------------------
Hulen Mall, Ft. Worth, TX                           8/77   Foley's; Montgomery Ward (b); Dillard's          938,000       327,000
----------------------------------------------------------------------------------------------------------------------------------
The Jacksonville Landing, Jacksonville, FL          6/87   ---                                              125,000       125,000
----------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews, Louisville, KY                   3/62   Dillard's (two stores); JCPenney; Lord         1,110,000       361,000
                                                           & Taylor
----------------------------------------------------------------------------------------------------------------------------------
Mondawmin Mall/Metro Plaza,                  1/78; 12/82   ---                                              442,000       442,000
Baltimore, MD
----------------------------------------------------------------------------------------------------------------------------------
Moorestown Mall, Moorestown, NJ                    12/97   Strawbridge's; Boscov's; Sears; Lord & Taylor  1,033,000       339,000
----------------------------------------------------------------------------------------------------------------------------------
Oakwood Center, Gretna, LA                         10/82   Sears; Dillard's; JCPenney; Mervyn's             947,000       349,000
                                                           California
----------------------------------------------------------------------------------------------------------------------------------
Oviedo Marketplace, Orlando, FL                     3/98   Dillard's; Regal Cinema; Burdines; Sears         955,000       335,000
----------------------------------------------------------------------------------------------------------------------------------
Owings Mills, Baltimore, MD                         7/86   Macy's; Hecht's; JCPenney; Lord & Taylor;      1,223,000       410,000
                                                           Sears (a); General Cinema 17
----------------------------------------------------------------------------------------------------------------------------------
Paramus Park, Paramus, NJ                           3/74   Macy's; Sears                                    779,000       312,000
----------------------------------------------------------------------------------------------------------------------------------
Pioneer Place, Portland, OR                         3/90   Saks Fifth Avenue                                374,000       314,000
----------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting, Plymouth Meeting, PA              2/66   Strawbridge's; Boscov's; General Cinema 12       822,000       365,000
----------------------------------------------------------------------------------------------------------------------------------
Riverwalk, New Orleans, LA                          8/86   ---                                              197,000       197,000
----------------------------------------------------------------------------------------------------------------------------------
South Street Seaport, New York, NY                  7/83   ---                                              261,000       261,000
----------------------------------------------------------------------------------------------------------------------------------
Tampa Bay Center, Tampa, FL                         8/76   Sears                                            569,000       325,000
----------------------------------------------------------------------------------------------------------------------------------
Village of Cross Keys, Baltimore, MD                9/65   ---                                               81,000        81,000
----------------------------------------------------------------------------------------------------------------------------------
Westdale Mall, Cedar Rapids, IA                    10/98   JCPenney; Von Maur; Younkers; Montgomery
                                                           Ward (a)                                         912,000       383,000
----------------------------------------------------------------------------------------------------------------------------------
Westlake Center, Seattle, WA                       10/88   ---                                              111,000       111,000
----------------------------------------------------------------------------------------------------------------------------------
White Marsh, Baltimore, MD                          8/81   Macy's; JCPenney; Hecht's; Sears; Lord &
                                                           Taylor                                         1,156,000       367,000
----------------------------------------------------------------------------------------------------------------------------------
Woodbridge Center, Woodbridge, NJ                   3/71   Lord & Taylor; Sears; Stern's (d);             1,546,000       560,000
                                                           Fortunoff; JCPenney
----------------------------------------------------------------------------------------------------------------------------------
Village Centers in Columbia, MD (12)               ---    ---                                            1,223,000      1,223,000
----------------------------------------------------------------------------------------------------------------------------------
                                                          Total Consolidated Centers in Operation       26,091,000     11,630,000
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Retail Centers in Operation
----------------------------------------------------------------------------------------------------------------------------------
                                       Date of Opening                                                   Retail Square Footage
Proportionate Share Centers (Note 2)    or Acquisition    Department Stores/Anchor Tenants             Total Center    Mall Only
----------------------------------------------------------------------------------------------------------------------------------
Bridgewater Commons, Bridgewater, NJ             12/98    Lord & Taylor; Macy's; Stern's (c)               888,000        385,000
----------------------------------------------------------------------------------------------------------------------------------
Collin Creek, Plano, TX                           9/95    Dillard's; Foley's; JCPenney; Sears;           1,121,000        331,000
                                                          Mervyn's California
----------------------------------------------------------------------------------------------------------------------------------
Franklin Park, Toledo, OH                         7/71    Marshall Field's; JCPenney; Jacobson's;        1,109,000        323,000
                                                          Dillard's; JCPenney Home Store
----------------------------------------------------------------------------------------------------------------------------------
Highland Mall, Austin, TX                         8/71    Dillard's (two stores); Foley's;               1,086,000        368,000
                                                          JCPenney
----------------------------------------------------------------------------------------------------------------------------------
Park Meadows, Littleton, CO                       7/98    Dillard's; Foley's; Lord & Taylor;             1,557,000        606,000
                                                          Nordstrom; JCPenney
----------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall, Atlanta, GA                       8/71    Rich's; JCPenney; Macy's; Nordstrom            1,482,000        502,000
----------------------------------------------------------------------------------------------------------------------------------
Towson Town Center, Baltimore, MD                10/98    Hecht's; Nordstrom                               968,000        538,000
----------------------------------------------------------------------------------------------------------------------------------
Willowbrook, Wayne, NJ                            9/69    Lord & Taylor; Macy's; Stern's (c); Sears      1,528,000        500,000
----------------------------------------------------------------------------------------------------------------------------------
Village Centers in Summerlin, NV (2)               ---    ---                                              238,000        238,000
----------------------------------------------------------------------------------------------------------------------------------
                                                          Total Proportionate Share Centers in           9,977,000      3,791,000
                                                          Operation
----------------------------------------------------------------------------------------------------------------------------------
Other/Managed Centers
----------------------------------------------------------------------------------------------------------------------------------
Randhurst, Mt. Prospect, IL                       7/81    Carson, Pirie, Scott; JCPenney (a);
                                                          Montgomery Ward (a); Kohl's                    1,404,000        681,000
----------------------------------------------------------------------------------------------------------------------------------
Ridgedale Center, Minneapolis, MN                 1/89    Dayton's Women's; JCPenney; Sears;             1,036,000        343,000
                                                          Dayton's Men & Home
----------------------------------------------------------------------------------------------------------------------------------
Southland Center, Taylor, MI                      1/89    Hudson's; Mervyn's California; JCPenney          905,000        322,000
----------------------------------------------------------------------------------------------------------------------------------
Staten Island Mall, Staten Island, NY            11/80    Sears; Macy's; JCPenney                        1,229,000        622,000
----------------------------------------------------------------------------------------------------------------------------------
Town & Country Center, Miami, FL                  2/88    Sears; Marshalls                                 597,000        344,000
----------------------------------------------------------------------------------------------------------------------------------
                                                          Total Other/Managed Centers in                 5,171,000      2,312,000
                                                          Operation
----------------------------------------------------------------------------------------------------------------------------------
                                                          Total Retail Centers in Operation             41,239,000     17,733,000
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


Department Store Notes:
(a)  Department store closing announced subsequent to December 31, 2000.
(b)  This store will be converted to Sears.
(c)  These stores will be converted to Bloomingdale's.
(d)  This store will be converted to Macy's.

Office and Other Properties in Operation
--------------------------------------------------------------------------------------------------------------------------
Consolidated Office and Other Properties (note 1)      Location                                                Square Feet
--------------------------------------------------------------------------------------------------------------------------
Arizona Center                                         Phoenix, AZ
    Garden Office Pavilion                                                                                         33,000
    One Arizona Center Office Tower                                                                               330,000
    Two Arizona Center Office Tower                                                                               449,000
--------------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace                             Baltimore, MD
    Office Tower                                                                                                  265,000
    Renaissance Hotel                                                                                           622 rooms
--------------------------------------------------------------------------------------------------------------------------
Pioneer Place                                          Portland, OR
    Office Tower                                                                                                  283,000
--------------------------------------------------------------------------------------------------------------------------
Village of Cross Keys                                  Baltimore, MD
    Village Square Offices                                                                                         69,000
    Quadrangle Offices                                                                                            109,000
--------------------------------------------------------------------------------------------------------------------------
Westlake Center                                        Seattle, WA
    Office Tower                                                                                                  342,000
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Columbia Office (12 buildings)                         Columbia, MD                                             1,135,000
--------------------------------------------------------------------------------------------------------------------------
Columbia Industrial (6 buildings)                      Columbia, MD                                               306,000
--------------------------------------------------------------------------------------------------------------------------
Hughes Center (15 buildings)                           Las Vegas, NV                                            1,180,000
--------------------------------------------------------------------------------------------------------------------------
Summerlin Commercial (25 buildings)                    Summerlin, NV                                              927,000
--------------------------------------------------------------------------------------------------------------------------
Owings Mills Town Center (4 buildings)                 Baltimore, MD                                              732,000
--------------------------------------------------------------------------------------------------------------------------
Inglewood Business Center (7 buildings)                Prince Georges County, MD                                  538,000
--------------------------------------------------------------------------------------------------------------------------
Hunt Valley Business Center (21 buildings)             Baltimore, MD                                            1,556,000
--------------------------------------------------------------------------------------------------------------------------
Rutherford Business Center (20 buildings)              Baltimore, MD                                              783,000
--------------------------------------------------------------------------------------------------------------------------
Other Office Projects (7 buildings)                    Various                                                    523,000
--------------------------------------------------------------------------------------------------------------------------
                                                       Total Consolidated Office and Other Properties           9,560,000

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------


Note 1 - Includes projects wholly owned by subsidiaries of the Company, projects in which the Company has a majority interest and control and projects owned by affiliates in which the Company holds substantially all (at least 98%) of the financial interest, but does not own a majority voting interest.
Note 2 - Includes projects owned by joint ventures or partnerships in which the Company's interest is at least 30%.

Projects Under Construction                                                                            Retail Square Footage
or in Development                                       Department Stores/Anchor Tenants             Total Center    Mall Only
---------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia Expansion, Columbia, MD            L.L. Bean and restaurants                          52,000      52,000
---------------------------------------------------------------------------------------------------------------------------------
Fashion Show Expansion, Las Vegas, NV                   Neiman Marcus; Nordstrom; Saks Fifth Avenue;    1,000,000     290,000
                                                        Macy's; Robinsons-May; Lord & Taylor;
                                                        Dillard's; Bloomingdales
---------------------------------------------------------------------------------------------------------------------------------
Bridgewater Commons Expansion, Bridgewater, NJ          Bloomingdale's; Bloomingdale's Home               300,000     150,000
---------------------------------------------------------------------------------------------------------------------------------
Fashion Place Expansion, Salt Lake City, UT             Nordstrom; Dillard's; Meier & Frank               525,000     130,000
---------------------------------------------------------------------------------------------------------------------------------
Summerlin Center, Summerlin, NV                         Robinsons-May; Lord & Taylor; Dillard's;        1,050,000     350,000
                                                        Macy's
---------------------------------------------------------------------------------------------------------------------------------
La Cantera, San Antonio, TX                             Neiman Marcus; Nordstrom; Dillard's;            1,300,000     400,000
                                                        Foley's
---------------------------------------------------------------------------------------------------------------------------------
Maple Grove, Minneapolis, MN                            Dayton's; Nordstrom                             1,000,000     350,000
---------------------------------------------------------------------------------------------------------------------------------
Kendall Town Center, Dade County, FL                    Dillard's; Sears; Burdines                      1,200,000     350,000
                                                        Office                                            100,000     100,000
---------------------------------------------------------------------------------------------------------------------------------
Center Point Plaza                                      Community Center                                  143,000     143,000
---------------------------------------------------------------------------------------------------------------------------------
The Village of Merrick Park, Coral Gables, FL           Neiman Marcus, Nordstrom                          795,000     435,000
                                                        Office                                            110,000     110,000
---------------------------------------------------------------------------------------------------------------------------------
Corporate Pointe, Summerlin, NV                         Office/ Industrial                                110,000     110,000
---------------------------------------------------------------------------------------------------------------------------------
80 Columbia Corporate Center, Columbia, MD              Office                                            150,000     150,000
---------------------------------------------------------------------------------------------------------------------------------
                                                        Total Projects Under Construction or in
                                                            Development                                 7,835,000   3,120,000

---------------------------------------------------------------------------------------------------------------------------------