Form 10-K, Exhibit 13
period 2001-12-31
ROUSE COMPANY
filed 2002-03-22
CIK 85388

Exhibit 13.   Annual report to security holders



The annual report to shareholders has not been completed as of this filing and will be filed with the Securities and Exchange Commission in its entirety on or before April 8, 2002.

The financial section of the annual report, which is incorporated by reference, is final and is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 2001.

                       The Rouse Company and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2001 and 2000

                    (in thousands, except common share data)

                                                                                   2001            2000
                                                                                -----------     -----------
Assets
Property:
     Operating properties:
         Property and deferred costs of projects .............................   $ 4,427,468    $ 3,779,193
         Less accumulated depreciation and amortization ......................       853,087        608,061
                                                                                 -----------    -----------

                                                                                   3,574,381      3,171,132
     Properties in development ...............................................       217,906        115,243
     Properties held for sale ................................................            --          4,548
     Investment land and land held for development and sale ..................       284,291             --
                                                                                 -----------    -----------

         Total property ......................................................     4,076,578      3,290,923

Investments in and advances to unconsolidated
     real estate ventures ....................................................       269,573        541,845
Prepaid expenses, receivables under finance leases and
     other assets ............................................................       392,259        260,615
Accounts and notes receivable ................................................        87,753         44,567
Investments in marketable securities .........................................        22,157         22,846
Cash and cash equivalents ....................................................        32,123         14,742
                                                                                 -----------    -----------

     Total assets ............................................................   $ 4,880,443    $ 4,175,538
                                                                                 ===========    ===========

Liabilities
Debt:
     Property debt not carrying a Parent Company guarantee of repayment ......   $ 2,709,699    $ 2,264,799
     Parent Company debt and debt carrying a Parent Company guarantee of repayment:
         Property debt .......................................................        69,389         98,531
         Other debt ..........................................................       709,732        682,439
                                                                                 -----------    -----------

                                                                                     779,121        780,970
                                                                                 -----------    -----------

         Total debt ..........................................................     3,488,820      3,045,769
                                                                                 -----------    -----------

Accounts payable, accrued expenses and other liabilities .....................       599,298        362,336

Company-obligated mandatorily redeemable preferred securities of a trust
     holding solely Parent Company subordinated debt securities ..............       136,965        136,965

Commitments and contingencies

Shareholders' equity
Series B Convertible Preferred stock with a liquidation preference of $202,500            41             41

Common stock of $0.01 par value per share; 250,000,000 shares authorized;
     issued 69,354,169 shares in 2001 and 67,880,405 shares in 2000 ..........           694            679

Additional paid-in capital ...................................................       763,351        735,669
Accumulated deficit ..........................................................      (102,425)      (103,015)
Accumulated other comprehensive income (loss) ................................        (6,301)        (2,906)
                                                                                 -----------    -----------

     Total shareholders' equity ..............................................       655,360        630,468
                                                                                 -----------    -----------

     Total liabilities and shareholders' equity ..............................   $ 4,880,443    $ 4,175,538
                                                                                 ===========    ===========


The accompanying notes are an integral part of these statements.

                       The Rouse Company and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                  Years ended December 31, 2001, 2000 and 1999

                      (in thousands, except per share data)

                                                                                       2001         2000         1999
                                                                                    ---------    ---------    ---------
Revenues .............................................................              $ 966,337    $ 633,384    $ 635,878

Operating expenses, exclusive of provision for bad debts,
     depreciation and amortization ...................................                494,752      293,686      291,855
Interest expense .....................................................                228,765      236,744      233,866
Provision for bad debts ..............................................                  8,992        6,683        7,972
Depreciation and amortization ........................................                125,504       90,307       94,532
Other provisions and losses, net .....................................                     --          131        8,607
                                                                                    ---------    ---------    ---------

     Earnings (loss) before income taxes, equity in earnings of unconsolidated real estate ventures, net gains (losses)
         on operating properties, extraordinary items and
         cumulative effect of change in accounting principle .........                108,324        5,833         (954)

Income tax provision-primarily deferred in 2001 ......................                (28,885)        (254)        (214)
Equity in earnings of unconsolidated real estate ventures ............                 32,806      129,556      101,171
                                                                                    ---------    ---------    ---------

     Earnings before net gains (losses) on operating properties, extraordinary items and cumulative effect of change
         in accounting principle .....................................                112,245      135,135      100,003

Net gains (losses) on operating properties ...........................                   (432)      33,150       41,173
                                                                                    ---------    ---------    ---------

     Earnings before extraordinary items and cumulative effect
         of change in accounting principle ...........................                111,813      168,285      141,176

Extraordinary gains (losses), net ....................................                   (696)       2,200       (5,879)
Cumulative effect at January 1, 2001 of change in accounting
     for derivative instruments and hedging activities ...............                   (411)          --           --
                                                                                    ---------    ---------    ---------

     Net earnings ....................................................                110,706      170,485      135,297

Other items of comprehensive income (loss):
     Minimum pension liability adjustment ............................                     (9)      (2,435)       1,355
     Unrealized loss on derivatives designated as cash flow hedges ...                 (3,386)          --           --
                                                                                    ---------    ---------    ---------

     Comprehensive income ............................................              $ 107,311    $ 168,050    $ 136,652
                                                                                    =========    =========    =========

     Net earnings applicable to common shareholders ..................              $  98,556    $ 158,335    $ 123,147
                                                                                    =========    =========    =========

Earnings per share of common stock
     Basic:
         Earnings before extraordinary items and cumulative effect
             of change in accounting principle .......................              $    1.44    $    2.24    $    1.79
         Extraordinary items .........................................                   (.01)         .03         (.08)
         Cumulative effect of change in accounting principle .........                   (.01)          --           --
                                                                                    ---------    ---------    ---------

              Total ..................................................              $    1.42    $    2.27    $    1.71
                                                                                    =========    =========    =========

     Diluted:
         Earnings before extraordinary items and cumulative effect
             of change in accounting principle .......................              $    1.42    $    2.21    $    1.77
         Extraordinary items .........................................                   (.01)         .03         (.08)
         Cumulative effect of change in accounting principle .........                   (.01)          --           --
                                                                                    ---------    ---------    ---------

              Total ..................................................              $    1.40    $    2.24    $    1.69
                                                                                    =========    =========    =========


The accompanying notes are an integral part of these statements.

                       The Rouse Company and Subsidiaries

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  Years ended December 31, 2001, 2000 and 1999

                    (in thousands, except per share amounts)

                                                                                                       Accumulated
                                                      Series B           Additional                       other
                                                     Preferred  Common    paid-in     Accumulated     comprehensive
                                                       stock    stock     capital       deficit       income (loss)      Total
                                                     ---------  ------   ----------   -----------    ---------------  ----------
Balance at December 31, 1998 ....................        $ 41    $ 723    $ 836,508     $(206,520)         $(1,826)    $ 628,926

Net earnings ....................................          --       --           --       135,297               --       135,297
Other comprehensive income (loss) ...............          --       --           --            --            1,355         1,355
Dividends declared:
     Common stock -- $1.20 per share ............          --       --           --       (86,601)              --       (86,601)
     Preferred stock -- $3.00 per share .........          --       --           --       (12,150)              --       (12,150)
Purchases of common stock .......................          --      (29)     (66,491)           --               --       (66,520)
Conversion of convertible subordinated debentures          --       --           30            --               --            30
Common stock issued pursuant to Contingent
     Stock Agreement ............................          --       13       34,478            --               --        34,491
Proceeds from exercise of stock options .........          --       --           32            --               --            32
Lapse of restrictions on common stock awards ....          --       --        3,720            --               --         3,720
                                                         ----   ------   ----------     ---------          -------     ---------

Balance at December 31, 1999 ....................          41      707      808,277      (169,974)            (471)      638,580

Net earnings ....................................          --       --           --       170,485               --       170,485
Other comprehensive income (loss) ...............          --       --           --            --           (2,435)       (2,435)
Dividends declared:
     Common stock -- $1.32 per share ............          --       --           --       (91,376)              --       (91,376)
     Preferred stock -- $3.00 per share .........          --       --           --       (12,150)              --       (12,150)
Purchases of common stock .......................          --      (51)    (126,264)           --               --      (126,315)
Common stock issued pursuant to Contingent
     Stock Agreement ............................          --       18       42,612            --               --        42,630
Proceeds from exercise of stock options .........          --        5        8,056            --               --         8,061
Lapse of restrictions on common stock awards ....          --       --        2,988            --               --         2,988
                                                         ----   ------   ----------     ---------          -------     ---------

Balance at December 31, 2000 ....................          41      679      735,669      (103,015)          (2,906)      630,468

Net earnings ....................................          --       --           --       110,706               --       110,706
Other comprehensive income (loss) ...............          --       --           --            --           (3,395)       (3,395)
Dividends declared:
     Common stock -- $1.42 per share ............          --       --           --       (97,966)              --       (97,966)
     Preferred stock -- $3.00 per share .........          --       --           --       (12,150)              --       (12,150)
Purchases of common stock .......................          --      (11)     (28,188)           --               --       (28,199)
Common stock issued pursuant to Contingent
     Stock Agreement ............................          --       16       40,804            --               --        40,820
Proceeds from exercise of stock options .........          --        9        8,863            --               --         8,872
Common stock issued in acquisition of voting
  interests in majority financial interest
  ventures ......................................          --        1        3,499            --               --         3,500
Lapse of restrictions on common stock awards ....          --       --        2,704            --               --         2,704
                                                         ----   ------   ----------     ---------          -------     ---------

Balance at December 31, 2001 ....................        $ 41    $ 694    $ 763,351     $(102,425)         $(6,301)    $ 655,360
                                                         ====   ======   ==========     =========          =======     =========

The accompanying notes are an integral part of these statements.

                       The Rouse Company and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 2001, 2000 and 1999

                                 (in thousands)

                                                                            2001         2000         1999
                                                                        -----------   ----------   ----------
Cash flows from operating activities
Rents and other revenues received ....................................   $ 743,394    $ 619,552    $ 616,741
Proceeds from land sales and notes receivable from land sales ........     193,064       14,553       24,754
Interest received ....................................................       6,711        6,686        8,549
Operating expenditures ...............................................    (367,113)    (282,582)    (312,507)
Land development expenditures ........................................     (99,407)          --           --
Interest paid ........................................................    (213,781)    (233,714)    (230,495)
Dividends, interest and other operating distributions from
     unconsolidated real estate ventures .............................      28,410      128,421       85,487
                                                                         ---------    ---------    ---------

     Net cash provided by operating activities .......................     291,278      252,916      192,529
                                                                         ---------    ---------    ---------

Cash flows from investing activities
Expenditures for properties in development ...........................    (146,103)    (165,298)    (188,497)
Expenditures for property acquisitions ...............................          --      (22,245)          --
Expenditures for improvements to existing properties .................     (37,997)     (44,352)     (41,327)
Proceeds from sales of operating properties and formations of
     unconsolidated real estate ventures .............................       4,594      221,864      255,218
Payments received on loans (advances made) to unconsolidated
     majority financial interest ventures, net .......................          --       24,410      (49,304)
Expenditures for investments in other unconsolidated real estate
     ventures ........................................................     (45,955)     (10,704)      (5,924)
Other distributions from other unconsolidated real estate ventures....     109,329           --       67,500
Other ................................................................          13        4,374       (4,278)
                                                                         ---------    ---------    ---------

     Net cash provided (used) by investing activities ................    (116,119)       8,049       33,388
                                                                         ---------    ---------    ---------

Cash flows from financing activities
Proceeds from issuance of property debt ..............................     259,401      155,863      248,782
Repayments of property debt:
     Scheduled principal payments ....................................     (58,681)     (55,467)     (49,599)
     Other payments ..................................................    (234,381)    (186,679)    (140,103)
Proceeds from issuance of other debt .................................      28,000       54,750      200,000
Repayments of other debt .............................................     (37,872)     (15,811)    (316,948)
Proceeds from exercise of stock options ..............................       8,872        8,061           32
Purchases of common stock ............................................     (28,199)    (126,315)     (66,520)
Dividends paid .......................................................    (110,116)    (103,526)     (98,751)
Other ................................................................      15,198       (4,589)     (14,282)
                                                                         ---------    ---------    ---------

     Net cash used by financing activities ...........................    (157,778)    (273,713)    (237,389)
                                                                         ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents .................      17,381      (12,748)     (11,472)

Cash and cash equivalents at beginning of year .......................      14,742       27,490       38,962
                                                                         ---------    ---------    ---------

Cash and cash equivalents at end of year .............................   $  32,123    $  14,742    $  27,490
                                                                         =========    =========    =========

The accompanying notes are an integral part of these statements.

                       The Rouse Company and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 2001, 2000 and 1999

                                 (in thousands)

                                                                                  2001           2000            1999
                                                                               ----------     ----------      ---------
Reconciliation of Net Earnings to Net Cash
     Provided by Operating Activities

Net earnings ...........................................................       $ 110,706      $ 170,485       $ 135,297
Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization .....................................         125,504         90,307          94,532
     Undistributed earnings of unconsolidated real estate ventures .....          (4,396)       (36,457)        (44,480)
     Net losses (gains) on operating properties ........................             432        (33,150)        (41,173)
     Extraordinary items ...............................................             696         (2,200)          5,879
     Cumulative effect of change in accounting principle ...............             411             --              --
     Participation expense pursuant to Contingent Stock Agreement.......          32,904         35,322          30,180
     Debt assumed by purchasers of land ................................         (24,634)            --              --
     Land development expenditures in excess of cost of land sales .....         (12,025)            --              --
     Deferred income taxes .............................................          25,402             --              --
     Provision for bad debts ...........................................           8,992          6,683           7,972
     Decrease (increase) in:
         Accounts and notes receivable .................................          11,213         10,392           1,071
         Other assets ..................................................           3,133         (1,688)         (6,556)
     Increase (decrease) in accounts payable, accrued expenses
         and other liabilities .........................................          15,399            (59)           (192)
     Other, net ........................................................          (2,459)        13,281           9,999
                                                                               ---------      ---------       ---------

Net cash provided by operating activities ..............................       $ 291,278      $ 252,916       $ 192,529
                                                                               =========      =========       =========

Schedule of Noncash Investing and Financing Activities

Common stock issued pursuant to Contingent Stock
     Agreement .........................................................       $  40,820      $  42,630       $  34,491
Capital lease obligations incurred .....................................           3,359          4,189           3,196
Lapse of restrictions on common stock awards ...........................           2,704          2,988           3,720
Debt assumed by purchasers of land .....................................          24,634             --              --
Common stock issued in acquisition of voting interests in majority
     financial interest ventures .......................................           3,500             --              --
Debt and other liabilities assumed in acquisition of majority
     financial interest ventures .......................................         547,531             --              --
Property and other assets obtained in acquisition of majority
     financial interest ventures .......................................         884,572             --              --
Debt assumed or issued in acquisitions of assets .......................         105,195         23,823              --
Property and other assets contributed to unconsolidated
     real estate ventures ..............................................              --        184,926         825,673
Debt and other liabilities related to property and other assets
     contributed to unconsolidated real estate ventures ................              --         76,577         423,387
Debt repaid on formation of an unconsolidated real estate venture ......              --             --         271,233
Debt assumed by purchaser of a property ................................              --             --          40,000
Common stock issued on conversion of convertible
   subordinated debentures .............................................              --             --              30
                                                                               =========      =========       =========

                       The Rouse Company and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999


(1) Summary of significant accounting policies

(a) Basis of presentation

The consolidated financial statements include the accounts of The Rouse Company, our subsidiaries and partnerships ("we," "Rouse" or "us") in which we have a majority voting interest and control. We account for investments in other ventures using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of our financial statements in a number of areas, including evaluation of impairment of long-lived assets (including operating properties and properties held for development or sale), evaluation of collectibility of accounts and notes receivable and the cost and completion percentages for land sales. Actual results could differ from those and other estimates.

     Certain amounts for prior years have been reclassified to conform to the presentation methods used for 2001.

(b) Description of business

Through our subsidiaries and affiliates, we acquire, develop and manage income-producing properties located throughout the United States and develop and sell land for residential, commercial and other uses. The income-producing properties consist of retail centers, office and industrial buildings and mixed-use and other properties. The retail centers are primarily regional shopping centers in suburban market areas, but also include specialty marketplaces in certain downtown areas and several community retail centers, primarily in Columbia, Maryland. The office and industrial properties are located primarily in the Columbia, Baltimore and Las Vegas market areas or are components of large-scale mixed-use properties (which include retail, parking and other uses) located in other urban markets. Land development and sales operations are predominantly related to large-scale, long-term community development projects in and around Columbia and Summerlin, Nevada.

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

     Depreciation of operating properties is computed using the straight-line method. The annual rate of depreciation for most of the retail centers is based on a 55-year composite life and a salvage value of approximately 10%. The other retail centers, all office buildings and other properties are generally depreciated using composite lives of 40 years.

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

     Properties held for sale are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. The net carrying values of operating properties are classified as properties held for sale when the properties are actively marketed and other criteria relating to the plan of sale are met. Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the date of sale. If active marketing ceases, the properties are reclassified as operating, depreciation is resumed and deferred selling costs, if any, are charged to earnings. Generally, revenues and expenses related to property interests acquired with the intention to resell are not recognized.

(d) Sales of property

Gains from sales of operating properties and revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and any subsequent involvement by us with the properties sold are met. Gains or revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. For land sale transactions under the terms of which we are required to perform additional services and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.

     Cost of land sales is generally determined as a specified percentage of land sales revenues recognized for each land development project. The cost percentages used are based on actual costs incurred and estimates of development costs and sales revenues to completion of each project. These estimates are revised periodically for changes in estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio for a specific project. The specific identification method is used to determine cost of sales of certain parcels of land.

(e) Leases

Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables. Leases which transfer substantially all the risks and benefits of ownership to us are considered capital leases and the present values of the minimum lease payments are accounted for as assets and liabilities.

     In general, minimum rent revenues are recognized when due from tenants; however, estimated collectible minimum rent revenues under leases which provide for varying rents over their terms are averaged over the terms of the leases. Rents based on tenant sales are recognized when tenant sales exceed the contractual threshold.

(f) Income taxes

We elected to be taxed as a real estate investment trust ("REIT") pursuant to the Internal Revenue Code of 1986, as amended, effective January 1, 1998. In general, a corporation that distributes at least 90% of its REIT taxable income to shareholders in any taxable year and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation to the extent of the income which it distributes. We believe that we met the qualifications for REIT status as of December 31, 2001 and intend to meet the qualifications in the future and to distribute at least 90% of our REIT taxable income (determined after taking into account any net operating loss deduction) to shareholders in 2002 and subsequent years. As discussed in notes 2 and 9, we acquired all of the voting stock of the majority financial interest ventures owned by The Rouse Company Incentive Compensation Statutory Trust ("Trust") in 2001. We and these subsidiaries made a joint election to treat the subsidiaries as taxable REIT subsidiaries ("TRS"), which were subject to Federal and state income taxes beginning on the date of acquisition. Except with respect to the TRS, we do not believe that we will be liable for significant income taxes at the Federal level or in most of the states in which we operate in 2002 and future years.

     Deferred income taxes relate primarily to the TRS and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of the TRS and their respective tax bases and for their operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

(g) Investments in marketable securities and cash and cash equivalents

Our investment policy defines authorized investments and establishes various limitations on the maturities, credit quality and amounts of investments held. Authorized investments include U.S. government and agency obligations, certificates of deposit, bankers acceptances, repurchase agreements, commercial paper, money market mutual funds and corporate debt and equity securities.

     Investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is our intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. Investments in marketable equity securities are classified as trading securities and are carried at market value with changes in values recognized in earnings.

(h) Derivative financial instruments

Our use of derivative financial instruments is designed to reduce risk associated with movements in interest rates. We may choose to reduce cash flow and earnings volatility associated with interest rate risk exposure on variable rate borrowings and/or forecasted fixed rate borrowings. In some instances, lenders may require us to do so. In order to limit interest rate risk on variable rate borrowings, we may enter into interest rate swaps or interest rate caps to hedge specific risks. In order to limit interest rate risk on forecasted borrowings, we may enter into forward-rate agreements, forward starting swaps, interest rate locks and interest rate collars. We may also use derivative financial instruments to reduce risk associated with movements in currency exchange rates if and when we are exposed to such risk. We do not use derivative financial instruments for speculative purposes.

     Under interest rate cap agreements, we make initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates exceed specified levels during the agreement period. Under interest rate swap agreements, we and the counterparties agree to exchange the difference between fixed rate and variable rate interest amounts calculated by reference to specified notional principal amounts during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less.

     Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. We do not require any collateral under these agreements but deal only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and do not expect that any counterparties will fail to meet their obligations.

     Prior to 2001, derivative financial instruments were designated as hedges and, accordingly, changes in their fair values were not recognized in the financial statements provided that defined correlation and effectiveness criteria were met at inception and thereafter. Instruments that ceased to qualify for hedge accounting were marked-to-market with gains and losses recognized in income. Premiums paid on interest rate cap agreements were amortized to interest expense over the terms of the agreements and payments receivable from the counterparties were accrued as reductions of interest expense. Amounts receivable or payable under swap agreements were accounted for as adjustments to interest expense on the related debt. Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities" ("Statement 133"), as amended, which requires, among other things, that all derivative instruments be measured at fair value and recognized as assets or liabilities in the balance sheet. Derivative instruments held by us at January 1, 2001 consisted solely of interest rate cap agreements designated as hedges of interest rates on specific loans. The cumulative effect at January 1, 2001 of the change in accounting for derivative financial instruments and hedging activities was to increase liabilities and reduce net earnings by approximately $0.4 million. The effect of the change on net earnings for 2001 was not material and the effect of the change on other comprehensive income (loss) was a loss of approximately $3.4 million. Ongoing application of Statement 133 will affect net earnings, other comprehensive income (loss) and assets and liabilities reported in the financial statements; however, because of the unpredictability of changes in the fair values of derivative instruments, it is not possible to estimate the timing, amount or direction of these changes.

(i) Other information about financial instruments

Fair values of financial instruments approximate their carrying values in the financial statements except for debt, for which fair value information is provided in note 6.

(j) Earnings per share of common stock

Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all dilutive potential common shares during the period. The dilutive effects of convertible securities are computed using the "if-converted" method and the dilutive effects of options, warrants and their equivalents (including fixed awards and nonvested stock issued under stock-based compensation plans) are computed using the "treasury stock" method.

(k) Stock-based compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based, employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to our directors, officers and employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the grantee must pay to acquire the stock. Information concerning the pro forma effects on net earnings and earnings per share of common stock of using an optional fair value-based method, rather than the intrinsic value-based method, to account for stock-based compensation plans is provided in note 13.

(2) Unconsolidated real estate ventures

Investments in and advances to unconsolidated real estate ventures at December 31, 2001 and 2000 are summarized, based on the level of our financial interest, as follows (in thousands):

                                                    2001       2000
                                                  --------   --------

   Majority financial interest ventures.........  $     --   $333,541
   Other unconsolidated real estate ventures....   269,573    208,304
                                                  --------   --------

           Total................................  $269,573   $541,845
                                                  ========   ========

     The equity in earnings of unconsolidated real estate ventures is summarized, based on the level of our financial interest, as follows (in thousands):

                                                    2001       2000       1999
                                                  --------   --------   --------

   Majority financial interest ventures.........  $     --   $ 88,148   $ 62,824
   Other unconsolidated real estate ventures....    32,806     41,408     38,347
                                                  --------   --------   --------

           Total................................  $ 32,806   $129,556   $101,171
                                                  ========   ========   ========

(a)  Majority financial interest ventures

   Relying on the REIT Modernization Act (as more fully discussed in note 9), we negotiated an agreement to acquire the voting stock of the ventures owned by The Rouse Company Incentive Compensation Statutory Trust ("Trust"), an entity which is neither owned nor controlled by us. On January 2, 2001, we exchanged 137,928 shares of common stock for the Trust's shares of voting common stock in the ventures. The voting shares acquired by us constituted all of the Trust's interests in the ventures. The fair value of the consideration exchanged was approximately $3.5 million. As a result of this transaction, we own 100% of the voting common stock of the ventures and, accordingly, the ventures are consolidated in our financial statements from the date of the acquisition.

     The majority financial interest ventures were initiated on December 31, 1997, when certain wholly owned subsidiaries issued 91% of their voting common stock to the Trust. These sales were made at fair value and were part of our plan to meet the qualifications for REIT status. We retained the remaining voting stock of the ventures and held shares of nonvoting common and/or preferred stock and, in certain cases, mortgage loans receivable from the ventures which, taken together, comprised substantially all (at least 98%) of the financial interest in them. As a result of our disposition of the majority voting interest in the ventures, we began accounting for our investment in them using the equity method effective December 31, 1997. Due to our continuing financial interest in the ventures, we recognized no gain on the sales of stock for financial reporting purposes. The assets of the ventures consisted primarily of land to be developed and sold as part of community development projects in and around Columbia and Summerlin, other investment land, primarily in Nevada, certain office and retail properties, primarily in Columbia, investments in properties owned jointly with us and contracts to manage various operating properties.

     The combined balance sheet of these ventures at December 31, 2000 is summarized as follows (in thousands):

     Assets:
        Operating properties, net ..................................  $ 337,005
        Properties in development ..................................     23,582
        Investment land and land held for development and sale .....    250,510
        Investments in and advances to unconsolidated real
          estate ventures ..........................................    106,892
        Prepaid expenses, receivables under finance leases
          and other assets .........................................     95,803
        Accounts and notes receivable ..............................     64,269
        Cash and cash equivalents ..................................         15
                                                                      ---------
             Total .................................................  $ 878,076
                                                                      =========

     Liabilities and shareholders' deficit:
        Loans and advances from Rouse ..............................  $ 450,710
        Mortgages payable and other long-term debt .................    326,290
        Other liabilities ..........................................    101,887
        Redeemable Series A Preferred stock ........................     50,000
        Shareholders' deficit ......................................    (50,811)
                                                                      ---------
             Total .................................................  $ 878,076
                                                                      =========

     The combined statements of operations of these ventures are summarized as follows (in thousands):

                                                                 2000         1999
                                                               ---------    ---------
     Revenues, excluding interest on loans to Rouse .......   $ 312,056    $ 278,437
     Interest income on loans to Rouse ....................          --        2,647
     Operating expenses ...................................    (159,691)    (160,497)
     Interest expense, excluding interest on borrowings
          from Rouse ......................................     (10,470)      (7,504)
     Interest expense on borrowings from Rouse ............     (52,449)     (57,535)
     Depreciation and amortization ........................     (15,804)     (11,957)
     Equity in earnings (loss) of unconsolidated real
          estate ventures .................................       3,736       (1,905)
     Net gains on operating properties ....................          --        2,635
     Income taxes, primarily deferred .....................     (28,150)     (19,693)
     Extraordinary losses, net ............................     (13,349)          --
                                                              ---------    ---------

              Net earnings ................................   $  35,879    $  24,628
                                                              =========    =========

     In December 2000, one of the ventures partially repaid a loan from us prior to its scheduled maturity. We charged the venture a prepayment penalty of $22.1 million and this amount, less related deferred income tax benefits of $8.8 million, is classified as an extraordinary loss in the combined statement of operations of the ventures. The effect of the transaction was eliminated in our equity in earnings of majority financial interest ventures.

  Our share of the net earnings of these ventures is summarized as follows (in thousands):

                                                                  2000       1999
                                                                --------   --------

Share of net earnings based on ownership interest ....          $ 35,520   $ 24,382
Participation by others in our share of earnings .....           (35,322)   (28,796)
Interest on loans and advances, net ..................            52,449     54,888
Prepayment penalty on loan from Rouse ................            22,082         --
Eliminations and other, net ..........................            13,419     12,350
                                                                --------   --------

Equity in earnings of majority financial interest ventures      $ 88,148   $ 62,824
                                                                ========   ========

  (b) Other unconsolidated real estate ventures

     We own interests in other unconsolidated real estate ventures that own and/or develop properties. We use these ventures to limit our risk associated with individual properties and to reduce our capital requirements. These ventures are accounted for using the equity or cost method, as appropriate. At December 31, 2001 and 2000, these ventures were primarily partnerships and corporations which own retail centers. Most of these properties are managed by our affiliates. Certain agreements relating to these properties provide for preference returns to us when operating results or sale or refinancing proceeds exceed specified levels. These ventures also include joint ventures formed in connection with the contribution of our ownership interests in two development projects. The December 31, 2001 and 2000 condensed, combined balance sheets of these ventures accounted for using the equity method and their condensed, combined statements of operations are summarized as follows (in thousands):

                                                                               2001         2000
                                                                            ----------   ----------
    Total assets, primarily property ..........................             $1,805,957   $1,736,944
                                                                            ==========   ==========

    Liabilities, primarily long-term debt .....................             $1,496,798   $1,242,451
    Venturers' equity .........................................                309,159      494,493
                                                                            ----------   ----------
    Total liabilities and venturers' equity ...................             $1,805,957   $1,736,944
                                                                            ==========   ==========

                                                                               2001         2000         1999
                                                                            ----------   ----------   ----------
    Revenues ...................................................            $  322,646   $  333,999   $  365,518
    Operating and interest expenses ............................               223,935      233,192      247,442
    Depreciation and amortization ..............................                36,353       35,218       45,982
    Net gains on operating properties ..........................                    --           --       33,121
    Extraordinary loss .........................................                   556           --           --
    Cumulative effect of change in accounting principle ........                   292           --           --
                                                                            ----------   ----------   ----------
        Net earnings ...........................................            $   61,510   $   65,589   $  105,215
                                                                            ==========   ==========   ==========

  Distributions of financing proceeds from several of these ventures have exceeded our investments in them and, at December 31, 2001, these amounts aggregated $89.7 million and are included in other liabilities.

  (3) Property

  Operating properties and deferred costs of projects at December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                                               2001         2000
                                                                            ----------   ----------
    Buildings and improvements .....................................        $3,874,451   $3,289,658
    Land ...........................................................           408,122      371,537
    Deferred costs .................................................           123,917      102,494
    Furniture and equipment ........................................            20,978       15,504
                                                                            ----------   ----------

        Total ......................................................        $4,427,468   $3,779,193
                                                                            ==========   ==========

     Depreciation expense for 2001, 2000 and 1999 was $111.5 million, $81.6 million and $83.0 million, respectively. Amortization expense for 2001, 2000 and 1999 was $14.0 million, $8.7 million and $11.5 million, respectively.

     Properties in development include construction and development in progress and preconstruction costs. Construction and development in progress includes land and land improvements of $67.9 million and $40.2 million at December 31, 2001 and 2000, respectively.

     An office property that was held for sale at December 31, 2000 was sold in April 2001. Revenues from this property were $0.5 million in both 2000 and 1999, and operating income from this property was $0.4 million in 2000 and $0.3 million in 1999. Revenues and operating income for 2001 were insignificant.

     In January 2001, we ceased actively marketing certain properties which had been classified as held for sale during 2000. Accordingly, these properties, with a net carrying value of $170.2 million, were reclassified to operating properties at December 31, 2000. No properties were classified as held for sale at December 31, 2001.

     Investment land and land held for development and sale was obtained in the acquisition of the majority financial interest ventures discussed in note 2 and, at December 31, 2001, is summarized as follows (in thousands):

      Land under development .....................   $171,460
      Finished land ..............................     62,707
      Raw land ...................................     50,124
                                                     --------
           Total .................................   $284,291
                                                     ========

  (4) Accounts and notes receivable

  Accounts and notes receivable at December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                            2001       2000
                                                          --------   --------
  Accounts receivable, primarily accrued rents and
      income under tenant leases ......................   $ 70,522   $ 64,008
  Notes receivable from sales of properties ...........      3,294      3,167
  Notes receivable from sales of land .................     41,143         --
                                                          --------   --------
                                                           114,959     67,175
  Less allowance for doubtful receivables .............     27,206     22,608
                                                          --------   --------
      Total ...........................................   $ 87,753   $ 44,567
                                                          ========   ========

     Accounts and notes receivable due after one year were $7.5 million and $2.5 million at December 31, 2001 and 2000, respectively.

     Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of our operating properties. We perform credit evaluations of prospective new tenants and require security deposits or bank letters of credit in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable from sales of land are primarily due from builders at the community development project in Summerlin. We perform credit evaluations of the builders and generally require substantial down payments (at least 20%) on all land sales that we finance. These notes and notes from sales of operating properties are generally secured by first liens on the related properties.

(5)   Pension, postretirement and deferred compensation plans


We have a defined benefit pension plan ("funded plan") covering substantially all employees and separate, nonqualified unfunded retirement plans ("unfunded plans") covering directors and participants in the funded plan whose defined benefits exceed the plan's limits. Benefits under the pension plans are based on the participants' years of service and compensation. We also have a retiree benefits plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements. We pay a portion of the cost of participants' life insurance coverage and make contributions to the cost of participants' medical insurance coverage based on years of service, subject to a maximum annual contribution.

    Information relating to the obligations, assets and funded status of the plans at December 31, 2001 and 2000 and for the years then ended is summarized as follows (dollars in thousands):

                                                                               Pension Plans
                                                           ----------------------------------------------      Postretirement
                                                                  Funded                  Unfunded                  Plan
                                                           ---------------------    ---------------------   ---------------------
                                                             2001         2000         2001        2000        2001        2000
                                                           ---------   ---------    ---------   ---------   ---------    --------
      Change in benefit obligations:
      Benefit obligations at beginning of year ........... $ 55,480     $ 41,433    $  19,857   $ 11,886    $ 18,471     $ 14,895
      Service cost .......................................    3,981        3,568          909        851         451          484
      Interest cost ......................................    4,230        3,631        1,489      1,314       1,553        1,312
      Plan amendment .....................................       67        2,283         (126)     4,293           -            -
      Actuarial loss .....................................    7,419        8,856          701      1,768       3,666        2,718
      Benefits paid ......................................   (6,969)      (4,291)      (1,063)      (255)       (590)        (938)
                                                           --------     --------    ---------   --------    --------     --------
          Benefit obligations at end of year .............   64,208       55,480       21,767     19,857      23,551       18,471
                                                           --------     --------    ---------   --------    --------     --------

      Change in plan assets:
      Fair value of plan assets at beginning of year .....   57,501       59,532            -          -           -            -
      Actual return on plan assets .......................   (2,492)      (1,217)           -          -           -            -
      Employer contribution ..............................    9,768        3,477        1,063        255         590          938
      Benefits paid ......................................   (6,969)      (4,291)      (1,063)      (255)       (590)        (938)
                                                           --------     --------    ---------   --------    --------     --------
          Fair value of plan assets at end of year .......   57,808       57,501            -          -           -            -
                                                           --------     --------    ---------   --------    --------     --------

      Funded status ......................................   (6,400)       2,021      (21,767)   (19,857)    (23,551)     (18,471)
      Unrecognized net actuarial loss ....................   30,176       17,051        4,574      4,177       4,460          909
      Unamortized prior service cost .....................    4,128        4,790        5,490      6,441           -            -
      Unrecognized transition obligation .................      267          332            -        136       3,665        3,998
                                                           --------     --------    ---------   --------    --------     --------
          Net amount recognized .......................... $ 28,171     $ 24,194    $ (11,703)  $ (9,103)   $(15,426)    $(13,564)
                                                           ========     ========    =========   ========    ========     ========

      Amounts recognized in the balance sheets
          consist of:
      Prepaid benefit cost ............................... $ 28,171     $ 24,194    $       -   $      -    $      -     $      -
      Accrued benefit liability ..........................        -            -      (20,108)   (18,586)    (15,426)     (13,564)
      Intangible asset ...................................        -            -        5,490      6,577           -            -
      Accumulated other comprehensive income items .......        -            -        2,915      2,906           -            -
                                                           --------     --------    ---------   --------    --------     --------
          Net amount recognized .......................... $ 28,171     $ 24,194    $ (11,703)  $ (9,103)   $(15,426)    $(13,564)
                                                           ========     ========    =========   ========    ========     ========

      Weighted-average assumptions as of December 31:

      Discount rate ......................................     7.25%        7.50%        7.25%      7.50%       7.25%        7.50%
      Lump sum rate ......................................     6.50         6.75         6.50       6.75           -            -
      Expected rate of return on plan assets .............     8.00         8.00            -          -           -            -
      Rate of compensation increase ......................     4.50         4.50         4.50       4.50        4.50         4.50
                                                           ========     ========    =========   ========    ========     ========

          The assets of the funded plan consist primarily of fixed income and marketable equity securities. The amendment to the pension plans in 2000 changed the compensation base on which pension benefits are calculated.

          The net pension cost includes the following components (in thousands):

                                                                                            2001          2000          1999
                                                                                          -------       -------      --------
            Service cost ............................................................     $ 4,890       $ 4,419      $  4,593
            Interest cost on projected benefit obligations ..........................       5,719         4,945         4,805
            Expected return on funded plan assets ...................................      (4,622)       (4,737)       (4,049)
            Prior service cost recognized ...........................................       1,554         1,587         1,410
            Net actuarial loss recognized ...........................................       1,712           237         1,408
            Amortization of transition obligation ...................................         201           201           201
                                                                                          -------       -------      --------
                 Net pension cost before special events .............................       9,454         6,652         8,368
            Settlement loss .........................................................         ---           ---         1,691
            Special termination loss ................................................         ---           ---         5,078
                                                                                          -------       -------      --------
                 Net pension cost ...................................................     $ 9,454       $ 6,652      $ 15,137
                                                                                          =======       =======      ========

          The settlement and special termination losses in 1999 relate to the organizational changes and early retirement program discussed in note 10.

          The net postretirement benefit cost includes the following components (in thousands):

                                                                                            2001          2000         1999
                                                                                          -------       -------      -------
            Service cost ............................................................     $   451       $   484      $   666
            Interest cost on accumulated benefit obligations ........................       1,553         1,312        1,086
            Net loss recognized .....................................................         115           ---          ---
            Amortization of transition obligation ...................................         333           333          333
                                                                                          -------       -------      -------
                 Net postretirement benefit cost ....................................     $ 2,452       $ 2,129      $ 2,085
                                                                                          =======       =======      =======

           Assumed health care cost trend rates have an effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                                        1% Increase    1% Decrease
                                                                                        -----------    -----------
            Effect on total of service and interest cost components .........             $    92        $    78

            Effect on postretirement benefit obligation .....................             $ 1,097        $   940

          In 2000 and 1999, employees of the majority financial interest ventures participated in the pension and postretirement plans. These ventures reimbursed us $2.1 million and $3.9 million for 2000 and 1999, respectively, for their share of the annual benefit cost of the plans.

          We also have a deferred compensation program which permits directors and certain of our management employees to defer portions of their compensation on a pretax basis. Compensation expense related to this program was insignificant in 2001, 2000 and 1999.

      (6)   Debt

      Debt is classified as follows:
      (a) "Property debt not carrying a Parent Company guarantee of repayment" which is subsidiary company debt having no express written obligation which would require us to repay the principal amount of such debt during the full term of the loan ("nonrecourse loans"); and

      (b) "Parent Company debt and debt carrying a Parent Company guarantee of repayment" which is our debt and subsidiary company debt with our express written obligation to repay the principal amount of such debt during the full term of the loan ("Company and recourse loans").

          With respect to nonrecourse loans, we have in the past and may in the future, under some circumstances, support those subsidiary companies whose annual expenditures, including debt service, exceed their operating revenues. At December 31, 2001 and 2000, nonrecourse loans include $134.8 million and $162.8 million, respectively, of subsidiary companies' mortgages and bonds which are subject to agreements with lenders requiring us to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the related properties are met.

          Debt at December 31, 2001 and 2000 is summarized as follows (in thousands):

                                                        2001             2000
                                                    -----------      -----------
            Mortgages and bonds .................   $ 2,717,898      $ 2,281,299
            Medium-term notes ...................        51,500           81,500
            Credit facility borrowings ..........       222,000          198,000
            Other loans .........................       497,422          484,970
                                                    -----------      -----------
                      Total .....................   $ 3,488,820      $ 3,045,769
                                                    ===========      ===========

          Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents. This debt matures at various dates through 2021 and, at December 31, 2001, bears interest at a weighted-average effective rate of 7.5%. At December 31, 2001 and 2000, approximately $84.0 million and $84.5 million, respectively, of this debt provided for payments of additional interest based on operating results of the related properties in excess of stated levels.

          We have issued unsecured, medium-term notes to the public. The notes bear interest at fixed interest rates. The notes outstanding at December 31, 2001 mature at various dates from 2002 to 2015, bear interest at a weighted-average effective rate of 8.33% and have a weighted-average maturity of 3.8 years.

          We have a credit facility with a group of lenders that provides for unsecured borrowings of up to $375 million. Advances under the facility bear interest at a variable rate of LIBOR plus 1% (2.9% at December 31, 2001). The facility is available to December 2003, subject to a one-year renewal option.

          Other loans include $114.2 million of 8.5% unsecured notes due in 2003, $200 million of 8% Notes due in 2009, various property acquisition loans and certain other borrowings. These loans include aggregate unsecured borrowings of $490.1 million and $460.8 million at December 31, 2001 and 2000, respectively, and at December 31, 2001, bear interest at a weighted-average effective rate of 8.0%.

          At December 31, 2001, approximately $1.2 billion of the total debt was payable to one lender.

          The agreements relating to various loans impose limitations on us. The most restrictive of these limit the levels and types of debt we and our affiliates may incur and require us and our affiliates to maintain specified minimum levels of debt service coverage and net worth. The agreements also impose restrictions on our dividend payout ratio and on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited our normal business activities.

               The annual maturities of debt at December 31, 2001 are summarized as follows (in thousands):

                                                     Nonrecourse      Company and
                                                        Loans        Recourse Loans        Total
                                                   -------------     --------------    ------------
            2002 ................................  $    199,005      $       14,927    $    213,932
            2003 ................................       250,856             360,698         611,554
            2004 ................................       341,350              33,972         375,322
            2005 ................................       262,656              95,687         358,343
            2006 ................................       406,466               1,171         407,637
            Subsequent to 2006 ..................     1,249,366             272,666       1,522,032
                                                   ------------      --------------    ------------
                Total ...........................  $  2,709,699      $      779,121    $  3,488,820
                                                   ============      ==============    ============


          The annual maturities reflect the terms of existing loan agreements except where refinancing commitments from outside lenders have been obtained. In these instances, maturities are determined based on the terms of the refinancing commitments.

          At December 31, 2001, we had interest rate cap agreements designated as cash flow hedges which effectively limit the interest rate on $36.0 million of variable rate LIBOR debt maturing in 2002 to 9.0%, $55.0 million of variable rate LIBOR debt maturing in 2004 to 9.5% and $4.8 million of variable rate LIBOR debt maturing in 2010 to 8.7%. At December 31, 2001, we also had interest rate swap agreements designated as cash flow hedges of interest payments on $300 million of variable rate debt through May 2002 and an additional $26.3 million of variable rate debt through December 2006. The interest rate swap agreements effectively fix the interest rate on the $300 million debt and the $26.3 million debt at 5.6% and 6.8%, respectively. In accordance with Statement 133, the unrealized loss on derivatives designated as cash flow hedges of $3.4 million for 2001 has been recognized as an item of other comprehensive income (loss). We expect $3.1 million of this amount to be recognized in net earnings before May 2002 and the remainder before December 2006. Interest rate exchange agreements did not have a material effect on the weighted-average effective interest rates on debt at December 31, 2001, 2000 and 1999 or interest expense for 2001, 2000 and 1999.

          Total interest costs were $265.4 million in 2001, $256.4 million in 2000 and $253.6 million in 1999, of which $36.6 million, $19.7 million and $19.7 million were capitalized, respectively.

          We recognized extraordinary losses of $0.7 million in 2001 and $5.9 million in 1999 related to the extinguishment of debt prior to scheduled maturity. In 2000, we recognized a net extraordinary gain of $2.2 million related to the substantial modification of terms of certain property debt and to the extinguishment of debt prior to scheduled maturity. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, were refinancings of properties and the 8% Notes issued in 1999.

          The estimated fair value of debt is determined based on quoted market prices for publicly-traded debt and on the discounted estimated future cash payments to be made for other debt. The discount rates used approximate current market rates for loans or groups of loans with similar maturities and credit quality. The estimated future payments include scheduled principal and interest payments and lenders' participations in operating results, where applicable.

          The carrying amount and estimated fair value of our debt at December 31, 2001 and 2000 are summarized as follows (in thousands):


                                                              2001                               2000
                                                  ---------------------------      -----------------------------
                                                   Carrying         Estimated        Carrying          Estimated
                                                    Amount         Fair Value         Amount          Fair Value
                                                  ---------        ----------      -----------        ----------
            Fixed rate debt ....................  $2,874,985       $2,930,729      $2,425,583         $2,436,623
            Variable rate debt .................     613,835          613,835         620,186            620,186
                                                  ----------       ----------      -----------        ----------
                Total ..........................  $3,488,820       $3,544,564      $3,045,769         $3,056,809
                                                  ==========       ==========      ==========         ==========



          Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of our debt obligations at fair value may not be possible and may not be a prudent management decision.

(7) Company-obligated mandatorily redeemable preferred securities

The redeemable preferred securities consist of 5,500,000 Cumulative Quarterly Income Preferred Securities (preferred securities), with a liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust. The trust used the proceeds of the preferred securities and other assets to purchase at par $141.8 million of our junior subordinated debentures ("debentures") due in November 2025, which are the sole assets of the trust.

     Payments to be made by the trust on the preferred securities are dependent on payments that we have undertaken to make, particularly the payments to be made by us on the debentures. Our compliance with our undertakings, taken together, would have the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities.

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

     We may redeem the debentures at par at any time, but redemptions at or prior to maturity are payable only from the proceeds of issuance of our capital stock or of securities substantially comparable in economic effect to the preferred securities. During 1998, we repurchased 21,400 of the preferred securities for approximately $0.6 million.

(8) Segment information

We have five reportable segments: retail centers, office and other properties, community development (formerly land sales operations), commercial development (formerly development) and corporate. In addition to the retail components of mixed-use projects, the retail centers segment includes the operation and management of other retail centers, including regional shopping centers, downtown specialty marketplaces and community retail centers. The office and other properties segment includes the operation and management of office and industrial properties and the nonretail components of the mixed-use projects. The community development segment includes the development and sale of land, primarily in large-scale, long-term community development projects in and around Columbia and Summerlin. The commercial development segment includes the evaluation of all potential new projects (including expansions of existing properties) and acquisition opportunities and the management of them through the development or acquisition process. The corporate segment is responsible for cash and investment management and certain other general and support functions. Our reportable segments offer different products or services and are managed separately because each requires different operating strategies or management expertise.

     Effective January 1, 2001, we changed the operating measure used to assess operating results for the reportable segments to Net Operating Income ("NOI"). We define NOI as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding cumulative effects of changes in accounting principles, extraordinary items, net gains (losses) on operating properties, depreciation and amortization, deferred income taxes and interest and other financing expenses. Other financing expenses include distributions on Company-obligated mandatorily redeemable preferred securities and certain preference returns to partners, net of interest income earned on corporate investments. Additionally, equity in earnings of unconsolidated real estate ventures and minority interests are adjusted to reflect NOI on the same basis. Segment results for prior periods have been restated to conform to this presentation.

     The accounting policies of the segments are the same as those described in note 1, except that:

     . real estate ventures in which we have joint interest and control and certain other minority interest ventures ("proportionate share ventures") are accounted for using the proportionate share method rather than the equity method;

     . our share of NOI less interest expense of other unconsolidated minority interest ventures ("other ventures") is included in revenues;

     . the majority financial interest ventures were accounted for on a consolidated basis rather than using the equity method in 2000 and 1999.

    Operating results for the segments are summarized as follows (in thousands):

                                                        Office
                                        Retail         and Other         Community       Commercial
                                        Centers        Properties       Development      Development       Corporate       Total
                                      ----------       -----------    -------------      -----------       ---------    -----------
2001
----
    Revenues ......................   $  636,737       $   203,716    $     218,322       $     ---        $     ---    $ 1,058,775
    Operating expenses* ...........      278,490            77,492          143,336           7,148           13,171        519,637
                                      ----------       -----------    -------------       ---------        ---------    -----------
        NOI .......................   $  358,247       $   126,224    $      74,986       $  (7,148)       $ (13,171)   $   539,138
                                      ==========       ===========    =============       =========        =========    ===========

2000
----

    Revenues ......................   $  631,185       $   216,231    $     215,459       $     ---        $     ---    $ 1,062,875
    Operating expenses* ...........      281,072            78,579          148,679           7,701            9,365        525,396
                                      ----------       -----------    -------------       ---------       ----------    -----------
        NOI .......................   $  350,113       $   137,652    $      66,780       $  (7,701)       $  (9,365)   $   537,479
                                      ==========       ===========    =============       =========        =========    ===========

1999
----

    Revenues ......................   $  627,070       $   205,422    $     197,159       $     ---        $     ---    $ 1,029,651
    Operating expenses* ...........      284,339            75,457          146,097           3,707           20,389        529,989
                                      ----------       -----------    -------------       ---------        ---------    -----------
        NOI .......................   $  342,731       $   129,965    $      51,062       $  (3,707)       $ (20,389)   $   499,662
                                      ==========       ===========    =============       =========        =========    ===========


* Operating expenses include provisions for bad debts, certain current income taxes and other provisions and losses, net and exclude distributions on the mandatorily redeemable preferred securities, depreciation and amortization.

          Reconciliations of the total revenues and expenses reported above to the related amounts in the consolidated financial statements and of NOI reported above to earnings before net gains (losses) on operating properties, extraordinary items and cumulative effect of change in accounting principle in the consolidated financial statements are summarized as follows (in thousands):

                                                                                           2001           2000           1999
                                                                                       -----------    -----------   ------------
      Revenues:
        Total reported above .......................................................   $ 1,058,775    $ 1,062,875   $  1,029,651
        Corporate interest income ..................................................           849            948          1,676
        Revenues of majority financial interest ventures, excluding
           interest on advances to Rouse ...........................................           ---       (312,056)      (278,437)
        Share of revenues of proportionate share ventures ..........................       (88,170)      (110,126)      (108,474)
        Our share of NOI less interest expense of other ventures ...................        (9,145)        (8,531)        (8,538)
        Other ......................................................................         4,028            274            ---
                                                                                       -----------    -----------   ------------

            Total in consolidated financial statements .............................   $   966,337    $   633,384   $    635,878
                                                                                       ===========    ===========   ============

      Operating expenses, exclusive of provision for bad debts, depreciation and amortization:
        Total reported above .......................................................   $   519,637    $   525,396   $    529,989
        Distributions on Company-obligated mandatorily redeemable
           preferred securities ....................................................        12,862         12,694         12,837
        Operating expenses of majority financial interest ventures .................           ---       (159,691)      (160,497)
        Share of operating expenses of proportionate share ventures ................       (30,048)       (39,788)       (43,038)
        Provision for bad debts ....................................................        (8,992)        (6,683)        (7,972)
        Other provisions and losses, net ...........................................           ---           (131)        (8,607)
        Certain current income taxes ...............................................        (3,100)          (254)          (214)
        Participation by others in our share of earnings of majority
           financial interest ventures .............................................           ---        (35,322)       (28,796)
          Other ....................................................................         4,393         (2,535)        (1,847)
                                                                                       -----------    -----------   ------------

             Total in consolidated financial statements ............................   $   494,752    $   293,686   $    291,855
                                                                                       ===========    ===========   ============

      Operating results:
        NOI reported above .........................................................   $   539,138    $   537,479   $    499,662
        Interest expense ...........................................................      (228,765)      (236,744)      (233,866)
        Interest expense of majority financial interest ventures, excluding
          interest on borrowings from Rouse ........................................           ---        (10,470)        (7,504)
       Share of interest expense of proportionate share ventures ...................       (23,891)       (25,941)       (23,699)
       Corporate interest income ..................................................            849            948          1,676
       Distributions on Company-obligated mandatorily redeemable
          preferred securities .....................................................       (12,862)       (12,694)       (12,837)
       Depreciation and amortization ...............................................      (125,504)       (90,307)       (94,532)
       Deferred income tax provision, certain current income taxes and other .......       (26,150)           ---            ---
       Depreciation and amortization, gains (losses) on
          operating properties and deferred income taxes of
          unconsolidated real estate ventures, net .................................       (10,570)       (27,136)       (28,897)
                                                                                       ------------   -----------   ------------

          Earnings before net gains (losses) on operating properties, extraordinary items and cumulative effect of change in
             accounting principle in consolidated financial statements .............   $   112,245    $   135,135   $    100,003
                                                                                       ===========    ===========   ============

          The assets by segment at December 31, 2001, 2000 and 1999 are summarized as follows (in thousands):

                                                                                         2001           2000           1999
                                                                                     -----------   ------------   ------------
          Retail centers .......................................................     $ 3,457,956   $  3,372,114   $  3,286,590
          Office and other properties ..........................................       1,053,840      1,086,187      1,214,125
          Community development ................................................         472,226        374,668        436,863
          Commercial development ...............................................         134,503         72,673         33,371
          Corporate ............................................................         124,232        119,609        113,311
                                                                                    ------------   ------------   ------------
              Total ............................................................     $ 5,242,757   $  5,025,251   $  5,084,260
                                                                                     ===========   ============   ============


          Total segment assets exceeds total assets reported in the financial statements primarily because of the inclusion of our share of the assets of the proportionate share ventures and, in 2000 and 1999, the consolidation of the majority financial interest ventures.

          Additions to long-lived assets of the segments are summarized as follows (in thousands):

                                                                                         2001          2000           1999
                                                                                     -----------   -----------    ------------
          Retail centers:
             Expansions and renovations ........................................     $   126,171   $   143,874    $    200,886
             Improvements for tenants and other ................................          35,552        23,893          23,682
             Acquisitions ......................................................             ---        13,569             ---
                                                                                     -----------   -----------    ------------
                                                                                         161,723       181,336         224,568
                                                                                     -----------   -----------    ------------

          Office and other properties:
             Improvements for tenants and other ................................          13,140        15,962          17,931
             Acquisitions ......................................................             ---         8,676             ---
                                                                                     -----------   -----------    ------------
                                                                                          13,140        24,638          17,931
                                                                                     -----------   -----------    ------------

          Community development - land development expenditures ................         116,753        95,156          73,240

          Commercial development - costs of new projects .......................          77,025        81,614          71,890
                                                                                     -----------   -----------    ------------

               Total ...........................................................     $   368,641   $   382,744    $    387,629
                                                                                     ===========   ===========    ============

          Approximately $70.6 million, $149.2 million and $171.5 million of the additions in 2001, 2000 and 1999, respectively, relate to property owned by unconsolidated real estate ventures.

     (9)  Income taxes

     The REIT Modernization Act ("RMA") was included in the Tax Relief Extension Act of 1999 ("Act"), which was enacted into law on December 17, 1999. RMA includes numerous amendments to the provisions governing the qualification and taxation of REITs, and these amendments were effective January 1, 2001. One of the principal provisions included in the Act provides for the creation of taxable REIT subsidiaries ("TRS"). TRS are corporations that are permitted to engage in nonqualifying REIT activities. A REIT is permitted to own up to 100% of the voting stock in a TRS. Previously, a REIT could not own more than 10% of the voting stock of a corporation conducting nonqualifying activities. Relying on this legislation, in January 2001, we acquired all of the voting stock of the majority financial interest ventures owned by The Rouse Company Incentive Compensation Statutory Trust. Information related to the acquisition is included in note
     2. We and these subsidiaries made a joint election to treat the subsidiaries as TRS for Federal and certain state income tax purposes beginning January 2, 2001.

          As a REIT, we generally will not be subject to corporate level Federal income tax on taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to Federal income and excise taxes on our undistributed taxable income. In addition, taxable income of a TRS is subject to Federal, state and local income taxes.

          In connection with our election to be taxed as a REIT, we have also elected to be subject to the "built-in gain" rules on the assets of our Qualified REIT Subsidiaries ("QRS"). Under these rules, taxes will be payable at the time and to the extent that the net unrealized gains on our assets at the date of conversion to REIT status are recognized in taxable dispositions of such assets in the ten-year period following conversion. Such net unrealized gains were approximately $2.5 billion. We believe that we will not be required to make significant payments of taxes on built-in gains throughout the ten-year period due to the availability of our net operating loss carryforward to offset built-in gains which might be recognized and the potential for us to make nontaxable dispositions, if necessary. It may be necessary to recognize a liability for such taxes in the future if our plans and intentions with respect to QRS asset dispositions, or the related tax laws, change.

          At December 31, 2001, the income tax bases of our assets and liabilities were approximately $4.4 billion and $4.6 billion, respectively. The QRS net operating loss carryforward at December 31, 2001 for Federal income tax purposes aggregated approximately $219 million and will expire from 2005 to 2011. The TRS net operating losses carried forward from December 31, 2001 for Federal income tax purposes aggregated approximately $65 million and will begin to expire in 2007. A valuation allowance of $6.1 million has been established for the income tax benefit of certain loss carryforwards of the TRS.

            Income tax expense for the year ended December 31, 2001 attributable to continuing operations is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

      Tax at statutory rate on earnings before income taxes,
        net gains (losses) on operating properties,
        extraordinary items and cumulative effect of
        change in accounting principle .........................    $  49,396
      Increase in valuation allowance ..........................        1,613
      State income taxes, net of Federal income
          tax benefit ..........................................        1,807
      Tax at statutory rate on earnings of QRS and other .......      (23,931)
                                                                    ---------
      Income tax expense .......................................    $  28,885
                                                                    =========


      Deferred income taxes at December 31, 2001 related primarily to differences in property bases (particularly land assets) and net operating loss carryforwards and were not material.

      (10)  Other provisions and losses, net

      Other provisions and losses, net, for 1999 related primarily to our consolidation of the management and administration of our Retail Operations and Office and Mixed-Use Operations divisions into a single Property Operations Division and the integration of certain operating, administrative and support functions of the Hughes Division into other divisions. The costs relating to these organizational changes, primarily severance and other benefits to terminated employees, aggregated approximately $6.6 million. Also, in October 1999, we adopted a voluntary early retirement program in which employees who met certain criteria were eligible to participate. We recorded a provision of approximately $2.5 million for costs associated with this program for employees who accepted early retirement prior to December 31, 1999.

      (11)  Net gains (losses) on operating properties

      The net losses on operating properties in 2001 consisted primarily of an additional impairment provision we recorded on our investment in a retail center (Randhurst) that we and the other venturer intend to dispose ($0.4 million).

          The net gains on operating properties in 2000 related primarily to the transfer to a joint venture (in which we maintain a minority interest) of our ownership interest in a retail center (North Star) ($37.1 million). We deferred recognition of gains of approximately $25 million on this transaction and approximately $15 million in connection with an unrelated transaction due to our continuing involvement with the ventures. This gain was partially offset by an impairment provision recorded by us on our investment in a retail center (Randhurst) that we and the other venturer intend to dispose ($6.9 million).

          The net gains on operating properties in 1999 consisted primarily of a gain on the sale of a retail center (Santa Monica Place) ($61.9 million) and a gain on the sale of an other property (Lucky's Center) ($6.4 million), partially offset by impairment losses on two retail centers (Tampa Bay Center and The Grand Avenue) ($28.1 million). In 1999, we changed our plans and intentions as to the manner in which these retail centers would be operated in the future and revised estimates of the most likely holding periods. As a result, we evaluated the recoverability of the carrying amounts of the centers, determined that the carrying amounts of the centers were not recoverable from future cash flows and recognized impairment losses.

      (12)   Preferred stock

      We have authorized 50,000,000 shares of Preferred stock of $0.01 par value per share of which (a) 4,505,168 shares have been classified as Series A Convertible Preferred; (b) 4,600,000 shares have been classified as Series B Convertible Preferred; (c) 10,000,000 shares have been classified as Increasing Rate Cumulative Preferred; and (d) 37,362 shares have been classified as 10.25% Junior Preferred, Series 1996.

          The shares of Series B Convertible Preferred stock have a liquidation preference of $50 per share and earn dividends at an annual rate of 6% of the liquidation preference. At the option of the holders, each share of the Series B Convertible Preferred stock is convertible into shares of our common stock at a conversion rate of approximately 1.311 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, the shares of Preferred stock are redeemable for shares of common stock at our option, subject to certain conditions. There were 4,050,000 shares of Preferred stock issued and outstanding at December 31, 2001 and 2000.

          Shares of the Increasing Rate Cumulative Preferred stock are issuable only to former Hughes owners or their successors pursuant to the Contingent Stock Agreement described in note 13. These shares are issuable only in limited circumstances and no shares have been issued. There were no shares of the Series A Convertible Preferred stock or 10.25% Junior Preferred stock, Series 1996, outstanding at December 31, 2001 and 2000.

      (13)   Common stock

      At December 31, 2001, shares of authorized and unissued common stock are reserved as follows: (a) 12,229,288 shares for issuance under the Contingent Stock Agreement discussed below; (b) 17,173,254 shares for issuance under our stock option and stock bonus plans; (c) 5,309,955 shares for conversion of the Series B Convertible Preferred stock; and (d) 1,400,000 shares for conversion of convertible property debt.

          In connection with the acquisition of The Hughes Corporation ("Hughes") in 1996, we entered into a Contingent Stock Agreement ("Agreement") for the benefit of the former Hughes owners or their successors ("beneficiaries"). Under terms of the Agreement, additional shares of common stock (or in certain circumstances, Increasing Rate Cumulative Preferred stock) are issuable to the beneficiaries based on the appraised values of four defined groups of acquired assets at specified "termination dates" from 2000 to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates ("earnout periods"). The distributions of additional shares, based on cash flows, are payable semiannually as of June 30 and December 31. At December 31, 2001, approximately 221,000 shares ($6.5 million) were issuable to the beneficiaries, representing their share of cash flows.

          The Agreement is, in substance, an arrangement under which we and the beneficiaries will share in cash flows from development and/or sale of the defined assets during their respective earnout periods, and we will issue additional shares of common stock to the beneficiaries based on the value, if any, of the defined asset groups at the termination dates. We account for the beneficiaries' shares of earnings from the assets subject to the agreement as an operating expense. In 2000 and 1999, substantially all of the remaining assets in the four defined asset groups were owned by the majority financial interest ventures. However, we retained full responsibility for our obligations under the Agreement and, accordingly, we accounted for the beneficiaries' share of earnings from the assets as a reduction of our equity in the earnings of the related ventures. We will account for any distributions to the beneficiaries as of the termination dates as additional investments in the related assets (i.e., contingent consideration). At the time of acquisition of Hughes, we reserved 20,000,000 shares of common stock for possible issuance under the Agreement. The number of shares reserved was determined based on estimates in accordance with the provisions of the Agreement. The actual number of shares issuable will be determined only from events occurring over the term of the Agreement and could differ significantly from the number of shares reserved.

          In 1999, our Board of Directors authorized the repurchase of common shares for up to $250 million, subject to certain pricing restrictions. During 2000 and 1999, we repurchased approximately 2.8 million and 1.6 million shares, respectively, for $66 million and $35 million, respectively. The average per share repurchase price was $23.57 in 2000 and $21.88 in 1999. No shares were repurchased under this program in 2001. Other common stock repurchased in 2001, 2000 and 1999 was subsequently issued pursuant to the Contingent Stock Agreement.

          Under our stock option plans, options to purchase shares of common stock and stock appreciation rights may be awarded to our directors, officers and employees. Stock options are generally granted with an exercise price equal to the market price of the common stock on the date of grant, typically vest over a three- to five-year period, subject to certain conditions and have a maximum term of ten years. We have not granted any stock appreciation rights. Changes in options outstanding under the plans are summarized as follows:

                                                             2001                        2000                      1999
                                                    -----------------------     -----------------------    ----------------------
                                                                  Weighted-                   Weighted-                 Weighted-
                                                                   average                     average                   average
                                                                  Exercise                    Exercise                  Exercise
                                                      Shares        Price         Shares        Price        Shares       Price
                                                    ----------    ---------     ---------     ---------    ---------    ---------
          Balance at beginning of year ...........   7,841,881     $  24.78     6,263,228      $  25.54    5,434,214    $  25.91

          Options granted ........................   2,370,888        25.97     2,576,499         22.00    1,125,641       22.90

          Options exercised ......................  (1,296,434)       21.64      (758,904)        20.67     (128,232)      16.89

          Options expired or cancelled ...........    (103,250)       23.15      (238,942)        27.76     (168,395)      26.38
                                                    ----------     --------     ---------      --------    ---------    --------

          Balance at end of year .................   8,813,085     $  25.58     7,841,881      $  24.78    6,263,228    $  25.54
                                                    ==========     ========     =========      ========    =========    ========

          Information about stock options outstanding at December 31, 2001 is summarized as follows:

                                       Options Outstanding                             Options Exercisable
               -----------------------------------------------------------------   ----------------------------
                                                    Weighted-
                   Range of                          average        Weighted-                      Weighted-
                   Exercise                         Remaining        average                        average
                    Prices             Shares      Life (Years)   Exercise Price     Shares      Exercise Price
               ----------------      ----------    ------------   --------------   ----------    --------------
               $13.50 to $19.88         503,526        3.1           $ 19.03          503,526        $19.03
               $20.94 to $31.38       7,972,361        7.1             25.69        3,113,265         28.02
               $31.50 to $32.88         337,198        6.1             32.71          111,920         32.60
                                     ----------        ---           -------       ----------        ------
                                      8,813,085        6.8           $ 25.58        3,728,711        $26.95
                                     ==========        ===           =======       ==========        ======

          At December 31, 2000 and 1999, options to purchase 2,934,907 and 2,982,732 shares, respectively, were exercisable at per share weighted-average prices of $25.18 and $23.77, respectively.

          The per share weighted-average estimated fair values of options granted during 2001, 2000 and 1999 were $3.41, $3.46 and $3.15, respectively. These fair values were estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions:

                                                         2001    2000     1999
                                                         ----    ----     ----

                     Risk-free interest rate ..........   5.1%    6.6%     5.4%
                     Dividend yield ...................   5.5     5.5      5.5
                     Volatility factor ................  20.0    20.0     20.0
                     Expected life in years ...........   6.4     6.6      6.7
                                                         ====    ====     ====

          The option prices were greater than or equal to the market prices at the date of grant for all of the options granted in 2001, 2000 and 1999 and, accordingly, no compensation cost has been recognized for stock options granted to our directors, officers and employees. Expense recognized for stock options granted to employees of our unconsolidated ventures was insignificant.

           If we had applied a fair value-based method to recognize compensation cost for stock options, net earnings and earnings per share of common stock would have been adjusted as indicated below (in thousands, except per share data):

                                                              2001       2000      1999
                                                              ----       ----      ----
                    Net earnings:
                        As reported ....................    $110,706   $170,485  $135,297
                        Pro forma ......................     100,928    163,108   129,763
                    Earnings per share of common stock:
                        Basic:
                           As reported .................        1.42       2.27      1.71
                           Pro forma ...................        1.28       2.17      1.63
                        Diluted:
                           As reported ................         1.40       2.24      1.69
                           Pro forma ..................         1.28       2.14      1.62
                                                            ========   ========  ========

           Under our stock bonus plans, shares of common stock may be awarded to our officers and employees. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. Awards granted in 2001 and 2000 aggregated 266,850 and 89,700 shares, respectively, with a weighted-average market value per share of $24.84 and $21.62, respectively. No awards were granted in 1999. In connection with certain stock bonus plan awards, we make loans to the recipients for the payment of related income taxes, which loans are forgiven subject to the recipients' continued employment. The total loans outstanding at December 31, 2001, 2000 and 1999 were $0.5 million, $1.3 million and $2.5 million, respectively. We recognize amortization of the fair value of the stock awarded and any forgiven loans as compensation costs on a straight-line basis over the terms of the awards. Such costs amounted to $3.2 million in 2001, $3.9 million in 2000 and $5.1 million in 1999.

          The tax status of dividends per share of common stock was as follows:

                                                 2001         2000        1999
                                                 ----         ----        ----

                    Ordinary income ........... $ 1.27       $ 1.32      $ 1.20
                    Return of capital .........   0.15          ---         ---
                                                ------       ------      ------
                            Total ............. $ 1.42       $ 1.32      $ 1.20
                                                ======       ======      ======

     (14) Earnings per share

     Information relating to the calculations of earnings per share ("EPS") of common stock is summarized as follows (in thousands):

                                                             2001                      2000                          1999
                                                    ----------------------    ----------------------      -------------------------
                                                      Basic      Diluted        Basic      Diluted          Basic         Diluted
                                                      -----      -------        -----      -------          -----         -------
            Earnings before extraordinary items
              and cumulative effect of change
              in accounting principle ............  $ 111,813   $ 111,813    $ 168,285   $  168,285       $ 141,176      $ 141,176
            Dividends on unvested common
              stock awards and other .............       (679)       (502)        (437)        (321)           (466)          (909)
            Dividends on Preferred stock .........    (12,150)    (12,150)     (12,150)     (12,150)        (12,150)       (12,150)
            Interest on convertible
              property debt ......................        ---         ---          ---        3,076             ---            ---
            Interest on convertible
              subordinated debentures ............        ---         ---          ---          ---             ---          3,222
                                                    ---------   ---------    ---------   ----------       ---------      ---------
            Adjusted earnings before
              extraordinary items and
              cumulative effect of change in
              accounting principle used in
              EPS computation ....................  $  98,984   $  99,161    $ 155,698   $  158,890       $ 128,560      $ 131,339
                                                    =========   =========    =========   ==========       =========      =========

            Weighted-average shares outstanding        68,637      68,637       69,475       69,475          71,705         71,705
            Dilutive securities:
              Options, warrants and unvested
                common stock awards ..............        ---       1,057          ---          659             ---            563
                Convertible property debt ........        ---         ---          ---        1,930             ---            ---
                Convertible subordinated
                  debentures .....................        ---         ---          ---          ---             ---          1,931
                                                    ---------   ---------    ---------   ----------       ---------      ---------
            Adjusted weighted-average shares
              used in EPS computation ............     68,637      69,694       69,475       72,064          71,705         74,199
                                                    =========   =========    =========   ==========       =========      =========

               Effects of potentially dilutive securities are presented only in periods in which they are dilutive.

      (15) Leases

      We, as lessee, have entered into operating leases, primarily for land at operating properties, expiring at various dates through 2076. Rents under such leases aggregated $9.1 million in 2001, $10.8 million in 2000 and $10.5 million in 1999, including contingent rents, based on the operating performance of the related properties, of $2.5 million, $3.8 million and $4.5 million, respectively. In addition, we are responsible for real estate taxes, insurance and maintenance expenses. Minimum rent payments due under operating leases in effect at December 31, 2001 are summarized as follows (in thousands):

                       2002 ............................  $  6,174
                       2003 ............................     6,260
                       2004 ............................     6,316
                       2005 ............................     6,345
                       2006 ............................     6,345
                       Subsequent to 2006 ..............   260,658
                                                          --------

                              Total ....................  $292,098
                                                          ========

     We lease space in our operating properties to tenants primarily under operating leases. In addition to minimum rents, the majority of the retail center leases provide for percentage rents when the tenants' sales volumes exceed stated amounts, and the majority of the retail center and office leases provide for other rents which reimburse us for certain of our operating expenses. Rents from tenants are summarized as follows (in thousands):

                                                             2001                 2000              1999
                                                           --------             --------          --------
         Minimum rents .................................   $462,089             $403,088          $398,520
         Percentage rents ..............................     10,099               10,895            10,970
         Other rents ...................................    213,252              183,903           186,240
                                                           --------             --------          --------

             Total .....................................   $685,440             $597,886          $595,730
                                                           ========             ========          ========

     Minimum rents to be received from tenants under operating leases in effect at December 31, 2001 are summarized as follows (in thousands):

         2002 ..........................................................        $   410,352
         2003 ..........................................................            363,131
         2004 ..........................................................            316,998
         2005 ..........................................................            271,232
         2006 ..........................................................            220,659
         Subsequent to 2006 ............................................            604,850
                                                                                -----------

               Total ...................................................        $ 2,187,222
                                                                                ===========

     Rents under finance leases aggregated $8.7 million in 2001, $7.8 million in 2000 and $8.5 million in 1999. The net investment in finance leases at December 31, 2001 and 2000 is summarized as follows (in thousands):

                                                                     2001          2000
                                                                  --------      ---------
         Total minimum rent payments to be received
           over lease terms ....................................  $111,848       $120,442
         Estimated residual values of leased properties ........       788            788
         Unearned income .......................................   (44,452)       (50,238)
                                                                  --------       --------

             Net investment in finance leases ..................  $ 68,184       $ 70,992
                                                                  ========       ========

     Minimum rent payments to be received from tenants under finance leases in effect at December 31, 2001 are summarized as follows (in thousands):

         2002 ..........................................................        $  8,735
         2003 ..........................................................           8,735
         2004 ..........................................................           8,931
         2005 ..........................................................           8,970
         2006 ..........................................................           8,472
         Subsequent to 2006 ............................................          68,005
                                                                                --------

               Total ...................................................        $111,848
                                                                                ========

(16)   Other commitments and contingencies

At December 31, 2001, we had other commitments and contingencies (that are not reflected on the consolidated balance sheet) as follows (in millions):

            Guarantee of debt of unconsolidated
              real estate ventures:
                   Village of Merrick Park                              $ 54.1
                   Fashion Show                                           34.4
                   Hughes Airport-Cheynne Centers                         28.8
            Guarantee of interest swap agreements
              of unconsolidated real estate ventures:
                   Village of Merrick Park                                 0.3
                   Fashion Show                                            0.6
            Construction contracts for properties in development:
              Consolidated subsidiaries, primarily Fashion Show           69.8
              Our share of unconsolidated real estate ventures,
                 primarily Village of Merrick Park                        28.2
            Our share of long-term lease obligations of
              unconsolidated ventures:
                 Ground leases of unconsolidated real
                   estate ventures                                        60.0
                 Capital lease of MerchantWired                            6.6
            Bank letters of credit                                        12.4
                                                                        ------

                                                                        $295.2
                                                                        ======

     We have guaranteed the repayment of a construction loan of the unconsolidated real estate venture that is developing the Village of Merrick Park. The maximum amount that may be borrowed under the loan is $200 million. The amount of the guarantee may be reduced to a minimum of 20% upon the achievement of certain lender requirements. Additionally, venture partners have provided guarantees to us for their share (60%) of the construction loan. We have also guaranteed an obligation of the venture under an interest rate swap agreement.

     During 2001, we leased land and improvements at Fashion Show to an entity that is developing a portion of the expansion of the retail center. In connection with this lease, we have guaranteed the repayment of construction loan borrowings by the lessee. The maximum amount that may be borrowed under the loan is $111 million. The guarantee may be partially reduced upon the achievement of certain lender requirements. We have also guaranteed an obligation of the lessee arising from an interest rate swap agreement. An affiliate of Rodamco North America N.V. ("Rodamco") owns a 99% interest in the lessee and we expect to acquire this interest in the proposed acquisition of the assets of Rodamco described in note 17. A subsidiary of The Rouse Company Incentive Compensation Statutory Trust owns the controlling interest in the lessee.

     At December 31, 2001, we had a shelf registration statement for the future sale of up to an aggregate of $1.9 billion (based on the public offering price) of common stock, Preferred stock and debt securities. Securities may be issued pursuant to this registration statement in amounts and on terms to be determined at the time of offering. In January and February 2002, we issued additional shares of common stock under this registration statement (see note 17).

     We and certain of our subsidiaries are defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. In our opinion, adequate provision has been made for losses with respect to litigation matters, where appropriate, and the ultimate resolution of such litigation matters is not likely to have a material effect on our consolidated financial position. Due to our fluctuating net earnings, it is not possible to predict whether the resolution of these matters is likely to have a material effect on our net earnings and it is, therefore, possible that the resolution of these matters could have such an effect in any future quarter or year.

(17) Subsequent events

In January 2002, we, Simon Property Group, Inc. and Westfield America Trust announced that affiliates of each (collectively, the "purchasers") entered into a Purchase Agreement with Rodamco North America N.V. ("Rodamco") to purchase substantially all of the assets of Rodamco for an aggregate purchase price of approximately 2.48 billion euros (approximately $2.21 billion based on exchange rates then in effect) in cash, subject to adjustment, and the assumption of substantially all of Rodamco's liabilities, including approximately $2.18 billion of U.S. dollar denominated property debt and subsidiary perpetual preferred stock. Additional obligations to be borne by the purchasers and/or their parents include repayment of Rodamco corporate debt and payment of transaction expenses aggregating approximately $1.2 billion. The purchase price will be reduced by any amounts paid by Rodamco to its shareholders prior to closing. If the closing occurs after May 15, 2002, the purchase price will increase by an amount equal to the product of 622,642 euros and the number of days from May 1, 2002 until the closing.

     In connection with the purchase agreement, affiliates of the purchasers entered into a Joint Purchase Agreement that specifies the properties that each will acquire and sets forth the basis upon which the portion of the aggregate purchase price to be paid to Rodamco by each purchaser will be determined. Our share of the purchase price is expected to be approximately 601 million euros (approximately $536 million based on exchange rates in effect at the date of the Purchase Agreement). We also expect to repay a portion of Rodamco corporate debt and transaction costs aggregating approximately $321 million and to assume approximately $675 million of U.S. dollar denominated property debt and subsidiary perpetual preferred stock. We received a commitment from Banc of America Securities LLC and Banc of America Mortgage Capital Corporation for up to an $870 million bridge facility with an initial maturity of six months from the closing of the acquisition to provide interim financing for a portion of the purchase price and related costs. Availability under the bridge facility was reduced to $450 million as a result of the issuance of common stock in January and February 2002. We have the right to extend the commitment for an additional twelve months at reduced levels.

     There are significant risks associated with our proposed acquisition of assets from Rodamco. Our obligation to consummate the proposed acquisition is not subject to a financing condition. While we believe we have significant liquidity to close the transaction, our plans include using the proceeds from the sales of certain properties and assets to be acquired jointly with the other purchasers to repay any borrowings we may make under the bridge facility. We cannot assure that these assets will be sold on the anticipated time schedule or at the prices we expect. We are jointly and severally liable with the other purchasers under the Purchase Agreement such that if the other purchasers fail to perform, Rodamco could look to us for the entire amount of its damages (although we would have claims against the other purchasers under cross indemnities). We cannot assure that we will be able to consummate the acquisition if the other purchasers fail to perform. In addition, there are several conditions to closing the acquisition, including approval of the acquisition by the shareholders of Rodamco. We currently expect that a vote by the shareholders of Rodamco will occur on March 25, 2002; however, there is ongoing legal action in the Netherlands and we cannot assure that the vote will occur on that date. It is possible that other legal challenges could occur. We cannot assure that the shareholders of Rodamco will approve the transaction if and when they do vote. Accordingly, we cannot assure that the transaction will occur.

     In January and February of 2002, we issued 16.675 million shares of common stock for aggregate gross proceeds of $456.9 million ($27.40 per share) under our effective shelf registration statement. We plan to use the proceeds of the stock issuance to fund a portion of the purchase price of the proposed acquisition of the assets of Rodamco described above.

(18) New financial accounting standards not yet adopted

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite useful lives from an amortization approach to an impairment-only approach. The adoption of SFAS No. 142 on January 1, 2002 will not have an effect on our financial statements.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Statement does not change the fundamental provisions of SFAS No. 121; however, it resolves various implementation issues of SFAS No. 121 and establishes a single accounting model for long-lived assets to be disposed of by sale. It retains the requirement of APB Opinion No. 30 to report separately discontinued operations, but it extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in distribution to owners) or is classified as held for sale. We do not believe that adoption of SFAS No. 144 in 2002 will have a material effect on our financial statements.

--------------------------------------------------------------------------------
Five Year Comparison of Selected Financial Data
Years ended December 31, (in thousands, except per share data)
--------------------------------------------------------------------------------

                                                            2001            2000             1999            1998            1997
                                                       ------------    ------------     ------------    ------------     ----------
Operating results data:
    Revenues from continuing operations ............   $    966,337    $    633,384     $    635,878    $    613,801     $  916,771
    Earnings from continuing operations ............        111,813         168,285          141,176         105,176        189,892
    Basic earnings from continuing operations
      applicable to common shareholders
      per share of common stock ....................           1.44            2.24             1.79            1.36           2.70
    Diluted earnings from continuing operations
      applicable to common shareholders per share
      of common stock ..............................           1.42            2.21             1.77            1.34           2.59
Balance sheet data:
    Total assets ...................................      4,880,443       4,175,538        4,233,101       5,033,331      3,483,650
    Debt and capital leases ........................      3,501,398       3,058,038        3,155,312       3,943,902      2,586,260
    Shareholders' equity ...........................        655,360         630,468          638,580         628,926        465,515
    Shareholders' equity per share of
      common stock (note) ..........................           8.78            8.61             8.40            8.11           6.45
Other selected data:
    Net cash provided (used) by:
      Operating activities .........................        291,278         252,916          192,529         259,298        182,989
      Investing activities .........................       (116,119)          8,049           33,388      (1,018,273)      (326,051)
      Financing activities .........................       (157,778)       (273,713)        (237,389)        720,611        180,878
Dividends per share of common stock ................           1.42            1.32             1.20            1.12           1.00
Dividends per share of convertible
    Preferred stock ................................           3.00            3.00             3.00            3.00           2.65
Market price per share of common stock
    at year end ....................................          29.29           25.50            21.25           27.50          32.75
Market price per share of convertible
    Preferred stock at year end ....................          43.50           36.63            32.63           43.38          50.50
Weighted-average common shares
    outstanding (basic) ............................         68,637          69,475           71,705          67,874         66,201
Weighted-average common shares
    outstanding (diluted) ..........................         69,694          72,064           74,199          68,859         76,005

Note - For 2001, 2000, 1999 and 1998, shareholders' equity per share of common stock assumes conversion of the Series B Convertible Preferred stock issued in 1997.

------------------------------------------------------------------------
Interim Financial Information (Unaudited)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):
------------------------------------------------------------------------

                                                                                Quarter ended
                                         -----------------------------------------------------------------------------------------
                                         December   September      June       March    December   September      June       March
                                         31, 2001    30, 2001    30, 2001   31, 2001   31, 2000   30, 2000     30, 2000   31, 2000
                                         --------   ---------    --------   --------   ---------  ---------    --------   --------
Revenues .............................   $238,893   $ 228,443    $247,377   $251,624   $ 166,485  $ 163,144    $150,719   $153,036
Operating income .....................     24,528      29,236      26,409     32,072      30,715     32,628      35,733     36,059
Earnings before extraordinary
  items and cumulative effect of
  change in accounting principle .....     24,270      29,301      26,571     31,671      32,228     70,180      34,509     31,368
Net earnings .........................     24,270      29,249      25,927     31,260      31,230     74,100      33,787     31,368
                                         ========   =========    ========   ========   =========  =========    ========   ========

Earnings per common share
Basic:
   Earnings before extraordinary
     items and cumulative effect
     of change in accounting
     principle .......................   $    .31   $     .38    $    .34   $    .42   $     .42  $     .96    $    .45   $    .40
   Extraordinary gains (losses) ......        ---         ---        (.01)       ---        (.01)       .06        (.01)       ---
   Cumulative effect of change in
     accounting principle ............        ---         ---         ---       (.01)        ---        ---         ---        ---
                                         --------   ---------    --------   --------   ---------  ---------    --------   --------

       Total .........................   $    .31   $     .38    $    .33   $    .41   $     .41  $    1.02    $    .44   $    .40
                                         ========   =========    ========   ========   =========  =========    ========   ========

Diluted:
   Earnings before extraordinary
     items and cumulative effect
     of change in accounting
     principle .......................   $    .30   $     .37    $    .34   $    .41   $     .42  $     .91    $    .45   $    .40
   Extraordinary gains (losses) ......        ---         ---        (.01)       ---        (.01)       .05        (.01)       ---
   Cumulative effect of change in
     accounting principle ............        ---         ---         ---       (.01)        ---        ---         ---        ---
                                         --------   ---------    --------   --------   ---------  ---------    --------   --------

       Total .........................   $    .30   $     .37    $    .33   $    .40   $     .41  $     .96    $    .44   $    .40
                                         ========   =========    ========   ========   =========  =========    ========   ========


Note- Extraordinary gains (losses) relate to early extinguishments and substantial modification of terms of debt. Net earnings for the third quarter of 2000 includes a gain on the disposition of substantially all of our interest in a retail center (North Star) of $37,082,000 ($0.53 per share basic, $0.51 per share diluted).

--------------------------------------------------------------------------------
Price of Common Stock and Dividends
Our common stock is traded on the New York Stock Exchange. The prices and dividends per share were as follows:

                                                                                Quarter ended
                                         -----------------------------------------------------------------------------------------
                                         December   September      June       March    December   September      June       March
                                         31, 2001   30, 2001     30, 2001   31, 2001   31, 2000   30, 2000     30, 2000   31, 2000
                                         --------   ---------    --------   --------   ---------  ---------    --------   --------
High .................................   $  30.16   $   29.35    $  29.00   $  28.00   $   26.56  $   27.13    $  25.69   $  22.94
Low ..................................      23.82       24.00       25.14      24.53       24.19      23.63       20.88      20.31
Dividends ............................       .355        .355        .355       .355         .33        .33         .33        .33

--------------------------------------------------------------------------------
Number of Holders of Common Stock
The number of holders of record of our common stock as of March 15, 2002 was 2,391.

                       The Rouse Company and Subsidiaries
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

  General

  Through our subsidiaries and affiliates, we acquire, develop and manage a diversified portfolio of retail centers, office and industrial buildings and mixed-use and other properties located throughout the United States. We also develop and sell land for residential, commercial and other uses, primarily in and around Columbia, Maryland and Summerlin, Nevada.

     Our primary business strategies include owning and operating (1) premier properties - shopping centers and large-scale mixed-use projects in major markets across the United States and (2) geographically concentrated office and industrial buildings, principally complementing community development activities. In order to execute these strategies, we evaluate opportunities to develop or acquire properties and to expand and/or renovate properties in our portfolio. We plan to continue making substantial investments to expand and/or renovate, acquire and develop properties as follows:

   . We anticipate that we will acquire interests in eight high-quality operating properties and other assets in the second quarter of 2002 from Rodamco North America N.V. ("Rodamco").
   . We are an investor in a joint venture that is developing the Village of Merrick Park, a large-scale mixed-use project in Coral Gables, Florida, that is expected to open in September 2002.
   . We and a lessee are currently expanding and redeveloping Fashion Show, a retail center on "the strip" in Las Vegas, Nevada, and expect to complete the first phase of this project in October 2002.

     We also assess whether particular properties are meeting or have the potential to meet our investment criteria. We have disposed of interests or transferred majority interests in more than 30 retail centers and numerous other properties since 1993 (sometimes using tax-deferred exchanges) and may dispose of selected properties that are not meeting or are not considered to have the potential to continue to meet our investment criteria. We may also dispose of interests in properties for other reasons. In September 1999, we announced that we would pursue a strategy to sell interests in certain office and industrial properties and land parcels and use the proceeds to repay debt, fund development costs and repurchase (subject to certain price restrictions) up to $250 million of our common stock. In January 2000, we completed disposition and transaction structuring plans and began marketing interests in the identified properties in the Baltimore-Washington corridor and Las Vegas. In 2000, we sold several of the properties in the Baltimore-Washington corridor and contributed our ownership interests in industrial properties in two Las Vegas business parks to a real estate venture in exchange for a cash distribution and a minority interest in the venture. We used some of the cash proceeds from these and other transactions to repurchase approximately $66 million (2.8 million shares) of our common stock. Since 1999, we have repurchased approximately $101 million (4.4 million shares) of our common stock. In January 2001, we decided to pursue other strategies to obtain liquidity and ceased actively marketing substantially all of the remaining buildings in the Baltimore-Washington corridor. However, we may dispose of these properties if circumstances change or if specific opportunities arise. Disposition decisions and related transactions may cause us to recognize gains or losses that could have material effects on reported net earnings in future quarters or fiscal years, and, taken together with the use of sales proceeds, may have a material effect on our overall consolidated financial position.

     We also develop and manage large-scale land development projects, including the communities of Columbia and Emerson in Howard County, Maryland and Summerlin, Nevada. To leverage our experience and provide further growth opportunities, we seek opportunities to acquire new and/or existing land development projects. Net cash flows from community development operations provide an additional source of funding for our other activities.

  Portfolio changes

  We believe that space in high-quality, dominant retail centers in densely populated, affluent areas will continue to be in demand by retailers and that these retail centers are better able to withstand difficult conditions in the overall economy, specifically in the real estate and retail industries. We also believe that space in class-A office projects in growing metropolitan areas will continue to be in demand. In 2001, 2000 and 1999, we completed an acquisition, numerous expansion projects, the development of new operating properties and several sale/transfer transactions (including contributions of interests in properties to unconsolidated real estate ventures) designed to upgrade the overall quality of the property portfolio or to provide liquidity for development costs, repurchases of common stock and other uses.

     The 2001, 2000 and 1999 acquisition, sale/transfer and development activity is summarized as follows:

                                  Acquisitions
                                  ------------

  In August 2000, we acquired a 65% interest in Westdale Mall, a retail center, increasing our ownership interest to 85%.


                                                Sale/transfer
                                                -------------

  Retail Centers               Disposition Date               Office and Other Properties             Disposition Date
  --------------               ----------------               ---------------------------             ----------------
  Bridgewater Commons (1)      February 1999                  Lucky's Center                          June 1999
  Park Meadows (1)             February 1999                  Hunt Valley Business Center             June 2000
  Towson Town Center (1)       February 1999                      (1 building)
  Santa Monica Place           October 1999                   Midtown Office                          October 2000
  North Star (2)               July 2000                      Owen Brown I & II                       November 2000
  Midtown Square               October 2000                   Hughes Airport Center                   December 2000
  The Grand Avenue             November 2000                      (34 buildings) (2)
                                                              Hughes Cheyenne Center                  December 2000
                                                                  (3 buildings) (2)
                                                              Hunt Valley Business Center             December 2000
                                                                  (2 buildings)
                                                              Hunt Valley Business Center             April 2001
                                                                  (1 building)

Notes:
(1) We contributed our interests to a joint venture in which we obtained a 35% ownership interest.
(2) We contributed our interests to ventures in which we obtained minor interests.

                                             Development projects
                                             --------------------

Retail Centers                       Date Opened              Office and Other Properties             Date Opened
--------------                       -----------              ---------------------------             -----------
Oakwood Center Expansion             March 1999               Park Square, Columbia Office            January 1999
The Mall in Columbia                                          Hughes Airport Center (1 building)      May 1999
    Expansion-Phase II               September 1999           Summerlin Commercial (3 buildings)      September 1999
Exton Square Expansion-Phase I       November 1999            Hughes Center (1 building)              October 1999
Moorestown Mall Expansion -                                   Summerlin Town Center (1 building)      January 2001
    Phase I                          November 1999            Summerlin Town Center (1 building)      February 2001
Moorestown Mall Expansion -
    Phase II                         March 2000
Pioneer Place Expansion              March 2000
Exton Square Expansion-Phase II      May 2000
Perimeter Mall Expansion             July 2000
Oviedo Marketplace Expansion         October 2000
The Mall in Columbia
    Expansion-Phase III              May 2001
Centerpointe Plaza
    (Summerlin Village Center)       September 2001

  Operating results

  The following discussion and analysis of operating results covers each of our five business segments as management believes that a segment analysis provides the most effective means of understanding the business. It also provides information about other elements of the consolidated statement of operations that are not included in the segment results. You should refer to the consolidated statements of operations, note 8 to the consolidated financial statements and the Five Year Summary of Net Operating Income ("NOI") and Net Earnings on page 44 when reading this discussion and analysis. As discussed in note 8, segment operating data are reported using the accounting policies used for internal reporting to management, which differ in certain respects from those used for reporting under accounting policies generally accepted in the United States of America. The differences affect only the reported revenues and expenses of the segments and have no effect on our reported net earnings or NOI. Revenues and operating expenses reported for the segments are reconciled to the related amounts reported in the consolidated statements of operations in note 8.

     Comparisons of NOI and net earnings from one year to another are affected significantly by the property acquisition, sale/transfer and development activity summarized above. As discussed in more detail below, other factors that have contributed to our operating results in 2001, 2000 and 1999 include the following:

     . maintenance of high occupancy levels in retail and office properties; . higher rents on re-leased space;
     . strong demand for land in Columbia and Summerlin;
     . refinancings of project-related debt at lower interest rates;
     . a decline in average interest rates on variable rate debt;
     . repayments of debt;
     . cost reduction measures.

  Impact of the terrorist attacks of September 11, 2001: We were largely spared direct losses caused by the terrorist attacks of September 11, 2001. Operations were disrupted only at South Street Seaport, a retail center in lower Manhattan that we own and operate. The center was closed for a week following the attacks for use as a staging and rest area for rescue workers. It did not sustain significant physical damage. Customer traffic, tenant sales and rents at South Street Seaport are generally affected by the level of pedestrian and other traffic and other commercial activity in lower Manhattan. While we expect a significant recovery of traffic and commercial activity in lower Manhattan, we are uncertain as to its timing and scope. Accordingly, it is difficult to predict with certainty when, if ever, customer traffic, tenant sales and rents will return to historical levels. Customer traffic at our other retail centers was lighter than usual for several days after the attacks but has generally returned to normal levels at our suburban properties. Traffic at our urban specialty marketplaces is more dependent on tourism and continues to be lighter than usual. Las Vegas, where we have a substantial concentration of assets, experienced a significant decline in visitor activity in the weeks immediately following the attacks. Recent data indicate a substantial recovery of visitor activity with the exception of international visitors. There can be no assurance that visitor activity in Las Vegas or at our urban specialty marketplaces will return to levels experienced before the attacks.

                          Business Segment Information
                          ----------------------------

  Operating Properties: We report the results of our operating properties in two segments: (1) retail centers and (2) office and other properties. Our tenant leases provide the foundation for the performance of our operating properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse us for certain operating expenses. Substantially all of our retail leases also provide for additional rent (percentage rent) based on tenant sales in excess of stated levels. As leases expire, space is re-leased, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

     Some portions of our discussion and analysis focus on "comparable" properties. In general, comparable properties exclude those that have been acquired or disposed of, newly developed or undergone significant expansion in either of the two years being compared.

     Retail Centers: Operating results of retail centers are summarized as follows (in millions):

                                                      2001      2000      1999
                                                    -------   -------   -------

             Revenues ...........................   $ 636.7   $ 631.2   $ 627.0
             Operating expenses, exclusive of
                depreciation and amortization ...     278.5     281.1     284.3
                                                    -------   -------   -------

                    NOI .........................   $ 358.2   $ 350.1   $ 342.7
                                                    =======   =======   =======

          Revenues increased $5.5 million in 2001 and $4.2 million in 2000. The increase in 2001 was attributable primarily to properties opened or expanded in 2001 and 2000 (approximately $16.7 million), the acquisition of an additional interest in a retail center in 2000 (approximately $4.5 million), higher rents on re-leased space and higher lease termination income (approximately $5.6 million) at comparable properties. These increases were partially offset by dispositions of interests in properties in 2000 (approximately $17.0 million) and lower average occupancy levels at comparable properties (93.0% in 2001 as compared to 94.4% in 2000). Revenues also declined by approximately $2.1 million at South Street Seaport in lower Manhattan where customer traffic, tenant sales and rents declined significantly in the aftermath of the terrorist attacks of September 11, 2001. The increase in 2000 was attributable primarily to properties opened or expanded in 2000 and 1999 (approximately $19.0 million), the acquisition in 2000 (approximately $3.5 million) and higher rents on re-leased space. These increases were partially offset by dispositions of interests in properties in 2000 and 1999 (approximately $27.8 million) and slightly lower average occupancy levels at comparable properties (94.0% in 2000 as compared to 94.3% in 1999).

          Total operating expenses (exclusive of depreciation and amortization) decreased $2.6 million in 2001 and $3.2 million in 2000. The decrease in 2001 was attributable primarily to dispositions of interests in properties in 2000 (approximately $10.8 million). The decrease was partially offset by properties opened or expanded in 2001 and 2000 (approximately $4.6 million) and the acquisition of an additional interest in a retail center in 2000 (approximately $3.1 million). The decrease in 2000 was attributable primarily to dispositions of interests in properties in 2000 and 1999 (approximately $12.7 million). The decrease was partially offset by properties opened or expanded (approximately $4.5 million) and acquired (approximately $1.4 million) in 2000 and 1999.

          We believe that the outlook is for continued growth in NOI from retail centers in 2002, as we should benefit from the properties to be acquired from Rodamco, properties expanded in 2001 and the operations of the Village of Merrick Park and the first phase of the Fashion Show expansion, expected to open in September and October 2002, respectively.

     Office and Other Properties: Operating results of office and other properties are summarized as follows (in millions):

                                                     2001       2000      1999
                                                   -------    -------   -------

             Revenues ...........................  $ 203.7    $ 216.2   $ 205.4
             Operating expenses, exclusive of
                depreciation and amortization ...     77.5       78.5      75.4
                                                   -------    -------   -------
                    NOI .........................  $ 126.2    $ 137.7   $ 130.0
                                                   =======    =======   =======

          Revenues decreased $12.5 million in 2001 and increased $10.8 million in 2000. The decrease in 2001 was attributable primarily to dispositions of interests in properties in 2000 (approximately $21.4 million) and was partially offset by higher rents on re-leased space. The increase in 2000 was attributable primarily to new properties opened in 2000 and 1999 (approximately $3.7 million) and higher rents on re-leased space. These increases were partially offset by dispositions of properties in 2000 and 1999 (approximately $1 million).

          Total operating expenses (exclusive of depreciation and amortization) decreased $1.0 million in 2001 and increased $3.1 million in 2000. The decrease in 2001 is attributable to dispositions of interests in properties in 2000 (approximately $4.6 million). The decrease was partially offset by higher general and administrative expenses. The increase in 2000 was attributable primarily to new properties opened in 2000 and 1999 (approximately $1.4 million). The increase was partially offset by dispositions of properties in 2000 and 1999 (approximately $0.2 million).

          We expect NOI from our office and other properties segment in 2002 to exceed the 2001 results, as we should benefit from the properties to be acquired from Rodamco.

     Community Development: Community development relates primarily to the communities of Columbia and Emerson in Howard County, Maryland and Summerlin, Nevada. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of saleable land for particular uses and our decisions to sell, develop or retain land. In 2000, we began to accelerate our land development and sales activities, particularly in Summerlin, in order to meet high demand for land for residential and other uses.

          Operating results of community development are summarized as follows (in millions):

               Nevada Operations:                    2001       2000      1999
                                                   -------    -------   -------
                 Revenues:
                   Summerlin ....................  $ 148.7    $ 114.4   $ 111.3
                   Other ........................      5.6       17.3      21.8
                 Operating costs and expenses:
                   Summerlin ....................    108.8       95.5      90.5
                   Other ........................      4.7       15.7      19.0
                                                   -------    -------   -------

                   NOI ..........................  $  40.8    $  20.5   $  23.6
                                                   =======    =======   =======

               Columbia and Other:
                 Revenues .......................  $  64.0    $  83.8   $  64.1
                 Operating costs and expenses ...     29.8       37.5      36.6
                                                   -------    -------   -------

                   NOI ..........................  $  34.2    $  46.3   $  27.5
                                                   =======    =======   =======

               Total:
                 Revenues ........................ $ 218.3    $ 215.5   $ 197.2
                 Operating costs and expenses ....   143.3      148.7     146.1
                                                   -------    -------   -------

                   NOI ........................... $  75.0    $  66.8   $  51.1
                                                   =======    =======   =======

          Revenues and NOI from land sales in Summerlin increased $34.3 million and $21.0 million, respectively, in 2001. These increases were attributable primarily to higher levels of land sold for residential purposes. The increase in operating margins in 2001 was due primarily to the effects of favorable pricing resulting from higher demand. The decreases in revenues and NOI relating to other Nevada land holdings in 2001 and 2000 were attributable to lower levels of land sales at master planned business parks.

          Revenues and NOI from Columbia and other land sales decreased $19.8 million and $12.1 million, respectively, in 2001 and increased $19.7 million and $18.8 million, respectively, in 2000. The decreases in 2001 were attributable primarily to the effects of a sale of land in New Jersey in 2000 ($14.0 million in revenues and $7.5 million in NOI). We have no additional saleable land at the New Jersey site. The remaining decreases in revenues and NOI for 2001 were attributable primarily to lower levels of sales for commercial uses in Columbia. Operating costs and expenses as a percentage of sales increased in 2001 due to an increase in current income taxes, partially offset by higher profit margins on land sales resulting from favorable pricing. The increases in revenues and NOI in 2000 were attributable primarily to the sale of land in New Jersey described above, higher levels of sales for commercial uses at higher profit margins in Columbia and lower general and administrative expenses.

          We expect that results of community development should remain strong in 2002, assuming continued favorable market conditions in the Las Vegas and Howard County regions.

     Commercial Development: Commercial development expenses were $7.1 million in 2001, $7.7 million in 2000 and $3.7 million in 1999. These costs consist primarily of preconstruction expenses and new business costs.

          Preconstruction expenses relate to retail and office and other property development opportunities which may not go forward to completion. Preconstruction expenses were $3.1 million in 2001, $4.7 million in 2000 and $1.9 million in 1999. The higher levels of expenses in 2001 and 2000 were primarily attributable to higher costs for new retail projects which are not likely to go forward to completion. New business costs relate primarily to the initial evaluation of potential acquisition and development projects. These costs were $4.0 million in 2001, $3.0 million in 2000 and $1.8 million in 1999. The higher levels of new business costs in 2001 and 2000 were attributable to our focus on acquisition opportunities.

     Corporate: Corporate operating expenses consist primarily of general and administrative costs and our equity in the loss of MerchantWired, an unconsolidated joint venture with other real estate companies to provide broadband telecommunication services to tenants. We invested in MerchantWired and began recognizing our share of its operating results in the third quarter of 2000.

          Corporate operating expenses were $13.2 million in 2001, $9.4 million in 2000 and $20.4 million in 1999. The increase in 2001 was attributable primarily to our equity in losses of MerchantWired and costs incurred in evaluating various corporate structure and tax planning strategies. The high level of corporate expenses in 1999 was attributable primarily to costs incurred in connection with organizational changes and early retirement programs. In 1999, we announced and initiated the consolidation of the management and administration of our Retail Operations and Office and Mixed-Use divisions into a single Property Operations Division and the integration of certain operating, administrative and support functions of the Hughes Division into other divisions. The costs relating to these organizational changes, primarily severance and other benefits to terminated employees, aggregated approximately $7.4 million. Also, we adopted early retirement programs in which employees who met certain criteria were eligible to participate. We recognized expenses of approximately $4.0 million for costs associated with this program for employees who accepted early retirement prior to December 31, 1999. There were no similar costs in 2001 or 2000.

                           Other Operating Information
                           ---------------------------

     As discussed in note 2 to the consolidated financial statements, in January 2001, we acquired all of the shares of voting stock (91%) of the majority financial interest ventures that we did not own. As a result of this transaction, we consolidated these ventures in our financial statements in 2001. In 2000 and 1999, we accounted for our interests in them using the equity method. This change does not affect comparisons of the operating results of our business segments because, as discussed in note 8 to the consolidated financial statements, we have consolidated the ventures for segment reporting purposes each year. As discussed below, the change affects comparisons of certain other elements of our operating results significantly.

     Interest: Interest expense was $228.8 million in 2001, $236.7 million in 2000 and $233.9 million in 1999. The decrease in 2001 was attributable primarily to lower average interest rates on both variable rate debt and debt that was refinanced in 2001 and 2000. This decrease was partially offset by interest expense of the acquired majority financial interest ventures. The increase in 2000 was attributable to interest on borrowings related to several property expansions. Capitalized interest increased $16.9 million in 2001, primarily on qualifying investments in community development projects of the acquired majority financial interest ventures.

     Depreciation and Amortization: Depreciation and amortization expense increased $35.2 million in 2001 and decreased $4.2 million in 2000. These changes were attributable primarily to the consolidation of the majority financial interest ventures in 2001 and to the net effect of the changes in our portfolio of properties referred to above, including the effect (approximately $9.1 million) of classifying a number of office and other properties as held for sale in 2000.

     Income Taxes: As discussed in notes 2 and 9 to the consolidated financial statements, in January 2001, we acquired all of the voting stock of the majority financial interest ventures owned by The Rouse Company Incentive Compensation Statutory Trust. On January 2, 2001, we and these subsidiaries made a joint election to treat the subsidiaries as taxable REIT subsidiaries ("TRS") for Federal and certain state income tax purposes. With respect to the TRS, we are liable for income taxes at the Federal and state levels, and the current and deferred income tax provisions for 2001 relate primarily to the earnings of TRS.

     Equity in Earnings of Unconsolidated Real Estate Ventures: For segment reporting purposes and in this analysis, our share of the NOI of unconsolidated real estate ventures is included in the operating results of retail centers, office and other properties and community development. Equity in earnings of the unconsolidated real estate ventures decreased $96.8 million in 2001 and increased $28.4 million in 2000. The decrease in 2001 is due primarily to the consolidation of the majority financial interest ventures. The decrease also reflects the effects of a disposition of a substantial portion of our interest in a retail center (North Star) in 2000. The increase in 2000 is due primarily to higher earnings of the majority financial interest ventures. The increase in the ventures' earnings was due primarily to increased earnings from their community development operations.

     Net Gains (Losses) on Operating Properties: Net gains (losses) on operating properties were $(0.4) million in 2001, $33.2 million in 2000 and $41.2 million in 1999.

          The net losses on operating properties in 2001 consisted primarily of an additional impairment provision recorded on an investment in a retail center (Randhurst) that we and the other venturer intend to dispose ($0.4 million).

          The net gains on operating properties in 2000 consisted primarily of a gain on the disposition of an interest in a retail center (North Star) ($37.1 million), partially offset by an impairment provision recorded on an investment in a retail center (Randhurst) that we and the other venturer intend to dispose ($6.9 million).

          The net gains on operating properties in 1999 consisted primarily of a gain on the sale of a retail center (Santa Monica Place) ($61.9 million) and a gain on the sale of an other property (Lucky's Center) ($6.4 million), partially offset by impairment losses on two retail centers (Tampa Bay Center and The Grand Avenue) ($28.1 million). In 1999, we changed our plans and intentions as to the manner in which these retail centers would be operated in the future and revised estimates of the most likely holding periods. As a result, we evaluated the recoverability of the carrying amounts of the centers, determined that the carrying amounts were not recoverable from future cash flows and recognized impairment losses.

     Extraordinary Gains (Losses), Net: The extraordinary losses resulting from extinguishments of debt prior to scheduled maturity were $0.7 million in 2001 and $5.9 million in 1999. The net extraordinary gains resulting from extinguishments or substantial modification of terms of debt were $2.2 million in 2000.

     Net Earnings: We had net earnings of $110.7 million in 2001, $170.5 million in 2000 and $135.3 million in 1999. Net earnings for each year were affected by unusual and/or nonrecurring items discussed above in the corporate segment, net gains (losses) on operating properties and extraordinary gains and losses.

     Financial condition, liquidity and capital resources

     We believe that our liquidity and capital resources are adequate for near-term and longer-term requirements. We had cash and cash equivalents and investments in marketable securities totaling $54.3 million and $37.6 million at December 31, 2001 and 2000, respectively. Net cash provided by operating activities was $291.3 million, $252.9 million and $192.5 million in 2001, 2000 and 1999, respectively. The changes in net cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results. The level of net cash provided by operating activities is also affected by the timing of receipt of rents and other revenues, including proceeds of land sales and the payment of operating and interest expenses and land development costs. The level of cash provided by operating distributions from unconsolidated real estate ventures is affected by the timing of receipt of their revenues (including land sales revenues in 2000 and 1999), payment of operating and interest expenses and other sources and uses of cash.

          We rely primarily on fixed-rate, nonrecourse loans from private institutional lenders to finance our operating properties. We have also made use of the public equity and debt markets to meet our capital needs, principally to repay or refinance corporate and project-related debt and to provide funds for project development and acquisition costs and other corporate purposes. We have a credit facility with a group of lenders that provides for unsecured borrowings of up to $375 million. The facility is available until December 2003 and is subject to a one-year renewal option. We are continually evaluating sources of capital and believe that there are satisfactory sources available for all requirements. Selective dispositions of properties and interests in properties are expected to provide capital resources in 2002 and may also provide them in subsequent years.

          Most of our debt consists of mortgages collateralized by operating properties. Scheduled principal payments on property debt were $58.7 million, $55.5 million and $49.6 million in 2001, 2000 and 1999, respectively.

          Our contractual cash obligations and construction cost commitments are summarized as follows at December 31, 2001 (in millions):

                                        2002    2003    2004   2005    2006    After 2006
                                        ----    ----    ----   ----    ----    ----------
Debt:
  Scheduled principal payments
    (through 2006)                      $ 75    $ 78    $ 77   $ 75    $ 72      $    -
  Balloon payments and scheduled
    principal payments after 2006        139     534     298    283     336       1,522
                                        ----    ----    ----   ----    ----      ------
     Total debt                          214     612     375    358     408       1,522
Capital lease obligations                  3       3       2      1       1           3
Operating leases                           6       6       6      6       6         261
Construction commitments                  65       4       1      -       -           -
                                        ----    ----    ----   ----    ----      ------

       Total                            $288    $625    $384   $365    $415      $1,786
                                        ====    ====    ====   ====    ====      ======

          The balloon payments due in 2002 consist of a $95 million mortgage loan on an expanded retail center, a $41 million mortgage on a retail center and $3 million of medium-term notes. We expect to repay the mortgages and the medium-term notes with proceeds from property refinancings, credit facility borrowings or other available corporate funds. The balloon payments due in 2003 consist of $222 million of borrowings under the credit facility, $114 million of 8% Notes and $198 million of mortgages on three retail centers and two office buildings. We expect to repay the borrowings under the credit facility and the 8% Notes with proceeds from the issuance of corporate debt. We also have an option to extend the credit facility. We expect to repay the mortgages with proceeds from property refinancings.

          We expect to spend more than $225 million (including the construction commitments set forth above) for new developments, expansions and improvements to existing properties in 2002. A substantial portion of these expenditures relates to new retail properties and retail center expansions, and it is expected that most of these costs will be financed by debt, including borrowings under existing property-specific construction loans and/or our credit facility. In addition, we are an investor in several unconsolidated joint ventures that are developing certain projects, with the other venturers funding a portion of development costs. We expect to invest approximately $55 million in these joint ventures in 2002.

          Expenditures for properties in development and improvements to existing properties were $184.1 million, $209.7 million and $229.8 million in 2001, 2000 and 1999, respectively. These expenditures related primarily to project development activity, primarily retail property expansions and development of new office and industrial properties in Las Vegas. A substantial portion of the costs of properties in development was financed with construction or similar loans and/or credit facility borrowings. In some cases, long-term fixed rate debt financing is arranged before completion of construction. Improvements to existing properties consist primarily of costs of renovation and remerchandising programs and other tenant improvement costs.

          Expenditures for investments in other unconsolidated real estate ventures were approximately $46 million in 2001 and consisted primarily of investments in unconsolidated ventures developing the Village of Merrick Park, Kendall Town Center and a community development project.

          Cash expenditures for acquisitions of interests in properties were $22.2 million in 2000. The acquisitions in 2000 consisted primarily of commercial sites adjacent to the Village of Merrick Park and department store sites at existing properties.

          In addition to our unrestricted cash and cash equivalents and investments in marketable securities, we have other sources of capital. Availability under our credit facility was $153 million at December 31, 2001. This credit facility can be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs. Also, we have an effective shelf registration statement for the sale of up to an aggregate of approximately $2.25 billion (based on the public offering price) of common stock, Preferred stock and debt securities. At December 31, 2001, we had issued approximately $358 million of common stock and debt securities under the shelf registration statement. In January and February of 2002, we issued 16.675 million shares of common stock for aggregate gross proceeds of $456.9 million ($27.40 per share) under the shelf registration statement. We plan to use these proceeds to fund a portion of the purchase price of the proposed acquisition of the assets of Rodamco described below. As a result, we had approximately $1.4 billion of availability under the shelf registration statement at February 28, 2002.

          Proceeds from sales of operating properties and formations of unconsolidated real estate ventures were $4.6 million in 2001, $221.9 million in 2000 and $255.2 million in 1999. Proceeds from these transactions in 2001 consisted primarily of proceeds from the sale of an office building. Proceeds from these transactions in 2000 consisted primarily of cash distributions from ventures to which we contributed ownership interests in a retail center (North Star), industrial buildings in two business parks (Hughes Airport Center and Hughes Cheyenne Center) and a property under development (Village of Merrick Park). We also received minority interests in the ventures. Proceeds from these transactions in 1999 consisted primarily of cash received from the sales of two retail centers (Santa Monica Place and Valley Fair).

          At December 31, 2001, we were not holding any properties for sale, but we may sell interests in operating properties as opportunities arise. We also consider certain investment and other land assets as significant sources of cash flows and may decide to accelerate sales in order to provide cash for other purposes, including the funding of development activities.

          Net proceeds of property debt, excluding scheduled principal repayments, were $25.0 million in 2001 and $108.7 million in 1999. The net proceeds in 2001 consisted primarily of proceeds from the issuance of Special Improvement District bonds used to fund community development costs in Summerlin. The net proceeds in 1999 consisted primarily of borrowings on construction loans and mortgages on properties in development. We also received distributions of financing proceeds from unconsolidated real estate ventures of $109.3 million in 2001 and $67.5 million in 1999. Excluding scheduled principal payments, net repayments of property debt were $30.8 million in 2000 and consisted primarily of repayments associated with the sales of the properties securing the debt and repayments associated with the substantial modification of terms of certain loans. These repayments were partially offset by borrowings on construction loans on retail properties in development.

          Net repayments of other debt were $9.9 million in 2001 and $116.9 million in 1999. The net repayments in 1999 consisted primarily of the repayment of the convertible subordinated debentures and outstanding bridge loan borrowings, partially offset by the issuance of the 8% Notes. Net proceeds from the issuance of other debt were $38.9 million in 2000.

          Our Board of Directors has authorized the repurchase, subject to certain pricing restrictions, of up to $250 million of common stock. As of December 31, 2001, we had repurchased approximately 4.4 million shares under this program for approximately $101 million, including purchases of approximately 2.8 million shares for approximately $66 million in 2000. We did not repurchase shares under this program in 2001. The average per share repurchase price was $23.57 in 2000 and $21.88 in 1999. Other common stock purchased in 2001, 2000 and 1999 was subsequently issued pursuant to the Contingent Stock Agreement.

          The agreements relating to various loans impose limitations on us. The most restrictive of these limit the levels and types of debt we may incur and require us to maintain specified minimum levels of debt service coverage and net worth. The agreements also impose restrictions on our dividend payout ratio and on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited our normal business activities and are not expected to do so in the foreseeable future.

     Unconsolidated ventures

     We have interests in unconsolidated real estate ventures that own and/or develop properties. We use these ventures to limit our risk associated with individual properties and to reduce capital requirements. We may also contribute our interests in properties to unconsolidated ventures for cash distributions and interests in the ventures to provide liquidity as an alternative to property sales. These ventures are accounted for using the equity or cost methods as appropriate. Summarized financial statements for these ventures accounted for using the equity method and information about our investments in them is included in note 2 to the consolidated financial statements. In general, these ventures own retail centers managed by us for a fee and are controlled jointly by our venture partners and us.

          At December 31, 2001, we had other commitments and contingencies related to unconsolidated ventures. These commitments and contingencies are detailed as follows (in millions):

              Guarantee of debt:
                  Village of Merrick Park                    $ 54.1
                  Fashion Show                                 34.4
                  Hughes Airport-Cheyenne Centers              28.8
              Guarantee of interest rate swap agreements:
                  Village of Merrick Park                       0.3
                  Fashion Show                                  0.6
              Long-term ground lease obligations               60.0
              Capital lease of MerchantWired                    6.6
                                                             ------

                                                             $184.8
                                                             ======

          We have guaranteed the repayment of the construction loan of the venture developing the Village of Merrick Park. The maximum amount that may be borrowed under the loan is $200 million. Our partners in the venture have provided guarantees to us for their share (60%) of the construction loan. We and our partners have also guaranteed obligations of the venture under a related interest rate swap agreement.

          During 2001, we leased land and improvements at Fashion Show to an entity that is developing part of the expansion of the center. In connection with this lease, we have guaranteed the repayment of construction loan borrowings of the lessee. The maximum amount that may be borrowed under the loan is $111 million. We have also guaranteed obligations of the lessee under a related interest rate swap agreement. An affiliate of Rodamco owns a 99% interest in the lessee and we expect to acquire this interest in the proposed acquisition of the assets of Rodamco described below. A subsidiary of The Rouse Company Incentive Compensation Statutory Trust owns the controlling interest in the lessee.

     Market risk information

     The market risk associated with financial instruments and derivative financial and commodity instruments is the risk of loss from adverse changes in market prices or rates. Our market risk arises primarily from interest rate risk relating to variable rate borrowings used to maintain liquidity (e.g., credit facility advances) or finance project development costs (e.g., construction loan advances). Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. In order to achieve this objective, we rely primarily on long-term, fixed-rate nonrecourse loans from institutional lenders to finance our operating properties. We also use interest rate exchange agreements, including interest rate swaps and caps, to mitigate our interest rate risk on variable rate debt. The fair value of these and other derivative financial instruments is a liability of approximately $3.0 million at December 31, 2001. We do not enter into interest rate exchange agreements for speculative purposes.

          Our interest rate risk is monitored closely by management. The table below presents the annual maturities, weighted-average interest rates on outstanding debt at the end of each year and fair values required to evaluate our expected cash flows under debt agreements and our sensitivity to interest rate changes at December 31, 2001. Information relating to debt maturities is based on expected maturity dates and is summarized as follows (dollars in millions):

                                                                                                            Fair
                                 2002      2003      2004      2005       2006    Thereafter     Total      Value
                                 ----      ----      ----      ----       ----    ----------     -----      -----
     Fixed-rate debt            $ 105     $ 317     $ 310     $ 241     $  388      $ 1,514     $2,875    $ 2,931
     Average interest rate        7.8%      7.7%      7.7%      7.6%       7.6%         7.6%       7.6%

     Variable rate LIBOR debt   $ 109     $ 295     $  65     $ 117     $   20      $     8     $  614    $   614
     Average interest rate        4.9%      5.3%      4.9%      5.4%       4.2%         4.2%       5.2%

          At December 31, 2001, approximately $42.1 million of our variable rate LIBOR debt related to borrowings under construction loans that we expect to repay with proceeds of long-term, fixed-rate debt in 2002 and 2003 when we expect to complete construction of the related projects. At December 31, 2001, we had interest rate cap agreements which effectively limit the interest rate on $36.0 million of the variable rate LIBOR debt maturing in 2002 to 9.0%, the interest rate on $55.0 million of the variable rate LIBOR debt maturing in 2004 to 9.5% and the interest rate on $4.8 million of the variable rate LIBOR debt maturing in 2010 to 8.7%. At December 31, 2001, we also had interest rate swap agreements which effectively fix the interest rate on $300 million of the variable rate LIBOR debt at 5.6% through May 2002 and on $26.3 million of the variable rate LIBOR debt at 6.8% through December 2006.

          As the table incorporates only those exposures that exist as of December 31, 2001, it does not consider exposures or positions which could arise after that date. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise after December 31, 2001, our hedging strategies during that period and interest rates.

     2002 developments

     In January 2002, we, Simon Property Group, Inc. and Westfield America Trust announced that affiliates of each (collectively, the "purchasers") entered into a Purchase Agreement with Rodamco to purchase substantially all of the assets of Rodamco for an aggregate purchase price of approximately
     2.48 billion euros (approximately $2.21 billion based on exchange rates then in effect) in cash, subject to adjustment, and the assumption of substantially all of Rodamco's liabilities, including approximately $2.18 billion of U.S. dollar denominated property debt and subsidiary perpetual preferred stock. Additional obligations to be borne by the purchasers and/or their parents include repayment of Rodamco corporate debt and payment of transaction expenses aggregating approximately $1.2 billion. The purchase price will be reduced by any amounts paid by Rodamco to its shareholders prior to closing. If the closing occurs after May 15, 2002, the purchase price will increase by an amount equal to the product of 622,642 euros and the number of days from May 1, 2002 until the closing.

          In connection with the Purchase Agreement, affiliates of the purchasers entered into a Joint Purchase Agreement that specifies the properties each will acquire and sets forth the basis upon which the portion of the aggregate purchase price to be paid to Rodamco by each purchaser will be determined. Our share of the purchase price is expected to be approximately 601 million euros (approximately $536 million based on exchange rates in effect at the date of the Purchase Agreement). We also expect to repay a portion of Rodamco's corporate debt and transaction costs aggregating approximately $321 million and to assume approximately $675 million of U.S. dollar denominated property debt and subsidiary perpetual preferred stock.

          In the proposed acquisition, we will acquire, directly or indirectly, interests in the following operating properties:

                                            Interest to
             Property                       be acquired     Location
             --------                       -----------     --------
             Collin Creek (1)               70%             Plano, TX
             Lakeside Mall                  100%            Sterling Heights, MI
             North Star (1)                 96%             San Antonio, TX
             Oakbrook Center (2)            47%             Oakbrook, IL
             Perimeter Mall (1)             50%             Atlanta, GA
             The Streets at South Point     100%            Durham, NC
             Water Tower Place (2)          52%             Chicago, IL
             Willowbrook (1)                62%             Wayne, NJ

     Notes:
     (1) As a result of the proposed acquisition, we will own 100% interests in these properties.
     (2) Property also contains significant office space.

          The purchasers will jointly own the remaining assets to be acquired from Rodamco. We will own an interest of approximately 27.3% in these assets, most of which are intended to be sold. These assets include interests in a property/investment management company (RoProperty Services
     BV) and a New York office building (745 Fifth Avenue) and investments in real estate operating companies (South Square Mall, River Ridge, the Plaza at Saw Mill Place, Tishman Investments, Westin New York and Kravco). Rodamco may sell some of these assets prior to the closing of the acquisition and the proceeds from any sales will reduce the purchase price. RoProperty Services BV and 745 Fifth Avenue are currently under contracts for sale. In both cases, sale is subject to a number of conditions, and if the sales are completed, it is uncertain if they will occur before the purchase of the Rodamco assets. The purchasers intend to operate and develop another Rodamco property management business, Urban Retail Properties Co., with a view toward capitalizing on its current market position and the skills and talents of its existing employees.

          Also in connection with the Rodamco transaction, we agreed to sell our interest in Franklin Park, a regional retail center in Toledo, Ohio, to an affiliate of Westfield America Trust for $20.6 million. We expect this transaction to close when the purchase of assets from Rodamco closes.

          As discussed above, the cash portion of the purchase price is payable in euros. In January 2002, we acquired options to purchase 601 million euros at a weighted-average per euro price of $0.8819. These transactions were executed to reduce our risk to movements in currency exchange rates. The contracts expire in May 2002 and had an aggregate cost of $11.3 million. We will carry the contracts at fair value in our balance sheet and record changes in their fair values in operations. If the value of the euro does not exceed the strike prices in the contracts, the contracts will have no value at their maturities.

     We expect to fund the acquisition of the assets of Rodamco as follows (in millions):

            Sales of common stock completed in January/February 2002                  $ 457
            Sale of certain "noncore" assets acquired from Rodamco                      135
            Sale of interests in Columbia community retail centers (see below)           60
            Sale of interest in Franklin Park                                            20
            Other sources, including proceeds from possible issuance of  debt
              and/or possible dispositions of interests in operating properties         185
                                                                                      -----
                                                                                      $ 857
                                                                                      =====


     In January 2002, we obtained a commitment from Banc of America Securities, LLC and Banc of America Mortgage Capital Corporation for up to an $870 million bridge facility with an initial maturity of six months from the closing of the acquisition to provide interim financing for a portion of the purchase price and related costs. Availability under the bridge facility was reduced to $450 million as a result of the issuance of common stock in January and February 2002. We have the right to extend the commitment for an additional twelve months at reduced levels. We believe we will have sufficient liquidity to close the acquisition and repay amounts borrowed under the bridge facility before its extended maturity.

          There are significant risks associated with our proposed acquisition of assets from Rodamco. Our obligation to consummate the proposed acquisition is not subject to a financing condition. While we believe we have significant liquidity to close the transaction, our plans include using the proceeds from the sales of certain properties and assets to be acquired jointly with the other purchasers to repay any borrowings we may make under the bridge facility. We cannot assure that these assets will be sold on the anticipated time schedule or at the prices we expect. We are jointly and severally liable with the other purchasers under the Purchase Agreement such that if the other purchasers fail to perform, Rodamco could look to us for its damages (although we would have claims against the other purchasers under cross indemnities). We cannot assure that we will be able to consummate the acquisition if the other purchasers fail to perform. In addition, there are several conditions to closing the acquisition, including approval of the acquisition by the shareholders of Rodamco.

     We currently expect that a vote by the shareholders of Rodamco will occur on March 25, 2002; however, there is ongoing legal action in the Netherlands and we cannot assure that the vote will occur on that date. It is possible that other legal challenges could occur. We cannot assure that the shareholders of Rodamco will approve the transaction if and when they do vote. Accordingly, we cannot assure that the transaction will occur. For more information on these and other risks associated with the proposed acquisition, please refer to Exhibit 99.2 to our Annual Report on Form 10-K for the year ended December 31, 2001.

          In March 2002, we agreed to sell interests in 12 community retail centers in Columbia for net proceeds of approximately $100 million. We expect to record a gain on this transaction. We also agreed to repay $34.2 million of debt secured by these properties and expect to incur losses on the early extinguishment of this debt of approximately $5.1 million, including prepayment penalties of $4.6 million. We expect this transaction to close in April 2002.

     Critical accounting policies

     Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management's most difficult, complex or subjective judgments. Our critical accounting policies are those applicable to the evaluation of the collectibility of accounts and notes receivable, the evaluation of impairment of long-lived assets and profit recognition on land sales.

     Collectibility of accounts and notes receivable: The allowance for doubtful accounts and notes receivable is established based on quarterly analysis of the risk of loss on specific accounts. The analysis places particular emphasis on past-due accounts and considers information such as the nature and age of the receivables, the payment history of the tenants or other debtors, the financial condition of the tenants and management's assessment of their ability to meet their lease obligations, the basis for any disputes and the status of related negotiations, among other things. Our estimate of the required allowance is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on tenants, particularly those at retail centers.

     Impairment of long-lived assets: If events or changes in circumstances indicate that the carrying values of operating properties, properties in development or land held for development and sale may be impaired, a recovery analysis is performed based on the estimated undiscounted future cash flows to be generated from the property. If the analysis indicates that the carrying value of the tested asset is not recoverable from future cash flows, the property is written down to estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates. The estimated cash flows used for the impairment analyses and to determine estimated fair value are based on our plans for the tested asset and our views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the tested property and comparable properties and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in our plans or views of market and economic conditions could result in recognition of impairment losses which, under the applicable accounting guidance, could be substantial.

          Properties held for sale, including land held for sale, are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. Accordingly, decisions by us to sell certain operating properties, properties in development or land held for development and sale will result in impairment losses if carrying values of the specific properties exceed their estimated fair values less costs to sell. The estimates of fair value consider matters such as recent sales data for comparable properties and, where applicable, contracts or the results of negotiations with prospective purchasers. These estimates are subject to revision as market conditions and our assessment of them change.

     Profit recognition on land sales: Cost of land sales is determined as a specified percentage of land sales revenues recognized for each development project. These cost percentages are based on estimates of development costs and sales revenues to completion of each project and are reviewed regularly and revised periodically for changes in estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project.

     New accounting standards not yet adopted

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite useful lives from an amortization approach to an impairment-only approach. The adoption of SFAS No. 142 on January 1, 2002 will not have an effect on our financial statements.

          In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Statement does not change the fundamental provisions of SFAS No. 121; however, it resolves various implementation issues of SFAS No. 121 and establishes a single accounting model for long-lived assets to be disposed of by sale. It retains the requirement of APB Opinion No. 30 to report separately discontinued operations, but it extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in distribution to owners) or is classified as held for sale. We do not believe that adoption of SFAS No. 144 in 2002 will have a material effect on our financial statements.

     Impact of inflation

     The major portion of our operating properties, our retail centers, are substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. In many cases, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue. A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse us for certain operating expenses; consequently, increases in these costs do not have a significant impact on our operating results. We have a significant amount of fixed rate debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

     Information relating to forward-looking statements

     This Annual Report to Shareholders includes forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated. The words "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following are among the factors that could cause actual results to differ materially from historical results or those anticipated: (1) real estate investment trust risks; (2) real estate development and investment risks; (3) liquidity of real estate investments; (4) dependence on rental income from real property; (5) effect of uninsured loss; (6) lack of geographical diversification; (7) possible environmental liabilities; (8) difficulties of compliance with Americans with Disabilities Act; (9) competition; (10) changes in the economic climate; (11) changes in tax laws or regulations;
     (12) cost and adequacy of insurance; and (13) risks associated with the planned acquisition of assets from Rodamco. For a more detailed discussion of these and other factors, see Exhibit 99.2 of our Form 10-K for the fiscal year ended December 31, 2001.

                       The Rouse Company and Subsidiaries
                  FIVE YEAR SUMMARY OF NET OPERATING INCOME AND
                                  NET EARNINGS
                     Years ended December 31, (in thousands)

                                                            2001           2000             1999            1998           1997
                                                        -----------     -----------     -----------     -----------     ----------
Revenues:
Retail centers:
   Minimum and percentage rents ....................    $   367,756     $   369,253     $   363,233     $   336,531     $  295,020
   Other rents and other revenues ..................        268,981         261,932         263,837         250,279        232,149
                                                        -----------     -----------     -----------     -----------     ----------
                                                            636,737         631,185         627,070         586,810        527,169
                                                        -----------     -----------     -----------     -----------     ----------
Office and other properties:
   Minimum and percentage rents ....................        157,831         167,033         159,158         115,836        109,938
   Other rents and other revenues ..................         45,885          49,198          46,264          46,702         57,926
                                                        -----------     -----------     -----------     -----------     ----------
                                                            203,716         216,231         205,422         162,538        167,864
                                                        -----------     -----------     -----------     -----------     ----------

Community development ..............................        218,322         215,459         197,159         198,786        204,394
                                                        -----------     -----------     -----------     -----------     ----------

                                                          1,058,775       1,062,875       1,029,651         948,134        899,427
                                                        -----------     -----------     -----------     -----------     ----------

Operating expenses, exclusive of depreciation
   and amortization:
Retail centers .....................................        278,490         281,072         284,339         275,256        262,749
Office and other properties ........................         77,492          78,579          75,457          65,022         73,980
Community development ..............................        143,336         148,679         146,097         150,749        155,199
Commercial development .............................          7,148           7,701           3,707           7,383          4,747
Corporate ..........................................         13,171           9,365          20,389          14,759          8,105
                                                        -----------     -----------     -----------     -----------     ----------
                                                            519,637         525,396         529,989         513,169        504,780
                                                        -----------     -----------     -----------     -----------     ----------

Net operating income by segment:
Retail centers .....................................        358,247         350,113         342,731         311,554        264,420
Office and other properties ........................        126,224         137,652         129,965          97,516         93,884
Community development ..............................         74,986          66,780          51,062          48,037         49,195
Commercial development .............................         (7,148)         (7,701)         (3,707)         (7,383)        (4,747)
Corporate ..........................................        (13,171)         (9,365)        (20,389)        (14,759)        (8,105)
                                                        -----------     -----------     -----------     -----------     ----------

Net Operating Income (note 1) ......................    $   539,138     $   537,479     $   499,662     $   434,965     $  394,647
                                                        ===========     ===========     ===========     ===========     ==========

                                                                2001          2000          1999          1998          1997
                                                             ---------     ---------     ---------     ---------     ---------
Reconciliation to net earnings:
Net operating income (note 1) ...........................    $ 539,138     $ 537,479     $ 499,662     $ 434,965     $ 394,647
Interest and other financing expenses (note 2) ..........      264,669       284,901       276,230       236,738       216,311
Depreciation and amortization ...........................     (125,504)      (90,307)      (94,532)      (77,660)      (77,685)
Deferred income taxes applicable to operations ..........      (25,402)           --            --            --       124,203
Certain current income taxes ............................         (748)           --            --            --        (4,929)
Net gains (losses) on operating properties ..............         (432)       33,150        41,173        (6,109)      (22,426)
Depreciation and amortization, gains on operating
   properties and deferred income taxes of
   unconsolidated real estate ventures, net .............      (10,570)      (27,136)      (28,897)       (9,282)       (7,607)
Extraordinary gains (losses), net .......................         (696)        2,200        (5,879)        4,355       (21,342)
Cumulative effect at January 1, 2001 of change in
   accounting for derivative instruments and hedging
   activities ...........................................         (411)           --            --            --            --
Cumulative effect at January 1, 1998 of
   change in accounting for participating
   mortgages ............................................           --            --            --        (4,629)           --
Cumulative effect at October 1, 1997 of
   change in accounting for business
   process reengineering costs ..........................           --            --            --            --        (1,214)
                                                             ---------     ---------     ---------     ---------     ---------
Net earnings ............................................    $ 110,706     $ 170,485     $ 135,297     $ 104,902     $ 167,336
                                                             =========     =========     =========     =========     =========

Notes:

(1) Operating and Net Operating Income ("NOI") data included in this five-year summary are presented by segment. Consistent with the requirements of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," segment data are reported using the performance measure and accounting policies used for internal reporting to management. The performance measure is Net Operating Income. We define NOI as net earnings, excluding cumulative effects of changes in accounting principles, extraordinary items, net gains (losses) on operating properties and other, deferred income taxes, real estate depreciation and amortization and interest and other financing expenses. Other financing expenses are defined in note 2. The accounting policies of the segments are the same as those of the Company, except that the majority financial interest ventures were accounted for on a consolidated basis rather than using the equity method; real estate ventures in which we have joint interest and control and certain other minority interest ventures are accounted for using the proportionate share method rather than the equity method and our share of NOI less interest expense of other unconsolidated minority interest ventures is included in revenues. These differences affect the reported revenues and operating and interest expenses of the segments and have no effect on our reported net earnings or NOI.

(2) Interest and other financing expenses include distributions on Company-obligated mandatorily redeemable preferred securities and return preferences on certain joint ventures, net of interest income earned on corporate investments, and are determined using the segment accounting policies discussed in note 1.

(3) NOI is not a measure of operating results or cash flows from operating activities as defined by accounting principles generally accepted in the United States of America. Additionally, NOI is not indicative of cash available to fund cash needs, including the payment of dividends, and should not be considered as an alternative to cash flows as a measure of liquidity.

                          PROJECTS OF THE ROUSE COMPANY

                                             Date of Opening                                                 Retail Square Footage
Consolidated Retail Centers (Note 1)          or Acquisition    Department Stores/Anchor Tenants          Total Center     Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Augusta Mall, Augusta, GA                               8/78    Rich's; Macy's (a); JCPenney; Sears;         1,080,000       331,000
                                                                Dillard's
------------------------------------------------------------------------------------------------------------------------------------
The Shops at Arizona Center, Phoenix, AZ               11/90    ---                                            230,000       230,000
------------------------------------------------------------------------------------------------------------------------------------
Bayside Marketplace, Miami, FL                          4/87    ---                                            227,000       227,000
------------------------------------------------------------------------------------------------------------------------------------
Beachwood Place, Cleveland, OH                          8/78    Saks Fifth Avenue; Dillard's; Nordstrom        914,000       350,000
------------------------------------------------------------------------------------------------------------------------------------
Cherry Hill Mall, Cherry Hill, NJ                      10/61    Strawbridge's, Macy's; JCPenney              1,283,000       534,000
------------------------------------------------------------------------------------------------------------------------------------
The Mall in Columbia, Columbia, MD                      8/71    Nordstrom; Hecht's; JCPenney; Sears;         1,317,000       505,000
                                                                Lord & Taylor; L.L.Bean
------------------------------------------------------------------------------------------------------------------------------------
Echelon Mall, Voorhees, NJ                              9/70    Strawbridge's; JCPenney; Boscov's              998,000       429,000
------------------------------------------------------------------------------------------------------------------------------------
Exton Square, Exton, PA                                 3/73    Strawbridge's; Boscov's; Sears;                995,000       382,000
                                                                JCPenney
------------------------------------------------------------------------------------------------------------------------------------
Faneuil Hall Marketplace, Boston, MA                    8/76    ---                                            208,000       208,000
------------------------------------------------------------------------------------------------------------------------------------
Fashion Place, Salt Lake City, UT                      10/98    Dillard's; Nordstrom; Sears                    886,000       320,000
------------------------------------------------------------------------------------------------------------------------------------
Fashion Show, Las Vegas, NV                             6/96    Neiman Marcus; Saks Fifth Avenue;              773,000       213,000
                                                                Macy's; Dillard's; Robinsons-May
------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace, Baltimore, MD               9/87    ---                                            139,000       139,000
------------------------------------------------------------------------------------------------------------------------------------
The Gallery at Market East, Philadelphia, PA            8/77    Strawbridge's; JCPenney (a); Kmart           1,009,000       193,000
------------------------------------------------------------------------------------------------------------------------------------
Governor's Square, Tallahassee, FL                      8/79    Burdines; Dillard's; Sears; JCPenney         1,043,000       339,000
------------------------------------------------------------------------------------------------------------------------------------
Harborplace, Baltimore, MD                              7/80    ---                                            143,000       143,000
------------------------------------------------------------------------------------------------------------------------------------
Hulen Mall, Ft. Worth, TX                               8/77    Foley's; Dillard's; Sears (opens 3/02)         938,000       327,000
------------------------------------------------------------------------------------------------------------------------------------
The Jacksonville Landing, Jacksonville, FL              6/87    ---                                            125,000       125,000
------------------------------------------------------------------------------------------------------------------------------------
Mall St. Matthews, Louisville, KY                       3/62    Dillard's (two stores); JCPenney; Lord       1,110,000       361,000
                                                                & Taylor
------------------------------------------------------------------------------------------------------------------------------------
Mondawmin Mall/Metro Plaza, Baltimore, MD        1/78; 12/82    ---                                            442,000       442,000
------------------------------------------------------------------------------------------------------------------------------------
Moorestown Mall, Moorestown, NJ                        12/97    Strawbridge's; Boscov's; Sears; Lord &       1,033,000       339,000
                                                                Taylor
------------------------------------------------------------------------------------------------------------------------------------
Oakwood Center, Gretna, LA                             10/82    Sears; Dillard's; JCPenney; Mervyn's           957,000       359,000
                                                                California
------------------------------------------------------------------------------------------------------------------------------------
Oviedo Marketplace, Orlando, FL                         3/98    Dillard's; Regal Cinema; Burdines;             955,000       335,000
                                                                Sears
------------------------------------------------------------------------------------------------------------------------------------
Owings Mills, Baltimore, MD                             7/86    Macy's; Hecht's; JCPenney; Lord &            1,089,000       410,000
                                                                Taylor (a); General Cinema 17
------------------------------------------------------------------------------------------------------------------------------------
Paramus Park, Paramus, NJ                               3/74    Macy's; Sears                                  779,000       312,000
------------------------------------------------------------------------------------------------------------------------------------
Pioneer Place, Portland, OR                             3/90    Saks Fifth Avenue                              374,000       314,000
------------------------------------------------------------------------------------------------------------------------------------
Plymouth Meeting, Plymouth Meeting, PA                  2/66    Strawbridge's; Boscov's; General               822,000       365,000
                                                                Cinema 12
------------------------------------------------------------------------------------------------------------------------------------
Riverwalk, New Orleans, LA                              8/86    ---                                            197,000       197,000
------------------------------------------------------------------------------------------------------------------------------------
South Street Seaport, New York, NY                      7/83    ---                                            261,000       261,000
------------------------------------------------------------------------------------------------------------------------------------
Village of Cross Keys, Baltimore, MD                    9/65    ---                                             81,000        81,000
------------------------------------------------------------------------------------------------------------------------------------
Westdale Mall, Cedar Rapids, IA                        10/98    JCPenney; Von Maur; Younkers                   788,000       383,000
------------------------------------------------------------------------------------------------------------------------------------
Westlake Center, Seattle, WA                           10/88    ---                                            111,000       111,000
------------------------------------------------------------------------------------------------------------------------------------
White Marsh, Baltimore, MD                              8/81    Macy's; JCPenney; Hecht's; Sears;            1,156,000       367,000
                                                                Lord & Taylor
------------------------------------------------------------------------------------------------------------------------------------
Woodbridge Center, Woodbridge, NJ                       3/71    Lord & Taylor; Sears; Macy's;                1,546,000       560,000
                                                                Fortunoff; JCPenney
------------------------------------------------------------------------------------------------------------------------------------
Village Centers in Columbia, MD (12)                     ---    ---                                          1,223,000     1,223,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                Total Consolidated Centers in               25,232,000    11,415,000
                                                                Operation
------------------------------------------------------------------------------------------------------------------------------------

                                            Date of Opening                                                   Retail Square Footage
Proportionate Share Retail Centers (Note 2)  or Acquisition  Department Stores/Anchor Tenants                Total Center  Mall Only
------------------------------------------------------------------------------------------------------------------------------------
Bridgewater Commons, Bridgewater, NJ                  12/98  Lord & Taylor; Macy's; Bloomingdale's (opens 4/02)  888,000     385,000
------------------------------------------------------------------------------------------------------------------------------------
Collin Creek, Plano, TX                                9/95  Dillard's; Foley's; JCPenney; Sears;              1,121,000     331,000
                                                             Mervyn's California
------------------------------------------------------------------------------------------------------------------------------------
Franklin Park, Toledo, OH                              7/71  Marshall Field's; JCPenney; Jacobson's;           1,109,000     323,000
                                                             Dillard's; JCPenney Home Store
------------------------------------------------------------------------------------------------------------------------------------
Highland Mall, Austin, TX                              8/71  Dillard's (two stores); Foley's;                  1,086,000     368,000
                                                             JCPenney
------------------------------------------------------------------------------------------------------------------------------------
Park Meadows, Littleton, CO                            7/98  Dillard's; Foley's; Lord & Taylor;                1,561,000     610,000
                                                             Nordstrom; JCPenney; Galyan's
------------------------------------------------------------------------------------------------------------------------------------
Perimeter Mall, Atlanta, GA                            8/71  Rich's; Macy's; Nordstrom                         1,281,000     502,000
------------------------------------------------------------------------------------------------------------------------------------
Towson Town Center, Baltimore, MD                     10/98  Hecht's; Nordstrom                                  968,000     538,000
------------------------------------------------------------------------------------------------------------------------------------
Willowbrook, Wayne, NJ                                 9/69  Lord & Taylor; Macy's;                            1,528,000     500,000
                                                             Bloomingdale's (opens 4/02); Sears
------------------------------------------------------------------------------------------------------------------------------------
Village Centers in Summerlin, NV (3)                    ---  ---                                                 384,000     384,000
------------------------------------------------------------------------------------------------------------------------------------
                                                             Total Proportionate Share Centers in              9,926,000   3,941,000
                                                             Operation
------------------------------------------------------------------------------------------------------------------------------------
Other/Managed Centers
------------------------------------------------------------------------------------------------------------------------------------
Randhurst, Mt. Prospect, IL                            7/81  Carson Pirie Scott; Kohl's; Costco                1,144,000     681,000
                                                             (Fall 2002)
------------------------------------------------------------------------------------------------------------------------------------
Ridgedale Center, Minneapolis, MN                      1/89  Marshall Field's Women's; JCPenney; Sears;        1,036,000     343,000
                                                             Marshall Field's Men & Home
------------------------------------------------------------------------------------------------------------------------------------
Southland Center, Taylor, MI                           1/89  Marshall Field's; Mervyn's California;              905,000     322,000
                                                             JCPenney
------------------------------------------------------------------------------------------------------------------------------------
Staten Island Mall, Staten Island, NY                 11/80  Sears; Macy's; JCPenney                           1,229,000     622,000
------------------------------------------------------------------------------------------------------------------------------------
Town & Country Center, Miami, FL                       2/88  Sears; Marshall's                                   598,000     345,000
------------------------------------------------------------------------------------------------------------------------------------
                                                             Total Other/Managed Centers in                    4,912,000   2,313,000
                                                             Operation
------------------------------------------------------------------------------------------------------------------------------------
                                                             Total Retail Centers in Operation                40,070,000  17,669,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Department Store Notes:

(a)    Department store closing announced subsequent to December 31, 2001.


Office and Other Properties in Operation

--------------------------------------------------------------------------------------------------------------------------
Consolidated Office and Other Properties               Location                                                Square Feet
--------------------------------------------------------------------------------------------------------------------------
Arizona Center                                         Phoenix, AZ
    Garden Office Pavilion                                                                                         32,000
    One Arizona Center Office Tower                                                                               327,000
    Two Arizona Center Office Tower                                                                               453,000
--------------------------------------------------------------------------------------------------------------------------
The Gallery at Harborplace                             Baltimore, MD
    Office Tower                                                                                                  265,000
    Renaissance Hotel                                                                                           622 rooms
--------------------------------------------------------------------------------------------------------------------------
Pioneer Place                                          Portland, OR
    Office Tower                                                                                                  287,000
--------------------------------------------------------------------------------------------------------------------------
Village of Cross Keys                                  Baltimore, MD
    Village Square Offices                                                                                         69,000
    Quadrangle Offices                                                                                            109,000
--------------------------------------------------------------------------------------------------------------------------
Westlake Center                                        Seattle, WA
    Office Tower                                                                                                  342,000
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Columbia Office (12 buildings)                         Columbia, MD                                             1,136,000
--------------------------------------------------------------------------------------------------------------------------
Columbia Industrial (6 buildings)                      Columbia, MD                                               306,000
--------------------------------------------------------------------------------------------------------------------------
Hughes Center (15 buildings)                           Las Vegas, NV                                            1,179,000
--------------------------------------------------------------------------------------------------------------------------
Summerlin Commercial (26 buildings)                    Summerlin, NV                                              996,000
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Owings Mills Town Center (4 buildings)                 Baltimore, MD                                              732,000
--------------------------------------------------------------------------------------------------------------------------
Inglewood Business Center (7 buildings)                Prince George's County, MD                                 538,000
--------------------------------------------------------------------------------------------------------------------------
Hunt Valley Business Center (20 buildings)             Baltimore, MD                                            1,484,000
--------------------------------------------------------------------------------------------------------------------------
Rutherford Business Center (20 buildings)              Baltimore, MD                                              783,000
--------------------------------------------------------------------------------------------------------------------------
Other Office Projects (5 buildings)                    Various                                                    305,000
--------------------------------------------------------------------------------------------------------------------------
                                                       Total Consolidated Office and Other Properties           9,343,000

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------


Note 1 - Includes projects wholly owned by subsidiaries of the Company and projects in which the Company has a majority interest and control.

Note 2 - Includes projects owned by joint ventures or partnerships in which the Company's interest is at least 30%.

Projects Under Construction                                                                                Project Square Footage
or in Development                                       Department Stores/Anchor Tenants                    Total    Tenant Space
---------------------------------------------------------------------------------------------------------------------------------
Village of Merrick Park, Coral Gables, FL               Neiman Marcus, Nordstrom                             795,000     435,000
                                                        Office                                               110,000     110,000
--------------------------------------------------------------------------------------------------------------------------------
Fashion Show, Las Vegas, NV                             Neiman Marcus; Nordstrom; Saks Fifth Avenue;       1,000,000     290,000
                                                        Macy's; Robinsons-May; Lord & Taylor;
                                                        Dillard's; Bloomingdale's Home
--------------------------------------------------------------------------------------------------------------------------------
The Shops at La Cantera, San Antonio, TX                Neiman Marcus; Nordstrom; Dillard's; Foley's       1,300,000     400,000
--------------------------------------------------------------------------------------------------------------------------------
Bridgewater Commons Expansion, Bridgewater, NJ          Bloomingdale's; Bloomingdale's Home                  190,000     100,000
--------------------------------------------------------------------------------------------------------------------------------
Kendall Town Center, Miami, FL                          Dillard's; Sears                                   1,200,000     350,000
--------------------------------------------------------------------------------------------------------------------------------
Summerlin Center, Summerlin, NV                         Robinsons-May; Lord & Taylor; Dillard's;           1,050,000     350,000
                                                        Macy's
--------------------------------------------------------------------------------------------------------------------------------
Fashion Place Expansion, Salt Lake City, UT             Nordstrom; Dillard's; Meier & Frank                  525,000     130,000
--------------------------------------------------------------------------------------------------------------------------------
The Crossing Business Center, Summerlin, NV             Office/Industrial                                     55,000      55,000
--------------------------------------------------------------------------------------------------------------------------------
Corporate Pointe, Summerlin, NV                         Office/Industrial                                    110,000     110,000
--------------------------------------------------------------------------------------------------------------------------------
Canyon Pointe, Summerlin, NV                            Community Center                                     153,000     153,000
--------------------------------------------------------------------------------------------------------------------------------
                                                        Total Projects Under Construction or in
                                                            Development                                    6,488,000   2,483,000

--------------------------------------------------------------------------------------------------------------------------------