Form 10-K, Exhibit 13
period 2002-12-31
ROUSE COMPANY
filed 2003-03-26
CIK 85388

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

Annual report to security holders

        The annual report to shareholders has not been completed as of this filing and will be furnished to the Securities and Exchange Commission in its entirety on or before April 8, 2003.

        The financial section of the annual report, which is incorporated by reference, is final and is enclosed as Exhibit 13. This financial section includes all the information incorporated by reference in Parts I, II and IV of this Form 10-K Annual Report for the fiscal year ended December 31, 2002.

The Rouse Company and Subsidiaries
MANAGEMENT'S STATEMENT ON RESPONSIBILITIES FOR ACCOUNTING,
AUDITING AND FINANCIAL REPORTING

        The financial statements and other information included in the financial review section of this annual report to shareholders have been prepared by management. Financial information presented elsewhere in this report is consistent with the data presented in the financial review section.

        The consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America considered appropriate in the circumstances. Preparation of the financial statements and other financial information requires the use of estimation and judgment. We have made these estimates and judgments based on extensive experience and substantive understanding of relevant events and transactions. The primary objective of financial reporting is to provide users of financial statements with sufficient, relevant information to enable them to evaluate our financial position and results of operations.

        In fulfilling our responsibility for the reliability and integrity of financial information, we have established and maintain a system of internal control. We believe that this system provides reasonable assurance regarding achievement of our objectives with respect to the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws and regulations. This system is supported by our business ethics policy and is regularly tested by internal auditors. The independent auditors also consider the system of internal control to the extent necessary to determine the nature, timing and extent of their audit procedures.

        The Audit Committee of the Board of Directors is composed of directors who are neither officers nor employees of the Company. The Committee meets periodically with management, our internal auditors and the independent auditors to review the work and conclusions of each. The internal auditors and the independent auditors have full and free access to the Audit Committee and meet with it, with and without management present, to discuss accounting, auditing and financial reporting matters. The Audit Committee recommends, and the Board of Directors appoints, the independent auditors.

The Rouse Company and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001
(in thousands, except common share data)

	2002	2001
Assets
Property:
Operating properties:
Property and deferred costs of projects	$5,912,904	$4,484,183
Less accumulated depreciation and amortization	981,676	888,615

	4,931,228	3,595,568
Properties in development	176,214	217,906
Investment land and land held for development and sale	321,744	284,291

Total property	5,429,186	4,097,765
Investments in and advances to unconsolidated real estate ventures	442,405	269,573
Prepaid expenses, receivables under finance leases and other assets	383,914	371,072
Accounts and notes receivable	56,927	87,753
Investments in marketable securities	32,103	22,157
Cash and cash equivalents	41,633	32,123

Total assets	$6,386,168	$4,880,443

Liabilities
Debt:
Property debt not carrying a Parent Company guarantee of repayment	$3,271,437	$2,709,699
Parent Company debt and debt carrying a Parent Company guarantee of repayment:
Property debt	158,258	69,389
Other debt	1,011,782	709,732

	1,170,040	779,121

Total debt	4,441,477	3,488,820

Accounts payable, accrued expenses and other liabilities	696,267	599,298
Company-obligated mandatorily redeemable preferred securities of a trust holding solely Parent Company subordinated debt securities	136,340	136,965
Commitments and contingencies
Shareholders' equity
Series B Convertible Preferred stock with a liquidation preference of $202,500	41	41
Common stock of 1¢ par value per share; 250,000,000 shares authorized; issued 86,909,700 shares in 2002 and 69,354,169 shares in 2001	869	694
Additional paid-in capital	1,234,848	763,351
Accumulated deficit	(109,740)	(102,425)
Accumulated other comprehensive income (loss):
Minimum pension liability adjustment	(3,665)	(2,915)
Unrealized net losses on derivatives designated as cash flow hedges	(10,269)	(3,386)

Total shareholders' equity	1,112,084	655,360

Total liabilities and shareholders' equity	$6,386,168	$4,880,443

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
Years ended December 31, 2002, 2001 and 2000
(in thousands, except per share data)

	2002	2001	2000
Revenues	$1,104,734	$947,057	$624,425
Operating expenses, exclusive of provision for bad debts, depreciation and amortization	548,523	477,227	282,135
Interest expense	245,321	223,286	234,496
Provision for bad debts	8,994	8,685	6,193
Depreciation and amortization	161,333	129,666	95,121
Other provisions and losses (gains), net	37,841	816	(2,200)

Earnings before income taxes, equity in earnings of unconsolidated real estate ventures, net gains (losses) on operating properties, discontinued operations and cumulative effect of change in accounting principle	102,722	107,377	8,680
Income tax provision—primarily deferred	29,975	27,367	254
Equity in earnings of unconsolidated real estate ventures	33,259	32,561	128,045

Earnings before net gains (losses) on operating properties, discontinued operations and cumulative effect of change in accounting principle	106,006	112,571	136,471
Net gains (losses) on operating properties	6,823	(432)	33,844

Earnings from continuing operations	112,829	112,139	170,315
Discontinued operations	27,022	(1,022)	170
Cumulative effect at January 1, 2001 of change in accounting for derivative instruments and hedging activities	—	(411)	—

Net earnings	139,851	110,706	170,485
Other items of comprehensive income (loss):
Minimum pension liability adjustment	(750)	(9)	(2,435)
Unrealized net losses on derivatives designated as cash flow hedges	(6,883)	(3,386)	—

Comprehensive income	$132,218	$107,311	$168,050

Net earnings applicable to common shareholders	$127,701	$98,556	$158,335

Earnings per share of common stock
Basic:
Continuing operations	$1.17	$1.45	$2.27
Discontinued operations	.32	(.02)	—
Cumulative effect of change in accounting principle	—	(.01)	—

Net	$1.49	$1.42	$2.27

Diluted:
Continuing operations	$1.15	$1.43	$2.24
Discontinued operations	.32	(.02)	—
Cumulative effect of change in accounting principle	—	(.01)	—

Net	$1.47	$1.40	$2.24

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 2002, 2001 and 2000
(in thousands, except per share data)

	Series B Preferred stock	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
Balance at December 31, 1999	$41	$707	$808,277	$(169,974)	$(471)	$638,580
Net earnings	—	—	—	170,485	—	170,485
Other comprehensive income (loss)	—	—	—	—	(2,435)	(2,435)
Dividends declared:
Common stock — $1.32 per share	—	—	—	(91,376)	—	(91,376)
Preferred stock — $3.00 per share	—	—	—	(12,150)	—	(12,150)
Purchases of common stock	—	(51)	(126,264)	—	—	(126,315)
Common stock issued pursuant to Contingent Stock Agreement	—	18	42,612	—	—	42,630
Proceeds from exercise of stock options	—	5	8,056	—	—	8,061
Lapse of restrictions on common stock awards	—	—	2,988	—	—	2,988

Balance at December 31, 2000	41	679	735,669	(103,015)	(2,906)	630,468
Net earnings	—	—	—	110,706	—	110,706
Other comprehensive income (loss)	—	—	—	—	(3,395)	(3,395)
Dividends declared:
Common stock — $1.42 per share	—	—	—	(97,966)	—	(97,966)
Preferred stock — $3.00 per share	—	—	—	(12,150)	—	(12,150)
Purchases of common stock	—	(11)	(28,188)	—	—	(28,199)
Common stock issued pursuant to Contingent Stock Agreement	—	16	40,804	—	—	40,820
Proceeds from exercise of stock options	—	9	8,863	—	—	8,872
Common stock issued in acquisition of voting interests in majority financial interest ventures	—	1	3,499	—	—	3,500
Lapse of restrictions on common stock awards	—	—	2,704	—	—	2,704

Balance at December 31, 2001	41	694	763,351	(102,425)	(6,301)	655,360
Net earnings	—	—	—	139,851	—	139,851
Other comprehensive income (loss)	—	—	—	—	(7,633)	(7,633)
Dividends declared:
Common stock — $1.56 per share	—	—	—	(135,016)	—	(135,016)
Preferred stock — $3.00 per share	—	—	—	(12,150)	—	(12,150)
Purchases of common stock	—	(7)	(21,181)	—	—	(21,188)
Common stock issued pursuant to Contingent Stock Agreement	—	6	19,350	—	—	19,356
Proceeds from exercise of stock options	—	9	14,339	—	—	14,348
Other common stock issuances	—	167	456,180	—	—	456,347
Lapse of restrictions on common stock awards	—	—	2,809	—	—	2,809

Balance at December 31, 2002	$41	$869	$1,234,848	$(109,740)	$(13,934)	$1,112,084

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2002, 2001 and 2000
(in thousands)

	2002	2001	2000
Cash flows from operating activities
Rents and other revenues received	$863,166	$743,394	$619,552
Proceeds from land sales and notes receivable from land sales	231,220	193,064	14,553
Interest received	9,883	6,711	6,686
Operating expenditures	(427,155)	(353,972)	(274,007)
Land development expenditures	(105,199)	(99,407)	—
Interest paid	(233,403)	(213,781)	(233,714)
Income taxes paid	(1,409)	(2,665)	(251)
Dividends, interest and other operating distributions from unconsolidated real estate ventures	39,041	28,410	128,421

Net cash provided by operating activities	376,144	301,754	261,240

Cash flows from investing activities
Expenditures for properties in development	(172,718)	(146,103)	(165,298)
Expenditures for improvements to existing properties	(53,751)	(48,473)	(52,676)
Expenditures for acquisitions of interests in properties and other assets	(889,776)	—	(22,245)
Proceeds from dispositions of interests in operating properties	252,036	4,594	221,864
Other distributions from other unconsolidated real estate ventures	44,853	109,329	—
Expenditures for investments in other unconsolidated ventures	(35,715)	(45,955)	(10,704)
Net payments received on loans to unconsolidated majority financial interest ventures	—	—	24,410
Other	(8,640)	13	4,374

Net cash used by investing activities	(863,711)	(126,595)	(275)

Cash flows from financing activities
Proceeds from issuance of property debt	195,164	259,401	155,863
Repayments of property debt:
Scheduled principal payments	(76,058)	(58,681)	(55,467)
Other payments	(209,453)	(234,381)	(186,679)
Proceeds from issuance of other debt	812,691	28,000	54,750
Repayments of other debt	(509,689)	(37,872)	(15,811)
Purchases of common stock	(21,188)	(28,199)	(126,315)
Proceeds from issuance of common stock	456,347	—	—
Proceeds from exercise of stock options	14,348	8,872	8,061
Dividends paid	(147,166)	(110,116)	(103,526)
Other	(17,919)	15,198	(4,589)

Net cash provided (used) by financing activities	497,077	(157,778)	(273,713)

Net increase (decrease) in cash and cash equivalents	9,510	17,381	(12,748)
Cash and cash equivalents at beginning of year	32,123	14,742	27,490

Cash and cash equivalents at end of year	$41,633	$32,123	$14,742

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2002, 2001 and 2000
(in thousands)

	2002	2001	2000
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities
Net earnings	$139,851	$110,706	$170,485
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	162,922	133,542	96,529
Change in undistributed earnings of unconsolidated real estate ventures	5,763	(4,151)	(36,457)
Net losses (gains) on operating properties	(39,835)	432	(33,150)
Certain other provisions and losses (gains), net	18,168	451	(2,200)
Cumulative effect of change in accounting principle	—	411	—
Participation expense pursuant to Contingent Stock Agreement	52,870	32,904	35,322
Debt assumed by purchasers of land	(16,186)	(24,634)	—
Land development expenditures in excess of cost of land sales	(33,668)	(12,025)	—
Provision for bad debts	9,059	8,992	6,683
Deferred income taxes	27,242	25,402	—
Decrease in accounts and notes receivable	24,049	11,213	10,392
Decrease in other assets	8,393	5,571	414
Increase (decrease) in accounts payable, accrued expenses and other liabilities	2,212	15,399	(59)
Other, net	15,304	(2,459)	13,281

Net cash provided by operating activities	$376,144	$301,754	$261,240

Schedule of Noncash Investing and Financing Activities
Common stock issued pursuant to Contingent Stock Agreement	$19,356	$40,820	$42,630
Capital lease obligations incurred	12,720	3,359	4,189
Lapse of restrictions on common stock awards	2,809	2,704	2,988
Debt assumed by purchasers of land and other assets	16,656	24,634	—
Debt and other liabilities assumed and consolidated in acquisition of assets from Rodamco North America N.V. and partners' interests in unconsolidated real estate ventures	915,976	547,531	—
Property and other assets contributed to unconsolidated real estate ventures	196,920	—	184,926
Debt and other liabilities related to property and other assets contributed to unconsolidated real estate ventures	129,801	—	76,577
Debt assumed or issued in other acquisitions of assets	—	105,195	23,823
Common stock issued in acquisition of voting interests in majority financial interest ventures	—	3,500	—
Property and other assets obtained in acquisition of majority financial interest ventures	—	884,572	—

The accompanying notes are an integral part of these statements.

The Rouse Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002, 2001 and 2000

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

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of our financial statements in a number of areas, including evaluation of impairment of long-lived assets (including operating properties and properties held for development or sale), evaluation of collectibility of accounts and notes receivable and the cost and completion percentages used for land sales. Actual results could differ from those and other estimates.

        In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Statement does not change the fundamental provisions of SFAS No. 121; however, it resolves various implementation issues of SFAS No. 121 and establishes a single accounting model for long-lived assets to be disposed of by sale. It retains the requirement of APB Opinion No. 30 to report separately discontinued operations, and extends that reporting for all periods presented to a component of an entity that, subsequent to or on January 1, 2002, either has been disposed of (by sale, abandonment, or in distribution to owners) or is classified as held for sale. Additionally, SFAS No. 144 requires that assets and liabilities of components held for sale, if material, be disclosed separately in the balance sheet. We adopted SFAS No. 144 effective January 1, 2002.

        We sold 11 community retail centers in April 2002 and Tampa Bay Center in December 2002 (see note 11). We decided to sell these properties because they did not meet one of our primary business strategies of owning and operating large-scale premier shopping centers. In December 2002, we also sold a newly constructed community retail center that opened in August 2002 in Summerlin, Nevada. We constructed this property with the intention of selling it. Under the provisions of SFAS No. 144, we reclassified the operating results of these properties to discontinued operations for all periods presented. The operating results of these properties do not materially affect the reported segment results in note 8 and are summarized as follows (in thousands):

	2002	2001	2000
Revenues	$5,401	$19,280	$8,959
Operating expenses, exclusive of provision for bad debts, depreciation and amortization	3,692	9,122	5,460
Interest expense	2,146	5,479	2,248
Provision for bad debts	65	307	490
Depreciation and amortization	1,589	3,876	1,408
Other provisions and losses	5,136	—	—
Net gains (losses) on operating properties	33,012	—	(694)
Deferred income tax benefit (provision)	1,237	(1,518)	—
Equity in earnings of unconsolidated real estate ventures	—	—	1,511

Discontinued operations	$27,022	$(1,022)	$170

        In order to conform to general industry practice, we have also reclassified certain building and land improvement costs that are recoverable from tenants from other assets to property. These costs and related accumulated depreciation were $89.0 million and $45.9 million, respectively, at December 31, 2002 and $56.7 million and $35.5 million, respectively, at December 31, 2001. Depreciation of these assets was reclassified from operating expenses to depreciation. Depreciation of these assets for 2002, 2001 and 2000 was $12.7 million, $8.0 million and $6.2 million, respectively.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Upon adoption of SFAS No. 145, we are required to apply the criteria in APB Opinion No. 30 in determining the classification of gains and losses resulting from the early extinguishment of debt.

        SFAS No. 145 is effective for us on January 1, 2003 with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. We adopted the provisions relating to the rescission of SFAS No. 4 in 2002, determined that gains and losses we previously recognized on early extinguishments of debt were not extraordinary items under the criteria of APB 30 and reclassified them as follows (in thousands):

	2001	2000
Other provisions and losses (gains), net	$451	$(2,200)
Equity in earnings of unconsolidated real estate ventures	245	—

Amount previously reported as extraordinary items	$696	$(2,200)

        Certain other amounts for prior years have been reclassified to conform to the presentation methods used for 2002.

(b) Description of business

        Through our subsidiaries and affiliates, we acquire, develop and manage income-producing properties located throughout the United States and develop and sell land for residential, commercial and other uses. The income-producing properties consist of retail centers, office and industrial buildings and mixed-use and other properties. The retail centers are primarily regional shopping centers in suburban market areas, but also include specialty marketplaces in certain downtown areas and several community retail centers. The office and industrial properties are located primarily in the Columbia, Baltimore and Las Vegas market areas or are components of large-scale mixed-use properties (which include retail, parking and other uses) located in other urban markets. We dispose of income-producing properties that are not consistent with our business strategies and/or that are not meeting or are not considered to have the potential to continue to meet our investment criteria. Land development and sales operations are predominantly related to large-scale, long-term community development projects in and around Columbia, Maryland and Summerlin, Nevada.

(c) Property

        Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate. Acquisition, development and construction costs of properties in development are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and preconstruction costs. The preconstruction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. Provisions are made for costs of potentially unsuccessful preconstruction efforts by charges to operations. Development and construction costs and costs of significant improvements, replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred.

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

        Properties held for sale are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. The net carrying values of operating properties are classified as properties held for sale when the properties are actively marketed, their sale is considered probable within one year and various other criteria relating to their disposition are met. Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the date of sale. If active marketing ceases or the properties no longer meet the criteria to be classified as held for sale, the properties are reclassified as operating, depreciation is resumed, depreciation for the period the properties were classified as held for sale is recognized and deferred selling costs, if any, are charged to earnings.

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

        Cost of land sales is generally determined as a specified percentage of land sales revenues recognized for each land development project. The cost ratios used are based on actual costs incurred and estimates of development costs and sales revenues to completion of each project. The ratios are reviewed regularly and revised periodically for changes in estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project. The specific identification method is used to determine cost of sales for certain parcels of land.

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

        In general, minimum rent revenues are recognized when due from tenants; however, estimated collectible minimum rent revenues under leases which provide for varying rents over their terms are averaged over the terms of the leases. Rents based on tenant sales are recognized when tenant sales exceed any contractual threshold.

(f) Income taxes

        We elected to be taxed as a real estate investment trust ("REIT") pursuant to the Internal Revenue Code of 1986, as amended, effective January 1, 1998. In general, a corporation that distributes at least 90% of its REIT taxable income to shareholders in any taxable year and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation to the extent of the income which it distributes. We believe that we met the qualifications for REIT status as of December 31, 2002 and intend to meet the qualifications in the future and to distribute at least 90% of our REIT taxable income (determined after taking into account any net operating loss deduction) to shareholders in 2003 and subsequent years. As discussed in notes 2 and 9, we acquired all of the voting stock of the majority financial interest ventures owned by a trust, of which certain employees are beneficiaries ("Trust") in 2001. We and these subsidiaries made a joint election to treat the subsidiaries as taxable REIT subsidiaries ("TRS"), which are subject to Federal and state income taxes. Except with respect to the TRS, we do not believe that we will be liable for significant income taxes at the Federal level or in most of the states in which we operate in 2003 and future years.

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

        Debt security investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is our intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents, except that any such investments purchased with the proceeds of loans which may be expended only for specified purposes are classified as investments in marketable securities. Investments in marketable equity securities are classified as trading securities and are carried at market value with changes in values recognized in earnings.

(h) Derivative financial instruments

        Our use of derivative financial instruments is designed to reduce risk associated with movements in interest rates. We may choose to reduce cash flow and earnings volatility associated with interest rate risk exposure on variable-rate borrowings and/or forecasted fixed-rate borrowings. In some instances, lenders may require us to do so. In order to limit interest rate risk on variable-rate borrowings, we may enter into interest rate swaps or interest rate caps to hedge specific risks. In order to limit interest rate risk on forecasted borrowings, we may enter into forward-rate agreements, forward starting swaps, interest rate locks and interest rate collars. We may also use derivative financial instruments to reduce risk associated with movements in currency exchange rates if and when we are exposed to such risk. We do not use derivative financial instruments for speculative purposes.

        Under interest rate cap agreements, we make initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates exceed specified levels during the agreement period. Under interest rate swap agreements, we and the counterparties agree to exchange the difference between fixed-rate and variable-rate interest amounts calculated by reference to specified notional principal amounts during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less.

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

        Prior to 2001, derivative financial instruments were designated as hedges and, accordingly, changes in their fair values were not recognized in the financial statements provided that defined correlation and effectiveness criteria were met at inception and thereafter. Instruments that ceased to qualify for hedge accounting were marked-to-market with gains and losses recognized in income. Premiums paid on interest rate cap agreements were amortized to interest expense over the terms of the agreements and payments receivable from the counterparties were accrued as reductions of interest expense. Amounts receivable or payable under swap agreements were accounted for as adjustments to interest expense on the related debt. Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities," as amended, which requires, among other things, that all derivative instruments be measured at fair value and recognized as assets or liabilities in the balance sheet. Derivative instruments held by us at January 1, 2001 consisted solely of interest rate cap agreements designated as hedges of interest rates on specific loans. The cumulative effect at January 1, 2001 of the change in accounting for derivative financial instruments and hedging activities was to increase liabilities and reduce net earnings by approximately $0.4 million. The effect of the change on net earnings was not material for 2001. The effect of the change on other comprehensive income (loss) was a loss of approximately $3.4 million in 2001.

        All of the interest rate swap agreements we used in 2002 and 2001 qualified as cash flow hedges under SFAS No. 133 and hedged our exposure to forecasted interest payments on variable-rate LIBOR-based debt. Accordingly, the effective portion of the swaps' gains or losses are reported as a component of other comprehensive income and reclassified into earnings when the related forecasted transaction affects earnings. Amounts receivable or payable under interest rate cap and swap agreements are accounted for as adjustments to interest expense on the related debt.

(i) Other information about financial instruments

        Fair values of financial instruments approximate their carrying values in the financial statements except for debt and Company-obligated mandatorily redeemable preferred securities, for which fair value information is provided in notes 6 and 7.

(j) Earnings per share of common stock

        Basic earnings per share ("EPS") is computed by dividing net earnings applicable to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS is computed after adjusting the numerator and denominator of the basic EPS computation for the effects of all dilutive potential common shares during the period. The dilutive effects of convertible securities are computed using the "if-converted" method and the dilutive effects of options, warrants and their equivalents (including fixed awards and nonvested stock issued under stock-based compensation plans) are computed using the "treasury stock" method.

(k) Stock-based compensation

        We apply the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based, employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to our directors, officers and employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the grantee must pay to acquire the stock. The following table summarizes the pro forma effects on net earnings (in thousands) and earnings per share of common stock of using an optional fair value-based method, rather than the intrinsic value-based method, to account for stock-based compensation awards made since 1995.

	2002	2001	2000
Net earnings, as reported	$139,851	$110,706	$170,485
Add: Stock-based employee compensation expense included in reported net earnings, net of related tax effects and amounts capitalized	3,235	1,379	1,549
Deduct: Total stock-based employee compensation expense determined under fair value- based method, net of related tax effects and amounts capitalized	(10,237)	(6,268)	(5,237)

Pro forma net earnings	$132,849	$105,817	$166,797

Earnings per share of common stock:
Basic:
As reported	$1.49	$1.42	$2.27
Pro forma	$1.41	$1.35	$2.22
Diluted:
As reported	$1.47	$1.40	$2.24
Pro forma	$1.39	$1.35	$2.20

        The per share weighted-average estimated fair values of options granted during 2002, 2001 and 2000 were $3.48, $3.41 and $3.46, respectively. These fair values were estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions:

	2002	2001	2000
Risk-free interest rate	4.4%	5.1%	6.6%
Dividend yield	5.5	5.5	5.5
Volatility factor	20.0	20.0	20.0
Expected life in years	6.7	6.4	6.6

(2) Unconsolidated real estate ventures

        Investments in and advances to unconsolidated real estate ventures at December 31, 2002 and 2001 were $442.4 million and $269.6 million, respectively. Our equity in earnings of unconsolidated real estate ventures is summarized, based on the level of our financial interest, as follows (in thousands):

	2002	2001	2000
Majority financial interest ventures	$—	$—	$86,637
Other unconsolidated real estate ventures	33,259	32,561	41,408

Total	$33,259	$32,561	$128,045

(a) Majority financial interest ventures

        Relying on the REIT Modernization Act (as more fully discussed in note 9), we negotiated an agreement to acquire the voting stock of the ventures owned by a trust, of which certain employees are beneficiaries ("Trust"), an entity which is neither owned nor controlled by us. On January 2, 2001, we exchanged 137,928 shares of common stock for the Trust's shares of voting common stock in the ventures. The voting shares acquired by us constituted all of the Trust's interests in the ventures. The fair value of the consideration exchanged was approximately $3.5 million. As a result of this transaction, we own 100% of the voting common stock of the ventures and, accordingly, the ventures are consolidated in our financial statements from the date of the acquisition. Subsequently, the Trust contributed the majority of the common stock to a charitable foundation.

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

        The combined statement of operations of these ventures for the year ended December 31, 2000 is summarized as follows (in thousands):

Revenues	$295,791
Operating expenses	152,980
Interest expense, excluding interest on borrowings from Rouse	5,684
Interest expense on borrowings from Rouse	52,449
Depreciation and amortization	13,534
Loss on early extinguishment of debt	22,082
Equity in earnings of unconsolidated real estate ventures	3,736
Income taxes, primarily deferred	18,430
Discontinued operations	1,511

Net earnings	$35,879

        In December 2000, one of the ventures partially repaid a loan from us prior to its scheduled maturity. We charged the venture a prepayment penalty of $22.1 million. The effect of the transaction was eliminated in our equity in earnings of majority financial interest ventures.

        Our share of the net earnings of these ventures for the year ended December 31, 2000 is summarized as follows (in thousands):

Share of net earnings based on ownership interest	$35,520
Participation by others in our share of earnings	(35,322)
Interest on loans and advances, net	52,449
Prepayment penalty on loan from Rouse	22,082
Discontinued operations	(1,511)
Eliminations and other, net	13,419

Equity in earnings of majority financial interest ventures	$86,637

(b) Other unconsolidated real estate ventures

        We own interests in other unconsolidated real estate ventures that own and/or develop properties. We use these ventures to limit our risk associated with individual properties and to reduce our capital requirements. We may also contribute our interests in properties to unconsolidated ventures for cash distributions and interests in the ventures to provide liquidity as an alternative to outright property sales. These ventures are accounted for using the equity or cost method, as appropriate. At December 31, 2002 and 2001, these ventures were primarily partnerships and corporations which own retail centers. Most of these properties are managed by our affiliates. Certain agreements relating to these properties provide for preference returns to us when operating results or sale or refinancing proceeds exceed specified levels. One of these ventures owns and operates the Village of Merrick Park, a large-scale mixed-use project that opened in September 2002.

        In May 2002, we acquired partial, noncontrolling ownership interests in Oakbrook Center, Water Tower Place and certain other assets from Rodamco North America N.V. ("Rodamco") (see note 16). We report these interests as investments in unconsolidated real estate ventures. Additionally, we acquired from Rodamco the remaining interests in properties (Collin Creek, North Star, Perimeter Mall and Willowbrook) in which we previously owned noncontrolling interests. As a result, we consolidated these properties in our financial statements from the date of the acquisition. Prior to this acquisition, we reported our interests in these properties in unconsolidated real estate ventures. As a result of this transaction, the net increase in investments in unconsolidated real estate ventures was $248.9 million.

        We received $44.9 million and $109.3 million of distributions of financing proceeds from unconsolidated real estate ventures in 2002 and 2001, respectively.

        In October 2002, we contributed our ownership interest in Perimeter Mall to a joint venture in exchange for a 50% interest in the venture and a distribution of $67.1 million. As a result, we report our interest in this property in unconsolidated real estate ventures from the date of contribution.

        In November 2002, we acquired our partners' controlling financial interests in entities that own Ridgedale Center, a regional retail center in suburban Minneapolis, Minnesota, and Southland Center, a regional retail center in suburban Detroit, Michigan, for an aggregate purchase price of $215.8 million (cash of $63.1 million and assumption of our partners' share of debt of $152.7 million). We owned 10% noncontrolling interests in these entities prior to this transaction and our interests were reported in unconsolidated real estate ventures. We consolidated these properties in our financial statements from the date of acquisition. We used our revolving credit facility to finance the acquisition.

        The condensed, combined balance sheets of ventures accounted for using the equity method as of December 31, 2002 and 2001 and the condensed, combined statements of operations of these ventures and others during periods that they were accounted for using the equity method during 2002, 2001 and 2000 are summarized as follows (in thousands):

	2002	2001
Net property	$2,075,720	$1,705,140
Investments in unconsolidated real estate ventures	78,717	—
Accounts and notes receivable	20,502	14,689
Prepaid expenses and other assets	40,633	60,792
Cash and cash equivalents	38,729	25,336

Total assets	$2,254,301	$1,805,957

Nonrecourse property debt	$1,195,359	$1,313,498
Property debt guaranteed by us	175,180	54,075
Accounts payable and other liabilities	134,206	129,225
Venturers' equity	749,556	309,159

Total liabilities and venturers' equity	$2,254,301	$1,805,957

	2002	2001	2000
Revenues	$307,486	$322,646	$333,999
Equity in earnings of unconsolidated investments	9,651	—	—
Operating and interest expenses	207,263	219,183	228,669
Depreciation and amortization	49,020	41,105	39,741
Loss on early extinguishment of debt	260	556	—
Cumulative effect of change in accounting principle	—	292	—

Net earnings	$60,594	$61,510	$65,589

        We have guaranteed the repayment of a construction loan of the unconsolidated real estate venture that developed the Village of Merrick Park. The maximum amount that may be borrowed under the loan is $200 million. The amount of the guarantee may be reduced to a minimum of 20% upon the achievement of certain lender requirements. Our venture partners have provided guarantees to us for their share (60%) of the construction loan.

        Distributions, primarily from financing proceeds, from several of these ventures exceed our investments in them. At December 31, 2002 and 2001, these balances aggregated $26.3 million and $89.7 million, respectively, and were included in other liabilities.

(3) Property

        Operating properties and deferred costs of projects at December 31, 2002 and 2001 are summarized as follows (in thousands):

	2002	2001
Buildings and improvements	$5,019,394	$3,931,166
Land	664,326	408,122
Deferred costs	201,959	123,917
Furniture and equipment	27,225	20,978

Total	$5,912,904	$4,484,183

        Depreciation expense for 2002, 2001 and 2000 was $144.9 million, $115.8 million and $86.4 million, respectively. Amortization expense for 2002, 2001 and 2000 was $16.4 million, $13.9 million and $8.7 million, respectively.

        Properties in development include construction and development in progress and preconstruction costs. Construction and development in progress includes land and land improvements of $55.3 million and $67.9 million at December 31, 2002 and 2001, respectively.

        Investment land and land held for development and sale at December 31, 2002 and 2001 is summarized as follows (in thousands):

	2002	2001
Land under development	$208,675	$171,460
Finished land	63,753	62,707
Investment and raw land	49,316	50,124

Total	$321,744	$284,291

(4) Accounts and notes receivable

        Accounts and notes receivable at December 31, 2002 and 2001 are summarized as follows (in thousands):

	2002	2001
Accounts receivable, primarily rents and income under tenant leases	$66,853	$70,522
Notes receivable from sales of properties	538	3,294
Notes receivable from sales of land	16,733	41,143

	84,124	114,959
Less allowance for doubtful receivables	27,197	27,206

Total	$56,927	$87,753

        Accounts and notes receivable due after one year were $8.8 million and $7.5 million at December 31, 2002 and 2001, respectively.

        Credit risk with respect to receivables from tenants is not highly concentrated due to the large number of tenants and the geographic diversification of our operating properties. We perform credit evaluations of prospective new tenants and require security deposits or bank letters of credit in certain circumstances. Tenants' compliance with the terms of their leases is monitored closely, and the allowance for doubtful receivables is established based on analyses of the risk of loss on specific tenant accounts, historical trends and other relevant information. Notes receivable from sales of land are primarily attributable to land sales in Las Vegas and Summerlin, Nevada. We perform credit evaluations of the builders and generally require substantial down payments (at least 20%) on all land sales that we finance. These notes and notes from sales of operating properties are generally secured by first liens on the related properties.

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

        Information relating to the obligations, assets and funded status of the plans at December 31, 2002 and 2001 and for the years then ended is summarized as follows (dollars in thousands):

	Pension Plans
					Postretirement Plan
	Funded		Unfunded
	2002	2001	2002	2001	2002	2001
Change in benefit obligations:
Benefit obligations at beginning of year	$64,208	$55,480	$21,767	$19,857	$23,551	$18,471
Service cost	4,744	3,981	1,069	909	342	451
Interest cost	4,592	4,230	1,663	1,489	1,070	1,553
Plan amendment	2,398	67	96	(126)	(6,598)	—
Actuarial loss (gain)	4,532	7,419	2,315	701	(646)	3,666
Benefits paid	(226)	(6,969)	(135)	(1,063)	(987)	(590)

Benefit obligations before special events	80,248	64,208	26,775	21,767	16,732	23,551
Special events — settlements	(9,757)	—	(6,976)	—	—	—

Benefit obligations at end of year	70,491	64,208	19,799	21,767	16,732	23,551

Change in plan assets:
Fair value of plan assets at beginning of year	57,808	57,501	—	—	—	—
Actual return on plan assets	(8,183)	(2,492)	—	—	—	—
Employer contribution	24,165	9,768	8,056	1,063	987	590
Benefits paid	(226)	(6,969)	(135)	(1,063)	(987)	(590)
Settlements	(9,939)	—	(7,921)	—	—	—

Fair value of plan assets at end of year	63,625	57,808	—	—	—	—

Funded status	(6,866)	(6,400)	(19,799)	(21,767)	(16,732)	(23,551)
Unrecognized net actuarial loss	39,925	30,176	4,823	4,574	3,729	4,460
Unamortized prior service cost	5,655	4,128	4,919	5,490	(2,692)	—
Unrecognized transition obligation	199	267	—	—	—	3,665

Net amount recognized	$38,913	$28,171	$(10,057)	$(11,703)	$(15,695)	$(15,426)

Amounts recognized in the balance sheets consist of:
Prepaid benefit cost	$38,913	$28,171	$—	$—	$—	$—
Accrued benefit liability	—	—	(18,641)	(20,108)	(15,695)	(15,426)
Intangible asset	—	—	4,919	5,490	—	—
Accumulated other comprehensive income item —minimum pension liability adjustment	—	—	3,665	2,915	—	—

Net amount recognized	$38,913	$28,171	$(10,057)	$(11,703)	$(15,695)	$(15,426)

Weighted-average assumptions as of December 31:
Discount rate	6.50%	7.25%	6.50%	7.25%	6.50%	7.25%
Lump sum rate	6.50	6.50	6.50	6.50	—	—
Expected rate of return on plan assets	8.00	8.00	—	—	—	—
Rate of compensation increase	4.50	4.50	4.50	4.50	4.50	4.50

        The assets of the funded plan consist primarily of fixed income and marketable equity securities. We increased our employer contributions during 2002 to fund accumulated benefit obligations and to pay settlements related to the organizational changes and early retirement program discussed in note

10. The organizational changes and early retirement program also resulted in a settlement loss which is included in our 2002 net pension cost.

        The amendment to the pension plans in 2002 changed the compensation base on which pension benefits are calculated. The amendment to the postretirement plan in 2002 reduced certain medical and life insurance benefits.

        The net pension cost includes the following components (in thousands):

	2002	2001	2000
Service cost	$5,813	$4,890	$4,419
Interest cost on projected benefit obligations	6,255	5,719	4,945
Expected return on funded plan assets	(4,690)	(4,622)	(4,737)
Prior service cost recognized	1,538	1,554	1,587
Net actuarial loss recognized	2,525	1,712	237
Amortization of transition obligation	68	201	201

Net pension cost before special events	11,509	9,454	6,652
Special events — settlement loss	8,324	—	—

Net pension cost	$19,833	$9,454	$6,652

        The net postretirement benefit cost includes the following components (in thousands):

	2002	2001	2000
Service cost	$342	$451	$484
Interest cost on accumulated benefit obligations	1,070	1,553	1,312
Net actuarial loss recognized	85	115	—
Amortization of prior service cost	(241)	—	—
Amortization of transition obligation	—	333	333

Net postretirement benefit cost	$1,256	$2,452	$2,129

        Assumed health care cost trend rates have an effect on the amounts reported for the postretirement plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$15	$14
Effect on postretirement benefit obligation	$242	$220

        In 2000, employees of the majority financial interest ventures participated in the pension and postretirement plans. These ventures reimbursed us $2.1 million for their share of the annual benefit cost of the plans.

        We also have a deferred compensation program which permits directors and certain of our management employees to defer portions of their compensation on a pretax basis. Compensation expense related to this program was insignificant in 2002, 2001 and 2000.

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

        With respect to nonrecourse loans, we have in the past and may in the future, under some circumstances, support those subsidiary companies whose annual expenditures, including debt service, exceed their operating revenues. At December 31, 2002 and 2001, nonrecourse loans include $278.2 million and $134.8 million, respectively, of subsidiary companies' mortgages and bonds which are subject to agreements with lenders requiring us to provide support for operating and debt service costs, where necessary, for defined periods or until specified conditions relating to the operating results of the related properties are met. At December 31, 2002, approximately $1.2 billion of the total debt was payable to one lender.

        Debt at December 31, 2002 and 2001 is summarized as follows (in thousands):

	2002	2001
Mortgages and bonds	$3,410,257	$2,717,898
Medium-term notes	48,500	51,500
Credit facility borrowings	242,690	222,000
Other loans	740,030	497,422

Total	$4,441,477	$3,488,820

        Mortgages and bonds are secured by deeds of trust or mortgages on properties and general assignments of rents. This debt matures at various dates through 2021 and, at December 31, 2002, bears interest at a weighted-average effective rate of 6.3%. At December 31, 2002 and 2001, approximately $83.2 million and $84.0 million, respectively, of this debt provided for payments of additional interest based on operating results of the related properties in excess of stated levels.

        We have issued unsecured, medium-term notes. The notes bear interest at fixed interest rates. The notes outstanding at December 31, 2002 mature at various dates from 2005 to 2015, bear interest at a weighted-average effective rate of 8.3% and have a weighted-average maturity of three years.

        We have a credit facility with a group of lenders that provides for unsecured borrowings. During 2002, the maximum amount that may be borrowed under this facility increased from $375 million to $450 million. Advances under the facility bear interest at a variable-rate of LIBOR plus 1% (2.4% at December 31, 2002). The facility is available to December 2003, subject to a one-year renewal option.

        Other loans at December 31, 2002 include $400 million of 7.20% Notes due in 2012 which we issued in September 2002 for net proceeds of $396.9 million under our effective shelf registration statement. We used $220.4 million of the proceeds to repay a portion of the bridge loan facility used to fund the acquisition of the assets of Rodamco (see note 16). We used $116.2 million of the proceeds to repay $114.2 million of other debt (with prepayment penalties of $2.0 million) that was due in January 2003. We used the remaining proceeds and additional funds to repay $61 million of property debt due in 2003. Other loans also include $200 million of 8% Notes due in 2009, various property acquisition loans and certain other borrowings. These loans include aggregate unsecured borrowings of $733.5 million and $490.1 million at December 31, 2002 and 2001, respectively, and at December 31, 2002, bear interest at a weighted-average effective rate of 7.5%.

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

        The annual maturities of debt at December 31, 2002 are summarized as follows (in thousands):

	Nonrecourse Loans	Company and Recourse Loans	Total
2003	$295,484	$252,957	$548,441
2004	424,180	125,480	549,660
2005	409,919	103,417	513,336
2006	388,330	12,502	400,832
2007	532,884	6,710	539,594
Subsequent to 2007	1,220,640	668,974	1,889,614

Total	$3,271,437	$1,170,040	$4,441,477

        The annual maturities reflect the terms of existing loan agreements except where refinancing commitments from outside lenders have been obtained. In these instances, maturities are based on the terms of the refinancing commitments. The debt due in 2003 consists of $242.7 million of borrowings under the credit line facility, $229.4 million of balloon payments on mortgages on two retail centers and three office buildings and $76.3 million of regularly scheduled principal payments. The credit line facility may be extended for one year at our option. We expect to make balloon payments at or before the scheduled maturity dates of the related loans from proceeds of property refinancings (including refinancings of the maturing mortgages), credit facility borrowings or other available corporate funds. The regularly scheduled principal payments will be paid from operating cash flows.

        We have approximately $1.2 billion of variable interest rate debt ("variable-rate debt") at December 31, 2002. The interest rate on a portion of this variable-rate debt is based on LIBOR plus a margin (typically between 1% and 2%). At December 31, 2002, the LIBOR rate was 1.4%. We had interest rate swap agreements and forward-starting swap agreements in place at December 31, 2002 and we entered into similar agreements in January 2003. These swap agreements and forward-starting swap agreements effectively fix the LIBOR rate on a portion of our variable-rate debt and are summarized as follows:

Notional Amount	Fixed LIBOR Rate	Term
$34.4 million	3.53%	December 2001 – December 2003
200.0 million	4.24	January 2003 – December 2003
26.3 million	4.67	January 2002 – December 2006
55.0 million	1.52	February 2003 – December 2003
432.0 million	1.37	February 2003 – June 2003
150.0 million	1.39	February 2003 – August 2003
40.0 million	1.78	February 2003 – June 2004
432.0 million	1.63	July 2003 – December 2003
150.0 million	1.84	September 2003 – March 2004
161.5 million	2.35	January 2004 – July 2004
135.0 million	2.20	January 2004 – May 2004
135.0 million	2.85	June 2004 – October 2004
161.5 million	3.16	July 2004 – January 2005

        In accordance with SFAS No. 133, the net unrealized losses on derivatives designated as cash flow hedges (including our share of unrealized gains on derivatives held by unconsolidated real estate ventures accounted for using the equity method) of $6.9 million and $3.4 million for 2002 and 2001, respectively, have been recognized as items of other comprehensive income (loss). We expect $7.4 million of the amount recorded in other comprehensive income (loss) at December 31, 2002 to be recognized in net earnings during 2003 and the remainder before December 2006. Interest rate exchange agreements did not have a material effect on the weighted-average effective interest rates on debt at December 31, 2002, 2001 and 2000 or interest expense for 2002, 2001 and 2000. The fair value of our derivative financial instruments was a liability of approximately $8.0 million at December 31, 2002. The fair value of interest rate cap agreements was insignificant at December 31, 2002.

        Total interest costs were $283.5 million in 2002, $259.9 million in 2001 and $254.2 million in 2000, of which $38.2 million, $36.6 million and $19.7 million were capitalized, respectively.

        We recognized losses on the early extinguishment of debt of $2.5 million in 2002 and $0.5 million in 2001. In 2000, we recognized a net gain of $2.2 million related to the substantial modification of terms of certain property debt and to the extinguishment of debt prior to scheduled maturity. The sources of funds used to pay the debt and fund the prepayment penalties, where applicable, were refinancings of properties and, in 2002, the issuance of the 7.20% Notes.

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

        The carrying amount and estimated fair value of our debt at December 31, 2002 and 2001 are summarized as follows (in thousands):

	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Fixed-rate debt	$3,216,998	$3,409,037	$2,874,985	$2,930,729
Variable-rate debt	1,224,479	1,224,479	613,835	613,835

Total	$4,441,477	$4,633,516	$3,488,820	$3,544,564

        Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of our debt obligations at fair value may not be possible and may not be a prudent management decision.

(7) Company-obligated mandatorily redeemable preferred securities

        The redeemable preferred securities consist of 5,453,600 and 5,478,600 Cumulative Quarterly Income Preferred Securities (preferred securities) at December 31, 2002 and 2001, respectively, with a liquidation amount of $25 per security, which were issued in November 1995 by a statutory business trust. The trust used the proceeds of the preferred securities and other assets to purchase at par $141.8 million of our junior subordinated debentures ("debentures") due in November 2025, which are the sole assets of the trust.

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

        We may redeem the debentures at par at any time, but redemptions at or prior to maturity are payable only from the proceeds of issuance of our capital stock or of securities substantially comparable in economic effect to the preferred securities. During 1998, we repurchased 21,400 of the preferred securities for approximately $0.6 million. During 2002, we repurchased 25,000 of the preferred securities for approximately $0.6 million.

        The estimated fair value of the redeemable preferred securities was $216.7 million and $174.7 million at December 31, 2002 and 2001, respectively. Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the redeemable preferred securities at fair value may not be possible and may not be a prudent management decision.

(8) Segment information

        We have five business segments: retail centers, office and other properties, community development, commercial development and corporate. The retail centers segment includes the operation and management of regional shopping centers, downtown specialty marketplaces, the retail components of mixed-use projects and community retail centers. The office and other properties segment includes the operation and management of office and industrial properties and the nonretail components of the mixed-use projects. The community development segment includes the development and sale of land, primarily in large-scale, long-term community development projects in and around Columbia and Summerlin. The commercial development segment includes the evaluation of all potential new projects (including expansions of existing properties) and acquisition opportunities and the management of them through the development or acquisition process. The corporate segment is responsible for shareholder and director services, financial management, strategic planning and management and certain other general and support functions. Our business segments offer different products or services and are managed separately because each requires different operating strategies or management expertise.

        The operating measure used to assess operating results for the business segments is Net Operating Income ("NOI"). Effective January 1, 2002, we revised our definition of NOI to exclude ground rent expense and depreciation attributable to building and land improvement costs that are recoverable from tenants. NOI for all years has been presented in conformity with the revised definition. We define NOI as segment revenues (exclusive of corporate interest income) less operating expenses (including provisions for bad debts, certain current income taxes and net losses (gains) on sales of properties developed for sale, but excluding ground rent expense, distributions on Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and real estate depreciation and amortization). Additionally, discontinued operations, equity in earnings of unconsolidated real estate ventures and minority interests are adjusted to reflect NOI on the same basis.

        The accounting policies of the segments are the same as those described in note 1, except that:

  •
  we account for real estate ventures in which we have joint interest and control and certain other minority interest ventures ("proportionate share ventures") using the proportionate share method rather than the equity method;
  •
  we include our share of NOI less interest expense and ground rent expense of other unconsolidated minority interest ventures ("other ventures") in revenues; and
  •
  we accounted for the majority financial interest ventures on a consolidated basis rather than using the equity method in 2000.

        Operating results for the segments are summarized as follows (in thousands):

	Retail Centers	Office and Other Properties	Community Development	Commercial Development	Corporate	Total
2002
Revenues	$775,513	$205,191	$240,992	$—	$—	$1,221,696
Operating expenses*	305,869	80,214	155,771	12,986	16,368	571,208

NOI	$469,644	$124,977	$85,221	$(12,986)	$(16,368)	$650,488

2001
Revenues	$637,211	$203,716	$218,322	$—	$—	$1,059,249
Operating expenses*	261,561	75,772	143,336	6,872	13,171	500,712

NOI	$375,650	$127,944	$74,986	$(6,872)	$(13,171)	$558,537

2000
Revenues	$631,703	$216,231	$215,459	$—	$—	$1,063,393
Operating expenses*	263,593	77,587	148,679	7,701	9,365	506,925

NOI	$368,110	$138,644	$66,780	$(7,701)	$(9,365)	$556,468

*
Operating expenses include provisions for bad debts, certain current income taxes and net losses (gains) on sales of properties developed for sale, and exclude ground rent expense, distributions on Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and real estate depreciation and amortization.

        Reconciliations of the total revenues and expenses reported above to the related amounts in the consolidated financial statements and of NOI reported above to earnings before net gains (losses) on operating properties, discontinued operations and cumulative effect of change in accounting principle in the consolidated financial statements are summarized as follows (in thousands):

	2002	2001	2000
Revenues:
Total reported above	$1,221,696	$1,059,249	$1,063,393
Our share of revenues of unconsolidated real estate ventures	(117,123)	(97,789)	(414,966)
Revenues of discontinued operations, including discontinued operations of majority financial interest ventures in 2000	(5,401)	(19,280)	(25,224)
Other	5,562	4,877	1,222

Total in consolidated financial statements	$1,104,734	$947,057	$624,425

Operating expenses, exclusive of provision for bad debts, depreciation and amortization:
Total reported above	$571,208	$500,712	$506,925
Our share of operating expenses of unconsolidated real estate ventures	(36,924)	(27,979)	(190,769)
Participation by others in our share of earnings of majority financial interest ventures	—	—	(35,322)
Operating expenses of discontinued operations, including discontinued operations of majority financial interest ventures	(3,757)	(9,429)	(12,030)
Other	17,996	13,923	13,331

Total in consolidated financial statements	$548,523	$477,227	$282,135

Operating results:
NOI reported above	$650,488	$558,537	$556,468
Interest expense	(245,321)	(223,286)	(234,496)
NOI of discontinued operations	(5,968)	(9,851)	(13,194)
Depreciation and amortization	(161,333)	(129,666)	(95,121)
Deferred and certain current income taxes	(28,479)	(24,267)	—
Other provisions, losses and gains, net	(37,841)	(816)	2,200
Our share of interest expense, depreciation and amortization, gains (losses) on operating properties, gains (losses) on early extinguishment of debt and deferred income taxes of unconsolidated real estate ventures, net	(46,940)	(37,249)	(58,021)
Other	(18,600)	(20,831)	(21,365)

Earnings before net gains (losses) on operating properties, discontinued operations and cumulative effect of change in accounting principle in consolidated financial statements	$106,006	$112,571	$136,471

        The assets by segment at December 31, 2002, 2001 and 2000 are summarized as follows (in thousands):

	2002	2001	2000
Retail centers	$5,181,205	$3,457,956	$3,372,114
Office and other properties	1,105,656	1,053,840	1,086,187
Community development	461,403	472,226	374,668
Commercial development	67,228	134,503	72,673
Corporate	148,070	124,232	119,609

Total	$6,963,562	$5,242,757	$5,025,251

        Total segment assets exceed total assets reported in the financial statements primarily because of the inclusion of our share of the assets of the proportionate share ventures and, in 2000, the consolidation of the majority financial interest ventures. The increase in total segment assets in 2002 is primarily attributable to the acquisition of assets from Rodamco (see note 16).

        Additions to long-lived assets of the segments are summarized as follows (in thousands):

	2002	2001	2000
Retail centers:
Redevelopment, expansions and renovations	$128,660	$126,171	$143,874
Improvements for tenants and other	36,813	44,274	32,854
Acquisitions	864,776	—	13,569

	1,030,249	170,445	190,297

Office and other properties:
Improvements for tenants and other	19,381	14,894	16,196
Acquisitions	25,000	—	8,676

	44,381	14,894	24,872

Community development — land development expenditures	109,139	116,753	95,156
Commercial development — costs of new projects	98,873	77,025	81,614

Total	$1,282,642	$379,117	$391,939

        Approximately $75.0 million, $70.6 million and $150.1 million of the additions (exclusive of acquisitions) in 2002, 2001 and 2000, respectively, relate to property owned by unconsolidated real estate ventures.

(9) Income taxes

        The REIT Modernization Act ("RMA") was included in the Tax Relief Extension Act of 1999 ("Act"), which was enacted into law on December 17, 1999. RMA includes numerous amendments to the provisions governing the qualification and taxation of REITs, and these amendments were effective January 1, 2001. One of the principal provisions included in the Act provides for the creation of taxable REIT subsidiaries ("TRS"). TRS are corporations that are permitted to engage in nonqualifying REIT activities. A REIT is permitted to own up to 100% of the voting stock of a TRS. Previously, a REIT could not own more than 10% of the voting stock of a corporation conducting nonqualifying activities. Relying on this legislation, in January 2001, we acquired all of the voting stock of the majority financial interest ventures owned by a trust, of which certain employees are beneficiaries. Information related to the acquisition is included in note 2. We and these subsidiaries made a joint election to treat the subsidiaries as TRS for Federal and certain state income tax purposes beginning January 2, 2001.

        As a REIT, we generally will not be subject to corporate level Federal income tax on taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to Federal income and excise taxes on our undistributed taxable income. In addition, taxable income of a TRS is subject to Federal, state and local income taxes. Current Federal income taxes of the TRS are likely to increase in future years as we exhaust the net loss carryforwards of certain TRS and complete certain land development projects. These increases could be significant.

        In connection with our election to be taxed as a REIT, we have also elected to be subject to the "built-in gain" rules on the assets of our Qualified REIT Subsidiaries ("QRS"). Under these rules, taxes will be payable at the time and to the extent that the net unrealized gains on our assets at the date of conversion to REIT status are recognized in taxable dispositions of such assets in the ten-year period following conversion. Such net unrealized gains were approximately $2.5 billion. We believe that we will not be required to make significant payments of taxes on built-in gains throughout the ten-year period due to the availability of our net operating loss carryforward to offset built-in gains which might be recognized and the potential for us to make nontaxable dispositions through like-kind exchanges, if necessary. It may be necessary to recognize a liability for such taxes in the future if our plans and intentions with respect to QRS asset dispositions, or the related tax laws, change.

        The income tax provisions (benefits) for the years ended December 31, 2002 and 2001 are summarized as follows (in thousands):

	2002			2001
	Current	Deferred	Total	Current	Deferred	Total
Continuing operations:
Operating income	$1,496	$28,479	$29,975	$3,483	$23,884	$27,367
Gains on dispositions	—	2,010	2,010	—	—	—
Discontinued operations:
Operating income	—	(1,237)	(1,237)	—	1,518	1,518
Gains on dispositions	—	17,938	17,938	—	—	—

	$1,496	$47,190	$48,686	$3,483	$25,402	$28,885

        Income tax expense attributable to continuing operations is reconciled to the amount computed by applying the Federal corporate tax rate as follows (in thousands):

	2002	2001
Tax at statutory rate on earnings before income taxes, net gains (losses) on operating properties and discontinued operations	$47,593	$48,978
Increase in valuation allowance	3,039	1,613
State income taxes, net of Federal income tax benefit	1,056	1,376
Tax at statutory rate on earnings of QRS and other	(21,713)	(24,600)

Income tax expense	$29,975	$27,367

        A net deferred tax liability is included in other liabilities at December 31, 2002 and 2001 and is summarized as follows (in thousands):

	2002	2001
Total deferred tax assets	$27,713	$36,054
Total deferred tax liabilities	(111,010)	(75,200)
Valuation allowance	(9,115)	(6,076)

Net deferred tax liability	$(92,412)	$(45,222)

        The tax effects of temporary differences and loss carryforwards included in the net deferred tax liability at December 31, 2002 and 2001 are summarized as follows (in thousands):

	2002	2001
Property, primarily differences in depreciation and amortization, the tax basis of land assets and treatment of interest and certain other costs	$(90,639)	$(39,113)
Operating loss and tax credit carryforwards	13,111	16,713
Other	(14,884)	(22,822)

Total	$(92,412)	$(45,222)

        As indicated above, the deferred tax assets relate primarily to differences in the book and tax bases of property (particularly land assets) and to operating loss carryforwards for Federal income tax purposes. A valuation allowance has been established due to the uncertainty of realizing operating loss carryforwards of certain TRS. Based on projections of future taxable income, management believes that it is more likely than not that the deferred tax assets, net of the valuation allowance, will be realized. The amount of the deferred tax assets considered realizable could be reduced in the near term; however, if estimates of future taxable income are reduced. Deferred income taxes will become payable as temporary differences reverse (primarily due to the completion of land development projects) and net operating loss carryforwards are exhausted.

        At December 31, 2002, the income tax bases of our assets and liabilities were approximately $5.0 billion and $5.8 billion, respectively. The REIT net operating loss carryforward at December 31, 2002 for Federal income tax purposes aggregated approximately $218.1 million and will expire from 2005 to 2011. The TRS net operating losses carried forward from December 31, 2002 for Federal income tax purposes aggregated approximately $44.1 million and will begin to expire in 2007.

(10) Other provisions and losses (gains), net

        Other provisions and losses (gains), net are summarized as follows (in thousands):

	2002	2001	2000
Net losses (gains) on early extinguishment of debt	$2,543	$451	$(2,200)
Provision for organizational changes, including early retirement and related costs	21,816	—	—
Impairment of investment in MerchantWired	11,623	—	—
Net gain on foreign exchange derivatives	(1,134)	—	—
Other	2,993	365	—

Other provisions and losses (gains), net	$37,841	$816	$(2,200)

        We recognized losses of $2.5 million and $0.5 million in 2002 and 2001, respectively, related to the extinguishment of debt prior to scheduled maturity. In 2000, we recognized a net gain of $2.2 million related to the substantial modification of terms of certain property debt and to the extinguishment of debt prior to scheduled maturity.

        The provision for organizational changes for 2002 related primarily to our consolidation of the management of our Property Operations and Commercial and Office Development divisions into a single Asset Management Group. In connection with this organizational change, we initiated a plan to reduce the size of our workforce (including executive management) and adopted a voluntary early retirement program in which employees who met certain criteria were eligible to participate. The costs relating to these organizational changes and the early retirement program, primarily severance and other benefit costs, aggregated $21.8 million (including $12.5 million related to changes in executive management) in 2002.

        MerchantWired was an unconsolidated joint venture with other real estate companies to provide broadband telecommunication services to tenants. In the second quarter of 2002, we and the other real estate companies decided to discontinue the operations of MerchantWired. Accordingly, we recorded an impairment provision for the entire amount of our net investment in the venture.

        A portion of the purchase price for the acquisition of assets from Rodamco (see note 16) was payable in euros. In January 2002, we acquired options to purchase 601 million euros at a weighted-average per euro price of $0.8819. These transactions were executed to reduce our exposure to movements in currency exchange rates between the date of the purchase agreement and the closing date. The contracts were scheduled to expire in May 2002 and had an aggregate cost of $11.3 million. In April 2002, we sold the contracts for net proceeds of $10.2 million and recognized a loss of $1.1 million. We also executed and subsequently sold a euro forward contract and realized a gain of $2.2 million. As of December 31, 2002, we owned no foreign currency or financial instruments that exposed us to risk of movements in currency exchange rates.

        In 2002, we agreed to pay $3.0 million of costs incurred by an entity that sold us a portfolio of office and industrial buildings in 1998 to pay certain tax-related costs arising from the transaction.

(11) Net gains (losses) on operating properties

        Net gains (losses) on operating properties are summarized as follows (in thousands):

	2002	2001	2000
Continuing operations:
Sales of interests in unconsolidated real estate ventures:
Community retail center	$4,316	$—	$—
Regional retail centers	42,582	—	37,082
Impairment losses on retail centers	(42,124)	(374)	(6,870)
Other, net	2,049	(58)	3,632

	6,823	(432)	33,844

Discontinued operations:
Community retail centers	30,469	—	—
Regional retail center	2,543	—	(694)

	33,012	—	(694)

Total	$39,835	$(432)	$33,150

        The net gains on operating properties in 2002 related primarily to gains recorded on the sale of our interests in retail centers. In April 2002, we sold our interests in 12 community retail centers for net proceeds of $111.1 million. We recorded a gain on this transaction of approximately $32.0 million, net of deferred income taxes of $18.4 million. Our interests in one of the community retail centers were reported in unconsolidated real estate ventures and the gain on the sale of our interests in this property ($4.3 million, net of deferred income taxes of $2.0 million) is included in continuing operations. The remaining gain on this transaction ($27.7 million, net of deferred income taxes of $16.4 million) is classified as a component of discontinued operations (see note 1). In April 2002, we sold our interest in Franklin Park, a regional retail center in Toledo, Ohio, for $20.5 million and the buyer assumed our share of the center's debt ($44.7 million). Our interest in this property was reported in unconsolidated real estate ventures and, accordingly, the gain of $42.6 million that we recorded on this transaction is included in continuing operations. In December 2002, we sold our interest in Tampa Bay Center and our interest in a Summerlin community retail center for net proceeds of $22.8 million and $25.1 million, respectively. We recorded gains of $2.5 million and $2.8 million (net of deferred income taxes of $1.5 million), respectively, on these transactions and the gains are classified as a component of discontinued operations (see note 1). These gains were partially offset by impairment losses on two retail centers ($42.1 million). In 2002, we changed our plans and intentions as to the manner in which these retail centers would be operated in the future and revised estimates of the most likely holding periods. As a result, we evaluated the recoverability of the carrying amounts of the centers, determined that the carrying amounts of the centers were not recoverable from future cash flows and recognized impairment losses.

        The net losses on operating properties in 2001 consisted primarily of an additional impairment provision we recorded on our investment in a retail center (Randhurst) that we and the other venturer intend to dispose ($0.4 million).

        The net gains on operating properties in 2000 related primarily to the transfer to a joint venture controlled by Rodamco (in which we maintained a minority interest) of our ownership interest in a retail center (North Star) ($37.1 million). This gain was partially offset by an impairment provision recorded by us on our investment in a retail center (Randhurst) that we and the other venturer intend to dispose ($6.9 million) and an impairment loss on Tampa Bay Center ($0.7 million). We deferred recognition of gains of approximately $25 million on the North Star transaction and approximately $15 million in connection with an unrelated transaction due to our continuing involvement with the ventures. During 2002, we reacquired all of the interests in North Star in connection with the Rodamco transaction and reclassified the deferred gain as a reduction in the cost basis of the property.

(12) Preferred stock

        We have authorized 50,000,000 shares of Preferred stock of 1¢ par value per share of which (a) 4,505,168 shares have been classified as Series A Convertible Preferred; (b) 4,600,000 shares have been classified as Series B Convertible Preferred; (c) 10,000,000 shares have been classified as Increasing Rate Cumulative Preferred; and (d) 37,362 shares have been classified as 10.25% Junior Preferred, Series 1996.

        The shares of Series B Convertible Preferred stock have a liquidation preference of $50 per share and earn dividends at an annual rate of 6% of the liquidation preference. At the option of the holders, each share of the Series B Convertible Preferred stock is convertible into shares of our common stock at a conversion rate of approximately 1.311 shares of common stock for each share of Preferred stock, subject to adjustment in certain circumstances. In addition, these shares of Preferred stock are redeemable for shares of common stock at our option, subject to certain conditions. There were 4,050,000 shares of Preferred stock issued and outstanding at December 31, 2002 and 2001.

        Shares of the Increasing Rate Cumulative Preferred stock are issuable only to former Hughes owners or their successors pursuant to the Contingent Stock Agreement described in note 13. These shares are issuable only in limited circumstances and no shares have been issued. There were no shares of the Series A Convertible Preferred stock or 10.25% Junior Preferred stock, Series 1996, outstanding at December 31, 2002 and 2001.

(13) Common stock

        At December 31, 2002, shares of authorized and unissued common stock are reserved as follows: (a) 11,590,148 shares for issuance under the Contingent Stock Agreement discussed below; (b) 15,880,664 shares for issuance under our stock option and stock bonus plans and (c) 5,309,955 shares for conversion of the Series B Convertible Preferred stock.

        In connection with the acquisition of The Hughes Corporation ("Hughes") in 1996, we entered into a Contingent Stock Agreement ("Agreement") for the benefit of the former Hughes owners or their successors ("beneficiaries"). Under terms of the Agreement, additional shares of common stock (or in certain circumstances, Increasing Rate Cumulative Preferred stock) are issuable to the beneficiaries based on the appraised values of four defined groups of acquired assets at specified "termination dates" to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates ("earnout periods"). The distributions of additional shares, based on cash flows, are determined and payable semiannually as of June 30 and December 31. At December 31, 2002, approximately 683,000 shares ($21.1 million) were issuable to the beneficiaries, representing their share of cash flows for the semiannual period ended December 31, 2002.

        The Agreement is, in substance, an arrangement under which we and the beneficiaries will share in cash flows from development and/or sale of the defined assets during their respective earnout periods, and we will issue additional shares of common stock to the beneficiaries based on the value, if any, of the defined asset groups at the termination dates. We account for the beneficiaries' shares of earnings from the assets subject to the agreement as an operating expense. In 2000, substantially all of the remaining assets in the four defined asset groups were owned by the majority financial interest ventures. However, we retained full responsibility for our obligations under the Agreement and, accordingly, we accounted for the beneficiaries' share of earnings from the assets as a reduction of our equity in the earnings of the related ventures. We will account for any distributions to the beneficiaries as of the termination dates as additional investments in the related assets (i.e., contingent consideration). At the time of acquisition of Hughes, we reserved 20,000,000 shares of common stock for possible issuance under the Agreement. The number of shares reserved was determined based on estimates in accordance with the provisions of the Agreement. The actual number of shares issuable will be determined only from events occurring over the term of the Agreement and could differ significantly from the number of shares reserved.

        In 1999, our Board of Directors authorized the repurchase of common shares for up to $250 million, subject to certain pricing restrictions. During 2000, we repurchased approximately 2.8 million shares for $66 million. The average per share repurchase price was $23.57. No shares were repurchased under this program in 2002 or 2001. Other shares of common stock repurchased in 2002, 2001 and 2000 were subsequently issued pursuant to the Contingent Stock Agreement.

        In January and February 2002, we issued 16.675 million shares of common stock for net proceeds of $456.3 million ($27.40 per share less issuance costs) under our effective shelf registration statement. We used the proceeds of the stock issuance to repay property and other debt and to fund a portion of the purchase price of the acquisition of the assets of Rodamco (see note 16).

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

	2002		2001		2000
	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price
Balance at beginning of year	8,813,085	$25.58	7,841,881	$24.78	6,263,228	$25.54
Options granted	2,769,932	29.14	2,370,888	25.97	2,576,499	22.00
Options exercised	(1,307,854)	24.06	(1,296,434)	21.64	(758,904)	20.67
Options expired or cancelled	(151,159)	27.32	(103,250)	23.15	(238,942)	27.76

Balance at end of year	10,124,004	$26.72	8,813,085	$25.58	7,841,881	$24.78

        Information about stock options outstanding at December 31, 2002 is summarized as follows:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Shares	Weighted- average Remaining Life (Years)	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price
$18.00—22.75	2,604,833	6.3	$21.61	1,124,345	$21.24
$23.31—28.05	4,135,397	8.1	26.64	759,047	26.67
$28.14—33.29	3,383,774	5.2	30.75	2,883,774	30.45

	10,124,004	6.7	$26.72	4,767,166	$27.68

        At December 31, 2001 and 2000, options to purchase 3,728,711 and 2,934,907 shares, respectively, were exercisable at per share weighted-average prices of $26.95 and $25.18, respectively.

        The option prices were greater than or equal to the market prices at the date of grant for all of the options granted in 2002, 2001 and 2000 and, because we use the intrinsic value-based method of accounting for stock options, no compensation cost has been recognized for stock options granted to our directors, officers and employees. Expense recognized for stock options granted to employees of our unconsolidated ventures was insignificant.

        Under our stock bonus plans, shares of common stock may be awarded to our directors, officers and employees. Shares awarded under the plans are typically subject to forfeiture restrictions which lapse at defined annual rates. Awards granted in 2002, 2001 and 2000 aggregated 146,950 shares, 266,850 shares and 89,700 shares, respectively, with a weighted-average market value per share of $28.14, $24.84 and $21.62, respectively. In connection with certain stock bonus plan awards, we made loans (when permissible) to the recipients for the payment of related income taxes, which loans were forgiven (when permissible) subject to the recipients' continued employment. The total loans outstanding at December 31, 2002, 2001 and 2000 were $0.1 million, $0.5 million and $1.3 million, respectively. We recognize amortization of the fair value of the stock awarded and any forgiven loans as compensation costs on a straight-line basis over the terms of the awards. Such costs amounted to $5.5 million in 2002, $3.2 million in 2001 and $3.9 million in 2000.

        The tax status of dividends per share of common stock was as follows:

	2002	2001	2000
Ordinary income	$1.56	$1.27	$1.32
Return of capital	—	0.15	—

Total	$1.56	$1.42	$1.32

(14) Earnings per share

        Information relating to the calculations of earnings per share ("EPS") of common stock is summarized as follows (in thousands):

	2002		2001		2000
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Earnings from continuing operations	$112,829	$112,829	$112,139	$112,139	$170,315	$170,315
Dividends on unvested common stock awards and other	(860)	(860)	(679)	(502)	(437)	(321)
Dividends on convertible Preferred stock	(12,150)	(12,150)	(12,150)	(12,150)	(12,150)	(12,150)
Interest on convertible property debt	—	—	—	—	—	3,076

Adjusted earnings from continuing operations	$99,819	$99,819	$99,310	$99,487	$157,728	$160,920

Weighted-average shares outstanding	84,954	84,954	68,637	68,637	69,475	69,475
Dilutive securities:
Options, unvested common stock awards and other	—	1,492	—	1,057	—	659
Convertible property debt	—	—	—	—	—	1,930

Adjusted weighted-average shares used in EPS computation	84,954	86,446	68,637	69,694	69,475	72,064

        Effects of potentially dilutive securities are presented only in periods in which they are dilutive. In 2002, the convertible property debt was repaid.

(15) Leases

        We, as lessee, have entered into operating leases, primarily for land at operating properties, expiring at various dates through 2076. Rents under such leases aggregated $8.9 million in 2002, $9.1 million in 2001 and $10.8 million in 2000, including contingent rents, based on the operating performance of the related properties, of $2.2 million, $2.5 million and $3.8 million, respectively. In addition, we are responsible for real estate taxes, insurance and maintenance expenses. Minimum rent payments due under operating leases in effect at December 31, 2002 are summarized as follows (in thousands):

2003	$6,034
2004	6,091
2005	6,120
2006	6,120
2007	6,120
Subsequent to 2007	254,436

Total	$284,921

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

	2002	2001	2000
Minimum rents	$533,483	$448,301	$399,622
Percentage rents	11,327	9,553	10,820
Other rents, primarily reimbursements of operating expenses	256,673	209,520	181,386

Total	$801,483	$667,374	$591,828

Minimum rents to be received from tenants under operating leases in effect at December 31, 2002 are summarized as follows (in thousands):

2003	$524,959
2004	473,633
2005	418,517
2006	353,833
2007	297,459
Subsequent to 2007	837,515

Total	$2,905,916

        Rents under finance leases aggregated $8.7 million in 2002 and 2001 and $7.8 million in 2000. The net investment in finance leases at December 31, 2002 and 2001 is summarized as follows (in thousands):

	2002	2001
Total minimum rent payments to be received over lease terms	$103,113	$111,848
Estimated residual values of leased properties	788	788
Unearned income	(38,857)	(44,452)

Net investment in finance leases	$65,044	$68,184

        Minimum rent payments to be received from tenants under finance leases in effect at December 31, 2002 are summarized as follows (in thousands):

2003	$8,735
2004	8,931
2005	8,970
2006	8,472
2007	8,444
Subsequent to 2007	59,561

Total	$103,113

(16) Acquisition of assets from Rodamco

        In January 2002, we, Simon Property Group, Inc. ("Simon") and Westfield America Trust ("Westfield") announced that affiliates of each (collectively, the "Purchasers") entered into a Purchase Agreement with Rodamco North America N.V. ("Rodamco") to purchase substantially all of the assets of Rodamco for an aggregate purchase price of approximately 2.48 billion euros and the assumption of substantially all of Rodamco's liabilities. In connection with the Purchase Agreement, affiliates of the Purchasers entered into a Joint Purchase Agreement that specified the assets each would acquire and set forth the basis upon which the portion of the aggregate purchase price to be paid to Rodamco by each Purchaser would be determined. On May 3, 2002, the purchase closed.

        The primary assets we acquired include direct or indirect ownership interests in eight regional retail centers, leased primarily to national retailers, which we intend to continue to operate, and are described below:

Property	Interest Acquired	Leasable Mall Square Feet	Department Store Square Feet	Location
Collin Creek (1)	70%	331,000	790,000	Plano, TX
Lakeside Mall	100%	516,000	961,000	Sterling Heights, MI
North Star (1)	96%	435,000	816,000	San Antonio, TX
Oakbrook Center (3)	47%	842,000	1,425,000	Oakbrook, IL
Perimeter Mall (1), (4)	50%	502,000	779,000	Atlanta, GA
The Streets at South Point (2)	94%	590,000	730,000	Durham, NC
Water Tower Place (3)	52%	310,000	510,000	Chicago, IL
Willowbrook (1)	62%	500,000	1,028,000	Wayne, NJ

Notes:

(1)
Properties were owned by existing joint ventures or through tenancies in common between Rodamco and us. As a result, we owned 100% interests in these properties upon acquisition.
(2)
Property began operations in March 2002.
(3)
Property also contains significant office space.
(4)
In October 2002, we contributed our ownership interest in Perimeter Mall to a joint venture in exchange for a 50% interest in that joint venture and a cash distribution of $67.1 million.

        Other primary assets we acquired include a 100% interest in a parcel of land and building at Collin Creek that is leased to Dillard's department store and a 99% noncontrolling limited partnership interest in an entity that leased land from us to redevelop a portion of Fashion Show (a retail center in Las Vegas, Nevada). The first phase of the redevelopment project opened in November 2002. A subsidiary of a trust, of which certain employees are beneficiaries (an entity that we neither own nor control), owned the controlling interest in the limited partnership. Prior to opening, we acquired the controlling interest for $0.1 million. In connection with the acquisition, we consolidated the accounts of the limited partnership, including $100.8 million of property debt.

        The Purchasers also jointly acquired interests in several other assets, including:

  •
  A 40% interest in River Ridge, a retail center in Lynchburg, VA,
  •
  Sawmill Place Plaza, a retail center in Columbus, OH, that was sold by the Purchasers on November 15, 2002,
  •
  A 50% interest in Durham Associates, a partnership that owned and operated South Square Mall, a regional shopping center in Durham, NC that was subject to a contract of sale at the closing date and was sold by the Purchasers on August 2, 2002,
  •
  A 59.17% interest in Kravco Investments, L.P., a limited partnership that owns investments in retail centers, primarily in the greater Philadelphia area,
  •
  Urban Retail Properties Co., a property management company that manages properties owned by others,
  •
  Purchase money notes receivable that arose from the sales of other assets by Rodamco; and
  •
  A 50% interest in Westin New York, a hotel in New York City that began operations in October 2002.

        Our share of these jointly held assets is 27.285%. The Purchasers intend to sell the interest in River Ridge, but plan to retain the other jointly held investments.

        The allocation of the purchase cost is summarized as follows (in thousands):

Property and deferred costs of projects	$1,156,987
Properties in development	2,059
Investments in and advances to unconsolidated real estate ventures	248,928
Prepaid expenses, receivables under finance leases and other assets	57,894
Accounts and notes receivable	1,998

Total assets	1,467,866
Less—Debt and other liabilities	652,577

Cash required	$815,289

        We paid approximately 605 million euros (approximately $546 million based on exchange rates then in effect) to Rodamco at closing. We also paid approximately $269 million to retire some of the obligations of Rodamco and to pay our share of transaction costs. Our share of the debt secured by the operating properties in which we acquired interests was approximately $675 million, including our share of debt of unconsolidated real estate ventures, and our share of subsidiary perpetual preferred stock assumed by the Purchasers was approximately $24 million. In addition, we acquired a limited partnership interest in an entity that was redeveloping a portion of Fashion Show in Las Vegas, Nevada. Our share of the debt of this entity at the time of acquisition was approximately $72 million. The debt encumbering jointly held assets totaled approximately $14 million. Our share of the purchase price was based on the allocated prices of the properties that we acquired, directly or indirectly, our share of the jointly held assets and our share of Rodamco's obligations retired and the transaction expenses. The aggregate purchase price was determined as a result of negotiations between Rodamco and the Purchasers; our portion of the aggregate purchase price was determined as a result of negotiations among the Purchasers.

        Funds for payment of our portion of the purchase price were provided as follows (in thousands):

Sale of Columbia community retail centers	$111,120
Sale of interest in Franklin Park	20,500
Issuance of common stock in January and February 2002	279,347
Borrowings under bridge loan facility	392,500
Cash on hand	11,822

Cash required	$815,289

        In connection with the purchase, we borrowed $392.5 million under a bridge loan facility provided by Banc of America Securities, LLC and Banc of America Mortgage Capital Corporation. The facility provided for no additional availability and had an initial maturity of November 2002 which was extended to May 2003. We repaid approximately $220.4 million of the bridge loan facility with a portion of the proceeds from the issuance of the 7.20% Notes in September 2002 (see note 6). Additionally, in October 2002, we repaid $111.2 million of the facility with the distribution proceeds from two unconsolidated real estate ventures (see note 2). In November and December 2002, we repaid the remaining borrowings under the facility using proceeds from borrowings under our revolving credit facility.

        The consolidated statement of operations for the year ended December 31, 2002 includes revenues and costs and expenses of the assets acquired from Rodamco from the date of acquisition. We prepared pro forma consolidated results of operations for the years ended December 31, 2002 and 2001, assuming the acquisition of assets from Rodamco and the sales of assets used to fund a portion of the cash requirement of the acquisition occurred on January 1, 2001. The net gains related to the sales of assets are excluded from the pro forma results. The unaudited pro forma results are summarized as follows (in thousands, except per share data):

	2002	2001
Revenues	$1,156,751	$1,091,844
Equity in earnings of unconsolidated real estate ventures	32,995	35,073
Earnings before net gains (losses) on operating properties, discontinued operations and cumulative effect of change in accounting principle	115,968	134,988
Net earnings	77,438	130,890

Earnings per share of common stock
Basic:
Continuing operations	$.73	$1.54
Discontinued operations	.02	(.04)
Cumulative effect of change in accounting principle	—	(.01)

Net earnings	$.75	$1.49

Diluted:
Continuing operations	$.72	$1.52
Discontinued operations	.02	(.04)
Cumulative effect of change in accounting principle	—	(.01)

Net earnings	$.74	$1.47

        The pro forma revenues, equity in earnings of unconsolidated real estate ventures and net earnings summarized above are not necessarily indicative of the results that would have occurred if the acquisition and sales had been consummated at January 1, 2001 or of future results of operations.

(17) Other commitments and contingencies

        Other commitments and contingencies (that are not reflected in the consolidated balance sheet) at December 31, 2002 are summarized as follows (in millions):

Guarantee of debt of unconsolidated real estate ventures:
Village of Merrick Park	$175.2
Hughes Airport-Cheyenne Centers	28.8
Construction contracts for properties in development:
Consolidated subsidiaries, primarily related to Fashion Show	51.4
Our share of unconsolidated real estate ventures, primarily related to the Village of Merrick Park	15.4
Construction contracts for land development	36.0
Contract to purchase land	20.8
Our share of long-term ground lease obligations of unconsolidated real estate ventures	58.6
Bank letters of credit	9.9

$396.1

        We have guaranteed the repayment of a construction loan of the unconsolidated real estate venture that owns the Village of Merrick Park. The maximum amount that may be borrowed under the loan is $200 million. The amount of the guarantee may be reduced to a minimum of 20% upon the achievement of certain lender requirements. Our venture partners have provided guarantees to us for their share (60%) of the construction loan. The construction loan is due in October 2003. The venture plans to repay the loan with proceeds from a new mortgage secured by the Village of Merrick Park. We and our venture partners may provide similar guarantees related to this new mortgage.

        We purchased 158 acres of land in January 2003 related to our Kendall Town Center property in development for approximately $20.8 million pursuant to a purchase commitment that existed at December 31, 2002.

        At December 31, 2002, we had a shelf registration statement for the future sale of up to an aggregate of $1.03 billion (based on the public offering price) of common stock, Preferred stock and debt securities. Securities may be issued pursuant to this registration statement in amounts and on terms to be determined at the time of offering. In January and February 2002, we issued additional shares of common stock under this registration statement (see note 13). In September 2002, we issued additional debt under this registration statement (see note 6).

        We and certain of our subsidiaries are defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. We are also aware of claims arising from disputes in the ordinary course of business. In our opinion, adequate provision has been made for losses with respect to litigation matters and other claims, where appropriate, and the ultimate resolution of these matters is not likely to have a material effect on our consolidated financial position. It is not possible to predict, however, whether the resolution of these matters is likely to have a material effect on our net earnings in any period, and it is possible that the resolution of these matters could have such an effect in any future quarter or year.

(18) Subsequent events

        In February 2003, our Board of Directors approved modifications to curtail our defined benefit pension plans so that covered employees will not earn additional benefits for future services. In a related action, our Board also approved a new defined contribution plan under which we intend to make discretionary contributions to covered employees' retirement accounts. We expect additional settlements in 2003 related to the early retirement program offered in 2002 and a change in the senior management organizational structure. Accordingly, during 2003, we expect to recognize curtailment and settlement losses associated with the defined benefit pension plans that could range from $15 million to $20 million.

        On March 7, 2003, we entered into an agreement to sell six retail centers in the Philadelphia metropolitan area. We also agreed to purchase a retail center in Delaware from an affiliate of the purchaser. These transactions are expected to close in the second quarter of 2003. We expect to recognize gains in excess of $100 million on the sales of these centers.

(19) New financial accounting standards not yet adopted

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and clarifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Management does not expect that the adoption of this statement will have a material effect on our results of operations or financial condition.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." For 2002, the Interpretation requires certain disclosures which we have included in note 17. Beginning in 2003, the Interpretation requires recognition of liabilities at their fair value for newly issued guarantees. We do not anticipate that adoption of Interpretation No. 45 will have a material effect on our financial statements.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation and requires disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. We have adopted the disclosure provisions of SFAS No. 148. We have not determined whether we will change to the fair value-based method of accounting for stock-based compensation and, if so, which of the alternative methods of transition we would adopt.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation addresses the consolidation of variable interest entities ("VIEs") in which the equity investors lack one or more of the essential characteristics of a controlling financial interest or where the equity investment at risk is not sufficient for the entity to finance its activities without subordinated financial support from other parties. The Interpretation applies to VIEs created after January 31, 2003 and to VIEs in which we acquire an interest after that date. Effective July 1, 2003, it also applies to VIEs in which we acquired an interest before February 1, 2003. We may apply the Interpretation prospectively, with a cumulative effect adjustment as of July 1, 2003, or by restating previously issued financial statements with a cumulative effect adjustment as of the beginning of the first year restated. We are in the process of evaluating the effects of applying Interpretation No. 46 in 2003. Based on our preliminary analysis, we believe that we may be required to consolidate certain of our unconsolidated real estate ventures that we have accounted for using the equity method; however, we do not expect that this will involve any cumulative effect adjustment.

Five Year Comparison of Selected Financial Data (Notes 1, 2 and 3)
Years ended December 31, (in thousands, except per share data)

	2002	2001	2000	1999	1998
Operating results data:
Revenues from continuing operations	$1,104,734	$947,057	$624,425	$624,494	$602,532
Earnings from continuing operations	112,829	112,139	170,315	155,258	109,798
Basic earnings from continuing operations applicable to common shareholders per share of common stock	1.17	1.45	2.27	1.99	1.43
Diluted earnings from continuing operations applicable to common shareholders per share of common stock	1.15	1.43	2.24	1.96	1.41
Balance sheet data:
Total assets	6,386,168	4,880,443	4,175,538	4,233,101	5,033,331
Debt and capital leases	4,461,901	3,501,398	3,058,038	3,155,312	3,943,902
Shareholders' equity	1,112,084	655,360	630,468	638,580	628,926
Shareholders' equity per share of common stock (note 4)	12.06	8.78	8.61	8.40	8.11
Other selected data:
Net cash provided (used) by:
Operating activities	376,144	301,754	261,240	197,288	268,065
Investing activities	(863,711)	(126,595)	(275)	28,629	(1,027,040)
Financing activities	497,077	(157,778)	(273,713)	(237,389)	720,611
Dividends per share of common stock	1.56	1.42	1.32	1.20	1.12
Dividends per share of convertible Preferred stock	3.00	3.00	3.00	3.00	3.00
Market price per share of common stock at year end	31.70	29.29	25.50	21.25	27.50
Market price per share of convertible Preferred stock at year end	46.03	43.50	36.63	32.63	43.38
Weighted-average common shares outstanding (basic)	84,954	68,637	69,475	71,705	67,874
Weighted-average common shares outstanding (diluted)	86,446	69,694	72,064	75,787	68,859

Notes:

(1)
Reference is made to note 16 of the consolidated financial statements for information related to the acquisition of properties and other assets from Rodamco in 2002.

(2)
Reference is made to note 2 of the consolidated financial statements for information related to the acquisition of the majority financial interest ventures in 2001.

(3)
Reference is made to note 1 of the consolidated financial statements for information related to the reclassification of prior year operating results to discontinued operations.

(4)
Shareholders' equity per share of common stock assumes conversion of the Series B Convertible Preferred stock issued in 1997.

Interim Financial Information (Unaudited)
Interim consolidated results of operations are summarized as follows (in thousands, except per share data):

	Quarter ended
	2002				2001
	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31
Revenues	$313,425	$298,863	$253,444	$239,002	$234,207	$223,957	$242,509	$246,384
Operating income	32,444	32,966	23,754	16,842	24,993	29,544	25,843	32,191
Earnings (loss) from continuing operations	(9,718)	33,127	71,464	17,956	24,735	29,609	26,005	31,790
Net earnings (loss)	(5,300)	32,299	98,149	14,703	24,270	29,249	25,927	31,260

Earnings per common share
Basic:
Continuing operations	$(.15)	$.35	$.79	$.18	$.32	$.38	$.33	$.42
Discontinued operations	.05	(.01)	.31	(.04)	(.01)	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	(.01)

Total	$(.10)	$.34	$1.10	$.14	$.31	$.38	$.33	$.41

Diluted:
Continuing operations	$(.15)	$.34	$.76	$.18	$.31	$.37	$.33	$.41
Discontinued operations	.05	(.01)	.28	(.04)	(.01)	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	(.01)

Total	$(.10)	$.33	$1.04	$.14	$.30	$.37	$.33	$.40

Note:
Quarterly amounts have been restated to reflect consolidated properties that we sold in 2002, and where we did not have a continuing involvement, as discontinued operations. Net earnings for the second quarter of 2002 includes a gain on the disposition of our interest in a retail center (Franklin Park) of $42.6 million ($0.50 per share basic, $0.45 per share diluted). Net earnings for the fourth quarter of 2002 includes impairment losses on two retail centers of $42.1 million ($0.49 per share basic and diluted).

Price of Common Stock and Dividends

        Our common stock is traded on the New York Stock Exchange. The prices and dividends per share were as follows:

	Quarter ended
	2002				2001
	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31
High	$31.79	$32.70	$33.35	$30.98	$30.16	$29.35	$29.00	$28.00
Low	28.25	28.47	31.16	27.50	23.82	24.00	25.14	24.53
Dividends	.39	.39	.39	.39	.355	.355	.355	.355

Number of Holders of Common Stock

        The number of holders of record of our common stock as of March 17, 2003 was 2,245.

The Rouse Company and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

        Through our subsidiaries and affiliates, we acquire, develop and manage a diversified portfolio of income-producing properties located throughout the United States and develop and sell land for residential, commercial and other uses, primarily in master-planned communities.

Income-Producing Properties

        Our primary business strategies relating to income-producing properties include (1) owning and operating premier properties — shopping centers and large-scale mixed-use projects in major markets across the United States and (2) owning and operating geographically concentrated office and industrial buildings, principally complementing community development activities. In order to execute these strategies, we evaluate opportunities to acquire or develop properties and to redevelop, expand and/or renovate properties in our portfolio. We have made and plan to continue making substantial investments to acquire, develop and expand and/or renovate properties as follows:

  •
  We acquired interests in eight high-quality operating properties and other assets in May 2002 from Rodamco North America N.V. ("Rodamco").
  •
  We acquired our partners' interests in Ridgedale Center and Southland Center, regional retail centers, in November 2002.
  •
  We are an investor in a joint venture that owns the Village of Merrick Park, a large-scale mixed-use project in Coral Gables, Florida, that opened on September 27, 2002.
  •
  We are redeveloping Fashion Show, a retail center on "the Strip" in Las Vegas, Nevada, and opened the first phase of this project on November 1, 2002. The second phase of this project is expected to open in late 2003 or early 2004.
  •
  We are an investor in a joint venture that is developing The Shops at LaCantera, a regional retail center in San Antonio, Texas.

        We continually assess whether properties in which we own interests are consistent with our business strategies. We have disposed of interests in more than 40 retail centers and numerous other properties since 1993 (primarily using tax-deferred exchanges or joint ventures) and may continue to dispose of selected properties that are not meeting or are not considered to have the potential to continue to meet our investment criteria. We may also dispose of interests in properties for other reasons. In April 2002, we sold our interests in 12 community retail centers in Columbia for net proceeds of $111.1 million. In anticipation of this transaction, we repaid $58.1 million of debt secured by these properties in March 2002 and incurred a loss on this repayment of $3.2 million (net of income tax benefits of $2.1 million). Also in April 2002, we sold our interest in Franklin Park, a retail center in Toledo, Ohio, for $20.5 million and the buyer assumed our share of the center's debt ($44.7 million). In October 2002, we contributed our ownership interest in Perimeter Mall (a regional retail center in Atlanta, Georgia) to a joint venture in exchange for a 50% interest in the venture and a distribution of $67.1 million. The net proceeds from these transactions were used to fund a portion of the costs (including a partial repayment of a related bridge loan facility) of the assets acquired from Rodamco. In 2000, we sold several office and industrial properties in the Baltimore-Washington corridor and contributed our ownership interests in industrial properties in two Las Vegas business parks to a real estate venture in exchange for a cash distribution and a minority interest in the venture. Disposition decisions and related transactions and changes in expected holding periods may cause us to recognize gains or losses that could have material effects on reported net earnings in future quarters or fiscal years, and, taken together with the use of sales proceeds, may have a material effect on our overall consolidated financial position.

Community Development

        Our primary business strategy relating to community development projects is to develop and sell land in our planned communities in a manner that increases the value of the remaining land to be developed and sold and to provide current cash flows. Our major land development projects include communities in and around Columbia in Howard County, Maryland and in Summerlin, Nevada. In addition, we are an investor in an unconsolidated real estate venture that is developing Fairwood, a planned community in Prince George's County, Maryland. To leverage our experience and provide further growth, we are continuing to seek and evaluate opportunities to acquire new and/or existing community development projects. In addition to being a viable business segment for us, the net cash flows from community development operations provide an additional source of funding for our other activities.

2002 Acquisitions

        In January 2002, we, Simon Property Group, Inc. ("Simon") and Westfield America Trust ("Westfield") announced that affiliates of each (collectively, the "Purchasers") entered into a Purchase Agreement with Rodamco to purchase substantially all of the assets of Rodamco for an aggregate purchase price of approximately 2.48 billion euros and the assumption of substantially all of Rodamco's liabilities. In connection with the Purchase Agreement, affiliates of the Purchasers entered into a Joint Purchase Agreement that specified the assets each would acquire and set forth the basis upon which the portion of the aggregate purchase price to be paid to Rodamco by each Purchaser would be determined. On May 3, 2002, the purchase closed.

        The primary assets we acquired include direct or indirect ownership interests in eight regional retail centers, leased primarily to national retailers, which we intend to continue to operate, and are described below:

Property	Interest Acquired	Leasable Mall Square Feet	Department Store Square Feet	Location
Collin Creek (1)	70%	331,000	790,000	Plano, TX
Lakeside Mall	100%	516,000	961,000	Sterling Heights, MI
North Star (1)	96%	435,000	816,000	San Antonio, TX
Oakbrook Center (3)	47%	842,000	1,425,000	Oakbrook, IL
Perimeter Mall (1), (4)	50%	502,000	779,000	Atlanta, GA
The Streets at South Point (2)	94%	590,000	730,000	Durham, NC
Water Tower Place (3)	52%	310,000	510,000	Chicago, IL
Willowbrook (1)	62%	500,000	1,028,000	Wayne, NJ

Notes:

(1)
Properties were owned by existing joint ventures or through tenancies in common between Rodamco and us. As a result, we owned 100% interests in these properties upon acquisition.
(2)
Property began operations in March 2002.
(3)
Property also contains significant office space.
(4)
In October 2002, we contributed our ownership interest in Perimeter Mall to a joint venture in exchange for a 50% interest in that joint venture and a cash distribution of $67.1 million.

        Other primary assets acquired include a 100% interest in a parcel of land and building at Collin Creek that is leased to Dillard's department store and a 99% noncontrolling limited partnership interest in an entity that leased land from us to redevelop a portion of Fashion Show (a retail center in Las Vegas, Nevada). The first phase of the redevelopment project opened in November 2002. A subsidiary of a trust, of which certain employees are beneficiaries (an entity that we neither own nor control), owned the controlling interest in the limited partnership. Prior to opening, we acquired the controlling interest for $0.1 million. In connection with this acquisition, we consolidated the accounts of the limited partnership, including $100.8 million of property debt.

        The Purchasers also jointly acquired interests in several other assets, including:

  •
  A 40% interest in River Ridge, a retail center in Lynchburg, VA,
  •
  Sawmill Place Plaza, a retail center in Columbus, OH, that was sold by the Purchasers on November 15, 2002,
  •
  A 50% interest in Durham Associates, a partnership that owned and operated South Square Mall, a regional shopping center in Durham, NC that was subject to a contract of sale at the closing date and was sold by the Purchasers on August 2, 2002,
  •
  A 59.17% interest in Kravco Investments, L.P., a limited partnership that owns investments in retail centers, primarily in the greater Philadelphia area,

  •
  Urban Retail Properties Co., a property management company that manages properties owned by others,
  •
  Purchase money notes receivable that arose from the sales of other assets by Rodamco; and
  •
  A 50% interest in Westin New York, a hotel in New York City that began operations in October 2002.

        Our share of these jointly held assets is 27.285%. The Purchasers intend to sell the interest in River Ridge, but plan to retain the other jointly held investments.

        We paid approximately 605 million euros (approximately $546 million based on exchange rates then in effect) to Rodamco at closing. We also paid approximately $269 million to retire some of the obligations of Rodamco and to pay our share of transaction costs. Our share of the debt secured by the operating properties in which we acquired interests was approximately $675 million, including our share of debt of unconsolidated real estate ventures, and our share of subsidiary perpetual preferred stock assumed by the Purchasers was approximately $24 million. In addition, we acquired a limited partnership interest in an entity that was redeveloping a portion of Fashion Show in Las Vegas, Nevada. Our share of the debt of this entity at the time of acquisition was approximately $72 million. The debt encumbering jointly held assets totaled approximately $14 million. Our share of the purchase price was based on the allocated prices of the properties that we acquired, directly or indirectly, our share of the jointly held assets and our share of Rodamco's obligations retired and the transaction expenses. The aggregate purchase price was determined as a result of negotiations between Rodamco and the Purchasers; our portion of the aggregate purchase price was determined as a result of negotiations among the Purchasers.

        Funds for payment of our portion of the purchase price were provided as follows (in millions):

Sale of Columbia community retail centers	$111.1
Sale of interest in Franklin Park	20.5
Issuance of common stock in January and February 2002	279.3
Borrowings under bridge loan facility	392.5
Cash on hand	11.9

Cash required	$815.3

        In connection with the purchase, we borrowed $392.5 million under a bridge loan facility provided by Banc of America Securities, LLC and Banc of America Mortgage Capital Corporation. The facility provided for no additional availability and had an initial maturity of November 2002 which was extended to May 2003. We repaid approximately $220.4 million of the facility with a portion of the proceeds from the issuance of the 7.20% Notes in September 2002. Additionally, in October 2002, we repaid $111.2 million of the facility with distribution proceeds from two unconsolidated real estate ventures. In November and December 2002, we repaid the remaining borrowings under the facility using proceeds from borrowings under our revolving credit facility.

        We also acquired our partners' controlling financial interests in entities that own Ridgedale Center and Southland Center. Ridgedale Center, a regional retail center in suburban Minneapolis, Minnesota, has 343,000 square feet of leasable mall space and four department stores with space totaling 693,000 square feet. Southland Center, a regional retail center in suburban Detroit, Michigan, has 322,000 square feet of leasable mall space and three department stores with space totaling 583,000 square feet. These retail centers were acquired for cash of $63.1 million and our assumption of $152.7 million of our partners' share of mortgage debt.

Summary of portfolio changes

        We believe that space in high-quality, dominant retail centers in densely populated, affluent areas will continue to be in demand by retailers and that these retail centers are better able to withstand difficult conditions in the overall economy and the real estate and retail industries. In addition to the acquisitions and dispositions noted above, during 2002, 2001 and 2000 we completed other acquisitions, numerous redevelopment/expansion projects, the development of new operating properties and several disposition transactions (including contributions of interests in properties to unconsolidated real estate ventures) designed to upgrade the overall quality of the income-producing property portfolio or to provide liquidity for acquisitions, development costs, and other uses.

        Our 2002, 2001 and 2000 acquisition, disposition and development activity is summarized as follows:

Acquisitions

Retail Centers	Interest Acquired	Interest After Acquisition	Acquisition Date
Westdale Mall	65%	85%	August 2000
Collin Creek	70%	100%	May 2002
Lakeside Mall	100%	100%	May 2002
North Star	96%	100%	May 2002
Oakbrook Center (1)	47%	47%	May 2002
Perimeter Mall (2)	50%	100%	May 2002
The Streets at South Point (3)	94%	94%	May 2002
Water Tower Place (1)	52%	52%	May 2002
Willowbrook	62%	100%	May 2002
Ridgedale Center	90%	100%	November 2002
Southland Center	90%	100%	November 2002

Notes:

(1)
Property also contains significant office space.
(2)
We subsequently disposed of this acquired interest and owned a 50% interest in the retail center at December 31, 2002.
(3)
Property began operations in March 2002.

Dispositions

Retail Centers	Disposition Date	Office and Other Properties	Disposition Date
North Star (1)	July 2000	Hunt Valley Business Center	June 2000
Midtown Square	October 2000	(1 building)
The Grand Avenue	November 2000	Midtown Office	October 2000
12 Community Retail Centers in Columbia, Maryland	April 2002	Owen Brown I & II Hughes Airport Center	November 2000 December 2000
Franklin Park	April 2002	(34 buildings) (2)
Tampa Bay Center	December 2002	Hughes Cheyenne Center (3 buildings) (2) Hunt Valley Business Center (2 buildings) Hunt Valley Business Center (1 building)	December 2000 December 2000 April 2001

Notes:

(1)
We contributed our interest to a venture in which we obtained a minority interest. We subsequently reacquired all of the interests in connection with the Rodamco transaction.

(2)
We contributed our interests to ventures in which we obtained minority interests.

Development projects

Retail Centers	Date Opened	Office and Other Properties	Date Opened
Moorestown Mall Expansion Pioneer Place Expansion	March 2000 March 2000	Summerlin Town Center (1 building)	January 2001 February 2001
Exton Square Expansion	May 2000	Summerlin Town Center
Perimeter Mall Expansion	July 2000	(1 building)
Oviedo Marketplace Expansion	October 2000
The Mall in Columbia Expansion	May 2001
Centerpointe Plaza (1)	September 2001
Village of Merrick Park (2)	September 2002
Fashion Show Redevelopment – Phase I	November 2002
Canyon Pointe – Summerlin Community Retail Center (3)	August 2002

Notes:

(1)
We have a 50% interest in this village center in Summerlin, Nevada.
(2)
We have a 40% interest in this project in Coral Gables, Florida. Project also has office and parking operations.
(3)
We sold our interest in the project in December 2002.

Operating results

        The following discussion and analysis of operating results covers each of our five business segments as management believes that a segment analysis provides the most effective means of understanding our business. It also provides information about other elements of the consolidated statement of operations that are not included in the segment results. You should refer to the consolidated statements of operations, note 8 to the consolidated financial statements and the Five Year Summary of Net Operating Income ("NOI") and Net Earnings on page 63 when reading this discussion and analysis. As discussed in note 8, segment operating data are reported using the accounting policies used for internal reporting to management, which differ in certain respects from those used for reporting under accounting principles generally accepted in the United States of America. The differences affect only the reported revenues and expenses of the segments and have no effect on our reported net earnings or NOI. Revenues and operating expenses reported for the segments are reconciled to the related amounts reported in the consolidated statements of operations in note 8.

        Comparisons of NOI and net earnings from one year to another are affected significantly by the property acquisition, disposition and development activity summarized above. As discussed in more detail below, other factors that have contributed to our operating results in 2002, 2001 and 2000 include the following:

  •
  maintenance of high occupancy levels in retail properties;
  •
  higher rents on re-leased space;
  •
  strong demand for land in and around Columbia and Summerlin;
  •
  refinancings of project-related debt at lower interest rates;
  •
  a decline in average interest rates on variable-rate debt;

  •
  repayments of debt;
  •
  cost reduction measures; and
  •
  costs related to organizational changes.

Impact of the terrorist attacks of September 11, 2001:

        We were largely spared direct losses caused by the terrorist attacks of September 11, 2001. Operations were disrupted only at South Street Seaport, a retail center in lower Manhattan that we own and operate. The center was closed for a week following the attacks for use as a staging and rest area for rescue workers. It did not sustain significant physical damage. Customer traffic, tenant sales and rents at South Street Seaport are generally affected by the level of pedestrian and other traffic and other commercial activity in lower Manhattan. It is difficult to predict with certainty when, if ever, customer traffic, tenant sales and rents will return to historical levels. Customer traffic at our other retail centers was lighter than usual for several days after the attacks but has generally returned to normal levels at our suburban properties. Traffic at our urban specialty marketplaces is more dependent on tourism and continues to be lighter than usual at most of these properties. There can be no assurance that visitor activity at our urban specialty marketplaces will return to levels experienced before the attacks. Las Vegas, where we have a substantial concentration of assets, experienced a significant decline in visitor activity in the weeks immediately following the attacks but has since largely recovered.

Business Segment Information

        Income-producing Properties:    We report the results of our income-producing properties in two segments: (1) retail centers and (2) office and other properties. Our tenant leases provide the foundation for the performance of our operating properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse us for certain operating expenses. Substantially all of our retail leases also provide for additional rent (percentage rent) based on tenant sales in excess of stated levels. As leases expire, space is re-leased, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

        Some portions of our discussion and analysis focus on "comparable" properties. In general, comparable properties exclude those that have been acquired or disposed of, newly developed or undergone significant expansion in either of the two years being compared.

        Retail Centers:    Operating results of retail centers are summarized as follows (in millions):

	2002	2001	2000
Revenues	$775.5	$637.2	$631.7
Operating expenses, exclusive of ground rent expense and depreciation and amortization	305.9	261.6	263.6

NOI	$469.6	$375.6	$368.1

        The $138.3 million increase in revenues in 2002 was attributable primarily to:

  •
  the acquisitions of interests in properties and other assets in 2002 ($135.0 million);
  •
  the openings of the first phase of Fashion Show expansion and Village of Merrick Park ($6.9 million);
  •
  higher rents on re-leased space at comparable retail centers; and
  •
  the receipt of a management contract termination payment for Town & Country Center in Miami, Florida ($4.8 million).

        These increases were partially offset by the effects of the sales of interests in properties in 2002 ($20.1 million) and lower lease termination income ($2.2 million) at comparable properties. Our comparable properties had average occupancy levels of approximately 92.4% during 2002 and 2001.

        The $5.5 million increase in revenues in 2001 was attributable primarily to:

  •
  properties opened or expanded in 2001 and 2000 ($16.7 million);
  •
  the acquisition of an additional interest in a retail center in 2000 ($4.5 million);
  •
  higher rents on released space; and
  •
  higher lease termination income ($5.6 million) at comparable properties.

        These increases were partially offset by the following:

  •
  the dispositions of interests in properties in 2000 ($17.0 million);
  •
  lower average occupancy levels at comparable properties (93.0% in 2001 as compared to 94.4% in 2000); and
  •
  lower revenues at South Street Seaport where customer traffic, tenant sales and rents declined significantly in the aftermath of the terrorist attacks of September 11, 2001 ($2.1 million).

        The $44.3 million increase in operating expenses, exclusive of ground rent expense and depreciation and amortization, in 2002 was attributable primarily to:

  •
  the acquisitions of interests in properties and other assets in 2002 ($46.4 million); and
  •
  the openings of the first phase of Fashion Show expansion and the Village of Merrick Park ($3.6 million). These increases were partially offset by the effects of lower expenses due to the sale of interests in properties in 2002 ($7.5 million).

        The $2.0 million decrease in operating expenses, exclusive of ground rent expense and depreciation and amortization, in 2001 was attributable primarily to the dispositions of interests in properties in 2000 ($9.2 million). These decreases were partially offset by the following:

  •
  properties opened or expanded in 2001 and 2000 ($4.0 million); and
  •
  the acquisition of an additional interest in a retail center in 2000 ($2.7 million).

        In summary, the $94 million increase in NOI in 2002 was attributable primarily to:

  •
  interests in properties acquired ($88.6 million),
  •
  the openings of the first phase of Fashion Show expansion and the Village of Merrick Park ($3.3 million),
  •
  the receipt of a management contract termination fee ($4.8 million); and
  •
  increase in NOI at the remaining properties ($9.9 million), primarily due to higher rents on re-leased space and stable average occupancy levels. The effects of these higher rents were partially offset by lower lease termination payments received ($1.8 million).

        These increases in NOI were partially offset by dispositions of interests in properties ($12.6 million).

        We believe that the ability to increase rents and maintain high average occupancy levels at our comparable retail centers in spite of difficult economic conditions is indicative of the high demand that retailers have for our space.

        We anticipate continued growth in NOI from retail centers in 2003, as we should continue to benefit from the properties acquired from Rodamco, the September 2002 opening of the Village of Merrick Park and the November 2002 opening of the first phase of the Fashion Show redevelopment. Additionally, we are achieving higher average rents on the leasing commitments that we have secured related to leases that expire in 2003.

        Office and Other Properties:    Operating results of office and other properties are summarized as follows (in millions):

	2002	2001	2000
Revenues	$205.2	$203.7	$216.2
Operating expenses, exclusive of ground rent expense and depreciation and amortization	80.2	75.8	77.6

NOI	$125.0	$127.9	$138.6

        Revenues increased $1.5 million in 2002 and decreased $12.5 million in 2001. The increase in 2002 was attributable to the acquisition of assets from Rodamco ($4.5 million) and higher rents on re-leased space, partially offset by decreases due to lower average occupancy levels at comparable properties (88.4% in 2002 versus 91.9% in 2001). The decrease in 2001 was attributable primarily to dispositions of interests in properties in 2000 ($21.4 million) and was partially offset by higher rents on re-leased space.

        Total operating expenses, exclusive of ground rent expense and depreciation and amortization, increased $4.4 million in 2002 and decreased $1.8 million in 2001. The increase in 2002 was attributable to the acquisition of assets from Rodamco ($2.5 million) and higher general and administrative expenses. The decrease in 2001 was attributable to dispositions of interests in properties in 2000 ($4.4 million). The decrease was partially offset by higher general and administrative expenses.

        Difficult general economic conditions and weakening office demand led to higher vacancy rates in our office portfolio. We expect NOI from our office and other properties segment to decline in 2003, as we believe the national trend of weakened demand for office space will continue.

        Community Development:    Community development relates primarily to the communities of Summerlin, Nevada, Columbia, Emerson and Stone Lake in Howard County, Maryland, and Fairwood in Prince George's County, Maryland. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of saleable land for particular uses and our decisions to sell, develop or retain land.

        Operating results of community development are summarized as follows (in millions):

	2002	2001	2000
Nevada Operations:
Revenues:
Summerlin	$129.7	$148.7	$114.4
Other	46.2	5.6	17.3
Operating costs and expenses:
Summerlin	94.0	108.8	95.5
Other	37.4	5.4	16.5

NOI	$44.5	$40.1	$19.7

Columbia Operations:
Revenues	$65.1	$64.0	$83.8
Operating costs and expenses	24.4	29.1	36.7

NOI	$40.7	$34.9	$47.1

Total:
Revenues	$241.0	$218.3	$215.5
Operating costs and expenses	155.8	143.3	148.7

NOI	$85.2	$75.0	$66.8

        Revenues and NOI from land sales in Summerlin decreased $19.0 million and $4.2 million, respectively, in 2002. These decreases were attributable to a lower supply of saleable residential land in 2002 due to our decision to temporarily reduce land development expenditures in anticipation of reduced demand for residential land following the events of September 11, 2001. In the second half of 2002, we resumed our development pace and expect residential land available for sale to increase in 2003. Revenues and NOI from land sales in Summerlin increased $34.3 million and $21.0 million, respectively, in 2001. These increases were attributable primarily to higher levels of land sold for residential purposes. The increase in operating margins in 2002 and 2001 was due primarily to the effects of favorable pricing resulting from higher demand. Our revenues and NOI relating to other Nevada operations land holdings in 2002 were attributable to sales of investment land and the recognition of deferred revenue upon the collection of a subordinated note receivable from a 1997 sale of land in California. Our revenues and NOI relating to other Nevada operations land holdings in 2000 were attributable primarily to land sales at master planned business parks in Las Vegas.

        Revenues and NOI from Columbia operations land sales increased $1.1 million and $5.8 million, respectively, in 2002. Revenues and NOI increased $2.6 million from our share of earnings from residential sales at Fairwood, a planned community in Prince George's County, Maryland. Land sales at the community began in the fourth quarter of 2001. This increase in revenues was partially offset by a decrease in residential land sales in our other community development projects. This decrease was primarily attributable to a lower supply of saleable land as we began new development in the communities of Emerson and Stone Lake. However, due to the sale of certain parcels of land with low cost bases and lower current taxes resulting from tax planning strategies, our NOI increased despite the lower revenues from these communities. Revenues and NOI from Columbia operations land sales decreased $19.8 million and $12.2 million, respectively, in 2001. The decreases in 2001 were attributable primarily to the effects of a sale of land in New Jersey in 2000 ($14.0 million in revenues and $7.5 million in NOI). We have no additional saleable land at the New Jersey site. The remaining decreases in revenues and NOI for 2001 were attributable primarily to lower levels of sales for commercial uses in Columbia. Operating costs and expenses as a percentage of sales increased in 2001 due to an increase in current income taxes, partially offset by higher profit margins on land sales resulting from favorable pricing.

        We expect that results of community development should remain strong in 2003, assuming continued favorable market conditions in the Las Vegas and Howard County regions.

        Commercial Development:    Commercial development expenses were $13.0 million in 2002, $6.9 million in 2001 and $7.7 million in 2000. These costs consist primarily of preconstruction expenses and new business costs, net of gains on sales of properties we developed for sale.

        Preconstruction expenses relate to retail and office and other property development opportunities which may not go forward to completion. Preconstruction expenses were $7.0 million in 2002, $3.1 million in 2001 and $4.7 million in 2000. The higher level of expenses in 2002 was primarily attributable to costs for retail project opportunities which we decided not to pursue.

        New business costs relate primarily to the evaluation of potential acquisition and development projects and the management of acquisition transactions. These costs were $10.3 million in 2002, $5.5 million in 2001 and $3.0 million in 2000. New business costs increased in 2002 primarily as a result of internal effort costs related to the Rodamco transaction.

        In 2002, we recognized a gain of $4.3 million (excluding related deferred income taxes) on the sale of a community retail center in Summerlin that we developed with the intent of selling. In 2001, we recognized a gain of $1.5 million (excluding related deferred income taxes) on a build-to-suit office building that we sold upon completion of construction.

        Corporate:    Corporate operating expenses consist of costs associated with Company-wide activities which include shareholder relations, the Board of Directors, financial management, strategic planning and management, and equity in operating results of corporate investments (primarily MerchantWired). We invested in MerchantWired (an unconsolidated joint venture formed with other real estate companies to provide broadband telecommunication services to tenants) and began recognizing our share of its operating results in the third quarter of 2000. In 2002, we and our joint venture partners decided to discontinue the operations of MerchantWired. Accordingly, we recorded an impairment provision for the entire amount of our net investment in the venture (this impairment loss is included in other provisions and losses (gains), net).

        Corporate operating expenses were $16.4 million in 2002, $13.2 million in 2001 and $9.4 million in 2000. The increases in 2002 and 2001 were attributable primarily to costs incurred for strategic planning and management initiatives and to our equity in losses of MerchantWired.

Other Operating Information

        As discussed in note 2 to the consolidated financial statements, in January 2001, we acquired all of the shares of voting stock (91%) of the majority financial interest ventures that we did not own. As a result of this transaction, we consolidated these ventures in our financial statements in 2001. In 2000, we accounted for our interests in them using the equity method. This change does not affect comparisons of the operating results of our business segments because, as discussed in note 8 to the consolidated financial statements, we have consolidated the ventures for segment reporting purposes in 2000. As discussed below, the change affects comparisons of certain other elements of our operating results significantly.

        Interest:    Interest expense was $245.3 million in 2002, $223.3 million in 2001 and $234.5 million in 2000. The increase in 2002 was attributable primarily to an increase in the average debt balance (primarily resulting from the Rodamco transaction), partially offset by lower average interest rates on variable-rate debt. The decrease in 2001 was attributable primarily to lower average interest rates on both variable-rate debt and debt that was refinanced in 2001 and 2000. This decrease was partially offset by interest expense of the acquired majority financial interest ventures.

        Depreciation and Amortization:    Depreciation and amortization expense increased $31.7 million and $34.5 million in 2002 and 2001, respectively. In 2002, the increase was attributable primarily to the acquisition of properties from Rodamco. In 2001, this change was attributable primarily to the consolidation of the majority financial interest ventures and to the net effect of the changes in our portfolio of properties referred to above.

        Other Provisions and Losses (Gains), Net:    Other provisions and losses (gains), net are summarized as follows (in millions):

	2002	2001	2000
Net losses (gains) on early extinguishment of debt	$2.5	$0.5	$(2.2)
Provision for organizational changes, including early retirement and related costs	21.8	—	—
Impairment of investment in MerchantWired	11.6	—	—
Net gain on foreign exchange derivatives	(1.1)	—	—
Other	3.0	0.3	—

Other provisions and losses (gains), net	$37.8	$0.8	$(2.2)

        We recognized losses of $2.5 million and $0.5 million in 2002 and 2001, respectively, related to the extinguishment of debt prior to scheduled maturity. In 2000, we recognized a net gain of $2.2 million related to the substantial modification of terms of certain property debt and to the extinguishment of debt prior to scheduled maturity.

        The provision for organizational changes and early retirement costs for 2002 related primarily to our consolidation of the management of our Property Operations and Commercial and Office Development divisions into a single Asset Management Group. In connection with this organizational change, we executed a plan to reduce the size of our workforce (including executive management) and adopted a voluntary early retirement program in which employees who met certain criteria were eligible to participate. The costs relating to these organizational changes and the early retirement program, primarily severance and other benefit costs, aggregated $21.8 million (including $12.5 million related to changes in executive management) in 2002.

        MerchantWired was an unconsolidated joint venture with other real estate companies to provide broadband telecommunication services to tenants. In the second quarter of 2002, we and the other real estate companies decided to discontinue the operations of MerchantWired. Accordingly, we recorded an impairment provision for the entire amount of our net investment in the venture.

        A portion of the purchase price for the acquisition of assets from Rodamco was payable in euros. In January 2002, we acquired options to purchase 601 million euros at a weighted-average per euro price of $0.8819. These transactions were executed to reduce our exposure to movements in currency exchange rates between the date of the purchase agreement and the closing date. The contracts were scheduled to expire in May 2002 and had an aggregate cost of $11.3 million. In April 2002, we sold the contracts for net proceeds of $10.2 million and recognized a loss of $1.1 million. We also executed and subsequently sold a euro forward contract and realized a gain of $2.2 million. As of December 31, 2002, we owned no foreign currency or financial instruments that exposed us to risk of movements in currency exchange rates.

        In 2002, we agreed to pay $3.0 million of costs incurred by an entity that sold us a portfolio of office and industrial buildings in 1998 to pay certain tax-related costs arising from the transaction.

        Income Taxes:    As discussed in notes 2 and 9 to the consolidated financial statements, in January 2001, we acquired all of the voting stock of the majority financial interest ventures owned by a trust, of which certain employees are beneficiaries. On January 2, 2001, we and these subsidiaries made a joint election to treat the subsidiaries as taxable REIT subsidiaries ("TRS") for Federal and certain state income tax purposes. With respect to the TRS, we are liable for income taxes at the Federal and state levels. The income tax provisions from continuing operations (excluding taxes related to gains on sales of operating properties) were $30.0 million and $27.4 million in 2002 and 2001, respectively, and related primarily to the earnings of TRS.

        At December 31, 2002, our net deferred tax liability was approximately $92.4 million. Deferred income taxes will become payable as temporary differences reverse (primarily due to the completion of land development projects) and net operating loss carryforwards are exhausted.

        Equity in Earnings of Unconsolidated Real Estate Ventures:    For segment reporting purposes and in this analysis, our share of the NOI of unconsolidated real estate ventures is included in the operating results of retail centers, office and other properties, community development and commercial development. Equity in earnings of the unconsolidated real estate ventures increased $0.7 million in 2002 and decreased $95.5 million in 2001. In 2002, the increase was primarily attributable to the Rodamco transaction. As a result of this transaction, we acquired interests in several properties and other investments that are accounted for as unconsolidated real estate ventures (Oakbrook Center, Water Tower Place, River Ridge, Kravco Investments, L.P. and Westin Hotel). The increase in equity in earnings from these properties and other investments was partially offset by the acquisition from Rodamco of the remaining interests in properties (Collin Creek, North Star, Perimeter Mall and Willowbrook) in which we previously had a noncontrolling interest and accounted for as unconsolidated real estate ventures. The 2002 change also reflects the effects of the opening of the Village of Merrick Park in September 2002, the disposition of a 50% interest in Perimeter Mall in October 2002, and the acquisition of the controlling financial interests in Ridgedale Center and Southland Center in November 2002. The decrease in 2001 was due primarily to the consolidation of the majority financial interest ventures and the effects of a disposition of a substantial portion of our interest in a retail center (North Star) in 2000.

        Net Gains (Losses) on Operating Properties:    Net gains (losses) on operating properties are summarized as follows (in millions):

	2002	2001	2000
Continuing operations:
Sales of interests in unconsolidated real estate ventures:
Community retail center	$4.3	$—	$—
Regional retail centers	42.6	—	37.1
Impairment losses on retail centers	(42.1)	(0.4)	(6.9)
Other, net	2.0	—	3.6

	6.8	(0.4)	33.8

Discontinued operations:
Community retail centers	30.5	—	—
Regional retail center	2.5	—	(0.7)

	33.0	—	(0.7)

Total	$39.8	$(0.4)	$33.1

        The net gains on operating properties in 2002 related primarily to gains recorded on the sale of our interests in retail centers. In April 2002, we sold our interests in 12 community retail centers for net proceeds of $111.1 million. We recorded a gain on this transaction of approximately $32.0 million, net of deferred income taxes of $18.4 million. Our interests in one of the community retail centers were reported in unconsolidated real estate ventures and the gain on the sale of our interests in this property ($4.3 million, net of deferred income taxes of $2.0 million) is included in continuing operations. The remaining gain on this transaction ($27.7 million, net of deferred income taxes of $16.4 million) is classified as a component of discontinued operations. In April 2002, we sold our interest in Franklin Park, a regional retail center in Toledo, Ohio, for $20.5 million and the buyer assumed our share of the center's debt ($44.7 million). Our interest in this property was reported in unconsolidated real estate ventures and, accordingly, the gain of $42.6 million that we recorded on this transaction is included in continuing operations. In December 2002, we sold our interest in Tampa Bay Center and our interest in a Summerlin community retail center for net proceeds of $22.8 million and $25.1 million, respectively. We recorded gains of $2.5 million and $2.8 million (net of deferred income taxes of $1.5 million), respectively, on these transactions and these gains are classified as a component of discontinued operations. These gains were partially offset by impairment losses on two retail centers ($42.1 million). In 2002, we changed our plans and intentions as to the manner in which these retail centers would be operated in the future and revised estimates of the most likely holding periods. As a result, we evaluated the recoverability of the carrying amounts of the centers, determined that the carrying amounts of the centers were not recoverable from future cash flows and recognized impairment losses. We are negotiating with the holder of a mortgage secured by one of these properties in an effort to settle the mortgage for less than its carrying amount.

        The net losses on operating properties in 2001 consisted primarily of an additional impairment provision we recorded on our investment in a retail center (Randhurst) that we and the other venturer intend to dispose ($0.4 million).

        The net gains on operating properties in 2000 related primarily to the transfer to a joint venture controlled by Rodamco (in which we maintained a minority interest) of our ownership interest in a retail center (North Star) ($37.1 million). This gain was partially offset by an impairment provision recorded by us on our investment in a retail center (Randhurst) that we and the other venturer intend to dispose ($6.9 million) and an impairment loss on Tampa Bay Center ($0.7 million). We deferred recognition of gains of approximately $25 million on the North Star transaction and approximately $15 million in connection with an unrelated transaction due to our continuing involvement with the ventures. During 2002, we reacquired all of the interests in North Star in connection with the Rodamco transaction and reclassified the deferred gain of $25 million as a reduction in the cost basis of the property.

        Discontinued Operations:    Discontinued operations includes the operating results of 11 community retail centers in Columbia, Maryland and Tampa Bay Center, net gains (losses) on their sales as discussed above and the effects of the sale of a newly constructed community retail center in Summerlin, Nevada. We constructed this property with the intention of selling it. For segment reporting purposes, our share of the NOI of the properties classified in discontinued operations is included in the operating results of retail centers and the gain on the sale of the community retail center in Summerlin (excluding related deferred income taxes) is included in commercial development, as discussed above.

The operating results of properties classified as discontinued operations are summarized as follows (in thousands):

	2002	2001	2000
Revenues	$5,401	$19,280	$8,959
Operating expenses, exclusive of provision for bad debts, depreciation and amortization	3,692	9,122	5,460
Interest expense	2,146	5,479	2,248
Provision for bad debts	65	307	490
Depreciation and amortization	1,589	3,876	1,408
Other provisions and losses	5,136	—	—
Net gains (losses) on operating properties	33,012	—	(694)
Deferred income tax benefit (provision)	1,237	(1,518)	—
Equity in earnings of unconsolidated real estate ventures	—	—	1,511

Discontinued operations	$27,022	$(1,022)	$170

        Net Earnings:    Net earnings were $139.9 million in 2002, $110.7 million in 2001 and $170.5 million in 2000. Net earnings for each year were affected by acquisition and disposition transactions and unusual and/or nonrecurring items discussed above in other provisions and losses (gains), net gains (losses) on operating properties and discontinued operations.

Financial condition, liquidity and capital resources

        We believe that our liquidity and capital resources are adequate for our near-term and longer-term requirements. We had cash and cash equivalents and investments in marketable securities totaling $73.7 million and $54.3 million at December 31, 2002 and 2001, respectively. Net cash provided by operating activities was $376.1 million, $301.8 million and $261.2 million in 2002, 2001 and 2000, respectively. The changes in net cash provided by operating activities were due primarily to the factors discussed above in the analysis of operating results, including the effects of the Rodamco transaction in 2002 and the majority financial interest ventures acquisition in 2001. The level of net cash provided by operating activities is also affected by the timing of receipt of rents and other revenues, including proceeds of land sales and the payment of operating and interest expenses and land development costs. The level of cash provided by operating distributions from unconsolidated real estate ventures is affected by the timing of receipt of their revenues (including land sales revenues), payment of operating and interest expenses and other sources and uses of cash.

        We rely primarily on fixed-rate, nonrecourse loans from private institutional lenders to finance our operating properties. We have also made use of the public equity and debt markets to meet our capital needs, principally to repay or refinance corporate and project-related debt and to provide funds for project development and acquisition costs and other corporate purposes. We have a credit facility with a group of lenders that provides for unsecured borrowings of up to $450 million. The facility is available to December 2003, subject to a one-year renewal option. We are continually evaluating sources of capital and believe that there are satisfactory sources available for all requirements. Selective dispositions of properties and interests in properties are expected to provide capital resources in 2003 and may also provide them in subsequent years.

        Most of our debt consists of mortgages collateralized by operating properties. Scheduled principal payments on property debt were $76.1 million, $58.7 million and $55.5 million in 2002, 2001 and 2000, respectively.

        Our contractual cash obligations and construction cost commitments are summarized as follows at December 31, 2002 (in millions):

	2003	2004	2005	2006	2007	After 2007
Debt:
Scheduled principal payments (through 2007)	$76	$79	$78	$59	$50	$—
Balloon payments and scheduled principal payments after 2007	472	471	435	342	490	1,889

Total debt	548	550	513	401	540	1,889
Capital lease obligations	4	3	1	1	1	10
Operating leases	6	6	6	6	6	256
Land purchase commitment	21	—	—	—	—	—
Construction commitments:
Properties in development	48	3	—	—	—	—
Land development	36	—	—	—	—	—

Total	$663	$562	$520	$408	$547	$2,155

        The balloon payments due in 2003 consist of $229 million of mortgages on two retail centers and three office buildings and $243 million of borrowings due under the credit facility. The balloon payments due in 2004 consist of $471 million of debt related primarily to five retail centers and one office building. We expect to repay the mortgages with proceeds from property refinancings, credit facility borrowings, proceeds from property dispositions or other available corporate funds. We also have an option to extend the credit facility to December 2004.

        We expect to spend more than $200 million (including the construction commitments set forth above) for new developments, expansions and improvements to existing properties in 2003. A substantial portion of these expenditures relates to new retail properties and retail center redevelopment/expansions, and it is expected that most of these costs will be financed by debt, including borrowings under existing property-specific construction loans and/or our credit facility. In addition, we are an investor in several unconsolidated joint ventures that are developing certain projects, with the other venturers funding a portion of development costs. We expect to invest approximately $21 million in these joint ventures in 2003.

        Expenditures for properties in development and improvements to existing properties were $226.5 million, $194.6 million and $218.0 million in 2002, 2001 and 2000, respectively. These expenditures related primarily to project development activity, primarily retail property redevelopment/expansions and development of new office and industrial properties in Las Vegas. A substantial portion of the costs of properties in development was financed with construction or similar loans and/or credit facility borrowings. In some cases, long-term fixed-rate debt financing is arranged before completion of construction. Improvements to existing properties consist primarily of costs of renovation and remerchandising programs and other tenant improvement costs.

        Expenditures for investments in other unconsolidated real estate ventures were approximately $35.7 million in 2002, $46.0 million in 2001 and $10.7 million in 2000 and consisted primarily of investments in unconsolidated ventures developing the Village of Merrick Park and the community of Fairwood.

        Expenditures for acquisitions of interests in properties were $889.8 million in 2002 and $22.2 million in 2000. The acquisitions in 2002 consisted primarily of the Rodamco transaction and the acquisition of the other partners' interests in Ridgedale Center and Southland Center. The acquisitions in 2000 consisted primarily of commercial sites adjacent to the Village of Merrick Park and department store sites at existing properties.

        In addition to our unrestricted cash and cash equivalents and investments in marketable securities, we have other sources of capital. Availability under our credit facility was $207 million at December 31, 2002. This credit facility can be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs. Also, we have an effective shelf registration statement for the sale of up to an aggregate of approximately $2.25 billion (based on the public offering price) of common stock, Preferred stock and debt securities. At December 31, 2002, we had issued approximately $1.22 billion of common stock and debt securities under the shelf registration statement. In January and February of 2002, we issued 16.675 million shares of common stock for net proceeds of $456.3 million ($27.40 per share less issuance costs) under the shelf registration statement. We used these proceeds to fund a portion of the purchase price of the acquisition of the assets of Rodamco. In September 2002, we issued $400 million of 7.20% Notes due in 2012 for net proceeds of $396.9 million under our effective shelf registration statement. We used $220.4 million of the proceeds to repay a portion of the bridge loan facility used to fund the acquisition of the assets of Rodamco. We used $116.2 million of the proceeds to repay $114.2 million of other debt (with prepayment penalties of $2.0 million) that was due in January 2003. We used the remaining proceeds and other funds to repay $61 million of property debt due in 2003. We had approximately $1.03 billion of availability under the shelf registration statement at December 31, 2002.

        Proceeds from dispositions of interests in operating properties were $252.0 million in 2002, $4.6 million in 2001 and $221.9 million in 2000. Proceeds from these transactions in 2002 related to the sales of our interests in 12 community retail centers in Columbia, Maryland, Franklin Park and Tampa Bay Center and distributions from a venture to which we contributed the ownership interest in Perimeter Mall in October 2002. We also received a 50% interest in the venture. Proceeds from these transactions in 2001 related primarily to the sale of an office building. Proceeds from these transactions in 2000 consisted primarily of cash distributions from ventures to which we contributed ownership interests in a retail center (North Star), industrial buildings in two business parks (Hughes Airport Center and Hughes Cheyenne Center) and a property under development (Village of Merrick Park). We also received minority interests in the ventures.

        At December 31, 2002, we were not holding any income-producing properties for sale, but we may sell interests in properties as opportunities arise. We also consider certain investment and other land assets as significant sources of liquidity.

        Net proceeds from the issuance of other debt were $303.0 million in 2002 and $38.9 million in 2000. Net repayments of other debt were $9.9 million in 2001. The net proceeds in 2002 consisted primarily of the issuance of $400 million of 7.20% Notes due in 2012 under our shelf registration statement, partially offset by the repayment of other corporate debt that was due in January 2003.

        Net repayments of property debt, excluding scheduled principal repayments, were $14.3 million in 2002 and $30.8 million in 2000. The net repayments in 2002 and 2000 consisted primarily of repayments associated with the sales of the properties securing the debt, partially offset by borrowings on construction loans on retail properties in development. In 2002, we also repaid $61 million of property debt due in 2003 primarily using proceeds from the issuance of 7.20% Notes due in 2012. In 2000, we also had repayments associated with the substantial modification of terms of certain loans. Excluding scheduled principal payments, net proceeds of property debt were $25.0 million in 2001 and consisted primarily of proceeds from the issuance of Special Improvement District bonds used to fund community development costs in Summerlin. We also received distributions of financing proceeds from unconsolidated real estate ventures of $44.9 million in 2002 and $109.3 million in 2001.

        In 1999, our Board of Directors authorized the repurchase, subject to certain pricing restrictions, of up to $250 million of common stock. As of December 31, 2002, we had repurchased approximately 4.4 million shares under this program for approximately $101 million, including purchases of approximately 2.8 million shares for approximately $66 million in 2000. We did not repurchase shares under this program in 2002 or 2001. The average per share repurchase price was $23.57 in 2000. Other shares of common stock purchased in 2002, 2001 and 2000 were subsequently issued pursuant to the Contingent Stock Agreement.

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

Unconsolidated ventures

        We have interests in unconsolidated real estate ventures that own and/or develop properties. We use these ventures to limit our risk associated with individual properties and to reduce capital requirements. We may also contribute our interests in properties to unconsolidated ventures for cash distributions and interests in the ventures to provide liquidity as an alternative to outright property sales. These ventures are accounted for using the equity or cost methods as appropriate. Summarized financial statements for these ventures accounted for using the equity method and information about our investments in them is included in note 2 to the consolidated financial statements. In general, these ventures own retail centers managed by us for a fee and are controlled jointly by our venture partners and us.

        At December 31, 2002, we had other commitments and contingencies related to unconsolidated ventures. These commitments and contingencies are detailed as follows (in millions):

Guarantee of debt:
Village of Merrick Park	$175.2
Hughes Airport-Cheyenne Centers	28.8
Construction contracts for properties in development	15.4
Long-term ground lease obligations	58.6

$278.0

        We have guaranteed the repayment of the construction loan of the venture that developed the Village of Merrick Park. The maximum amount that may be borrowed under the loan is $200 million. The amount of the guarantee may be reduced to a minimum of 20% upon the achievement of certain lender requirements. Our partners in the venture have provided guarantees to us for their share (60%) of the construction loan. The construction loan is due in October 2003. The venture plans to repay the loan with proceeds from a new mortgage secured by the Village of Merrick Park. We and our venture partners may provide similar guarantees related to this new mortgage loan.

Market risk information

        The market risk associated with financial instruments and derivative financial and commodity instruments is the risk of loss from adverse changes in market prices or rates. Our market risk arises primarily from interest rate risk relating to variable-rate borrowings used to maintain liquidity (e.g., credit facility advances) or finance project development costs (e.g., construction loan advances). Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. In order to achieve this objective, we rely primarily on long-term, fixed-rate nonrecourse loans from institutional lenders to finance our operating properties. We also use interest rate exchange agreements, including interest rate swaps and caps, to mitigate our interest rate risk on variable-rate debt. The fair value of these and other derivative financial instruments was a liability of approximately

$8.0 million at December 31, 2002. We do not enter into interest rate exchange agreements for speculative purposes.

        Our interest rate risk is monitored closely by management. The table below presents the annual maturities, weighted-average interest rates on outstanding debt at the end of each year (based on a LIBOR rate of 1.4%) and fair values required to evaluate our expected cash flows under debt agreements and our sensitivity to interest rate changes at December 31, 2002. Information relating to debt maturities is based on expected maturity dates and is summarized as follows (in millions):

	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
Fixed-rate debt	$138	$288	$241	$387	$279	$1,884	$3,217	$3,409
Average interest rate	7.5%	7.5%	7.4%	7.3%	7.3%	7.3%	7.3%
Variable-rate LIBOR debt	$410	$262	$272	$14	$261	$5	$1,224	$1,224
Average interest rate	3.0%	3.0%	2.6%	2.6%	3.3%	3.3%	3.3%

        At December 31, 2002, approximately $322 million of our variable-rate LIBOR debt relates to borrowings under construction loans that we expect to repay with proceeds of long-term, fixed-rate debt in 2003 and 2004 when we expect to complete construction of the related projects.

        We have approximately $1.2 billion of variable interest rate debt ("variable-rate debt") at December 31, 2002. The interest rate on a portion of this variable-rate debt is based on LIBOR plus a margin (typically between 1% and 2%). At December 31, 2002, the LIBOR rate was 1.4%. We had interest rate swap agreements and forward-starting swap agreements in place at December 31, 2002 and we entered into similar agreements in January 2003. These swap agreements and forward-starting swap agreements effectively fix the LIBOR rate on a portion of our variable-rate debt and are summarized as follows:

Notional Amount	Fixed LIBOR Rate	Term
$34.4 million	3.53%	December 2001 – December 2003
200.0 million	4.24	January 2003 – December 2003
26.3 million	4.67	January 2002 – December 2006
55.0 million	1.52	February 2003 – December 2003
432.0 million	1.37	February 2003 – June 2003
150.0 million	1.39	February 2003 – August 2003
40.0 million	1.78	February 2003 – June 2004
432.0 million	1.63	July 2003 – December 2003
150.0 million	1.84	September 2003 – March 2004
161.5 million	2.35	January 2004 – July 2004
135.0 million	2.20	January 2004 – May 2004
135.0 million	2.85	June 2004 – October 2004
161.5 million	3.16	July 2004 – January 2005

2003 developments

        In February 2003, our Board of Directors approved modifications to curtail our defined benefit pension plans so that covered employees will not earn additional benefits for future services. In a related action, our Board also approved a new defined contribution plan under which we intend to make discretionary contributions to covered employees' retirement accounts. We expect additional settlements in 2003 related to the early retirement program offered in 2002 and a change in the senior management organizational structure. Accordingly, during 2003, we expect to recognize curtailment and settlement losses associated with the defined benefit pension plans that could range from $15 million to $20 million.

        On March 7, 2003, we entered into an agreement to sell six retail centers in the Philadelphia metropolitan area. We also agreed to purchase a retail center in Delaware from an affiliate of the purchaser. These transactions are expected to close in the second quarter of 2003. We expect to use the proceeds from the sales towards the purchase of the retail center in Delaware and to repay property debt and borrowings under our revolving credit facility. We expect to recognize gains in excess of $100 million on the sales of these centers.

Critical accounting policies

        Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management's most difficult, complex or subjective judgments. Our critical accounting policies are those applicable to the evaluation of impairment of long-lived assets, the evaluation of the collectibility of accounts and notes receivable and profit recognition on land sales.

        Impairment of long-lived assets:    If events or changes in circumstances indicate that the carrying values of operating properties, properties in development or land held for development and sale may be impaired, a recovery analysis is performed based on the estimated undiscounted future cash flows to be generated from the property. If the analysis indicates that the carrying value of the tested property is not recoverable from estimated future cash flows, the property is written down to estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates. The estimated cash flows used for the impairment analyses and to determine estimated fair values are based on our plans for the tested asset and our views of market and economic conditions. The estimates consider matters such as current and historical rental rates, occupancies for the tested property and comparable properties and recent sales data for comparable properties. Changes in estimated future cash flows due to changes in our plans or views of market and economic conditions could result in recognition of impairment losses which, under the applicable accounting guidance, could be substantial.

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

        Collectibility of accounts and notes receivable:    The allowance for doubtful accounts and notes receivable is established based on quarterly analysis of the risk of loss on specific accounts. The analysis places particular emphasis on past-due accounts and considers information such as the nature and age of the receivables, the payment history of the tenants or other debtors, the financial condition of the tenants and management's assessment of their ability to meet their lease obligations, the basis for any disputes and the status of related negotiations, among other things. Our estimate of the required allowance is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on tenants.

        Profit recognition on land sales:    Cost of land sales is determined as a specified percentage of land sales revenues recognized for each development project. The cost ratios are based on actual costs incurred and estimates of development costs and sales revenues to completion of each project and are reviewed regularly and revised periodically for changes in estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project.

New accounting standards not yet adopted

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and clarifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Management does not expect that the adoption of this statement will have a material effect on our results of operations or financial condition.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." For 2002, the Interpretation requires certain disclosures which we have included in note 17 to the consolidated financial statements. Beginning in 2003, the Interpretation requires recognition of liabilities at their fair value for certain newly issued guarantees. We do not anticipate that adoption of Interpretation No. 45 will have a material effect on our financial statements.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation and requires disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. We have adopted the disclosure provisions of SFAS No. 148. We have not determined whether we will change to the fair value-based method of accounting for stock-based compensation and, if so, which of the alternative methods of transition we will adopt.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation addresses the consolidation of variable interest entities ("VIEs") in which the equity investors lack one or more of the essential characteristics of a controlling financial interest or where the equity investment at risk is not sufficient for the entity to finance its activities without subordinated financial support from other parties. The Interpretation applies to VIEs created after January 31, 2003 and to VIEs in which we acquire an interest after that date. Effective July 1, 2003, it also applies to VIEs in which we acquired an interest before February 1, 2003. We may apply the Interpretation prospectively, with a cumulative effect adjustment as of July 1, 2003, or by restating previously issued financial statements with a cumulative effect adjustment as of the beginning of the first year restated. We are in the process of evaluating the effects of applying Interpretation No. 46 in 2003. Based on our preliminary analysis, we believe that we may be required to consolidate certain of our unconsolidated real estate ventures that we have accounted for using the equity method; however, we do not expect that this will involve any cumulative effect adjustment.

Impact of inflation

        The major portion of our operating properties, our retail centers, are substantially protected from declines in the purchasing power of the dollar. Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base. In many cases, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue. A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse us for certain operating expenses; consequently, increases in these costs do not have a significant impact on our operating results. We have a significant amount of fixed-rate debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

Information relating to forward-looking statements

        This Annual Report to Shareholders includes forward-looking statements which reflect our current views with respect to future events and financial performance. Such forward-looking statements include, among others, statements regarding demand for retail space, expectations as to operating results from our retail centers, our office and other properties, and our community development activities, expectations relating to the opening of the second phase of our Fashion Show redevelopment project, expectations regarding income taxes in future years and our beliefs as to our liquidity and capital resources and as to our expenditures for new developments, expansions and improvements.

        Forward-looking statements are subject to certain risks and uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated. The words "will," "plan," "believe", "expect", "anticipate," "target" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following are among the factors that could cause actual results to differ materially from historical results or those anticipated: (1) changes in the economic climate; (2) dependence on rental income from real property; (3) lack of geographical diversification; (4) possible environmental liabilities; (5) real estate development and investment risks; (6) effect of uninsured loss; (7) cost and adequacy of insurance; (8) liquidity of real estate investments; (9) competition; (10) real estate investment trust risks; (11) changes in tax laws or regulations; and (12) risks associated with the acquisition of assets from Rodamco. Further, domestic or international incidents could affect general economic conditions and our business. For a more detailed discussion of these and other factors, see Exhibit 99.2 of our Form 10-K for the fiscal year ended December 31, 2002.

The Rouse Company and Subsidiaries
FIVE YEAR SUMMARY OF NET OPERATING INCOME AND
NET EARNINGS
Years ended December 31, (in thousands)

	2002	2001	2000	1999	1998
Revenues:
Retail centers:
Minimum and percentage rents	$454,277	$367,756	$369,253	$363,233	$336,531
Other rents and other revenues	321,236	269,455	262,450	264,103	250,567

	775,513	637,211	631,703	627,336	587,098

Office and other properties:
Minimum and percentage rents	156,407	157,831	167,033	159,158	115,836
Other rents and other revenues	48,784	45,885	49,198	46,264	46,702

	205,191	203,716	216,231	205,422	162,538

Community development	240,992	218,322	215,459	197,159	198,786

	1,221,696	1,059,249	1,063,393	1,029,917	948,422

Operating expenses, exclusive of depreciation and amortization:
Retail centers	305,869	261,561	263,593	262,160	259,861
Office and other properties	80,214	75,772	77,587	74,703	64,259
Community development	155,771	143,336	148,679	146,097	150,749
Commercial development	12,986	6,872	7,701	3,707	7,383
Corporate	16,368	13,171	9,365	9,051	14,759

	571,208	500,712	506,925	495,718	497,011

Net operating income by segment:
Retail centers	469,644	375,650	368,110	365,176	327,237
Office and other properties	124,977	127,944	138,644	130,719	98,279
Community development	85,221	74,986	66,780	51,062	48,037
Commercial development	(12,986)	(6,872)	(7,701)	(3,707)	(7,383)
Corporate	(16,368)	(13,171)	(9,365)	(9,051)	(14,759)

Net Operating Income (note 1)	$650,488	$558,537	$556,468	$534,199	$451,411

Reconciliation to net earnings:
Net operating income (note 1)	$650,488	$558,537	$556,468	$534,199	$451,411
Ground rent, interest and other financing expenses (note 2)	(293,233)	(274,786)	(295,745)	(291,464)	(244,741)
Depreciation and amortization	(161,333)	(129,666)	(95,121)	(100,067)	(83,466)
Deferred income taxes applicable to operations	(28,479)	(23,884)	—	—	—
Certain current income taxes	—	(383)	—	—	—
Net gains (losses) on operating properties	6,823	(432)	33,844	63,092	(6,109)
Our share of depreciation and amortization, gains (losses) on operating properties, gains (losses) on early extinguishment of debt and deferred income taxes of unconsolidated real estate ventures and discontinued operations, net	3,426	(17,453)	(31,161)	(55.465)	(13,034)
Other (provisions and losses) gains, net	(37,841)	(816)	2,200	(14,998)	5,470
Cumulative effect at January 1, 2001 of change in accounting for derivative instruments and hedging activities	—	(411)	—	—	—
Cumulative effect at January 1, 1998 of change in accounting for participating mortgages	—	—	—	—	(4,629)

Net earnings	$139,851	$110,706	$170,485	$135,297	$104,902

Notes:

(1)
Operating and Net Operating Income ("NOI") data included in this five-year summary are presented by segment. Consistent with the requirements of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," segment data are reported using the performance measure and accounting policies used for internal reporting to management. The performance measure is Net Operating Income. We define NOI as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding cumulative effects of changes in accounting principles, net gains (losses) on early extinguishment of debt, net gains (losses) on operating properties not developed for sale net of income taxes, other provisions and losses, real estate depreciation and amortization, deferred and certain current income taxes and interest and other financing expenses. Other financing expenses are defined in note 2. The accounting policies of the segments are the same as those of the Company, except that the majority financial interest ventures were accounted for on a consolidated basis rather than using the equity method; real estate ventures in which we have joint interest and control and certain other minority interest ventures are accounted for using the proportionate share method rather than the equity method and our share of NOI less interest expense of other unconsolidated minority interest ventures is included in revenues. These differences affect the reported revenues and operating and interest expenses of the segments and have no effect on our reported net earnings or NOI.

(2)
Interest and other financing expenses include distributions on Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock, ground rent expense and certain preference returns to partners, net of interest income earned on corporate investments, and are determined using the segment accounting policies discussed in note 1.

(3)
NOI is not a measure of operating results or cash flows from operating activities as defined by accounting principles generally accepted in the United States of America. Additionally, NOI is not indicative of cash available to fund cash needs, including the payment of dividends, and should not be considered as an alternative to cash flows as a measure of liquidity.

Exhibit 13

PROJECTS OF THE ROUSE COMPANY

			Retail Square Footage
Consolidated Retail Centers (Note 1)	Date of Opening or Acquisition	Department Stores/Anchor Tenants
			Total Center	Mall Only
Augusta Mall, Augusta, GA	8/78	Rich's; JCPenney; Sears; Dillard's	1,074,000	323,000
The Shops at Arizona Center, Phoenix, AZ	11/90	AMC Arizona Center 24	189,000	189,000
Bayside Marketplace, Miami, FL	4/87	—	227,000	227,000
Beachwood Place, Cleveland, OH	8/78	Saks Fifth Avenue; Dillard's; Nordstrom	930,000	350,000
Cherry Hill Mall, Cherry Hill, NJ (Note 3)	10/61	Strawbridge's; Macy's; JCPenney	1,283,000	534,000
Collin Creek, Plano, TX	9/95	Dillard's; Foley's; JCPenney; Sears; Mervyn's	1,121,000	331,000
The Mall in Columbia, Columbia, MD	8/71	Nordstrom; Hecht's; JCPenney; Sears; Lord & Taylor; L.L.Bean	1,335,000	510,000
Echelon Mall, Voorhees, NJ (Note 3)	9/70	Strawbridge's; Boscov's	1,141,000	429,000
Exton Square, Exton, PA (Note 3)	3/73	Strawbridge's; Boscov's; Sears; JCPenney	994,000	369,000
Faneuil Hall Marketplace, Boston, MA	8/76	—	208,000	208,000
Fashion Place, Salt Lake City, UT	10/98	Dillard's; Nordstrom; Sears	905,000	291,000
Fashion Show, Las Vegas, NV	6/96	Neiman Marcus; Saks Fifth Avenue; Macy's; Dillard's; Robinsons-May; Nordstrom; Bloomingdale's Home	1,587,000	372,000
The Gallery at Harborplace, Baltimore, MD	9/87	—	145,000	145,000
The Gallery at Market East, Philadelphia, PA (Note 3)	8/77	Strawbridge's; Kmart	1,009,000	193,000
Governor's Square, Tallahassee, FL	8/79	Burdines; Dillard's; Sears; JCPenney	1,043,000	339,000
Harborplace, Baltimore, MD	7/80	—	138,000	138,000
Hulen Mall, Ft. Worth, TX	8/77	Foley's; Dillard's; Sears	938,000	327,000
The Jacksonville Landing, Jacksonville, FL	6/87	—	125,000	125,000
Lakeside Mall, Sterling Heights, MI	5/02	Marshall Fields Men & Home; Marshall Field's Women; Lord & Taylor; Sears; JCPenney	1,477,000	516,000
Mall St. Matthews, Louisville, KY	3/62	Dillard's (two stores); JCPenney; Lord & Taylor	1,110,000	361,000
Mondawmin Mall/Metro Plaza, Baltimore, MD	1/78; 12/82	—	434,000	434,000
Moorestown Mall, Moorestown, NJ (Note 3)	12/97	Strawbridge's; Boscov's; Sears; Lord & Taylor	1,030,000	339,000
North Star Mall, San Antonio, TX	5/02	Saks Fifth Avenue; Macy's; Foley's; Dillard's; Mervyn's	1,251,000	435,000
Oakwood Center, Gretna, LA	10/82	Sears; Dillard's; JCPenney; Mervyn's; Marshalls	960,000	359,000
Oviedo Marketplace, Orlando, FL	3/98	Dillard's; Burdines; Sears; Regal Cinemas 22	965,000	335,000
Owings Mills, Baltimore, MD	7/86	Macy's; Hecht's; JCPenney; AMC Owings Mills 17	1,223,000	410,000
Paramus Park, Paramus, NJ	3/74	Macy's; Sears; Fortunoff	784,000	317,000
Pioneer Place, Portland, OR	3/90	Saks Fifth Avenue	374,000	314,000
Plymouth Meeting, Plymouth Meeting, PA (Note 3)	2/66	Strawbridge's; Boscov's; AMC Plymouth Meeting 12	802,000	377,000
Ridgedale Center, Minneapolis, MN	1/89	Marshall Field's Men & Home; Marshall Field's Women; JCPenney; Sears	1,036,000	343,000
Riverwalk, New Orleans, LA	8/86	—	197,000	197,000
South Street Seaport, New York, NY	7/83	—	260,000	260,000
Southland Center, Taylor, MI	1/89	Marshall Field's; Mervyn's; JCPenney	889,000	306,000
The Streets at South Point, Durham, NC	5/02	Nordstrom; Hecht's; Belk; Sears; JCPenney	1,320,000	590,000
Village of Cross Keys, Baltimore, MD	9/65	—	81,000	81,000
Westdale Mall, Cedar Rapids, IA	10/98	JCPenney; Von Maur; Younkers	910,000	381,000
Westlake Center, Seattle, WA	10/88	—	111,000	111,000
White Marsh, Baltimore, MD	8/81	Macy's; JCPenney; Hecht's; Sears; Lord & Taylor	1,161,000	372,000
Willowbrook, Wayne, NJ	9/69	Bloomingdale's; Lord & Taylor; Macy's; Sears	1,528,000	500,000
Woodbridge Center, Woodbridge, NJ	3/71	Lord & Taylor; Sears; Macy's; JCPenney; Fortunoff	1,540,000	554,000

		Total Consolidated Centers in Operation	33,835,000	13,292,000

			Retail Square Footage
Proportionate Share Retail Centers (Note 2)	Date of Opening or Acquisition	Department Stores/Anchor Tenants
			Total Center	Mall Only
Bridgewater Commons, Bridgewater, NJ	12/98	Bloomingdale's; Lord & Taylor; Macy's	887,000	384,000
Highland Mall, Austin, TX	8/71	Dillard's (two stores); Foley's; JCPenney	1,085,000	367,000
Oakbrook Center, Oak Brook, IL	5/02	Nieman Marcus; Nordstrom; Marshall Field's; Lord & Taylor; Sears	2,027,000	842,000
Park Meadows, Littleton, CO	7/98	Dillard's; Foley's; Lord & Taylor; Nordstrom; JCPenney; Galyan's	1,571,000	610,000
Perimeter Mall, Atlanta, GA	8/71	Rich's; Macy's; Nordstrom	1,281,000	502,000
Towson Town Center, Baltimore, MD	10/98	Hecht's; Nordstrom	968,000	538,000
Village Centers in Summerlin, NV (3)	—	—	383,000	383,000
Village of Merrick Park, Coral Gables, FL	9/02	Nieman Marcus; Nordstrom	712,000	385,000
Water Tower Place, Chicago, IL	5/02	Marshall Field's; Lord & Taylor	737,000	300,000

		Total Proportionate Share Centers in Operation	9,651,000	4,311,000

Other
Staten Island Mall, Staten Island, NY	11/80	Sears; Macy's; JCPenney	1,229,000	622,000

		Total Retail Centers in Operation	44,715,000	18,225,000

Office and Other Properties in Operation Consolidated Office and Other Properties (Note 1)	Location	Square Feet
Arizona Center	Phoenix, AZ
Garden Office Pavilion		104,000
One Arizona Center Office Tower		327,000
Two Arizona Center Office Tower		453,000
The Gallery at Harborplace	Baltimore, MD
Office Tower		265,000
Renaissance Hotel		622 rooms
Pioneer Place	Portland, OR
Office Tower		286,000
Village of Cross Keys	Baltimore, MD
Village Square Offices		69,000
Quadrangle Offices		110,000
Westlake Center	Seattle, WA
Office Tower		342,000
Columbia Office (12 buildings)	Columbia, MD	1,137,000
Columbia Industrial (6 buildings)	Columbia, MD	307,000
Hughes Center (16 buildings)	Las Vegas, NV	1,175,000
Summerlin Commercial (26 buildings)	Summerlin, NV	1,000,000
Owings Mills Town Center (4 buildings)	Baltimore, MD	729,000
Inglewood Business Center (7 buildings)	Prince George's County, MD	538,000
Hunt Valley Business Center (20 buildings)	Baltimore, MD	1,483,000
Rutherford Business Center (20 buildings)	Baltimore, MD	783,000
Other Office Projects (5 buildings)	Various	305,000

	Total Consolidated Office and Other Properties	9,413,000

Proportionate Share Office and Other Properties (Note 2)	Location	Square Feet
Oakbrook Center Office	Oakbrook, IL	240,000
Water Tower Place Office	Chicago, IL	93,000

	Total Proportionate Share Office and Other Properties	333,000

	Total Office and Other Properties in Operation	9,746,000

Note 1—Includes projects wholly owned by subsidiaries of the Company and projects in which the Company has a majority interest and control.
Note 2—Includes projects owned by joint ventures or partnerships in which the Company's interest is at least 30%.
Note 3—In March 2003, the Company entered into an agreement to sell our interests in these properties.

		Project Square Footage
Projects Under Construction or in Development	Department Stores/Anchor Tenants	Total	Tenant Space
Bridgewater Commons Expansion, Bridgewater, NJ	Bloomingdale's Home	250,000	100,000
Fashion Show, Las Vegas, NV (Phase II)	Las Vegas Boulevard Promenade; Lord & Taylor	255,000	115,000
Kendall Town Center, Miami, FL	Dillard's; Sears	1,200,000	350,000
The Mall in Columbia, Columbia, MD	AMC Theatres	65,000	65,000
Perimeter Mall, Atlanta, GA	Dillard's	200,000	—
The Shops at La Cantera, San Antonio, TX	Neiman Marcus; Nordstrom; Dillard's; Foley's	1,300,000	380,000
Staten Island Mall, Staten Island, NY	Macy's Home Store	50,000	50,000
Summerlin Centre, Summerlin, NV (Phase I)	Robinsons-May; Lord & Taylor; Dillard's; Macy's	1,050,000	350,000
Village of Merrick Park, Coral Gales, FL (Phase II)	Retail	55,000	55,000
Village of Merrick Park, Coral Gables, FL	Office	110,000	110,000
Woodbridge Center, Woodbridge, NJ	Galyan's	100,000	100,000
Corporate Pointe, Summerlin, NV	Office/Industrial	115,000	115,000
The Crossing Business Center, Summerlin, NV	Office/Industrial	55,000	55,000

	Total Projects Under Construction or in Development	4,805,000	1,845,000

QuickLinks

  Exhibit 13
Annual report to security holders
The Rouse Company and Subsidiaries MANAGEMENT'S STATEMENT ON RESPONSIBILITIES FOR ACCOUNTING, AUDITING AND FINANCIAL REPORTING
The Rouse Company and Subsidiaries CONSOLIDATED BALANCE SHEETS December 31, 2002 and 2001 (in thousands, except common share data)
The Rouse Company and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME Years ended December 31, 2002, 2001 and 2000 (in thousands, except per share data)
The Rouse Company and Subsidiaries CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY Years ended December 31, 2002, 2001 and 2000 (in thousands, except per share data)
The Rouse Company and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2002, 2001 and 2000 (in thousands)
The Rouse Company and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2002, 2001 and 2000 (in thousands)
The Rouse Company and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2002, 2001 and 2000
The Rouse Company and Subsidiaries MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Business Segment Information
Other Operating Information
The Rouse Company and Subsidiaries FIVE YEAR SUMMARY OF NET OPERATING INCOME AND NET EARNINGS Years ended December 31, (in thousands)
  Exhibit 13
PROJECTS OF THE ROUSE COMPANY